Exhibit 10.4

Weil, Gotshal & Manges (London) LLP 110 Fetter Lane London EC4A 1AY +44 20 7903 1000 main tel +44 20 7903 0990 main fax weil.com

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED

EXECUTION VERSION

5 February 2026

AMENDMENT AND RESTATEMENT AGREEMENT

related to a senior facilities agreement originally dated 25 October 2018 between

INNIO HOLDING GMBH

as the Company

WILMINGTON TRUST (LONDON) LIMITED

as Agent

WILMINGTON TRUST (LONDON) LIMITED

as Security Agent

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	4
2	AMENDMENT AND RESTATEMENT OF THE SENIOR FACILITIES AGREEMENT	6
3	NOTICE OF PREPAYMENT OF TERM FACILITIES	8
4	GUARANTEE AND SECURITY CONFIRMATION	8
5	MISCELLANEOUS	9
SCHEDULE 1 THE EFFECTIVE DATE OBLIGORS		10
SCHEDULE 2 CONDITIONS PRECEDENT TO THE EXTENSION EFFECTIVE DATE		11
SCHEDULE 3 FORM OF AMENDED AND RESTATED SENIOR FACILITIES AGREEMENT		13

THIS AGREEMENT is made on 5 February 2026 between the following parties

(1)

INNIO HOLDING GMBH, a private limited company (Gesellschaft mit beschränkter Haftung) with corporate seat at Nymphenburger Straße 5 c/o INNIO Jenbacher Deutschland GmbH, 80335 Munich, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Germany, under HRB 305810 for itself and as Obligors’ Agent under the Senior Facilities Agreement (as defined below) (the “Company”);

(2)	WILMINGTON TRUST (LONDON) LIMITED as agent acting for itself and on behalf of the other Finance Parties under the Senior Facilities Agreement (as defined below) (the “Agent”); and

(3)	WILMINGTON TRUST (LONDON) LIMITED as security agent for itself and on behalf of the other Secured Parties under the Senior Facilities Agreement (as defined below) (the “Security Agent”).

RECITALS:

(A)	Reference is made to:

(i)

the senior facilities agreement originally dated 25 October 2018 (as amended, supplemented and/or amended and restated from time to time) between, among others, INNIO Group Holding GmbH as Original Borrower, Wilmington Trust (London) Limited as Agent and as Security Agent and the financial institutions listed therein as Original Lenders (the “Senior Facilities Agreement”);

(ii)	the additional facility notice dated 10 October 2025 pursuant to which the Company established Facility B2 (USD) (the “Existing Additional Facility Notice”);

(iii)	a posting note from the Company and the A&E Coordinators (as defined therein) copying the Agent in respect of the Term Facilities Extension (as defined therein) (the “Posting Note”);

(iv)

the marketing term sheet summarising the proposed terms of the Extended Term Facilities and the Senior Facilities Agreement following the Extension Effective Date (as defined therein), in the form appended to the Posting Note and as amended or deemed to be amended to reflect any amendments agreed pursuant to the lender solicitation process in respect of the Term Facilities Extension (the “Marketing Term Sheet”);

(v)	the form of Additional Facility Notices appended to the Posting Note in respect of the Extended Term Facilities (the “Agreed Form Additional Facility Notices”); and

(vi)	an extension notice response form appended to the Posting Note (the “Extension Response”),

together, the “A&E Documents”.

(B)

Pursuant to the A&E Documents, the Consenting Lenders (which comprise the Super Majority Lenders, among others) have consented to the amendment and restatement and other transactions contemplated by this Agreement and the A&E Documents (together the “Extension Amendments”), and the Agent and the Security Agent are authorised to enter into this Agreement pursuant to clauses 43.1 (Required consents), 43.3 (Super Majority Lender Matters) and 43.4 (Other exceptions) of the Senior Facilities Agreement.

(C)

In accordance with clause 2.6 (Obligors’ Agent) of the Senior Facilities Agreement, the Company is authorised to enter into this Agreement for itself and as Obligors’ Agent for and on behalf of each other Obligor and Topco, and the terms of this Agreement shall be binding on all Obligors and Topco upon its countersignature of this Agreement.

IT IS AGREED as follows

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Allocation Schedule” means the schedule of consents, allocations and commitments agreed in writing by the Company and the A&E Coordinators and as notified to the Agent on or prior to the Extension Effective Date.

“Amended Senior Facilities Agreement” means the Senior Facilities Agreement, as amended and restated on the Extension Effective Date in accordance with this Agreement.

“Consenting EUR Lenders” means each Lender with a Commitment in respect of Facility B (EUR) that has, pursuant to the A&E Documents, consented to the Extension Amendments.

“Consenting Lenders” means the Consenting EUR Lenders and the Consenting USD Lenders.

“Consenting Facility B (USD) Lenders” means each Lender with a Commitment in respect of Facility B (USD) that has, pursuant to the A&E Documents, consented to the Extension Amendments.

“Consenting Facility B2 (USD) Lenders” means each Lender with a Commitment in respect of Facility B2 (USD) that has, pursuant to the A&E Documents, consented to the Extension Amendments.

“Consenting USD Lenders” means the Consenting Facility B (USD) Lenders and the Consenting Facility B2 (USD) Lenders.

“Extended Facility B (EUR)” means the term loan facility made available as an Additional Facility under the Senior Facilities Agreement as described in paragraph (a) of Clause 2.1 (Step 1a on the Extension Effective Date – establishment of Extended Facility B (EUR)).

“Extended Facility B (EUR) Additional Facility Notice” means the Additional Facility Notice dated on or around the date of this Agreement between, among others, the Company and the Agent in respect of the establishment of the Extended Facility B (EUR).

“Extended Facility B (EUR) New Money Commitment” means the aggregate principal amount of Extended Facility B (EUR) Commitments as specified in the Allocation Schedule (or substantially equivalent term) which are in excess of the aggregate principal amount of Extended Facility B (EUR) Rollover Commitments as specified in the Allocation Schedule (or substantially equivalent term).

“Extended Facility B (EUR) Rollover Commitment” means, in relation to a Consenting EUR Lender, the aggregate amount of its Facility B (EUR) Commitments which have been agreed with the Company and the A&E Coordinators to be rolled over into Commitments in respect of the Extended Facility B (EUR), as specified in the Allocation Schedule as that Lender’s “Extended Facility B (EUR) Rollover Commitment” (or substantially equivalent term).

“Extended Facility B (EUR) Upsize Commitment” means, in relation to a Consenting EUR Lender, the aggregate amount of its commitments under the Extended Facility B (EUR) which are in excess of the aggregate principal amount of its Extended Facility B (EUR) Rollover Commitment, as specified in the Allocation Schedule as that Lender’s “Extended Facility B (EUR) Upsize Commitment” (or substantially equivalent term).

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“Extended Facility B (EUR) Utilisation Request” means the Utilisation Request from the Company in respect of the drawdown of the Extended Facility B (EUR).

“Extended Facility B (USD)” means the term loan facility made available as an Additional Facility under the Senior Facilities Agreement as described in paragraph (a) of Clause 2.3 (Step 2a on the Extension Effective Date – establishment of Extended Facility B (USD)).

“Extended Facility B (USD) Additional Facility Notice” means the Additional Facility Notice dated on or around the date of this Agreement between, among others, the Company and the Agent in respect of the establishment of the Extended Facility B (USD).

“Extended Facility B (USD) New Money Commitment” means the aggregate principal amount of Extended Facility B (USD) Commitments as specified in the Allocation Schedule (or substantially equivalent term) which are in excess of the aggregate principal amount of Extended Facility B (USD) Rollover Commitments as specified in the Allocation Schedule (or substantially equivalent term).

“Extended Facility B (USD) Rollover Commitment” means, in relation to a Consenting USD Lender, the aggregate amount of its Facility B (USD) Commitments and/or its Facility B2 (USD) Commitments which have been agreed with the Company and the A&E Coordinators to be rolled over into Commitments in respect of the Extended Facility B (USD), as specified in the Allocation Schedule as that Lender’s “Extended Facility B (USD) Rollover Commitment” (or substantially equivalent term).

“Extended Facility B (USD) Upsize Commitment” means, in relation to a Consenting USD Lender, the aggregate amount of its commitments under the Extended Facility B (USD) which are in excess of the aggregate principal amount of its Extended Facility B (USD) Rollover Commitments, as specified in the Allocation Schedule as that Lender’s “Extended Facility B (USD) Upsize Commitment” (or substantially equivalent term).

“Extended Facility B (USD) Utilisation Request” means the Utilisation Request from the Company in respect of the drawdown of the Extended Facility B (USD).

“Extension Effective Date” means the first date by which:

(a)

the Agent has notified the Company in writing that it has received all the documents and evidence listed in Schedule 2 (Conditions Precedent to the Extension Effective Date) and (unless specified therein to be in another form or substance) such documents or other evidence are in form and substance satisfactory to the Agent (acting reasonably and acting on the instructions of the Majority Lenders each also acting reasonably) or receipt of such documents and evidence has been waived by the Agent (acting reasonably and acting on the instructions of the Majority Lenders each also acting reasonably); and

(b)	the Utilisation Date in respect of Extended Facility B (EUR) and Extended Facility B (USD) has occurred.

1.2	Construction

(a)

Capitalised terms defined in the A&E Documents (as applicable) have the same meaning when used in this Agreement and references to a clause shall be deemed to be a reference to a clause of the Senior Facilities Agreement, unless stated otherwise.

(b)

The provisions of clauses 1.2 (Construction), 1.3 (Currency, Symbols and Definitions), 1.6 (Third Party Rights), 1.9 (Personal Liability) and 1.11 (Cashless rolls) to 1.14 (Luxembourg terms) of the Senior Facilities Agreement apply to this Agreement as though they were set out in full in this Agreement except that references to the Senior Facilities Agreement are to be construed as references to this Agreement.

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2	AMENDMENT AND RESTATEMENT OF THE SENIOR FACILITIES AGREEMENT

On the Extension Effective Date, each of the following steps set out in this Clause 2 shall be deemed to occur substantially concurrently and in the following chronological sequence.

2.1	Step 1a on the Extension Effective Date – establishment of Extended Facility B (EUR)

(a)

A new euro denominated term loan facility (the “Extended Facility B (EUR)”) is established pursuant to clause 2.2 (Additional Facility) of the Senior Facilities Agreement on the terms set out in the Extended Facility B (EUR) Additional Facility Notice.

(b)

The Extended Facility B (EUR) shall be provided by the Consenting EUR Lenders and any other Additional Facility Lenders in respect of the Extended Facility B (EUR) in the proportions and as set out in the Extended Facility B (EUR) Additional Facility Notice.

2.2	Step 1b on the Extension Effective Date – utilisation of Extended Facility B (EUR)

(a)

In accordance with the Facility B Prepayment Notice (as defined below) and the Extended Facility B (EUR) Utilisation Request, the Extended Facility B (EUR) shall be utilised, and the Loans under Facility B (EUR) shall be prepaid in full (together with all amounts which are due and payable in relation to the Facility B (EUR) Loans including accrued but unpaid interest and (subject to sub-paragraph (b) below) any Break Costs (if any)) pursuant to clause 13.4 (Voluntary prepayment of Term Loans) of the Senior Facilities Agreement) as follows:

(i)

each Consenting EUR Lender shall be deemed to have made a portion of its participation in the Extended Facility B (EUR) Loan requested by the Extended Facility B (EUR) Utilisation Request in an amount equal to its Extended Facility B (EUR) Rollover Commitment (and the Company shall be deemed to have utilised such participation), such that such participation shall (x) automatically be constituted as owing to that Consenting EUR Lender under the Extended Facility B (EUR); and (y) that Consenting EUR Lender’s Facility B (EUR) Commitment shall be reduced by the amount of such participation; and

(ii)

each Consenting EUR Lender (in relation to any Extended Facility B (EUR) Upsize Commitments, if any) and the Additional Facility Lender in respect of Extended Facility B (EUR) New Money Commitments shall participate pro rata in the Extended Facility B (EUR) Loan requested under the Extended Facility B (EUR) Utilisation Request in accordance with clause 5 (Utilisation - Loans) of the Senior Facilities Agreement (and, for the avoidance of doubt, its pro rata participation for the purposes of clause 5.4 (Lenders’ participation) of the Senior Facilities Agreement shall be determined taking into account the deemed participations of each Consenting EUR Lender (in respect of its Extended Facility B (EUR) Rollover Commitment) in the Extended Facility B (EUR) Loan in accordance with paragraph (i) above) and shall, if so directed by the Company in accordance with the Facility B Prepayment Notice, apply the proceeds of its participation in such Extended Facility B (EUR) Loan towards prepayment of the remaining participations (taking into account the reductions under paragraph (i) above) under Facility B (EUR) Loans.

(b)

The Agent and the Company acknowledge that each Consenting EUR Lender has, in accordance with clause 43.4(i) (Other exceptions) of the Senior Facilities Agreement, waived its right to receive any Break Costs in respect of any prepayment of its Extended Facility B (EUR) Rollover Commitment.

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2.3	Step 2a on the Extension Effective Date – establishment of Extended Facility B (USD)

(a)

A new US dollar denominated term loan facility (the “Extended Facility B (USD)”) is established pursuant to clause 2.2 (Additional Facility) of the Senior Facilities Agreement on the terms set out in the Extended Facility B (USD) Additional Facility Notice.

(b)

The Extended Facility B (USD) shall be provided by the Consenting USD Lenders and any other Additional Facility Lenders in respect of the Extended Facility B (USD) in the proportions and as set out in the Extended Facility B (USD) Additional Facility Notice.

2.4	Step 2b on the Extension Effective Date – utilisation of Extended Facility B (USD)

(a)

In accordance with the Facility B Prepayment Notice (as defined below) and the Extended Facility B (USD) Utilisation Request, the Extended Facility B (USD) shall be utilised, and the Loans under Facility B (USD) and Facility B2 (USD) shall be prepaid in full (together with all amounts which are due and payable in relation to the such Loans including accrued but unpaid interest and (subject to sub-paragraph (b) below) any Break Costs (if any)) pursuant to clause 13.4 (Voluntary prepayment of Term Loans) of the Senior Facilities Agreement) as follows:

(i)

each Consenting USD Lender shall be deemed to have made a portion of its participation in the Extended Facility B (USD) Loan requested by the Extended Facility B (USD) Utilisation Request in an amount equal to its Extended Facility B (USD) Rollover Commitment (and the Company shall be deemed to have utilised such participation), such that such participation shall (x) automatically be constituted as owing to that Consenting USD Lender under the Extended Facility B (USD); and (y) that Consenting USD Lender’s Facility B (USD) Commitment and/or Facility B2 (USD) Commitment (as applicable) shall be reduced by the amount of such participation; and

(ii)

each Consenting USD Lender (in relation to any Extended Facility B (USD) Upsize Commitments, if any) and the Additional Facility Lender in respect of Extended Facility B (USD) New Money Commitments shall participate pro rata in the Extended Facility B (USD) Loan requested under the Extended Facility B (USD) Utilisation Request in accordance with clause 5 (Utilisation - Loans) of the Senior Facilities Agreement (and, for the avoidance of doubt, its pro rata participation for the purposes of clause 5.4 (Lenders’ participation) of the Senior Facilities Agreement shall be determined taking into account the deemed participations of each Consenting USD Lender (in respect of its Extended Facility B (USD) Rollover Commitment) in the Extended Facility B (USD) Loan in accordance with paragraph (i) above) and shall, if so directed by the Company in accordance with the Facility B Prepayment Notice, apply the proceeds of its participation in such Extended Facility B (USD) Loan towards prepayment of the remaining participations (taking into account the reductions under paragraph (i) above) under Facility B (USD) Loans and/or Facility B2 (USD) Loans (as applicable).

(b)

The Agent and the Company acknowledge that each Consenting USD Lender has, in accordance with clause 43.4(i) (Other exceptions) of the Senior Facilities Agreement, waived its right to receive any Break Costs in respect of any prepayment of its Extended Facility B (USD) Rollover Commitment.

2.5	Step 3 on the Extension Effective Date – Amendment and Restatement of the Senior Facilities Agreement

(a)

By its countersignature to this Agreement, the Agent confirms that it has received the consent (in accordance with the terms set out in the A&E Documents and the Amended Senior Facilities Agreement) of each Consenting Lender and accordingly confirms (for itself and on behalf of the Consenting Lenders) that it consents to the Extension Amendments.

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(b)

With effect immediately after completion of the steps set out in paragraphs 2.1 to 2.5 (inclusive) above on the Extension Effective Date, the Senior Facilities Agreement will be amended and restated such that it shall read and be construed for all purposes as set out in Schedule 3 (Form of Amended and Restated Senior Facilities Agreement) to this Agreement and for the avoidance of doubt:

(i)	such amended and restated agreement shall supersede and replace in its entirety the Senior Facilities Agreement as amended by paragraphs 2.1 to 2.5 (inclusive) above; and

(ii)	any references in the Amended Senior Facilities Agreement to:

(A)	“Facility B (EUR)” shall be construed for all purposes to mean the Extended Facility B (EUR); and

(B)	“Facility B (USD)” and/or “Facility B2 (USD)” (as applicable) shall be construed for all purposes to mean the Extended Facility B (USD).

3	NOTICE OF PREPAYMENT OF TERM FACILITIES

3.1

The parties agree that this Agreement shall constitute notice (the “Facility B Prepayment Notice”) to the Agent that the Company intends to prepay (or procure such prepayment) in full all outstanding Term Loans under the Term Facilities in force immediately prior to the Extension Effective Date (together with all amounts which are due and payable in relation to such Term Loans including accrued but unpaid interest and any Break Costs (if any)) pursuant to clause 13.4 (Voluntary prepayment of Term Loans) of the Senior Facilities Agreement on 9 February 2026 (or such other date as notified by the Company to the Agent) (the “Prepayment Date”).

3.2

The prepayment notice referred to in paragraph 3.1 above shall be revocable until the date falling four (4) Business Days (or such shorter period as the Agent (acting on the instructions of the Majority Lenders under the applicable Term Facility (each acting reasonably)) may agree) prior to the Prepayment Date.

4	GUARANTEE AND SECURITY CONFIRMATION

4.1

The Company (as Obligors’ Agent for itself and on behalf of each other Obligor and Topco (in respect only of Transaction Security granted by it)) confirms for the benefit of the Secured Parties that to the fullest extent permitted by law:

(a)

each Obligor’s and Topco’s liabilities and obligations arising under the Amended Senior Facilities Agreement, the Intercreditor Agreement and the Finance Documents shall form part of (but do not limit) the “Liabilities”, “Secured Liabilities” or, as the case may be, “Secured Obligations” (or any equivalent or corresponding term) (as applicable) as defined in the Intercreditor Agreement and/or each Transaction Security Document to which that Obligor and/or Topco (as applicable) is a party (including by incorporation);

(b)

any Security created by it under the Transaction Security Documents extends to the liabilities and obligations of the Obligors and Topco (as applicable) under the Finance Documents and the Secured Debt Documents (as defined in the Intercreditor Agreement), as applicable (including the Amended Senior Facilities Agreement);

(c)	the Security created under the Transaction Security Documents continues in full force and effect on the terms of the respective Transaction Security Documents; and

(d)	the guarantees and indemnities set out in clause 25 (Guarantee and indemnity) of the Senior Facilities Agreement shall:

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(i)	remain in full force and effect and shall continue to apply in respect of the liabilities and obligations of each Obligor under the Finance Documents; and

(ii)

extend to all new liabilities and obligations assumed by an Obligor under the Finance Documents (including the Amended Senior Facilities Agreement), including, but not limited to, the Total Commitments on the Extension Effective Date and shall be owed to each Finance Party, in each case subject only to the guarantee and security limitations set out in the Amended Senior Facilities Agreement, an Accession Deed or otherwise in a Finance Document.

4.2

The Parties confirm that the acknowledgement of debt contained in clause 19.3 (Parallel Debt (Covenant to pay the Security Agent)) of the Intercreditor Agreement shall continue in full force and effect and apply and extend to any and all obligations of the Obligors under and in connection with the Senior Facilities Agreement and the Finance Documents (including, for the avoidance of doubt, the Amended Senior Facilities Agreement).

5	MISCELLANEOUS

5.1	This Agreement is designated as a Finance Document.

5.2	This Agreement may not be amended, or any provision hereof modified, except by an instrument in writing signed by each of the parties hereto.

5.3	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

5.4

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

5.5

Save as expressly provided in this Agreement, the Finance Documents remain and shall continue in full force and effect and no other amendment or waiver of any provision of any Finance Document is given by terms of this Agreement.

5.6	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

5.7	Paragraphs (a) and (b) of clause 48.1 (Jurisdiction of English courts) of the Senior Facilities Agreement shall be incorporated in this Agreement mutatis mutandis.

[Remainder of this page intentionally left blank]

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SCHEDULE 1

THE EFFECTIVE DATE OBLIGORS

Company Name	Jurisdiction	Registration Number
INNIO Group Holding GmbH	Austria	FN 489858f
INNIO Austria GmbH	Austria	FN 189091a
INNIO Jenbacher GmbH	Austria	FN 354147f
INNIO Jenbacher GmbH & Co OG	Austria	FN 239923d
INNIO Waukesha Canada Corporation	Canada	3318158
INNIO Holding Inc.	Delaware	6921086
INNIO Waukesha Gas Engines Inc.	Delaware	2347088
INNIO International Holding B.V.	The Netherlands	71852336
INNIO Jenbacher International B.V.	The Netherlands	90210352
INNIO Jenbacher Netherlands B.V.	The Netherlands	90209982
INNIO Holding GmbH	Germany	305810
INNIO Beteiligungs GmbH	Germany	290583
Jenbacher GmbH	Germany	3520249

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SCHEDULE 2

CONDITIONS PRECEDENT TO THE EXTENSION EFFECTIVE DATE

1	Corporate Authorisations: the Obligors

(a)	Constitutional documents: a copy of the constitutional documents of the Company and German Holdco.

(b)

Board approvals: with respect to each of the Company, German Holdco, INNIO Group Holding GmbH, INNIO Austria GmbH, INNIO Jenbacher GmbH and INNIO Jenbacher GmbH & Co OG to the extent legally required, a copy of the resolution of the board of directors, the management board of directors, any supervisory board of directors (or, in each case, any committee thereof) and/or equivalent body of each of the Company, German Holdco, INNIO Group Holding GmbH, INNIO Austria GmbH, INNIO Jenbacher GmbH, INNIO Jenbacher GmbH & Co OG (as applicable) approving the transactions and the Finance Documents to which it is a party, including in the case of the Company, a managing board resolution (Geschäftsführerbeschluss) and a shareholders’ resolution (Gesellschafterbeschluss).

(c)

Specimen Signatures: specimen signatures for such person(s) authorised in the resolutions of the Company and German Holdco referred to above (to the extent such person will execute a Finance Document).

(d)	Director’s or officer’s certificates: a certificate from each of the Company and German Holdco (signed by an authorised signatory):

(i)

certifying that each copy document relating to it specified in paragraphs (a) to (c) above is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the date of this Agreement; and

(ii)

confirming that, subject to the Guarantee Limitations, borrowing or guaranteeing or securing (as appropriate) the Total Commitments (immediately following the occurrence of the Extension Effective Date) would not cause any borrowing, guarantee, security or other similar limit binding on it to be exceeded.

2	Finance Documents

A copy of the counterparts of each of the following documents in the agreed form, each duly executed by the Company (where applicable, acting as Obligors’ Agent) and any other Obligors party thereto:

(a)	this Agreement;

(b)	the Additional Facility Notice establishing the Extended Facility B (EUR);

(c)	the Additional Facility Notice establishing the Extended Facility B (USD); and

(d)

a copy of the Austrian law security confirmation agreement in the agreed form, duly executed by German Holdco and the Company (acting, where applicable, on behalf of INNIO Group Holding GmbH, INNIO Austria GmbH, INNIO Jenbacher GmbH and INNIO Jenbacher GmbH & Co OG) and the Security Agent.

3	Legal Opinions

(a)	A legal opinion (as to enforceability) from Paul Hastings (Europe) LLP as English law counsel to the Lenders.

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(b)	A legal opinion (as to enforceability) from BINDER GRÖSSWANG Rechtsanwälte GmbH as Austrian law counsel to the Lenders in respect of the Austrian law governed security confirmation agreement.

(c)	A legal opinion (as to capacity) from Schönherr Rechtsanwälte GmbH as Austrian law counsel to the Company.

(d)	A legal opinion (as to capacity) from Milbank LLP as German law counsel to the Company.

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SCHEDULE 3

FORM OF AMENDED AND RESTATED SENIOR FACILITIES AGREEMENT

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Weil, Gotshal & Manges (London) LLP 110 Fetter Lane London EC4A 1AY +44 20 7903 1000 main tel +44 20 7903 0990 main fax weil.com

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED

AGREED FORM

Originally dated 25 October 2018

as amended, amended and restated and/or supplemented from time to time, and as most recently amended and restated by the 2026 Amendment and Restatement Agreement

SENIOR FACILITIES AGREEMENT

between

INNIO GROUP HOLDING GMBH

(previously known as AI ALPINE AT BIDCO GMBH)

as Austrian Bidco

INNIO HOLDING INC.

(previously known as INNIO NORTH AMERICA HOLDING INC.)

as US Bidco

INNIO INTERNATIONAL HOLDING B.V.

(previously known as AI ALPINE NL BIDCO B.V.)

as Dutch Bidco

arranged by

BANK OF AMERICA, N.A. AND BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED, BNP PARIBAS FORTIS S.A./N.V., CITIGROUP GLOBAL MARKETS LIMITED, JEFFERIES FINANCE EUROPE, SCSP, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND, NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME, ERSTE GROUP BANK AG, UNICREDIT BANK AUSTRIA AG, DEUTSCHE BANK AG, LONDON BRANCH AND LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE

as Mandated Lead Arrangers

with

WILMINGTON TRUST (LONDON) LIMITED

as Agent

and

WILMINGTON TRUST (LONDON) LIMITED

as Security Agent

TABLE OF CONTENTS

		Page No.

1	DEFINITIONS AND INTERPRETATION	3
2	THE FACILITIES	73
3	PURPOSE	83
4	CONDITIONS OF UTILISATION	84
5	UTILISATION – LOANS	88
6	UTILISATION – LETTERS OF CREDIT	90
7	LETTERS OF CREDIT	96
8	UTILISATION – BANK GUARANTEES	100
9	BANK GUARANTEES	106
10	OPTIONAL CURRENCIES	111
11	ANCILLARY FACILITIES	112
12	REPAYMENT	122
13	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION	124
14	MANDATORY PREPAYMENT	128
15	RESTRICTIONS	134
16	INTEREST	135
17	INTEREST PERIODS	139
18	CHANGES TO THE CALCULATION OF INTEREST	141
19	FEES	142
20	TAXES	148
21	INCREASED COSTS	161
22	OTHER INDEMNITIES	164
23	MITIGATION BY THE LENDERS	166
24	COSTS AND EXPENSES	167
25	GUARANTEES AND INDEMNITY	167
26	REPRESENTATIONS AND WARRANTIES	180
27	INFORMATION UNDERTAKINGS	187
28	FINANCIAL COVENANT	195
29	GENERAL UNDERTAKINGS	210
30	EVENTS OF DEFAULT	217
31	CHANGES TO THE LENDERS	223
32	DEBT PURCHASE TRANSACTIONS	236
33	CHANGES TO THE OBLIGORS	240
34	ROLE OF THE AGENT, THE MANDATED LEAD ARRANGERS, THE ISSUING BANK AND OTHERS	246
35	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	257

i

36	SHARING AMONG THE FINANCE PARTIES	258
37	PAYMENT MECHANICS	259
38	SET-OFF	263
39	NOTICES	264
40	CALCULATIONS AND CERTIFICATES	267
41	PARTIAL INVALIDITY	267
42	REMEDIES AND WAIVERS	268
43	AMENDMENTS AND WAIVERS	268
44	CONFIDENTIALITY	278
45	COUNTERPARTS	282
46	GOVERNING LAW	282
47	POWER OF ATTORNEY	283
48	ENFORCEMENT	283
Schedule 1 THE ORIGINAL PARTIES		284
Schedule 2 CONDITIONS PRECEDENT		287
[SATISFIED PRIOR TO CLOSING DATE RESTATED FOR REFERENCE ONLY]		287
Schedule 3 REQUESTS AND NOTICES		293
Schedule 4 FORM OF TRANSFER CERTIFICATE		305
Schedule 5 FORM OF ASSIGNMENT AGREEMENT		309
Schedule 6 FORM OF ACCESSION DEED		313
Schedule 7 FORM OF RESIGNATION LETTER		318
Schedule 8 FORMS OF COMPLIANCE CERTIFICATE		320
Schedule 9 TIMETABLES		324
Schedule 10 FORM OF LETTER OF CREDIT		328
Schedule 11 AGREED SECURITY PRINCIPLES		331
Schedule 12 FORM OF INCREASE CONFIRMATION		341
Schedule 13 FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE		345
Schedule 14 FORMS OF ADDITIONAL FACILITY NOTIFICATIONS		349
Schedule 15 GENERAL UNDERTAKINGS		355
Schedule 16 EVENTS OF DEFAULT		394
Schedule 17 CERTAIN NEW YORK LAW DEFINED TERMS		397

ii

THIS AGREEMENT was originally made on 25 October 2018 between the following parties and has been amended, amended and restated and/or supplemented from time to time and as most recently amended and restated by the 2026 Amendment and Restatement Agreement:

(1)

INNIO GROUP HOLDING GMBH (previously known as AI ALPINE AT BIDCO GMBH), a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Austria having its registered address at Achenseestraße 103, 6200, Jenbach, Austria and registered with the companies’ register (Firmenbuch) of the commercial court of Vienna (Handelsgericht Wien) under FN489858f (the “Austrian Bidco”);

(2)

INNIO HOLDING INC. (previously known as INNIO NORTH AMERICA HOLDING INC.), a limited liability company incorporated in the State of Delaware having its registered office at Corporation Trust Centre, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19801 (“US Bidco”);

(3)

INNIO INTERNATIONAL HOLDING B.V. (previously known as AI ALPINE NL BIDCO B.V.), a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) having its seat in Amsterdam, its address at Herengracht 450, 1017 CA Amsterdam and registered in the trade register under number 71852336 (“Dutch Bidco”);

(4)	THE ENTITIES listed in Part I (The Original Obligors) of Schedule 1 (The Original Parties) as original borrowers (the “Original Borrowers”);

(5)	THE ENTITIES listed in Part I (The Original Obligors) of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(6)

BANK OF AMERICA, N.A. AND BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED, BNP PARIBAS FORTIS S.A./N.V., CITIGROUP GLOBAL MARKETS LIMITED, JEFFERIES FINANCE EUROPE, SCSP, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND, NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME, ERSTE GROUP BANK AG, UNICREDIT BANK AUSTRIA AG, DEUTSCHE BANK AG, LONDON BRANCH and LANDESBANK HESSEN- THÜRINGEN GIROZENTRALE (the “Mandated Lead Arrangers”);

(7)	THE FINANCIAL INSTITUTIONS listed in Part II (The Original Lenders) of Schedule 1 (The Original Parties) as Lenders (the “Original Lenders”);

(8)	WILMINGTON TRUST (LONDON) LIMITED as agent of the other Finance Parties (the “Agent”);

(9)	WILMINGTON TRUST (LONDON) LIMITED as security agent for the Secured Parties (the “Security Agent”); and

(10)	UNICREDIT BANK AUSTRIA AG as issuing bank for the Original Guarantee Facility (the “Original Guarantee Facility Issuing Bank”).

IT IS AGREED as follows

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)

a bank or financial institution which has a long term unsecured credit rating of at least BBB-by S&P or Fitch or at least Baa3 by Moody’s or a comparable rating from an internationally recognised credit rating agency, or any bank or financial institution which (having previously satisfied such requirement) ceases to satisfy the foregoing ratings requirement for a period of not more than three (3) Months;

(b)	any Finance Party or any Affiliate of a Finance Party;

(c)

any other bank or financial institution included on the Approved List or which otherwise provides banking services to the Group (including the Target Group) and is notified in writing to the Agent on or before the Closing Date; and

(d)

any other bank or financial institution approved by the Agent (acting reasonably) or providing banking services to a business or entity acquired by a member of the Group, provided that such services are terminated and moved to a bank or financial institution falling under another limb of this definition within six (6) Months of completion of the relevant acquisition.

“Acceptable Funding Sources” means without duplication:

(a)

Proceeds of asset dispositions described in sub-paragraphs (i) to (xxii) of the definition of Asset Disposition (and other proceeds of Asset Dispositions to the extent not required to be applied in prepayment of the Facilities);

(b)	Equity Contributions;

(c)	Permitted Indebtedness;

(d)	Retained Cash;

(e)	Excess IPO Proceeds;

(f)	Closing Overfunding; and

(g)

cash and Cash Equivalent Investments held by members of the Group, provided that such cash and Cash Equivalent Investments would otherwise have been able to be used at that time to make a Permitted Payment, in each case to the extent any such amount is Not Otherwise Applied.

“Acceptable Nation” has the meaning given to that term in the definition of Cash Equivalent Investments.

“Accession Deed” means a document substantially in the form set out in Schedule 6 (Form of Accession Deed) or any other form agreed between the Agent and the Obligors’ Agent (each acting reasonably).

“Accounting Principles” means, in respect of any Reporting Entity or a member of any Reporting Entity Group or the Group (as applicable), at its election, IFRS or generally accepted accounting principles it in its jurisdiction of incorporation, in each case to the extent applicable to the relevant financial statements and as applied by such Reporting Entity or that member of the Reporting Entity Group or Group (as applicable) from time to time.

“Accounting Reference Date” means 31 December, or otherwise the accounting reference date of the relevant Reporting Entity.

“Acquired Indebtedness” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Acquired Person or Asset” means:

(a)	a person or any of its Subsidiaries that becomes a Restricted Subsidiary after the Closing Date;

(b)	a person that merges with or into or consolidates or otherwise combines with any Restricted Subsidiary after the Closing Date; or

(c)	assets of, or shares (or other ownership interests) in, any person listed in paragraphs (a) or (b) above, or otherwise acquired after the Closing Date,

in each case other than in connection with the Acquisition.

“Acquisition” means the direct or indirect acquisition by the Bidcos of the Targets in accordance with the terms of the Acquisition Agreement.

“Acquisition Agreement” means the sale and purchase agreement dated 25 June 2018 between the Bidcos and the Vendor in respect of the Acquisition.

“Acquisition Closing Date” means the date on which the Acquisition is completed in accordance with the terms of the Acquisition Agreement.

“Acquisition Costs” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Acquisition Documents” means the Acquisition Agreement and each other document or agreement designated in writing as an Acquisition Document by the Obligors’ Agent and the Agent (each acting reasonably).

“Additional Borrower” means a person which becomes a Borrower in accordance with Clause 33 (Changes to the Obligors).

“Additional Facility” means one or more additional facilities made available pursuant to Clause 2.2 (Additional Facilities) which are documented under this Agreement including as new or existing facility commitment(s) and/or as an additional tranche or class of, or an increase of, or an extension of, any existing Facility or a previously incurred Additional Facility.

“Additional Facility Borrower” means:

(a)	any member of the Group which is specified as a borrower under an Additional Facility in the applicable Additional Facility Notice and which:

(i)	is a Borrower under this Agreement; or

(ii)	accedes as an Additional Borrower in accordance with Clause 33 (Changes to the Obligors); and

(b)	any member of the Group which accedes as an Additional Borrower under the relevant Additional Facility in accordance with Clause 33 (Changes to the Obligors),

unless,	in each case, it has ceased to be a Borrower in accordance with Clause 33 (Changes to the Obligors).

“Additional Facility Commencement Date” means in respect of an Additional Facility, the date, as elected by the Obligors’ Agent, specified as the Additional Facility Commencement Date (being any date when the relevant Additional Facility is committed, utilised or available for utilisation) in the Additional Facility Notice relating to that Additional Facility.

“Additional Facility Commitment” means:

(a)

in relation to an Additional Facility Lender, the amount in the Base Currency set out in each Additional Facility Notice signed by that Additional Facility Lender and the amount of any other Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase); and

(b)

in relation to any other Lender, the amount in the Base Currency of any Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero (0) pursuant to Clause 32 (Debt Purchase Transactions).

“Additional Facility Lender” means any Lender or other bank, trust, financial institution, fund, entity or other person which signs an Additional Facility Notice and confirms its willingness to provide all or a part of an Additional Facility.

“Additional Facility Lender Accession Notice” means a notice substantially in the form set out in Part I (Form of Additional Facility Lender Accession Notice) of Schedule 14 (Forms of Additional Facility Notifications) or any other form agreed between the Agent and the Obligors’ Agent (each acting reasonably).

“Additional Facility Loan” means a loan made or to be made under any Additional Facility or the principal amount outstanding for the time being of that loan (including any amount which is outstanding prior to the relevant Additional Facility Commencement Date).

“Additional Facility Notice” means, in respect of an Additional Facility, a notice substantially in the form set out in Part II (Form of Additional Facility Notice) of Schedule 14 (Forms of Additional Facility Notifications) (or any other form agreed between the Agent and the Obligors’ Agent (each acting reasonably)) delivered by the Obligors’ Agent to the Agent in accordance with Clause 2.2 (Additional Facilities).

“Additional Guarantee Facility” means any Additional Facility which is designated as a Guarantee Facility in an Additional Facility Notice.

“Additional Guarantee Facility Borrower” means:

(a)	any member of the Group which is specified as a borrower under an Additional Guarantee Facility in the applicable Additional Facility Notice and which:

(i)	is a Borrower under this Agreement; or

(ii)	accedes as an Additional Borrower under the Guarantee Facility in accordance with Clause 33 (Changes to the Obligors);

(b)	any member of the Group which accedes as an Additional Borrower under the relevant Additional Facility in accordance with Clause 33 (Changes to the Obligors); and

(c)	an Approved Subsidiary,

unless, in the case of paragraphs (a) and (b) above, it has ceased to be a Guarantee Facility Borrower in accordance with Clause 33 (Changes to the Obligors).

“Additional Guarantee Facility Commitment” means:

(a)

in relation to an Additional Guarantee Facility Lender, the amount in the Base Currency set out in each Additional Facility Notice signed by that Additional Guarantee Facility Lender and the amount of any other Additional Guarantee Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase); and

(b)

in relation to any other Lender, the amount in the Base Currency of any Additional Guarantee Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero (0) pursuant to Clause 32 (Debt Purchase Transactions).

“Additional Guarantee Facility Lender” means any Lender or other bank, financial institution, fund, entity or other person which signs an Additional Facility Notice and confirms its willingness to provide all or a part of an Additional Guarantee Facility.

“Additional Guarantee Facility Utilisation” means a Bank Guarantee issued or to be issued under an Additional Guarantee Facility.

“Additional Guarantor” means any person which becomes an Additional Guarantor in accordance with Clause 33 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Additional Revolving Facility” means any Additional Facility which is designated as a Revolving Facility in an Additional Facility Notice.

“Additional Revolving Facility Borrower” means:

(a)	any member of the Group which is specified as a borrower under an Additional Revolving Facility in the applicable Additional Facility Notice and which:

(i)	is a Borrower under this Agreement; or

(ii)	accedes as an Additional Borrower under the Revolving Facility in accordance with Clause 33 (Changes to the Obligors); and

(b)	any member of the Group which accedes as an Additional Borrower under the relevant Additional Facility in accordance with Clause 33 (Changes to the Obligors),

unless, in each case, it has ceased to be a Revolving Facility Borrower in accordance with Clause 33 (Changes to the Obligors).

“Additional Revolving Facility Commitment” means:

(a)

in relation to an Additional Revolving Facility Lender, the amount in the Base Currency set out in each Additional Facility Notice signed by that Additional Revolving Facility Lender and the amount of any other Additional Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase); and

(b)

in relation to any other Lender, the amount in the Base Currency of any Additional Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero (0) pursuant to Clause 32 (Debt Purchase Transactions).

“Additional Revolving Facility Lender” means any Lender or other bank, financial institution, fund, entity or other person which signs an Additional Facility Notice and confirms its willingness to provide all or a part of an Additional Revolving Facility.

“Additional Revolving Facility Loan” means a loan made or to be made under any Additional Revolving Facility or the principal amount outstanding for the time being of that loan (including any amount which is outstanding prior to the relevant Additional Facility Commencement Date).

“Additional Revolving Facility Utilisation” means an Additional Revolving Facility Loan or a Letter of Credit issued or to be issued under an Additional Revolving Facility.

“Additional Term Facility” means any Additional Facility which is not an Additional Revolving Facility.

“Advent Investors” means Advent International, L.P. and any funds, limited partnerships or other entities managed or advised by Advent International, L.P. or any of their Affiliates or direct or indirect Subsidiaries (but excluding, in each case, any portfolio company which is an obligor (and any of its Subsidiaries) in respect of any third party financing provided to that portfolio company (or any of its Subsidiaries) in which Advent International, L.P. or such funds, limited partnerships, Affiliates, Subsidiaries or investors hold an investment or interest in).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. (local time) on a particular day or, if the Agent does not have a spot rate of exchange, the spot rate of exchange of any Original Revolving Facility Lender as selected by the Company.

“Agreed Certain Funds Obligor” means any member of the Group and/or any third party security provider which is a Holding Company of the Company designated as an Agreed Certain Funds Obligor by the Obligors’ Agent and the relevant Revolving Facility Lenders, Guarantee Facility Lenders or Additional Facility Lenders who have agreed to provide an Agreed Certain Funds Utilisation in accordance with the provisions of Clause 4.6 (Utilisations during an Agreed Certain Funds Period).

“Agreed Certain Funds Period” means, in respect of any Facility or Utilisation which all of the relevant Lenders have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.6 (Utilisations during an Agreed Certain Funds Period), the period specified in a notice delivered by the Obligors’ Agent and the relevant Lenders to the Agent.

“Agreed Certain Funds Utilisation” means:

(a)

in respect of any Revolving Facility or Guarantee Facility which all of the relevant Revolving Facility Lenders or Guarantee Facility Lenders (as applicable) have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.6 (Utilisations during an Agreed Certain Funds Period), a Utilisation made or to be made under the relevant Revolving Facility or Guarantee Facility during the Agreed Certain Funds Period solely for any of the purposes agreed with the relevant Revolving Facility Lenders or Guarantee Facility Lenders (as applicable); and

(b)

in respect of an Additional Facility which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.6 (Utilisations during an Agreed Certain Funds Period), a Utilisation made or to be made under the relevant Additional Facility during the Agreed Certain Funds Period solely for any of the purposes agreed with the relevant Additional Facility Lenders providing such Additional Facility.

“Agreed Co-Investor” means Abu Dhabi Investment Authority (“ADIA”) and any funds, limited partnerships or other entities managed or advised by ADIA (including, for the avoidance of doubt,

Luxinva) or any of their Affiliates or direct or indirect Subsidiaries (but excluding, in each case, any portfolio company which is an obligor (and any of its Subsidiaries) in respect of any third party financing provided to that portfolio company (or any of its Subsidiaries) in which ADIA or such funds, limited partnerships, Affiliates, Subsidiaries or investors hold an investment or interest in).

“Agreed Security Principles” means the principles set out in Schedule 11 (Agreed Security Principles).

“Amortising Facility” means:

(a)	Facility B (USD);

(b)	an Additional Term Facility which is repayable by instalments; and

(c)	any Facility if any Lender under the applicable Facility has accepted repayment by instalments in accordance with (b)(iv)(B) of Clause 2.2 (Additional Facilities).

“Amortising Facility Commitment” means any Commitment under an Amortising Facility.

“Amortising Facility Loan” means a Loan made or to be made under an Amortising Facility.

“Amortising Facility Repayment Date” means:

(a)	in respect of Facility B (USD):

(i)

each Quarter Date falling prior to the Termination Date in respect of Facility B, commencing with the first Quarter Date falling not less than one (1) complete Financial Quarter after the Extension Effective Date; and

(ii)	the Termination Date in respect of Facility B;

(b)

in respect of an Additional Facility which is an Amortising Facility, each date set out as such in the relevant Additional Facility Notice for that Additional Facility (including the Termination Date in respect of that Additional Facility); and

(c)

in respect of an Amortising Facility under paragraph (c) of that definition, each date determined in accordance with paragraph (b)(iv)(B) of Clause 2.2 (Additional Facilities) (including the Termination Date in respect of that Amortising Facility).

“Amortising Facility Repayment Instalment” means:

(a)	in respect of a Facility B (USD) Loan:

(i)	on each Amortising Facility Repayment Date in respect of Facility B (USD) falling prior to the Termination Date in respect of Facility B, an amount equal to 0.25% of $1,339,500,000; and

(ii)	on the Termination Date in respect of Facility B, the principal amount of such Facility B (USD) Loan not repaid or prepaid prior to such date.

(b)

in respect of an Additional Facility which is an Amortising Facility, each repayment instalment in relation to that Additional Facility calculated and payable in accordance with the provisions of paragraph (a)(i) of Clause 12.2 (Repayment of Additional Term Facility Loans) and the applicable Additional Facility Notice; and

(c)	in respect of an Amortising Facility under paragraph (c) of that definition, each repayment instalment determined in accordance with paragraph (b)(iv)(B) of Clause 2.2 (Additional Facilities),

in each case as amended pursuant to Clause 12.5 (Effect of Cancellation and Prepayment on Scheduled Repayments).

“Ancillary Commencement Date” means, in relation to an Ancillary Facility or Fronted Ancillary Facility (as the case may be), the date on which that Ancillary Facility or Fronted Ancillary Facility (as the case may be) is first made available whether or not drawn, which date shall be a Business Day within the Availability Period for the relevant Revolving Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 11 (Ancillary Facilities), in each case as notified by the Ancillary Lender to the Agent pursuant to Clause 11.2 (Availability) to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility or a Fronted Ancillary Facility (as the case may be).

“Ancillary Facility” has the meaning given to that term in Clause 11.2 (Availability).

“Ancillary Facility Utilisation” means a Utilisation under an Ancillary Facility.

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 11 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time:

(a)

in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(i)

the principal amount under each overdraft facility and on demand short term loan facility (provided that, for the purposes of this definition, any amount of any outstanding utilisation under any BACS facility, other intra-day or overnight exposure facilities (or similar) made available by an Ancillary Lender shall be excluded, unless, in relation to that Ancillary Facility, otherwise agreed between the Obligors’ Agent and the relevant Ancillary Lender);

(ii)	the principal face value amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(iii)

the amount fairly representing the aggregate principal or equivalent outstanding (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility,

(b)

in relation to a Fronted Ancillary Facility and Fronting Ancillary Lender or Fronted Ancillary Lender, the aggregate amounts (in the Base Currency as calculated by the relevant Fronting Ancillary Lender or Fronted Ancillary Lender) outstanding as referred to in paragraphs (a)(i), (a)(ii) and (a)(iii) above (where, for this purpose, references in paragraph (a) above to Ancillary Lender shall be read as Fronting Ancillary Lender and Fronted Ancillary Lender, and references to Ancillary Facility should be read as Fronted Ancillary Facility) under that Fronted Ancillary Facility, in each case net of any cash cover for that Ancillary Facility or Fronted Ancillary Facility and any credit balances on any account of any Borrower of an Ancillary Facility or Fronted Ancillary Facility with the Ancillary Lender or Fronting Ancillary Lender making available that Ancillary Facility or Fronted Ancillary Facility to the extent that the credit balances are freely available to be set-off by that Ancillary Lender or Fronting Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility or Fronted Ancillary Facility and in each case as determined by such Ancillary Lender or Fronting Ancillary Lender and Fronted Ancillary Lender(s), acting reasonably and in accordance with the relevant Ancillary Document, or (if not provided for in the relevant Ancillary Document), after consultation with the relevant Borrower, in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

For the purposes of this definition:

(A)	in relation to any Utilisation denominated in the Base Currency, the amount of that Utilisation (determined as described in paragraphs (a) and (b) above) shall be used; and

(B)

in relation to any Utilisation not denominated in the Base Currency, the equivalent (calculated as specified in the relevant Ancillary Document or, if not so specified, as the relevant Ancillary Lender or Fronting Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent in the Base Currency (acting reasonably)) of the amount of that Utilisation (determined as described in paragraphs (a) and (b) above) shall be used.

“Annual Compliance Certificate” means a certificate substantially in the form set out in Part II (Form of Annual Compliance Certificate) of Schedule 8 (Forms of Compliance Certificate) and delivered by the Obligors’ Agent to the Agent under paragraph (c) of Clause 27.2 (Provision and contents of Compliance Certificates).

“Annual Financial Statements” has the meaning given to that term in paragraph (a)(i) of Clause 27.1 (Financial statements).

“Anti-Corruption Laws” means all laws of any jurisdiction applicable to an Obligor from time to time prohibiting bribery or corruption or money laundering (including the Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977).

“Applicable Metric” means any financial covenant, ratio, permission, test, basket or threshold in any Finance Document (including any financial definition or component thereof and any financial covenant, ratio, permission, test, basket or threshold directly or indirectly calculated by reference to Consolidated EBITDA, Consolidated Pro Forma EBITDA, LTM EBITDA, the Senior Secured Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or the Fixed Charge Coverage Ratio).

“Applicable Reporting Date” means, at the election of the Obligors’ Agent:

(a)

if no Financial Statements have yet been delivered since the Closing Date, the Closing Date, with such Applicable Metric determined by reference to the financial information set out in the Base Case Model;

(b)

the most recent Quarter Date for which Financial Statements have been delivered pursuant to the terms of this Agreement, with such Applicable Metric determined by reference to such Financial Statements; or

(c)

the last date of the most recently completed Relevant Period for which the Group has sufficient available information to be able to determine such Applicable Metric, with such Applicable Metric determined by reference to such available information, provided that such information is provided to the Agent.

“Applicable Test Date” means the most recent Applicable Reporting Date elected by the Obligors’ Agent prior to:

(a)	the date on which any applicable Additional Facility or Permitted Indebtedness is committed or, in respect of any Indebtedness of a person acquired by a member of the Group, the date such acquisition is committed or the date on which the relevant Permitted Investment, Permitted Payment, consolidation or merger or other action based on an Applicable Metric is committed to be made or declared;

(b)

the Additional Facility Commencement Date in respect of any applicable Additional Facility, the date of any debt instrument constituting, documenting or evidencing any applicable Permitted Indebtedness or, in respect of any Indebtedness of a person acquired by a member of the Group, the date such acquisition occurs;

(c)

the date of any incurrence of all or part of such Additional Facility or Permitted Indebtedness, as the case may be or the date on which the relevant Permitted Investment, Permitted Payment, consolidation or merger or other action based on an Applicable Metric is consummated; or

(d)	as otherwise determined in accordance with Section 1 (Limitation on Indebtedness) or Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings),

and, in each case, the Obligors’ Agent may revoke such determination at any time and from time to time.

“Applicable US Laws” has the meaning given to such term in Clause 25.13 (Guarantee Limitations: United States of America).

“Approved Existing Ancillary Facility” means the ancillary facilities or other facilities of the type described in Clause 11.1 (Type of Facility) made available to the Group (including the Target Group) by a Lender which, prior to the Closing Date, are agreed and designated in writing as Approved Existing Ancillary Facilities by the Obligors’ Agent and the Lender which will provide those ancillary facilities as Ancillary Facilities under this Agreement in place of a corresponding part of that Lender’s unutilised Revolving Facility Commitments and promptly notified to the Agent.

“Approved Facility B Jurisdiction” means each jurisdiction listed in paragraph (a)(i)(B) of Clause 33.2 (Additional Borrowers).

“Approved List” means the list of lenders and potential lenders agreed by the Obligors’ Agent and the Mandated Lead Arrangers before the Closing Date and held by the Agent (as the same may be amended from time to time pursuant to paragraph (c) of Clause 31.3 (Conditions of assignment or transfer)).

“Approved Subsidiary” means each member of the Target Group set out in a list delivered to the Agent, the Original Guarantee Facility Issuing Bank and each Guarantee Facility Lender on or prior to the Closing Date and any Eligible Subsidiary that has become an Approved Subsidiary in accordance with Clause 8.9 (Approved Subsidiaries).

“Arrangement Fee Letter” has the meaning given in to that term in the definition of “Fee Letter”.

“Asset Disposition” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee, provided that if that other form does not contain an undertaking substantially similar to the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Auditors” means any firm of independent accountants appointed by the Company as its auditors from time to time.

“Austrian Capital Maintenance Rules” has the meaning given to that term in Clause 25.12 (Guarantee Limitations: Austria).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case required by any applicable law or regulation.

“Availability Period” means:

(a)	in relation to Facility B, the period set out in the applicable Extension Additional Facility Notice;

(b)

in relation to the Original Guarantee Facility, the period from (and including) the Closing Date to (and including) the date falling one (1) Month prior to the Termination Date applicable to the Original Guarantee Facility;

(c)

in relation to the Original Revolving Facility, the period from (and including) the date of this Agreement to (and including) the date falling one (1) Month prior to the Termination Date applicable to the Original Revolving Facility; and

(d)

in relation to any Additional Facility, the period specified in the Additional Facility Notice delivered by the Obligors’ Agent in accordance with Clause 2.2 (Additional Facilities) for those Additional Facility Commitments.

“Available Ancillary Commitment” means in relation to an Ancillary Facility or a Fronted Ancillary Facility, an Ancillary Lender’s Ancillary Commitment or a Fronted Ancillary Lender’s Fronted Ancillary Commitment or a Fronting Ancillary Lender’s Fronting Ancillary Commitments (which in the case of a multi-account overdraft, for the purpose of this definition, shall be the Designated Net Amount, unless, in relation to any Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment, otherwise agreed between the Obligors’ Agent and the relevant Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender) less the Ancillary Outstandings in relation to that Ancillary Facility or, in the case of a Fronted Ancillary Facility, that Fronted Ancillary Lender’s or Fronting Ancillary Lender’s proportion of the Ancillary Outstandings.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject to Clause 11.8 (Affiliates of Lenders) and as set out below):

(a)

the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of a Revolving Facility only, the Base Currency Amount of the aggregate of its (and its Affiliate’s) Ancillary Commitments, Fronted Ancillary Commitments and Fronting Ancillary Commitments; and

(b)

in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of a Revolving Facility only, the Base Currency Amount of its (and its Affiliate’s) Ancillary Commitment, Fronted Ancillary Commitments and Fronting Ancillary Commitments (which in the case of a multi-account overdraft, for the purpose of this definition, shall be the Designated Net Amount) in relation to any new Ancillary Facility or Fronted Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under a Revolving Facility only, the following amounts shall not be deducted from a Lender’s Commitment under that Revolving Facility:

(i)	that Lender’s (or its Affiliate’s) participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)

that Lender’s (or its Affiliate’s) Ancillary Commitments, Fronted Ancillary Commitments and Fronting Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under a Guarantee Facility only, that Lender’s participation in any Guarantee Facility Utilisations under that Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from that Lender’s Guarantee Facility Commitment.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“A&E Coordinators” means the 2024 A&E Coordinators and the 2026 A&E Coordinators.

“Bank Guarantee” means any guarantee (including, but not limited to, an advance payment guarantee), bond (including, but not limited to, a surety bond or performance bond), indemnity, letter of credit, documentary or like letter of credit or any other instrument (including of suretyship or payment), issued, undertaken or made by a Guarantee Facility Lender (or the Guarantee Facility Issuing Bank on its behalf) in a form requested by a Borrower (or the Obligors’ Agent on its behalf) and agreed with the Guarantee Facility Issuing Bank (whether pursuant to a Supplemental Guarantee Facility Document or otherwise) acting reasonably and in good faith.

“Bank Guarantee Fee” has the meaning given to it in paragraph (a) of Clause 19.7 (Fees payable in respect of Bank Guarantees).

“Bank Guarantee Rate” has the meaning given to it in paragraph (a) of Clause 19.7 (Fees payable in respect of Bank Guarantees).

“Bank Levy” means any amount payable by any Finance Party or any of its Affiliates on the basis of, or in relation to:

(a)

its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof (including the United Kingdom bank levy as set out in the Finance Act 2011, the French taxe de risque bancaire systémique as set out in Article 235 ter ZE of the French Tax Code and the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out in Article 235 ter ZE bis of the French Tax Code, the German bank levy as set out in the German Restructuring Fund Act 2010 (Restrukturierungsfondsgesetz), the Dutch bankenbelasting as set out in the Dutch bank levy act (Wet bankenbelasting), the Austrian bank levy as set out in the Austrian Stability Duty Act (Stabilitätsgesetz), the Spanish bank levy (Impuesto sobre los Depósitos en las Entidades de Crédito) as set out in the Law 16/2012 of 27 December 2012, the Swedish bank levy as set out in the Swedish Precautionary Support Act (Sw. lag (2015:1017) om förebyggande statligt stöd till kreditinstitut) (as amended)) and any tax in any jurisdiction levied on a similar basis or for a similar purpose; or

(b)

any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by EU Regulation No. 806 / 2014 of 15 July 2014 which has been enacted or which has been formally announced as proposed as at the date of this Agreement (or, if later, the date on which the relevant Finance Party becomes a Party).

“Base Case Model” means the financial model relating to the Group in the agreed form and delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

“Base Currency” means:

(a)	for Facility B (EUR) and the Original Guarantee Facility, euro;

(b)	for Facility B (USD) and the Original Revolving Facility, US Dollars; and

(c)	in relation to any Additional Facility, as agreed between the Obligors’ Agent and the applicable Additional Facility Lenders.

“Base Currency Amount” means:

(a)

in relation to a Utilisation of a Facility, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency for that Facility, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date or, if later, on the date the Agent (or the Guarantee Facility Issuing Bank, as applicable) receives the Utilisation Request in accordance with the terms of this Agreement);

(b)

in relation to an Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Obligors’ Agent pursuant to Clause 11.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Ancillary Commencement Date for that Ancillary Facility or Fronted Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment or Fronted Ancillary Commitment and Fronting Ancillary Commitment in accordance with the terms of this Agreement); and

(c)

in relation to an Additional Facility Commitment, the amount specified as such in the Additional Facility Notice delivered to the Agent by the Obligors’ Agent pursuant to Clause 2.2 (Additional Facilities) (or, if the amount specified is not denominated in the Base Currency, that amount of the Additional Facility converted into the Base Currency at the spot rate of exchange on the relevant date (as elected and determined by the Obligors’ Agent acting reasonably and in good faith) and notified to the Agent or if the Obligors’ Agent has not notified to the Agent, such conversion rate at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Additional Facility Commencement Date for that Additional Facility or, if later, the Applicable Test Date in relation thereto), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or utilisation under an Ancillary Facility or Fronted Ancillary Facility or (as the case may be) cancellation or reduction of an Ancillary Facility or Fronted Ancillary Facility.

“Bidcos” means the Austrian Bidco, US Bidco and Dutch Bidco.

“Board of Directors” means:

(a)	with respect to the Company or any company or corporation, the board of directors or managers, as applicable, of that company or corporation, or any duly authorised committee thereof;

(b)

with respect to any partnership, the board of directors or other governing body of the general partner of that partnership or any duly authorised committee thereof, except if a manager or a board of managers have been appointed in accordance with the constitutional documents of such partnership, in which case paragraph (a) above shall apply; and

(c)	with respect to any other person, the board or any duly authorised committee of that person serving a similar function.

Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Borrower” means:

(a)	in the case of Facility B, a Facility B Borrower;

(b)	in the case of a Guarantee Facility, a Guarantee Facility Borrower;

(c)	in the case of a Revolving Facility, a Revolving Facility Borrower;

(d)	in the case of an Additional Facility, the relevant Additional Facility Borrower(s); and

(e)

in the case of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Ancillary Lender pursuant to Clause 11.9 (Affiliates of Borrowers).

“Break Costs” means the amount (if any) by which:

(a)

EURIBOR, if positive and disregarding any interest rate floor, for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount (if positive) which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Bridging Debt” means any Indebtedness which is incurred with an initial maturity of or about one (1) year or less:

(a)	as interim indebtedness to be refinanced by long term indebtedness which is not prohibited by the terms of this Agreement;

(b)

as a bridge to a refinancing by way of any other indebtedness which is not prohibited by the terms of this Agreement which is in the form of bonds, notes or other equivalent security issuance, and which shall be:

(i)	refinanced in full with the proceeds of such bonds, notes or other equivalent securities; or

(ii)

converted or exchanged on or about (or prior to) one (1) year from the incurrence of the relevant Bridging Debt on terms customary for an instrument of this type into term loans or other bonds, notes or other equivalent securities.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Vienna, Amsterdam, New York, Munich and Luxembourg; and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency;

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day; and

(c)

(in relation to any date for payment by a Borrower (other than a Borrower incorporated in England and Wales, Austria, the Netherlands, the United States of America or Luxembourg)) in that Borrower’s jurisdiction of incorporation.

“Capital Stock” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Cash Equivalent Investments” means, at any time when held by a member of the Group, any Cash Equivalents (as defined in Schedule 17 (Certain New York Law Defined Terms) and (without double counting)):

(a)

debt securities or other investments in marketable debt obligations issued or guaranteed by the United States of America, the United Kingdom, Switzerland, Japan, Canada, any member state of the European Union, Australia or any other state which has a rating for its short term unsecured and non credit enhanced debt obligations of A 1 or higher by S&P or F1 or higher by Fitch or P 1 or higher by Moody’s or by an instrumentality or agency of any such government having an equivalent credit rating or which state has been approved by the Agent (acting on the instructions of the Majority Lenders) (each an “Acceptable Nation”) or any agency thereof and having not more than one (1) year to final maturity;

(b)	certificates of deposit maturing within one (1) year after the relevant date of calculation and issued by an Acceptable Bank;

(c)

any investment in marketable debt obligations issued or guaranteed by any government of any Acceptable Nation, maturing within one (1) year after the relevant date of calculation and not convertible or exchangeable to any other security;

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	which matures within one (1) year after the relevant date of calculation; and

(iii)

which has a credit rating of either A1 or higher by S&P or F1 or higher by Fitch or P1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its short term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)

bills of exchange issued in any Acceptable Nation or, in each case, any agency thereof and eligible for rediscount at the relevant central bank and accepted by a bank (or their dematerialised equivalent);

(f)	any investment which:

(i)	is an investment in money market funds:

(A)	with a credit rating of either A1 or higher by S&P or F1 or higher by Fitch or P1 or higher by Moody’s; or

(B)	which invests substantially all their assets in securities of the types described in paragraphs (a) to (e) above;

(ii)

is any other money market investment (including repurchase agreements) and substantially all of the assets or collateral in respect of that investment have a credit rating of either A1 or higher by S&P or F1 or higher by Fitch or P1 or higher by Moody’s; or

(iii)	can be turned into cash on not more than 30 days’ notice; or

(g)	any other debt security approved by the Majority Lenders (acting reasonably),

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than a Permitted Lien).

“Centre of Main Interests” means the “centre of main interests” as such term is used in Article 3(1) of Regulation (EU) No. 2015/848 of May 2015 of the European Parliament and of the Council on Insolvency Proceedings (recast).

“CEO” means the chief executive officer of the Group or, if no chief executive officer is appointed, such other person fulfilling the functions of chief executive officer of the Group.

“Certain Funds Entities” means Austrian Bidco and (to the extent any Major Default, Major Representation and/or Major Undertaking (as applicable) applies to it only) Topco.

“Certain Funds Period” means the period beginning on (and including) 25 October 2018 and ending at 11.59 p.m. on the earliest to occur of:

(a)	the Closing Date;

(b)	30 April 2019; and

(c)

the date on which the Obligors’ Agent (or any of its Affiliates) notifies the Agent in writing (which notification shall be provided as soon as reasonably practicable after such event) that the Acquisition Agreement has been validly and conclusively terminated prior to the Acquisition Closing Date in accordance with its terms or by agreement between the parties thereto.

or, in each case, such later time and date as agreed by the Mandated Lead Arrangers (each acting reasonably and in good faith).

“Certain Funds Utilisation” means a Utilisation made or to be made during the Certain Funds Period.

“CFO” means the chief financial officer or finance director of the Group or, if no chief financial officer or finance director is appointed, such other person fulfilling the functions of chief financial officer or finance director of the Group.

“Change of Control” has the meaning given to that term in Clause 14.1 (Exit and Listing).

“Charged Property” has the meaning given to that term in the Intercreditor Agreement.

“Clean-Up Period” has the meaning given to it in Clause 30.6 (Clean-up Period).

“Closing Date” means 2 November 2018.

“Closing Overfunding” means the aggregate amount invested in Austrian Bidco by way of Equity Contribution on or around the Closing Date and identified as “Closing Overfunding” in the Funds Flow Statement and/or the Tax Structure Memorandum (to the extent a statement of sources and uses is contained therein), plus the amount of cash on the balance sheet of the Group (including the Target Group) as at the Closing Date, as certified by the Obligors’ Agent to the Agent as soon as practicable following the Closing Date or otherwise in the first Compliance Certificate delivered under the terms of this Agreement to the extent Not Otherwise Applied.

“Commitment” means a Facility B Commitment, an Original Guarantee Facility Commitment, an Original Revolving Facility Commitment and an Additional Facility Commitment.

“Commitment Letter” means the commitment letter dated 27 July 2018 (as amended or replaced from time to time) between, among others, the Mandated Lead Arrangers and Austrian Bidco.

“Company” means:

(a)	prior to the INNIO Group Reorganisation Effective Date, Austrian Bidco; and

(b)	with effect on and from the INNIO Group Reorganisation Effective Date, German Topco.

“Compliance Certificate” means an Annual Compliance Certificate or a Quarterly Compliance Certificate.

“Confidential Information” means all information relating to Topco, any Obligor, the Group, the Target Group, the Investors, the Transaction Documents, the Refinancing or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	Topco, any member of the Group, any Investor, the Target Group or any of their respective advisers; or

(b)

another Finance Party, if the information was obtained by that Finance Party directly or indirectly from Topco, any member of the Group, any Investor, the Target Group or any of its or their respective advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 44 (Confidentiality);

(ii)	is identified in writing at the time of delivery as non confidential by Topco, any member of the Group, the Target Group or any of its or their respective advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with Topco, the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA on the date of this Agreement or in any other form agreed between the Obligors’ Agent and the Agent, and in any case capable of being relied upon by, and not capable of being materially amended without the consent of, the Obligors’ Agent.

“Consolidated EBITDA” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Consolidated Financial Interest Expenses” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Consolidated Pro Forma EBITDA” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Consolidated Senior Secured Net Debt” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Consolidated Senior Secured Net Leverage Ratio” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Consolidated Total Indebtedness” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Consolidated Total Net Leverage Ratio” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Consolidated Total Secured Indebtedness” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Constitutional Documents” means the constitutional documents of Austrian Bidco.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Debt Transfer” has the meaning given in paragraph (a) of Clause 33.7 (Debt Transfer).

“Debt Transfer Notice” has the meaning given in paragraph (a)(iii) of Clause 33.7 (Debt Transfer).

“Declared Default” means the giving of notice by the Agent under paragraphs (a)(i), (a)(ii), (b)(i) or (b)(ii) of Clause 30.5 (Acceleration) and such notice has not been withdrawn, cancelled or otherwise ceased to have effect.

“Default” means an Event of Default or an event or circumstance which would (with the expiry of a grace period, the making of a determination, or the giving of notice provided for in Clause 30 (Events of Default), Schedule 16 (Events of Default) or any combination of the foregoing) be an Event of Default, provided that any such event or circumstance which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default unless that condition is satisfied.

“Defaulting Lender” means any Lender (other than a Lender which is a member of the Group or a Sponsor Affiliate):

(a)

which has failed to make its participation in a Loan available or has notified the Agent or the Obligors’ Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or Clause 7.3 (Indemnities) or has failed to provide cash collateral (or has notified the Issuing Bank or the Obligors’ Agent that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non Acceptable L/C Lender);

(b)

which has failed to indemnify the Guarantee Facility Issuing Bank in accordance with Clause 9.3 (Indemnities) or has failed to provide cash collateral (or has notified the Guarantee Facility Issuing Bank or the Obligors’ Agent that it will not provide cash collateral) in accordance with Clause 9.7 (Cash collateral by Non Acceptable Guarantee Lender);

(c)	which has otherwise disaffirmed, rescinded or repudiated a Finance Document or any term thereof;

(d)

which is a Non Consenting Lender and which has failed to assist with any step required to implement the Obligors’ Agent’s right to prepay that Non Consenting Lender or to replace that Non Consenting Lender pursuant to and as contemplated by Clause 43.5 (Replacement of Lender) within three (3) Business Days of a request to do so by the Obligors’ Agent;

(e)	with respect to which (or any Holding Company of which) an Insolvency Event has occurred and is continuing; or

(f)

which has incorrectly represented to the Company or the Agent that it is not a Net Short Lender (including as a result of a representation deemed to be made under paragraph (v) of Clause 43.4 (Other exceptions)), unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three (3) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question,

in each case, provided that the Agent may assume that (A) any Lender which has notified the Agent that it has become a Defaulting Lender and (B) any Lender in relation to which it is aware that any of the events or circumstances referred to in this definition has occurred, is a Defaulting Lender unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

“Delegate” means any delegate, agent, attorney, co-trustee or co-security agent appointed by the Security Agent.

“Designated Person” means any person (i) listed in any applicable Sanctions-related list of designated persons maintained by a Sanctions Authority or (ii) located or resident in, or incorporated or organised under, the laws of a country or territory that is a Sanctioned Country, or (iii) owned or controlled by persons that are the target of Sanctions.

“Designated Gross Amount” has the meaning given to that term in Clause 11.2 (Availability).

“Designated Net Amount” has the meaning given to that term in Clause 11.2 (Availability).

“Designation Date” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Disqualified Stock” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch Civil Code” means the Burgerliik Wetboek of the Netherlands.

“Dutch Financial Supervision Act” means the Wet op het financieel toezicht of the Netherlands.

“Dutch Obligor” means any Obligor domiciled in the Netherlands.

“DQ List” means the disqualified lender list agreed by Austrian Bidco and the 2026 A&E Coordinators before the Extension Effective Date and held by the Agent (as the same may be amended from time to time pursuant to paragraph (c) of Clause 31.3 (Conditions of assignment or transfer)).

“EBITDA based basket” has the meaning given to that term in paragraph (a) of Clause 1.5 (Baskets and Basket Testing).

“Eligible Subsidiary” means any Subsidiary of the Company which is incorporated in (a) the same jurisdiction as an existing Approved Subsidiary or (b) in any other jurisdiction approved by each Lender under a Guarantee Facility.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

“Environmental Law” means any applicable law or regulation binding upon a member of the Group in the jurisdiction in which it operates which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Equity Contribution” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Equity Documents” means the Constitutional Documents and any document evidencing an Equity Contribution as described in paragraph (b) of the definition of “Equity Contribution”.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the Interest Period of that Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan and, if any such rate applicable to:

(A)	a Facility B (EUR) Loan or an Original Revolving Facility Loan is below zero (0), EURIBOR for such Loan will be deemed to be zero (0); and

(B)

an Additional Facility Loan is below any percentage agreed with the relevant Additional Facility Lenders in the Additional Facility Notice for those Additional Facility Commitments, EURIBOR will be deemed to be such percentage rate specified in such Additional Facility Notice.

“Event of Default” means any event or circumstance specified as such in Clause 30 (Events of Default) save for Clause 30.5 (Acceleration), Clause 30.6 (Clean-up Period) and Clause 30.7 (Excluded Matters).

“Excess Cash Flow” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Excess Cash Flow De Minimis” means an amount equal to the greater of (x) €150,000,000 and (y) an amount equal to 35% of LTM EBITDA.

“Excess IPO Proceeds” means any amount of IPO Proceeds received by any member of the Group from a Listing which does not result in a Change of Control and which are not applied (and which are not required to be applied) in prepayment of the Facilities or any other Indebtedness.

“Exchange Act” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Excluded Jurisdiction” has the meaning given to that term in paragraph 6 (Excluded Jurisdictions) of Schedule 11 (Agreed Security Principles).

“Existing Bank Guarantees” means each letter of credit, bank guarantee or similar instrument issued on behalf of a member of the Target Group on or prior to the Closing Date as notified by Austrian Bidco to the Guarantee Facility Issuing Bank and the Agent prior to the Closing Date.

“Existing Lender” has the meaning given to that term in Clause 31.2 (Assignments and Transfers by Lenders).

“Existing Target Debt” means, if applicable, the outstanding Indebtedness (and any interest, coupon, premia, fees, costs or expenses accruing thereon after the Closing Date) under (i) any Existing Target Debt Document and (ii) any hedging agreement or related or ancillary agreement entered into in connection with any Existing Target Debt Document.

“Existing Target Debt Document” means any document or instrument constituting, documenting or evidencing any indebtedness made available to or guaranteed or secured by any member of the Target Group and existing immediately prior to the Closing Date.

“Exit Event” has the meaning given to that term in Clause 14.1 (Exit and Listing).

“Expiry Date” means, for a Letter of Credit or Bank Guarantee, the last day of its Term.

“Extended Facility B (EUR) Additional Facility Notice” means the Additional Facility Notice dated 5 February 2026 between, amongst others, the Company and the Extended Facility B (EUR) Original Lenders (as defined therein).

“Extended Facility B (USD) Additional Facility Notice” means the Additional Facility Notice dated 5 February 2026 between, amongst others, the Company and the Extended Facility B (USD) Original Lenders (as defined therein).

“Extension Additional Facility Notice” means the Extended Facility B (EUR) Additional Facility Notice and the Extended Facility B (USD) Additional Facility Notice.

“Extension Effective Date” has the meaning given to such term in the 2026 Amendment and Restatement Agreement, being the first date by which:

(a)

the Agent has notified the Company in writing that it has received all the documents and evidence listed in Schedule 2 (Conditions Precedent to the Extension Effective Date) and (unless specified therein to be in another form or substance) such documents or other evidence are in form and substance satisfactory to the Agent (acting reasonably and acting on the instructions of the Majority Lenders each also acting reasonably) or receipt of such documents and evidence has been waived by the Agent (acting reasonably and acting on the instructions of the Majority Lenders each also acting reasonably); and

(b)	the Utilisation Date in respect of Extended Facility B (EUR) and Extended Facility B (USD) has occurred.

“Facility” means a Term Facility, a Guarantee Facility, a Revolving Facility and any Additional Facility, in each case, as the context requires.

“Facility B” means Facility B (EUR) and/or Facility B (USD).

“Facility B Borrower” means each Facility B (USD) Borrower and Facility B (EUR) Borrower.

“Facility B (EUR) Borrower” means Austrian Bidco and any Additional Borrowers in respect of Facility B (EUR).

“Facility B (USD) Borrower” means each of US Bidco, German Topco, INNIO Beteiligungs GmbH and any Additional Borrowers in respect of Facility B (USD).

“Facility B Commitment” means a Facility B (EUR) Commitment and/or a Facility B (USD) Commitment.

“Facility B Lender” means a Facility B (EUR) Lender and/or a Facility B (USD) Lender.

“Facility B Loan” means a Facility B (EUR) Loan and/or a Facility B (USD) Loan.

“Facility B (EUR)” means Additional Facility made available under Clause 2.2 (Additional Facilities) pursuant to the Extended Facility B (EUR) Additional Facility Notice, as described in paragraph (a)(i) of Clause 2.1 (The Facilities) and any reference to Facility B (EUR) shall be deemed to be a reference to the “Extended Facility B (EUR)” (as defined in the Extended Facility B (EUR) Additional Facility Notice).

“Facility B (EUR) Commitment” means:

(a)

in relation to an Original Lender, the amount in euro set out in Part II (The Original Lenders) of Schedule 1 (The Original Parties) as its Facility B (EUR) Commitment and the amount of any other Facility B (EUR) Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase); and

(b)

in relation to any other Lender, the amount in euro of any Facility B (EUR) Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase),

to the extent:

(i)	not cancelled, reallocated, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero (0) pursuant to Clause 32 (Debt Purchase Transactions).

“Facility B (EUR) Lender” means any Lender who makes available a Facility B (EUR) Commitment or a Facility B (EUR) Loan.

“Facility B (EUR) Loan” means a loan made or to be made under Facility B (EUR) or the principal amount outstanding for the time being of that loan.

“Facility B (EUR) / Facility B (USD) Rate of Exchange” means €1.00 equals US$1.10.

“Facility B (USD)” means the Additional Facility made available under Clause 2.2 (Additional Facilities) pursuant to the Extended Facility B (USD) Additional Facility Notice, as described in paragraph (a)(ii) of Clause 2.1 (The Facilities) and any reference to Facility B (USD) shall be deemed to be a reference to the “Extended Facility B (USD)” (as defined in the Extended Facility B (USD) Additional Facility Notice).

“Facility B (USD) Commitment” means:

(a)

in relation to an Original Lender, the amount in USD set out in Part II (The Original Lenders) of Schedule 1 (The Original Parties) as its Facility B (USD) Commitment and the amount of any other Facility B (USD) Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase); and

(b)

in relation to any other Lender, the amount in USD of any Facility B (USD) Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase),

to the extent:

(i)	not cancelled, reallocated, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero (0) pursuant to Clause 32 (Debt Purchase Transactions).

“Facility B (USD) Lender” means any Lender who makes available a Facility B (USD) Commitment or a Facility B (USD) Loan.

“Facility B (USD) Loan” means a loan made or to be made under Facility B (USD) or the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender, Finance Party, the Guarantee Facility Issuing Bank or the Issuing Bank to the Agent in writing on or before the date it becomes a Lender, Finance Party, Guarantee Facility Issuing Bank or the Issuing Bank (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Internal Revenue Code or any associated regulations (or any amended or successor version that is substantially comparable);

(b)

any treaty, law, regulation or other official guidance of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)

in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Internal Revenue Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Internal Revenue Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Internal Revenue Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means:

(a)	the fee letter dated 27 July 2018 from the Mandated Lead Arrangers to Austrian Bidco (the “Arrangement Fee Letter”);

(b)

any fee letter or other agreement dated on or prior to the date of this Agreement between any Finance Party (or any of its Affiliates) and a member of the Group, setting out any of the fees referred to in Clause 19 (Fees);

(c)	any agreement setting out fees payable to a Finance Party pursuant to the Refinancing to the extent such agreement is expressly stated to be a Finance Document; and

(d)

any agreement setting out fees payable to a Finance Party referred to in paragraph (n) of Clause 2.2 (Additional Facilities), paragraph (e) of Clause 2.3 (Increase), Clause 19.5 (Agent and Security Agent fees) or Clause 19.7 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities) of this Agreement or under or in relation to any other Finance Document.

“Finance Document” means this Agreement, any Accession Deed, the 2024 Amendment and Restatement Agreement, the 2026 Amendment and Restatement Agreement, any Ancillary Document, any Compliance Certificate, any Supplemental Guarantee Facility Document, any Fee Letter, each Increase Confirmation, each Additional Facility Notice (including each Extension Additional Facility Notice and the Guarantee Facility Increase Additional Facility Notice) and Additional Facility Lender Accession Notice, the INNIO Group Reorganisation Amendment Deed, the Intercreditor Agreement, any Resignation Letter, any Selection Notice, any Debt Transfer Notice, the Syndication Strategy Letter, the 2024 Structural Adjustment Amendment Agreement, any Transaction Security Document, any Utilisation Request and any other document designated as a Finance Document by the Agent and the Obligors’ Agent.

“Finance Party” means the Agent, each Mandated Lead Arranger, the Security Agent, a Lender, the Issuing Bank, Guarantee Facility Issuing Bank, or any Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender.

“Financial Covenant Facility” has the meaning given to that term in paragraph (b) of Clause 28.2 (Financial Condition).

“Financial Quarter” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Financial Statements” means Annual Financial Statements or Quarterly Financial Statements.

“Financial Year” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Fitch” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Fixed Charge Coverage Ratio” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Fronted Ancillary Commitment” means, in relation to a Fronted Ancillary Lender and a Fronted Ancillary Facility, the maximum Base Currency Amount of the Revolving Facility Commitment of that Fronted Ancillary Lender that is fronted under the Fronted Ancillary Facility as notified by the Fronting Ancillary Lender to the Agent pursuant to Clause 11.2 (Availability), such Fronted Ancillary Portion being equal to the proportion borne by that Fronted Ancillary Lender’s Available Commitment to the Available Facility (in each case in relation to the applicable Revolving Facility) on the date of such notification, to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Fronted Ancillary Facility.

“Fronted Ancillary Lender” has the meaning given to that term in Clause 11.2 (Availability).

“Fronted Ancillary Facility” has the meaning given to that term in Clause 11.2 (Availability).

“Fronted Ancillary Facility Fee” has the meaning given to that term in Clause 19.8 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

“Fronted Ancillary Facility Fee Period” has the meaning given to that term in Clause 19.8 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

“Fronted Ancillary Portion” means, in relation to a Fronted Ancillary Lender, the proportion which that Fronted Ancillary Lender’s commitment under a Fronted Ancillary Facility bears to all commitments under that Fronted Ancillary Facility.

“Fronting Ancillary Commitment” means, in relation to a Fronting Ancillary Lender and a Fronted Ancillary Facility, the maximum Base Currency Amount of that Fronted Ancillary Facility for which it is not indemnified by other Fronted Ancillary Lenders pursuant to paragraph (b) of Clause 11.15 (Fronted Ancillary Commitment Indemnities), as notified by the Fronting Ancillary Lender to the Agent pursuant to Clause 11.2 (Availability) to the extent that amount is not increased, cancelled or reduced under this Agreement or the Ancillary Documents relating to that Fronted Ancillary Facility.

“Fronting Ancillary Lender” has the meaning given to that term in Clause 11.2 (Availability).

“Funded Capital Structure” means the sum of (a) the Sponsor Equity Investment plus (b) the aggregate principal amount of the funded Facility B Loans and loans made available pursuant to the Second Lien Facility Agreement, in each case, as of the Closing Date (excluding any increases in such amount as contemplated by a Fee Letter (and/or any other letter setting out syndication and/or flex terms relating to the Transaction) to fund certain original issue discount or fees in connection with any of the Facilities and the Second Lien Facility) less (i) cash on balance sheet of Target Group as of the Closing Date, and (ii) any Closing Overfunding.

“Funds Flow Statement” means any funds flow statement relating to the Transaction which is delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

“German Topco” means ININO Holding GmbH, a private limited company (Gesellschaft mit beschränkter Haftung) with corporate seat at Nymphenburger Straße 86 c/o INNIO Jenbacher Deutschland GmbH, 80636 Munich, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Germany under HRB 305810.

“Gross Outstandings” means, in relation to a multi-account overdraft, the Ancillary Outstandings of that multi-account overdraft but calculated on the basis that the wording in the definition of “Ancillary Outstandings” permitting the netting of credit balances were deleted.

“Group” means the Company and each of its Restricted Subsidiaries from time to time.

“Group Initiative” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Group Structure Chart” means any structure chart of the Group (assuming the Acquisition Closing Date has occurred) which is delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

“Guarantee Facility” means the Original Guarantee Facility or an Additional Guarantee Facility.

“Guarantee Facility Borrower” means an Original Guarantee Facility Borrower or an Additional Guarantee Facility Borrower.

“Guarantee Facility Commitment” means an Original Guarantee Facility Commitment or an Additional Guarantee Facility Commitment.

“Guarantee Facility Increase Additional Facility Notice” means the Additional Facility Notice dated 28 November 2025 between, amongst others, German Topco, the Additional Guarantee Facility Original Lenders (as defined therein) and the Agent.

“Guarantee Facility Lender” means an Original Guarantee Facility Lender or an Additional Guarantee Facility Lender.

“Guarantee Facility Utilisation” means:

(a)	in relation to any Utilisation under the Original Guarantee Facility, an Original Guarantee Facility Utilisation; and

(b)	in relation to any Utilisation under the relevant Additional Guarantee Facility, an Additional Guarantee Facility Utilisation.

“Guarantee Facility Issuing Bank” means the Original Guarantee Facility Issuing Bank or any Guarantee Facility Lender (or Affiliate thereof) which has notified the Agent and the Company that it has agreed to be a Guarantee Facility Issuing Bank pursuant to the terms of this Agreement and to the extent there is more than one Guarantee Facility Issuing Bank in respect of Bank Guarantees outstanding at any time, as the context dictates, the “Guarantee Facility Issuing Bank” shall be the Guarantee Facility Issuing Bank that has issued or agreed to issue that Bank Guarantee.

“Guarantee Limitations” means, in respect of any Obligor and any payments such Obligor is required to make in its capacity as a guarantor or as the provider of an indemnity or as debtor of costs or disbursements or with respect to any other payment obligation under this Agreement or any other Finance Document, the limitations and restrictions applicable to such entity pursuant to Clause 25.11 (Guarantee Limitations: General) to Clause 25.15 (Additional Guarantee Limitations) (inclusive) and the relevant Accession Deed applicable to such Additional Guarantor.

“Guarantee Proportion” means, in relation to a Guarantee Facility Lender in respect of any Bank Guarantee, the proportion, expressed as a percentage of that Lender’s Available Commitment in the Guarantee Facility pursuant to which such Bank Guarantee has been issued immediately prior to the issuance of that Bank Guarantee.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 33.4 (Resignation of an Obligor).

“Guarantor Coverage Test” means confirmation that the aggregate (without double counting) earnings before interest, tax, depreciation and amortisation (calculated on an LTM basis on the same basis as Consolidated EBITDA but taking each entity on an unconsolidated basis and excluding goodwill, all intra Group items and investments in Subsidiaries of any member of the Group) (EBITDA) of the members of the Group which are Guarantors equals or exceeds 80% of Consolidated EBITDA (excluding for these purposes, any adjustments made to Consolidated EBITDA pursuant to paragraphs (a)(viii) and (a)(ix) of the definition thereof), provided that, for the purposes of calculating the Guarantor Coverage Test only:

(a)	to the extent any Guarantor generates negative EBITDA, such Guarantor shall be deemed to have zero (0) EBITDA, for the purpose of calculating the numerator of the Guarantor Coverage Test; and

(b)	unless otherwise elected by the Obligors’ Agent, to the extent that any member of the Group:

(i)	is not a Guarantor; and

(ii)

is incorporated in an Excluded Jurisdiction and/or (other than pursuant to paragraph 12 (Controlled Foreign Corporations) of Schedule 11 (Agreed Security Principles)) is otherwise not required to (or is unable to) become a Guarantor in accordance with the Agreed Security Principles, such member of the Group shall be deemed to have zero (0) EBITDA, for the purpose of calculating the denominator of the Guarantor Coverage Test.

“Hedge Counterparty” means each person which is party to the Intercreditor Agreement as a “Hedge Counterparty”.

“Hedge Fund” means a pooled investment vehicle or similar entity that is or would reasonably be recognised or categorised as a “hedge fund” by reputable institutions which are prominent participants in the financial markets (including any “vulture funds” and any pass-through or structured finance vehicles, in whatever legal form, which are used by any such pooled investment vehicle or similar entity) as part of structuring any investment.

“Hedging Agreement” has the meaning given to that term in the Intercreditor Agreement.

“Hedging Obligations” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Historic Term SOFR” means, in relation to any Loan denominated in USD, the most recent applicable Term SOFR for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than three (3) US Government Securities Business Days before the Quotation Day.

“Holding Company” means, in relation to a company, corporation or any other entity, any other company, corporation or entity in respect of which it is a Subsidiary.

“IFRS” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise disaffirms, rescinds or repudiates a Finance Document or any term thereof;

(c)	(if the Agent is also a Lender) it is (x) a Defaulting Lender under paragraphs (a) or (b) of the definition of Defaulting Lender or (y) a Sanctioned Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless,	in the case of paragraph (a) above:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation) or in any other form agreed between the Agent and the Obligors’ Agent (each acting reasonably).

“Increase Lender” has the meaning given to that term in Clause 2.3 (Increase).

“Indebtedness” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Industry Competitor” means any person or entity (or any of its Affiliates) which is a competitor of a member of the Group or whose business is similar or related to a member of the Group (including any supplier or sub-contractor) and any controlling shareholder of such persons or any person which is acting (in relation to this Agreement) on behalf of such person or entity, provided that this shall not include any person or entity (or any of its Affiliates) which is a bank, financial institution or trust, fund or other entity whose principal business or a material activity of whom is arranging, underwriting or investing in debt.

“Information Memorandum” means the document in the form approved by the Obligors’ Agent concerning the Group and the Target Group in relation to the Facilities and the Second Lien Facility and distributed by the Mandated Lead Arrangers on a confidential basis prior to the Syndication Date in connection with the syndication of Facility B.

“Initial Investors” means:

(a)	the Advent Investors;

(b)	the Agreed Co-Investor; and

(c)	any other co-investor approved by the Majority Lenders (acting reasonably).

“INNIO Group Reorganisation Amendment Deed” means the amendment deed dated 29 September 2025 between, amongst others, the Company and the Agent.

“INNIO Group Reorganisation Consent Letter” means the “Consent Request” as defined in the INNIO Group Reorganisation Amendment Deed.

“INNIO Group Reorganisation Effective Date” means the “Effective Date” as defined in the INNIO Group Reorganisation Amendment Deed.

“INNIO Group Reorganisation Structure Memorandum” means the structure memorandum entitled “INNIO Group New Top Holding” prepared by Milbank LLP and referenced in the INNIO Group Reorganisation Consent Letter.

“INNIO Group Reorganisation Transaction Security Documents” means the Transaction Security Documents listsed in paragraph 3(b) of Schedule 1 (Conditions Precedent to the Effective Date) of the INNIO Group Reorganisation Amendment Deed.

“Inside Maturity Additional Facility Indebtedness” means an Additional Facility (or part thereof) which has been designated by the Obligors’ Agent as Inside Maturity Additional Facility Indebtedness, provided that at no time shall the outstanding aggregate principal amount of all Indebtedness designated as Inside Maturity Additional Facility Indebtedness exceed an amount equal to the greater of (x) €220,000,000 and (y) an amount equal to 50% of LTM EBITDA.

“InsO” means the German Insolvency Code (Insolvenzordnung).

“Insolvency Event” means, in relation to a Finance Party, the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, custodian or other similar officer in respect of that Finance Party or all or substantially all of that Finance Party’s assets or any analogous procedure or step being taken in any jurisdiction with respect to that Finance Party.

“Intellectual Property” means:

(a)

any patents, utility models, trademarks, service marks, designs, business names, copyrights, database rights, design rights, registered designs, domain names, moral rights, inventions, confidential information, trade secrets, knowhow and all other intellectual property rights and interests throughout the world (which may now or in the future subsist), whether registered or unregistered; and

(b)

the benefit of all applications (and all goodwill associated with such applications) and rights to use such assets of each member of the Group, including all rights under any agreements relating to the use or exploitation of any such rights, which may now or in the future subsist.

“Intercreditor Agreement” means the intercreditor agreement dated 25 October 2018 and made between, among others, Austrian Bidco, the Original Debtors (as defined therein), the Agent, the Security Agent and the Original Lenders, as amended and/or amended and restated from time to time inlcuding, but not limited to, pursuant to the INNIO Group Reorganisation Amendment Deed.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 17 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 17 (Default interest).

“Internal Revenue Code” means the US Internal Revenue Code of 1986, as amended.

“Interpolated Screen Rate” means, in relation to EURIBOR for any Loan, the rate (rounded to the same number of decimal places as the two (2) relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

“Interpolated Term SOFR” means, in relation to the applicable Term SOFR for any Loan denominated in USD, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)

the most recent applicable Term SOFR (provided that it is for a day which is no more than three (3) US Government Securities Business Days before the relevant Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of that Loan denominated in USD, SOFR for a day which is two (2) US Government Securities Business Days before the Quotation Day; or

(b)

the most recent applicable Term SOFR (provided that it is for a day which is no more than three (3) US Government Securities Business Days before the relevant Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan, each as of 11.00 am (London time).

“Investment” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Investors” means the Initial Investors and any other person holding (directly or indirectly) any issued share capital of the Company from time to time.

“IPO Proceeds” means the Net Proceeds received by members of the Group or any Holding Company of the Company from a Listing or a primary issue of shares in connection with such a Listing.

“Issuing Bank” means any Lender which has notified the Agent that it has agreed to the Obligors’ Agent’s request to be an Issuing Bank under a Revolving Facility pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the Issuing Bank), provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the Issuing Bank shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“L/C Proportion” means, in relation to a Revolving Facility Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility (in each case) under a Revolving Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender, including pursuant to Clause 11.11 (Adjustments required in relation to Ancillary Facilities).

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or under Clause 33 (Changes to the Obligors) or at any other time in connection with the Finance Documents.

“Legal Reservations” means:

(a)

the principle that certain remedies (including equitable remedies and remedies that are analogous to equitable remedies in the applicable jurisdiction) may be granted or refused at the discretion of the court, the principles of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, pre-insolvency proceedings, insolvency, liquidation, reorganisation, court schemes, moratoria, administration, examinership and other laws generally affecting the rights of creditors and secured creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b)

the time barring of claims under applicable limitation laws (including the Limitation Acts) and defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void and defences of set-off, counterclaim or acquiescence and similar principles or limitations under the laws of any applicable jurisdiction;

(c)

the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)

the principle that the creation or purported creation of Security may be subject to additional limitations and restrictions pursuant to the applicable law (including on capital maintenance) and is subject to the completion of applicable Perfection Requirements;

(g)	the principle that a court may not grant an order for specific performance with respect to contractual obligations other than payment obligations;

(h)

the principle that provisions limiting or excluding liability may be only effective to the extent that they do not cover gross negligence, fraud or wilful misconduct, and that penalty clauses are subject to the general provisions of law;

(i)

the principle that the creation or purported creation of Security over (i) any asset not beneficially owned by the relevant charging company at the date of the relevant security document or (ii) any contract or agreement which is subject to a prohibition on transfer, assignment or charging, may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(j)	the possibility that a court may strike out a provision of a contract for rescission or oppression, undue influence or similar reason;

(k)	the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions;

(l)	the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies;

(m)	similar principles, rights and defences under the laws of any relevant jurisdiction;

(n)	the principles of private and procedural laws of the Relevant Jurisdiction which affect the enforcement of a foreign court judgment;

(o)

the principle that in certain circumstances pre-existing Security purporting to secure an Additional Facility, further advances or any Facility following a Structural Adjustment may be void, ineffective, invalid or unenforceable; and

(p)	any other matters which are set out as qualifications or reservations (however described) as to matters of law in the Legal Opinions.

“Lender” means:

(a)	an Original Lender; or

(b)

any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Additional Facilities), Clause 2.3 (Increase) or Clause 31 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement and provided that (among other things as provided by this Agreement) upon (i) termination in full of all Commitments of any Lender in relation to any Facility and (ii) payment in full of all amounts which are then due and payable to such Lender under that Facility, such Lender shall not be regarded as a Lender for that Facility for the purpose of determining whether any provision which requires consultation, consent, agreement or vote with any Lender (or any class thereof) has been complied with.

“Letter of Credit” means:

(a)	a letter of credit, substantially in the agreed form set out in Schedule 10 (Form of Letter of Credit) or in any other form requested by the Obligors’ Agent and agreed by the Issuing Bank; or

(b)	any guarantee, indemnity, documentary credit, performance bond or other instrument in a form requested by a Borrower (or the Obligors’ Agent on its behalf) and agreed by the Issuing Bank.

“Liabilities” has the meaning given to that term in the Intercreditor Agreement.

“Lien” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Listing” means the listing or the admission to trading of all or any part of the share capital of any member of the Group or any Holding Company (the only material assets of which are shares or other investments (directly or indirectly in the Group)) of a member of the Group (other than the Initial Investors) on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any other exchange or market in any jurisdiction or country or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to any member of the Group or any such Holding Company of any member of the Group (other than the Initial Investors and their Holding Companies) in any jurisdiction or country.

“LMA” means the Loan Market Association.

“Loan” means a Term Loan or a Revolving Facility Loan.

“Loan to Own/Distressed Investor” means any person (including an Affiliate or a Related Fund of a Lender or any transferee which satisfies the requirements set out under paragraph (b) of Clause 31.3 (Conditions of Assignment or Transfer)) whose principal business or material activity is in investment strategies whose primary purpose is the purchase of loans or other debt securities with the intention of (or view to) owning the equity or gaining control of a business (directly or indirectly), provided that:

(a)

any Affiliate of such persons which are a deposit taking financial institution authorised by a financial services regulator to carry out the business of banking which holds a minimum rating equal to or better than BBB- or Baa3 (as applicable) according to at least two of Moody’s, S&P or Fitch which are managed and controlled independently where any information made available under the Finance Documents is not disclosed or made available to other Affiliates; and

(b)	any Original Lender,

shall not, in each case, be a Loan to Own/Distressed Investor.

“LTM” means last 12 Months.

“LTM EBITDA” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Major Default” means any event or circumstance constituting an Event of Default that is continuing under:

(a)	paragraph (a) of Section 1 of Schedule 16 (Events of Default);

(b)	paragraph (b) of Section 1 of Schedule 16 (Events of Default);

(c)	paragraph (c) of Section 1 of Schedule 16 (Events of Default) insofar as it relates to a breach of any Major Undertaking;

(d)	paragraph (e) of Section 1 of Schedule 16 (Events of Default);

(e)	Clause 30.2 (Misrepresentation) insofar as it relates to a breach of any Major Representation in any material respect; or

(f)	Clause 30.3 (Invalidity and Unlawfulness),

in each case as it relates to:

(i)

in the case of the Acquisition or a Certain Funds Utilisation, the Certain Funds Entities only (and excluding: (x) any procurement obligations on the part of the Certain Funds Entities with respect to any member of the Target Group; and (y) any failure to comply, breach or Default by any other member of the Group); and

(ii)

in the case of any other acquisition not prohibited by the terms of this Agreement or an Agreed Certain Funds Utilisation, the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Obligor with respect to any other member of the Group; and (y) any failure to comply, breach or Default by any other member of the Group).

“Major Representation” means a representation or warranty under:

(a)	Clause 26.1 (Status);

(b)	Clause 26.2 (Binding obligations);

(c)	Clause 26.3 (Non-conflict with other obligations);

(d)	Clause 26.4 (Power and authority); and

(e)	Clause 26.6 (Governing law and enforcement),

in each case as it relates to:

(i)

in the case of the Acquisition or a Certain Funds Utilisation, the Certain Funds Entities only (and excluding: (x) any procurement obligations on the part of the Certain Funds Entities with respect to any member of the Target Group; and (y) any failure to comply, breach or Default by any other member of the Group); and

(ii)

in the case of any other acquisition not prohibited by the terms of this Agreement or an Agreed Certain Funds Utilisation, the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Obligor with respect to any other member of the Group; and (y) any failure to comply, breach or Default by any other member of the Group).

“Major Undertaking” means an undertaking under:

(a)	Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings);

(b)	Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings);

(c)	Section 3 (Limitation on Liens) of Schedule 15 (General Undertakings); and

(d)	Section 8 (Merger and Consolidation - Company) of Schedule 15 (General Undertakings),

in each case as it relates to:

(i)

in the case of the Acquisition or a Certain Funds Utilisation, the Certain Funds Entities only (and excluding: (x) any procurement obligations on the part of the Certain Funds Entities with respect to any member of the Target Group; and (y) any failure to comply, breach or Default by any other member of the Group); and

(ii)	in the case of any other acquisition not prohibited by the terms of this Agreement or an Agreed Certain Funds Utilisation, the applicable Agreed Certain Funds Obligor(s)

only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Obligor with respect to any other member of the Group; and (y) any failure to comply, breach or Default by any other member of the Group).

“Majority Lenders” means, subject to paragraph (e) of Clause 43.4 (Other exceptions), a Lender or Lenders whose Commitments aggregate more than 50% of the Total Commitments (or, if the Total Commitments have been reduced to zero (0), aggregated more than 50% of the Total Commitments immediately prior to that reduction), provided that, in each case, for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitments shall not be reduced by the amount of its Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment.

“Majority Guarantee and Revolving Facility Lenders” means, subject to paragraph (e) of Clause 43.4 (Other exceptions), a Lender or Lenders whose Commitments aggregate more than 50% of (i) the Total Original Revolving Facility Commitments; (ii) the Total Additional Facility Commitments in respect of any Additional Revolving Facility which benefits from the requirements of Clause 28.2 (Financial Condition) to the extent specified in the relevant Additional Facility Notice; (iii) the Total Original Guarantee Facility Commitments; and (iv) the Total Additional Facility Commitments in respect of any Additional Guarantee Facility which benefits from the requirements of Clause 28.2 (Financial Condition) to the extent specified in the relevant Additional Facility Notice (or, if each of the Total Original Revolving Facility Commitments, Total Original Guarantee Facility Commitments and the Total Additional Facility Commitments under each applicable Additional Revolving Facility and applicable Additional Guarantee Facility have been reduced to zero (0), aggregated more than 50% of the Total Original Revolving Facility Commitments, Total Original Guarantee Facility Commitments and the Total Additional Facility Commitments under each applicable Additional Revolving Facility and applicable Additional Guarantee Facility immediately prior to that reduction), provided that, in each case, for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitments shall not be reduced by the amount of its Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment.

“Margin” means:

(a)	in relation to any Facility B (EUR) Loan, 2.50% per annum;

(b)	in relation to any Facility B (USD) Loan, 2.00% per annum;

(c)	in relation to any Original Revolving Facility Loan, 3.25% per annum; and

(d)	in relation to any Additional Facility Loan, the percentage rate per annum specified by the Obligors’ Agent in the relevant Additional Facility Notice,

but:

(i)

on and from the RCF / Guarantee Facility Repricing Effective Date, the Margin for each Loan under the Original Revolving Facility will be the percentage per annum set out below in the column opposite that range:

Senior Secured Net Leverage Ratio	Original Revolving Facility Margin (% per annum)
Greater than 3.25:1	3.25
Greater than 3.00:1 but equal to or less than 3.25:1	3.00

Greater than 2.75:1 but equal to or less than 3.00:1	2.75
Equal to or less than 2.75:1	2.50

(ii)

from the Extension Effective Date (other than in respect of Facility B (EUR), which shall apply from the date falling three (3) Months from the Extension Effective Date), the Margin for each Loan under Facility B will be the percentage per annum set out below in the column opposite that range:

Senior Secured Net Leverage Ratio	Facility B (EUR) Margin (% per annum)	Facility B (USD) Margin (% per annum)
Greater than 2.50:1	2.50%	2.00%
Equal to or less than 2.50:1 but greater than 2.00:1	2.25%	1.75%
Equal to or less than 2.00:1	2.00%	1.75%

(iii)

the Margin for each Additional Facility Loan will be the percentage per annum agreed with the Additional Facility Lenders and as indicated for that range in the Additional Facility Notice for those Additional Facility Commitments.

However:

(A)

any increase or decrease in the Margin for a Loan (with no limit on the reduction or increase to be effected on any single reset date) shall take effect on the date (the “reset date”) of receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 27.2 (Provision and contents of Compliance Certificates);

(B)

if, following receipt by the Agent of the Annual Financial Statements and related Compliance Certificate, those statements and Compliance Certificate demonstrate that (1) the Margin should have been reduced in accordance with the above table or as indicated in the applicable Additional Facility Notice or (2) the Margin should not have been reduced or should have been increased in accordance with the above table or as indicated in the applicable Additional Facility Notice, the next payment of interest under the relevant Facility shall be adjusted in accordance with paragraph (b) of Clause 16.2 (Payment of interest). The Agent’s determination (acting reasonably and in good faith) of the adjustments payable shall be prima facie evidence of such adjustments and the Agent shall, if so requested by the Obligors’ Agent, provide the Obligors’ Agent with reasonable details of the calculation of such adjustments;

(C)	while an Event of Default under any of paragraphs (a), (b), (c) (but only in relation to a failure to comply with paragraphs (b)(ii)(B) or (c)(ii)(B) (as applicable) of Clause 27.2 (Provision and contents of Compliance Certificates), in each case such that the Margin cannot be determined) or (e) of Section 1 of Schedule 16 (Events of Default) (a “Margin Event of Default”) is continuing, the Margin for each Loan under each of Facility B and the Original Revolving Facility shall be the highest percentage per annum set out above for a Loan under that Facility (or, in respect of any Additional Facility, the highest percentage rate per annum set out in the applicable Additional Facility Notice in respect of the relevant Additional Facility Commitments). Once that Margin Event of Default has been remedied or waived, the Margin for each Loan will be re-calculated on the basis of the most recently delivered Compliance Certificate and the terms of this definition “Margin” shall apply (on the assumption that on the date of the most recently delivered Compliance Certificate, no Margin Event of Default had occurred or was continuing) with any reduction in Margin resulting from such recalculation taking effect from the date of such remedy or waiver and the terms of this definition “Margin” shall apply (on the assumption that no such Margin Event of Default has occurred or was continuing) with any reduction in Margin resulting from such recalculation taking effect from the date of such remedy or waiver;

(D)

for the purpose of determining the Margin, the Senior Secured Net Leverage Ratio and Relevant Period shall be determined in accordance with Clause 28.1 (Financial definitions) provided that no Cure Amount applied as an EBITDA Cure as contemplated in paragraph (b) of Clause 30.1 (Financial Covenant) shall be taken into account for this purpose; and

(E)

in respect of Facility B (USD) only, notwithstanding anything to the contrary (including upon a Qualifying Listing or otherwise upon the satisfaction of a Release Condition), to the extent the ratchet set out above results in the Margin being less than 1.75%, the Margin shall be 1.75%.

“Market Flex” has the meaning given to that term in the Syndication Strategy Letter.

“Material Adverse Effect” means any event or circumstance which in each case after taking into account all mitigating factors or circumstances including, any warranty, indemnity, insurance or other resources available to the Group (including from a Sponsor Affiliate) or right of recourse against any third party with respect to the relevant event or circumstance and any obligation of any person in force to provide any additional equity investment:

(a)

has a material adverse effect on the consolidated business, assets or financial condition of the Group (taken as a whole) such that the Group (taken as whole) would be reasonably likely to be unable to perform its payment obligations under the Finance Documents within the next 12 months; or

(b)

subject to the Legal Reservations and any Perfection Requirements, affects the validity or the enforceability of any of the Finance Documents to an extent which is materially adverse to the interests of the Finance Parties under the Finance Documents taken as a whole, and, in each case, if capable of remedy, is not remedied within 20 Business Days of the earlier of (i) the Obligors’ Agent becoming aware of the issue and (ii) the giving to the Obligors’ Agent of written notice of the issue by the Agent.

“Material Intellectual Property” means the intellectual property rights which are material in the context of the business of the Group (taken as a whole) and which are required by the Group in order to carry on its business as it is being conducted.

“Material Subsidiary” means, at any time:

(a)	each Original Obligor; and

(b)

each member of the Group which has earnings before interest, tax, depreciation and amortisation (calculated (I) on an unconsolidated basis, (II) by excluding goodwill, intra-Group items and investments in subsidiaries (in each case to the extent applicable) and (III) otherwise on the same basis as Consolidated EBITDA but excluding for this purpose any adjustments made pursuant to paragraphs (a)(viii) and (a)(ix) of the definition thereof) representing 5% or more of Consolidated EBITDA, provided that:

(i)

such calculation shall be determined by reference to the most recent Annual Compliance Certificate supplied by the Obligors’ Agent in respect of the latest Annual Financial Statements delivered to the Agent;

(ii)	any entity having negative earnings before interest, tax, depreciation and amortisation shall be deemed to have zero (0) earnings before interest, tax, depreciation and amortisation;

(iii)

each member of the Group which is incorporated in an Excluded Jurisdiction and/or is otherwise not required to (or is unable to) become a Guarantor in accordance with the Agreed Security Principles will not be considered a Material Subsidiary for the purpose of Clause 29.11 (Guarantees and Security); and

(iv)	a report by the Auditors of the Company that a member of the Group is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Maximum Liability” has the meaning given to such term in Clause 25.13 (Guarantee Limitations: United States of America).

“MFN (EUR) Facility” means an Additional Term Facility which:

(a)	is a euro denominated syndicated floating rate term loan facility ranking pari passu with Facility B (EUR);

(b)	is incurred within 12 Months of the 2023 Extension Effective Date;

(c)	has a Termination Date falling not later than 12 Months after the Termination Date in respect of Facility B (EUR) (as at the 2023 Extension Effective Date);

(d)	is incurred pursuant to paragraphs (b)(i)(C) and (b)(v) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) and, in each case, constitutes Senior Secured Indebtedness; and

(e)	is not Bridging Debt.

“MFN (USD) Facility” means an Additional Term Facility which:

(a)	is a US Dollar denominated syndicated floating rate term loan facility ranking pari passu with Facility B (USD);

(b)	is incurred within 12 Months of the 2023 Extension Effective Date;

(c)	has a Termination Date falling not later than 12 Months after the Termination Date in respect of Facility B (USD) (as at the 2023 Extension Effective Date);

(d)

is incurred solely pursuant to paragraphs (b)(i)(C) and (b)(v) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) and in each case constitutes Senior Secured Indebtedness; and

(e)	is not Bridging Debt.

“MFN Margin Cap (EUR)” means a percentage rate per annum equal to the aggregate of:

(a)	1.00% per annum; plus

(b)	the highest actual or potential Margin for Facility B (EUR) as at the Applicable Test Date.

“MFN Margin Cap (USD)” means a percentage rate per annum equal to the aggregate of:

(a)	1.00% per annum; plus

(b)	the highest actual or potential Margin for Facility B (USD) as at the Applicable Test Date.

“Month” means a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The rules set out in paragraphs (a) to (c) above will only apply to the last month of any period.

“Moody’s” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Net Outstandings” means, in relation to a multi-account overdraft, the Ancillary Outstandings of that multi-account overdraft.

“Net Proceeds” means the cash proceeds received from a Listing after deducting:

(a)

all taxes incurred and required to be paid or reserved against (as reasonably determined by the Obligors’ Agent on the basis of their existing rates) by the seller in relation to a Listing (including any Taxes incurred as a result of the transfer of any cash consideration intra-Group);

(b)

fees, costs and expenses (including, for the avoidance of doubt, reasonable legal fees, reasonable agents’ commission, reasonable auditors’ fees, reasonable out of pocket reorganisation costs (including redundancy, closure and other restructuring costs, both preparatory to, and in consequence of, a Listing));

(c)

any amount required to be applied in repayment or prepayment of any Indebtedness other than the Facilities (including to an entity the subject of a disposal, amounts to be repaid or prepaid to the entity disposed of in respect of intra-Group indebtedness and any third party debt secured on the assets disposed of which is to be repaid or prepaid out of those proceeds) or amounts owed to partners in permitted joint ventures as a consequence of that Listing; and

(d)	any reasonable amounts retained to cover indemnities, contingent and other liabilities in connection with the Listing.

“Net Short Lender” means any Lender (other than any Lender that is a regulated bank) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments.

“New Debt Financing” has the meaning given to that term in the Intercreditor Agreement.

“New Lender” has the meaning given to that term in Clause 31.2 (Assignments and Transfers by Lenders).

“Non Acceptable Guarantee Lender” means a Lender under a Guarantee Facility which:

(a)

is not an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank (other than (i) a Mandated Lead Arranger, (ii) an Original Lender or (iii) a Lender which the relevant Guarantee Facility Issuing Bank (acting reasonably) has agreed is acceptable to it notwithstanding that fact);

(b)	is a Defaulting Lender or a Sanctioned Lender, or an Insolvency Event has occurred in respect of a Holding Company of such Lender; or

(c)

has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 9.3 (Indemnities) or Clause 34.11 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (i) and (ii) of the definition of Defaulting Lender.

“Non Acceptable L/C Lender” means a Lender under a Revolving Facility which:

(a)

is not an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank (other than (i) a Mandated Lead Arranger, (ii) an Original Lender or (iii) a Lender which the relevant Issuing Bank (acting reasonably) has agreed is acceptable to it notwithstanding that fact);

(b)	is a Defaulting Lender or a Sanctioned Lender, or an Insolvency Event has occurred in respect of a Holding Company of such Lender; or

(c)

has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 34.11 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (i) and (ii) of the definition of Defaulting Lender.

“Non Consenting Lender” means any Lender, where:

(a)

the Obligors’ Agent or the Agent (at the request of the Obligors’ Agent) has requested the Lenders (or any group of Lenders) to give a consent in relation to, or to agree to a release, waiver or amendment of, any provisions of the Finance Documents or other vote of the Lenders (or any group of Lenders) under the terms of this Agreement (the “Applicable Consent”);

(b)	the Majority Lenders have consented to the Applicable Consent; and

(c)

such Lender has not consented to the Applicable Consent by 5.00 p.m. on the date falling 10 Business Days after the date of such request, or any other period of time specified by the Obligors’ Agent (but if shorter than 10 Business Days, agreed by the Agent) of the date of such request.

“Non-Cooperative Jurisdiction” means a non-cooperative tax jurisdiction (nicht kooperierendes Steuerhoheitsgebiet) within the meaning of the German Defence against Tax Havens Act (Gesetz zur Abwehr von Steuervermeidung, unfairem Steuerwettbewerb und zur Änderung weiterer Gesetze, the “SteueroasenAbwG”) and the respective legislative decree (Rechtsverordnung), each as amended, supplemented or restated.

“Non-Cooperative Jurisdiction Resident Party” means a Party that is resident in a Non-Cooperative Jurisdiction pursuant to Section 2 paragraph 2 of the SteueroasenAbwG.

“Not Otherwise Applied” means, in relation to any amount which is proposed to be included, applied, designated or taken into account, that such amount has not been (and is not simultaneously being), included, applied, designated or taken into account in respect of, any other calculation, use, event, transaction or permission.

“Notice Date” has the meaning given to that term in Clause 19.8 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (h) of Clause 32 (Debt Purchase Transactions).

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means:

(a)	prior to the INNIO Group Reorganisation Effective Date, Austrian Bidco; or

(b)	with effect on and from the INNIO Group Reorganisation Effective Date, German Topco (being the Company with effect from the INNIO Group Reorganisation Effective Date),

or such other person appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.6 (Obligors’ Agent).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

“Officer” means, with respect to any person:

(a)

the chairman of the Board of Directors, the CEO, the president, the CFO, any vice president, the treasurer, any director, managing director or the company secretary (or, in each case, any person holding a similar or equivalent role):

(i)	of such person; and/or

(ii)	if such person is owned or managed or represented by a single entity, of such entity; and/or

(b)	any other individual designated as an “Officer” by the Board of Directors of such person.

“Officer’s Certificate” means, with respect to any person, a certificate signed by one Officer of such person.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Accounting Principles” means the accounting principles and related accounting practices and financial reference periods consistent with those applied in the Base Case Model.

“Original Financial Statements” means the carve-out financial statements of the Target Group produced by KPMG LLP.

“Original Guarantee Facility” means the Additional Guarantee Facility made available under Clause 2.2 (Additional Facilities) pursuant to the Guarantee Facility Increase Additional Facility Notice, as described in paragraph (a)(iii) of Clause 2.1 (The Facilities) and any reference to the Original Guarantee Facility shall be deemed to be a reference to the “Additional Guarantee Facility” (as defined in the Guarantee Facility Increase Additional Facility Notice).

“Original Guarantee Facility Borrower” means (i) an Original Borrower and any member of the Group which becomes an Additional Borrower under the Original Guarantee Facility in accordance with Clause 33 (Changes to the Obligors), unless, in each case, the relevant Original Guarantee Facility Borrower has ceased to be an Guarantee Facility Borrower in accordance with Clause 33 (Changes to the Obligors), and (ii) an Approved Subsidiary.

“Original Guarantee Facility Commitment” means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Original Guarantee Facility Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Original Guarantee Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase); and

(b)

in relation to any other Lender, the amount in the Base Currency of any Original Guarantee Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Original Guarantee Facility Lender” means any Lender who makes available an Original Guarantee Facility Commitment or an Original Guarantee Facility.

“Original Guarantee Facility Utilisation” means a Bank Guarantee issued or to be issued under the Original Guarantee Facility.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Original Revolving Facility” means the revolving credit facility made available under this Agreement as described in paragraph (a)(iv) of Clause 2.1 (The Facilities) (being, for the avoidance of doubt, the “Extended Original Revolving Facility” as defined in the amendment agreement in respect of the Original Revolving Faciliyt and the Original Guarantee Facility dated 28 November 2023).

“Original Revolving Facility Borrower” means each Original Borrower and any member of the Group which accedes as an Additional Borrower under the Revolving Facility in accordance with Clause 33 (Changes to the Obligors), unless it has ceased to be a Revolving Facility Borrower in accordance with Clause 33 (Changes to the Obligors).

“Original Revolving Facility Commitment” means:

(a)

in relation to an Original Lender, the amount in the Base Currency set out in Part II (The Original Lenders) of Schedule 1 (The Original Parties) as its Original Revolving Facility Commitment and the amount of any other Original Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase); and

(b)

in relation to any other Lender, the amount in the Base Currency of any Original Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facilities) or Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Original Revolving Facility Lender” means any Lender who makes available an Original Revolving Facility Commitment or an Original Revolving Facility Loan.

“Original Revolving Facility Loan” means a loan made or to be made under the Original Revolving Facility or the principal amount outstanding for the time being of that loan.

“Original Revolving Facility Utilisation” means an Original Revolving Facility Loan or a Letter of Credit issued or to be issued under the Original Revolving Facility.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarisation, stampings and/or notifications of or under the Transaction Security Documents and/or the Security created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect or make valid or enforceable any Security or the Transaction Security Documents or to achieve the relevant priority expressed therein.

“Permitted Acquisition” means any Permitted Investment under paragraphs (a)(ii) or (b) of the definition of Permitted Investment or any other acquisition or investment not prohibited by (or otherwise approved under) the terms of this Agreement.

“Permitted Collateral Lien” has the meaning given to that term Schedule 17 (Certain New York Law Defined Terms).

“Permitted Holders” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Permitted Indebtedness” means Indebtedness not prohibited by the terms of this Agreement.

“Permitted Investment” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Permitted Lien” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Permitted Payment” means any dividend, distribution, payment, repayment, prepayment, purchase, repurchase, redemption, defeasance, discharge, exchange, other acquisition, retirement or Investment not prohibited by the terms of this Agreement, including, for the avoidance of doubt, any Permitted Transaction.

“Permitted Reorganisation” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Permitted Structural Adjustment” means a Structural Adjustment not prohibited by this Agreement.

“Permitted Transaction” means:

(a)

any step, circumstance, payment, event, reorganisation or transaction contemplated by or relating to the Transaction Documents, the Funds Flow Statement, the Tax Structure Memorandum (other than any exit steps described therein) and any intermediate steps or actions necessary to implement the steps, circumstances, payments or transactions relating to or described in each such document;

(b)	a Permitted Reorganisation or related transaction or arrangement;

(c)

any step, circumstance, payment or transaction contemplated by or relating to the Acquisition (and related Acquisition Documents) or any exercise of any set off of any claims or receivables of Austrian Bidco (or its Affiliates) arising under, contemplated by or relating to the Acquisition (and related Acquisition Documents) against any liabilities owed by Austrian

Bidco (or its Affiliates) to the respective vendors under the Acquisition Agreement, their Affiliates or assigns and any intermediate steps or actions necessary to implement the steps, circumstances, payments, transactions or set off described in each such document;

(d)

any step, circumstance, payment or transaction contemplated by or relating to the incurrence of any Permitted Indebtedness and any intermediate steps or actions necessary to implement the incurrence of such Permitted Indebtedness provided that such transaction is permitted or not otherwise prohibited under the terms of this Agreement other than by reason of or reference to this definition of Permitted Transaction;

(e)	any step, circumstance or transaction which is mandatorily required by law or regulation (including arising under an order of attachment or injunction or similar legal process);

(f)

any conversion of a loan, credit or any other indebtedness outstanding into distributable reserves, share capital, share premium or other equity interests of any member of the Group or any other capitalisation, forgiveness, waiver, release or other discharge of any loan, credit or other indebtedness and any reduction of share premium reserve, in each case on a cashless basis;

(g)

any repurchase of shares in any person upon the exercise of warrants, options or other securities convertible into or exchangeable for shares, if such shares represent all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for shares as part of a cashless exercise;

(h)	any:

(i)	conversion of outstanding shares of the Company or of any of its Subsidiaries into shares of another class; and

(ii)

redemption, repurchase or repayment of any shares of, or of any shareholder loan granted to, the Company or of any of its Subsidiaries paid in full by way of set-off with the subscription to other shares or shareholder loans are expressly permitted, in each case to the extent that (A) any such conversion, redemption, repurchase or repayment is made without any immediate or deferred cash payment to the holders of the concerned shares or shareholder loans, and (B) the Finance Parties (or the Security Agent on their behalf) will continue to have the same or substantially equivalent (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods) security over the new shares or shareholder loans resulting from such conversion, redemption, repurchase or repayment;

(i)

any transfer of the shares in, or issue of shares by, a member of the Group or any step, action or transaction including share issue or acquisition or consumption of debt, for the purpose of creating the group structure for the Acquisition or effecting the Transaction as set out in the Tax Structure Memorandum (other than any exit steps described therein), including inserting any Holding Company or incorporating or inserting any Subsidiary in connection therewith, provided that after completion of such steps no Change of Control shall have occurred;

(j)

the execution, delivery and performance of any Tax Sharing Agreement or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(k)	any transaction or payments arising on the exercise of any put or call options (or any equivalent right or obligation) in relation to any joint venture not prohibited by this Agreement;

(l)	any closure of bank accounts in the ordinary course of business;

(m)	any “Liabilities Acquisition” (as defined in the Intercreditor Agreement);

(n)	any step, circumstance, payment or transaction contemplated by or relating to the Refinancing;

(o)	any transaction to which the Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent; and

(p)

any step, circumstance, payment, event, reorganisation or transaction contemplated by or taken for the purpose of effecting the transaction(s) contemplated by the INNIO Group Reorganisation Structure Memorandum and/or the ININO Group Reorganisation Consent Letter, and in each case, any intermediate steps or actions necessary to implement the steps, circumstances, payments or transactions relating to or described in each such document. Notwithstanding the above, to the extent the applicable step described in “Base Case: Step 3”, “Alternative 1: Steps 1 to 3” or “Alternative 2: Step 3” of the INNIO Group Reorganisation Structure Memorandum is implemented then such step shall only be permitted to the extent that, if any Transaction Security was previously granted over the shares in the capital of the relevant Guarantor, on or shortly following the implementation of such step and subject to the Agreed Security Principles, Transaction Security shall be granted over the shares in the capital of the applicable Guarantor on substantially equivalent terms to any Transaction Security previously granted prior to such step.

“Preferred Stock” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Prevailing Market Determination” means a determination by the Agent (that shall be made by the Agent acting in good faith and promptly) in relation to the provisions of any document or any Published Rate Successor Conforming Change, where such determination shall be given if such provisions broadly reflect at such time any prevailing London or European leveraged finance market position for loans in the relevant currency and/or similar size or reflect the position as set out in another syndicated loan precedent for any borrower owned (directly or indirectly, in whole or in part) by any Investor or Sponsor Affiliate (including, in each case, any precedent provided to the Agent by the Company in respect of such provisions).

“Published Rate” has the meaning given to that term in Clause 16.5 (Replacement of Screen Rate).

“Published Rate Replacement Event” has the meaning given to that term in Clause 16.5 (Replacement of Screen Rate).

“Published Rate Successor Conforming Changes” has the meaning given to that term in Clause 16.5 (Replacement of Screen Rate).

“Pro Forma Acquisition Adjustments” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Pro Forma Disposal Adjustments” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Pro Forma Group Initiative Adjustments” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Qualifying Listing” has the meaning given to that term in Clause 29.15 (Qualifying Listing / Ratings Trigger).

“Quarter Date” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Quarterly Compliance Certificate” means a compliance certificate substantially in the agreed form set out in Part I (Form of Quarterly Compliance Certificate) of Schedule 8 (Forms of Compliance Certificate) (or in any other form agreed between the Company and the Agent (each acting reasonably)) and delivered by the Obligors’ Agent to the Agent under paragraph (a) of Clause 27.2 (Provision and contents of Compliance Certificates).

“Quarterly Financial Statements” has the meaning given to that term in paragraph (a)(ii) of Clause 27.1 (Financial statements).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Sterling) the first day of that period;

(b)	(if the currency is USD) in relation to any period for which an Interest Rate is to be determined, two (2) US Government Securities Business Days before the first day of that period; or

(c)	(for any other currency other than Sterling or USD) two (2) Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given on more than one (1) day, the Quotation Day will be the last of those days).

“RCF / Guarantee Facility Repricing Effective Date” has the meaning given to such term in the 2024 Structural Adjustment Amendment Agreement, being 19 July 2024.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reconciliation Statement” has the meaning given to such term in paragraph (a)(ii) of Clause 27.4 (Agreed Accounting Principles).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four (4) decimal places) as supplied to the Agent at its request by the Reference Banks, in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market, in euro and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in a reasonable market size in that currency and for that period.

“Reference Banks” means, in relation to EURIBOR, up to three (3) Lenders as may be appointed by the Agent in consultation with the Obligors’ Agent (provided that no Finance Party shall be appointed as a Reference Bank without its consent).

“Refinancing” means the refinancing or extension (as applicable) of the facilities previously incurred under this Agreement as in effect immediately prior to the Extension Effective Date and all related transactions occurring substantially concurrently therewith.

“Refinancing Indebtedness” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Register” has the meaning given to that term in Clause 31.10 (The Register).

“Related Fund” in relation to a fund or account (the “first fund”), means a fund or account which is managed or advised directly or indirectly by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Release Condition” has the meaning given to that term in Clause 29.15 (Qualifying Listing / Ratings Trigger).

“Released Amounts” has the meaning given to that term in paragraph (c) of Clause 29.15 (Qualifying Listing / Ratings Trigger).

“Relevant Interbank Market” means:

(a)	in relation to euro, the European interbank market;

(b)	in relation to US Dollars, the market for overnight cash borrowing collateralized by US Government securities; and

(c)	in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation; and

(b)	the jurisdiction whose laws govern any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Renewal Request” means a written notice delivered the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit) or Clause 8.6 (Renewal of a Bank Guarantee).

“Repeating Representations” has the meaning given to it in paragraph (b) of Clause 26.24 (Repetition).

“Replaced Lender” has the meaning given to that term in paragraph (a) of Clause 43.5 (Replacement of Lender).

“Replacement Notice” has the meaning given to that term in paragraph (a) of Clause 43.5 (Replacement of Lender).

“Reporting Entity” means (i) the Company; (ii) an IPO Entity; or (iii) any Holding Company thereof (in each case, as determined at the sole discretion of the Company).

“Reporting Entity Group” means the applicable Reporting Entity and each of its Subsidiaries (or in the case of Subsidiaries of the Company, limited to Restricted Subsidiaries) from time to time including on and from the Closing Date, the Target Group.

“Reports” means the reports listed at paragraph 5 of Part I (Conditions Precedent to the Closing Date) of Schedule 2 (Conditions Precedent).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a document substantially in the form set out in Schedule 7 (Form of Resignation Letter) or any other form agreed between the Agent and the Obligors’ Agent (each acting reasonably).

“Restricted Finance Party” means a Finance Party that notifies the Agent that any representation, warranty or undertaking would result in a violation of, a conflict with or liability under:

(a)	EU Regulation (EC) 2271/96;

(b)	§ 7 of the German Außenwirtschaftsverordnung (in connection with the German Außenwirtschaftsgesetz); or

(c)	any similar applicable anti-boycott law, regulation or statute in force from time to time that is applicable to such person.

“Restricted Subsidiary” means each Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Restructuring Costs” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Retained Cash” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Retained Cash Flow” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Retained Excess Cash” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Revolving Facility” means the Original Revolving Facility or an Additional Revolving Facility.

“Revolving Facility Borrower” means an Original Revolving Facility Borrower or an Additional Revolving Facility Borrower.

“Revolving Facility Commitment” means an Original Revolving Facility Commitment or an Additional Revolving Facility Commitment.

“Revolving Facility Lender” means an Original Revolving Facility Lender or an Additional Revolving Facility Lender.

“Revolving Facility Loan” means:

(a)	in relation to any Utilisation under the Original Revolving Facility, an Original Revolving Facility Loan; and

(b)	in relation to any Utilisation under the relevant Additional Revolving Facility, an Additional Revolving Facility Loan.

“Revolving Facility Utilisation” means:

(a)	in relation to any Utilisation under the Original Revolving Facility, an Original Revolving Facility Utilisation; and

(b)	in relation to any Utilisation under the relevant Additional Revolving Facility, an Additional Revolving Facility Utilisation.

“Rolled Proceeds” means the proceeds received by a Rollover Investor pursuant to or in connection with the Acquisition and which are reinvested, or advanced, directly or indirectly, in the Company, its Subsidiaries or any Holding Company of the Company (in each case including on a non-cash basis).

“Rollover Investor” means any (direct or indirect) shareholder in the Target Group immediately prior to the Acquisition Closing Date or any other director or member of the management or other person which reinvests or advances any proceeds payable or received pursuant to or in connection with the Acquisition (directly or indirectly) in an Obligor, its Subsidiaries, the Company or a Holding Company of the Company (including on a non-cash basis) or which will remain a shareholder in any Target (directly or indirectly) on the Acquisition Closing Date.

“Rollover Loan” means one (1) or more Revolving Facility Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Revolving Facility Loan is due to be repaid; or

(ii)	a demand by the Agent pursuant to a drawing in respect of a Letter of Credit or payment of outstandings under an Ancillary Facility or a Fronted Ancillary Facility is due to be met; and

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan or Ancillary Facility Utilisation or the relevant claim in respect of that Letter of Credit;

(c)

in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 10.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit or an Ancillary Facility Utilisation; and

(d)	made or to be made to the same Borrower (or, if applicable in the case of an Ancillary Facility Utilisation, that Borrower’s Affiliate) for the purpose of:

(i)	refinancing that maturing Revolving Facility Loan or Ancillary Facility Utilisation; or

(ii)	satisfying the relevant claim in respect of that Letter of Credit.

“S&P” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Sanctioned Country” means, at any time, a country or territory which itself is, or whose government is, the target of comprehensive Sanctions (as of the Extension Effective Date, being Afghanistan, the Crimea, the occupied territories in the Kherson and Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).

“Sanctioned Lender” means any Lender that is a Designated Person (or that is acting on behalf of a person that is a Designated Person), provided that this definition shall not be interpreted to the extent that it would violate or expose any Holding Company, any other Obligor, any member of the Group or any Finance Party or any of its or their directors, officers, agents or employees to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such entity (including EU Regulation (EC) 2271/96).

“Sanctioned Person” means any person, entity, or other party that is (or persons that are):

(a)	a government of a Sanctioned Country;

(b)	listed on, or owned or controlled (as such terms are defined and interpreted by the relevant Sanctions) by a person listed on any Sanctions List;

(c)	located in, resident in or incorporated under the laws of any Sanctioned Country;

(d)	directly or indirectly owned or controlled by, or to the best of the Company’s knowledge (having made reasonable enquiries) a person acting on behalf of, any person described above; or

(e)	to the best of the Company’s knowledge (having made reasonable enquiries) otherwise subject to Sanctions,

provided that, in the case of paragraphs (a) to (e) (inclusive) above, a person shall not be deemed to be a Sanctioned Person if transactions or dealings with such person are not prohibited under applicable Sanctions or are permitted under a license, license exemption, or other authorisation of a Sanctions Authority.

“Sanctions” means any economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures imposed, enacted, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (a) the United States of America, (b) the United Nations Security Council, (c) the European Union and any EU member state, (d) the United Kingdom and (e) the respective governmental institutions of any of the foregoing which administer Sanctions, including OFAC, the US State Department, the US Department of Commerce, the US Department of the Treasury, and His Majesty’s Treasury.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the EU Consolidated List of Financial Sanctions Targets, the Consolidated List of Financial Sanctions Targets issued by His Majesty’s Treasury, or any similar list issued or maintained and made public by any of the Sanctions Authorities as amended, supplemented or substituted from time to time.

“Screen Rate” means, in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service is replaced or ceases to be available, the Obligors’ Agent may specify another page or service displaying the relevant or replacement rate after consultation with the Agent.

“Second Lien Facility” means a facility made available under the Second Lien Facilities Agreement (provided that, for the avoidance of doubt, the Second Lien Facility was repaid in full and the Second Lien Facilities Agreement ceased to have any force or effect on or around 8 February 2022).

“Second Lien Facilities Agreement” means the second lien facilities agreement entered into between, among others, Austrian Bidco and the Original Lenders (as defined therein) on or around 25 October 2018 (provided that, for the avoidance of doubt, the Second Lien Facility was repaid in full and the Second Lien Facilities Agreement ceased to have any force or effect on or around 8 February 2022).

“Second Lien Finance Documents” has the meaning given to the term “Finance Documents” in the Second Lien Facilities Agreement.

“Second Lien Liabilities” has the meaning given to that term in the Intercreditor Agreement.

“Secured Debt Document” has the meaning given to that term in the Intercreditor Agreement.

“Secured Parties” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien, security assignment, security transfer of title or other security interest having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part IV (Form of Selection Notice) of Schedule 3 (Requests and Notices) given in accordance with Clause 17 (Interest Periods) in relation to a Term Facility.

“Senior Secured Indebtedness” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Senior Secured Net Leverage Ratio” has the meaning given to that term in Clause 28.1 (Financial definitions).

“Separate Loan” has the meaning given to that term in paragraph (a) of Clause 12.4 (Loans provided by a Defaulting Lender or a Sanctioned Lender).

“Specified Time” means a day or time determined in accordance with Schedule 9 (Timetables).

“Sponsor Affiliate” means (i) the Advent Investors and their Affiliates and direct and indirect Subsidiaries, (ii) any sponsor, limited partnerships or entities managed or advised by the Advent Investors or any of their Affiliates or any of their direct or indirect Subsidiaries, (iii) any trust of the Advent Investors or any of their Affiliates or any of their direct or indirect Subsidiaries or in respect of which any such persons are a trustee, (iv) any partnership of the Advent Investors or any of their Affiliates or any of their direct or indirect Subsidiaries or in respect of which any such persons are a partner and (v) any trust, fund or other entity which is managed by, or is under the control of, the Advent Investors or any of their Affiliates or any of their direct or indirect Subsidiaries, but excluding (in each case) any fund or entity that is affiliated with or managed and/or advised by the Advent Investors where the principal business of such affiliated fund or entity is investing in debt.

“Sponsor Equity Investment” means the aggregate amount of (i) investment in cash or in kind in the form of equity (including share capital) made in connection with the Acquisition on or around the Closing Date together with the contribution of any proceeds, or other capital contributions (including by way of premium and/or contribution to capital reserve), made by the Initial Investors (including by way of contribution of any proceeds to Austrian Bidco (or to any Holding Company of Austrian Bidco to the extent such proceeds are applied on or around the Closing Date towards fees, costs or any other expenses relating to the Acquisition)); (ii) any Subordinated Liabilities (as defined in the Intercreditor Agreement); and/or (iii) any Rolled Proceeds.

“Structural Adjustment” means:

(a)	an amendment, waiver or variation of the terms of some or all of the Finance Documents that results in or is intended to result from or has the effect of changing or which relates to:

(i)	an extension to the availability, change to the date of payment or redenomination of any amount under the Finance Documents;

(ii)

a reduction in the Margin (other than in accordance with the definition of Margin) or a reduction in the amount of any payment of principal, interest, fees, or commission or other amounts owing or payable to a Lender under the Finance Documents;

(iii)	the currency of payment of any amount under the Finance Documents;

(iv)	a redenomination of a Commitment or participation of any Finance Party into another currency (other than in accordance with the terms of this Agreement);

(v)	a re-tranching of any or all of the Facilities (other than as contemplated by this Agreement);

(vi)	an increase in, or addition or a grant of, any Commitment or participation of any Finance Party or the Total Commitments (other than in accordance with Clause 2.3 (Increase)); or

(vii)	the introduction of an additional loan, commitment, tranche or facility into the Finance Documents ranking pari passu with or junior to any of the Facilities,

in each case, other than in respect of an Additional Facility established pursuant to Clause 2.2 (Additional Facilities) or pursuant to Clause 16.5 (Replacement of Screen Rate); or

(b)

an amendment or waiver of a term of a Finance Document and any change (including changes to, the taking of or release coupled with the retaking of Security and/or guarantees and changes to and/or additional intercreditor arrangements) that is consequential on, incidental to, or required to implement or effect or reflect any of the amendments or waivers listed in paragraph (a) above.

“Structural Intercompany Receivable” means the receivable in respect of any intercompany loan entered into between Topco (as lender) and the Company (as borrower) pursuant to any Topco Proceeds Loan or Subordinated Liabilities (as defined in the Intercreditor Agreement).

“Subordinated Indebtedness” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Subsidiary” means, (i) in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and control for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the Board of Directors (or like board) of such entity, in each case, whether by virtue of ownership of share capital, contract or otherwise provided that notwithstanding anything to the contrary no Unrestricted Subsidiary shall be deemed to be a member of the Group and (ii) in relation to any person incorporated or established in the Republic of Austria, a subsidiary (Tochterunternehmen) within the meaning of § 189 no 7 of the Austrian Commercial Code (Unternehmensgesetzbuch – UGB).

“Super Majority Lenders” means, subject to paragraph (e) of Clause 43.4 (Other exceptions), a Lender or Lenders whose Commitments aggregate 662/3% or more of the Total Commitments (or, if the Total Commitments have been reduced to zero (0), aggregated 662/3% or more of the Total Commitments immediately prior to that reduction) and provided that for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitments shall not be reduced by the amount of its Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment.

“Super Majority Lender Objection” means, in respect of a document, supplement, proposal, request or amendment in relation to this Agreement or any other Finance Document, that such document, supplement, proposal, request or amendment has been rejected by the Super Majority Lenders, in each case by 11.00 a.m. on the date falling ten (10) Business Days (or such longer period which the Company notifies to the Agent) after the date on which the Company (or other member of the Group) delivers the relevant document, supplement, proposal, request or amendment to the Agent. Unless the Company notifies the Agent, Clause 43.6 (Disenfranchisement of Non Responding Lenders) shall not apply when determining the Super Majority Lenders for these purposes (and, for the avoidance of doubt, the Company may elect for one or more of such Clauses to apply in respect of any particular document, supplement, proposal, request or amendment from time to time).

“Supplemental Guarantee Facility Document” has the meaning given to such term in Clause 9.4 (Supplemental Guarantee Facility Documents).

“Syndication Date” has the meaning given to that term in the Syndication Strategy Letter.

“Syndication Period” has the meaning given to that term in the Syndication Strategy Letter.

“Syndication Strategy Letter” means the syndication strategy letter relating to Facility B and dated 27 July 2018 between, among others, the Mandated Lead Arrangers and Austrian Bidco.

“Targets” means each of (a) GE Distributed Power Inc., a Delaware corporation, with an office located at 1209 Orange St., Wilmington, DE 19801, United States of America (“US Target”), (b) General Electric Austria GmbH, an Austrian limited liability company (registration number FN 189091a) whose registered address is at Technologiestrasse 10, 1120 Vienna, Austria (“Austrian Target”) and (c) Jenbacher International BV., a Dutch limited liability company (registration number 71416927) whose registered address is Kelvinring 58, 2952BG Alblasserdam, The Netherlands (“Dutch Target”).

“TARGET2” means the Trans European Automated Real time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Target Group” means each Target together with each of its Subsidiaries.

“Target Shares” means the shares in the capital of each Target to be acquired by a member of the Group in accordance with the Acquisition Agreement.

“Tax” means any tax, levy, impost, duty (including Austrian stamp duty, Rechtsgeschäftsgebühren) or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Sharing Agreement” means any tax sharing, profit and loss pooling, tax loss transfer or similar or equivalent agreement with customary or arm’s length terms entered into with any Holding Company of the Company or an Unrestricted Subsidiary.

“Tax Structure Memorandum” means the tax structure memorandum entitled “Project Diamond – Tax Structure Memorandum” prepared by PricewaterhouseCoopers GmbH.

“Term” means each period determined under this Agreement for which:

(a)	in respect of a Letter of Credit, the Issuing Bank is under a liability under a Letter of Credit; and

(b)	in respect of a Bank Guarantee, the Guarantee Facility Issuing Bank is under a liability under a Bank Guarantee.

“Term Facility” means Facility B and any Additional Term Facility.

“Term Loan” means a Facility B Loan and (as the case may be) an Additional Facility Loan under an Additional Term Facility.

“Term SOFR” means in relation to any Loan denominated in USD:

(a)

the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate) and if such page or service is replaced or ceases to be available, the Agent may specify another page or service displaying the relevant rate in accordance with clause 16.5 (Replacement of Screen Rate);

(b)	(if the term SOFR reference rate is not available for the Interest Period of that Loan) Interpolated Term SOFR (rounded to the same number of decimal places as Term SOFR) for that Loan;

(c)	if:

(i)	no term SOFR reference rate is available for the Interest Period of that Loan; and

(ii)	it is not possible to calculate Interpolated Term SOFR for that Loan,

the Historic Term SOFR; or

(d)	if:

(i)	no term SOFR reference rate is available for the Interest Period of that Loan;

(ii)	it is not possible to calculate Interpolated Term SOFR for that Loan; and

(iii)	no Historic Term SOFR rate is available for the Interest Period of that Loan,

the USD Central Bank Rate (or if the USD Central Bank Rate is not available at 11.00 am (London time) on the Quotation Day, the most recent USD Central Bank Rate for a day which is no more than three (3) US Government Securities Business Days before the relevant Quotation Day), as of, in the case of paragraphs (a), (c) and (d) above, 11.00 am (London time) on the Quotation Day and (other than in respect of paragraph (d) above) for a period equal in length to the Interest Period of that Loan and, if any such rate applicable to a Loan denominated in USD is below zero (0), Term SOFR for such Loan will be deemed to be zero (0).

“Termination Date” means:

(a)	in respect of Facility B, 2 November 2031;

(b)	in respect of the Original Guarantee Facility, 2 May 2028;

(c)	in respect of the Original Revolving Facility, 2 May 2028;

(d)

in respect of any Additional Facility Commitments, the date specified in the relevant Additional Facility Notice (provided that such date is in accordance with paragraph 2.2(b)(iii) of Clause 2.2 (Additional Facilities)).

“Third Parties Act” has the meaning given to that term in Clause 1.6 (Third Party Rights).

“Topco” means AI Alpine (Luxembourg) S.à r.l. and any other “Topco” as defined in the Intercreditor Agreement.

“Topco Proceeds Loan” means any unsecured loan, notes, bonds or like instruments made/held by Topco to the Company of the proceeds of any “Topco Liabilities” (as defined in the Intercreditor Agreement).

“Total Additional Facility Commitments” means the aggregate amount of the applicable and designated Additional Facility Commitments under any applicable Additional Facility Notice.

“Total Additional Guarantee Facility Commitments” means the aggregate amount of the applicable and designated Additional Guarantee Facility Commitments under any applicable Additional Facility Notice (other than the Guarantee Facility Increase Additional Facility Notice).

“Total Additional Revolving Facility Commitments” means the aggregate amount of the applicable and designated Additional Revolving Facility Commitments under any applicable Additional Facility Notice.

“Total Commitments” means the aggregate of the Total Facility B (EUR) Commitments, the Total Facility B (USD) Commitments, the Total Original Guarantee Facility Commitments, the Total Original Revolving Facility Commitments and the Total Additional Facility Commitments.

“Total Facility B (EUR) Commitments” means the aggregate of the Facility B (EUR) Commitments, being €1,100,000,000 at the Extension Effective Date.

“Total Facility B (USD) Commitments” means the aggregate of the Facility B (USD) Commitments, being $1,339,500,000 at the Extension Effective Date.

“Total Guarantee Facility Commitments” means the aggregate of the Total Original Guarantee Facility Commitments and the Total Additional Guarantee Facility Commitments.

“Total Original Guarantee Facility Commitments” means the aggregate of the Original Guarantee Facility Commitments, being €250,000,000 at the Additional Facility Commencement Date (as defined in the Guarantee Facility Increase Additional Facility Notice).

“Total Original Revolving Facility Commitments” means the aggregate of the Original Revolving Facility Commitments, being $225,000,000 at the RCF / Guarantee Facility Repricing Effective Date.

“Total Revolving Facility Commitments” means the aggregate of Total Original Revolving Facility Commitments and the Total Additional Revolving Facility Commitments.

“Transaction” means the Acquisition, refinancing or otherwise discharging of certain Existing Target Debt and the other transactions contemplated by the Transaction Documents (in each case including the financing or refinancing thereof).

“Transaction Documents” means the Acquisition Documents, the Second Lien Finance Documents, the Equity Documents and the Finance Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent and/or the Secured Parties (represented by the Security Agent, as the case may be) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means:

(a)	each of the security documents listed as being a Transaction Security Document in paragraph 2(d) of Part I (Conditions Precedent to the Closing Date) of Schedule 2 (Conditions Precedent);

(b)

any document entered into by Topco and/or any member of the Group (including any member of the Target Group) creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any member of the Group under any of the Finance Documents;

(c)	each of the INNIO Group Reorganisation Transaction Security Documents;

(d)	any “Security Document” (other than a “Topco Independent Transaction Security Document”) and any “Transaction Security Document” (each as defined in the Intercreditor Agreement); and

(e)	any other document designated as a “Transaction Security Document” by the Obligors’ Agent and the Agent (or the Security Agent) in writing.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Obligors’ Agent.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by any Obligor under the Finance Documents.

“Unrestricted Subsidiary” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“US” means the United States of America.

“USD Central Bank Rate” means the percentage rate per annum which is the aggregate of:

(a)

the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time or, if that target is not a single figure, the arithmetic mean of (i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York, and (ii) the lower bound of that target range; and

(b)	the applicable USD Central Bank Rate Adjustment.

“USD Central Bank Rate Adjustment” means, in relation to the USD Central Bank Rate prevailing at close of business on any US Government Securities Business Day, the 20% trimmed arithmetic mean (calculated by the Agent) of the USD Central Bank Rate Spreads for the three (3) most immediately preceding US Government Securities Business days for which Term SOFR is available.

“USD Central Bank Rate Spread” means, in relation to any US Government Securities Business Day, the difference (expressed as a percentage rate per annum) calculated by the Agent of (i) Term SOFR for that US Government Securities Business Day; and (ii) the USD Central Bank Rate prevailing at close of business on that US Government Securities Business Day.

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

“Utilisation” means a Loan, a Letter of Credit or a Bank Guarantee.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Bank Guarantee or Letter of Credit is to be issued.

“Utilisation Request” means:

(a)

other than in respect of a Guarantee Facility, a notice substantially in the relevant form set out in Part I (Form of Utilisation Request – Loans) or Part II (Form of Utilisation Request – Letters of Credit) of Schedule 3 (Requests and Notices); or

(b)

in respect of a Guarantee Facility only, a notice which is in accordance with any standard form instructions for the issuance of Bank Guarantees that forms part of a Guarantee Facility Issuing Bank’s electronic interface as agreed from time to time between a Guarantee Facility Issuing Bank and the relevant Borrower (or the Obligors’ Agent on its behalf).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax as amended (EC Directive 2006/112); and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Vendor” means each person identified as a seller under the Acquisition Agreement.

“Voting Stock” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Waived Amount” has the meaning given to that term in paragraph (c) of Clause 14.4 (Right to Refuse Prepayment).

“Working Capital” has the meaning given to that term in Clause 28.1 (Financial definitions).

“2023 Extension Effective Date” means 16 January 2024

“2024 Amendment and Restatement Agreement” means the amendment and restatement agreement dated 18 December 2023 between, amongst others, Austrian Bidco and the Agent.

“2024 A&E Coordinators” means BNP Paribas Fortis S.A./N.V., Citibank N.A., London Branch, Deutsche Bank Aktiengesellschaft, Morgan Stanley Bank AG and UniCredit Bank Austria AG.

“2024 Structural Adjustment Amendment Agreement” means the Structural Adjustment Amendment Agreement in respect of the Original Guarantee Facility and the Original Revolving Facility dated 19 July 2024 between, amongst others, Austrian Bidco and the Agent.

“2026 Amendment and Restatement Agreement” means the amendment and restatement agreement dated 5 February 2026 between, amongst others, the Company and the Agent.

“2026 A&E Coordinators” means BNP Paribas Fortis S.A./N.V., Citibank N.A., London Branch, Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer Französischen Société Anonyme and Deutsche Bank Aktiengesellschaft.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)

the Agent, the Company, any Finance Party, any Issuing Bank, any Guarantee Facility Issuing Bank, any Lender, any Mandated Lead Arranger, any Obligor, any Party, any Secured Party, the Security Agent or any other person shall be construed so as to include its successors in title (including the surviving entity of any merger involving that person), permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)

a document in agreed form is a document (A) which is previously agreed in writing by or on behalf of the Agent and the Obligors’ Agent; or (B) if such document is to be delivered pursuant to Clause 4.1 (Initial conditions precedent) or specified in Schedule 2 (Conditions Precedent) in the form required or contemplated by those provisions;

(iii)

any requirement to be on “arms’ length terms” or similar refers to the commercial terms from the perspective of the Group, and a transaction shall be determined by reference to the facts and circumstances at the time but shall always be deemed to have satisfied such standard (without prejudice to any other method of satisfaction) if (A) such transaction has been approved by a majority of the Disinterested Directors of the relevant member of the Group; or (B) if there are no Disinterested Directors, the transaction may be approved by an expert appointed by the Board of Directors of the Company (or equivalent body) with expertise in appraising the terms and conditions of the type of transaction for which approval is required. For these purposes, “Disinterested Directors” shall mean, with respect or any person or transaction, a member of the Board of Directors of the Company (or equivalent body) of such person who does not have any material personal direct financial interest in the transaction;

(iv)

an amendment includes any amendment, supplement, variation, novation, modification, replacement, restatement or amendment and restatement (however fundamental), and amend and amended shall be construed accordingly;

(v)

assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present and future, actual or contingent and any interest in any of the foregoing;

(vi)

available for utilisation in respect of any indebtedness means that indebtedness being committed pursuant to the terms of an executed commitment letter, credit agreement, indenture, notes or other documentation notwithstanding that any documentary, drawdown or other substantive event including the execution of a long form credit agreement, the completion of an acquisition or condition to utilisation or issue thereof has not been satisfied including (if any of the proceeds are to be applied in connection with an acquisition or other transaction) the date on which the applicable acquisition agreement is signed or such other date on which the Group enters into a legally binding commitment for the relevant acquisition or such other transaction which will be funded by the proceeds of such proceeds;

(vii)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(viii)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(ix)	the European interbank market means the interbank market for euro;

(x)

the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent’s Spot Rate of Exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

(xi)

fair market value may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Obligors’ Agent setting out such fair market value as determined by such Officer or such Board of Directors in good faith;

(xii)

a Finance Document or a Transaction Document or any other agreement or instrument is (unless expressed to be a reference to such document, agreement or instrument in its original form or form as at a particular date) a reference to that Finance Document or Transaction Document or other agreement or instrument as amended and includes any increase in, addition to or extension of or other change to any facility under such agreement or instrument, in each case to the extent not prohibited by the terms of this Agreement;

(xiii)	a guarantee includes:

(A)	an indemnity, counter-indemnity, guarantee or similar assurance against loss in respect of any indebtedness of any other person; and

(B)

any other obligation of any other person, whether actual or contingent, to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares, partnership interests or other investments in, any other person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;

and guaranteed and guarantor shall be construed accordingly;

(xiv)	including means including without limitation, and includes and included shall be construed accordingly;

(xv)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(xvi)	losses includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;

(xvii)

a Default (including an Event of Default) is continuing if it has not been remedied or waived and a Declared Default is continuing unless the relevant demand or notice has been revoked by the Agent (acting on the instructions of the Majority Lenders). In addition, (i) if a Default (including an Event of Default) occurs for a failure to deliver a required certificate, notice or other document in connection with another default (an “Initial Default”) then at the time such Initial Default is remedied or waived, such Default (including an Event of Default) for a failure to report or deliver a required certificate, notice or other document in connection with the Initial Default will also be cured without any further action and (ii) any Default for the failure to comply with the time periods prescribed in Clause 27 (Information Undertakings), or otherwise to deliver any notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document shall be deemed to be cured upon the delivery of any such report required by such covenant or notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document;

(xviii)

references to any matter being permitted under this Agreement or any other Finance Document or other agreement shall include references to such matters not being prohibited or otherwise being approved under this Agreement or such Finance Document;

(xix)	a Lender’s participation in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(xx)	a Lender’s participation in relation to a Bank Guarantee, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Bank Guarantee;

(xxi)

a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, fund, joint venture, consortium, partnership or other entity, in each case whether or not having separate legal personality;

(xxii)

Indebtedness ranking “pari passu” with Facility B, the Original Revolving Facility, the Original Guarantee Facility or the Facilities (as the case may be) means Indebtedness constituting Senior Secured Indebtedness and Indebtedness ranking “junior” or “ranks junior” to Facility B, the Original Revolving Facility, the Original Guarantee Facility or the Facilities (as the case may be) means Indebtedness that is subject to the Intercreditor Agreement, secured on the Transaction Security and does not constitute Senior Secured Indebtedness (as the case may be);

(xxiii)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having force of law which are binding or customarily complied with) of any governmental, intergovernmental or supranational body, agency or department or of any regulatory, self-regulatory or other authority or organisation;

(xxiv)

a sub-participation means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty and “sub-participate” shall be construed accordingly;

(xxv)

sufficient available information means financial information selected and determined by the Obligors’ Agent in good faith in order to test the applicable condition or ratio, including, but not limited to, information required to be delivered to the Agent under this Agreement as well as other information including monthly management accounts and other internal Group accounts and financial information;

(xxvi)	a provision of law is a reference to that provision as amended or re-enacted;

(xxvii)	a time of day is a reference to London time;

(xxviii)

unless expressly stated to the contrary, a reference in any Finance Document to the Agent or the Security Agent (an “Applicable Agent”) being “authorised”, “instructed” or “directed” to take any action by a Finance Party by the terms of such Finance Document shall mean irrevocably and unconditionally authorised, instructed or directed (as applicable) to take such action without any further consent, authorisation, instruction or direction from any Finance Party or any of their Affiliates;

(xxix)

unless expressly stated to the contrary, a reference in any Finance Document to an Applicable Agent being “instructed” or “directed” to take any action by a Finance Party by the terms of such Finance Document shall require the Applicable Agent to take such action promptly, without unreasonable delay and without requesting any further consent, authorisation, instruction or direction from any Finance Party or any of their Affiliates; and

(xxx)

unless expressly stated to the contrary, where an Applicable Agent is required to act “reasonably”, or in a “reasonable” manner, or as coming to an opinion or determination that is “reasonable” (or any similar or analogous wording is used) under the terms of any Finance Document (other than this paragraph (xxx)) and the Applicable Agent has not been instructed or directed by a Finance Party by the terms of such Finance Document to take such action:

(A)

if the Applicable Agent determines that any instruction is or may be required by from any Finance Party or any group of Finance Parties, it shall notify the Obligors’ Agent as soon as reasonably practicable after making such determination;

(B)

the Applicable Agent shall first (prior to seeking, or notifying any Finance Party that it intends to seek, such instruction) consult with the Obligors’ Agent (acting reasonably and in good faith) in order to determine (1) whether any instruction from the requisite Finance Parties is required under the terms of the applicable Finance Document and (2) the period of time in which such instructions may be sought, unless it is prohibited from doing so in accordance with applicable law or regulation or if an Event of Default is continuing;

(C)

if, after such consultation, the Applicable Agent determines (acting reasonably, in good faith and in accordance with the terms of the Finance Documents) that it is required to seek instructions from the requisite Finance Parties in accordance with the terms of the applicable Finance Document, it shall notify the Finance Parties from whom it is seeking such instruction of the requested instructions, together with its proposed opinion, determination or other course of action and the period of time within which such instructions must be provided (acting reasonably and in good faith and taking into account such consultation with the Obligors’ Agent);

(D)

unless such Finance Parties (acting reasonably, in good faith and in accordance with the terms of the Finance Documents) otherwise instruct or direct the Applicable Agent within the period of time within which such instructions were requested to be provided, the Applicable Agent shall act in accordance with its proposed opinion, determination or other course of action notified to the applicable Finance Parties in accordance with paragraph (C) above; and

(E)

if the Applicable Agent complies with this paragraph (xxx), it shall (1) be deemed to have been acting on the instructions of the requisite Finance Parties, (2) be under no obligation to determine the reasonableness of any instructions from any Finance Party and (3) not be responsible for any liability arising from such instructions or any delay or failure in the giving of such instructions.

(b)

The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)

A Borrower provides cash cover for a Bank Guarantee, Letter of Credit or Ancillary Facility or Fronted Ancillary Facility if it pays an amount in the currency of the Bank Guarantee, Letter of Credit or Ancillary Facility or Fronted Ancillary Facility (as the case may be) to an interest-bearing account in the name of the Borrower and the following conditions are met:

(i)

the account is with the Agent, the Security Agent, or the relevant Issuing Bank (if the cash cover is to be provided in respect of a Letter of Credit), or with the relevant Ancillary Lender or Fronting Ancillary Lender (if the cash cover is to be provided in respect of an Ancillary Facility or Fronted Ancillary Facility), or with the relevant Guarantee Facility Issuing Bank (if cash cover is to be provided in respect of a Bank Guarantee);

(ii)

subject to Clause 7.5 (Cash cover by Borrower) and 9.8 (Cash cover by Borrower), until no amount is or may be outstanding under that Bank Guarantee, Letter of Credit or Ancillary Facility or Fronted Ancillary Facility (as the case may be), withdrawals from the account (other than in respect of accrued interest) may only be made (I) to pay the relevant Issuing Bank, relevant Guarantee Facility Issuing Bank, Ancillary Lender or Fronting Ancillary Lender (as applicable) amounts due and payable to it under this Agreement in respect of that Bank Guarantee, Letter of Credit or Ancillary Facility or Fronted Ancillary Facility as the case may be, (II) if the Security Agent, the Agent, Issuing Bank, Guarantee Facility Issuing Bank, Ancillary Lender, or Fronting Ancillary Lender (as the case may be) determine (acting reasonably) that the amount standing to the credit or such account exceeds the face value amount outstanding under that Bank Guarantee, Letter of Credit, or as applicable the Ancillary Outstandings; or (III) as contemplated by Clause 19.7 (Fees payable in respect of Bank Guarantees) and/or paragraph (d) of Clause 19.6 (Fees payable in respect of Letters of Credit) and for the purposes of this Agreement, a Bank Guarantee, Letter of Credit or Ancillary Outstanding (as applicable) shall be deemed to be cash covered to the extent of any such provision of cash cover in respect of that Bank Guarantee, Letter of Credit or Ancillary Outstanding (as applicable);

(iii)

if requested by the relevant Guarantee Facility Issuing Bank, Issuing Bank, Ancillary Lender or Fronting Ancillary Lender (as the case may be), the Borrower has executed and delivered a security document (in accordance with the Agreed Security Principles and in substantially the same form as an existing Transaction Security Document, provided that the terms are no more onerous than that existing Transaction Security Document) over that account, which creates first ranking Security over that account; and

(iv)	unless a Declared Default has occurred and is continuing, any interest accruing on any such account will be paid to the order of the relevant Borrower.

(f)

Notwithstanding anything to the contrary in any Finance Document, nothing in the Finance Documents shall prohibit a non cash contribution of any asset (including any participation, claim, commitment, rights, benefits and/or obligations in respect of any indebtedness borrowed or issued by any member of the Group from time to time) by a person that is not a member of the Group to the Company, provided that to the extent such transaction results in any indebtedness or claim being outstanding from the Company to any of its direct or indirect shareholders, such indebtedness or claim is subordinated as “Subordinated Liabilities” pursuant to the Intercreditor Agreement or otherwise in a manner satisfactory to the Agent acting reasonably.

(g)	A Bank Guarantee, Letter of Credit or Ancillary Outstandings are repaid or prepaid (or any derivative form thereof) to the extent that:

(i)	a Borrower or any other Obligor provides cash cover for that Bank Guarantee, Letter of Credit or in respect of the Ancillary Outstandings;

(ii)

in the case of a Bank Guarantee, a Borrower has made a payment of that amount under paragraph (b) of Clause 9.2 (Claims under a Bank Guarantee) in respect of that Bank Guarantee or a Borrower has made a reimbursement of that amount in respect of that Bank Guarantee under Clause 9.3 (Indemnities);

(iii)

in the case of a Letter of Credit, a Borrower has made a payment of that amount under paragraph (b) of Clause 7.2 (Claims under a Letter of Credit) in respect of that Letter of Credit or a Borrower has made a reimbursement of that amount in respect of that Letter of Credit under Clause 7.3 (Indemnities);

(iv)

the maximum amount payable under the Bank Guarantee, Letter of Credit, Ancillary Facility or Fronted Ancillary Facility (as the case may be) is reduced or cancelled in accordance with its terms in a manner satisfactory to the Guarantee Facility Issuing Bank in respect of such Bank Guarantee or Issuing Bank in respect of such Letter of Credit or Ancillary Lender in respect of such Ancillary Facility or Fronting Ancillary Lender in respect of such Fronted Ancillary Facility (as the case may be), in each case, acting reasonably;

(v)

the Bank Guarantee or Letter of Credit or relevant Ancillary Facility or Fronted Ancillary Facility (as the case may be) expires in accordance with its terms or is otherwise returned by the beneficiary with its written confirmation that it is released and cancelled;

(vi)

the Guarantee Facility Issuing Bank, Issuing Bank, Ancillary Lender or Fronting Ancillary Lender (as the case may be) (acting reasonably) is satisfied that it has no further or a reduced liability under that Bank Guarantee or Letter of Credit or Ancillary Facility or Fronted Ancillary Facility (as the case may be) and accordingly all of (or such proportion of) the obligations are released or reduced, and has confirmed the same to the Agent accordingly; or

(vii)

a bank or financial institution having a long term credit rating from any of Moody’s, S&P or Fitch at least equal to Baa3/BBB- (as applicable or such other rating as the Agent and the applicable Guarantee Facility Issuing Bank, Issuing Bank, Ancillary Lender or Fronting Ancillary Lender (as the case may be) may agree), or by any other institution satisfactory to the applicable Guarantee Facility Issuing Bank, Issuing Bank, Ancillary Lender or Fronting Ancillary Lender having issued an unconditional and irrevocable guarantee, indemnity, counter-indemnity or similar assurance against financial loss in respect of all amounts due under that Bank Guarantee, Letter of Credit or Ancillary Facility or Fronted Ancillary Facility,

in each case, unless it is otherwise agreed between the Obligors’ Agent and:

(A)

the Guarantee Facility Issuing Bank that such Bank Guarantees will remain outstanding on a bilateral basis and, in each case, such Bank Guarantees will be treated as repaid for the purpose of the Finance Documents and no Lender will be required to provide any counter indemnity in respect thereof;

(B)

the Issuing Bank that such Letters of Credit will remain outstanding on a bilateral basis and, in each case, such Letters of Credit will be treated as repaid for the purpose of the Finance Documents and no Lender will be required to provide any counter indemnity in respect thereof; or

(C)

the Ancillary Lender or Fronting Ancillary Lender that such Ancillary Facility or Fronted Ancillary Facility (as applicable) will remain outstanding on a bilateral basis and, in each case, such Ancillary Facility will be treated as repaid for the purpose of the Finance Documents and no Lender will be required to provide any counter indemnity in respect thereof, the amount by which a Bank Guarantee or Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (i) to (vii) above is the amount of the relevant cash cover, payment, release, cancellation, reduction or assurance.

(h)	An amount borrowed includes any amount utilised by way of a Bank Guarantee or Letter of Credit or under an Ancillary Facility or Fronted Ancillary Facility.

(i)	A Lender funding its participation in a Utilisation includes a Lender participating in a Bank Guarantee or Letter of Credit.

(j)

An outstanding amount of a Bank Guarantee or Letter of Credit at any time is the maximum principal face value amount that is or may be payable by the relevant Borrower in respect of that Bank Guarantee or Letter of Credit at that time.

(k)

Subject to Clause 1.4 (Exchange rate fluctuations), references to the equivalent of an amount specified in a particular currency (the “specified currency amount”) shall be construed as a reference to the amount of any other relevant currency which can be purchased with the specified currency amount to the Agent’s Spot Rate of Exchange on the date on which the calculation falls to be made for spot delivery, as determined by the Agent.

(l)

Subject to Clause 1.4 (Exchange rate fluctuations), unless a contrary indication appears, a reference to a basket amount, threshold or limit expressed in US Dollars or euros includes the equivalent of such amount, threshold or limit in other currencies.

(m)

In ascertaining the Majority Lenders or the Super Majority Lenders or whether any given percentage of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents or for the purpose of the allocation of any repayment or prepayment or for the purposes of taking any step, decision, direction or exercise of discretion which is calculated by reference to drawn amounts any Commitments not denominated in US Dollars (“Non-dollar Commitments”) shall be deemed to be converted into US Dollars at the rate for the conversion of US Dollars into the relevant currency of the Non-dollar Commitment which the Obligors’ Agent (acting reasonably and in good faith) has used and has notified to the Agent for the purposes of calculating the incurrence of any Additional Facility, or if the Obligors’ Agent has not notified the Agent of such conversion rate, the Agent’s Spot Rate of Exchange on the date on which that Commitment was provided under this Agreement or, if earlier, the date the aggregate amount of the Non-dollar Commitment of the Additional Facility was determined, provided that, for the purposes set out in this paragraph the Facility B (EUR) Commitments shall be converted into US Dollars at either (at the Company’s sole discretion) (i) the Facility B (EUR) / Facility B (USD) Rate of Exchange, or (ii) the Agent’s Spot Rate of Exchange on the Business Day immediately preceding the date of such request for a consent, waiver, amendment or other vote under the Finance Documents.

(n)

For the purposes of the permitted definitions in Clause 1.1 (Definitions), until the date by which such entities are required to accede as Guarantors pursuant to Clause 29.11 (Guarantees and Security), such Material Subsidiary or other member of the Group which the Company has confirmed will accede as a Guarantor shall, in each case, be deemed to be an Obligor, provided that no Material Subsidiary or other member of the Group which will not accede to this Agreement as a Guarantor as a result of the Agreed Security Principles shall be deemed to be an Obligor.

(o)	A Borrower’s obligation on Utilisations becoming due and payable includes the Borrower repaying any Letter of Credit or Bank Guarantee in accordance with paragraph (g) above.

(p)

The knowledge of awareness or belief of any member of the Group shall be limited to the actual knowledge, awareness or belief of the Board of Directors (or equivalent body) of such member of the Group at the relevant time.

(q)

The obligations of the Obligors and any member of the Group (including any procurement obligation), including but not limited to, the making of any payment, any representation or warranty, general undertaking, any information undertaking or financial covenant under or pursuant to the Finance Documents (other than in relation to the utilisation of the Facilities pursuant to Clause 2 (The Facilities) to Clause 11 (Ancillary Facilities), any representation or warranty, general undertaking or event of default referred to in the definitions of Major Default, Major Representation or Major Undertaking (as applicable), Clause 13.1 (Illegality), Clause 14.1 (Exit and Listing) and Clause 17 (Interest Periods)), shall not become effective or take effect until and from the date of the first Utilisation in accordance with the terms of this Agreement. This paragraph shall not apply to any term or obligation arising under paragraph (b) of Clause 19.1 (No deal, No fees), Clause 19.4 (Ticking fee), Clause 22.2 (Other indemnities), Clause 22.3 (Indemnity to the Agent) and Clause 24.1 (Transaction expenses).

(r)

For the purposes of calculating Break Costs under this Agreement, EURIBOR will be assessed by reference to the prevailing EURIBOR rate for the applicable reference period (or, if the prevailing EURIBOR rate is below zero (0), the prevailing rate will be deemed to be zero (0)) and any applicable EURIBOR floor greater than zero (0) will be disregarded.

(s)

Any corporation into which the Guarantee Facility Issuing Bank, Agent or Security Agent may be merged or converted, or any corporation with which the Guarantee Facility Issuing Bank, Agent or Security Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Guarantee Facility Issuing Bank, Agent or Security Agent shall be a party, or any corporation, including affiliated corporations, to which the Guarantee Facility Issuing Bank, Agent or Security Agent shall sell or otherwise transfer:

(i)	all or substantially all of its assets; or

(ii)	all or substantially all of its corporate trust business,

shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws and subject to any credit rating requirements set out in this Agreement become the successor Guarantee Facility Issuing Bank, Agent or Security Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties to this Agreement, unless otherwise required by the Obligors’ Agent, and after the said effective date all references in this Agreement to the Guarantee Facility Issuing Bank, Agent or Security Agent shall be deemed to be references to such successor corporation. Written notice of any such merger, conversion, consolidation or transfer shall immediately be given to the Obligors’ Agent by the Guarantee Facility Issuing Bank, Agent or Security Agent.

(t)

No Default or Event of Default will occur if any obligation in any Finance Document requiring any member of the Group to become an Additional Borrower and/or an Additional Guarantor is not satisfied solely as a result of any applicable Finance Party not having executed any relevant agreement, notice, letter, acknowledgement, confirmation, instrument or (as applicable) other document (after the Company or the relevant member of the Group has delivered to such Finance Party all documents and other evidence required by this Agreement to be delivered in connection with such member of the Group’s accession hereto as an Additional Borrower or an Additional Guarantor (as applicable)) on or before the relevant original deadline for compliance with that obligation and, in such circumstances, any such deadline in any Finance Document by which any member of the Group is to become an Additional Borrower and/or an Additional Guarantor shall be automatically extended until such time as that Finance Party executes that agreement, notice, letter, acknowledgement, confirmation, instrument or (as applicable) other document.

(u)

Bank of America Merrill Lynch International Limited (“BAMLI”) may receive a benefit, including without limitation, a discount, credit or other accommodation, from any relevant legal counsel based on the legal fees such legal counsel may receive on account of their relationship with BAMLI including, without limitation, fees paid pursuant to the Finance Documents.

(v)

Any fee to be paid to BAMLI and Bank of America, N.A. (“BANA”) (the “BOA Arrangers”) pursuant to the Finance Documents shall be paid to BAMLI for the account of both BOA Arrangers, to be apportioned as the BOA Arrangers may decide without reference to any other person.

(w)	BAMLI and BANA confirm and agree that in respect of their roles as Mandated Lead Arrangers under the Finance Documents:

(i)

BANA shall act as an Arranger in respect of any Borrower which is incorporated under the laws of and/or located in a state of the United States of America (each, a “Relevant Borrower”) and in relation to the Relevant Borrowers, all rights, powers, authority and discretions vested in an Arranger shall be vested in BANA and not in BAMLI; and

(ii)

in relation to all Borrowers other than the Relevant Borrowers (each, an “Other Borrower”), all rights, powers, authority and discretions vested in an Arranger shall be vested in BAMLI and not in BANA and only BAMLI shall act as an Arranger in respect of Other Borrowers, and any reference in the Finance Documents to either BAMLI or BANA in its capacity as an Arranger shall, in respect of (i) a Relevant Borrower, be a reference to BANA and (ii) an Other Borrower, be a reference to BAMLI.

(x)

Any reference in any Finance Document to “Bank of America Merrill Lynch International Limited” is a reference to its successor in title Bank of America Merrill Lynch International Designated Activity Company (including, without limitation, its branches) pursuant to and with effect from the merger between Bank of America Merrill Lynch International Limited and Bank of America Merrill Lynch International Designated Activity Company that takes effect in accordance with Chapter II, Title II of Directive (EU) 2017/1132 (which repeals and codifies the Cross-Border Mergers Directive (2005/56/EC)) as implemented in the United Kingdom and Ireland. Notwithstanding anything to the contrary in any Finance Document, a transfer of rights and obligations from Bank of America Merrill Lynch International Limited to Bank of America Merrill Lynch International Designated Activity Company pursuant to such merger shall be permitted.

(y)

The provisions of paragraph (o) of Clause 31.3 (Conditions of assignment or transfer) shall not apply in respect of a transfer by BAMLI to BAMLI DAC of all of its rights and obligations under this Agreement pursuant to the merger between BAMLI and BAMLI DAC that takes effect in accordance with Chapter II, Title II of Directive (EU) 2017/1132 (which repeals and codifies the Cross-Border Mergers Directive (2005/56/EC)), as implemented in the United Kingdom and Ireland.

(z)

To the extent that Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer Französischen Société Anonyme (the “CA Loan Party”) consolidates or amalgamates with, or merges with or into, Crédit Agricole S.A or any of its (direct or indirect) subsidiaries, the Company hereby acknowledges and agrees that, all of CA Loan Party’s rights and obligations under each Finance Document shall pass to the successor entity by operation of law.

(aa)	For all purposes under the Finance Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC.

(bb)

Each Finance Party that is subject to the Patriot Act (as hereinafter defined) hereby notifies the Obligors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Finance Party as applicable, to identify the Obligors in accordance with the Patriot Act.

1.3	Currency Symbols and Definitions

(a)	€, euro and EUR mean the single currency unit of the Participating Member States.

(b)	£, GBP and Sterling means the lawful currency for the time being of the United Kingdom.

(c)	$, USD and US Dollars mean the lawful currency for the time being of the United States of America.

1.4	Exchange rate fluctuations

(a)

Subject to paragraph (c) below, when applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Default under the Finance Documents, the equivalent of an amount in a currency other than the Base Currency to such an amount in the Base Currency shall be calculated, at the option of the Obligors’ Agent, at (i) the rate for the conversion of the Base Currency into the relevant currency of the non-Base Currency which the Obligors’ Agent (acting reasonably and in good faith) has used and has notified to the Agent or (ii) at the Agent’s Spot Rate of Exchange, in each case, as at the date such monetary limit, threshold or other exception is tested in accordance with this Agreement.

(b)

No Default, breach of any representation and warranty or undertaking under this Agreement or the other Finance Documents shall arise merely as a result of a subsequent change in the Base Currency equivalent or any other currency equivalent specified for any basket due to fluctuations in exchange rates.

(c)

Paragraphs (a) and (b) above shall not apply to any financial definitions, calculations and/or ratios to the extent that other provisions of this Agreement are expressed to apply to any calculation, including in respect of the calculation of the Senior Secured Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Fixed Charge Coverage Ratio, Consolidated EBITDA, Consolidated Pro Forma EBITDA, LTM EBITDA or for the purpose of testing any financial covenant in Clause 28.2 (Financial Condition).

1.5	Baskets and Basket Testing

(a)

Any amounts incurred on the basis of any basket, test or permission where an element is set by reference to a percentage of LTM EBITDA or Consolidated EBITDA (“EBITDA based basket”) shall (provided that such amounts are, at the time of incurrence, duly and properly incurred in accordance with the relevant basket, test or permission) (i) be treated as having been duly and properly incurred, and (ii) be permitted to be refinanced, replaced or otherwise utilised or relied on, in each case, without the occurrence of an Event of Default even in the event that such EBITDA based basket subsequently decreases by virtue of operation of that calculation.

(b)

Except as set forth in paragraph 1(c)(iii) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings), in the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in this Agreement, the Obligors’ Agent, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and, for the avoidance of doubt, an amount or transaction may, at the option of the Obligors’ Agent, be split between different baskets or exceptions).

(c)	Any reference in this Agreement to an Applicable Metric shall be deemed to be a reference to such Applicable Metric as determined at the Applicable Test Date.

(d)	For any relevant basket set by reference to a Financial Year, fiscal year or calendar year (each an “Annual Period”):

(i)	at the option of the Obligors’ Agent, the maximum amount so permitted under such basket during such Annual Period may be increased by:

(A)

an amount equal to 100% of the difference (if positive) between the permitted amount in the immediately preceding Annual Period and the amount thereof actually used or applied by the Group during such preceding Annual Period (the “Carry Forward Amount”); and/or

(B)

an amount equal to 100% of the permitted amount in the immediately following Annual Period and the permitted amount in such immediately following Annual Period shall be reduced by such corresponding amount (the “Carry Back Amount”); and

(ii)

to the extent that the maximum amount so permitted under such basket during such Annual Period is increased in accordance with paragraph (i) above, any usage of such basket during such Annual Period shall be deemed to be applied in the following order:

(A)	firstly, against the Carry Forward Amount;

(B)	secondly, against the maximum amount so permitted during such Annual Period prior to any increase in accordance with paragraph (i) above; and

(C)	thirdly, against the Carry Back Amount.

(e)

To the extent that any Additional Facility or other Permitted Indebtedness satisfies any Applicable Metric or other condition (pro forma for its incurrence) on the Applicable Test Date, such condition is deemed to have been satisfied, including on the date of its incurrence and irrespective of any facts or circumstances (including financial condition) thereafter.

(f)

If any Financial Year consists of more than 12 months, any annual or per Financial Year baskets and the Excess Cash Flow De Minimis shall be increased proportionately for each additional month in such Financial Year.

(g)

If any incurrence-based ratio (to the extent there is an option to calculate such incurrence-based ratio as of the Applicable Test Date) improves as a result of a fluctuation in pro forma LTM EBITDA or Consolidated EBITDA between the Applicable Test Date selected by the Company and the consummation of the relevant transaction or action, such improved ratio may be used for purposes of testing compliance with the relevant incurrence-based restriction provided that, for the avoidance of doubt, if any such ratio worsens or is exceeded as a result of such a fluctuation in pro forma LTM EBITDA or Consolidated EBITDA the relevant ratios will remain fixed as at the Applicable Test Date selected by the Company.

(h)

In the event that any fixed baskets or Revolving Facility Utilisations are intended to be utilised together with any incurrence-based ratio in a single transaction or series of related transactions (including with respect to any Additional Facilities or other Permitted Indebtedness): (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of such indebtedness or other applicable transaction or action to be incurred under any incurrence-based baskets shall first be calculated without giving effect to amounts being utilised pursuant to any fixed baskets or the Revolving Facility, but giving full pro forma effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed baskets and the Revolving Facility, any incurrence and repayments of indebtedness) and all other permitted pro forma adjustments, and (ii) thereafter, incurrence of the portion of such indebtedness or other applicable transaction or action to be incurred under any fixed baskets shall be included in any calculations unless otherwise specified in the Finance Documents.

1.6	Third Party Rights

Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement or any other Finance Document.

1.7	Intercreditor Agreement

This Agreement is subject to, and has the benefit of, the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.8	No Investor Recourse

No Finance Party will have any recourse to any Investor that is not party to a Finance Document (and to the extent an Investor is a party to a Finance Document there shall only be recourse to the extent of its liability under the terms of such Finance Document) in respect of any term of any Finance Document, any statements by Investors, or otherwise.

1.9	Personal Liability

Where any natural person gives a certificate or other document or otherwise gives a representation or statement on behalf of any of the parties to the Finance Documents pursuant to any provision thereof and such certificate or other document, representation or statement proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, other document, representation or statement being incorrect save where such individual acted fraudulently in giving such certificate, other document, representation or statement (in which case any liability of such individual shall be determined in accordance with applicable law) and each such individual may rely on this Clause 1.9 subject to Clause 1.6 (Third Party Rights) and the provisions of the Third Parties Act.

1.10	Non-wholly owned Subsidiaries

Where any person (the “first person”) is required under this Agreement or any other Finance Document to ensure or procure certain acts, events or circumstances in relation to any other person (the “second person”) and the first person (together with its Affiliates) owns less than 80% in aggregate of the issued voting share capital (or instruments providing equivalent control) in the second person the first person shall only be obliged to use its reasonable efforts, subject to all limitations and restrictions on the influence it may exercise as a shareholder over the second person, pursuant to any agreement with the other shareholders or pursuant to any applicable law which requires the consent of the other shareholders, and its obligation to ensure or procure shall not be construed as a guarantee for such acts, events or circumstances.

1.11	Cashless rolls

Notwithstanding anything to the contrary contained in this Agreement or in any other Finance Document, to the extent that any Lender extends the maturity date of, or replaces, renews, exchanges for or refinances, any of its then-existing Loans with Additional Facility Loans, Refinancing Indebtedness or other Permitted Indebtedness or other debt or equity instrument, in each case, that are effected by means of a “cashless roll” or “cashless exchange” by such Lender, such extension, replacement, renewal, exchange or refinancing shall be deemed to comply with any requirement hereunder or any other Finance Document that such payment be made in “euro”, in “USD” or any other Optional Currency, “in immediately available funds”, “in cash” or any other similar requirement and shall be permitted for all purposes of the Finance Documents.

1.12	Austrian terms

In this Agreement, where it relates to an asset or right that is located in Austria or an Obligor that is incorporated, or has its Centre of Main Interest in the Republic of Austria, a reference to:

(a)

“insolvency” includes any situation where that Obligor is illiquid (zahlungsunfähig) within the meaning of section 66 of the Austrian Insolvency Code (Insolvenzordnung) or over-indebted (überschuldet) within the meaning of section 67 of the Austrian Insolvency Code (Insolvenzordnung);

(b)

“insolvency proceedings” in respect of that Obligor includes the opening of insolvency proceedings (Insolvenzverfahren) including restructuring proceedings with or without self-administration (Sanierungsverfahren mit oder ohne Eigenverwaltung) and bankruptcy proceedings (Konkursverfahren) and the denial of the opening of insolvency proceedings due to lack of assets (Abweisung mangels kostendeckendes Vermögen);

(c)	a “receiver”, “administrator”, “administrative receiver” or “compulsory manager” includes any Insolvenzverwalter within the meaning of the Austrian Insolvency Code (Insolvenzordnung);

(d)	a “liquidator” includes a Liquidator within the meaning of the Austrian Act on Limited Liability Companies (GmbH-Gesetz, GmbHG) or the Austrian Act on Joint Stock Companies (Aktiengesetz - AktG);

(e)	a “winding-up”, “dissolution” or the like includes, without limitation, a Liquidation within the meaning of the GmbHG;

(f)	“gross negligence” means grobe Fahrlässigkeit;

(g)	any “guarantee” or “indemnity” shall be an “abstract guarantee” (abstrakter Garantievertrag) pursuant to § 880a second case of the Austrian Civil Code (ABGB); and

(h)

a “lien”, “security” or “security interest” includes any Hypothek, Pfandrecht, Sicherungszession, Sicherungsübereignung, Eigentumsvorbehalt, Finanzsicherheit or any other in rem right (sonstiges dingliches oder quasi-dingliches Recht);

This Agreement is made in the English language. However, where a German translation of a word or phrase appears in the text of this Agreement, the relevant translation of such word or phrase shall prevail.

1.13	Dutch Terms

In this Agreement, a reference to:

(a)	an “administrator” includes a bewindvoerder or a beoogd bewindvoerder;

(b)	an “assignment” includes a cessie;

(c)	an “attachment” includes a beslag;

(d)	“financial assistance” means any act contemplated by Section 2:98c of the Dutch Civil Code;

(e)	a “liquidator” includes a curator or a beoogd curator;

(f)	a “merger” includes any juridische fusie within the meaning of section 2:309 et. seq. of the Dutch Civil Code, aandelenfusie, bedrijfsfusie, or a combination thereof;

(g)	a “necessary action to authorise” where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act (Wet op de ondernemingsraden) of the Netherlands; and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(h)	a “receiver” includes a curator;

(i)	“the Netherlands” means the European part of the Kingdom of the Netherlands and “Dutch” means in or of the Netherlands;

(j)	a “winding up”, “administration” or “dissolution” includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

1.14	Luxembourg terms

(a)

a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, moratorium or reprieve from payment (sursis de paiement), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;

(b)

a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(c)

a lien or security interest includes any hypothèque, nantissement, gage, privilege, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(d)	a person being unable to pay its debts includes that person being a state of cessation de paiements;

(e)	a person being solvent means that it is not in a state of cessation of payments (cessation des paiements) and has not lost its creditworthiness (ébranlement de crédit);

(f)	creditors’ process means a fraudulent conveyance action (action paulienne), an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire);

(g)

a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code;

(h)	by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés), if available and any shareholders’ agreement if any;

(i)	an agent includes, without limitation, a “mandataire”; and

(j)	a “director” or a “manager” means a “gérant” or an “administrateur”.

1.15	German Terms

In this Agreement, where it relates to a person incorporated in or organised under the laws of Germany, a reference to:

(a)

a “custodian”, “liquidator”, “trustee”, “trustee in bankruptcy”, “compulsory manager”, “receiver”, (provisional, interim or permanent) or “manager”, “examiner”, “supervisor”, “assignee”, “sequestrator” or “administrator” includes an insolvency administrator (Insolvenzverwalter), a preliminary insolvency administrator (vorläufiger Insolvenzverwalter) or a custodian (Sachwalter);

(b)

a “winding up”, “administration”, “liquidation” or “dissolution” includes insolvency proceedings (Insolvenzverfahren) and the dismissal of insolvency proceedings due to lack of funds (Abweisung mangels Masse);

(c)	a person being “unable to pay its debts” includes that person being in a state of illiquidity (Zahlungsunfähigkeit) under § 17 of the German Insolvency Code (Insolvenzordnung);

(d)

a person being “bankrupt” or “insolvent” means that person being in a state of illiquidity (Zahlungsunfähigkeit) under § 17 of the German Insolvency Code (Insolvenzordnung) or being over-indebted (überschuldet) under § 19 of the German Insolvency Code (Insolvenzordnung);

(e)

in relation to any Transaction Security or other security rights or security assets governed by German law or located in Germany, “trust”, “trustee” or “on trust” shall be construed as “Treuhand”, “Treuhänder” or “treuhänderisch”;

(f)	“by laws” or “constitutional documents” includes reference to articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag) and rules of procedure (Geschäftsordnung); and

(g)

a “director” or “officer” includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person, including, a managing director (Geschäftsführer) or member of the board of directors (Vorstand) or an authorised representative (Prokurist).

1.16	Acknowledgement regarding any supported QFCs

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support:

(a)

in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the

Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the Parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support; and

(b)	in this Clause 1.16, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party;

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

“Default Right” has the meaning given to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and

“QFC” has the meaning given to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

1.17	Authorisations

Each Party granting an authorisation or power of attorney to any other person (for the purpose of this Clause 1.14, the “Authorised Person”) under this Agreement (including, under Clause 2.6 (Obligors’ Agent) and Clause 34 (Role of the Agent, the Mandated Lead Arrangers, an Issuing Bank and Others) below) or any other Finance Document hereby releases, to the extent legally possible, such other person from any restriction for self-dealing or double representation (including any such restrictions arising under § 181 of the German Civil Code (Bürgerliches Gesetzbuch – BGB)) and the Authorised Person may release, to the extent legally possible, any person that it sub-authorises or grants a sub-power of attorney from the same restrictions. Any Party prevented by applicable law or its constitutional documents to grant the release from the restriction for self-dealing or double representation (including any such restrictions arising under § 181 of the German Civil Code (Bürgerliches Gesetzbuch – BGB)) shall notify the relevant Authorised Person without undue delay.

2	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement (and, in the case of paragraph (iii) below, subject to any Supplemental Guarantee Facility Document):

(i)

the Facility B (EUR) Lenders make available to the Facility B (EUR) Borrowers a term loan facility in euro, in an aggregate amount equal to the Total Facility B (EUR) Commitments (“Facility B (EUR)”) in accordance with the terms of the Extended Facility B (EUR) Additional Facility Notice;

(ii)

the Facility B (USD) Lenders make available to the Facility B (USD) Borrowers a term loan facility in USD, in an aggregate amount equal to the Total Facility B (USD) Commitments (“Facility B (USD)”) in accordance with the terms of the Extended Facility B (USD) Additional Facility Notice;

(iii)	the Original Guarantee Facility Lenders make available to the Original Guarantee Facility Borrowers a multicurrency guarantee facility, in an aggregate amount the

Base Currency Amount of which is equal to the Total Original Guarantee Facility Commitments (the “Original Guarantee Facility”) in accordance with the terms of the Guarantee Facility Increase Additional Facility Notice; and

(iv)

the Original Revolving Facility Lenders make available to the Original Revolving Facility Borrowers a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Original Revolving Facility Commitments (the “Original Revolving Facility”).

(b)

Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender or Fronted Ancillary Lender and Fronting Ancillary Lender may make available an Ancillary Facility or a Fronted Ancillary Facility to any of the Revolving Facility Borrowers in place of all or part of its Commitment under a Revolving Facility.

2.2	Additional Facilities

(a)

Subject to this Clause 2.2, the Obligors’ Agent may, at any time and from time to time following the date of this Agreement by delivering to the Agent a duly completed Additional Facility Notice complying with paragraphs (b) and (c) below, establish an Additional Facility under this Agreement.

(b)

No consent of any Finance Party is required to establish an Additional Facility at any time (other than the Additional Facility Lenders making available the applicable Additional Facility), provided that (unless otherwise agreed by the Majority Lenders) each of the following applicable conditions is met:

(i)	Margin MFN (EUR): in relation to any Additional Facility which is an MFN (EUR) Facility, either:

(A)	the Margin applicable to such MFN (EUR) Facility would not exceed the MFN Margin Cap (EUR);

(B)	the Margin in respect of Facility B (EUR) is increased by the amount by which the Margin applicable to the relevant MFN (EUR) Facility would exceed the MFN Margin Cap (EUR); or

(C)	the Total Facility B (EUR) Commitments are or have been repaid or prepaid in full on or prior to the date falling five (5) Business Days after the incurrence of such MFN (EUR) Facility;

(ii)	Margin MFN (USD): in relation to any Additional Facility which is an MFN (USD) Facility, either:

(A)	the Margin applicable to such MFN (USD) Facility would not exceed the MFN Margin Cap (USD);

(B)	the Margin in respect of Facility B (USD) is increased by the amount by which the Margin applicable to the relevant MFN (USD) Facility would exceed the MFN Margin Cap (USD); or

(C)	the Total Facility B (USD) Commitments are or have been repaid or prepaid in full on or prior to the date falling five (5) Business Days after the incurrence of such MFN (USD) Facility;

(iii)	Additional Term Facility Termination Date: in relation to an Additional Term Facility, either:

(A)

the Termination Date in respect of such Additional Term Facility (as at its Additional Facility Commencement Date or Applicable Test Date (as applicable)) is not earlier than the Termination Date in respect of Facility B (as at the Extension Effective Date);

(B)	such Additional Term Facility (or part thereof) is designated by the Obligors’ Agent as Inside Maturity Additional Facility Indebtedness;

(C)	such Additional Term Facility is Bridging Debt;

(D)

the Facility B Lenders are offered the opportunity by the Obligors’ Agent to amend the Termination Date in respect of Facility B to fall on or prior to the Termination Date in respect of such Additional Term Facility (as at its Additional Facility Commencement Date or Applicable Test Date (as applicable)); or

(E)	the Total Facility B Commitments are or have been repaid or prepaid in full on or prior to the date falling five (5) Business Days after the incurrence of such Additional Term Facility;

(iv)	Additional Term Facility Amortisation: in relation to an Additional Term Facility which is an Amortising Facility, either:

(A)

such Additional Term Facility does not amortise prior to the Termination Date for Facility B (as at the Extension Effective Date) at a rate of greater than 5% per annum of the higher of (x) the original principal amount of such Additional Term Facility and (y) the principal amount of such Additional Term Facility from time to time;

(B)

the Facility B Lenders are offered a percentage amortisation per annum of not less than the percentage per annum by which the rate of amortisation applicable to such Additional Term Facility exceeds 5% per annum;

(C)	such Additional Term Facility (or part thereof) is designated by the Obligors’ Agent as Inside Maturity Additional Facility Indebtedness; or

(D)	the Total Facility B Commitments are or have been repaid or prepaid in full on or prior to the date falling five (5) Business Days after the incurrence of such Additional Term Facility;

(v)	Permitted Indebtedness: in respect of an Additional Facility, any Indebtedness thereunder shall constitute Permitted Indebtedness on the Applicable Test Date;

(vi)

Ranking: each Additional Facility that is secured on the Transaction Security and subject to the Intercreditor Agreement shall rank pari passu with or junior to Facility B, the Original Revolving Facility, the Original Guarantee Facility and any other Additional Facility ranking pari passu with Facility B, the Original Guarantee Facility and the Original Revolving Facility; and

(vii)	Borrower: the Additional Facility Borrower in respect of any Additional Facility that ranks junior to Facility B shall be the Company or any Holding Company of the Company,

and in each case provided that:

(1)

each individual Facility B Lender will be deemed to have rejected any offer under paragraphs (iii)(D) or (iv)(B) above unless such Facility B Lender notifies the Agent that it has accepted such offer by 11.00 a.m. five (5) Business Days (or such longer period which the Obligors’ Agent agrees) after the date of such offer; and

(2)	any Structural Adjustment to implement the acceptance of any offer under paragraphs (iii)(D) or (iv)(B) above by any Facility B Lender shall not require the consent of the Majority Lenders.

(c)	The Additional Facility Notice shall not be regarded as having been duly completed unless it is signed by each party thereto and specifies the following matters in respect of such Additional Facility:

(i)	the proposed borrower(s) and guarantor(s) in respect of the Additional Facility;

(ii)	the person(s) to become Additional Facility Lenders in respect of the Additional Facility and the amount of the commitments of such Additional Facility allocated to each Additional Facility Lender;

(iii)

the aggregate amount of the commitments of the Additional Facility and the currency being made available and any other or optional currency or currencies which are available for utilisation under such Additional Facility;

(iv)	the rate of interest applicable to the Additional Facility (including any applicable margin, interest basis and/or margin ratchet);

(v)	the Additional Facility Commencement Date and Availability Period for the Additional Facility; and

(vi)

the Termination Date, ranking and related provisions, repayment profile, amortisation schedule and any mandatory prepayment provisions (including whether the Additional Facility will share rateably or less than rateably in mandatory prepayments); and

such Additional Facility Notice shall be deemed to have been duly completed if it is signed by the Obligors’ Agent and specifies the matters in paragraphs (i) to (vi) above in respect of such Additional Facility, and prior to the applicable Additional Facility Commencement Date, without prejudice to the rights of the Agent to request any other information which the Agent or Security Agent may reasonably require in relation to such Additional Facility.

(d)

Subject to the conditions set out in paragraph (b) above being satisfied, following receipt by the Agent of a duly completed Additional Facility Notice and with effect from the relevant Additional Facility Commencement Date (or any later date on which the conditions set out in paragraph (e) below are satisfied) the relevant Additional Facility shall come into effect and be established in accordance with its terms and:

(i)	the Additional Facility Lenders participating in the relevant Additional Facility shall make available that Additional Facility in the aggregate amount set out in the Additional Facility Notice;

(ii)

each of the Obligors and each Additional Facility Lender under the relevant Additional Facility shall assume such obligations towards one another and/or acquire such rights against one another as the Obligors and such Additional Facility Lenders would have assumed and/or acquired had the Additional Facility Lenders been Original Lenders in respect of the relevant Additional Facility;

(iii)	in relation to an Additional Facility Lender which is not already a Lender, each Additional Facility Lender under the relevant Additional Facility shall become a Party to this Agreement as a Lender;

(iv)

each Additional Facility Lender under the relevant Additional Facility shall become a Party as a “Lender” and each Additional Facility Lender under the relevant Additional Facility and each of the other Finance Parties shall assume such obligations towards one another and acquire such rights against one another as those

Additional Facility Lenders and those Finance Parties would have assumed and/or acquired had the Additional Facility Lenders been Original Lenders in respect of the relevant Additional Facility;

(v)	the Commitments of the other Lenders shall continue in full force and effect; and

(vi)

the Agent and the Security Agent shall (at the request of the Obligors’ Agent but without such amendments being a condition to the establishment of any Additional Facility) agree to any amendments to any Finance Document as the Company, acting reasonably, considers necessary to reflect the establishment and introduction of the relevant Additional Facility.

(e)	The establishment of an Additional Facility will only be effective on:

(i)

the execution of the Additional Facility Notice relating to such Additional Facility by the Obligors’ Agent, the relevant Borrower(s) and the relevant Additional Facility Lender(s) and delivery of such executed notice to the Agent and, in respect of an Additional Guarantee Facility, the Guarantee Facility Issuing Bank under such Facility;

(ii)

in relation to an Additional Facility Lender which is not already a Lender, receipt by the Agent of an Additional Facility Lender Accession Notice from each person referred to in the relevant Additional Facility Notice as an Additional Facility Lender and the accession of each Additional Facility Lender to the Intercreditor Agreement in the capacity of a “Senior Lender”, a “Second Lien Lender”, a “Topco Lender” or (following the Designation Date) a “Super Senior Lender” (each as defined in the Intercreditor Agreement); and

(iii)

in relation to an Additional Facility Lender which is not already a Lender, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender making available an Additional Facility, the completion of which the Agent shall promptly notify to the Obligors’ Agent, and (unless agreed otherwise with the applicable Additional Facility Lender) no Utilisation Request in relation to an Additional Facility shall be valid unless prior to (or simultaneously with) the delivery of the relevant Utilisation Request in relation to such Additional Facility, the requirements of this Clause 2.2 have been satisfied.

(f)	Each Obligor irrevocably authorises, empowers and instructs the Obligors’ Agent to sign each Additional Facility Notice on its behalf.

(g)	Each Finance Party irrevocably authorises, empowers and instructs:

(i)	the Agent promptly (upon request of (and as reasonably requested by) the Obligors’ Agent) to acknowledge, execute and confirm acceptance of each Additional Facility Notice; and

(ii)

the Agent and the Security Agent (promptly upon request of (and as reasonably requested by) the Obligors’ Agent) to acknowledge, execute and confirm acceptance of each Additional Facility Lender Accession Notice and if applicable, the documentation required for the Additional Facility Lender to accede to the Intercreditor Agreement and to execute any necessary amendments, confirmations, supplements or revisions to any Finance Document as may be required pursuant to paragraph (d)(vi) above or otherwise to ensure the Additional Facility ranks in accordance with the provisions set out in the Additional Facility Notice.

(h)	The Agent and the Security Agent shall as soon as reasonably practicable send to the Obligors’ Agent a copy of each executed Additional Facility Notice and, if applicable, Additional

Facility Lender Accession Notice and if applicable, the documentation required for the Additional Facility Lender to accede to the Intercreditor Agreement.

(i)

Except to the extent provided in paragraph (b) above, the terms applicable to any Additional Facility (including ranking, security and intercreditor rights) will be those agreed by the Additional Facility Lenders in respect of that Additional Facility and the Obligors’ Agent and, in respect of an Additional Guarantee Facility, the Guarantee Facility Issuing Bank under such Facility. If there is any inconsistency between any such term agreed in respect of an Additional Facility and any other term of a Finance Document, the term agreed in respect of the Additional Facility shall prevail with respect to such Additional Facility (subject to the conditions in paragraph (b) above). Notwithstanding any provision of a Finance Document to the contrary, there shall be no obligation or requirement to enter into any hedging arrangement or other derivative transaction in relation to any Additional Facility and the maximum amount of Indebtedness permitted to be Incurred as an Additional Facility shall be increased by the aggregate amount of any Facility or other Permitted Indebtedness which has been permanently repaid, prepaid, redeemed, defeased, repurchased, cancelled or otherwise discharged on or prior to the date of the first utilisation of the applicable Additional Facility (provided that such Facility or other Permitted Indebtedness ranks pari passu with or senior to the Additional Facility being Incurred).

(j)

Each Additional Facility Lender, by executing the relevant Additional Facility Notice confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any consent, release, waiver or amendment that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the relevant Additional Facility becomes effective and that it is bound by that decision and by the operations of any other provisions of this Agreement in relation to such consent, release, waiver or amendment.

(k)

No Lender will have any obligation to participate in an Additional Facility (unless it has executed and delivered an Additional Facility Lender Accession Notice or otherwise become an Additional Facility Lender in respect of that Additional Facility). By signing an Additional Facility Notice as an Additional Facility Lender, each such entity agrees to commit the Additional Facility Commitments set out against its name in that Additional Facility Notice.

(l)	The Agent may (after consultation with the Obligors’ Agent) disclose the terms of any Additional Facility Notice to any of the other Finance Parties.

(m)	Clause 31.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Additional Facility Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the establishment of the relevant Additional Facility;

(ii)	the New Lender were references to that Additional Facility Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

(n)	Any member of the Group may pay to an Additional Facility Lender a fee in the amount and at the times agreed between any member of the Group and the Additional Facility Lender in a Fee Letter.

(o)

Each Obligor confirms that its guarantee and indemnity recorded in Clause 25 (Guarantees and Indemnity) (or any applicable Accession Deed or other Finance Document) and all Transaction Security granted by it will, subject only to any applicable limitations on such guarantee and indemnity referred to in Clause 25 (Guarantees and Indemnity) and any Accession Deed pursuant to which it became an Obligor or the terms of the Transaction Security Documents, extend to include the Additional Facility Loans and any other obligations arising under or in respect of the Additional Facility Commitments.

(p)

The establishment, terms or conditions or use of proceeds of any Additional Facility shall be governed by this Clause 2.2 which shall apply irrespective and notwithstanding any other provision of this Agreement (including Clause 13 (Illegality, Voluntary Prepayment and Cancellation), Clause 37.6 (Partial payments), Clause 43 (Amendments and Waivers) and Schedule 11 (Agreed Security Principles)) and whether such Additional Facility is in place prior to the Additional Facility Commencement Date for the purposes of this Agreement.

(q)

If an Additional Facility is established in order to increase the Commitments under an existing Revolving Facility in accordance with this Clause 2.2, immediately upon such Additional Facility becoming available for Utilisation (but prior to the relevant Additional Facility Lender(s) participating in any Utilisation), the Agent shall recalculate each Lender’s (including the Additional Facility Lender’s) participation in each outstanding Letter of Credit under such existing Revolving Facility (as increased by such Additional Facility) and shall notify the applicable Issuing Bank, the Obligors’ Agent and each Lender under that Revolving Facility of its revised participation in each such Letter of Credit as soon as reasonably practicable thereafter.

(r)

If an Additional Facility is established in order to increase the Commitments under an existing Guarantee Facility in accordance with this Clause 2.2, immediately upon such Additional Facility becoming available for Utilisation (but prior to the relevant Additional Facility Lender(s) participating in any Utilisation), the Agent shall recalculate each Lender’s (including the Additional Facility Lender’s) participation in each outstanding Bank Guarantee under such existing Guarantee Facility (as increased by such Additional Facility) and shall notify the applicable Guarantee Facility Issuing Bank, the Obligors’ Agent and each Lender under that Guarantee Facility of its revised participation in each such Bank Guarantee as soon as reasonably practicable thereafter.

2.3	Increase

(a)	The Obligors’ Agent may by giving prior notice to the Agent by no later than the date falling 30 Business Days’ after the effective date of a cancellation of:

(i)

the Available Commitments of a Defaulting Lender or a Sanctioned Lender in accordance with Clause 13.8 (Right of cancellation in relation to a Defaulting Lender, Sanctioned Lender, Non Consenting Lender, Non-Acceptable L/C Lender or Non-Acceptable Guarantee Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 13.7 (Right of cancellation and repayment in relation to a single Lender, Issuing Bank or Guarantee Facility Issuing Bank);

(iii)	the Commitments of a Lender in accordance with Clause 13.1 (Illegality); or

(iv)	the Commitments of a Lender in accordance with Clause 43.5 (Replacement of Lender),

request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(A)

the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Obligors’ Agent (each of which shall not be a member of the Group, and which satisfies all the Agent’s ‘know your customer’ or similar checks referred to in paragraph (b)(ii)(B) below, and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender (for the avoidance of doubt, no Party shall be obliged to assume the obligations of a Lender pursuant to this paragraph (A) without the prior consent of that Party));

(B)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)

each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

(E)

any increase in the Total Commitments shall take effect on the date specified by the Obligors’ Agent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement in the applicable capacity; and

(B)

the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Obligors’ Agent, the Increase Lender, the Issuing Bank and the Guarantee Facility Issuing Bank;

(iii)	in the case of an increase in the Total Revolving Facility Commitments, the Issuing Bank consenting to that increase; and

(iv)	in the case of an increase in the Total Guarantee Facility Commitments, the Guarantee Facility Issuing Bank consenting to that increase.

(c)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)

Unless the Agent otherwise agrees or the increased Commitments are assumed by an Existing Lender, the Obligors’ Agent shall, on the date upon which the increase takes effect, pay (or procure there is paid) to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 31.5 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 31.7 (Procedure for transfers) and if the Increase Lender was a New Lender.

(e)	The Obligors’ Agent may pay to the Increase Lender a fee in the amount and at the times agreed between any member of the Group and the Increase Lender in a Fee Letter.

(f)	Clause 31.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

(g)

The Finance Parties shall be required to enter into any amendment to the Finance Documents (including in relation to any changes to, the taking of, or the release coupled with the retaking of, Transaction Security in accordance with the Intercreditor Agreement) required by a Borrower in order to facilitate or reflect any of the matters contemplated by this Clause 2.3. The Agent and the Security Agent are each authorised and instructed by each Finance Party (without any consent, sanction, authority or further confirmation from them) to execute any such amended or replacement Finance Documents (and shall do so on the request of and at the cost of that Borrower).

2.4	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.5	Lender Affiliates

(a)

Bank of America Merrill Lynch International Limited (“BAMLI”) as Original Lender may nominate (by written notice to the Agent and the Obligors’ Agent) Bank of America, N.A. (the “Designated Affiliate”) to discharge its obligations to participate in one or more Loans made to a Borrower which is incorporated under the laws of and/or located in a state of the United States of America (a “Designated Loan”) as set out in paragraph (c) below.

(b)	The Designated Affiliate shall:

(i)	participate therein in compliance with the terms of this Agreement;

(ii)

be entitled, to the extent of its participation, to all the rights and benefits of a Lender under the Finance Documents, provided that such rights and benefits shall be exercised on its behalf by BAMLI save where law or regulation requires the Designated Affiliate to do so; and

(iii)

in the case of an Affiliate, become party to the Intercreditor Agreement as a “Senior Lender” by delivery of a duly completed “Creditor/Agent Accession Undertaking” (as defined in the Intercreditor Agreement).

(c)

BAMLI shall remain liable and responsible for the performance of all obligations assumed by the Designated Affiliate on its behalf under this Clause 2.5 and non-performance of a Lender’s obligations by the Designated Affiliate following a nomination under this Clause 2.5 shall not relieve BAMLI from its obligations under this Agreement (but without prejudice to a Lender’s rights under Clause 31 (Changes to the Lenders)).

(d)

No Obligor shall be liable to pay (i) any amount otherwise required to be paid by an Obligor under Clause 20 (Taxes) or Clause 21.1 (Increased costs) (arising as a result of laws or regulations in force or known to be coming into force on the date the Designated Affiliate was nominated) or (ii) any cash repayment of a Loan to the extent that paragraph (b) of Clause 12.3 (Repayment of Revolving Facility Loans) would otherwise apply to such Loan, in each case in excess of the amount it would have been obliged to pay if BAMLI had not nominated the Designated Affiliate to participate in the Facility. BAMLI shall promptly notify the Agent and the Obligors’ Agent of the Tax jurisdiction from which the Designated Affiliate will participate in the relevant Loans and such other information regarding the Designated Affiliate as the Obligors’ Agent may reasonably request.

(e)	Any notice or communication to be made to a branch or an Affiliate of a Lender pursuant to Clause 39 (Notices):

(i)

may be served directly upon the Designated Affiliate, at the address supplied to the Agent by BAMLI pursuant to its nomination of the Designated Affiliate, where the Designated Affiliate requests this in order to mitigate any legal obligation to deduct Tax from any payment to the Designated Affiliate or any payment obligation which might otherwise arise pursuant to Clause 20 (Taxes) or Clause 21 (Increased Costs); or

(ii)	in any other circumstance, may be delivered to the Facility Office of the Lender, who will act as the representative of any Affiliate it nominates for all administrative purposes under this Agreement.

(f)	If BAMLI nominates the Designated Affiliate, BAMLI and the Designated Affiliate:

(i)

will be treated as having a single Commitment (being the Commitment of BAMLI) but for all other purposes (other than those referred to in paragraphs (c) and (e)(i) above and paragraph (ii) below) will be treated as separate Lenders; and

(ii)	will be regarded as a single Lender for the purpose of:

(A)	voting in relation to any matter in connection with a Finance Document; and

(B)	compliance with Clause 31.2 (Assignments and Transfers by Lenders).

(g)

The Obligors, the Agent, the Security Agent and the other Finance Parties will be entitled to deal only with BAMLI, except all payments of principal, interest, fees, costs, taxes and commissions in connection with a Designated Loan shall be for the account of the Designated Affiliate. For the avoidance of doubt, this shall not apply to any commitment fee which shall be for the account of BAMLI.

(h)	BAMLI may revoke a nomination made in accordance with paragraphs (a) to (g) above in relation to any future Loans by giving the Agent at least five (5) Business Days’ written notice.

(i)

Upon the Designated Affiliate ceasing to be the Designated Affiliate, BAMLI will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Designated Affiliate.

(j)	This Clause 2.5 is without prejudice to a Lender’s right to transfer its Commitments to an Affiliate under Clause 31 (Changes to the Lenders).

2.6	Obligors’ Agent

(a)

To the extent permitted under any applicable law, each of the Obligors (other than the Obligors’ Agent) and (with effect on and from the INNIO Group Reorganisation Effective Date) Topco, by its execution of this Agreement, an Accession Deed or (in respect of Topco only) the INNIO Group Reorganisation Amendment Deed, irrevocably (to the extent permitted by law) appoints the Obligors’ Agent to act severally on its behalf as its agent in relation to the Finance Documents and irrevocably (to the extent permitted by law) authorises:

(i)

the Obligors’ Agent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests and/or Selection Notices), to execute on its behalf any Accession Deed, to agree to any Additional Facility terms, to deliver Additional Facility Notices, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor or Topco (including the making of guarantee and security confirmations (as applicable)), notwithstanding that they may affect the Obligor or Topco, without further reference to or the consent of that Obligor or Topco; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor or Topco pursuant to the Finance Documents to the Obligors’ Agent,

and in each case the Obligor or Topco shall be bound as though the Obligor or Topco itself had given the notices and instructions (including any Utilisation Requests and/or Selection Notices) or executed or made the agreements or effected the amendments, supplements, confirmations or variations, or received the relevant notice, demand or other communication and each Finance Party may rely on any action taken by the Obligors’ Agent on behalf of that Obligor or Topco.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or Topco or in connection with any Finance Document (whether or not known to any other Obligor or Topco and whether occurring before or after such other Obligor became an Obligor under any Finance Document (or, solely in respect of Topco, whether occurring before or after the INNIO Group Reorganisation Effective Date) shall be binding for all purposes on that Obligor or Topco as if that Obligor or Topco had expressly made, given or concurred with it (to the extent permitted by law)). In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor or Topco, those of the Obligors’ Agent shall prevail.

(c)

For the purpose of this Clause 2.6 each Obligor (to the extent necessary under applicable law) and Topco shall grant a specific power of attorney (notarised and apostilled) to the Obligors’ Agent and comply with any necessary formalities in connection therewith.

3	PURPOSE

3.1	Purpose

(a)	Each Facility B Borrower shall apply all amounts borrowed by it under Facility B in or towards (directly or indirectly):

(i)	the Refinancing;

(ii)	financing or refinancing the payment of all other fees, costs, expenses and other amounts incurred in connection with the Refinancing; and/or

(iii)	to the extent not applied for a purpose set out in paragraphs (i) to (ii) above, financing or refinancing the general corporate purposes and/or working capital requirements of the Group.

(b)	The Original Guarantee Facility shall be available for the issuance of Bank Guarantees in connection with the general corporate purposes of the Group.

(c)	Each Original Revolving Facility Borrower shall apply all amounts drawn by it under the Original Revolving Facility in or towards (directly or indirectly):

(i)

refinancing or otherwise discharging the Original Revolving Facility as in effect immediately prior to the Extension Effective Date and, in each case, paying any related breakage costs, redemption premium, make-whole costs and other fees, costs and expenses payable in connection with such refinancing or discharge;

(ii)	to the extent not applied for the purpose set out in paragraph (i) above, financing or refinancing the general corporate purposes and/or working capital requirements of the Group; and/or

(iii)

to the extent not applied for the purpose set out in paragraph (i) above, financing or refinancing the payment of refinancing costs and all other fees, costs, expenses and other amounts incurred in connection with the Refinancing.

(d)

Each Additional Facility Borrower shall apply all amounts borrowed by it under an Additional Facility towards the purposes specified in the Additional Facility Notice relating to the relevant Additional Facility Commitments.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

In relation to any Utilisation on the Closing Date, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any such Utilisation if on or before the Utilisation Date for that Utilisation the Agent has received all of the documents and other evidence listed in Part I (Conditions Precedent to the Closing Date) of Schedule 2 (Conditions Precedent) and (unless specified therein to be in another form or substance) such documents or other evidence are in form and substance satisfactory to the Agent (acting reasonably and acting on the instructions of the Majority Lenders each also acting reasonably) or receipt of such documents and evidence has been waived by the Agent (acting reasonably and acting on the instructions of the Majority Lenders each also acting reasonably). The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation other than one to which Clause 4.5

(Utilisations during the Certain Funds Period) or Clause 4.6 (Utilisations during an Agreed Certain Funds Period) applies, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no notice of a Declared Default has been given; and

(b)	in the case of any other Utilisation:

(i)	no Default is continuing or would directly result from the proposed Utilisation; and

(ii)

in relation to such a Utilisation on the Closing Date, all the representations and warranties in Clause 26 (Representations and Warranties) which are made or deemed to be made or repeated on such date are true in all material respects (or, to the extent a materiality test applies, all respects), and in relation to any other Utilisation, the Repeating Representations are true in all material respects (or, to the extent a materiality test applies, all respects) and will remain true in all material respects (or, to the extent a materiality test applies, all respects) immediately after such Utilisation, provided that, the Agent (acting on the instructions of the relevant Majority Lenders) may waive the requirements set out in paragraphs (a) and (b) above.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency if it is:

(i)	in the case of the Original Guarantee Facility, USD or GBP;

(ii)	in the case of the Original Revolving Facility, EUR or GBP;

(iii)	in the case of an Additional Facility, any currencies specified in the Additional Facility Notice relating to those Additional Facility Commitments; or

(iv)

with the consent of all of the Lenders participating in the relevant Utilisation under the Facility concerned (each acting reasonably), any other currency readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation.

(b)

If by the Specified Time the Agent has received a written request from the Obligors’ Agent for a currency to be approved under paragraph (a) above, the Agent will confirm to the Obligors’ Agent by the Specified Time:

(i)	whether or not the Lenders under the relevant Facility have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency (which the Agent shall determine acting reasonably and in consultation with the Company).

4.4	Maximum number of Utilisations

(a)	A Borrower (or the Obligors’ Agent) may not deliver a Utilisation Request in respect of Facility B if, as a result of the proposed Utilisation, more than two (2) Facility B Loans would be outstanding.

(b)

A Borrower (or the Obligors’ Agent) may not deliver a Utilisation Request in respect of an Original Revolving Facility Loan if as a result of the proposed Utilisation more than 30 Original Revolving Facility Loans (or such higher number as may be agreed by the Obligors’ Agent and the Agent (acting reasonably)) would be outstanding.

(c)

A Borrower (or the Obligors’ Agent) may not deliver a Utilisation Request in respect of an Additional Facility if as a result of the proposed Utilisation more than the maximum number of Utilisations of that Additional Facility (if any limitation is agreed between the Obligors’ Agent and the Agent) would be outstanding.

(d)	Any Loan made by a single Lender under Clause 10.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(e)	Any Separate Loan shall not be taken into account in this Clause 4.4.

4.5	Utilisations during the Certain Funds Period

(a)

Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, a Lender will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if on the proposed Utilisation Date:

(i)	the Agent has made the notification contemplated by Clause 4.1 (Initial conditions precedent);

(ii)	no Change of Control has occurred;

(iii)	it is not unlawful in any applicable jurisdiction for that Lender to perform any of its obligations to lend or participate, or to maintain its Commitment or participation in any Utilisation; and

(iv)	no Major Default is continuing.

(b)

During the Certain Funds Period (save in respect of a Lender in circumstances where, pursuant to paragraph (a) above, that Lender is not obliged to comply with Clause 5.4 (Lenders’ participation)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments;

(ii)

rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would directly or indirectly prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim or similar right or remedy in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(v)

cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document (including declaring that cash cover in respect of any outstanding Letter or Credit is payable on demand) or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(vi)

take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Certain Funds Utilisation; or

(vii)	declare that cash cover in relation to a Letter of Credit, Bank Guarantee or an Ancillary Facility is immediately due and payable on demand,

provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.6	Utilisations during an Agreed Certain Funds Period

(a)

Subject to Clause 4.1 (Initial conditions precedent), during the relevant Agreed Certain Funds Period, a Revolving Facility Lender, Guarantee Facility Lender, Guarantee Facility Issuing Bank or Additional Facility Lender (as the case may be) will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to the relevant Agreed Certain Funds Utilisation if:

(i)

the Obligors’ Agent and each of the Revolving Facility Lenders, Guarantee Facility Lenders, Guarantee Facility Issuing Bank or relevant Additional Facility Lenders (as the case may be) have agreed that the Guarantee Facility, Revolving Facility or relevant Additional Facility shall be made available on a “certain funds basis” for a specified purpose in connection with a permitted acquisition or such other agreed purpose, for such period and on such terms or conditions (if any) as the Obligors’ Agent and those Guarantee Facility Lenders, Guarantee Facility Issuing Bank, Revolving Facility Lenders or relevant Additional Facility Lenders (as the case may be) shall agree and notify in writing to the Agent at least three (3) Business Days (or such shorter period agreed with the Agent) prior to the date of the Utilisation Request; and

(ii)	on the proposed Utilisation Date:

(A)	no Change of Control has occurred;

(B)	it is not unlawful in any applicable jurisdiction for that Lender to perform any of its obligations, to lend or participate, or to maintain its Commitment or participation in any Utilisation;

(C)	no Major Default is continuing; and

(D)

solely in relation to the Agreed Certain Funds Utilisation under an Additional Facility, Guarantee Facility or Revolving Facility, the additional conditions or events (if any) specified in the relevant Additional Facility Notice or other notice in relation to that Agreed Certain Funds Period and Agreed Certain Funds Utilisation are complied with or satisfied.

(b)

During the Agreed Certain Funds Period (save in respect of a Revolving Facility Lender, Guarantee Facility Lender, Guarantee Facility Issuing Bank or relevant Additional Facility Lender (as the case may be) in circumstances where, pursuant to paragraph (a) above, that Revolving Facility Lender, Guarantee Facility Lender, Guarantee Facility Issuing Bank or Additional Facility Lender (as the case may be) is not obliged to comply with Clause 5.4 (Lenders’ participation)), none of the Guarantee Facility Lenders, Revolving Facility Lenders or relevant Additional Facility Lenders (as the case may be) shall be entitled in respect of an Agreed Certain Funds Utilisation (and the corresponding Commitments to which it relates) to:

(i)	cancel any of its Guarantee Facility Commitments, Revolving Facility Commitments or Additional Facility Commitments;

(ii)

rescind, terminate or cancel the applicable Revolving Facility, Guarantee Facility or Additional Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have in respect of a Facility to which the provisions of this Clause apply to the extent to do so would directly or indirectly prevent or limit the making of an Agreed Certain Funds Utilisation;

(iii)	refuse to participate in the making of an Agreed Certain Funds Utilisation;

(iv)

exercise any right of set-off or counterclaim or similar right or remedy which it may exercise in respect of an Agreed Certain Funds Utilisation to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(v)

cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document (including declaring that cash cover in respect of any outstanding Letter or Credit or Bank Guarantee is payable on demand) or exercise any enforcement rights under any Transaction Security Document in respect of a Facility to which the provisions of this Clause 4.6 apply to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(vi)

take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of an Agreed Certain Funds Utilisation; or

(vii)	declare that cash cover in relation to a Bank Guarantee, Letter of Credit or an Ancillary Facility is immediately due and payable on demand,

provided that:

(A)

immediately upon the expiry of the relevant Agreed Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the applicable Agreed Certain Funds Period; and

(B)

this Clause 4.6 shall be without prejudice to, and shall not prevent or limit the exercise of, any rights of any of the Finance Parties in respect of any other Facility, Loan, Utilisation or Commitment.

5	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request

A Borrower (or the Obligors’ Agent on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent may agree).

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan shall be revocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	it identifies the relevant Borrower;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(v)	the proposed Interest Period complies with Clause 17 (Interest Periods).

(b)	Each Utilisation Request for a Loan may be revoked up to one (1) Business Day (by no later than 11.00 a.m. on that day) prior to the proposed Utilisation Date.

(c)	Multiple Utilisations may be requested in a Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to the Original Revolving Facility, the Base Currency or an Optional Currency;

(ii)	in relation to the Original Guarantee Facility, the Base Currency or an Optional Currency;

(iii)	in relation to Facility B, the applicable Base Currency; and

(iv)	in relation to an Additional Facility, as agreed by the relevant Additional Facility Lenders and specified in the applicable Additional Facility Notice.

(b)

The amount of a proposed Utilisation of Facility B (EUR) must be in a minimum amount of €1,000,000 or, if less, the Available Facility and in any event such that its Base Currency Amount is less than or equal to the Available Facility.

(c)

The amount of a proposed Utilisation of Facility B (USD) must be in a minimum amount of $1,000,000 or, if less, the Available Facility and in any event such that its Base Currency Amount is less than or equal to the Available Facility.

(d)

There shall be no minimum amount for an Original Guarantee Facility Utilisation unless otherwise agreed between the relevant Guarantee Facility Issuing Bank and the Guarantee Facility Borrower (or the Obligors’ Agent on its behalf).

(e)	The amount of a proposed Original Revolving Facility Utilisation must be in a minimum amount of:

(i)	€500,000 for Original Revolving Facility Utilisations in EUR;

(ii)	$500,000 for Original Revolving Facility Utilisations in USD;

(iii)	£500,000 for Original Revolving Facility Utilisations in GBP; or

(iv)	for Original Revolving Facility Utilisations in any Optional Currency other than EUR or GBP the equivalent of $500,000) or, if less, the Available Facility.

5.4	Lenders’ participation

(a)

If the conditions set out in this Agreement have been met, and subject to Clause 12.3 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Loan available on the Utilisation Date through its Facility Office.

(b)

Other than as set out in paragraph (c) below, the amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility in each case in relation to the relevant Facility immediately prior to making the Loan.

(c)

If a Utilisation is made to repay Ancillary Outstandings, each Lender’s participation in that Utilisation will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Utilisations then outstanding bearing the same proportion to the aggregate amount of the Loans then outstanding as its Commitment bears to the Total Commitments.

(d)	The Agent shall determine the Base Currency Amount (if applicable) of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash by the Specified Time.

5.5	Limitations on Utilisations

(a)

The Original Guarantee Facility may not be utilised unless Facility B has been utilised (but, for the avoidance of doubt, the Original Guarantee Facility may be utilised contemporaneously with Facility B, including on the Closing Date).

(b)

The Original Revolving Facility may not be utilised unless Facility B has been utilised (but, for the avoidance of doubt, the Original Revolving Facility may be utilised contemporaneously with Facility B, including on the Closing Date).

(c)

An Additional Facility may not be utilised unless the Closing Date has occurred and Facility B has been utilised (but, for the avoidance of doubt, an Additional Facility may be utilised contemporaneously with Facility B).

(d)

Not more than $140,000,000 of the Original Revolving Facility shall be drawn on the Closing Date to fund a bridge to an anticipated non-recourse factoring programme (for the avoidance of doubt, there shall be no other caps or restrictions on utilisations of the Original Revolving Facility on the Closing Date).

5.6	Cancellation of Commitment

(a)	The Facility B (EUR) Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B (EUR).

(b)	The Facility B (USD) Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B (USD).

(c)

The Original Guarantee Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Original Guarantee Facility or if the Closing Date has not occurred prior to the end of the Certain Funds Period, at the end of the Certain Funds Period.

(d)

The Original Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Original Revolving Facility or if the Closing Date has not occurred prior to the end of the Certain Funds Period, at the end of the Certain Funds Period.

(e)

The Additional Facility Commitments which are unutilised at the end of the Availability Period for those Additional Facility Commitments shall be immediately cancelled at the end of the Availability Period for those Additional Facility Commitments or, if the Closing Date has not occurred prior to the end of the Certain Funds Period, at the end of the Certain Funds Period.

6	UTILISATION – LETTERS OF CREDIT

6.1	Revolving Facility

(a)	A Revolving Facility may be utilised by a Revolving Facility Borrower by way of Letters of Credit.

(b)	Other than Clauses 5.5 (Limitations on Utilisations) and 5.6 (Cancellation of Commitment), Clause 5 (Utilisation – Loans) does not apply to utilisations by way of Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit

A Revolving Facility Borrower (or the Obligors’ Agent on its behalf) may request a Letter of Credit to be issued (for its own, or another member of the Group’s obligations) by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the relevant Issuing Bank may agree). Notwithstanding anything to the contrary in this Agreement, an Issuing Bank and a Borrower (or the Obligors’ Agent on its behalf) may agree any alternative procedure for utilising and or renewing a Letter of Credit.

6.3	Completion of a Utilisation Request for Letters of Credit

(a)	Each Utilisation Request for a Letter of Credit shall be revocable and will not be regarded as having been duly completed unless:

(i)	it specifies that it is for a Letter of Credit;

(ii)	it identifies the Borrower of the Letter of Credit;

(iii)	it identifies the relevant Issuing Bank which has agreed to issue the Letter of Credit;

(iv)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the relevant Revolving Facility;

(v)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(vi)	the form of Letter of Credit is attached;

(vii)

the Expiry Date of the Letter of Credit falls on or before the Termination Date in relation to the relevant Revolving Facility (unless cash cover is provided in respect of such Letter of Credit prior to the Termination Date or unless the applicable Revolving Facility Borrower agrees Clause 6.11 (Effect of Termination Date) shall apply);

(viii)	the delivery instructions for the Letter of Credit are specified; and

(ix)

subject to paragraph (c) of Clause 6.5 (Issue of Letters of Credit), the Issuing Bank is not precluded from issuing a Letter of Credit by law or regulation or its internal policies to the beneficiary of the Letter of Credit.

(b)	The Agent (acting on the instructions of the relevant Majority Lenders) may waive the requirements set out in paragraph (a) in relation to a proposed Utilisation.

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Letter of Credit must be an amount which is not more than the Available Facility.

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the relevant Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)

Subject to Clause 4.1 (Initial conditions precedent) an Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit other than one to which paragraph (c) below applies, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Letter of Credit to be renewed in accordance with paragraphs (a) or (b) of Clause 6.6 (Renewal of a Letter of Credit), no Declared Default is continuing;

(ii)	in the case of any other Utilisation other than one to which paragraph (c) below applies,

(A)	no Event of Default is continuing or would result directly from the proposed Utilisation; and

(B)

in relation to such Utilisation on the Closing Date, all the representations and warranties in Clause 26 (Representations and Warranties) which are made or deemed to be made or repeated on such date are true in all material respects (or to the extent a materiality test applies, all respects), and in relation to any other Utilisation, the Repeating Representations to be made are true in all material respects (or, to the extent a materiality test applies, all respects).

(c)	Subject to Clause 4.1 (Initial conditions precedent) and notwithstanding the conditions of paragraph (b) above:

(i)

during the Certain Funds Period, the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit which is a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(A)	the Agent has made the notification contemplated by Clause 4.1 (Initial conditions precedent);

(B)	no Change of Control has occurred;

(C)	it is not unlawful in any applicable jurisdiction for the Issuing Bank to perform any of its obligations or to issue or maintain the Letter of Credit; and

(D)	no Major Default is continuing; and

(ii)

during any Agreed Certain Funds Period, the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit which is an Agreed Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(A)	the Agent has made the notification contemplated by Clause 4.1 (Initial conditions precedent) and the Closing Date has occurred;

(B)	no Change of Control has occurred;

(C)	it is not unlawful in any applicable jurisdiction for the Issuing Bank to perform any of its obligations or to issue or maintain the Letter of Credit;

(D)	no Major Default is continuing; and

(E)

solely in relation to an Agreed Certain Funds Utilisation under an Ancillary Facility, a Fronted Ancillary Facility or a Revolving Facility, the additional conditions or events (if any) specified in the relevant Additional Facility Notice or other notice in relation to that Agreed Certain Funds Period and Agreed Certain Funds Utilisation are complied with or satisfied, provided that, in each case, during the Certain Funds Period or Agreed Certain Funds Period (as applicable), an extension of a Letter of Credit shall be permitted unless a Declared Default has occurred relating to the Facility.

(d)

During the Certain Funds Period (save in circumstances where, pursuant to paragraph (c)(i) above, the Issuing Bank is not obliged to comply with paragraph (a) above), the Issuing Bank shall not be entitled to:

(i)	rescind, terminate or cancel this Agreement or the relevant Revolving Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have;

(ii)	refuse to participate in the making of a Letter of Credit which is a Certain Funds Utilisation;

(iii)

exercise any right of set-off or counterclaim or similar right or remedy in respect of a Letter of Credit to the extent to do so would prevent or limit the issuing of a Letter of Credit which is a Certain Funds Utilisation; or

(iv)

cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document (including declaring that cash cover in respect of any outstanding Letter or Credit is payable on demand) or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the issuing of a Letter of Credit which is a Certain Funds Utilisation;

(v)

take any other action or make or enforce any claim (in its capacity as Issuing Bank) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the issuing of a Letter of Credit which is a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Issuing Bank notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

(e)

During any Agreed Certain Funds Period (save in circumstances where, pursuant to paragraph (c)(ii) above, the Issuing Bank is not obliged to comply with paragraph (a) above), the Issuing Bank shall not be entitled to in respect of an Agreed Certain Funds Utilisation (and the corresponding commitments to which it relates):

(i)

rescind, terminate or cancel the relevant Revolving Facility or relevant Additional Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have;

(ii)	refuse to participate in the making of a Letter of Credit which is an Agreed Certain Funds Utilisation;

(iii)

exercise any right of set-off or counterclaim or similar right or remedy in respect of Letter of Credit to the extent to do so would prevent or limit the issuing of a Letter of Credit which is an Agreed Certain Funds Utilisation;

(iv)

cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document (including declaring that cash cover in respect of any outstanding Letter or Credit is payable on demand) in respect of a Facility to which the provisions of this Clause 6.5 apply to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(v)

take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of an Agreed Certain Funds Utilisation; or

(vi)	declare that cash cover in relation to a Letter of Credit is immediately due and payable on demand,

provided that:

(A)

immediately upon the expiry of the relevant Agreed Certain Funds Period all such rights, remedies and entitlements shall be available to the Issuing Bank notwithstanding that they may not have been used or been available for use during the relevant Agreed Certain Funds Period; and

(B)

this Clause 6.5 shall be without prejudice to, and shall not prevent or limit the exercise of, any rights of any of the Finance Parties in respect of any other Facility, Loan, Utilisation or Commitment.

(f)	The amount of each Lender’s participation in each Letter of Credit will be equal to its L/C Proportion.

(g)

The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

(h)	The Issuing Bank may issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to do so.

6.6	Renewal of a Letter of Credit

(a)

A Borrower (or the Obligors’ Agent on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Agent and the relevant Issuing Bank of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)

The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraph (a)(vi) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than or (subject to compliance with paragraph (b) of Clause 6.4 (Currency and amount)) more than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)

its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal (or, if a different date is specified, on that date), and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

6.7	Reduction of a Letter of Credit

(a)	If, on the proposed Utilisation Date of a Letter of Credit any of the Lenders under a Revolving Facility is a Non Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non Acceptable L/C Lender) following such request by the Issuing Bank; and

(ii)

either (A) the Issuing Bank has not required the relevant Borrower to provide cash cover pursuant to Clause 7.5 (Cash cover by Borrower) or (B) the relevant Borrower has failed to provide cash cover to the Issuing Bank in accordance with Clause 7.5 (Cash cover by Borrower), then, the Issuing Bank may refuse to issue that Letter of Credit or, with the agreement of the Obligors’ Agent, shall reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non Acceptable L/C Lender in respect of that Letter of Credit and that Non Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)	The Issuing Bank shall notify the Agent and the Obligors’ Agent of each reduction made pursuant to this Clause 6.7.

(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.

6.8	Revaluation of Letters of Credit

(a)

If any Letter of Credit is denominated in an Optional Currency, the Agent shall on the last day of each Financial Year recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)

A Revolving Facility Borrower (or the Obligors’ Agent on its behalf) shall, if so requested by the Agent or the Issuing Bank, within five (5) Business Days of any calculation under paragraph (a) above, ensure that within three (3) Business Days sufficient Letters of Credit are prepaid, or Loans prepaid, to prevent the Base Currency Amount of all Utilisations of the relevant Revolving Facility from exceeding the relevant Revolving Facility Commitments (after deducting the total Ancillary Commitments, Fronting Ancillary Commitments and Fronted Ancillary Commitments) following any adjustment to a Base Currency Amount under paragraph (a) above.

6.9	Reduction or expiry of Letter of Credit

If the amount of any Letter of Credit is wholly or partially reduced or it is repaid or prepaid or it expires prior to its Expiry Date, the relevant Issuing Bank and the Borrower that requested (or on behalf of which the Obligors’ Agent requested) the issue of that Letter of Credit shall promptly notify the Agent of the details upon becoming aware of them.

6.10	Appointment of additional Issuing Banks

Any Lender which has agreed to the Obligors’ Agent’s request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Agent and the Obligors’ Agent that it has so agreed to be an Issuing Bank and acceding to this Agreement and the Intercreditor Agreement as an Issuing Bank and on making that notification that Lender shall become bound by the terms of this Agreement as an Issuing Bank.

6.11	Effect of Termination Date

Each Letter of Credit shall be repaid by the Borrower of that Letter of Credit (or the Obligors’ Agent on its behalf) on the Termination Date applicable to the relevant Revolving Facility, (or such earlier date in accordance with this Agreement), provided that if any Letter of Credit has an Expiry Date ending on or after the Termination Date applicable to the applicable Revolving Facility, without prejudice to the repayment obligation in Clause 6.8 (Revaluation of Letters of Credit), on such Termination Date each such Letter of Credit shall be repaid unless, in the case of a Letter of Credit with an Expiry Date falling after such Termination Date:

(a)

the relevant Issuing Bank agrees that such Letter of Credit shall continue as between that Issuing Bank, and the relevant member of the Group on a bilateral basis and not as part of or under the Finance Documents; and

(b)

save for any rights and obligations against any other Finance Party under the Finance Documents arising prior to such Termination Date applicable to the relevant Revolving Facility, no rights and obligations in respect of the Letter of Credit shall, as between the Finance Parties, continue, any cash cover or other collateral provided by any Lender in relation to such Letter of Credit shall be released on the Termination Date, and the Transaction Security shall not (following release thereof by the Security Agent) support any such Letter of Credit in respect of any claims that arise after such Termination Date and, in such circumstances, from the Termination Date pursuant to paragraph (b) of Clause 7.3 (Indemnities) and Clause 7.4 (Cash collateral by Non Acceptable L/C Lender) shall not apply to any such Letter of Credit or to any claim made or purported to be made under a Letter of Credit made after the Termination Date applicable to the relevant Revolving Facility.

7	LETTERS OF CREDIT

7.1	Immediately payable

(a)

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Obligors’ Agent requested) the issue of that Letter of Credit shall repay or prepay that Letter of Credit or that amount promptly on demand by the relevant Issuing Bank.

(b)

Each Issuing Bank shall immediately notify the Agent of any demand received by it under and in accordance with any Letter of Credit (including details of the Letter of Credit under which such demand has been received and the amount demanded). The Agent shall immediately on receipt of any such notice notify the Obligors’ Agent, the Borrower for whose account that Letter of Credit was issued and each of the Lenders under the Facility.

7.2	Claims under a Letter of Credit

(a)

Each Borrower and Lender irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by that Borrower (or requested by the Obligors’ Agent on its behalf) and which claim appears on its face to comply with the terms of that Letter of Credit and to be in order (in this Clause 7.2, a claim).

(b)

Each Borrower shall within five (5) Business Days of demand pay to the Issuing Bank an amount equal to the amount of any claim or, provided that no Declared Default has occurred and no cash collateral has been provided in respect of that claim, may elect by notice from the relevant Borrower (or the Obligors’ Agent on its behalf) to the Agent to have that claim deemed to have been converted into a Loan under the relevant Revolving Facility notwithstanding any other condition herein. The Utilisation Date of such Loan shall be the date of such notice and the currency and the amount of such Loan shall be the same as the amount of that claim, with an Interest Period of one (1) Month, unless otherwise notified by the relevant Borrower (or the Obligors’ Agent on its behalf).

(c)

In respect of Letters of Credit utilised under the Facility, on receipt of any demand under paragraph (a) above the relevant Borrower shall (unless the Company notifies the Agent otherwise) be deemed to have delivered to the Agent a duly completed Utilisation Request which complies with the provisions of Clause 5.2 (Completion of a Utilisation Request for Loans) for requesting a Loan provided that the amount of such Loan as applicable is less than or equal to the relevant Available Facility (an L/C Loan):

(i)	in an amount and currency equal to the amount and currency of the relevant claim (if applicable, net of any available cash cover);

(ii)

for an Interest Period of one (1) Month or such other period of one (1), two (2), three (3) or six (6) Months as notified by the relevant Borrower or the Obligors’ Agent to the Agent prior to the Utilisation Date; and

(iii)	with a Utilisation Date falling three (3) Business Days after the date of receipt of the relevant demand.

and, for the avoidance of doubt, the Lenders shall be required to comply with their obligations under Clause 5.4 (Lenders’ participation) in respect of such L/C Loan. The proceeds of any such Loan shall be used to pay the relevant claim

(d)	Each Borrower and each Lender acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim (including any solvency investigation); and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)	The obligations of a Borrower under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities

(a)

Each Borrower shall promptly on demand indemnify the Issuing Bank against any cost, loss or liability incurred by an Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct or breach of the terms of this Agreement) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)

Each Lender under the relevant Revolving Facility shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct or breach of the terms of this Agreement) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)

If any Revolving Facility Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

(d)

The Borrower which requested (or on behalf of which the Obligors’ Agent requested) a Letter of Credit shall promptly on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit except to the extent arising out of the gross negligence, wilful misconduct of, or material breach of the terms of this Agreement in relation to such Letter of Credit by, such Lender.

(e)

The obligations of each Lender or Borrower under this Clause 7.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)

The obligations of any Lender or Borrower under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this Clause 7.3, would reduce, release or prejudice any of its obligations under this Clause 7.3 (whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument (other than the relevant Letter of Credit) or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.4	Cash collateral by Non Acceptable L/C Lender

(a)

If, at any time, a Lender under a Revolving Facility is a Non Acceptable L/C Lender, the relevant Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling five (5) Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Letter of Credit and in the currency of that Letter of Credit to an interest bearing account held in the name of that Lender with the Issuing Bank.

(b)

The Non Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank but consistent with the principles in paragraph (e)(iii) of Clause 1.2 (Construction) in respect of the provisions of cash cover, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)

Subject to paragraph (f) below, until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay to the Issuing Bank amounts due and payable to the Issuing Bank by the Non Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit or as contemplated by Clause 6.11 (Effect of Termination Date).

(d)	Each Lender under a Revolving Facility shall notify the Agent:

(i)

other than in the case of an Original Lender, on any date on which such Lender becomes such a Lender in accordance with Clause 2.3 (Increase) or Clause 31 (Changes to the Lenders), whether it is a Non Acceptable L/C Lender within paragraph (a) of the definition thereof; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non Acceptable L/C Lender,

and as indicated in Part II (The Original Lenders) of Schedule 1 (The Original Parties), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (d)(i) above to the Agent.

(e)

Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 7.4:

(i)	ceases to be a Non Acceptable L/C Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Letter of Credit,

that Lender may, at any time it is not a Non Acceptable L/C Lender, by notice to the relevant Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Issuing Bank be returned to it and the Issuing Bank shall pay that amount to the Lender within five (5) Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

7.5	Cash cover by Borrower

(a)

If a Lender which is a Non Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank or Agent that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non Acceptable L/C Lender) and the Issuing Bank notifies the Obligors’ Agent of such event (with a copy to the Agent), the Borrower of the relevant Letter of Credit or proposed Letter of Credit may (in the case of a Letter of Credit not yet issued) elect to or (in the case of a Letter of Credit that has already been issued) shall provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit then that Borrower shall do so within five (5) Business Days (or such longer date as is agreed with the Issuing Bank (acting reasonably)) after the notice is given.

(b)	Notwithstanding paragraph (e) of Clause 1.2 (Construction), the relevant Issuing Bank shall permit the withdrawal of amounts up to the level of that cash cover from the account if:

(i)	it is satisfied that the relevant Lender is no longer a Non Acceptable L/C Lender; or

(ii)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s L/C Proportion of the Letter of Credit.

(c)

To the extent that a Borrower has provided cash cover in accordance with this Clause 7.5, the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (e)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 19.6 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 7.5 and of any change in the amount of cash cover so provided.

7.6	Rights of contribution

No Obligor or the Obligors’ Agent will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.7	Lender as Issuing Bank

A Lender which is also an Issuing Bank shall be treated as a separate entity in those capacities and capable, as a Lender, of contracting with itself as an Issuing Bank.

7.8	Existing Letters of Credit

(a)

Notwithstanding any provision of this Agreement to the contrary, a Borrower (or the Obligors’ Agent on its behalf) may by notice in writing to the Agent prior to the Closing Date (including in any Utilisation Request) request that any Existing Letter of Credit issued by the Issuing Bank be deemed a Letter of Credit issued and established under a Revolving Facility and with effect from the date specified in such notice (being a date falling within the Availability Period of the relevant Revolving Facility) that any such Existing Letter of Credit shall be a Letter of Credit for all purposes under this Agreement, subject to the Agent having received notification in writing from the Issuing Bank that it agrees to the Existing Letter of Credit being a Letter of Credit for all purposes under this Agreement.

(b)	For the purpose of this Clause 7.8:

“Existing Letter of Credit” means any letter of credit, bank guarantee, other instrument falling within the definition of Letter of Credit or similar term which is issued on or prior to the Closing Date on behalf of a member of the Group (including the Target Group) by a Lender which is an Issuing Bank under this Agreement or any of its Affiliates, and which is designated in writing as an Existing Letter of Credit by that Issuing Bank and the Obligors’ Agent and promptly notified to the Agent.

8	UTILISATION – BANK GUARANTEES

8.1	Guarantee Facility

(a)	A Guarantee Facility may be utilised by a Guarantee Facility Borrower by way of Bank Guarantees.

(b)	Other than Clause 5.5 (Limitations on Utilisations) and Clause 5.6 (Cancellation of Commitment), Clause 5 (Utilisation—Loans) does not apply to utilisations by way of Bank Guarantees.

8.2	Delivery of a Utilisation Request for Bank Guarantees

A Guarantee Facility Borrower (or the Obligors’ Agent on its behalf) may request a Bank Guarantee to be issued (for its own, or another member of the Group’s obligations) by delivery to the Guarantee Facility Issuing Bank of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Guarantee Facility Issuing Bank may agree). Notwithstanding anything to the contrary in this Agreement, the Guarantee Facility Issuing Bank and a Guarantee Facility Borrower (or the Obligors’ Agent on its behalf) may agree any alternative procedure for utilising and or renewing a Bank Guarantee.

8.3	Completion of a Utilisation Request for Bank Guarantees

Each Utilisation Request for a Bank Guarantee shall be revocable and will not be regarded as having been duly completed unless:

(a)	it falls within paragraph (b) of the definition of “Utilisation Request”;

(b)	it is otherwise in the form agreed between the Company and the Guarantee Facility Issuing Bank; or

(c)	it complies with each of the following criteria:

(i)	it specifies that it is for a Bank Guarantee;

(ii)	it identifies the Guarantee Facility Borrower of the Bank Guarantee whose obligations are being guaranteed by the Bank Guarantee;

(iii)	it identifies the relevant Guarantee Facility Issuing Bank which has agreed to issue the Bank Guarantee;

(iv)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the relevant Guarantee Facility;

(v)	the currency and amount of the Bank Guarantee comply with Clause 8.4 (Currency and amount);

(vi)	the form of Bank Guarantee is attached;

(vii)

the Expiry Date of the Bank Guarantee falls on or before the Termination Date in relation to the relevant Guarantee Facility (unless cash cover is provided in respect of such Bank Guarantee prior to the Termination Date or unless the applicable Guarantee Facility Borrower agrees Clause 8.10 (Effect of Termination Date) shall apply);

(viii)	the delivery instructions for the Bank Guarantee are specified; and

(ix)

subject to paragraph (c) of Clause 8.5 (Issue of Bank Guarantees), the Guarantee Facility Issuing Bank is not precluded from issuing a Bank Guarantee by law or regulation or its internal policies to the beneficiary of the Bank Guarantee, provided that, the Agent (acting on the instructions of the Majority Lenders in the applicable Guarantee Facility) may waive the requirements set out in paragraph (c) above in relation to a proposed Utilisation.

8.4	Currency and amount

(a)	The currency specified in a Utilisation Request for a Bank Guarantee must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Bank Guarantee must be an amount which is not more than the Available Facility.

8.5	Issue of Bank Guarantees

(a)	If the conditions set out in this Agreement have been met, the relevant Guarantee Facility Issuing Bank shall issue the Bank Guarantee on the Utilisation Date.

(b)

Subject to Clause 4.1 (Initial conditions precedent) the Guarantee Facility Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Bank Guarantee other than one to which paragraph (c) below applies, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Bank Guarantee to be renewed in accordance with paragraphs (a) or (b) of Clause 8.6 (Renewal of a Bank Guarantee), no Declared Default is continuing;

(ii)	in the case of any other Utilisation other than one to which paragraph (c) below applies,

(A)	no Event of Default is continuing or would result directly from the proposed Utilisation; and

(B)

in relation to such Utilisation on the Closing Date, all the representations and warranties in Clause 26 (Representations and Warranties) which are made or deemed to be made or repeated on such date are true in all material respects (or to the extent a materiality test applies, all respects), and in relation to any other Utilisation, the Repeating Representations to be made are true in all material respects (or, to the extent a materiality test applies, all respects).

(c)	Subject to Clause 4.1 (Initial conditions precedent) and notwithstanding the conditions of paragraph (b) above:

(i)

during the Certain Funds Period, the Guarantee Facility Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Bank Guarantee which is a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(A)	the Agent has made the notification contemplated by Clause 4.1 (Initial conditions precedent);

(B)	no Change of Control has occurred;

(C)	it is not unlawful in any applicable jurisdiction for the Guarantee Facility Issuing Bank to perform any of its obligations or to issue or maintain the Bank Guarantee; and

(D)	no Major Default is continuing; and

(ii)

during any Agreed Certain Funds Period, the Guarantee Facility Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Bank Guarantee which is an Agreed Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(A)	the Agent has made the notification contemplated by Clause 4.1 (Initial conditions precedent) and the Closing Date has occurred;

(B)	no Change of Control has occurred;

(C)	it is not unlawful in any applicable jurisdiction for the Guarantee Facility Issuing Bank to perform any of its obligations or to issue or maintain the Bank Guarantee; and

(D)	no Major Default is continuing,

provided that, in each case, during the Certain Funds Period or Agreed Certain Funds Period (as applicable), an extension of a Bank Guarantee shall be permitted unless a Declared Default has occurred relating to that Guarantee Facility.

(d)

During the Certain Funds Period (save in circumstances where, pursuant to paragraph (c)(i) above, the Guarantee Facility Issuing Bank is not obliged to comply with paragraph (a) above), the Guarantee Facility Issuing Bank shall not be entitled to:

(i)	rescind, terminate or cancel this Agreement or the relevant Guarantee Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have;

(ii)	refuse to participate in the making of a Bank Guarantee which is a Certain Funds Utilisation;

(iii)	exercise any right of set-off or counterclaim in respect of Bank Guarantee to the extent to do so would prevent or limit the issuing of a Bank Guarantee which is a Certain Funds Utilisation; or

(iv)

cancel, accelerate, cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document (including declaring that cash cover in respect of any outstanding Bank Guarantee is payable on demand) or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the issuing of a Bank Guarantee which is a Certain Funds Utilisation;

(v)

take any other action or make or enforce any claim (in its capacity as Guarantee Facility Issuing Bank) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the issuing of a Bank Guarantee which is a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Guarantee Facility Issuing Bank notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

(e)

During any Agreed Certain Funds Period (save in circumstances where, pursuant to paragraph (c)(ii) above, the Guarantee Facility Issuing Bank is not obliged to comply with paragraph (a) above), the Guarantee Facility Issuing Bank shall not be entitled to in respect of an Agreed Certain Funds Utilisation (and the corresponding commitments to which it relates):

(i)

rescind, terminate or cancel the relevant Guarantee Facility or relevant Additional Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have;

(ii)	refuse to participate in the making of a Bank Guarantee which is an Agreed Certain Funds Utilisation;

(iii)

exercise any right of set-off or counterclaim or similar right or remedy in respect of Bank Guarantee to the extent to do so would prevent or limit the issuing of a Bank Guarantee which is an Agreed Certain Funds Utilisation;

(iv)

cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document (including declaring that cash cover in respect of any outstanding Bank Guarantee is payable on demand) in respect of a Facility to which the provisions of this Clause 8.5 apply to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(v)

take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of an Agreed Certain Funds Utilisation; or

(vi)	declare that cash cover in relation to a Bank Guarantee is immediately due and payable on demand,

provided that:

(A)

immediately upon the expiry of the relevant Agreed Certain Funds Period all such rights, remedies and entitlements shall be available to the Guarantee Facility Issuing Bank notwithstanding that they may not have been used or been available for use during the relevant Agreed Certain Funds Period; and

(B)

this Clause 8.5 shall be without prejudice to, and shall not prevent or limit the exercise of, any rights of any of the Finance Parties in respect of any other Facility, Loan, Utilisation or Commitment.

(f)	The amount of each Lender’s participation in each Bank Guarantee will be equal to its Guarantee Proportion.

(g)

The Agent shall determine the Base Currency Amount of each Bank Guarantee which is to be issued in an Optional Currency and shall notify the Guarantee Facility Issuing Bank and each Lender of the details of the requested Bank Guarantee and its participation in that Bank Guarantee by the Specified Time.

(h)	The Guarantee Facility Issuing Bank may issue a Bank Guarantee in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to do so.

8.6	Renewal of a Bank Guarantee

(a)

A Borrower (or the Obligors’ Agent on its behalf) may request that any Bank Guarantee issued on behalf of that Borrower (or an Approved Subsidiary) be renewed by delivery to the Agent and the Guarantee Facility Issuing Bank of a Renewal Request in substantially similar form to a Utilisation Request for a Bank Guarantee by the Specified Time.

(b)

The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Bank Guarantee except that the conditions set out in paragraph (vi) of Clause 8.3 (Completion of a Utilisation Request for Bank Guarantees) shall not apply.

(c)	The terms of each renewed Bank Guarantee shall be the same as those of the relevant Bank Guarantee immediately prior to its renewal, except that:

(i)	its amount may be less than or (subject to compliance with paragraph (b) of Clause 8.4 (Currency and amount)) more than the amount of the Bank Guarantee immediately prior to its renewal; and

(ii)

its Term shall start on the date which was the Expiry Date of the Bank Guarantee immediately prior to its renewal (or, if a different date is specified, on that date), and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	If the conditions set out in this Agreement have been met, the relevant Guarantee Facility Issuing Bank shall amend and re-issue any Bank Guarantee pursuant to a Renewal Request.

8.7	Reduction of a Bank Guarantees

(a)	If, on the proposed Utilisation Date of a Bank Guarantee any of the Lenders under the applicable Guarantee Facility is a Non Acceptable Guarantee Lender and:

(i)

that Lender has failed to provide cash collateral to the Guarantee Facility Issuing Bank in accordance with Clause 9.7 (Cash collateral by Non Acceptable Guarantee Lender) following such request by the Guarantee Facility Issuing Bank; and

(ii)

either (A) the Guarantee Facility Issuing Bank has not required the relevant Borrower to provide cash cover pursuant to Clause 9.8 (Cash cover by Borrower) or (B) the relevant Borrower has failed to provide cash cover to the Guarantee Facility Issuing Bank in accordance with Clause 9.8 (Cash cover by Borrower), then, the Guarantee Facility Issuing Bank may refuse to issue that Bank Guarantee or, with the agreement of the Obligors’ Agent, shall reduce the amount of that Bank Guarantee by an amount equal to the amount of the participation of that Non Acceptable Guarantee Lender in respect of that Bank Guarantee and that Non Acceptable Guarantee Lender shall be deemed not to have any participation (or obligation to indemnify the Guarantee Facility Issuing Bank) in respect of that Bank Guarantee for the purposes of the Finance Documents.

(b)	The Guarantee Facility Issuing Bank shall notify the Agent and the Obligors’ Agent of each reduction made pursuant to this Clause 8.7.

(c)	This Clause 8.7 shall not affect the participation of each other Lender in that Bank Guarantee.

8.8	Revaluation of Bank Guarantees

(a)

If any Bank Guarantee is denominated in an Optional Currency, the Agent shall on the last day of each Financial Year recalculate the Base Currency Amount of each Bank Guarantee by notionally converting into the Base Currency the outstanding amount of that Bank Guarantee on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)

A Guarantee Facility Borrower (or the Obligors’ Agent on its behalf) shall, if so requested by the Agent or the Guarantee Facility Issuing Bank, within five (5) Business Days of any calculation under paragraph (a) above, ensure that within three (3) Business Days sufficient Bank Guarantee are prepaid to prevent the Base Currency Amount of all Utilisations of the relevant Guarantee Facility from exceeding the relevant Guarantee Facility Commitments by more than five per cent. following any adjustment to a Base Currency Amount under paragraph (a) above.

8.9	Approved Subsidiaries

(a)

The Company shall, by not less than five (5) Business Days’ prior written notice, notify the Agent and the Guarantee Facility Issuing Bank (which shall promptly notify each Lender under a Guarantee Facility) of its intention to request that an Eligible Subsidiary become an Approved Subsidiary.

(b)

Subject to compliance with paragraph (d) of Clause 27.6 (“Know your customer” checks), the Eligible Subsidiary concerned will become an Approved Subsidiary on the date specified in the notice delivered under paragraph (a) above.

(c)	It is expressly agreed that Bank Guarantees will be issued:

(i)	in the name of the relevant Guarantee Facility Borrower; and

(ii)

in each case, on behalf of the relevant Guarantee Facility Borrower and provided that the relevant Guarantee Facility Borrower (or, in the case of an Approved Subsidiary, the Company on its behalf) will remain solely and fully liable towards the Guarantee Facility Issuing Bank who has issued the relevant Bank Guarantee.

(d)

It is expressly agreed that each beneficiary of the Existing Bank Guarantees that is a member of the Target Group shall be an Approved Subsidiary with immediate effect on the Closing Date without the requirement for any further prior written notice to be provided to the Agent of the Guarantee Facility Issuing Bank.

8.10	Effect of Termination Date

Each Bank Guarantee shall be repaid by the Borrower of that Bank Guarantee (or the Obligors’ Agent on its behalf) on the Termination Date applicable to the relevant Guarantee Facility (or such earlier date in accordance with this Agreement) provided that if any Bank Guarantee has an Expiry Date ending on or after the Termination Date applicable to the applicable Guarantee Facility (or no Expiry Date), without prejudice to the repayment obligation in Clause 8.8 (Revaluation of Bank Guarantees), on such Termination Date each such Bank Guarantee shall be repaid unless, in the case of a Bank Guarantee with an Expiry Date falling after such Termination Date (or no Expiry Date):

(a)

the Guarantee Facility Issuing Bank or any Guarantee Facility Lender under the relevant Guarantee Facility and a relevant Borrower agree that such Bank Guarantee shall continue as between Guarantee Facility Issuing Bank or that Guarantee Facility Lender, and the relevant member of the Group on a bilateral basis and not as part of or under the Finance Documents; and

(b)

save for any rights and obligations against any other Finance Party under the Finance Documents arising prior to such Termination Date applicable to the relevant Guarantee Facility, no rights and obligations in respect of the Bank Guarantee shall, as between the Finance Parties, continue, any cash cover or other collateral provided by any Lender in relation to such Bank Guarantee shall be released on the Termination Date, and the Transaction Security shall not (following release thereof by the Security Agent) support any such Bank Guarantee in respect of any claims that arise after such Termination Date and, in such circumstances, from the Termination Date pursuant to paragraph (b) of Clause 9.3 (Indemnities) and Clause 9.7 (Cash collateral by Non Acceptable Guarantee Lender) shall not apply to any such Bank Guarantee or to any claim made or purported to be made under a Bank Guarantee made after the Termination Date applicable to the relevant Guarantee Facility.

9	BANK GUARANTEES

9.1	Immediately payable

(a)

If a Bank Guarantee or any amount outstanding under a Bank Guarantee is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Obligors’ Agent requested) the issue of that Bank Guarantee shall repay or prepay that Bank Guarantee or that amount promptly on demand by the Guarantee Facility Issuing Bank.

(b)

Each Guarantee Facility Issuing Bank shall immediately notify the Agent of any demand received by it under and in accordance with any Bank Guarantee (including details of the Bank Guarantee under which such demand has been received and the amount demanded). The Agent shall immediately on receipt of any such notice notify the Obligors’ Agent, the Borrower for whose account that Bank Guarantee was issued and each of the Lenders under the applicable Guarantee Facility.

9.2	Claims under a Bank Guarantee

(a)

Each Borrower and Lender irrevocably and unconditionally authorises the Guarantee Facility Issuing Bank to pay any claim made or purported to be made under a Bank Guarantee requested by that Borrower (or requested by the Obligors’ Agent on its behalf) and which claim appears on its face to comply with the terms of that Bank Guarantee and to be in order (in this Clause 9, a “claim”).

(b)	Each Borrower shall within five (5) Business Days of demand pay to the Guarantee Facility Issuing Bank an amount equal to the amount of any claim.

(c)	Each Borrower and each Guarantee Facility Lender acknowledges that the Guarantee Facility Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim (including any solvency investigation); and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of a Borrower under this Clause 9 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

9.3	Indemnities

(a)

Each Borrower shall promptly on demand indemnify the Guarantee Facility Issuing Bank against any cost, loss or liability incurred by the Guarantee Facility Issuing Bank (otherwise than by reason of the Guarantee Facility Issuing Bank’s gross negligence or wilful misconduct or breach of the terms of this Agreement) in acting as the Guarantee Facility Issuing Bank under any Bank Guarantee requested by (or on behalf of) that Borrower.

(b)

Each Lender under the relevant Guarantee Facility shall (according to its Guarantee Proportion) immediately on demand indemnify the Guarantee Facility Issuing Bank against any cost, loss or liability incurred by the Guarantee Facility Issuing Bank (otherwise than by reason of the Guarantee Facility Issuing Bank’s gross negligence or wilful misconduct or breach of the terms of this Agreement) in acting as the Guarantee Facility Issuing Bank under any Bank Guarantee (unless the Guarantee Facility Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)

If any Guarantee Facility Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Bank Guarantee is issued (or if later, on the date the Lender’s participation in the Bank Guarantee is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Bank Guarantee in an amount equal to its Guarantee Proportion of that Bank Guarantee. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Guarantee Facility Issuing Bank) an amount equal to its Guarantee Proportion of the amount demanded.

(d)

The Borrower which requested (or on behalf of which the Obligors’ Agent requested) a Bank Guarantee shall promptly on demand reimburse any Lender for any payment it makes to the Guarantee Facility Issuing Bank under this Clause 9.3 in respect of that Bank Guarantee except to the extent arising out of the gross negligence, wilful misconduct of, or material breach of the terms of this Agreement in relation to such Bank Guarantee by, such Lender.

(e)

The obligations of each Lender or Borrower under this Clause 9.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Bank Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(f)

The obligations of any Lender or Borrower under this Clause 9.3 will not be affected by any act, omission, matter or thing which, but for this Clause 9.3, would reduce, release or prejudice any of its obligations under this Clause 9.3 (whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Bank Guarantee or any other person;

(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Bank Guarantee or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument (other than the relevant Bank Guarantee) or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Bank Guarantee or any other person;

(v)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Bank Guarantee or any other document or security; or

(vii)	any insolvency or similar proceedings.

9.4	Supplemental Guarantee Facility Documents

Subject to the provisions of this Clause 9, the Company, a Borrower and the Guarantee Facility Issuing Bank shall be permitted, in relation to any Bank Guarantee provided or to be provided by that Guarantee Facility Issuing Bank, to enter into (on a bilateral basis) supplemental agreements in relation to that Bank Guarantee in order to supplement the terms of this Agreement insofar as they relate to the issuance, operation, invoicing, revaluation and management of Bank Guarantees (each a “Supplemental Guarantee Facility Document”).

9.5	Terms of Supplemental Guarantee Facility Documents

(a)	The terms of any Supplemental Guarantee Facility Document:

(i)	must be based upon normal commercial terms at that time; and

(ii)

may not allow the aggregate face amount of all Bank Guarantees issued by the Guarantee Facility Issuing Bank pursuant to a Guarantee Facility to exceed the total aggregate Commitments of each Guarantee Facility Lender in respect of that Guarantee Facility.

(b)

No Supplemental Guarantee Facility Document shall supplement any term of this Agreement other than the terms of Clause 4.3 (Conditions relating to Optional Currencies), Clause 8 (Utilisation—Bank Guarantees) (excluding paragraph (a) of Clause 8.5 (Issue of Bank Guarantees)), (subject to paragraph (c) below) paragraph (a)(ii) of Clause 19.2 (Commitment fee), Clause 19.7 (Fees payable in respect of Bank Guarantees), the forms of the documents set out in Part III of Schedule 3 (Requests and Notices) and any other provision of this Agreement which is expressed to be capable of being supplemented by a Supplemental Guarantee Facility Document.

(c)

If there is any inconsistency between any term of any Supplemental Guarantee Facility Document and any term of this Agreement (other than the terms of Clause 4.3 (Conditions relating to Optional Currencies), Clause 8 (Utilisation—Bank Guarantees) (excluding paragraph (a) of Clause 8.5 (Issue of Bank Guarantees)), paragraph (b) of Clause 19.2 (Commitment fee), Clause 19.7 (Fees payable in respect of Bank Guarantees), the forms of the documents set out in Part III of Schedule 3 (Requests and Notices) and any other provision of this Agreement which is expressed to be capable of being supplemented by a Supplemental Guarantee Facility Document), this Agreement shall prevail except for Clause 40.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to a Bank Guarantee.

9.6	Appointment of additional Guarantee Facility Issuing Banks

Any Lender (or an Affiliate thereof) which has agreed to the Obligors’ Agent’s request to be a Guarantee Facility Issuing Bank pursuant to the terms of this Agreement shall become a Guarantee Facility Issuing Bank for the purposes of this Agreement upon notifying the Agent and the Obligors’ Agent that it has so agreed to be an Guarantee Facility Issuing Bank and acceding to this Agreement and the Intercreditor Agreement as a Guarantee Facility Issuing Bank and on making that notification that Lender (or an Affiliate thereof) shall become bound by the terms of this Agreement as a Guarantee Facility Issuing Bank.

9.7	Cash collateral by Non Acceptable Guarantee Lender

(a)

If, at any time, a Lender under a Guarantee Facility is a Non Acceptable Guarantee Lender, the Guarantee Facility Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling five (5) Business Days after the request by the Guarantee Facility Issuing Bank, an amount equal to that Lender’s Guarantee Proportion of the outstanding amount of a Bank Guarantee and in the currency of that Bank Guarantee to an interest bearing account held in the name of that Lender with the Guarantee Facility Issuing Bank.

(b)

The Non Acceptable Guarantee Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Guarantee Facility Issuing Bank but consistent with the principles in paragraph (e)(iii) of Clause 1.2 (Construction) in respect of the provisions of cash cover, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Guarantee Facility Issuing Bank in respect of that Bank Guarantee.

(c)

Subject to paragraph (f) below, until no amount is or may be outstanding under that Bank Guarantee, withdrawals from the account may only be made to pay to the Guarantee Facility Issuing Bank amounts due and payable to the Guarantee Facility Issuing Bank by the Non Acceptable Guarantee Lender under the Finance Documents in respect of that Bank Guarantee or as contemplated by Clause 8.10 (Effect of Termination Date).

(d)	Each Lender under a Guarantee Facility shall notify the Agent:

(i)

other than in the case of an Original Lender, on any date on which such Lender becomes such a Lender in accordance with Clause 2.3 (Increase) or Clause 31 (Changes to the Lenders), whether it is a Non Acceptable Guarantee Lender within paragraph (a) of the definition thereof; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non Acceptable Guarantee Lender,

and as indicated in Part II (The Original Lenders) of Schedule 1 (The Original Parties), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (d)(i) above to the Agent.

(e)

Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Guarantee Facility Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Guarantee Facility Issuing Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 9.7:

(i)	ceases to be a Non Acceptable Guarantee Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Bank Guarantee,

that Lender may, at any time it is not a Non Acceptable Guarantee Lender, by notice to the Guarantee Facility Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Bank Guarantee (together with any accrued interest) standing to the credit of the relevant account held with the Guarantee Facility Issuing Bank be returned to it and the Guarantee Facility Issuing Bank shall pay that amount to the Lender within five (5) Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

9.8	Cash cover by Borrower

(a)

If a Lender which is a Non Acceptable Guarantee Lender fails to provide cash collateral (or notifies the Guarantee Facility Issuing Bank or Agent that it will not provide cash collateral) in accordance with Clause 9.7 (Cash collateral by Non Acceptable Guarantee Lender) and the Guarantee Facility Issuing Bank notifies the Obligors’ Agent of such event (with a copy to the Agent), the Borrower of the relevant Bank Guarantee or proposed Bank Guarantee may (in the case of a Bank Guarantee not yet issued) elect to or (in the case of a Bank Guarantee that has already been issued) shall provide cash cover to an account with the Guarantee Facility Issuing Bank in an amount equal to that Lender’s Guarantee Proportion of the outstanding amount of that Bank Guarantee and in the currency of that Bank Guarantee then that Borrower shall do so within five (5) Business Days (or such longer date as is agreed with the Guarantee Facility Issuing Bank (acting reasonably)) after the notice is given.

(b)	Notwithstanding paragraph (e) of Clause 1.2 (Construction), the Guarantee Facility Issuing Bank shall permit the withdrawal of amounts up to the level of that cash cover from the account if:

(i)	it is satisfied that the relevant Lender is no longer a Non Acceptable Guarantee Lender; or

(ii)	the relevant Lender’s obligations in respect of the relevant Bank Guarantee are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s Guarantee Proportion of the Bank Guarantee.

(c)

To the extent that a Borrower has provided cash cover in accordance with this Clause 9.8, the relevant Lender’s Guarantee Proportion in respect of that Bank Guarantee will remain (but that Lender’s obligations in relation to that Bank Guarantee may be satisfied in accordance with paragraph (e)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Bank Guarantee fee in relation to the relevant Bank Guarantee to the Agent (for the account of that Lender) in accordance with Clause 19.7 (Fees payable in respect of Bank Guarantees) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)

The relevant Guarantee Facility Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 9.8 and of any change in the amount of cash cover so provided.

9.9	Information on Bank Guarantees

(a)

Each Borrower and the Guarantee Facility Issuing Bank shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of a Bank Guarantee as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

(b)

A Guarantee Facility Issuing Bank shall, (i) within five (5) Business Days of the end of each Month, and (ii) promptly upon reasonable request by a Guarantee Facility Lender, supply to each Guarantee Facility Lender under a Guarantee Facility in respect of which it acts as Guarantee Facility Issuing Bank, such information relating to the operation of such applicable Bank Guarantees as may be agreed between the Guarantee Facility Issuing Bank and the applicable Guarantee Facility Lenders from time to time.

9.10	Rights of contribution

No Obligor or the Obligors’ Agent will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 9.

9.11	Lender as Guarantee Facility Issuing Bank

A Lender which is also a Guarantee Facility Issuing Bank shall be treated as a separate entity in those capacities and capable, as a Lender, of contracting with itself as a Guarantee Facility Issuing Bank.

9.12	Existing Bank Guarantees

Notwithstanding any provision of this Agreement to the contrary, a Borrower (or the Obligors’ Agent on its behalf) may by notice in writing to the Agent prior to the Closing Date (including in any Utilisation Request) request that any Existing Bank Guarantee issued by the Guarantee Facility Issuing Bank (or an Affiliate thereof) be deemed a Bank Guarantee issued and established under a Guarantee Facility and with effect from the date specified in such notice (being a date falling within the Availability Period of the relevant Guarantee Facility) that any such Existing Bank Guarantee shall be a Bank Guarantee for all purposes under this Agreement, subject to the Agent having received notification in writing from the Guarantee Facility Issuing Bank that it agrees to the Existing Bank Guarantee being a Bank Guarantee for all purposes under this Agreement.

10	OPTIONAL CURRENCIES

10.1	Selection of currency

A Borrower (or the Obligors’ Agent on its behalf) shall select the currency of a Revolving Facility Utilisation, Guarantee Facility Utilisation or an Additional Facility Loan in a Utilisation Request.

10.2	Unavailability of a currency

(a)	If before the Specified Time on any Quotation Day:

(i)	a Lender notifies the Agent that an Optional Currency requested under paragraph (a) of Clause 4.3 (Conditions relating to Optional Currencies) is not readily available to it in the amount required; or

(ii)

a Lender notifies the Agent that compliance with its obligation to participate in a Loan in an Optional Currency requested under paragraph (a)(iv) of Clause 4.3 (Conditions relating to Optional Currencies) would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower (or the Obligors’ Agent on its behalf) to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 10.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

(b)	Any part of a Loan treated as a separate Loan under this Clause 10.2 will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

(c)	A Loan will still be treated as such if it is not denominated in the same currency as the maturing Loan by reason only of the operation of this Clause 10.2.

10.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

11	ANCILLARY FACILITIES

11.1	Type of Facility

An Ancillary Facility or Fronted Ancillary Facility may be by way of any of the following (or any combination of the following):

(a)	an overdraft, cheque clearing, automatic payment or other current account or similar facility;

(b)	a guarantee, bonding (including surety bonds, payment bonds and performance bonds) or documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives or hedging facility;

(e)	a foreign exchange facility;

(f)	a credit card facility;

(g)	an automated payments or other current account facility; and

(h)

any other facility or accommodation as may be required or desirable in connection with the business of the Group and which is agreed by the Obligors’ Agent and the relevant Ancillary Lender or Fronting Ancillary Lender (as the case may be).

11.2	Availability

(a)

Without prejudice to Clause 11.8 (Affiliates of Lenders) and Clause 11.9 (Affiliates of Borrowers), if a Borrower (or the Obligors’ Agent on its behalf) and a Lender agree and except as otherwise provided in this Agreement:

(i)	the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of its unutilised Revolving Facility Commitment (an “Ancillary Facility”); or

(ii)

the Lender (such Lender in this capacity a Fronting Ancillary Lender) may provide an Ancillary Facility (a “Fronted Ancillary Facility”) on a bilateral basis to that Borrower in place of all or any part of its unutilised Revolving Facility Commitment and (without any requirement for their agreement, provided that, for the avoidance of doubt, no person shall be required to become a Fronting Ancillary Lender) the unutilised Revolving Facility Commitments of other Lenders (together the “Fronted Ancillary Lenders”), and such Revolving Facility Commitments shall, in each case and except for the purposes of determining the Majority Lenders or any other voting class involving Lenders under the Revolving Facility and of Clause 43.5 (Replacement of Lender), be reduced by the amount of the Ancillary Commitment or Fronting Ancillary Commitment and Fronted Ancillary Commitments under that Ancillary Facility or Fronted Ancillary Facility (as the case may be).

(b)

Except for the Approved Existing Ancillary Facilities which shall be made available on and from the Closing Date as Ancillary Facilities or Fronted Ancillary Facilities without any further notice or delivery of information (but, for the avoidance of doubt, will otherwise be subject to the terms of this Clause 11), an Ancillary Facility or Fronted Ancillary Facility (as the case may be) shall not be made available unless at least five (5) Business Days prior to the Ancillary Commencement Date for that Ancillary Facility or Fronted Ancillary Facility (as the case may be), the Agent has received from the Obligors’ Agent notice in writing of the establishment of that Ancillary Facility or Fronted Ancillary Facility (as the case may be) and specifying:

(i)

the Revolving Facility Borrower(s) (or, subject to Clause 11.9 (Affiliates of Borrowers), Affiliate(s) of a Revolving Facility Borrower) which may use that Ancillary Facility or Fronted Ancillary Facility (as the case may be);

(ii)	the Ancillary Commencement Date and expiry date of that Ancillary Facility or Fronted Ancillary Facility (as the case may be);

(iii)	the type or types of Ancillary Facility or Fronted Ancillary Facility (as the case may be) to be provided;

(iv)

the Ancillary Lender or the Fronting Ancillary Lender and Fronted Ancillary Lenders (as the case may be) and any Affiliate of a Lender which will become an Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender under and in accordance with Clause 11.8 (Affiliates of Lenders);

(v)

the amount of the Ancillary Commitment or Fronted Ancillary Commitments and Fronting Ancillary Commitment (as the case may be), the maximum amount of the Ancillary Facility or the Fronted Ancillary Facility (as the case may be) and, if the Ancillary Facility or the Fronted Ancillary Facility (as the case may be) is an overdraft facility comprising more than one account its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(vi)	the currency or currencies of that Ancillary Facility or the Fronted Ancillary Facility (as the case may be) (if not denominated in the Base Currency),

without prejudice to the rights of the Agent to so request, any other information which the Agent may reasonably request in relation to that Ancillary Facility or the Fronted Ancillary Facility (as the case may be).

(c)	The Agent shall promptly notify each Lender under the relevant Revolving Facility of the establishment of an Ancillary Facility or the Fronted Ancillary Facility (as the case may be).

(d)

No amendment or waiver of any term of an Ancillary Facility or the Fronted Ancillary Facility (as the case may be) shall require the consent of any Finance Party other than the relevant Ancillary Lender or Fronting Ancillary Lender (as the case may be) unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 11). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(e)	Subject to compliance with paragraph (b) above:

(i)

the Lender concerned will become an Ancillary Lender or Fronting Ancillary Lender (as the case may be), and in the case of a Fronted Ancillary Facility only, the relevant Lender under the Revolving Facility will become a Fronted Ancillary Lender; and

(ii)	the Ancillary Facility or the Fronted Ancillary Facility (as the case may be) will be available,

with effect from the date agreed by the Obligors’ Agent and the Ancillary Lender.

11.3	Terms of Ancillary Facilities and Fronted Ancillary Facilities

(a)

Except as provided below and subject to this Clause 11, the terms of any Ancillary Facility or Fronted Ancillary Facility (as the case may be) will be those agreed by the Ancillary Lender or the Fronting Ancillary Lender (as the case may be) and the Obligors’ Agent or relevant Borrower.

(b)	However, those terms:

(i)

to the extent relating to the rate of interest, fees and other remuneration in respect of that Ancillary Facility or Fronted Ancillary Facility, must be based upon the normal market rates and terms at that (except as varied by this Agreement);

(ii)

may only allow Revolving Facility Borrowers (or Affiliates of Revolving Facility Borrowers nominated pursuant to Clause 11.9 (Affiliates of Borrowers)) to use that Ancillary Facility or Fronted Ancillary Facility (as the case may be);

(iii)	may not allow:

(A)	the applicable Ancillary Outstandings to exceed the Ancillary Commitment or the aggregate of the relevant Fronting Ancillary Commitment and Fronted Ancillary Commitments (as the case may be); or

(B)

the Lender’s (or its Affiliate’s) Ancillary Commitments, Fronting Ancillary Commitments or Fronted Ancillary Commitments (as the case may be) to exceed that Lender’s Available Commitment relating to the relevant Revolving Facility (before taking into account the effect of the Ancillary Facilities and/or Fronted Ancillary Facilities (as the case may be) on that Available Commitment);

except as a result of currency fluctuations for an excess amounting to not more than 5% of the amount of the respective Ancillary Commitment or the aggregate of the relevant Fronting Ancillary Commitment and Fronted Ancillary Commitments (as the case may be) unless the excess over such 5% threshold is reduced in accordance with its terms; and

(iv)

must, subject to Clause 11.14 (Continuation of Ancillary Facilities and Fronted Ancillary Facilities), require that the Ancillary Commitment or Fronting Ancillary Commitments and Fronted Ancillary Commitments (as the case may be) are reduced to zero (0), and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date applicable to the relevant Revolving Facility.

(c)

If there is any inconsistency between any term of an Ancillary Facility or Fronted Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 40.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility or Fronted Ancillary Facility; (ii) an Ancillary Facility or Fronted Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent necessary to permit the netting of balances on those accounts; and (iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 19.7 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

11.4	Repayment of Ancillary Facility or Fronted Ancillary Facility

(a)

Subject to paragraph (c) below, and to Clause 11.14 (Continuation of Ancillary Facilities and Fronted Ancillary Facilities), an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) shall cease to be available on the Termination Date in relation to the relevant Revolving Facility or, for the avoidance of doubt, such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of the relevant Ancillary Facility or Fronted Ancillary Facility (as the case may be).

(b)

Subject to paragraph (c) below, if and to the extent an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) expires or is otherwise cancelled (in whole or in part) in accordance with its terms or is otherwise cancelled in accordance with this Agreement, the Ancillary Commitment or Fronting Ancillary Commitment and Fronted Ancillary Commitments of the Ancillary Lender or the Fronting Ancillary Lender and Fronted Ancillary Lenders (as the case may be) shall be reduced to zero (0) (or by such amount that expires or has been cancelled) (and the relevant Revolving Facility Commitment of that Ancillary Lender or Fronting Ancillary Lender and the Fronted Ancillary Lenders (as the case may be) shall immediately be increased accordingly by the same amount).

(c)

No Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender may demand repayment or prepayment of, or cash cover for, any Ancillary Outstandings prior to the scheduled final expiry date of the relevant Ancillary Facility or Fronted Ancillary Facility (as the case may be), or otherwise take any action (without the consent of the Obligors’ Agent) to terminate prior to its scheduled final expiry date any Ancillary Facility or Fronted Ancillary Facility (as the case may be) unless it is permitted to do so under the relevant Ancillary Documents and if it gives the Obligors’ Agent and the relevant Borrower not less than five (5) Business Days’ notice and (unless otherwise agreed by the relevant Borrower) unless:

(i)	required to reduce the Gross Outstandings of an Ancillary Facility provided by way of a multi-account overdraft to or towards an amount equal to its Net Outstandings;

(ii)

the relevant Total Revolving Facility Commitments have been cancelled in full, or all outstanding Utilisations under the relevant Revolving Facility have become or have been declared due and payable in accordance with the terms of this Agreement or the expiry date of the Ancillary Facility or Fronted Ancillary Facility occurs;

(iii)

it becomes unlawful in any applicable jurisdiction for the Ancillary Lender or Fronting Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility or Fronted Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as applicable) to do so); or

(iv)

the Ancillary Outstandings (if any) under that Ancillary Facility or Fronted Ancillary Facility (as the case may be) can be refinanced in full by a Revolving Facility Utilisation under the Revolving Facility pursuant to which that Ancillary Outstanding was incurred and the Ancillary Lender or Fronting Ancillary Lender gives sufficient notice to enable such a Revolving Facility Utilisation to be made to refinance those Ancillary Outstandings.

(d)

For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility or Fronted Ancillary Facility (as the case may be) mentioned in paragraph (c)(iv) above or in Clause 11.6 (Voluntary cancellation of Ancillary Facilities and Fronted Ancillary Facilities) can be refinanced by a Utilisation under the Revolving Facility pursuant to which that Ancillary Outstanding was incurred:

(i)

the relevant Revolving Facility Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment (as the case may be); and

(ii)

the Utilisation may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or paragraph (a)(iv) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation of a Revolving Facility to refinance all or part of any Ancillary Outstandings under the same Revolving Facility:

(i)

each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the relevant Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the relevant Revolving Facility Utilisations then outstanding as its relevant Revolving Facility Commitment bears to the relevant Total Revolving Facility Commitments; and

(ii)	the relevant Ancillary Facility or Fronted Ancillary Facility shall be cancelled to the extent of such refinancing.

(f)

In relation to an Ancillary Facility or Fronted Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender or Fronting Ancillary Lender providing that Ancillary Facility or Fronted Ancillary Lender shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the applicable regulatory authorities as netted for capital adequacy purposes.

11.5	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a)

the Ancillary Outstandings under any Ancillary Facility or Fronted Ancillary Facility shall not exceed the Ancillary Commitment or aggregate of the relevant Fronting Ancillary Commitment and Fronted Ancillary Commitments (as the case may be) applicable to that Ancillary Facility or Fronted Ancillary Facility; and

(b)	in relation to an overdraft facility comprising more than one account:

(i)	such Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that overdraft; and

(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that overdraft.

11.6	Voluntary cancellation of Ancillary Facilities and Fronted Ancillary Facilities

The Obligors’ Agent may at any time by written notice to the Agent or each applicable Ancillary Lender and/or Fronting Ancillary Lender:

(a)	immediately cancel the whole or any part of an undrawn Ancillary Facility or Fronted Ancillary Facility; or

(b)

by not less than three (3) Business Days’ notice, prepay the whole or any part of a drawn Ancillary Facility or Fronted Ancillary Facility, whether by refinancing by a Utilisation under the relevant Revolving Facility in accordance with paragraph (d) of Clause 11.4 (Repayment of Ancillary Facility or Fronted Ancillary Facility) or otherwise, in which event on the date specified in the notice, the respective Ancillary Commitment or Fronting Ancillary Commitment and Fronted Ancillary Commitments of the relevant Ancillary Lender or Fronting Ancillary Lender and Fronted Ancillary Lenders shall be cancelled or prepaid and cancelled (as applicable) in the amount specified and, in each case, immediately converted into a relevant Revolving Facility Commitment. In the case of (i) any partial cancellation of a Fronted Ancillary Facility, the Fronting Ancillary Commitment of the Fronting Ancillary Lender and the Fronted Ancillary Commitments of the Fronted Ancillary Lenders shall be reduced rateably; and (ii) any partial prepayment of a Fronted Ancillary Facility, the Fronting Ancillary Lender and Fronted Ancillary Lenders shall be prepaid pro rata their Fronting Ancillary Commitment or Fronted Ancillary Commitments (as applicable).

11.7	Information

Each Borrower, each Ancillary Lender, each Fronting Ancillary Lender and each Fronted Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility or Fronted Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

11.8	Affiliates of Lenders

(a)

Subject to the terms of this Agreement, an Affiliate of a Revolving Facility Lender may become an Ancillary Lender, a Fronted Ancillary Lender or a Fronting Ancillary Lender (as the case may be). In such case, other than for the purpose of any clause referring to Tax (including, but not limited to, Clause 13.7 (Right of cancellation and repayment in relation to a single Lender, Issuing Bank or Guarantee Facility Issuing Bank), Clause 20 (Taxes), Clause 21 (Increased Costs) and Clause 23 (Mitigation by the Lenders)) to the extent such clauses expressly deal with Tax matters, the Revolving Facility Lender and its Affiliate shall be treated as a single Revolving Facility Lender whose Revolving Facility Commitment is the amount of such Lender’s Revolving Facility Commitment under the relevant Revolving Facility. For the purposes of calculating the Lender’s Available Commitment with respect to the relevant Revolving Facility, the Lender’s Commitment under the relevant Revolving Facility shall be reduced to the extent of the aggregate of the Ancillary Commitments, Fronting Ancillary Commitments and Fronted Ancillary Commitments of its Affiliates.

(b)

The relevant Borrower (or the Obligors’ Agent on its behalf) shall specify any relevant Affiliate of a Revolving Facility Lender in any notice delivered by it to the Agent pursuant to paragraph (a) of Clause 11.2 (Availability).

(c)

An Affiliate of a Revolving Facility Lender which becomes an Ancillary Lender, a Fronted Ancillary Lender or Fronting Ancillary Lender shall accede to the Intercreditor Agreement and any person who so accedes to the Intercreditor Agreement shall, at the same time, become a party to this Agreement, as an Ancillary Lender, a Fronted Ancillary Lender or Fronting Ancillary Lender (as applicable) in accordance with clause 21.9 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement.

(d)

If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 31 (Changes to the Lenders)), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)

Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender and the relevant Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

11.9	Affiliates of Borrowers

(a)

Subject to the terms of this Agreement, a member of the Group which is an Affiliate of a Revolving Facility Borrower may with the approval of the relevant Ancillary Lender or Fronting Ancillary Lender become a borrower with respect to an Ancillary Facility or a Fronted Ancillary Facility (as the case may be).

(b)

The relevant Borrower (or the Obligors’ Agent on its behalf) shall specify any relevant Affiliate of a Revolving Facility Borrower in any notice delivered by the Obligors’ Agent to the Agent pursuant to paragraph (a) of Clause 11.2 (Availability).

(c)

If a Borrower ceases to be a Revolving Facility Borrower under this Agreement in accordance with Clause 33.4 (Resignation of an Obligor), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document. If an Affiliate of a Revolving Facility Borrower ceases to be an Affiliate of such Revolving Facility Borrower, it shall cease to have any rights under this Agreement or any Ancillary Document.

(d)

Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)

Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

11.10	Revolving Facility Commitment Amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment (ignoring for this purpose any reduction in its Revolving Facility Commitment arising out of such Lender providing an Ancillary Facility or a Fronted Ancillary Facility pursuant to this Clause 11) is not less than the aggregate of:

(a)	its Ancillary Commitment and its Fronting Ancillary Commitment and its Fronted Ancillary Commitment (if any); and

(b)	the Ancillary Commitment and Fronting Ancillary Commitment and Fronted Ancillary Commitment of its Affiliates (if any),

in each case under the applicable Revolving Facility.

11.11	Adjustments required in relation to Ancillary Facilities

The Agent may (and shall at the request of the Obligors’ Agent), by notice in writing to the relevant Revolving Facility Lenders, reallocate drawn and undrawn Revolving Facility Commitments at the end of an Interest Period among relevant Revolving Facility Lenders as may be necessary to ensure that any relevant Revolving Facility Lender that intends to enter into an Ancillary Facility has an undrawn Commitment under the relevant Revolving Facility sufficient to allow it to enter into such Ancillary Facility, provided that for the avoidance of doubt no such reallocation may increase any Revolving Facility Lender’s Revolving Facility Commitment.

11.12	Adjustment for Ancillary Facilities upon acceleration

(a)	In this Clause 11.12:

“Revolving Outstandings” means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Revolving Facility Utilisation then outstanding under a particular Revolving Facility (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under such Revolving Facility), and (ii) if the Lender is also an Ancillary Lender or Fronted Ancillary Lender or Fronting Ancillary Lender (as the case may be), the Ancillary Outstandings in respect of the Ancillary Facilities or the Fronted Ancillary Facilities, attributable to that Ancillary Lender (or its Affiliate) or to its Fronting Ancillary Commitment or Fronting Ancillary Commitment (together with the aggregate amount of all accrued interest, fees and commission owed (or attributable) to it or to its Affiliate in such capacity); and

“Total Revolving Outstandings” means the aggregate of all Revolving Outstandings.

(b)

If a Declared Default occurs, each Lender, each Ancillary Lender and each Fronting Ancillary Lender or Fronted Ancillary Lender shall promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under the relevant Revolving Facility, each Ancillary Facility and each Fronted Ancillary Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the relevant Total Revolving Outstandings as such Lender’s relevant Revolving Facility Commitment bears to the relevant Total Revolving Facility Commitments, each as at the date the notice of such Declared Default is served under Clause 30.5 (Acceleration).

(c)

If an amount outstanding under an Ancillary Facility or Fronted Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero (0) after the original adjustment is made under paragraph (b) above, then each Lender and Ancillary Lender or Fronted Ancillary Lender or Fronting Ancillary Lender (as the case may be) will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)

Prior to the application of the provisions of paragraph (a) above, an Ancillary Lender or Fronting Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility or Fronted Ancillary Facility shall set-off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

(e)

All calculations to be made pursuant to this Clause 11.12 shall be made by the Agent based upon information provided to it by the Lenders, Ancillary Lenders, Fronted Ancillary Lenders or Fronting Ancillary Lenders.

11.13	Existing Ancillary Facilities

Notwithstanding any provision of this Agreement to the contrary, a Borrower (or the Obligors’ Agent on its behalf) may by notice in writing to the Agent prior to the Closing Date (including in any Utilisation Request) request that any Approved Existing Ancillary Facility made available by a Lender be deemed to be an Ancillary Facility established under a Revolving Facility (and in place of corresponding commitments of that Lender under the relevant Revolving Facility) and with effect from the date specified in such notice (being a date falling within the Availability Period for the relevant Revolving Facility) that Approved Existing Ancillary Facility shall be an Ancillary Facility for all purposes under this Agreement, subject to the Agent having received notification in writing from the Ancillary Lender concerned (or, as the case may be, the Affiliate of the Lender concerned) that it agrees to that Approved Existing Ancillary Facility being an Ancillary Facility for all purposes under this Agreement.

11.14	Continuation of Ancillary Facilities and Fronted Ancillary Facilities

(a)

Each Ancillary Facility and Fronted Ancillary Facility shall be prepaid and cancelled on the Termination Date applicable to the relevant Revolving Facility (or such earlier date in accordance with this Agreement), provided that a Borrower and an Ancillary Lender or Fronting Ancillary Lender and/or Fronted Ancillary Lender (as the case may be) may, as between themselves only, agree that any Ancillary Facilities or Fronted Ancillary Facilities will continue to remain available on a bilateral basis following the Termination Date applicable to the relevant Revolving Facility or, as the case may be, the date the relevant Revolving Facility Commitments are otherwise cancelled under this Agreement.

(b)

If any arrangement contemplated in paragraph (a) above is to occur, each relevant Borrower and the Ancillary Lender, Fronted Ancillary Lender or, as the case may be, the Fronting Ancillary Lender shall each confirm that to be the case in writing to the Agent. Upon such Termination Date or, as the case may be, date of cancellation, any such facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Finance Documents. Save for any rights and obligations against any Finance Party under the Finance Documents arising prior to such Termination Date or, as the case may be, date of cancellation, no such rights or obligations in respect of such Ancillary Facility or, as the case may be, Fronted Ancillary Facility shall, as between the Finance Parties (including in their capacity as Fronting Ancillary Lenders), continue and the Transaction Security shall not support any such facility in respect of any matters that arise after such Termination Date or, as the case may be, date of cancellation.

11.15	Fronted Ancillary Commitment Indemnities

(a)

A Borrower must, within five (5) Business Days of demand, indemnify each Fronting Ancillary Lender against any loss or liability which that Fronting Ancillary Lender incurs in acting as the Fronting Ancillary Lender under any Fronted Ancillary Facility requested by it (or any of its Affiliates), except to the extent that the loss or liability is caused by the gross negligence or wilful misconduct of, or breach of the terms of the Finance Documents by, that Fronting Ancillary Lender.

(b)

Each Fronted Ancillary Lender must promptly on demand indemnify the Fronting Ancillary Lender (according to its Fronted Ancillary Portion) against any loss or liability which the Fronting Ancillary Lender incurs in acting as the Fronting Ancillary Lender under any Fronted Ancillary Facility and which at the date of demand has not been paid for by an Obligor, except to the extent that the loss or liability is caused by the gross negligence or wilful misconduct of, or breach of the terms of any Finance Document by, the Fronting Ancillary Lender.

(c)

The relevant Borrower which requested for itself or for one of its Affiliates (or on behalf of which the Obligors’ Agent requested) the Fronted Ancillary Facility must, within five (5) Business Days of demand, reimburse any Fronted Ancillary Lender for any payment it makes to the Fronting Ancillary Lender under paragraph (b) above except to the extent arising out of the gross negligence or wilful misconduct of, or breach of the terms of any Finance Document by, such Fronted Ancillary Lender.

(d)

The obligations of each Borrower and each Fronted Ancillary Lender under this Clause 11.15 are continuing obligations and will extend to the ultimate balance of all sums payable by that Borrower or Fronted Ancillary Lender in respect of any Fronted Ancillary Facility, regardless of any intermediate payment or discharge in whole or in part.

(e)

The obligations of any Fronted Ancillary Lender or Borrower under this Clause 11.15 will not be affected by any act, omission, matter or thing which, but for this Clause 11.15, would reduce, release or prejudice any of its obligations under this Clause 11.15 (whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with any Obligor, or any other person;

(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of any Obligor or other person;

(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(vi)

any amendment (however fundamental) or replacement of a Finance Document, or any other document or security, unless in the case of amendments to the terms of a Fronted Ancillary Facility or any instrument issued thereunder, the relevant Borrower (or the Obligors’ Agent on its behalf) and/or Fronting Ancillary Lender had not provided their consent to such amendment(s);

(vii)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(viii)	any insolvency or similar proceedings.

11.16	Settlement Conditional/Subrogation

(a)

Any settlement or discharge between a Fronted Ancillary Lender and the Fronting Ancillary Lender shall be conditional upon no security or payment to the Fronting Ancillary Lender by a Fronted Ancillary Lender or any other person on behalf of the Fronted Ancillary Lender being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Fronting Ancillary Lender shall be entitled to recover the value or amount of such security or payment from such Fronted Ancillary Lender subsequently as if such settlement or discharge had not occurred.

(b)	No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 11.16.

11.17	Exercise of Rights

The Fronting Ancillary Lender shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Fronted Ancillary Lender by this Agreement or by law:

(a)	to take any action or obtain judgment in any court against any Obligor;

(b)	to make or file any claim or proof in a winding up or dissolution of any Obligor; or

(c)	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under this Agreement.

11.18	Operation of accounts notwithstanding the Transaction Security Documents

Notwithstanding any Security on debts and bank accounts contained in the Transaction Security Documents, each Ancillary Lender may, subject to the terms of the Intercreditor Agreement, continue to collect instruments/credits payable to or endorsed in favour of the Obligors to its accounts with such Ancillary Lender; permit the Obligors to draw against any existing credit balance and the proceeds of instruments/credits collected from time to time to its accounts; and continue to exercise its rights of set-off or combination of accounts.

12	REPAYMENT

12.1	Repayment of Facility B Loans

(a)

Each Facility B Borrower shall repay, or procure the repayment of, the aggregate outstanding principal amount of each Facility B (EUR) Loan borrowed by it in full on the Termination Date in respect of Facility B (EUR) in euro.

(b)

Subject to Clause 12.6 (Allocation of Amortising Facility Repayment Instalments) below, each Facility B Borrower shall repay, or procure the repayment of, the aggregate outstanding principal amount of each Facility B (USD) Loan borrowed by it in USD on each Amortising Facility Repayment Date in respect of Facility B (USD) by an amount equal to the applicable Amortising Facility Repayment Instalment.

(c)	The Borrowers may not reborrow any part of a Facility B Loan which is repaid.

12.2	Repayment of Additional Term Facility Loans

(a)

Each Borrower of an Additional Facility Loan which is made available under an Additional Term Facility shall repay, or procure the repayment of, the aggregate outstanding principal amount of that Additional Facility Loan:

(i)

in relation to an Amortising Facility, subject to Clause 12.6 (Allocation of Amortising Facility Repayment Instalments) below on each Amortising Facility Repayment Date in respect of that Additional Facility Loan by an amount equal to the applicable Amortising Facility Repayment Instalment; and

(ii)	in relation to an Additional Facility which is not an Amortising Facility, in full on the Termination Date applicable to that Additional Facility.

(b)	The Borrowers may not reborrow any part of an Additional Facility Loan made available under an Additional Term Facility which is repaid.

12.3	Repayment of Revolving Facility Loans

(a)	Subject to paragraph (b) below, each Borrower which has drawn a Revolving Facility Loan shall repay that Revolving Facility Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if one (1) or more Revolving Facility Loans are to be made available to a Revolving Facility Borrower:

(i)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Revolving Facility Borrower;

(ii)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 10.2 (Unavailability of a currency)); and

(iii)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan,

the aggregate amount of the new Revolving Facility Loans shall be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(1)	the relevant Revolving Facility Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)

each Revolving Facility Lender’s participation (if any) in the new Revolving Facility Loans shall be treated as having been made available and applied by the Revolving Facility Borrower in or towards repayment of that Revolving Facility Lender’s participation (if any) in the maturing Revolving Facility Loan and that Revolving Facility Lender will not be required to make its participation in the new Revolving Facility Loans available in cash; and

(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(1)	the relevant Revolving Facility Borrower will not be required to make any payment in cash; and

(2)

each Revolving Facility Lender will be required to make its participation in the new Revolving Facility Loans available in cash only to the extent that its participation (if any) in the new Revolving Facility Loans exceeds that Revolving Facility Lender’s participation (if any) in the maturing Revolving Facility Loan and the remainder of that Revolving Facility Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Revolving Facility Borrower in or towards repayment of that Revolving Facility Lender’s participation in the maturing Revolving Facility Loan.

(c)	If:

(i)	any Revolving Facility Loan is not repaid on the last day of its Interest Period;

(ii)	the applicable Borrower (or the Agent on its behalf) has not notified the Agent that it intends to repay such Revolving Facility Loan on the last day of its interest period; and

(iii)	no notice of a Declared Default has been given,

a Rollover Loan shall be deemed to have been drawn on the last day of the Interest Period for that Revolving Facility Loan and applied in repayment of that Revolving Facility Loan.

12.4	Loans provided by a Defaulting Lender or a Sanctioned Lender

(a)

At any time when a Revolving Facility Lender becomes a Defaulting Lender or a Sanctioned Lender (as applicable), the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date in relation to the Revolving Facility and will be treated as separate Revolving Facility Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(b)

A Borrower to whom a Separate Loan is outstanding may prepay all or part of that Separate Loan by giving at least three (3) Business Days’ (or such shorter time period as agreed between the Borrower and the Agent) prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (b) to the Defaulting Lender or Sanctioned Lender (as applicable) concerned as soon as practicable on receipt.

(c)

Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower (or the Obligors’ Agent on its behalf) by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender or Sanctioned Lender (as applicable) on the last day of each Interest Period of that Loan.

(d)

The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (a) to (c) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

12.5	Effect of Cancellation and Prepayment on Scheduled Repayments

(a)	To the extent that any Amortising Facility Repayment Instalment is determined:

(i)	prior to the Utilisation of that Amortising Facility, by reference to a fixed number; or

(ii)	in full or in part by reference to any Available Commitment in respect of that Amortising Facility,

if the whole or any part of an Available Commitment in respect of that Amortising Facility in cancelled (other than to the extent that the Available Commitment under that Amortising Facility is subsequently increased by not less than the amount of such cancellation pursuant to Clause 2.3 (Increase)), such cancellation shall reduce each Amortising Facility Repayment Instalment in respect of that Amortising Facility on a pro rata basis.

(b)

If the whole or any part of an Amortising Facility Loan is repaid or prepaid, such cancellation shall reduce each Amortising Facility Repayment Instalment in respect of that Amortising Facility as elected by the Obligors’ Agent or the applicable Borrower (in each case, in its sole discretion).

12.6	Allocation of Amortising Facility Repayment Instalments

If more than one Loan is outstanding under any Amortising Facility, the Obligors’ Agent may (in its sole discretion) reallocate all or part of Amortising Facility Repayment Instalment due in respect of a Loan under such Amortising Facility (the “First Loan”) to any other Loan under such Amortising Facility (the “Second Loan”), such that:

(a)	the Amortising Facility Repayment Instalment due in respect of the First Loan shall be reduced by the amount elected by the Obligors’ Agent; and

(b)

the Amortising Facility Repayment Instalment due in respect of the Second Loan shall be increased by the amount by which the Amortising Facility Repayment Instalment in respect of the First Loan is reduced pursuant to paragraph (a) above.

13	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

13.1	Illegality

(a)

If after the date of this Agreement (or, if later, the date the relevant Lender became a Party) it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its Commitment or participation in any Utilisation:

(i)

that Lender, shall promptly notify the Agent upon becoming aware of that event, setting out the details thereof and the Agent shall notify the Company as soon as reasonably practicable after receiving such notice (such notice a “Lender Illegality Notice”);

(ii)	upon the Agent notifying the Obligors’ Agent, the Commitment of that Lender will be immediately reduced and cancelled to the extent necessary to comply with applicable laws; and

(iii)

to the extent that Lender’s participation has not been transferred pursuant to Clause 43.5 (Replacement of Lender), each Borrower shall repay that Lender’s reduced and cancelled participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the Lender Illegality Notice (being no earlier than the last day of any applicable grace period permitted by law).

(b)

Notwithstanding anything to the contrary, paragraph (a) above shall not apply in respect of a Sanctioned Lender and no Borrower shall be required to cancel, prepay or repay any Commitment or Utilisation of such Sanctioned Lender unless, in each case and in respect of each action, such Borrower (or the Company on its behalf) determines to do so in its sole discretion.

13.2	Illegality in relation to Issuing Bank or Guarantee Facility Issuing Bank

(a)

If after the date of this Agreement (or, if later, the date on which the relevant Letter of Credit or Bank Guarantee is issued) it becomes unlawful for an Issuing Bank or Guarantee Facility Issuing Bank to issue or leave outstanding any Letter of Credit or Bank Guarantee, then:

(i)

that Issuing Bank or Guarantee Facility Issuing Bank (as applicable) shall promptly notify the Agent upon becoming aware of that event, setting out the details thereof and the Agent shall notify the Company as soon as reasonably practicable after receiving such notice (such notices an “Issuing Bank Illegality Notice” and “Guarantee Facility Issuing Bank Illegality Notice” respectively);

(ii)

upon the Agent notifying the Obligors’ Agent, the Issuing Bank or Guarantee Facility Issuing Bank (as applicable) shall not be obliged to issue any Letter of Credit or Bank Guarantee (as applicable) to the extent that such issuance would be unlawful;

(iii)

to the extent it would be unlawful for any such Letter of Credit or Bank Guarantee to remain outstanding, the Obligors’ Agent shall procure that the relevant Borrower shall use all reasonable endeavours to procure the release of each Letter of Credit or Bank Guarantee affected by such change in law issued by that Issuing Bank or Guarantee Facility Issuing Bank and outstanding at such time on or before the date specified by the Issuing Bank in the Issuing Bank Illegality Notice or the Guarantee Facility Issuing Bank in the Guarantee Facility Issuing Bank Illegality Notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law), or provides cash cover in respect of such Letter of Credit or Bank Guarantee; and

(iv)

unless any other Lender is or has agreed to be an Issuing Bank or Guarantee Facility Issuing Bank pursuant to the terms of this Agreement in respect of the relevant Revolving Facility or Guarantee Facility (as applicable), the relevant Revolving Facility or Guarantee Facility (as applicable) shall cease to be available for the issue of Letters of Credit or Bank Guarantees (as applicable) until such time as another Lender agrees to be an Issuing Bank or Guarantee Facility Issuing Bank (as applicable).

13.3	Voluntary cancellation

(a)	The Obligors’ Agent may, by notice to the Agent:

(i)	immediately cancel the whole or any part of an Available Facility; or

(ii)

immediately upon any prepayment in accordance with Clause 13.6 (Voluntary prepayment of Revolving Facility Utilisations) cancel the whole or any part of any Revolving Facility Commitments subject to such prepayment.

(b)	The amount of any partial cancellation of an Available Facility must:

(i)

if Facility B (EUR) or (unless set out to the contrary in the relevant Additional Facility Notice) an Additional Facility denominated in euros is being cancelled, be a minimum of €1,000,000 or, if less, the Available Facility;

(ii)

if Facility B (USD) or (unless set out to the contrary in the relevant Additional Facility Notice) an Additional Facility denominated in USD is being cancelled, be a minimum of $1,000,000 or, if less, the Available Facility;

(iii)	if the Original Guarantee Facility is being cancelled, be in a minimum of $500,000 or, if less, the Available Facility;

(iv)	if the Original Revolving Facility is being cancelled, be in a minimum of $500,000 or, if less, the Available Facility; or

(v)

if any other Additional Facility is being cancelled, be in a minimum amount agreed by the relevant Additional Facility Lenders and specified in the applicable Additional Facility Notice or, if less, the Available Facility.

(c)	Any cancellation under this Clause 13.3 shall reduce the Commitments of the Lenders rateably under that Facility.

13.4	Voluntary prepayment of Term Loans

(a)	Subject to Clause 19.10 (Prepayment Fees – Facility B Soft Call), a Borrower to which a Term Loan has been made may in its sole discretion:

(i)

if it or the Obligors’ Agent gives the Agent not less than three (3) Business Days’ (or such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Facility (each acting reasonably)) may agree) prior notice; or

(ii)	immediately upon a Change of Control,

prepay	the whole or any part of that Term Loan.

(b)	The amount of any partial prepayment of a Term Loan must:

(i)

if Facility B (EUR) or (unless set out to the contrary in the relevant Additional Facility Notice) an Additional Facility denominated in euros is being prepaid, be a minimum of €1,000,000 or, if less, the Available Facility;

(ii)

if Facility B (USD) or (unless set out to the contrary in the relevant Additional Facility Notice) an Additional Facility denominated in USD is being prepaid, be a minimum of $1,000,000 or, if less, the Available Facility; or

(iii)

if any other Additional Facility is being prepaid, be in a minimum amount agreed by the relevant Additional Facility Lenders and specified in the applicable Additional Facility Notice or, if less, the Available Facility.

(c)

The Obligors’ Agent or a Borrower may elect to apply a prepayment of Term Loans made under this Clause 13.4 against any or all of the Terms Loans in such proportions as it selects in its sole discretion.

13.5	Voluntary prepayment of Guarantee Facility Utilisations

A Guarantee Facility Borrower in respect of which a Guarantee Facility Utilisation has been made may, if it or the Obligors’ Agent gives the Guarantee Facility Issuing Bank who has issued such Guarantee Facility Utilisation not less than three (3) Business Days’ (or such shorter period as such Guarantee Facility Issuing Bank may agree) prior notice, prepay or terminate the whole or any part of a Guarantee Facility Utilisation (and such steps shall be permitted to be taken in accordance with any customary operational procedures agreed between the Guarantee Facility Borrower (or the Obligors’ Agent on its behalf) and the relevant Guarantee Facility Issuing Bank).

13.6	Voluntary prepayment of Revolving Facility Utilisations

A Borrower to which a Revolving Facility Utilisation has been made may in its sole discretion:

(a)

if it or the Obligors’ Agent gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders under the relevant Revolving Facility (acting reasonably) may agree) prior notice; or

(b)	immediately upon a Change of Control.

prepay the whole or any part of a Revolving Facility Utilisation (but if in part, being an amount that reduces the amount of the Revolving Facility Utilisation by a minimum amount of $500,000 or its equivalent in other currencies and multiples thereof).

13.7	Right of cancellation and repayment in relation to a single Lender, Issuing Bank or Guarantee Facility Issuing Bank

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 20.2 (Tax Gross Up);

(ii)	any Lender, Guarantee Facility Issuing Bank or Issuing Bank claims indemnification from an Obligor under Clause 20.3 (Tax Indemnity) or Clause 21.1 (Increased costs); or
(iii)	any Lender requests payment from an Obligor based on the occurrence of a Market Disruption Event,

the Obligors’ Agent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice:

(A)	(if such circumstances relate to a Lender) of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations;

(B)

(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future; or

(C)

(if such circumstances relate to the Guarantee Facility Issuing Bank) of repayment of any outstanding Bank Guarantee issued by it and cancellation of its appointment as a Guarantee Facility Issuing Bank under this Agreement in relation to any Bank Guarantees to be issued in the future

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero (0).

(c)

On the last day of each Interest Period which ends after the Obligors’ Agent has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Obligors’ Agent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

13.8	Right of cancellation in relation to a Defaulting Lender, Sanctioned Lender, Non Consenting Lender, Non-Acceptable L/C Lender or Non-Acceptable Guarantee Lender

If any Lender becomes a Defaulting Lender, a Sanctioned Lender, a Non Consenting Lender, a Non-Acceptable L/C Lender or a Non-Acceptable Guarantee Lender, the Obligors’ Agent may, at any time whilst that Lender continues to be a Defaulting Lender, a Sanctioned Lender, a Non Consenting Lender, a Non-Acceptable L/C Lender or a Non-Acceptable Guarantee Lender (as applicable), immediately cancel some or all of the Available Commitments of that Lender.

13.9	Right of prepayment in relation to a Defaulting Lender, Non Consenting, Non-Acceptable L/C Lender or Non-Acceptable Guarantee Lender

If any Lender becomes a Defaulting Lender, a Non Consenting Lender, a Non-Acceptable L/C Lender or a Non-Acceptable Guarantee Lender, the Obligors’ Agent may, within 90 days after the date on which that Lender is deemed to be a Defaulting Lender, a Non Consenting Lender, a Non-Acceptable L/C Lender or a Non-Acceptable Guarantee Lender (as applicable), prepay and cancel all or part of the Commitments of such Lender, provided that, in the case of a Non Consenting Lender only, any such prepayment is funded from Acceptable Funding Sources.

13.10	Right of Prepayment of a Sanctioned Lender

If any Lender becomes a Sanctioned Lender, the Company may after the date on which that Lender becomes a Sanctioned Lender (and provided such Lender continues to be a Sanctioned Lender) cancel the Commitments of such Sanctioned Lender in accordance with Clause 43.5 (Replacement of Lender) and/or prepay all (or any part) of the participations of such Sanctioned Lender in the Facilities together with all interest and other amounts accrued under the Finance Documents. Any participation of such Sanctioned Lender is deemed to be fully prepaid by the Company and all obligations and liabilities of the Company or any member of the Group in respect of such participation shall cease to exist, once the outstanding amount in respect of such participation (together with all interest and other amounts accrued under the Finance Documents in respect of such participation) is received by the Agent.

14	MANDATORY PREPAYMENT

14.1	Exit and Listing

(a)	If (A) a Change of Control or (B) a Listing which results in a Change of Control occurs (each an “Exit Event”):

(i)

the Obligors’ Agent shall promptly notify the Agent (the “Agent Notice”) upon becoming aware of that Exit Event and the Agent shall promptly notify the Lenders, the Guarantee Facility Issuing Bank and Issuing Bank accordingly; and

(ii)

each Lender shall be entitled to cancel its Commitments and require repayment of all of its share of the Utilisations and payment of all amounts owing to it under the Finance Documents, each Issuing Bank shall be entitled to require that any Letters of Credit issued by it are prepaid and cancelled and each Guarantee Facility Issuing Bank shall be entitled to require that any Bank Guarantees issued by it are prepaid and cancelled, in each case by notification to the Agent within 25 days after the date of the Agent Notice, whereupon:

(A)

the undrawn Commitments of such Lender shall, by no less than three (3) Business Days’ prior notice to the Obligors’ Agent (or in the case of a Change of Control which results from a Listing, on the settlement date in respect of that Listing), be cancelled and such Lender shall have no obligation to fund or participate in any new Utilisation or utilisation of an Ancillary Facility or Fronted Ancillary Facility (in each case other than (1) a Rollover Loan, (2) a Letter of Credit issued or to be issued pursuant to a Renewal Request, (3) a Bank Guarantee issued or to be issued pursuant to a Renewal Request, or (4) a Utilisation or utilisation of an Ancillary Facility or Fronted Ancillary Facility to refinance any amount falling due under an Ancillary Facility or a Fronted Ancillary Facility) and, in the case of an Issuing Bank, such Issuing Bank shall have no obligation to issue any new Letter of Credit (other than a Letter of Credit issued or to be issued pursuant to a Renewal Request) and, in the case of a Guarantee Facility Issuing Bank, such Guarantee Facility Issuing Bank shall have no obligation to issue any new Bank Guarantee (other than a Bank Guarantee issued or to be issued pursuant to a Renewal Request); and

(B)

on the date falling 50 days after the date of the Agent Notice (or, if earlier, as agreed with any individual Lender in respect of its outstanding Utilisations) in respect of such Lender, Guarantee Facility Issuing Bank or Issuing Bank (as the case may be) that provides notification to the Agent, all outstanding Utilisations provided by such Lender and Ancillary Outstandings of such Lender (and/or, in the case of an Issuing Bank, all Letters of Credit provided by that Issuing Bank and/or in the case of a Guarantee Facility Issuing Bank, all Bank Guarantees provided by that Guarantee Facility Issuing Bank), together with accrued interest, and all other amounts accrued or owing to such Lender (or Issuing Bank or Guarantee Facility Issuing Bank, as the case may be) under the Finance Documents shall become immediately due and payable (or in the case of a Change of Control which results from a Listing, on the settlement date in respect of that Listing), and the relevant Borrower will immediately prepay all Utilisations and amounts provided by or owing to that Lender and procure that any cash collateral provided by that Lender is released and (unless otherwise agreed between the Obligors’ Agent and that Lender) any Letter of Credit, Bank Guarantee, Ancillary Facility or Fronted Ancillary Facility provided by that Lender (or Issuing Bank or Guarantee Facility Issuing Bank, as the case may be) is prepaid and cancelled.

If a Lender, Guarantee Facility Issuing Bank or Issuing Bank has not notified the Agent in accordance with the provisions of this paragraph (a) within 25 days of being notified of such Exit Event by the Agent in accordance with this paragraph (a), in respect of that Exit Event (only), that Lender shall not be able to cancel its Commitments or require repayment of all or any part of its share of the Utilisations and the prepayment of any other amount owing to it under the Finance Document, an Issuing Bank shall not be entitled to require that any Letter of Credit issued by it are repaid and cancelled and a Guarantee Facility Issuing Bank shall not be entitled to require that any Bank Guarantee issued by it are repaid and cancelled, in each case pursuant to this paragraph (a).

(b)	Unless otherwise agreed by the Majority Lenders, upon the occurrence of a Listing (not resulting in a Change of Control), the Obligors’ Agent will:

(i)	promptly notify the Agent upon becoming aware of that event and the Agent shall promptly notify the Lenders accordingly; and

(ii)	ensure that:

(A)

if the Senior Secured Net Leverage Ratio (calculated on a pro forma basis) on the Applicable Test Date prior to the Listing is greater than 3.95:1, 50% of the IPO Proceeds shall be applied in prepayment of the Facilities in accordance with Clause 14.3 (Application of prepayments) to the extent required to reduce the Senior Secured Net Leverage Ratio (calculated on a pro forma basis), to 3.95:1; and

(B)

thereafter if the Senior Secured Net Leverage Ratio (calculated on a pro forma basis) on the Applicable Test Date prior to the Listing is (or becomes, after taking into account the application of any prepayment required under paragraph (A) above) less than or equal to 3.95:1, no prepayment of the remaining IPO Proceeds shall be required to be made and such IPO Proceeds may be retained by the Group for any purpose not prohibited by the Finance Documents.

(c)	For the purposes of this Clause 14.1, “Change of Control” means:

(i)

the Obligors’ Agent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, being or becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act as in effect on the Closing Date) of more than 50% of the total voting power of the Voting Stock of the Company, other than in connection with any transaction or series of transactions in which the Company shall become the wholly owned subsidiary of a Parent Entity so long as no person or group, as noted above, other than a Permitted Holder, holds more than 50% of the total voting power of the Voting Stock of such Parent Entity;

(ii)	Topco ceasing to directly own 100% of the total issued share capital of the Company (or any successor entity as a result of a merger of the Company); or

(iii)

the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Group taken as a whole to a person, other than a Restricted Subsidiary or one or more Permitted Holders, provided that:

(A)

the right to acquire Voting Stock (so long as such person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not be deemed to cause a party to be a beneficial owner;

(B)

a transaction will not be deemed to involve a Change of Control solely as a result of the Company becoming an indirect wholly-owned subsidiary of a holding company if (i) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (ii) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company; and

(C)	no Change of Control shall occur, or be deemed to occur, as a result of any Qualifying Listing and paragraph (ii) above shall cease to apply with effect upon the occurrence of a Qualifying Listing.

14.2	Excess Cash Flow

(a)

Unless otherwise agreed by the Majority Lenders, the Obligors’ Agent will ensure that as soon as reasonably practicable, and in any event within 10 Business Days of the delivery of the Annual Financial Statements for the relevant Financial Year (commencing with the first complete Financial Year following the Closing Date) but subject to Clause 14.3 (Application of prepayments), an amount (if positive) equal to:

(i)	the amount equal to the applicable percentage set out in paragraph (b) below of the Excess Cash Flow for such Financial Year; less

(ii)	the aggregate of:

(A)	the Excess Cash Flow De Minimis; and

(B)

voluntary prepayments, and Debt Purchase Transactions of the Term Facilities by the Group in that Financial Year and, in each case, if elected by the Obligors’ Agent between the end of that Financial Year and the date on which the prepayment is to be made hereunder (provided that any such amount so deducted may not be deducted in any subsequent calculation), is applied in prepayment of the Facilities pursuant to Clause 14.3 (Application of prepayments) below.

(b)

The applicable percentage in respect of any mandatory prepayment under paragraph (a) above is set out in the table below opposite the applicable Senior Secured Net Leverage Ratio as demonstrated by the Annual Financial Statements for such Financial Year and, for this purpose, the Senior Secured Net Leverage Ratio shall be calculated taking into account any prepayment made under paragraph (a) above until such time (if any) as such ratio falls to the next or subsequent level, whereupon that applicable percentage shall apply:

Senior Secured Net Leverage Ratio	Percentage of Excess Cash Flow
Greater than 3.75:1	50%
Equal to or less than 3.75:1 but greater than 3.50:1	25%
Equal to or less than 3.50:1	0%

14.3	Application of prepayments

(a)	Prepayments made pursuant to paragraph (b) of Clause 14.1 (Exit and Listing) and Clause 14.2 (Excess Cash Flow) shall be applied in the following order:

(i)

firstly, in cancellation of the Available Commitments under each Term Facility and, at the option of the Obligors’ Agent, any other available commitments which if drawn would constitute Senior Secured Indebtedness, pro rata across such Term Facilities and other available commitments;

(ii)

secondly, in prepayment of the Loans under each Term Facility and, at the option of the Obligors’ Agent, any other Senior Secured Indebtedness, pro rata across such Term Facilities and other Senior Secured Indebtedness, provided that the Obligors’ Agent may at its election apply such prepayments in prepayment of any Amortising Facility or amortising Senior Secured Indebtedness in priority to any Term Facility which is not an Amortising Facility;

(iii)

thirdly, in cancellation of the Available Commitments under each Revolving Facility and each Guarantee Facility and, at the option of the Obligors’ Agent, any other available commitments which if drawn would constitute Senior Secured Indebtedness, pro rata across such Revolving Facilities, Guarantee Facilities and other available commitments;

(iv)

fourthly, in permanent prepayment and cancellation of Revolving Facility Utilisations and Guarantee Facility Utilisations and, at the option of the Obligors’ Agent, any other Senior Secured Indebtedness, pro rata across such Revolving Facilities, Guarantee Facilities and other Senior Secured Indebtedness (such that in relation to any outstanding Revolving Facility Utilisations, the Revolving Facility Loans shall be prepaid before outstanding Letters of Credit); and

(v)

then, in prepayment and cancellation of the Ancillary Outstandings and Ancillary Commitments, Fronted Ancillary Commitments and Fronting Ancillary Commitments and, at the option of the Obligors’ Agent, any other Senior Secured Indebtedness, in each case pro rata across such Ancillary Facilities, Fronted Ancillary Facilities and other Senior Secured Indebtedness, provided that for this purpose an amount (the “Prepayment Amount”) shall (A) be deemed to be applied against an Available Commitment or other undrawn commitment if such Available Commitment or other undrawn commitment is cancelled in an amount equal to the Prepayment Amount and (B) once deemed to be applied shall not be required to be applied in the further cancellation or prepayment of any indebtedness or commitments.

(b)

Notwithstanding paragraph (a) above, prepayments made pursuant to paragraph (b) of Clause 14.1 (Exit and Listing) and Clause 14.2 (Excess Cash Flow) may, in the Obligors’ Agent’s sole discretion, be applied pursuant to paragraph (a)(ii) above prior to being applied pursuant to paragraph (a)(i) above and in any event any Term Loans under an Additional Term Facility will only be cancelled in accordance with paragraph (a)(i) above after the end of the applicable Availability Period for such Additional Term Facility unless otherwise elected by the Obligors’ Agent in its sole discretion.

(c)

A prepayment which is to be applied to prepay the Term Loans under paragraph (a) above shall, subject to Clause 14.4 (Right to Refuse Prepayment) below, be applied in amounts which reduce the relevant Term Loans pro rata.

(d)	The obligation to make a mandatory prepayment under paragraph (a) of Clause 14.1 (Exit and Listing) shall not be subject to any limitation set out under paragraph (e) below.

(e)

Subject to paragraph (d) above, each Obligor shall use all reasonable endeavours and take all reasonable steps to ensure that any transaction giving rise to a prepayment obligation or obligation to provide cash cover is structured in such a way that it will not be unlawful for the Obligors or other members of the Group to move the relevant proceeds received between members of the Group to enable a mandatory prepayment to be lawfully made and the proceeds lawfully applied as provided under this Clause 14 and/or minimise the costs and Taxes of making such mandatory prepayment. If, however, after each Obligor has used all such reasonable endeavours and taken such reasonable steps:

(i)	it will still be unlawful for such a prepayment to be made and the proceeds so applied; or

(ii)	it will still be unlawful to make funds available to a member of the Group that could make such a prepayment; or

(iii)

it will still result in any member of the Group making funds available to, or receiving funds from, another member of the Group to enable such a prepayment to be made incurring costs or expenses (including any material Tax liabilities) which will exceed 3% of the amount of such prepayment or it gives rise to a risk of liability for the entity concerned or its directors or officers; or

(iv)

it will give rise to a risk of liability for a member of the Group and/or its officers or directors (or gives rise to a risk of breach of fiduciary or statutory duties by any director or officer or a risk of personal liability), then such prepayment shall not be required to be made, subject to an obligation to use other Group cash which is not subject to similar restrictions to prepay an equivalent amount where the use of such cash would not be materially prejudicial to overall Group liquidity or the availability of Group liquidity to members of the Group requiring funds, provided always that if the restriction preventing such payment/provision of cash cover or giving rise to such liability is subsequently removed, any relevant proceeds will be applied in prepayment and/or the provision of cash cover in accordance with this Clause 14 at the end of the relevant Interest Period(s) to the extent that such payment has not otherwise been made.

(f)

Notwithstanding the above, no member of the Group shall be required to make any prepayment of the Facilities pursuant to Clause 14.2 (Excess Cash Flow) if a Release Condition has been satisfied (provided that, for the avoidance of doubt, if a Release Condition will be satisfied only following a prepayment pursuant to Clause 14.2 (Excess Cash Flow), such prepayment shall be required to the extent necessary to satisfy a Release Condition). In respect of any Released Amounts, if all Release Conditions subsequently cease to be satisfied after the date the prepayment would have been required had a Release Condition not been satisfied, the failure to apply the Released Amounts in prepayment shall not result in a breach of any term of this Agreement.

(g)

Notwithstanding anything to the contrary in this Agreement, in the event any disposal proceeds are received by, or any item is taken into account for the purposes of paragraph (a) of the definition of Excess Cash Flow in respect of, any person the entire issued share capital of which (or any other ownership interest in) is not owned directly or indirectly by the Obligors’ Agent, the amount required to be applied in prepayment pursuant to this Agreement in respect of such proceeds or such item (after taking account of all applicable exceptions and exclusions but without double counting any such deduction) (if any) shall be further reduced by a percentage equal to the percentage of the share capital of (or other ownership interests in) that person (the entire share capital of which is not held directly or indirectly by the Obligors’ Agent), and shall then (in respect to such person which is not a member of the Group) be limited to such amounts actually received by the shareholder that is the member of the Group therein.

(h)

Notwithstanding anything to the contrary in any Finance Document (including this Clause 14), any amount required to be applied in prepayment of the Facilities pursuant to paragraph (b) of Clause 14.1 (Exit and Listing) or Clause 14.2 (Excess Cash Flow) may instead, at the option of the Obligors’ Agent, be applied in repayment of (or otherwise to reduce) any other Senior Secured Indebtedness of any member of the Group.

(i)

For the avoidance of doubt, there shall be no requirement to apply any amount required to be applied in prepayment of the Facilities pursuant to paragraph (b) of Clause 14.1 (Exit and Listing) or Clause 14.2 (Excess Cash Flow) in prepayment of the Revolving Facility.

(j)	If any Term Loans are prepaid in accordance with Clause 13.4 (Voluntary prepayment of Term Loans) then:

(i)

the Obligors’ Agent may, by giving not less than three (3) Business Days’ notice to the Agent, select in the case of a Term Facility, which Borrower or Borrowers (if more than one) under that Term Facility shall effect repayment of each Loan; or

(ii)	if the Obligors’ Agent does not make an election under this paragraph, each Borrower shall effect such repayment on a pro rata basis.

(k)

The Obligors’ Agent may elect that any prepayment to be made pursuant to paragraph (b) of Clause 14.1 (Exit and Listing) or Clause 14.2 (Excess Cash Flow) be applied in prepayment in accordance with this Agreement on the last day of the Interest Period relating to the relevant Loan(s) to be repaid. If the Obligors’ Agent makes that election then a proportion of the Loan(s) equal to the amount of the relevant prepayment will be due and payable on the last day of its applicable Interest Period.

(l)

Notwithstanding anything to the contrary in any Finance Document (including this Clause 14), any amount required to be applied in prepayment of Facility B under Clause 13.4 (Voluntary Prepayment of Term Loans) or Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 15 (General Undertakings) may be applied to any Facility B Loan (pro rata across the Lenders thereunder) or any tranche of Facility B (pro rata across the Lenders thereunder) and in the order selected by the Company in its full discretion.

14.4	Right to Refuse Prepayment

(a)

The Agent shall notify the Lenders as soon as practicable of any proposed partial prepayment of Term Loans under Clause 13.4 (Voluntary prepayment of Term Loans), paragraph (b) of Clause 14.1 (Exit and Listing) or Clause 14.2 (Excess Cash Flow) whereupon the Agent shall notify the Lenders accordingly.

(b)

Unless otherwise elected by the Company in its sole discretion, a Lender (a “Non Accepting Lender”) to which the proposed partial prepayment under Clause 13.4 (Voluntary prepayment of Term Loans), paragraph (b) of Clause 14.1 (Exit and Listing) or Clause 14.2 (Excess Cash Flow) would otherwise be made, may give notice to the Agent by 11.00 a.m. on the Business Day prior to the date on which a prepayment referred to in paragraph (a) above is to be made (or such shorter period as the Majority Lenders may agree), that such Lender will waive its right to receive such prepayment to the extent specified in its notice.

(c)	If any Non-Accepting Lender delivers any notice under paragraph (b) above:

(i)

the amount in respect of which that Non-Accepting Lender has waived its right to prepayment (the “Waived Amount”) may, at the option of the Company, be offered to the other Lenders under that Facility (pro rata to their respective Commitments under that Facility);

(ii)

to the extent that those Lenders elect not to receive any part of the Waived Amount, the balance of the Waived Amount shall be retained by the Group to be applied in any manner not prohibited by this Agreement or, at the election of the Obligors’ Agent, applied in prepayment of the Waived Amount to the Non-Accepting Lender.

14.5	Excluded proceeds

Any proceeds of a Listing and Excess Cash Flow shall, pending prepayment under the provisions of this Agreement (and without prejudice to any potential future prepayment obligation) be available for use by the Group for any purposes not prohibited by this Agreement.

15	RESTRICTIONS

15.1	Notices of Cancellation or Prepayment

(a)

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 13 (Illegality, Voluntary Prepayment and Cancellation) or Clause 14.4 (Right to Refuse Prepayment) shall (subject to the terms of those Clauses), unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)

A Borrower shall be permitted to deliver a conditional or revocable notice of voluntary cancellation and/or voluntary prepayment under this Agreement, provided that such Borrower shall be liable for Break Costs as a result of that payment not being made (provided that any demand from a Lender for payment of such Break Costs is accompanied by reasonable calculations and details of the amount demanded).

15.2	Interest and other amounts

Subject to Clause 19.10 (Prepayment Fees – Facility B Soft Call) and any Break Costs, any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid without premium or penalty.

15.3	No reborrowing of Term Facilities

No Borrower may reborrow any part of a Term Facility which is prepaid.

15.4	Reborrowing of Guarantee Facility

Unless a contrary indication appears in this Agreement, any part of a Guarantee Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

15.5	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of a Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

15.6	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

15.7	No reinstatement of Commitments

Subject to Clause 2.3 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

15.8	Agent’s receipt of Notices

If the Agent receives a notice under Clause 13 (Illegality, Voluntary Prepayment and Cancellation) or an election under Clause 14.4 (Right to Refuse Prepayment), it shall promptly forward a copy of that notice or election to either the Obligors’ Agent or the affected Lender, as appropriate.

15.9	Effect of Repayment and Prepayment on Commitments

If all or part of a participation of a Lender in a Term Loan is repaid or prepaid and is not available for redrawing, that Lender’s Commitment under the relevant Facility shall be reduced and cancelled by an amount equal to the amount repaid or prepaid.

16	INTEREST

16.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	in relation to:

(i)	a Loan in euros, EURIBOR; and

(ii)	a Loan in USD, Term SOFR.

16.2	Payment of interest

(a)

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six (6) Months, on the dates falling at six (6) Monthly intervals after the first day of the Interest Period).

(b)

If the Annual Financial Statements and related Compliance Certificate received by the Agent show a higher or lower Margin (and/or Bank Guarantee Fee) should have applied during a certain period then the next payment of interest (or Bank Guarantee Fee) under the relevant Facility following receipt of the relevant Annual Financial Statements by the Agent shall be increased or reduced (as the case may be) by such amount as is necessary to put the Agent and the Lenders in the position that they should have been in had the appropriate rate of Margin (and/or Bank Guarantee Fee) been applied at the time (provided that any such reduction shall only apply to the extent the Lender which received the overpayment of interest remains a Lender as at the date of such adjustment and, with respect to payments to Lenders, such payments shall only apply to Lenders who were participating in the relevant Facility both at the time to which the adjustments relate and the time when the adjustments are actually made).

16.3	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall, to the extent permitted by law, accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 16.3 shall be immediately payable by the applicable Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1% higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded (to the extent permitted under applicable law) with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

16.4	Notification of rates of interest

The Agent shall promptly notify the Lenders, the relevant Borrower and the Obligors’ Agent of the determination of a rate of interest under this Agreement.

16.5	Replacement of Screen Rate

(a)

If, in respect of any Published Rate for a currency which may be selected for a Loan, a Published Rate Replacement Event has occurred then the relevant Published Rate shall be (at the option of the Company) replaced with an alternate rate of interest (or the same rate of interest subject to an alternative method or formulation of or for calculating such rate of interest, or an alternative benchmark rate floor convention) proposed by the Company that is practicable for the Agent to administer (as reasonably determined in good faith by the Agent), provided that no Super Majority Lender Objection has occurred and is continuing in respect of such proposal or the Agent has made a Prevailing Market Determination (or as otherwise agreed between the Company and the Agent (acting on the instructions of the Majority Lenders under the relevant Facility)) (any such rate, a “Successor Rate”).

(b)

The Agent and the Company shall enter into any amendment to this Agreement to implement such Successor Rate and implement other related changes to this Agreement (including any Published Rate Successor Conforming Changes) specified by the Company as may be reasonably required, appropriate, necessary or desirable in connection with and/or to facilitate the implementation and use of such Successor Rate as a replacement for the relevant Published

Rate and, such changes which are practicable for the Agent to administer (as reasonably determined in good faith by the Agent), which amendments shall, notwithstanding anything in Clause 43 (Amendments and Waivers), be effective without any further instruction, approval, action or consent of any other Party and shall be binding on all Parties.

(c)

If, in connection with or following the implementation of a Successor Rate or any Published Rate Successor Conforming Changes, any Successor Rate is calculated on a compounding basis and the reference rate floor in respect of such rate is greater than zero (a “Positive Floor”), such Positive Floor shall only be applied on the cumulative calculation of the interest rate for the duration of an Interest Period for the relevant Loan provided that, in such circumstances, a reference rate (plus any applicable credit adjustment spread) floor of zero (0) shall be applied in the determination of the interest rate for each day during such Interest Period.

(d)	For the purpose of this Clause 16.5:

“Published Rate” means:

(i)	Term SOFR for any tenor;

(ii)	a Screen Rate; or

(iii)	any other Successor Rate.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(i)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Agent and the Company changed in any material respect;

(ii)	that Published Rate is not available and the Agent and the Company reasonably determine that such unavailability is unlikely to be temporary;

(iii)

the administrator of that Published Rate publicly announces that it has ceased, or will cease, to provide that Published Rate (if applicable, for any tenor) permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate (if applicable, for any tenor); or

(iv)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued (if applicable, for any tenor);

(v)	the administrator of that Published Rate or its supervisor publicly announces that that Published Rate (if applicable for tenor) may no longer be used;

(vi)	the Company determines (acting reasonably) that syndicated loans are being:

(A)

executed that include a benchmark rate (or benchmark rate floor convention) in respect of loans in the relevant currency which is different from (or which is formulated or calculated differently from) that Published Rate (or the benchmark rate floor convention provided for in this Agreement); or

(B)

amended to incorporate or adopt a new benchmark interest rate, formulation or calculation methodology (or floor convention) to replace that Published Rate (or applicable formulation, calculation methodology or floor convention);

(vii)

the administrator of that Published Rate or its supervisors publicly announces that such administrator is insolvent and, at that time, there is no successor administrator to continue to provide that Published Rate;

(viii)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent and, at that time, there is no successor administrator to continue to provide that Published Rate;

(ix)

in the case of the Screen Rate for any tenor for EURIBOR or Term SOFR for any tenor, the supervisor of the administrator of that Screen Rate or Term SOFR makes a public announcement or publishes information:

(A)

stating that that Screen Rate or Term SOFR (as applicable) for that tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market and the economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and

(B)

with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; or

(x)

the administrator of that Published Rate determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(A)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Agent (acting reasonably) and the Company) temporary; or

(B)	in the opinion of the Agent (acting reasonably) and the Company, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Published Rate Successor Conforming Changes” means, with respect to any proposed Successor Rate, any conforming changes to the definition of Interest Period (including with respect to duration of Interest Periods), the timing and/or frequency of determining rates and making payments of interest and other technical, administrative or operational changes or matters as may be appropriate (in the opinion of the Company (with the consent of the Agent, acting reasonably)), to reflect the adoption of such Successor Rate and to permit the administration thereof in a manner substantially consistent with market practice (or, if the Company determines that the adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Successor Rate exists, in such other manner of administration as the Company and the Agent (acting reasonably) determine) including:

(i)	aligning any provision of a Finance Document to the use of that other benchmark rate;

(ii)

making adjustments to such Successor Rate and this Agreement to preserve pricing in effect at the time of selection of such Successor Rate (including adjustments to the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Successor Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall (if the Company so elects in its sole discretion) be determined on the basis of that designation, nomination or recommendation));

(iii)

enabling that Successor Rate to be used for the calculation of interest under this Agreement (including any consequential changes required to enable that Successor Rate to be used for the purposes of this Agreement); or

(iv)	providing appropriate fallback (and market disruption) provisions (if any) for that Successor Rate.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

17	INTEREST PERIODS

17.1	Selection of Interest Periods and Terms

(a)

A Borrower (or the Obligors’ Agent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)

Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Obligors’ Agent on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time.

(c)

If a Borrower (or the Obligors’ Agent on its behalf) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above or a Rollover Loan is deemed to be made in accordance with paragraph (c) of Clause 12.3 (Repayment of Revolving Facility Loans), the relevant Interest Period for the applicable Loan will be the same length as the previous Interest Period for that Loan or the Interest Period in respect of the Loan refinanced by that Rollover Loan in accordance with paragraph (c) of Clause 12.3 (Repayment of Revolving Facility Loans) (as applicable).

(d)

Subject to this Clause 17.1, a Borrower (or the Obligors’ Agent on its behalf) may select an Interest Period of one (1), three (3) or six (6) Months or such other period agreed between the Obligors’ Agent and the Agent (acting on the instructions of the Majority Lenders in relation to the relevant Loan), provided that, in respect of a Loan in USD, on the Quotation Day for such Loan, Term SOFR, Historic Term SOFR or Interpolated Term SOFR is available for such tenor.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Term Loan or as applicable an Additional Term Facility shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Revolving Facility Loan has one (1) Interest Period only.

(h)	A Borrower (or the Obligors’ Agent on its behalf) may select an Interest Period of less than one (1), three (3) or six (6) Months:

(i)	to align an Interest Period to a Quarter Date;

(ii)	to align an Interest Period to an interest or coupon payment date in respect of any Permitted Indebtedness;

(iii)	to align the first Interest Period for a Loan under an Additional Facility with any Interest Period in respect of any other Loans then outstanding;

(iv)	if necessary or desirable to implement or facilitate any hedging in relation to the Facilities or any payment thereunder;

(v)	in relation to a Term Facility, to facilitate a consolidation of loans in accordance with Clause 17.3 (Consolidation and division of Term Loans);

(vi)

in relation to an Amortising Facility if necessary or desirable to ensure that there are Amortising Facility Loans (with an aggregate Base Currency Amount) equal to or greater than an Amortising Facility Repayment Instalment with an Interest Period ending on an Amortising Facility Repayment Date for an Amortising Facility in order for the Borrowers to make the Amortising Facility Repayment Instalment due on that date; or

(vii)	in relation to a Revolving Facility, to align an Interest Period for a Loan under that Revolving Facility with any Loan under any Term Facility.

17.2	Non Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

17.3	Consolidation and division of Term Loans

(a)	If two (2) or more Interest Periods:

(i)	relate to Term Loans to be made to the same Borrower under the same Facility; and

(ii)	end on the same date,

those Term Loans will, unless that Borrower requests to the contrary in a Selection Notice for the next Interest Period or those Term Loans are denominated in different currencies, be consolidated into, and treated as, a single Loan under the applicable Facility on the last day of the Interest Period.

(b)

Subject to Clause 4.4 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount) if a Borrower (or the Obligors’ Agent on its behalf) requests in a Selection Notice that a Term Loan be divided into two (2) or more Term Loans under the relevant Facility, that Term Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the relevant Term Loan immediately before its division.

(c)

If the Obligors’ Agent requests that part (and not all) of a Term Loan (an Original Loan) become subject to a Debt Transfer in accordance with Clause 33.7 (Debt Transfer), that Original Term Loan will, immediately prior to such Debt Transfer, be so divided into two (2) Term Loans under the same Facility such that:

(i)	the Base Currency Amount of the first such Term Loan shall be equal to the Base Currency Amount of the Original Loan subject to such Debt Transfer (the “Transfer Loan”); and

(ii)	the Base Currency Amount of the second such Term Loan shall be equal to the Base Currency Amount of the Original Loan not subject to such Debt Transfer (the “Continuing Loan”);

(iii)	the Transfer Loan and the Continuing Loan shall be treated as separate Loans under that Facility for all purposes under the Finance Documents; and

(iv)	the Interest Period for the Transfer Loan and the Continuing Loan shall be the same as the Interest Period in respect of the Original Loan immediately prior to such Debt Transfer.

18	CHANGES TO THE CALCULATION OF INTEREST

18.1	Absence of quotations

Subject to Clause 18.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

18.2	Market disruption

(a)

If a Market Disruption Event occurs in relation to a Loan in euro for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling two (2) Business Days after the Quotation Day (or, if earlier, on the date falling five (5) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select, provided that, if the percentage rate per annum notified by the Lender is less than the applicable EURIBOR, or a Lender has not notified the Agent of a percentage rate per annum, the cost of that Lender of funding its participation in that Loan for that Interest Period shall be deemed (for the purposes of this paragraph (a)) to be the applicable EURIBOR.

(b)	In this Agreement:

“Market Disruption Event” means:

(i)

at or about noon on the Quotation Day for the relevant Interest Period, EURIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine the applicable EURIBOR for the relevant currency and Interest Period; or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40% of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of the applicable EURIBOR.

18.3	Alternative basis of interest or funding

(a)

If a Market Disruption Event occurs and the Agent or the Obligors’ Agent so requires, the Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all Parties.

18.4	Break Costs

(a)

Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan in euro or Unpaid Sum in euro being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum and for the avoidance of doubt, this paragraph (a) shall not apply to any Loan or Unpaid Sum denominated in USD.

(b)

Each Lender shall, together with any demand by the Agent under paragraph (a) above, provide a certificate confirming the amount of (and giving reasonable details of the calculation of) its Break Costs for any Interest Period in which they accrue, a copy of which shall be provided to the Obligors’ Agent.

(c)

If a Borrower (or the Obligors’ Agent on its behalf) notifies the Agent that it proposes to pay all or part of any Loan or Unpaid Sum on a day other than the last day of the Interest Period for that Loan or Unpaid Sum, at or prior to 11.30 a.m. on the date falling three (3) Business Days prior to the date of such prepayment:

(i)	the Agent shall notify the Finance Parties of such proposed payment;

(ii)	each Finance Party shall confirm its anticipated Break Costs at or prior to 11.30 a.m. on the date falling one (1) Business Day prior to the date of such proposed payment; and

(iii)	if any Finance Party fails to confirm its Break Costs in respect of such payment in accordance with paragraph (ii) above, its Break Costs shall be deemed to be zero (0).

19	FEES

19.1	No deal, No fees

(a)

Subject to paragraph (b) below, no fees (including for the avoidance of doubt, arrangement, underwriting, market participation, ticking and commitment fees), commissions, costs or other expenses will be payable unless the Closing Date occurs.

(b)

Reasonable and properly incurred legal costs, expenses and disbursements in connection with the drafting and negotiation of the Finance Documents and any other pre-agreed costs or expenses, in each case, up to an amount agreed (if any agreed) between the Mandated Lead Arrangers and the Company (or on its behalf) will be payable by the Company (or on its behalf) (or, in the case of costs, expenses and disbursements incurred by the Agent, up to an amount (if any agreed) agreed between the Agent and the Company (or on its behalf)) even if the Closing Date does not occur.

19.2	Commitment fee

(a)	The Company shall pay (or procure there is paid) to the Agent (for the account of each Lender) a fee in the Base Currency computed at:

(i)

the rate of 30 per cent. of the applicable Margin on that Lender’s Available Commitment under the Original Revolving Facility for the period commencing on the RCF / Guarantee Facility Repricing Effective Date and ending on the last day of the Availability Period applicable to the Original Revolving Facility;

(ii)

the rate of 30 per cent. of the applicable Bank Guarantee Rate on that Lender’s Available Commitment under the Original Guarantee Facility for the period commencing on the Additional Facility Commencement Date (as defined in the Guarantee Facility Increase Additional Facility Notice) and ending on the last day of the Availability Period applicable to the Original Guarantee Facility; and

(iii)	the rate and for the period (if any) specified in the relevant Additional Facility Notice on that Additional Facility Lender’s Available Commitment under the relevant Additional Facility.

(b)

The accrued commitment fee under paragraph (a) above is payable on the last day of each successive period of three (3) Months which ends during the Availability Period applicable to the Original Revolving Facility, Original Guarantee Facility or Additional Facility (as applicable), on the last day of the Availability Period applicable to the Original Revolving Facility, Original Guarantee Facility or Additional Facility (as applicable) and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee shall be payable if the Closing Date does not occur.

(d)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender or a Sanctioned Lender.

19.3	Underwriting fee

The Company shall pay (or procure there is paid) to the Mandated Lead Arrangers an underwriting fee in the amount and at the times agreed in the Arrangement Fee Letter.

19.4	Ticking fee

The Company shall pay (or procure there is paid) to the Agent (for the account of the applicable Lender) a ticking fee in respect of Facility B only in the amount and at the times agreed in the Arrangement Fee Letter.

19.5	Agent and Security Agent fees

The Company shall pay (or procure there is paid) to the Agent and the Security Agent (in each case for its own account) a fee in the amount and at the times agreed in a Fee Letter.

19.6	Fees payable in respect of Letters of Credit

(a)

The Company or a Revolving Facility Borrower shall pay (or procure there is paid) to the Issuing Bank a fronting fee at the rate of 0.0875% per annum (unless otherwise agreed by the relevant Issuing Bank) on the part of its outstanding exposure under each Letter of Credit requested by it which is counter indemnified by other Lenders (that are not Affiliates of the Issuing Bank) and which is not cash collateralised, repaid, prepaid or cancelled, for the period from the issue of that Letter of Credit until its Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier).

(b)

The Company or each Revolving Facility Borrower for whose account a Letter of Credit is issued shall pay (or procure there is paid) to the Agent (for the account of each Revolving Facility Lender) a Letter of Credit fee in the currency of that Letter of Credit on the outstanding amount of each Letter of Credit (excluding any amount in respect of which cash cover has been provided) requested by it for the period from the issue of that Letter of Credit until the expiry date (or the date of its cancellation then, if earlier). The Letter of Credit fee shall be computed at the rate equal to 1.00% per annum less than the applicable Margin for the Revolving Facility. Any such fee shall be distributed according to each Facility Lender’s L/C Proportion of that Letter of Credit.

(c)	The fees payable under paragraphs (a) and (b) above shall be payable on each Quarter Date and on the date on which the Total Revolving Facility Commitments are cancelled in full.

(d)	If a Borrower provides cash cover in respect of any Letter of Credit each Borrower shall be entitled to withdraw interest accrued on the cash cover to pay the fees described in the paragraphs above.

(e)	Each Borrower shall pay to the Issuing Bank (for its own account) an issuance/administration fee in the amount and at the times specified in a Fee Letter.

(f)

If the Company (or another member of the Group) provides (or procures) cash cover for any part of a Letter of Credit then no fronting fee or Letter of Credit fee shall be payable in respect of that part of the Letter of Credit that is cash covered.

19.7	Fees payable in respect of Bank Guarantees

(a)

The Company or a Guarantee Facility Borrower shall pay (or procure there is paid) to the Guarantee Facility Issuing Bank a fronting fee at the rate of 0.150% per annum (unless otherwise agreed by the Guarantee Facility Issuing Bank) on the part of its outstanding exposure under each Bank Guarantee requested by the Company or a Guarantee Facility Borrower which is counter indemnified by other Guarantee Facility Lenders (that are not Affiliates of the Guarantee Facility Issuing Bank) and which is not cash collateralised, repaid, prepaid or cancelled, for the period from the issue of that Bank Guarantee until its Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier).

(b)

The Company or a Guarantee Facility Borrower shall pay (or procure there is paid) to the Agent (or, if otherwise agreed between the applicable Guarantee Facility Lenders, the Company and the Guarantee Facility Issuing Bank, to the Guarantee Facility Issuing Bank), for (in each case) the account of each Guarantee Facility Lender, a bank guarantee fee (the “Bank Guarantee Fee”) in the currency of that Bank Guarantee issued under the applicable Guarantee Facility on the outstanding amount of each Bank Guarantee (excluding any amount in respect of which cash cover has been provided) requested by it for the period from the issue of that Bank Guarantee until the expiry date (or the date of its cancellation, if earlier). Subject to paragraphs (d), (e) and (f) below, the Bank Guarantee Fee shall be computed at the rate equal to 2.25% per annum (the “Bank Guarantee Rate”). The Bank Guarantee Fee shall be distributed according to each Guarantee Facility Lender’s Guarantee Proportion of that Bank Guarantee.

(c)	The fees payable under this Clause 19.7 shall be payable on each Quarter Date and on the date on which the Total Original Guarantee Facility Commitments are cancelled in full.

(d)	On and from the RCF / Guarantee Facility Repricing Effective Date:

(i)	the Bank Guarantee Rate will be the percentage per annum set out below in the column in the table below opposite that range:

Senior Secured Net Leverage Ratio	Bank Guarantee Rate (% per annum)
Greater than 3.75:1	2.25
Greater than 3.50:1 but equal to or less than 3.75:1	2.00
Greater than 3.25:1 but equal to or less than 3.50:1	1.75
Equal to or less than 3.25:1	1.50

and

(ii)

the Bank Guarantee Rate for each Additional Guarantee Facility will be the percentage per annum agreed with the Additional Facility Lenders and as indicated for that range in the Additional Facility Notice for those Additional Facility Commitments.

However:

(A)

any increase or decrease in the Bank Guarantee Fee (with no limit on the reduction or increase to be effected on any single reset date) shall take effect on the date of receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 27.2 (Provision and contents of Compliance Certificates);

(B)

if, following receipt by the Agent of the Annual Financial Statements and related Compliance Certificate, those statements and Compliance Certificate demonstrate that (1) the Bank Guarantee Fee should have been reduced in accordance with the above table or as indicated in the applicable Additional Facility Notice or (2) the Bank Guarantee Fee should not have been reduced or should have been increased in accordance with the above table or as indicated in the applicable Additional Facility Notice, the next payment of interest under the relevant Facility shall be adjusted in accordance with paragraph (b) of Clause 16.2 (Payment of interest). The Agent’s determination (acting reasonably and in good faith) of the adjustments payable shall be prima facie evidence of such adjustments and the Agent shall, if so requested by the Obligors’ Agent, provide the Obligors’ Agent with reasonable details of the calculation of such adjustments;

(C)

whilst a Margin Event of Default is continuing, the Bank Guarantee Fee for each Bank Guarantee issued under the Original Guarantee Facility shall be the highest percentage per annum set out above for a Bank Guarantee under that Facility (or, in respect of any Additional Facility, the highest percentage rate per annum set out in the applicable Additional Facility Notice in respect of the relevant Additional Facility Commitments). Once that Margin Event of Default has been remedied or waived, the Bank Guarantee Fee for each Bank Guarantee will be re-calculated on the basis of the most recently delivered Compliance Certificate and the terms of this Clause 19.7 shall apply (on the assumption that on the date of the most recently delivered Compliance Certificate, no Margin Event of Default had occurred or was continuing) with any reduction in Bank Guarantee Fee resulting from such recalculation taking effect from the date of such remedy or waiver; and

(D)

for the purpose of determining the Bank Guarantee Fee, the Senior Secured Net Leverage Ratio and Relevant Period shall be determined in accordance with Clause 28.1 (Financial definitions) provided that no Cure Amount applied as an EBITDA Cure as contemplated in paragraph (b) of Clause 30.1 (Financial Covenant) shall be taken into account for this purpose.

(e)

If the Company (or another member of the Group) provides (or procures) cash cover for any part of a Bank Guarantee then no Bank Guarantee Fee shall be payable in respect of that part of the Bank Guarantee that is cash covered.

(f)

If the Company (or another member of the Group) provides (or procures) a counter-guarantee from an Acceptable Bank for any part of a Bank Guarantee then the Bank Guarantee Rate in respect of that part of the Bank Guarantee that benefits from the counter guarantee shall be reduced to 0.125% per annum.

19.8	Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities

(a)

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of (or its Affiliate which borrows) that Ancillary Facility based upon normal market rates and terms.

(b)	In relation to a Fronted Ancillary Facility:

(i)

promptly following each Quarter Date and each date on which a Fronted Ancillary Facility is terminated or cancelled (in whole or part) (a “Notice Date”), each Fronting Ancillary Lender shall notify the Agent of the average amount outstanding under that applicable Fronted Ancillary Facility for each period starting on the date of the commencement of the relevant Fronted Ancillary Facility, or as applicable the previous Quarter Date, and ending on the next Quarter Date, or as applicable on the date on which such Fronted Ancillary Facility is terminated or cancelled (in whole or part) (each a “Fronted Ancillary Facility Fee Period”); and

(ii)

the Borrower that requested (or on behalf of which the Obligors’ Agent requested), or its Affiliate which is the borrower of, the relevant Fronted Ancillary Facility shall pay (or procure that there is paid) to the Agent (for the account of the Fronting Ancillary Lender and each Fronted Ancillary Lender) a fee (the “Fronted Ancillary Facility Fee”) in relation to each Fronted Ancillary Facility computed at the rate equal to the Margin applicable to a Loan under the Revolving Facility on the aggregate amount of the Ancillary Outstandings under the Fronted Ancillary Facility during each Fronted Ancillary Facility Fee Period (as determined by the Fronting Ancillary Lender in accordance with paragraph (a) above) in the currency of that Fronted Ancillary Facility calculated on an average basis. The accrued Fronted Ancillary Facility Fee shall be payable promptly upon notification by the Agent at any time after each Notice Date.

(c)

The Agent shall distribute each Fronted Ancillary Facility Fee paid under paragraph (b) above to the Fronted Ancillary Lenders and Fronting Ancillary Lender pro rata. A Fronted Ancillary Lender’s and the Fronting Ancillary Lender’s pro rata share of any such fee will be equal to the proportion borne by its Fronted Ancillary Commitment or Fronting Ancillary Commitment to the aggregate of all Fronted Ancillary Commitments and the Fronting Ancillary Commitment under the relevant Fronted Ancillary Facility on the average basis during the applicable Fronted Ancillary Facility Fee Period.

(d)

The Borrower who requested (or on behalf of which the Obligors’ Agent requested), or its Affiliate which is the borrower of, a Fronted Ancillary Facility shall in addition pay to the relevant Fronting Ancillary Lender a fee for acting as Fronting Ancillary Lender and otherwise in such amount as shall be agreed between such Fronting Ancillary Lender and such Borrower (or the Obligors’ Agent or Affiliate) based upon its normal market rates and terms.

19.9	Defaulting Lenders or Sanctioned Lenders

Unless otherwise agreed in writing by the Obligors’ Agent, and notwithstanding anything to the contrary in the Finance Documents, no commitment fee or ticking fee shall accrue (or be payable) on the Available Commitment of a Lender whilst that Lender is a Defaulting Lender or a Sanctioned Lender.

19.10	Prepayment Fees – Facility B Soft Call

(a)

If any Facility B (EUR) Loan and/or Facility B (USD) Loan is refinanced, repaid or repriced in connection with a Repricing Event from the Extension Effective Date until the period ending six (6) months after the Extension Effective Date, then, in addition to all other sums required to be paid under this Agreement in connection with such Repricing Event, including all accrued and unpaid interest and Break Costs (if any), the Company shall (within five (5)

Business Days of such Repricing Event taking effect) pay (or procure the payment of) to the Agent (for the account of the Lenders under the relevant Facility pro rata to their participation in that Facility B (EUR) Loan or Facility B (USD) Loan (as applicable) at the time of that Repricing Event) a prepayment fee equal to 1.00% of the principal amount prepaid, refinanced or repriced.

(b)	For the purposes of this Clause 19.10:

“Effective Yield” means, in respect of any Indebtedness, the sum of (without double counting):

(i)	the EURIBOR or, as the case may be, Term SOFR floor, if any, with respect to the such Indebtedness on the date of determination;

(ii)	the interest rate margin with respect to such Indebtedness on the date of determination; and

(iii)

the amount of any applicable original issue discount and upfront fees payable on such Indebtedness (converted to yield assuming a three-year average life and without any present value discount) but excluding the effect of any arrangement, structuring, syndication, underwriting or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans.

“Repricing Event” means:

(i)	in respect of Facility B, the incurrence by any Facility B Borrower of any Indebtedness which:

(A)	is in the form of term loans made available under credit facilities similar to the Facility B (EUR) Loans or Facility B (USD) Loans (as applicable);

(B)	has a final maturity date not earlier than the Termination Date in respect of Facility B as at the Extension Effective Date;

(C)	is used to prepay and cancel the outstanding principal amount of Facility B (EUR) Loans or Facility B (USD) Loans (as applicable);

(D)

to the extent that some or all of the proceeds are used to prepay Facility B (EUR) Loans, is denominated in euros or to the extent that some or all of the proceeds are used to prepay Facility B (USD) Loans, is denominated in US Dollars;

(E)	has a lower Effective Yield than, to the extent denominated in euros, the Facility B (EUR) Loans or, to the extent denominated in US Dollars, the Facility B (USD) Loans;

(F)

is not incurred in connection with a Change of Control, Listing or Transformative Acquisition (or a transaction, that if consummated, would have resulted in a Change of Control, Listing or Transformative Acquisition); and

(G)	is incurred for the primary purpose of reducing the Effective Yield of the Facility B (EUR) Loans or Facility B (USD) Loans (as applicable),

provided that any determination by the Obligors’ Agent (acting reasonably and in good faith) with respect to whether a Repricing Event has occurred shall be conclusive and binding on all Lenders.

“Transformative Acquisition” means an acquisition or merger by a member of the Group that either:

(i)	is not permitted by the terms of the Finance Documents immediately prior to the consummation of such acquisition or merger; or

(ii)

if permitted by the terms of the Finance Documents immediately prior to the consummation of such acquisition or merger, would not provide the Company and its Subsidiaries with adequate flexibility under the Finance Documents for the continuation and/or expansion of their combined operations following such consummation, in each case, as determined by the Obligors’ Agent acting in good faith.

20	TAXES

20.1	Tax Definitions

In this Agreement:

“Austrian Borrower” means a Borrower that is organised, incorporated or formed under the laws of the Republic of Austria.

“Austrian Obligor” means an Obligor that is organised, incorporated or formed under the laws of the Republic of Austria.

“Austrian Qualifying Lender” means a Lender which in respect of a payment:

(a)	fulfils the conditions imposed by Austrian law in order for such payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(b)	is an Austrian Treaty Lender.

“Austrian Treaty Lender” means a Lender which in respect of the relevant payment:

(a)	is treated as a resident of an Austrian Treaty State for the purposes of the Austrian Treaty;

(b)

does not carry on a business in Austria through a permanent establishment (as such term is defined for the purpose of the relevant Austrian Treaty) with which that Lender’s participation in the Loan is effectively connected; and

(c)

meets and has satisfied all other conditions (including the completion of any necessary procedural formalities and clearances) which need to be met under the Austrian Treaty to enable it to benefit from a full exemption from Tax such that any payment of interest may be made by the relevant Obligor to that Lender without a Tax Deduction.

“Austrian Treaty State” means a jurisdiction having a double taxation agreement with Austria (the “Austrian Treaty”) which assigns the right of taxation of interest income exclusively to the state of residence of the respective recipient.

“Borrower Tax Jurisdiction” means, in relation to any Borrower (other than, for the avoidance of doubt, an Austrian Borrower, a Dutch Borrower or a US Borrower), the jurisdiction in which the Borrower is incorporated or organised.

“Change of Law” means any change which occurs after the date of this Agreement or, if later, after the date on which the relevant Lender became a Lender pursuant to this Agreement (as applicable) in any law, regulation or treaty (or in the interpretation, administration or application of any law, regulation or treaty) or any published practice or published concession of any relevant tax authority other than:

(a)	any change that occurs pursuant to, or in connection with the adoption, ratification, approval or acceptance of, the MLI in or by any jurisdiction; or

(b)	any change arising in consequence of, or in connection with, the United Kingdom ceasing to be a member state of the European Union.

“Dutch Borrower” means a Borrower that is organised, incorporated or formed under the laws of the Netherlands.

“Dutch Obligor” means an Obligor that is organised, incorporated or formed under the laws of the Netherlands.

“Dutch Qualifying Lender” means a Lender which in respect of a payment:

(a)	fulfils the conditions imposed by Dutch law in order for such payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(b)	is a Dutch Treaty Lender.

“Dutch Treaty Lender” means a Lender which in respect of the relevant payment:

(a)	is treated as a resident of a Dutch Treaty State for the purposes of the Dutch Treaty;

(b)

does not carry on a business in the Netherlands through a permanent establishment (as such term is defined for the purpose of the relevant Dutch Treaty) with which that Lender’s participation in the Loan is effectively connected; and

(c)

meets and has satisfied all other conditions (including the completion of any necessary procedural formalities and clearances) which need to be met under the Dutch Treaty to enable it to benefit from a full exemption from Tax such that any payment of interest may be made by the relevant Obligor to that Lender without a Tax Deduction.

“Dutch Treaty State” means a jurisdiction having a double taxation agreement with the Netherlands (the “Dutch Treaty”) which assigns the right of taxation of interest income exclusively to the state of residence of the respective recipient.

“German Borrower” means a Borrower incorporated or established in Germany and/or resident in Germany for Tax purposes or that has a permanent establishment in Germany to which its participation in the Loan is effectively connected.

“German Qualifying Lender” means, in respect of a payment by or in respect of a German Borrower under a Finance Document, a Lender which is beneficially entitled (in the case of a German Treaty Lender, within the meaning of the relevant German Treaty) to interest payable to that Lender in respect of an advance under a Finance Document and is:

(a)	lending through a Facility Office in Germany; or

(b)	a German Treaty Lender.

“German Treaty Lender” means a Lender which:

(a)	is treated as a resident of a German Treaty State for the purposes of the relevant German Treaty and is entitled to the benefit of such German Treaty;

(b)	does not carry on a business in Germany through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)

fulfils any other conditions which must be fulfilled under the relevant German Treaty and under German domestic law in order to benefit from full exemption from Tax imposed by Germany on interest payable to that Lender in respect of an advance under a Finance Document such that any payment of interest may be made by the relevant German Borrower to that Lender without a Tax Deduction imposed by Germany on interest, including the completion of any necessary procedural formalities.

“German Treaty State” means a jurisdiction having a double taxation agreement (a “German Treaty”) in force with Germany which makes provision for full exemption from Tax imposed by Germany on interest.

“MLI” means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016.

“Other State Borrower” means a Borrower other than an Austrian Borrower, a Dutch Borrower, German Borrower or a US Borrower.

“Other Treaty Lender” means, in respect of a payment by or in respect of an Other State Borrower under a Finance Document, a Lender which is beneficially entitled to interest payable by that Borrower in respect of an advance under a Finance Document and:

(d)	is treated as a resident of the relevant Other Treaty State for the purposes of the relevant Other Treaty;

(e)	does not carry on a business in the relevant Borrower Tax Jurisdiction through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(f)

fulfils any other conditions which must be fulfilled under the relevant Other Treaty in order to benefit from full exemption from Tax imposed by the relevant Borrower Tax Jurisdiction on interest including the completion of any necessary procedural formalities.

“Other Treaty State” means a jurisdiction having a double taxation agreement (an “Other Treaty”) in force with the relevant Borrower Tax Jurisdiction which makes provision for full exemption from Tax imposed by that jurisdiction on interest.

“Protected Party” means a Finance Party which is or will be subject to a liability or required to make a payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)	an Austrian Qualifying Lender;

(b)	a Dutch Qualifying Lender;

(c)	a German Qaulifying Lender;

(d)	a US Qualifying Lender; or

(e)	a Lender which:

(i)	is:

(A)	beneficially entitled to interest payable by the relevant Other State Borrower to that Lender in respect of an advance under a Finance Document; and

(B)

able to receive such interest payments in respect of the Facility from the relevant Other State Borrower without a Tax Deduction imposed by the relevant Borrower Tax Jurisdiction by virtue of the fact that no such Tax Deduction is required under the laws of the relevant Borrower Tax Jurisdiction; or

(ii)	is an Other Treaty Lender,

(any such Lender falling within paragraph (e)(i) or (e)(ii) of this definition being an “Other Qualifying Lender”).

“Tax Credit” means a credit against, refund of, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 20.2 (Tax Gross Up) or a payment under Clause 20.3 (Tax Indemnity).

“Treaty Lender” means an Austrian Treaty Lender, a Dutch Treaty Lender, a German Treaty Lender, a US Treaty Lender or an Other Treaty Lender, as relevant.

“US Borrower” means a Borrower that is organised, incorporated or formed under the laws of the United States or any state, commonwealth or territory thereof (including the District of Columbia).

“US Obligor” means each Obligor incorporated, organised or formed under the laws of the United States of America, any State thereof or the District of Columbia.

“US Person” means any person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code, as amended, and includes an entity disregarded as being an entity separate from its owner for US federal income tax purposes if such owner is a “United States person”.

“US Qualifying Lender” means, in respect of a payment by or in respect of the US Borrower:

(a)	a Lender that is a US Person;

(b)

a Lender that for US federal income tax purposes conducts a trade or business in the United States with which that Lender’s participation in the Loan is effectively connected (and if required by an applicable US Treaty is attributable to a permanent establishment or fixed place of business in the United States);

(c)

a Lender that (i) is not a bank within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (ii) is not a 10-percent shareholder of the US Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, and (iii) is not a controlled foreign corporation related to the US Borrower as described in section 881(c)(3)(C) of the Internal Revenue Code; or

(d)	a US Treaty Lender,

in each case, able to receive such payments in respect of the Facility from the relevant Borrower without a Tax Deduction imposed by the United States.

“US Treaty Lender” means a Lender which:

(a)	is treated as a resident of a US Treaty State for the purposes of the relevant US Treaty;

(b)	does not carry on a business in the United States through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)

fulfils any other conditions which must be fulfilled under the relevant US Treaty for residents of the relevant US Treaty State to obtain full exemption from Tax imposed by the United States on interest, including the completion of any necessary procedural formalities.

“US Tax Form” means, as applicable:

(a)	an IRS Form W-8BEN or W-8BEN-E, as applicable, that either:

(i)	includes a claim for an exemption from or reduction of US withholding tax under an applicable income tax treaty, with Part II of such W-8BEN (or Part III of such W-8BEN-E, as applicable) completed; or

(ii)	if such claim for exemption is based on the “portfolio interest exemption” is accompanied by a certificate representing that such Lender is not:

(A)	a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code;

(B)	a “10 percent shareholder” of the relevant Obligor within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code;

(C)	a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code; or

(D)	conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(b)	IRS Form W-8ECI;

(c)	IRS Form W-8EXP;

(d)	IRS Form W-9; or

(e)	any other form establishing an exemption from withholding of US federal income tax on payments to that person under this Agreement,

which, in each case, may be provided under cover of, if required to establish such an exemption, an IRS Form W-8IMY and the certificate described in paragraph (a)(ii) above in respect of its beneficial owners, if applicable.

“US Treaty State” means a jurisdiction having a double taxation agreement (a “US Treaty”) with the United States which makes provision for full exemption from tax imposed by the United States on interest.

“Withholding Agent” means any Obligor and the Agent.

Unless a contrary indication appears, in this Clause 20 a reference to “determines” or “determined” means a determination made in the discretion of the person making the determination acting reasonably and in good faith.

20.2	Tax Gross Up

(a)	All payments shall be made by each Obligor under each Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Obligors’ Agent shall promptly upon becoming aware that an Obligor (or the Agent on behalf of a US Borrower) must make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) notify the Agent accordingly. Similarly, a Lender, Guarantee Facility Issuing Bank or Issuing Bank shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender, Guarantee Facility Issuing Bank or Issuing Bank. If the Agent receives such notification from a Lender, Guarantee Facility Issuing Bank or Issuing Bank it shall notify the Obligors’ Agent and that Obligor.

(c)

Subject to the limitations and exclusions herein, if a Tax Deduction is required by law to be made by an Obligor (or the Agent on behalf of a US Borrower), the amount of the payment due from that Obligor shall be increased to an amount which, after any Tax Deductions, leaves an amount equal to the payment which would have been due had no Tax Deduction been required.

(d)

A payment under a Finance Document by an Austrian Obligor shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Austria, if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been an Austrian Qualifying Lender, but on that date that Lender is not or has ceased to be an Austrian Qualifying Lender other than solely as a result of any Change of Law; or

(ii)

the relevant Lender is an Austrian Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (l) below.

(e)

A payment under a Finance Document by a US Obligor shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United States, if on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a US Qualifying Lender, but on that date that Lender is not or has ceased to be a US Qualifying Lender other than solely as a result of any Change of Law.

(f)	On or prior to the date on which:

(i)

a Lender, Guarantee Facility Issuing Bank or an Issuing Bank in respect of any Commitment available for Utilisation by a US Borrower (including any potential Additional Borrower which has not yet become a Party as a Borrower); or

(ii)	the Agent or any replacement Agent, in respect of any Commitment available for Utilisation by a US Borrower (including any potential Additional Borrower which has not yet become a Party as a Borrower)

becomes a party to this Agreement (and from time to time thereafter (A) upon the request of the Obligors’ Agent, any US Borrower or the Agent or (B) on or before the expiration, obsolescence or invalidity of any previously delivered US Tax Form), such Finance Party shall provide to the Obligors’ Agent, each such Borrower and the Agent, properly completed copies of each applicable US Tax Form, provided that no Finance Party shall be required to submit any US Tax Form if that Finance Party is not legally entitled to do so.

(g)

A payment under a Finance Document by a Dutch Obligor shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the Netherlands, if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Dutch Qualifying Lender, but on that date that Lender is not or has ceased to be a Dutch Qualifying Lender other than solely as a result of any Change of Law; or

(ii)

the relevant Lender is a Dutch Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (l) below.

(h)

A payment by a German Borrower or by a Guarantor in respect of an amount due from a German Borrower shall not be increased under paragraph (c) above by reason of a Tax Deduction imposed by Germany if, on the date the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a German Qualifying Lender, but on that date that Lender is not or has ceased to be a German Qualifying Lender, other than as a result of any Change of Law provided that the exclusion in paragraph (iii) of the definition of Change of Law shall only apply to the extent that the Tax Deduction would not have arisen but for the Lender or its Affiliates being a ‘shell company’ for the purposes of ATAD III (as published on 22 December 2021);

(ii)

the relevant Lender is a German Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without a Tax Deduction had that Lender complied with its obligations under paragraph (l) below; or

(iii)	the Tax Deduction was required because the relevant Lender is a Non-Cooperative Jurisdiction Resident Party.

(i)

A payment by an Other State Borrower or by a Guarantor in respect of an amount due from such Other State Borrower shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by that Borrower Tax Jurisdiction, if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been an Other Qualifying Lender, but on that date that Lender is not or has ceased to be an Other Qualifying Lender other than solely as a result of any Change of Law; or

(ii)

the relevant Lender is an Other Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (l) below.

(j)

If an Obligor or Withholding Agent (as the case may be) is required by law to make a Tax Deduction it shall make the Tax Deduction and any payment required in connection with that Tax Deduction in the time allowed by law and minimum amount required by law.

(k)

Within 30 days after making either a Tax Deduction or a payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Agent for the relevant Finance Party evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been made to the relevant Tax authority.

(l)

A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(m)	If:

(i)

a Tax Deduction should have been made (or should have been made at a higher rate) in respect of a payment made by an Obligor to a Lender, Guarantee Facility Issuing Bank, an Issuing Bank or the Agent under a Finance Document; and

(ii)	either:

(A)

the relevant Obligor was unaware, and could not reasonably be expected to have been aware, that such Tax Deduction was required and as a result did not make the Tax Deduction or made a Tax Deduction at a reduced rate; or

(B)

in reliance on the notifications and confirmation provided pursuant to Clause 20.5 (Lender Status Confirmation), the relevant Obligor did not make such Tax Deduction or made a Tax Deduction at a reduced rate; or

(C)	any Finance Party has not complied with its obligation under paragraph (b) above and as a result the relevant Obligor did not make the Tax Deduction or made a Tax Deduction at a reduced rate; and

(iii)

the applicable Obligor would not have been required to make an increased payment under paragraph (c) above in respect of such Tax Deduction or would have been required to make an increased payment under paragraph (c) above in respect of such Tax Deduction at a reduced rate because, based on circumstances existing at the time such Tax Deduction was required to be made, one of the exclusions in this Clause 20.2 would have applied, then the Lender that received the payment in respect of which the Tax Deduction should have been made or made at a higher rate undertakes to promptly, upon a valid request by that Obligor, reimburse that Obligor for the amount of the Tax Deduction that should have been made (but, for the avoidance of doubt, not any penalty or interest payable or incurred in connection with any failure to pay or any delay in paying any of the same), without duplication of any amounts that such Lender has paid directly to any tax authority on account of such Tax Deduction. This paragraph shall not be construed to require any Lender to make available its Tax returns to any other person.

(n)

A Lender shall notify the Company and the Agent reasonably promptly if it becomes aware that it is, or has become a Non-Cooperative Jurisdiction Resident Party. Upon the reasonable request of the Company, each Lender shall, within ten (10) Business Days, (i) notify the Company in which jurisdiction the relevant Lender is tax resident and in which jurisdiction the Facility Office is located for tax purposes, and (ii) provide to the Company with the documentation and information reasonably requested. If a Party fails to notify or to supply documentation or other information (in each case as requested under the second sentence of this paragraph (n)), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is a Non-Cooperative Jurisdiction Resident Party until such time as the Party in question provides the requested notification, documentation and other information.

20.3	Tax Indemnity

(a)

The Company shall, within five (5) Business Days of demand by the Agent, pay (or procure there is paid) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the laws of the jurisdiction (or any political subdivision thereof) in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes;

(B)

under the laws of the jurisdiction (or any political subdivision thereof) in which that Finance Party’s Facility Office or other permanent establishment is located in respect of amounts received or receivable in that jurisdiction;

(C)	under the law of the Netherlands to the extent levied on the basis of article 17a, paragraph c or any replacement of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party or if that Tax is considered a franchise Tax (imposed in lieu of net income Tax) or a branch profits or similar Tax; or

(ii)	if and to the extent that a loss, liability or cost:

(A)	is compensated for by an increased payment pursuant to Clause 20.2 (Tax Gross Up);

(B)	would have been so compensated but was not so compensated solely because any of the exclusions in paragraphs (d), (e), (f), (g) or (h) (inclusive) of Clause 20.2 (Tax Gross Up) applied;

(C)	relates to a FATCA Deduction required to be made by a Party;

(D)

is compensated for by Clause 20.6 (Stamp taxes) or Clause 20.7 (VAT) (or would have been so compensated for under that Clause but was not so compensated solely because any of the exceptions set out therein applied); or

(E)

(for the avoidance of doubt) is suffered or incurred in respect of any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy (e.g., Stabilitätsabgabe according to the Austrian Banking Tax Act (Stabilitätsabgabegesetz))).

(c)

A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent will notify the Obligors’ Agent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 20.3, notify the Agent.

20.4	Tax Credits

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party and/or an Affiliate of that Finance Party has obtained and utilised that Tax Credit,

that Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it, or its Affiliate (as the case may be), (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

20.5	Lender Status Confirmation

(a)

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, the Assignment Agreement, the Increase Confirmation or the Additional Facility Lender Accession Notice which it executes on becoming a Party for the benefit of the Agent which of the following categories it falls:

(i)	in respect of an Austrian Borrower:

(A)	not an Austrian Qualifying Lender;

(B)	an Austrian Qualifying Lender (other than an Austrian Treaty Lender); or

(C)	an Austrian Treaty Lender; and

(ii)	in respect of a US Borrower:

(A)	not a US Qualifying Lender;

(B)	a US Qualifying Lender (other than a US Treaty Lender); or

(C)	a US Treaty Lender; and

(iii)	in respect of a Dutch Borrower:

(A)	not a Dutch Qualifying Lender;

(B)	a Dutch Qualifying Lender (other than a Dutch Treaty Lender); or

(C)	a Dutch Treaty Lender; and

(iv)	in respect of a German Borrower:

(A)	not a German Qualifying Lender;

(B)	a German Qualifying Lender (other than a German Treaty Lender); or

(C)	a German Treaty Lender;

(v)	in respect of an Other State Borrower:

(A)	not an Other Qualifying Lender;

(B)	an Other Qualifying Lender (other than an Other Treaty Lender); or

(C)	an Other Treaty Lender.

(b)

Upon written request of the Obligors’ Agent to an Original Lender (such request to be given no later than 15 Business Days before the first interest payment date), that Original Lender shall indicate to the Obligors’ Agent and the Agent, before the first interest payment date, in which of the following categories it falls:

(i)	in respect of an Austrian Borrower:

(A)	not an Austrian Qualifying Lender;

(B)	an Austrian Qualifying Lender (other than an Austrian Treaty Lender); or

(C)	an Austrian Treaty Lender; and

(ii)	in respect of a US Borrower:

(A)	not a US Qualifying Lender;

(B)	a US Qualifying Lender (other than a US Treaty Lender); or

(C)	a US Treaty Lender; and

(iii)	in respect of a Dutch Borrower:

(A)	not a Dutch Qualifying Lender;

(B)	a Dutch Qualifying Lender (other than a Dutch Treaty Lender); or

(C)	a Dutch Treaty Lender; and

(iv)	in respect of a German Borrower:

(A)	not a German Qualifying Lender;

(B)	a German Qualifying Lender (other than a German Treaty Lender); or

(C)	a German Treaty Lender;

(v)	in respect of an Other State Borrower:

(A)	not an Other Qualifying Lender;

(B)	an Other Qualifying Lender (other than an Other Treaty Lender); or

(C)	an Other Treaty Lender.

(c)

If an Original Lender, a New Lender, an Increase Lender or an Additional Facility Lender fails to indicate its status in respect of a Borrower in accordance with paragraphs (a) or (b) above (as applicable) then such Original Lender, New Lender, Increase Lender or Additional Facility Lender shall be treated for the purposes of this Agreement (including by the relevant Obligor) as if it is not:

(i)	an Austrian Qualifying Lender (in the case of a failure to indicate its status under paragraph (a)(i) above or paragraph (b)(i) above);

(ii)	a US Qualifying Lender (in the case of a failure to indicate its status under paragraph (a)(ii) above or paragraph (b)(ii) above);

(iii)	a Dutch Qualifying Lender (in the case of a failure to indicate its status under (a)(iii) above or paragraph (b)(iii) above) or

(iv)	a German Qualifying Lender (in the case of a failure to indicate its status under paragraph (a)(iv) above or paragraph (b)(iv) above);

(v)	an Other Qualifying Lender (in the case of a failure to indicate its status under paragraph (a)(v) above or (b)(v) above),

until such time as it notifies the Agent and the Obligors’ Agent which category applies. For the avoidance of doubt, a Transfer Certificate, Assignment Agreement, Increase Confirmation or Additional Facility Lender Accession Notice shall not be invalidated by any failure of a Lender to comply with this Clause 20.5.

20.6	Stamp taxes

(a)

The Company shall pay (or procure payment) and, within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration, documentary and other similar transfer Taxes payable in respect of any Finance Document except:

(i)

any such Tax payable (A) in respect of an assignment, novation, transfer or sub-participation of a Loan (or part thereof) by that Finance Party, or (B) as a result of a wilful (vorsätzlich) or negligent (fahrlässig) violation by a Finance Party of its obligations under paragraph (b) below; or

(ii)

to the extent that such stamp duty, registration, documentary, excise, property transfer or other similar Tax becomes payable upon a voluntary registration made by any Party if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Party or obligations of any Party under a Finance Document.

(b)

The Parties hereto agree to treat the signed originals of this Agreement or notarised or certified copies or any signed document (including any Finance Document) constituting substitute documentation thereof (Ersatzbeurkundung, rechts-bezeugende Beurkundung oder Bezugnahme auf eine Schrift) within the meaning of the Austrian Stamp Duty Act (Gebührengesetz), including written confirmations or references thereto, or any written minutes recording the transactions contemplated by this Agreement and signed by a Party hereto or its representative (the “Stamp Duty Sensitive Documents”) as follows: no Party hereto shall (i) sign in or send to or otherwise bring into the territory of Austria any Stamp Duty Sensitive Document or (ii) send any fax communication or any e-mail communication carrying a “normal”, electronic or digital signature which refers to any Stamp Duty Sensitive Document or an e-mail communication to which an electronic copy (e.g. PDF or TIF) of any Stamp Duty Sensitive Document is attached from or to Austria unless (A) this does not cause any Party to become liable for the payment of stamp duty in Austria, (B) any other Party hereto challenges the authenticity (Echtheit) of any copy of any Stamp Duty Sensitive Document in any proceedings relating to a dispute before any court, arbitral body or governmental authority in Austria (for the purpose of this paragraph the “Proceedings”), (C) this is required to enforce the rights of such Party under a Finance Document or (D) the relevant Party is required by law, governmental body, court, authority or agency pursuant to any law or legal requirement (whether for the purposes of initiating, prosecuting, enforcing, preserving or executing any claim or remedy or enforcing any judgment or otherwise), to bring an original, notarised copy or certified copy of any Stamp Duty Sensitive Document into Austria, provided that (I) in such case that Party has, to the extent permitted by applicable law, timely notified the relevant other Parties in advance and given such other parties an adequate opportunity to remedy the situation, and (II) each Party agrees that in a Proceeding it (x) will not object to the introduction into evidence of a simple (uncertified) copy of the relevant Stamp Duty Sensitive Document or raise a defense to any action or to the exercise of any remedy for the reason of an original or certified copy of the relevant Stamp Duty Sensitive Document not having been introduced into evidence, unless such simple (uncertified) copy actually introduced into evidence does not accurately reflect the content of the original document and (y) will not challenge the authenticity (Echtheit) of a simple (uncertified) copy of the relevant Stamp Duty Sensitive Document in any Proceedings, unless such simple (uncertified) copy does not accurately reflect the content of the original document.

20.7	VAT

(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies and accordingly, subject to paragraph (b) below if VAT is or becomes chargeable on any supply or supplies made by any Finance Party to any Party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that Party shall pay to such Finance Party (in addition to and at the same time as paying any other consideration for that supply or supplies) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall reimburse or indemnify (as the case may be) such Finance Party against any VAT incurred by that Finance Party in respect of the costs or expenses, to the extent that the Finance Party reasonably determines that neither it nor any group of which it is a member for VAT purposes is entitled to credit or receive repayment in respect of the VAT from the relevant tax authority.

(d)

Any reference in this Clause 20.7 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated a making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union)) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be). Any reference in this Clause 20.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time.

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

20.8	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Obligors’ Agent and the Agent and the Agent shall notify the other Finance Parties.

20.9	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

20.10	Agent Documentation

The Agent and any successor Agent that is not a US Person shall deliver, on or prior to the date that it becomes a party to this Agreement, to the Obligors’ Agent and each US Obligor, two (2) duly completed original copies of IRS Form W-8IMY (or successor form) certifying that it is either:

(a)

a “qualified intermediary” and that it assumes primary withholding responsibility under Chapters 3 and 4 of the Internal Revenue Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others; or

(b)	a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States,

and that it is using such form as evidence of its agreement with any US Obligor to be treated as a US Person with respect to such payments (and such US Obligor and the Agent agree to so treat the Agent as a US Person with respect to such payments as contemplated by US Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)), with the effect that such US Obligor can make payments to the Agent without deduction or withholding of any Taxes imposed by the United States.

21	INCREASED COSTS

21.1	Increased costs

(a)

Subject to Clause 21.3 (Exceptions), the Company shall, within five (5) Business Days of a demand by the Agent, pay (or procure payment) for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)

the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or treaty after the date of this Agreement (or, if later, and unless at such time the Majority Lenders are making a claim pursuant to this Clause 21.1, the date it became a Party);

(ii)

compliance with any law or regulation or treaty made after the date of this Agreement (or, if later, and unless at such time the Majority Lenders are making a claim pursuant to this Clause 21.1, the date it became a Party); or

(iii)

the implementation or application of, or compliance with, Basel III or CRD IV (each as defined in paragraph (c) of Clause 21.3 (Exceptions)) or any law or regulation that implements or applies Basel III or CRD IV.

(b)	In this Agreement:

“Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment or providing an Additional Facility Notice or funding or performing its obligations under any Finance Document, Letter of Credit or Bank Guarantee.

21.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 21.1 (Increased costs) shall notify the Agent and the Obligors’ Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Obligors’ Agent.

(b)

Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and the calculation of the Increased Cost) confirming the amount of its Increased Costs, a copy of which shall be provided to the Obligors’ Agent.

21.3	Exceptions

(a)	Clause 21.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)

compensated for by Clause 20.2 (Tax Gross Up) or would have been compensated for under Clause 20.2 (Tax Gross Up) but was not so compensated solely because of any of the exclusions in paragraphs (d), (e), (g) or (h) (inclusive) of Clause 20.2 (Tax Gross Up) applied;

(iv)

compensated for by Clause 20.3 (Tax Indemnity) or would have been compensated for under Clause 20.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 20.3 (Tax Indemnity) applied;

(v)

compensated for by Clause 20.6 (Stamp taxes) or Clause 20.7 (VAT) (or would have been so compensated for under that Clause but was not so compensated solely because any of the exceptions set out in the relevant Clause applied);

(vi)	(for the avoidance of doubt) suffered or incurred in respect of any Bank Levy (or any payment attributable to, or any liability arising as a consequence of, a Bank Levy);

(vii)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment to Basel II arising out of Basel III (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates)) but excluding any Increased Cost attributable to Basel III or any other law or regulation which implements Basel III (in each case, unless a Finance Party was or reasonably should have been aware of that Increased Cost on the date on which it became an Finance Party under this Agreement);

(viii)	attributable to the breach by the Finance Party making such claim of any law, regulation or treaty or the terms of any Finance Document;

(ix)

attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Finance Party (or any Affiliate of it) making such claim by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it; or

(x)	not notified to the Agent or the Obligors’ Agent in accordance with paragraph (a) of Clause 21.2 (Increased cost claims) above.

(b)	In this Clause 21.3 reference to a Tax Deduction has the same meaning given to the term in Clause 20.1 (Tax Definitions).

(c)	In this Agreement:

“Basel III” means:

(i)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework or more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated;

(ii)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

“CRD IV” means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(ii)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

22	OTHER INDEMNITIES

22.1	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five (5) Business Days of receipt of a demand, indemnify the Mandated Lead Arrangers and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person (acting reasonably and in good faith) at the time of its receipt of that Sum, provided that if the amount produced or payable as a result of the conversion is greater than the relevant Sum due, the relevant Finance Party will, unless a Declared Default has occurred and is continuing, refund any such excess amount to the relevant Obligor.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

22.2	Other indemnities

(a)

The Company shall (or shall procure that an Obligor will subject to the applicable Guarantee Limitations), within five (5) Business Days of receipt of a demand (which demand shall be accompanied by reasonable calculations or details of the amount demanded) indemnify the Mandated Lead Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including, any cost, loss or liability arising as a result of Clause 36 (Sharing among the Finance Parties);

(iii)

funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower (or the Obligors’ Agent) in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)

issuing or making arrangements to issue a Bank Guarantee requested by the Obligors’ Agent or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence or wilful misconduct by that Finance Party alone);

(v)

issuing or making arrangements to issue a Letter of Credit requested by the Obligors’ Agent or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence or wilful misconduct by that Finance Party alone); or

(vi)	any prepayment payable by any Borrower under the Finance Documents not being paid after irrevocable notice of such prepayment has been made to the Agent.

(b)

The Company shall promptly on demand indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each an “Indemnified Person”), against any cost, loss, liability or expense (limited, in the case of legal fees and expenses, to one counsel to such Indemnified Persons taken as a whole and in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons similarly situated, taken as a whole (and if reasonably necessary one local counsel in any relevant jurisdiction)) incurred by that Indemnified Person in connection with or arising out of litigation, arbitration, administrative proceedings or regulatory enquiry commenced or threatened relating to the Acquisition, or the funding of the Acquisition, except to the extent such cost, loss, liability or expense resulted (x) directly from fraud, the gross negligence or wilful misconduct of that Indemnified Person or results from such Indemnified Person breaching a term of, or not complying with, any of its obligations under the Finance Documents or any confidentiality undertaking given by the Indemnified Person or (y) from or relates to any disputes solely among the Indemnified Persons and not arising out of any act or omission by any member of the Group.

(c)	If any event occurs in respect of which indemnification may be sought from the Company, the relevant Indemnified Person shall only be indemnified if it:

(i)	notifies the Company in writing within a reasonable time after the relevant Indemnified Person becomes aware of such event;

(ii)	consult with the Company fully and promptly with respect to the conduct of the relevant claim, action or proceeding;

(iii)

conducts such claim, action or proceeding properly and diligently (based on advice from its legal counsel, to the extent permitted by law and without being under any obligation to disclose any information which it is not lawfully permitted to disclose); and

(iv)	does not settle any such claim, action or proceeding without the Company’s prior written consent (such consent not to be unreasonably withheld or delayed).

(d)	Notwithstanding any other provision in this Agreement, each Indemnified Person shall be entitled to rely on the indemnities contained in this Clause 22.2 as if it were a party to this Agreement.

(e)

Neither (x) any Indemnified Person, nor (y) the Initial Investors, the Investors, the Company (nor, in each case, any of their respective Subsidiaries or Affiliates) shall be liable for any indirect, special, punitive or consequential losses or damages in connection with its activities related to the Facilities or the Finance Documents.

22.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any third party cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)

investigating any event which it reasonably believes is an Event of Default, provided that if after doing so it is established that the event or matter is not a Default or an Event of Default, such cost, loss or liability of investigation shall be for the account of the Lenders;

(b)

instructing lawyers, accountants, tax advisers, surveyors or other professional advisors or experts as permitted under this Agreement provided that prior to giving such instructions a cap is agreed between the Agent and the Obligors’ Agent (such approval not to be unreasonably withheld); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

22.4	Cost Details

(a)

Notwithstanding any other term of this Agreement or the other Finance Documents, no Obligor shall be required to pay any amount under any Finance Document (including any costs, indemnities or expenses) unless:

(i)

it has first been provided with reasonable details of the circumstances giving rise to such payment and of the calculation of the relevant amount (including where applicable, details of hours worked, rates and individuals involved); and

(ii)	it has received satisfactory evidence (acting reasonably) that such amounts (including any costs, indemnities and expenses) have been properly incurred,

provided that paragraph (i) above shall not apply to any fees and expenses payable to the Agent and/or the Security Agent pursuant to Clause 19.5 (Agent and Security Agent fees) or Clause 24.3 (Enforcement and preservation costs).

(b)	The Agent and the Security Agent shall provide documentary evidence of any fees, costs and expenses or other amounts, where applicable.

23	MITIGATION BY THE LENDERS

23.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Obligors’ Agent, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 13.1 (Illegality) (or, in respect of the Issuing Bank or Guarantee Facility Issuing Bank, Clause 13.2 (Illegality in relation to Issuing Bank or Guarantee Facility Issuing Bank)), Clause 20 (Taxes) or Clause 21 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or changing Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Obligors’ Agent or any Obligor under the Finance Documents.

23.2	Limitation of liability

(a)

The Company shall (or shall procure that an Obligor will) promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 23.1 (Mitigation).

(b)

A Finance Party is not obliged to take any steps under Clause 23.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it in any material respect.

24	COSTS AND EXPENSES

24.1	Transaction expenses

The Company shall promptly after receipt of the corresponding invoice pay (or procure payment to) the Agent, the Mandated Lead Arrangers, Guarantee Facility Issuing Bank, the Issuing Bank and the Security Agent (and, in the case of the Security Agent, any Receiver or Delegate) the amount of all reasonable third party out of pocket costs and expenses (including legal fees and notarial costs (subject to agreed caps, if any)) properly and reasonably incurred by any of them (evidence of which shall be provided to the Company) in relation to the Acquisition, the Finance Documents and the arrangement, negotiation, preparation, printing, execution and syndication and perfection of the Facilities and any other Finance Documents referred to in this Agreement up to a maximum amount (if any) agreed (including in respect of legal fees).

24.2	Amendment costs

If (a) an Obligor requests an amendment, waiver, release or consent, or (b) an amendment or other step or action is required pursuant to Clause 2.2 (Additional Facilities), Clause 2.3 (Increase) or Clause 37.10 (Change of currency), the Company shall (or shall procure that a member of the Group will), promptly on demand, reimburse each of the Agent and the Security Agent for the amount of all third party costs and expenses (including legal fees and notarial costs) properly and reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) (in each case, subject to agreed caps (if any)) in responding to, evaluating, negotiating or complying with that request or requirement.

24.3	Enforcement and preservation costs

The Company shall, within 10 Business Days of demand, pay (or procure payment) to each Mandated Lead Arranger and each other Secured Party the amount of all costs and expenses (including to, legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

24.4	Transfer costs and expenses

Subject to Clause 20.6 (Stamp taxes), notwithstanding any other term of this Agreement or the other Finance Documents, if a Finance Party assigns or transfers any of its rights, benefits or obligations under the Finance Documents or enters into any sub-participation, no member of the Group shall be required to pay any fees, costs, expenses or other amounts relating to, or arising in connection with, that assignment, transfer or sub-participation (including any transfer Taxes and any amounts (including notarial costs) relating to the registration, perfection or amendment of the Transaction Security during or after the date of this Agreement).

25	GUARANTEES AND INDEMNITY

25.1	Guarantee and indemnity

(a)

Each Guarantor (other than a Guarantor incorporated under the laws of Austria, or established in Austria (an “Austrian Guarantor”)) irrevocably and unconditionally jointly and severally and at all times subject to the Guarantee Limitations:

(i)	guarantees to each Finance Party punctual performance by each Obligor of all of that Obligor’s obligations under the Finance Documents;

(ii)

undertakes with each Finance Party that whenever another Obligor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.

(b)	Each Austrian Guarantor:

(i)

guarantees to each Finance Party by way of an abstract guarantee (abstraktes Garantieversprechen) within the meaning of section 880a second half sentence of the Austrian Civil Code (“ABGB”) to pay on first demand (auf erstes Anfordern) without any defence, objection, set-off, or counterclaim and without insisting on a verification of the legal ground (unter Verzicht auf alle Einreden oder Einwendungen, ohne Aufrechnung oder die Geltendmachung von Gegenforderungen und ohne Prüfung des Rechtsgrunds) any amount when due as if it were the principal obligor; and

(ii)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this paragraph.

The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 25 if the amount claimed had been recoverable on the basis of a guarantee.

25.2	Continuing Guarantee

This guarantee is independent and separate from the primary obligations of the Obligors (nicht akzessorisch) and a continuing guarantee and will extend to the ultimate balance of sums payable by an Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part

25.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 25 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

25.4	Waiver of defences

Subject to the Guarantee Limitations, the obligations of each Guarantor under this Clause 25 will not be affected (umfassender Einwendungsverzicht) by an act, omission, matter or thing which, but for this Clause 25, would reduce, release or prejudice any of its obligations under this Clause 25 (whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

25.5	Guarantor Intent

(a)

Without prejudice to the generality of Clause 25.4 (Waiver of defences) but subject to the Guarantee Limitations each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing Existing Target Debt; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

(b)

For the purposes of Austrian law, notwithstanding anything to the contrary herein or in any other of the Finance Documents, and for the avoidance of doubt, this Guarantee is meant to be and shall be interpreted as an “abstract guarantee” (abstrakter Garantievertrag) pursuant to § 880a second half sentence of the ABGB and the obligations of the Guarantors hereunder shall, subject only to the guarantee limitations set out in Clause 25.11 (Guarantee Limitations: General) and Clause 25.12 (Austrian Guarantee Limitations), be obligations of the Guarantors as principal debtors and not as sureties (Bürgen) and not as a joint obligation as a debtor (Mitschuldner) and the Guarantors undertake to pay the amounts so demanded under or pursuant to this Guarantee unconditionally, irrevocably, upon first demand and without raising any defences or objections, set-off or counterclaim and without verification of the legal ground (unbedingt, unwiderruflich, auf erste Aufforderung und unter Verzicht auf alle Einwendungen oder Einreden, ohne Aufrechnung oder die Geltendmachung von Gegenforderungen und ohne Prüfung des Rechtsgrunds).

25.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 25. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

25.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)

in respect of any amounts received or recovered by any Finance Party after a claim pursuant to this guarantee in respect of any sum due and payable by any Obligor under this Agreement place such amounts in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until such moneys are sufficient in aggregate to discharge in full all amounts then due and payable under the Finance Documents.

25.8	Deferral of Guarantors’ rights

(a)

Until all amounts which may be or become payable the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 25:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)

other than where the Finance Party has acted fraudulently or with wilful misconduct, to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 25.1 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party,

in each case, unless the exercise of any such rights is necessary or advisable to avoid any risk of personal or criminal liability for any current or former managing director of that Guarantor.

(b)

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall, other than to the extent such Guarantor is permitted to retain such benefit, payment or distribution in accordance with the Intercreditor Agreement, hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for, or if the concept of trust is not recognised in the jurisdiction of incorporation of that Guarantor, for the benefit of, (to the extent it is able to do so in accordance with any law applicable to it) the Finance Parties and shall promptly pay or transfer the same, but subject to the Guarantee Limitations, to the Agent or as the Agent may direct for application in accordance with Clause 37 (Payment Mechanics).

25.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor or any of its Holding Companies then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

25.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

25.11	Guarantee Limitations: General

(a)	Without limiting any specific exemptions set out below:

(i)

no Guarantor’s obligations and liabilities under this Clause 25 and under any other guarantee or indemnity provision in a Finance Document (the “Guarantee Obligations”) will extend to include any obligation or liability; and

(ii)	no Transaction Security granted by a Guarantor will secure any Guarantee Obligation,

if to the extent doing so would constitute unlawful financial assistance (notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in respect of the acquisition of shares in itself or its Holding Company or a member of the Group under the laws of its jurisdiction of incorporation.

(b)

If, notwithstanding paragraph (a) above, the giving of the guarantee in respect of the Guarantee Obligations or Transaction Security would constitute unlawful financial assistance, then, to the extent necessary to give effect to paragraph (a) above (and only to the extent legally effective in the relevant jurisdiction), the obligations under the Finance Documents will be deemed to have been split into two (2) tranches; Tranche 1 comprising those obligations which can be secured by the Guarantee Obligations or Transaction Security without breaching or contravening relevant financial assistance laws and Tranche 2 comprising the remainder of the obligations under the Finance Documents. The Tranche 2 obligations will be excluded from the relevant Guarantee Obligations.

25.12	Guarantee Limitations: Austria

(a)

The obligations (Verpflichtungen) and liabilities (Haftungen) of an Austrian Guarantor under or in connection with the Finance Documents shall at all times be limited so that at no time the assumption of an obligation and/or liability under any Finance Document would violate or contradict Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) pursuant to Austrian company law, in particular, without limitation, § 52 of the Austrian Act on Joint Stock Companies (Aktiengesetz – AktG) (and for the avoidance of doubt including § 66a AktG), § 82 of the of the Austrian Act on Limited Liabilities Companies (Gesetz über Gesellschaft mit beschränkter Haftung) or any analogous application thereof (the “Austrian Capital Maintenance Rules”).

(b)

If and to the extent the obligations (Verpflichtungen) and liabilities (Haftungen) of an Austrian Guarantor under any Finance Document would not be permitted under Austrian Capital Maintenance Rules, then such obligations (Verpflichtungen) and liabilities (Haftungen) shall be limited in accordance with Austrian Capital Maintenance Rules. In the event that any such obligation or liability of an Austrian Guarantor infringes or contradicts Austrian Capital Maintenance Rules, such obligation or liability shall be deemed to be replaced by an obligation of a similar nature which is in compliance with Austrian Capital Maintenance Rules and the payment obligations shall be limited to the maximum amount permitted to be paid in accordance with Austrian Capital Maintenance Rules. According to the Parties’ current understanding of the Austrian Capital Maintenance Rules, the amount payable shall, except to the extent prohibited by § 66a AktG, not be less than:

(i)

an Austrian Guarantor’s balance sheet profit (including retained earnings) (Bilanzgewinn) as defined in § 224 (3) lit A no. IV of the Austrian Commercial Code (Unternehmensgesetzbuch – UGB) as calculated by reference to the most recent (audited, if applicable, and approved (festgestellt)) financial statements of that Austrian Guarantor to the extent available for distribution in accordance with the respective articles of association and applicable law at the relevant point in time in accordance with Austrian law, plus

(ii)

any other amounts which are freely available or can be converted into amounts freely available for distribution to the shareholder(s) under the AktG (as the case may be) and the UGB (such as, for instance, unrestricted reserves (freie Rücklagen)) at the time or times payment under or pursuant to this Guarantee is requested from an Austrian Guarantor to the extent these have been made available for distribution by passing the necessary corporate resolutions and taking other steps required by law for distribution at the relevant point in time in accordance with Austrian law, plus

(iii)

to the extent applicable, the equivalent of a Loan (plus any accrued interest, commission and fees thereon) borrowed by Austrian Bidco. US Bidco or any other Borrower under this Agreement and made available to (or for the benefit of) an Austrian Guarantor and/or its Subsidiaries to the extent repayable by that Austrian Guarantor or its Subsidiaries to that Borrower, plus

(iv)

the amount of any indebtedness capable of being discharged by way of setting-off an Austrian Guarantor’s recourse claim against another Obligor following payment by it under this Guarantee against any indebtedness owed by that Austrian Guarantor to that other Obligor to the extent such set-off is enforceable and is permitted under the Finance Documents at the time of payment under this Guarantee.

(c)

If and to the extent the assumption or enforcement of any payment obligation or liability by an Austrian Guarantor under any other Finance Document results in a risk to any officer of that Austrian Guarantor of civil liability or criminal responsibility because of a violation of Austrian Capital Maintenance Rules, the amount then payable in respect of such obligation or liability shall be reduced to the maximum amount then permissible to be paid without triggering such risk.

(d)

Whereas the Parties acknowledge that the limitations set out in this Clause 25.12 (Guarantee Limitations: Austria) may reduce any payment permissible at a given time by an Austrian Guarantor under this Guarantee even to zero (0), no reduction of an amount enforceable hereunder pursuant to these limitations will prejudice the rights of any Finance Party to continue enforcing its rights under this Guarantee until full satisfaction of that Austrian Guarantor’s obligations.

25.13	Guarantee Limitations: United States of America

(a)

Notwithstanding anything to the contrary contained in this Agreement or in any other Finance Document, the maximum liability of each US Obligor (as defined in Clause 20.1 (Tax Definitions)) under the Finance Documents (its “Maximum Liability”) shall in no event exceed an amount equal to the greatest amount that would not render such US Obligor’s obligations under the Finance Documents to be held or determined to be set aside, avoided, annulled, void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors under any action or proceeding involving state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganisation, fraudulent transfer law or other law affecting the rights of creditors generally (including, by rendering such US Obligor insolvent, leaving such US Obligor with unreasonably small capital or assets or leaving such US Obligor unable to pay its debts as they become due, in each case, within the meaning of the US Bankruptcy Code, the Uniform Fraudulent Transfer Act, the Uniform Fraud Conveyance Act or any other applicable US federal or state fraudulent transfer law ((the “Applicable US Laws”), as applicable), in each case subject to applicable law and after giving effect to:

(i)

all other liabilities of such US Obligor, contingent or otherwise, that are relevant under the Applicable US Laws or any other applicable US state fraudulent transfer or conveyance law (specifically excluding, however, any liabilities of such US Obligor in respect of intercompany indebtedness to any borrower (under any Finance Document) to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such US Obligor hereunder) but before taking into account any liabilities under any other guarantee by such US Obligor; and

(ii)

the value of assets of such US Obligor (as determined under the applicable provisions of such fraudulent transfer law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such US Obligor pursuant to applicable law or any other agreement providing for an equitable allocation among such US Obligor and the other Obligors in respect of obligations arising under this Agreement or other guarantees of such obligations by such parties.

(b)

Notwithstanding any other provision of this Agreement to the contrary, the amount of any US Obligor’s liability shall, without any further action by such US Obligor or any other person, be automatically limited and reduced to such US Obligor’s Maximum Liability.

(c)

Without prejudice to any of the other provisions of this Agreement or any other Finance Document, each party agrees that, in the event any payment or distribution is made on any date by a US Obligor hereunder, each such US Obligor shall be entitled to be indemnified by each other Obligor in an amount equal to such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the contributing Obligor and the denominator shall be the aggregate net worth of all Obligors.

(d)

Notwithstanding any other provision of this Agreement to the contrary, no loan or other obligation of any member of the Group that is a US Person (as defined in Clause 20.1 (Tax Definitions)) under this Agreement or any other Finance Document may be, directly or indirectly:

(i)

guaranteed by a “controlled foreign corporation” (as defined in Section 957(a) of the Internal Revenue Code) that is owned (within the meaning of Section 958(a) of the Internal Revenue Code) directly or indirectly by a member of the Group that is a “United States shareholder” (as defined in Section 951(b) of the Internal Revenue Code) (a “CFC”) or by an entity substantially all the assets of which consist of equity interests (or equity interests and indebtedness) of one or more CFCs (a “FSHCO”), or guaranteed by a subsidiary of a CFC or FSHCO;

(ii)	secured or otherwise supported by any assets of a CFC, FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO);

(iii)	secured by a pledge or other security interest in excess of 65% of the voting equity interests (and 100% of the non-voting equity interests) of a CFC or FSHCO; or

(iv)

guaranteed by any subsidiary or secured by a pledge of or security interest in any subsidiary or other asset, if it would result in material adverse US tax consequences to a member of the Group as reasonably determined by the Borrowers and the Obligors’ Agent in consultation with the Agent.

(e)	The guarantee described in this Clause 25 with respect to each US Obligor is a guarantee of payment and not of collection.

(f)	For the purposes of paragraph (a) above:

“US Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as it has been, or may be, amended, from time to time.

25.14	Guarantee Limitations: Germany

(a)	Definitions

In this Clause 25.14:

“AG” means (i) a stock corporation (Aktiengesellschaft, AG) incorporated under German law and/or (ii) a limited partnership (Kommanditgesellschaft) with a stock corporation (Aktiengesellschaft, AG) as general partner (Komplementär).

“AG Guarantor” means any Guarantor which is an AG, any SE Guarantor and any KGaA Guarantor.

“AktG” means the German Stock Corporation Act (Aktiengesetz, AktG).

“Auditors” means any firm of independent accountants appointed by the Company as its auditors from time to time.

“Auditor’s Determination” means the determination pursuant to paragraph (c)(iv) below. “BGB” means the German Civil Code (Bürgerliches Gesetzbuch, BGB).

“DPLA” means a domination and/or profit and loss pooling agreement (Beherrschungs-und/oder Gewinnabführungsvertrag) as defined in § 291 (1) AktG.

“EU Guarantor” means any limited liability company (or limited partnership with a limited liability company as its general partner) incorporated in a jurisdiction other than Germany whose centre of main interest (as that term is used in Article 3(1) of Regulation (EU) No. 2015/848 of 20 May 2015 on insolvency proceedings) is in Germany.

“German Guarantor” means any AG Guarantor, any GmbH Guarantor and any EU Guarantor.

“GmbH” means (i) a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) incorporated under German law and/or (ii) a limited partnership (Kommanditgesellschaft) with a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) as general partner (Komplementär).

“GmbH Capital Impairment” means the GmbH Net Assets of a GmbH Guarantor falling below the amount (Entstehung einer Unterbilanz) required to maintain that GmbH Guarantor’s registered share capital (Stammkapital) or an increase of an existing shortage (Vertiefung einer Unterbilanz) of its registered share capital (Stammkapital) and thereby violating §§ 30, 31 GmbHG (including by way of any decrease of the GmbH Net Assets as a consequence of the existence, discharge or enforcement of any Limited Upstream Obligation against any subsidiary of a GmbH Guarantor).

“GmbH Guarantor” means a Guarantor which is a GmbH.

“GmbH Net Assets” means the net assets (Reinvermögen) of a GmbH Guarantor calculated in accordance with § 42 GmbHG, §§ 242, 264 HGB and the generally accepted accounting principles applicable (Grundsätze ordnungsgemäßer Buchführung) from time to time in Germany as adjusted pursuant to paragraph (c)(iv) below.

“GmbHG” means the German Limited Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG).

“HGB” means the German Commercial Code (Handelsgesetzbuch, HGB)

“KGaA” means a Guarantor which is a partnership limited by shares (Kommanditgesellschaft auf Aktien, KGaA).

“KGaA Guarantor” means a Guarantor which is a KGaA.

“Limited Obligation” means any guarantee and any other liability, indemnity or other payment obligation under this Clause 23.13 or any other provision of the Finance Documents.

“Limited Upstream Obligation” means any Limited Obligation if and to the extent such Limited Obligation secures or relates to liabilities which are owed by direct or indirect shareholders of the relevant Guarantor (upstream) or Subsidiaries of such shareholders (such Subsidiaries not to include the relevant Guarantor and the Subsidiaries of that relevant Guarantor) (cross-stream).

“Liquidity Impairment” means a German Guarantor being deprived of the liquidity necessary to fulfil its liabilities towards its creditors and thereby violating § 15b (5) InsO, § 278 (3) AktG and/or Art. 5 SE Regulation (as applicable to the relevant German Guarantor).

“Management Notification” means the notification pursuant to paragraph (c)(iii) below.

“SE” means a European company (Europäische Gesellschaft, SE) incorporated under German law.

“SE Guarantor” means a Guarantor which is (i) an SE and/or (ii) a limited partnership (Kommanditgesellschaft) with a SE as general partner (Komplementär).

“SE Regulation” means Council Regulation (EC) No 2157/2001 of 8 October 2001 on the Statute for a European company (SE).

(b)	AG Guarantee Limitation Language

(i)

Save as set out otherwise in this paragraph (b), the Finance Parties shall not enforce, and any AG Guarantor shall have a defence (Einrede) against any Limited Upstream Obligation of such AG Guarantor or of any Guarantor that is a subsidiary of such AG Guarantor.

(ii)

Any Limited Upstream Obligation granted by such AG Guarantor or by any Subsidiary of that AG Guarantor shall be enforceable (vollstreckbar) if at the time of enforcement of the Limited Upstream Obligation a DPLA (either directly or indirectly through an unbroken chain of domination and/or profit transfer agreements) exists between the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation as dominating company (herrschendes Unternehmen) and the relevant AG Guarantor as a dominated company (beherrschtes Unternehmen), provided that:

(A)	the AG Guarantor is a Subsidiary of the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation; or

(B)

the AG Guarantor and the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation are both Subsidiaries of a joint (direct or indirect) parent company with such parent company as dominating entity (herrschendes Unternehmen),

(C)

in each case unless the mere existence of such a DPLA does not lead to the inapplicability of § 57 (1) and § 71a AktG (in connection with § 278 (3) AktG and/or Art. 5 SE Regulation, as applicable) as explicitly confirmed with reasons (and not, for example, as an obiter dictum) by the Federal Court of Justice (Bundesgerichtshof) in a third party case; and the loss compensation claim (Verlustausgleichsanspruch) of the AG Guarantor under such a DPLA would not be, or cannot be expected to be, fully valuable and recoverable (vollwertig) in the balance sheet of the AG Guarantor.

(iii)

Any Limited Upstream Obligation granted by such AG Guarantor or by any Subsidiary of that AG Guarantor shall be enforceable (vollstreckbar) if and to the extent such Limited Upstream Obligation is covered (gedeckt) by a fully valuable and recoverable consideration or recourse claim (vollwertiger Gegenleistungs-oder Rückgewähranspruch) of the AG Guarantor against the affiliate whose obligations are secured by the relevant Limited Upstream Obligation and would therefore not lead to a violation of § 57 (1) AktG (in connection with § 278 (3) AktG and/or Art. 5 SE Regulation, as applicable), in each case unless it would lead to a violation of § 71a AktG.

(iv)	Any Limited Upstream Obligation granted by such AG Guarantor or by any Subsidiary of that AG Guarantor shall be enforceable (vollstreckbar) if and to the extent:

(A)	an amount utilised under this Agreement is applied for the repayment, prepayment or other refinancing of any financial indebtedness of such AG Guarantor or Subsidiary of such AG Guarantor; and

(B)	such exception does not lead to a violation of § 57 (1) or § 71a AktG (in connection with § 278 (3) AktG and/or Art. 5 SE Regulation, as applicable).

(c)	GmbH Guarantee Limitation Language

(i)

Save as set out in this paragraph (c), the Finance Parties shall not enforce, and any GmbH Guarantor (and/or relevant subsidiary of a GmbH Guarantor) shall have a defence (Einrede) against, any Limited Upstream Obligation if and to the extent a discharge (Erfüllung) or enforcement (Vollstreckung) in respect of a Limited Upstream Obligation would cause a GmbH Capital Impairment to occur.

(ii)	The restrictions in paragraph (i) above shall not apply:

(A)	if and to the extent the Limited Upstream Obligation of the GmbH Guarantor secures any indebtedness under any Finance Document in respect of:

(1)	loans to the extent such loans are (directly or indirectly) on-lent or otherwise passed on to the relevant GmbH Guarantor or its Subsidiaries; or

(2)	bank guarantees or letters of credit that are issued for the benefit of any of the creditors of the GmbH Guarantor or the GmbH Guarantor’s Subsidiaries,

in each case, to the extent that any such on-lending or otherwise passing on or bank guarantees or letters of credit are still outstanding at the time of the enforcement of the relevant Limited Upstream Obligation; for the avoidance of doubt, nothing in this paragraph (ii) shall have the effect that such on-lent amounts may be enforced multiple times (no double dip);

(B)

if, at the time of enforcement of the Limited Upstream Obligation, a DPLA (either directly or indirectly through an unbroken chain of domination and/or profit transfer agreements) exists between the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation as dominating company (herrschendes Unternehmen) and the relevant GmbH Guarantor as a dominated company (beherrschtes Unternehmen), provided that:

(1)	the GmbH Guarantor is a Subsidiary of the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation; or

(2)

the GmbH Guarantor and the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation are both Subsidiaries of a joint (direct or indirect) parent company with such parent company as dominating entity (herrschendes Unternehmen), in each case unless the mere existence of such DPLA does not lead to the inapplicability of § 30 (1) sentence 1 GmbHG;

(C)

if and to the extent any payment under the Limited Upstream Obligation is covered (gedeckt) by a fully valuable and recoverable consideration or recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) of the GmbH Guarantor against the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation; or

(D)

if the relevant GmbH Guarantor has not complied with its obligations pursuant to paragraphs (iii) and/or (iv) (as applicable) below; however, if and to the extent that the relevant Limited Upstream Obligation has been enforced without regard to the restrictions contained in this paragraph (c) because the Management Notification and/or the Auditor’s Determination has not (or not in a timely manner) been delivered pursuant to paragraphs and/or (iv) (as applicable) below, but the Auditor’s Determination has then been delivered within four (4) months from its due date in accordance with paragraph (iv) below, the Finance Parties shall upon demand of the GmbH Guarantor to the Agent repay any amount received from the GmbH Guarantor which pursuant to the Auditor’s Determination would not have been available for enforcement, if the Auditor’s Determination had been delivered in a timely manner.

(iii)

If the relevant GmbH Guarantor does not notify the Agent within fifteen (15) Business Days after the making of a demand against that German GmbH Guarantor under the relevant Limited Upstream Obligation:

(A)	to what extent such Limited Upstream Obligation is an upstream or cross-stream guarantee or indemnity; and

(B)

to what extent a GmbH Capital Impairment would occur as a result of an enforcement of the Limited Upstream Obligation (setting out in reasonable detail the amount of its GmbH Net Assets, providing an up-to- date pro forma balance sheet), then the restrictions set out in paragraph (i) above shall cease to apply until a Management Notification has been provided.

(iv)

if the Agent disagrees with the Management Notification, it may within twenty (20) Business Days of its receipt, request the relevant GmbH Guarantor to provide to the Agent within forty-five (45) Business Days of receipt of such request a determination by the Auditors or any other auditors of international standard and reputation appointed by the GmbH Guarantor (at its own cost and expense) setting out in reasonable detail the amount in which the payment under the Limited Upstream Obligation would cause a GmbH Capital Impairment subject to the terms set out under this paragraph (c). Save for manifest errors, the Auditor’s Determination shall be binding on all parties.

(v)

If, after it has been provided with an Auditor’s Determination which prevented it from demanding any or only partial payment under the Limited Upstream Obligation, the Agent ascertains in good faith that the financial conditions of the GmbH Guarantor as set out in the Auditor’s Determination has substantially improved, the Agent (acting reasonably) may, at the GmbH Guarantor’s cost and expense, arrange for the preparation of an updated balance sheet of the GmbH Guarantor by applying the same principles that were used for the preparation of the Auditor’s Determination by the auditors who prepared the Auditor’s Determination in order for such Auditors to determine whether (and, if so, to what extent) the Capital Impairment has been cured as result of the improvement of the financial condition of the GmbH Guarantor. The Agent may not arrange for the preparation of an Auditor’s Determination prior to the expiry of three (3) months from the date of the issuance of the preceding Auditor’s Determination. The Agent may only demand payment under the Limited Upstream Obligation to the extent the Auditors determine that the Capital Impairment have been cured.

(vi)	The GmbH Net Assets shall be adjusted as follows:

(A)

the amount of any increase in the registered share capital of the relevant GmbH Guarantor which was carried out after the relevant GmbH Guarantor became a Party and made from retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) shall be deducted from the amount of the registered share capital (Stammkapital) of the relevant GmbH Guarantor if it is expressly prohibited under the Finance Documents and has been carried out without the prior written consent of the Agent;

(B)	the amount of non-distributable assets according to § 253 (6) HGB shall not be included in the calculation of GmbH Net Assets;

(C)	the amount of non-distributable assets according to § 268 (8) HGB shall not be included in the calculation of GmbH Net Assets;

(D)	the amount of non-distributable assets according to § 272 (5) HGB shall not be included in the calculation of GmbH Net Assets; and

(E)	loans or other liabilities incurred by the relevant GmbH Guarantor in wilful or grossly negligent violation of the Finance Documents shall not be taken into account as liabilities.

(vii)

Where a GmbH Guarantor claims in accordance with the provisions of this paragraph (c) that the Guarantee can only be enforced in a limited amount, it shall realise, to the extent lawful and within reasonable opinion commercially justifiable, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets and are not necessary for the relevant German GmbH Guarantor’s business (nicht betriebsnotwendig).

(d)	Liquidity Impairment Limitation Language

(i)

Save as set out in this paragraph (d), the Finance Parties shall not enforce, and any German Guarantor shall have a defence (Einrede) against, any Limited Upstream Obligation if and to the extent a payment and/or enforcement in respect of a Limited Upstream Obligation would cause a Liquidity Impairment for such German Guarantor.

(ii)

Paragraphs (c)(c)(iii), (c)(c)(iv), (c)(c)(v) and (c)(c)(vii) above (including the repayment contemplated in paragraph (c)(c)(ii)(D) above) shall apply mutatis mutandis to the restriction in paragraph (i) above, provided that the relevant German Guarantor shall use best efforts to realise to the extent lawful any and all of its assets that are not necessary for the relevant German Guarantor’s business (nicht betriebsnotwendig) (irrespective of whether it is commercially justifiable).

(e)

Where the provisions of this Clause 25.14 apply to a limited partnership (Kommanditgesellschaft), all references to the assets of a German Guarantor shall mutatis mutandis include a reference to the assets of the general partner (Komplementär) of such limited partnership (Kommanditgesellschaft).

(f)

In addition to the restrictions set out in paragraphs (b) through (e) above, if a German Guarantor demonstrates that, according to the decisions of the German Federal Supreme Court (Bundesgerichtshof) or a higher regional court of appeals (Oberlandesgericht), the payment under and/or enforcement of any Limited Upstream Obligation against such German Guarantor would result in personal liability of its managing director(s) (Geschäftsführer) or director(s) (Vorstände) for a reimbursement of payments made under any Limited Upstream Obligation (including pursuant to § 43 GmbHG, § 93 AktG and/or § 826 BGB), the German Guarantor shall have a defence (Einrede) against the Limited Upstream Obligation to the extent required in order not to incur such liability.

(g)

The restrictions set out in this Clause 25.14 do not affect the rights of the Finance Parties to claim any outstanding amount again at a later point in time if and to the extent the restrictions set out in this Clause 25.14 would allow such claim at that later point in time.

(h)

For the avoidance of doubt, the validity and enforceability of any Limited Upstream Obligation granted by a German Guarantor or of any subsidiary of a German Guarantor in respect of any borrowing liabilities which are owed by German Guarantor or any of its subsidiaries shall not be limited under this Clause 25.14.

(i)

Nothing in this Clause 25.14 shall prevent the Agent or a German Guarantor from claiming in court that payments under and/or an enforcement of the Limited Upstream Obligations do or do not fall within the scope of §§ 30, 31, 43 GmbHG, §§ 57, 71a, 93, 278 (3) AktG, § 15b (5) InsO, Art. 5 SE Regulation and/or § 826 BGB (as applicable) or that the limitations set out in this Clause 25.14 are not required to avoid any violation of these laws or liability issues for any managing director or board director.

(j)	Nothing in this Clause 25.14 shall constitute a waiver (Verzicht) of any right granted under this Agreement or any other Finance Document to the Agent or any Finance Party or vice versa.

(k)	Notwithstanding anything to the contrary in this Agreement, this Clause 25.14 and any rights and/or obligations arising out of it shall be governed by, and construed in accordance with, German law.

25.15	Additional Guarantee Limitations

The guarantee of any Additional Guarantor is subject to any limitations relating to that Additional Guarantor on the amount guaranteed or to the extent of the recourse of the beneficiaries of the guarantee which is set out in the Accession Deed applicable to such Additional Guarantor (which may include any amendment to the terms of any limitations set out in this Clause 25) and agreed with the Agent (acting reasonably in accordance with the Agreed Security Principles).

26	REPRESENTATIONS AND WARRANTIES

Each Obligor and, in the case of Clause 26.9 (Information Memorandum, Base Case Model and Reports) and Clause 26.10(a) (Financial statements), solely Austrian Bidco, and in the case of Clause 26.10 (Financial statements) (other than sub-paragprah (a)), solely the Company, represents and warrants to each of the Finance Parties (at the times specified in Clause 26.24 (Repetition)) that:

26.1	Status

(a)

It is duly incorporated (or, as the case may be, organised or established) and validly existing under the laws of its jurisdiction of its incorporation (or, as the case may be, organisation or establishment).

(b)

It has the power to own its assets and carry on its business substantially as it is now being conducted, save to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

26.2	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements, its obligations under the Finance Documents to which it is a party are valid, legally binding and enforceable obligations, other than to the extent that this would not cause a Default under Clause 30.3 (Invalidity and Unlawfulness).

26.3	Non-conflict with other obligations

Subject to the Legal Reservations and the Perfection Requirements, the entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not contravene:

(a)	any law or regulation applicable to it in any material respect;

(b)	its constitutional documents in any material respect; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or their respective assets,

in each case, to an extent which would have a Material Adverse Effect.

26.4	Power and authority

It has the power to enter into and perform, and has taken all necessary action to authorise its entry into and performance of, each of the Finance Documents to which it is a party or will be a party and to carry out the transactions contemplated by those Finance Documents.

26.5	Validity and admissibility in evidence

Subject to the Legal Reservations and Perfection Requirements, all Authorisations required by it in order:

(a)	to enable it to enter into, exercise its rights and comply with its material obligations under the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected (or will have been at the date required) and are (or will be) in full force and effect, in each case to the extent that (other than any Authorisation required for entry into and performance of payment obligations under the Finance Documents) failure to have such Authorisations would have a Material Adverse Effect.

26.6	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents as expressed in such Finance Document will be recognised in its jurisdiction of incorporation.

(b)

Subject to the Legal Reservations and the Perfection Requirements, (i) any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation, and (ii) any judgment obtained in relation to a Transaction Security Document will be recognised and enforced in the jurisdiction of the governing law of that Transaction Security Document.

26.7	Filing and stamp taxes

Subject to the Perfection Requirements, under the laws of its Relevant Jurisdiction it is not necessary that any stamp, registration, notarial or similar Tax be paid on or in relation to any Finance Documents (other than for the notarisation, filing, registration, translation, execution, enforcement or recordation of any financing statements, mortgages, pledges, deeds of trust or other documentation to perfect the liens granted under the Transaction Security Documents and it being understood that this Clause 26.7 does not extend to assignments or transfers made pursuant to Clause 31 (Changes to the Lenders) or, as the case may be, to the enforcement of Transaction Security and, subject to the Perfection Requirements, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, and except for (i) any filing, recording or enrolling which is referred to in any Legal Opinion and which will be made within the period allowed by applicable law and the relevant Finance Document, and (ii) the registration with the Dutch tax authorities or the Royal Netherlands Notarial Organisation (Koninkliike Notariële Beroepsorganisatie) of Dutch deeds of pledge.

26.8	No Default

(a)	No Event of Default (or, when this representation is made on the date of this Agreement only, no Default) is continuing.

(b)

So far as the Company is aware, no event has occurred and is continuing which constitutes a default under any agreement to which it or any of its Restricted Subsidiaries is party and which has a Material Adverse Effect.

26.9	Information Memorandum, Base Case Model and Reports

(a)

Except as disclosed to the Agent or the Mandated Lead Arrangers in writing prior to the date on which Austrian Bidco approves the Information Memorandum, to the best of the knowledge, information and belief of Austrian Bidco:

(i)

all the material factual information (taken as a whole and excluding, for the avoidance of doubt, any legal or tax law analysis) relating to the assets, financial condition and operations of the Group contained in the Information Memorandum is true and accurate in all material respects at the date (if any) ascribed thereto in the Information Memorandum or (if none) at the date of the relevant component of the Information Memorandum;

(ii)	all expressions of opinion and/or intention in the Information Memorandum were based on reasonable grounds at the time of being made;

(iii)

the projections and forecasts contained in the Information Memorandum are based upon recent historical information and on the basis of assumptions believed to be reasonable by Austrian Bidco at the time of being made (provided that each Finance Party acknowledges that any projection and forecasts contained in the Information Memorandum are subject to significant uncertainties and contingencies and that no assurance can be given that such projections or forecasts will be realised); and

(iv)

as at the date of the approval by Austrian Bidco of the Information Memorandum, the Information Memorandum does not omit to disclose any matter where failure to disclose such matter would result in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum (taken as a whole) being misleading in any material respect in the context of the Acquisition taken as a whole in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b)

The forecasts and projections contained in the Base Case Model were prepared based on assumptions believed to be reasonable by Austrian Bidco at the time made (provided that each Finance Party acknowledges that any projection and forecasts contained in the Base Case Model are subject to significant uncertainties and contingencies and that no assurance can be given that such projections or forecasts will be realised).

(c)

To the best of the knowledge, information and belief of Austrian Bidco, all material factual information relating to the Target Group (taken as a whole) contained in the Reports is accurate in all material respects on the date of the relevant Report or (if different) as at the date ascribed thereto in such Report.

26.10	Financial statements

(a)

So far as Austrian Bidco is aware, the Original Financial Statements give a true and fair view of the financial position of the Target Group for the period to which they relate and were prepared in all material respects in accordance with the Accounting Principles consistently applied unless expressly disclosed in the Reports.

(b)	The Annual Financial Statements (together with the notes thereto) most recently delivered pursuant to paragraph (a)(i) of Clause 27.1 (Financial statements):

(i)

give a true and fair view of the consolidated financial position of the Group or the relevant Reporting Entity Group (as applicable) as at the date to which they were prepared and for the Financial Year then ended; and

(ii)	were, subject to Clause 27.4 (Agreed Accounting Principles), prepared on a basis consistent with the Accounting Principles consistently applied.

(c)	The Quarterly Financial Statements most recently delivered pursuant to paragraph (a)(ii) of Clause 27.1 (Financial statements):

(i)

fairly present in all material respects the financial position of the relevant Reporting Entity and its Restricted Subsidiaries as at the date to which they were prepared and for the Quarter Date to which they relate; and

(ii)	were, subject to Clause 27.4 (Agreed Accounting Principles), prepared on a basis consistent in all material respects with the Accounting Principles,

in each case (A) having regard to the fact they were prepared for management purposes and to the extent appropriate for Quarterly Financial Statements not subject to audit procedures; (B) subject to year-end adjustments; and (C) save as set out therein.

26.11	No litigation

(a)

No litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency which is reasonably likely to be adversely determined and which, if adversely determined, would have a Material Adverse Effect has been started or, to the best of its knowledge is threatened, or is pending against it or any member of the Group.

(b)	There are no labour disputes outstanding which would have a Material Adverse Effect.

26.12	Consents, Filings and Laws Applicable to Operations

(a)

All consents and filings have been obtained or effected which are necessary for the carrying on of the business and operations of the Group (taken as a whole) in all material respects substantially as it is being conducted and all such consents and filings are in full force and effect and there are no circumstances known to it which indicate that any such consents and filings are likely to be revoked or varied in whole or in part, save in each case to the extent that absence of any such consent or filing or variation of any such consent does not have a Material Adverse Effect.

(b)

It and each of its Restricted Subsidiaries is in compliance with all laws and regulations applicable to it in its jurisdiction of incorporation or jurisdictions in which it operates where non-compliance would have a Material Adverse Effect.

26.13	Environmental Laws

It, and each of its Restricted Subsidiaries, is in compliance with all Environmental Laws and has obtained the Environmental Permits necessary in connection with the ownership and operation of its business, in each case, where failure to do so would have a Material Adverse Effect.

26.14	Taxation

(a)

No material claims are being made or asserted against it or any of its Restricted Subsidiaries with respect to Taxes which have not been reflected in the most recent financial statements delivered to the Agent pursuant to Clause 27.1 (Financial statements) which are reasonably likely to be determined adversely to it or to such Restricted Subsidiary and which, if so adversely determined, and after taking into account any indemnity or claim against any third party with respect to such claim, would have a Material Adverse Effect.

(b)

It is not (and none of its Restricted Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Restricted Subsidiaries is) overdue in the payment of any material amount in respect of Tax (taking into account any extension or grace period) save, in each case, to an extent that would not have a Material Adverse Effect.

26.15	No Liens/Guarantees/Indebtedness

(a)	No Liens (or agreement to create the same) exist on or over its or any of its Restricted Subsidiaries’ assets except as permitted by the provisions of this Agreement.

(b)	Neither it nor any of its Restricted Subsidiaries has granted any guarantee in respect of Indebtedness except as permitted by the provisions of this Agreement.

(c)	Neither it nor any of its Restricted Subsidiaries has incurred any Indebtedness except as permitted by the provisions of this Agreement.

26.16	Pari passu ranking

Its payment obligations under each of the Finance Documents (except pursuant to a Notifiable Debt Purchase Transaction) rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application.

26.17	Ownership

(a)

It and each of its Restricted Subsidiaries has good, valid and marketable title to, or valid leases or licences of, or is otherwise entitled to use, all material assets necessary for the conduct of the business substantially as it is presently being conducted, where failure to do so would have a Material Adverse Effect.

(b)

Once acquired pursuant to the Acquisition, the Target Shares so acquired are or will be directly or indirectly beneficially owned by the Company, free from any claims, third party rights or competing interests other than as permitted by the Finance Documents and save for the registration of the transfer of the relevant Target Shares in the register of shareholders of each Target.

26.18	Acquisition Documents

As at 25 October 2018, the Acquisition Documents contain all the material terms and conditions of the Acquisition.

26.19	Intellectual Property

(a)

The Intellectual Property required in order to conduct the business of the Group in all material respects as it is being conducted is beneficially owned by or licensed to members of the Group free from any licences to third parties which are materially prejudicial to the use of that Intellectual Property, to the extent that failure to own or have such Intellectual Property licensed to it would have a Material Adverse Effect (such Intellectual Property, the “Material IP”).

(b)	The Material IP:

(i)	will not be adversely affected by the transactions contemplated by the Finance Documents to an extent which would have a Material Adverse Effect;

(ii)	has not lapsed or been cancelled where such event would have a Material Adverse Effect; and

(iii)

where subject to any right, permission to use or licence granted to or by any member of the Group, such agreement has not been breached or terminated by any member of the Group to the extent such breach or termination would have a Material Adverse Effect.

(c)

Each member of the Group conducting any part of the business of the Group for which any of the Material IP is used has taken all steps to protect and maintain all Material IP (including paying renewal fees), to the extent that failure to do so would have a Material Adverse Effect.

26.20	Group structure

To the best of the knowledge, information and belief of the Company, the factual information relating to the structure of the Group contained in the Group Structure Chart accurately records in all material respects the structure of the Group.

26.21	Pension Schemes

The pension schemes of each member of the Group are (taking into account any applicable insurance arrangements) funded to the extent required by law where failure to do so would have a Material Adverse Effect.

26.22	Anti-corruption law/Sanctions

(a)

It has conducted its businesses in compliance with applicable Anti-Corruption Laws and Sanctions and has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions.

(b)	Neither it nor any of its directors or officers is a Sanctioned Person.

(c)	No Loan, use of proceeds or other transaction contemplated by this Agreement will violate applicable Anti-Corruption Laws or applicable Sanctions.

(d)

Neither it, nor to its knowledge, any of its directors, officers, agents, employees or Affiliates is the target of Sanctions or is located or organised within a Sanctioned Country in violation of applicable Sanctions, provided that, for the purpose of this sub-paragraph (d), a person shall not be deemed to be the target of sanctions if transactions or dealings with such person are (i) not prohibited under applicable Sanctions or (ii) permitted under a licence, licence exemption or other authorisation of a Sanctions Authority.

(e)

This Clause 26.22 shall not be interpreted or applied in relation to it, any Holding Company, any other Obligor, any member of the Group or any Finance Party to the extent that the representations made pursuant to this Clause 26.22 would (i) violate or expose such person or any of its directors, officers, agents or employees to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) (including §7 of the German

Außenwirtschaftsverordnung (in connection with section 4 paragraph 1 no. 3 of the German Außenwirtschaftsgesetz)) or the United Kingdom that are applicable to such entity (including EU Regulation (EC) 2271/96) or (ii) prevent a member of the Group from engaging in business, transaction, activities or other conduct pursuant to a general or specific licence from OFAC, any licence or authorisation from HM Treasury, the European Union or any EU member state or any other registration, authorisation, permit, licence or exemption from any other applicable governmental authority.

(f)

In connection with any amendment, waiver, determination or direction relating to any part of this Clause 26.22 in relation to which a Finance Party is a Restricted Finance Party accordance with paragraph (e) above:

(i)	the Commitments of such Lender that is a Restricted Finance Party; and

(ii)	the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement:

shall be excluded for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve such amendment, waiver, determination or direction request for the relevant part of this Clause 26.22 in relation to which the relevant Finance Party is a Restricted Finance Party and its status as a Finance Party shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Finance Parties has been obtained to approve such amendment, waiver, determination or direction.

26.23	Insolvency

No corporate action, legal proceeding or other formal procedure or step described in paragraph (e) of Section 1 of Schedule 16 (Events of Default) has, in each case, subject to the thresholds and exceptions (and other provisions) set out in Clause 30 (Events of Default) or Schedule 16 (Events of Default), been taken against it or a Material Subsidiary, excluding any such actions, proceedings, steps or process which have been discharged, revoked or otherwise lapsed.

26.24	USA Patriot Act

To the extent applicable, each Obligor is in compliance, with the USA Patriot Act save where non-compliance would not reasonably be expected to have a Material Adverse Effect.

26.25	Investment Company Act; Federal Reserve Regulations

(a)	No US Obligor is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

(b)

No part of the proceeds of any Loan have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purposes that results in a violation of the provisions of Regulation U of the Board of Governors of the Federal Reserve System of the U.S., in each case, as from time to time in effect and including all official rulings and interpretations thereunder or thereof.

26.26	Repetition

(a)	The representations and warranties contemplated in this Clause 26 shall be made on the date of this Agreement and on the Closing Date except that:

(i)

the representations and warranties set out in Clause 26.9 (Information Memorandum, Base Case Model and Reports), to the extent relating to the Information Memorandum and the Reports, shall be made only, in the case of and in relation to each of the Information Memorandum and the Reports as applicable, on the later of 25 October 2018 and the date of approval and delivery in final form to the Mandated Lead Arrangers or the Agent (as the case may be) by Austrian Bidco, and not repeated thereafter;

(ii)

the representations and warranties set out in Clause 26.9 (Information Memorandum, Base Case Model and Reports) to the extent relating to the Base Case Model shall be made only on 25 October 2018 and not repeated thereafter;

(iii)	the representations and warranties set out in paragraph (a) of Clause 26.10 (Financial statements) shall be made only on 25 October 2018 and not repeated thereafter; and

(iv)

the representation and warranty set out in paragraph (b) of Clause 26.17 (Ownership) shall be made on each date on which Target Shares are acquired pursuant to the Acquisition Agreement and in respect of the Target Shares acquired on such date only.

(b)

The representations and warranties set out in Clauses 26.1 (Status) to Clause 26.6 (Governing law and enforcement), paragraph (a) of Clause 26.8 (No Default) and Clause 26.16 (Pari passu ranking) (such representations and warranties being the Repeating Representations) shall be deemed to be repeated by reference to the facts and circumstances existing on such date on each Utilisation Date, on the first day of each Interest Period (other than with respect to a Rollover Loan) and on the Extension Effective Date.

(c)	The Repeating Representations shall in addition be repeated in relation to the relevant Additional Obligor on each date on which it becomes an Obligor.

(d)

The representations and warranties set out in paragraphs (b) and (c) of Clause 26.10 (Financial statements) in respect of each set of financial statements delivered as contemplated by Clause 27.1 (Financial statements) shall only be made once in respect of each set of financial statements, on the date such financial statements are delivered.

(e)	Notwithstanding any other provisions to the contrary in this Clause 26:

(i)

the representations and warranties set out in this Clause 26 shall be qualified by all of the information included in the Reports (including any annexes to such Reports) and any other due diligence report delivered to the Agent from time to time (in each case including any annexes thereto) and the Acquisition Documents; and

(ii)

any representation or warranty made on or prior to the Closing Date in respect of matters relating to the Target Group (or any member thereof) shall be qualified by the actual knowledge and awareness of Austrian Bidco (which shall not include the knowledge and/or awareness of any of the Target Group or its management).

27	INFORMATION UNDERTAKINGS

The undertakings in this Clause 27 shall continue for so long as any sum remains payable or capable of becoming payable under the Finance Documents or any Commitment is in force. Each of the undertakings and obligations in this Clause 27 shall be subject to the provisions of Clause 27.7 (Restrictions).

27.1	Financial Statements

(a)	Following the Closing Date, the Company will deliver (or will procure that the relevant Obligor or Reporting Entity delivers) to the Agent for distribution to the Lenders the following:

(i)

within 150 days after the end of the Financial Year ending 31 December 2019 and within 120 days after the end of each subsequent Financial Year, the audited consolidated financial statements of, at the sole discretion of the Company, one of the Reporting Entities for that Financial Year (the “Annual Financial Statements”); and

(ii)

within 60 days (or in respect of the first complete Financial Quarter ending after the Closing Date, 75 days) after the end of each of the first three (3) complete Financial Quarters (or, in respect of the first complete Financial Year following the Closing Date only, each financial quarter in such Financial Year) in any Financial Year (commencing with the first complete Financial Quarter ending after the Closing Date), the consolidated management accounts for, at the sole discretion of the Company, one of the Reporting Entities for that Financial Quarter which, for the avoidance of doubt, may take the form of cumulative management accounts for the Financial Year to date (the “Quarterly Financial Statements”) provided that the first set of Quarterly Financial Statements required to be delivered shall be those relating to the first Financial Quarter ending after the Closing Date, provided that:

(A)

in the event any member of the Group makes an acquisition of any person after the Closing Date excluding the Acquisition (each such person, together with its Restricted Subsidiaries, being an “Acquired Entity”), for accounting periods any part of which fall on or prior to the date six (6) Months from the date of completion of such acquisition:

(1)

to the extent management accounts and/or financial statements are required to be delivered in relation to any such accounting period, separate management accounts or, as the case may be, financial statements may be delivered in respect of the Acquired Entity for that period (and in the event separate accounts or statements are delivered pursuant to this paragraph (1), any representation, statement or requirement in Clause 26.10 (Financial statements) or this Clause 25 referring to management accounts and/or financial statements of, or the consolidated financial position of, the Reporting Entity Group or the Group (or similar language) shall be construed as to be a reference to the Reporting Entity Group or the Group (as applicable) excluding the Acquired Entity);

(2)

any management accounts and financial statements delivered pursuant to paragraph (1) above may be in a form as customarily prepared by the Acquired Entity prior to the date of completion of such acquisition (and management accounts and financial statements delivered in such form shall satisfy the requirements of this Clause 25); and

(3)

for the purpose of calculating any financial ratio under this Agreement any management accounts and financial statements delivered pursuant to paragraph (1) above may be aggregated with the Quarterly Financial Statements or, as the case may be, the Annual Financial Statements for the relevant period (and appropriate adjustments made for any intra-Group transactions); and

(B)

in the event that any period specified in this Clause 27 for the Reporting Entity Group or the Group to deliver any financial statements, documents or other information expires on a day which is not a Business Day, that period shall be extended so as to expire on the next Business Day.

(b)	The Company shall ensure that each of the Financial Statements delivered to the Agent pursuant to this Agreement shall:

(i)

include a balance sheet, profit and loss account and full cashflow statement (including changes in cash) and a calculation of Consolidated Senior Secured Net Debt of the Reporting Entity Group or the Group (as applicable);

(ii)

fairly represent (subject to customary year-end adjustments) the financial condition of the Reporting Entity Group or the Group (as applicable) and its operations as at the date on which those financial statements or accounts were drawn up and, in the case of the Annual Financial Statements, shall be certified by the CEO or the CFO (or other authorised signatory) as giving a true and fair view of the financial condition of the Reporting Entity Group or the Group (as applicable); and

(iii)

if the Reporting Entity is not the Company, be accompanied by a statement signed by the CEO, CFO (or other authorised signatory) reconciling in sufficient detail the material differences between: (x) consolidating the results and operations of the relevant Reporting Entity Group and the relevant Reporting Entity in the relevant Financial Statements at the level of the Reporting Entity; and (y) consolidating the results and operations of the Group only at the level of the Company for the same period.

(c)

Where the Company is required to provide financial statements or other financial information pursuant to the definition of Applicable Test Date, sub-paragraphs (a)(i), (a)(ii), (b)(i) and (b)(ii) of Clause 29.11 (Guarantees and Security) or sub-paragraph (b)(ii) of Clause 33.4 (Resignation of an Obligor), the Company shall comply with the obligations under such provisions as applicable.

(d)

Notwithstanding anything to the contrary in this Clause 27 above, for purposes of this Clause 27 the Company shall be permitted to use financial statements of the Target Group with respect to periods commencing prior to the Closing Date and shall be permitted to provide Annual Financial Statements and Quarterly Financial Statements in the same format as the financial statements of the Target Group; provided that the Company also provides separate information (to the extent applicable) relating to the Company and, when making any calculation required under Schedule 15 (General Undertakings), includes the Indebtedness of the Company as applicable.

(e)

Promptly upon receipt, the Company shall provide the audited or unaudited consolidated management accounts of the Target Group for the fiscal year ending 31 December 2018 (but only to the extent the Company receives such financial statements and is permitted to distribute such financial statements and provided that (i) such financial statements shall not be required to be in form and substance satisfactory to the relevant Agent or the Mandated Lead Arrangers or be required to comply with any of the other provisions of this Clause 27, and (ii) the Company shall use commercially reasonable efforts to procure such financial statements).

27.2	Provision and contents of Compliance Certificates

(a)

In respect of any Relevant Period ending on or after the first complete Financial Quarter following the Closing Date but prior to the fourth complete Financial Quarter following the Closing Date the Obligors’ Agent shall deliver to the Agent with each set of Quarterly Financial Statements which relate to the applicable Relevant Period a Quarterly Compliance Certificate signed by the CEO or CFO (or another authorised signatory); which shall only be required to set out (in reasonable detail) computations as to the calculation of the Margin (and the Bank Guarantee Rate) as set out in the definition thereof in Clause 1.1 (Definitions) (and, with respect to the Bank Guarantee Rate, Clause 19.7 (Fees payable in respect of Bank Guarantees).

(b)

In respect of any Relevant Period ending on or after the fourth complete Financial Quarter following the Closing Date (or, at the election of the Obligors’ Agent, any Relevant Period ending on an earlier Quarter Date):

(i)

the Obligors’ Agent shall deliver to the Agent with each set of Quarterly Financial Statements which relate to the applicable Relevant Period a Quarterly Compliance Certificate signed by the CEO or CFO (or another authorised signatory); and

(ii)	such Quarterly Compliance Certificate shall:

(A)

only if the financial covenant contemplated in Clause 28 (Financial Covenant) is tested with respect to the Relevant Period ending on the last day of the relevant Financial Quarter, confirm whether or not as at the date of the relevant accounts the Group was in compliance with the financial covenant contemplated in Clause 28 (Financial Covenant) and set out (in reasonable detail) computations as to compliance with that financial covenant, provided that such confirmation and computations shall be solely for information purposes for Lenders which are not Lenders under a Financial Covenant Facility; and

(B)

set out (in reasonable detail) computations as to the calculation of the Margin (and the Bank Guarantee Fee) as set out in the definition of Margin (and, with respect to the Bank Guarantee Fee, Clause 19.7 (Fees payable in respect of Bank Guarantees)).

(c)

In respect of any Relevant Period ending on or after the fourth complete Financial Quarter following the Closing Date (or, at the election of the Obligors’ Agent, any Relevant Period ending on an earlier Quarter Date):

(i)

the Obligors’ Agent shall deliver to the Agent with the Annual Financial Statements which relate to the applicable Relevant Period an Annual Compliance Certificate signed by the CEO or CFO (or another authorised signatory); and

(ii)	such Annual Compliance Certificate shall:

(A)

only if the financial covenant contemplated in Clause 28 (Financial Covenant) is tested with respect to the Relevant Period ending on the last day of the relevant Financial Quarter, confirm whether or not as at the date of the relevant accounts the Group was in compliance with the financial covenant contemplated in Clause 28 (Financial Covenant) and set out (in reasonable detail) computations as to compliance with that financial covenant, provided that such confirmation and computations shall be solely for information purposes for Lenders which are not Lenders under a Financial Covenant Facility; and

(B)

set out (in reasonable detail) computations as to the calculation of the Margin (and the Bank Guarantee Fee) as set out in the definition of Margin (and, with respect to the Bank Guarantee Fee, Clause 19.7 (Fees payable in respect of Bank Guarantees));

(C)

set out the amount of Closing Overfunding used or otherwise designated (if any) during the relevant Financial Year, the purpose of the use or designation (if any) and the amount of the remaining Closing Overfunding;

(D)	only if Senior Secured Net Leverage Ratio for the applicable Relevant Period exceeds 3.50:1, set out the amount of Excess Cash Flow and Retained Excess Cash for the relevant Financial Year; and

(E)

confirm the Material Subsidiaries and compliance or lack of compliance with paragraph (a) of 29.11 (Guarantees and Security) (such certificate to contain reasonably detailed calculations demonstrating such matters).

27.3	Investigations and other information

(a)

Each Obligor will (and the Obligors’ Agent will ensure that each other member of the Group will) while an Event of Default is continuing under any of Clause 30.1 (Financial Covenant) or paragraphs (a), (b) or (e) of Section 1 of Schedule 16 (Events of Default), permit the Agent or other professional advisers engaged by the Agent (after consultation with the Obligors’ Agent as to the scope of the investigation and engagement) at the cost of the Company (but subject to prior notification to the Company; and where such costs are notified to be in aggregate greater than $500,000 then subject to the prior consent of the Company), and otherwise at the cost of the Finance Parties:

(i)

access (in the presence of a representative of the Obligors’ Agent) at all reasonable times and on reasonable notice to the books, accounts and records of each member of the Group to the extent the Agent or such professional adviser (each acting reasonably) considers such books, accounts or records to be relevant to the Event of Default which has occurred and to inspect and take copies of and extracts from such books, accounts and records; and

(ii)	during normal business hours and on reasonable notice to meet and discuss with senior management of the relevant Obligor or other member of the Group,

provided that (x) all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in this Agreement and (y) in the event that such investigations as are carried out under this Clause 27.3 do not reveal that an Event of Default referred to above has occurred, to the extent the Agent cannot evidence reasonable grounds for believing that an Event of Default was continuing, all costs incurred by the Agent and the Lenders in connection with the foregoing shall be for the account of the Lenders only, but otherwise shall be for the cost of the Company.

(b)

The Company will promptly upon receiving a request deliver to the Agent for distribution to the Lenders such information relating to the financial condition of the Group, as the Agent (acting on the instructions of the Majority Lenders) may from time to time reasonably request, provided that the Company will only be required to comply with this paragraph (b) to the extent such information is readily attainable by the Company.

27.4	Agreed Accounting Principles

(a)

The Obligors’ Agent shall procure that all the Financial Statements delivered or to be delivered to the Agent under this Agreement shall be prepared in all material respects in accordance with the Accounting Principles, and, if such Financial Statements are prepared on a materially different accounting basis to the Original Accounting Principles (including in the case of a change of Accounting Principles or accounting practices):

(i)	the Obligors’ Agent shall promptly so notify the Agent (unless the Agent has been notified of the relevant change in relation to a previous set of Financial Statements);

(ii)

if requested by the Agent following notification under paragraph (i) above, the Obligors’ Agent must promptly supply to the Agent a full description of the change notified under paragraph (i) above and a statement setting out the impact of such change on the calculations of any Applicable Metric, the financial covenant set out in Clause 28 (Financial Covenant) and/or definitions of any or all of the terms used therein, the amount of mandatory prepayments of Excess Cash Flow and the Margin ratchet and Bank Guarantee Rate ratchet (the “Reconciliation Statement”) signed by the CEO or CFO (or other authorised signatory);

(iii)

(unless otherwise specified by the Obligors’ Agent pursuant to a change in the Accounting Principles of the Group from GAAP to IFRS which results in the Financial Statements being prepared in accordance with GAAP rather than the Original Accounting Principles), the Obligors’ Agent and the Agent shall promptly after such notification enter into negotiations in good faith with a view to agreeing:

(A)

such amendments to the terms contemplated in Clause 28 (Financial Covenant) and/or the definitions of any or all of the terms used therein as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement; and

(B)

any other amendments to this Agreement which are necessary to ensure that the adoption by the Group of such different accounting basis does not result in any material alteration in the commercial effect of the obligations of any Obligor in the Finance Documents;

(iv)

if amendments satisfactory to the Majority Lenders (acting reasonably and in accordance with the provisions of this Clause 27.4) are agreed by the Obligors’ Agent and the Agent in writing within 30 days of such notification to the Agent, those amendments shall take effect and be binding on all Parties in accordance with the terms of that agreement and any change in the Accounting Principles, the accounting practices or the reference periods referred to shall, to the extent relevant, become part of the applicable Accounting Principles on that basis (subject to any further application of this paragraph (iv)); and

(v)

if such amendments are not so agreed within 30 days, such change shall be excluded for the purposes of the calculations of any Applicable Metric, the financial covenant set out in Clause 28 (Financial Covenant) and/or definitions of any or all of the terms used therein, the amount of mandatory prepayments of Excess Cash Flow and the Margin ratchet and Bank Guarantee Rate ratchet and the Obligors’ Agent shall promptly deliver to the Agent:

(A)

in reasonable detail and in a form satisfactory to the Agent (acting reasonably), details of all such adjustments as need to be made to the relevant financial statements in order to reflect the exclusion of the change from such calculations;

(B)

only to the extent the financial covenant is applicable with respect to the most recently ended Relevant Period, sufficient information, in form and substance as may be reasonably required by the Majority Guarantee and Revolving Facility Lenders to enable the Majority Guarantee and Revolving Facility Lenders to determine whether the financial covenant set out in Clause 28 (Financial Covenant) has been complied with including but not limited to a Reconciliation Statement to be delivered with each set of Financial Statements; and

(C)

together with the Compliance Certificate delivered with the Annual Financial Statements for that Financial Year, written confirmation from the Auditors (addressed to the Agent) confirming the basis for such changes and the calculations and adjustments provided by the Obligors’ Agent under paragraphs (A) and (B) above (subject to the Agent (or, as the case may be, each Finance Party) agreeing an engagement letter with the Auditors (and otherwise in such manner and on such conditions as the auditors specify) and entering into any required hold harmless, non-reliance or similar letter with the Auditors and only to the extent that firms of auditors of international repute have not adopted a general policy of not providing such confirmation).

(b)

No alteration may be made to the Accounting Reference Date of any Reporting Entity without the prior written consent of the Agent (acting solely on the instructions of the Majority Lenders) (in which event the Agent may require such changes to the financial covenant set out in Clause 28 (Financial Covenant) and/or definitions of any or all of the terms used therein, and any Financial Year based general baskets, exceptions and permissions and in relation to the amount and timing of mandatory prepayments of Excess Cash Flow, as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement as will fairly reflect such change), provided that the consent of the Agent (acting solely on the instructions of the Majority Lenders (acting reasonably and in accordance with the provisions of this Clause 27.4)) shall not be required to any such change where:

(i)	the Accounting Reference Date is changed as contemplated in the Tax Structure Memorandum or to another Quarter Date; or

(ii)	the Obligors’ Agent:

(A)

delivers to the Agent (solely for information purposes for Lenders which are not Lenders under a Financial Covenant Facility), in reasonable detail and in a form satisfactory to the Agent (acting solely on the instructions of the Majority Guarantee and Revolving Facility Lenders on the date of delivery of each set of Annual Financial Statements required to be delivered as contemplated by Clause 27 (Information Undertakings) but only to the extent the financial covenant is applicable with respect to the Relevant Period covered in such Annual Financial Statements, details of all such adjustments as need to be made to such financial statements to provide the information required to test compliance with the financial covenant set out in Clause 28 (Financial Covenant);

(B)

together with the Compliance Certificate delivered with the Annual Financial Statements for that Financial Year (solely for information purposes for Lenders which are not Lenders under a Financial Covenant Facility), provides written confirmation from the Auditors (addressed to the Agent) confirming the basis for such changes and the calculations and adjustments provided by the Obligors’ Agent under paragraph (A) above; and

(C)

enters into an agreement satisfactory to the Agent (acting on the instructions of the Majority Lenders (acting reasonably and in accordance with the provisions of this Clause 27.4)) with regard to the amount and timing of mandatory prepayments of Excess Cash Flow as contemplated in this Agreement and Financial Year based general baskets, exceptions and permissions, in each case which places the Lenders in no worse position as a result of such change than they would have been in if no change had taken place, provided further that the Company may not exercise this right to alter its Accounting Reference Date on more than four (4) occasions.

(c)

In the event that any period specified in Clause 27.1 (Financial statements) for the Reporting Entity Group or the Group to deliver any financial statements, documents or other information expires on a day which is not a Business Day, that period shall be extended so as to expire on the next Business Day.

27.5	Annual Conference Call

Once in every Financial Year at least two (2) executive directors of the Company (one of whom shall be the CFO) shall host a conference call with the Finance Parties, at a time and date agreed with the Agent (acting reasonably), about the financial performance of the Group.

27.6	“Know your customer” checks

(a)	If:

(i)

the introduction of or any change in (or the interpretation, administration or application of) any law or regulation made after the date of this Agreement (or, if later, the date upon which a person became a party to this Agreement);

(ii)

any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement (or, if later, the date upon which a person became a party to this Agreement); or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures, each Obligor shall promptly, upon the request of the Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender, provided that it has entered into a confidentiality undertaking as required by Clause 44 (Confidentiality)) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents in circumstances where the necessary information is not already available to it.

(b)

Each Lender shall promptly, upon the request of the Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks that it is required to carry out under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Obligors’ Agent shall, by not less than five (5) Business Days’ (or such shorter period as may be agreed with the Agent) prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that any person becomes an Additional Obligor pursuant to Clause 33 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in respect of that Additional Obligor in circumstances where the necessary information is not already available to it, the Obligors’ Agent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender (for itself or on behalf of any prospective New Lender), provided that it has entered into a confidentiality undertaking as required by Clause 44 (Confidentiality)) in order for the Agent, any Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks that it is required to carry out under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor pursuant to Clause 33 (Changes to the Obligors).

27.7	Public Reporting

Notwithstanding any other term of the Finance Documents (including this Clause 27), following the occurrence of any Listing, delivery to the Agent of a copy of each set of financial statements of the relevant IPO Entity which are delivered to public shareholders in that IPO Entity shall be deemed to satisfy all requirements of this Clause 27 (including as regards the form of and requirements in relation to financial statements and any accompanying information, statements and management commentary), this Agreement and the other Finance Documents such that no further documents, statements or information shall be required to be delivered pursuant to this Clause 27, this Agreement and the other Finance Documents provided that, where applicable, the Company shall still be required to comply with any obligation to:

(a)	deliver a Compliance Certificate pursuant to and in accordance with the provisions of Clause 27.2 (Provision and contents of Compliance Certificates); and

(b)	deliver any “know your customer” information pursuant to Clause 27.6 (“Know your customer” checks).

27.8	Restrictions

Notwithstanding any other term of the Finance Documents all reporting and other information requirements in the Finance Documents shall be subject to any confidentiality, regulatory or other restrictions relating to the supply of information concerning the Group or otherwise binding on any member of the Group and no Default or Event of Default shall arise as a result of a failure by a member of the Group to deliver such reporting or other information requirements, provided that such restrictions have not been entered into with a view to circumventing this requirement.

27.9	Delivery

Notwithstanding anything in this Agreement or the other Finance Documents to the contrary, any failure to comply with this covenant shall be automatically cured when the Company, Reporting Entity, any Target, IPO Entity or any direct or indirect Parent Entity of the Company, as the case may be, makes available all required reports to the Agent.

27.10	Notification of Defaults

The Company will, promptly after becoming aware of it, notify the Agent of the occurrence of any Default that is continuing (and the steps if any being taken to remedy it).

28	FINANCIAL COVENANT

28.1	Financial definitions

For the purposes of this Agreement:

“Acquisition Costs” means all fees, commissions, costs and expenses, stamp, registration and other Taxes incurred by any member of the Group in connection with the Acquisition or the negotiation, preparation, execution, notarisation and registration of the Transaction Documents together with all fees, commissions, costs and expenses incurred by the Group (including the Target Group) in connection with the Acquisition or the Transaction Documents (including for the avoidance of doubt, the payment of any make-whole costs and other costs in relation thereto, hedging costs in connection with any hedging entered into in relation to any financial indebtedness arising under a Secured Debt Document, all payments made to any Hedge Counterparty, and all fees, costs and expenses incurred, by any member of the Group (including the Target Group) in connection with the close-out or termination of any hedging arrangements in respect of which any member of the Group (including the Target Group) was a party (including in respect of interest rate, exchange rate and commodity price risk hedging)).

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount of the Indebtedness of members of the Group (on a consolidated basis) other than:

(a)	any Hedging Obligations;

(b)	the amount of any liability of pension related or post-employment liabilities or obligations of the Group;

(c)	in relation to the minority interests line in the balance sheet of any member of the Group;

(d)	any Indebtedness represented by shares (except for shares redeemable mandatorily or at the option of the holder prior to the final maturity date of the Facilities); and

(e)

all contingent liabilities under a guarantee, indemnity, bond, standby or documentary letter of credit or other similar instruments unless the underlying liability covered by such instrument has become due and payable and remains unpaid.

“Capitalised Lease Obligations” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Consolidated EBITDA” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Consolidated Financial Interest Expenses” means for any period (in each case, determined on the basis of the Accounting Principles), the consolidated net interest income/expense of the Group (and, to the extent provided pursuant to paragraph (a)(iv) below, any Parent Entity) related to Indebtedness:

(a)	including:

(i)	all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances;

(ii)	the interest component of Capitalised Lease Obligations;

(iii)	net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness; and

(iv)	any Indebtedness of any Parent Entity:

(A)	the proceeds of which are contributed to the Company pursuant to any Topco Proceeds Loan or any Equity Contribution or are otherwise made available to the Company;

(B)	which is guaranteed by any member of the Group; and

(C)

in respect of which dividends or distributions on the Company’s Capital Stock are permitted to be paid from cash of the Group pursuant to paragraph (a)(i)(C) of Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings); but

(b)	excluding:

(i)	any pension liability interest cost;

(ii)	amortisation of discount, debt issuance cost and premium, commissions, discounts and other fees and charges owed or paid with respect to financings or other liabilities;

(iii)	costs associated with any Hedging Obligations;

(iv)	any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition;

(v)

interest with respect to Indebtedness of any holding company of such person appearing upon the balance sheet of such person solely by reason of push-down accounting under the Accounting Principles (other than with respect to any Topco Proceeds Loan);

(vi)	any one-off cash payments, premia, fees, costs or expenses in connection with the purchase of a Hedging Obligation or which arises upon maturity, close out or termination of a Hedging Obligation;

(vii)	all one-off agency, arrangement, underwriting, upfront, original issue discount, amendment, consent or other front end, one off or similar non-recurring fees (and any amortisation thereof); and

(viii)	any withholding tax (or gross up obligation) on interest receivable, received payable or paid.

“Consolidated Net Income” has the meaning given to that term Schedule 17 (Certain New York Law Defined Terms).

“Consolidated Pro Forma EBITDA” means, for any Relevant Period, Consolidated EBITDA as adjusted in accordance with Clause 28.3 (Calculations) below.

“Consolidated Senior Secured Net Debt” means the principal amount of all Borrowings of the Group constituting Senior Secured Indebtedness, less the aggregate amount at that time of cash and Cash Equivalent Investments held by members of the Group.

“Equity Contribution” means:

(a)

any subscription for shares issued by, and any capital contributions (including by way of premium and/or contribution to the capital reserves) to, the Company (but excluding any such amounts funded from the proceeds of any Indebtedness of any Parent Entity (x) which is guaranteed by any member of the Group, and (y) in respect of which dividends or distributions on the Company’s Capital Stock are permitted to be paid from cash in the Group pursuant to paragraph (a)(i)(C) of Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings); and/or

(b)

any loans, notes, bonds or like instruments issued by or made to the Company (but excluding any Topco Proceeds Loan) which are subordinated to the Facilities as “Subordinated Liabilities” pursuant to the Intercreditor Agreement or otherwise on terms satisfactory to the Agent (acting reasonably).

“Excess Cash Flow” means, for any Relevant Period ending on or about the last day of the relevant Financial Year of the Company, an amount equal to the difference (if positive) between (a) and (b) where:

(a)	equals: the sum, without duplication, of (in each case, for Group on a consolidated basis):

(i)	Consolidated Net Income for such period;

(ii)

an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts to the extent excluded in arriving at such Consolidated Net Income;

(iii)

decreases in Working Capital for such period (except as a result of (A) the reclassification of items from short-term to long-term or vice versa or (B) any such decreases arising from acquisitions or disposals completed during such period or the application of purchase accounting);

(iv)

an amount equal to the aggregate net non-cash loss on disposals by the Group during such period (other than disposals in the ordinary course of trading) to the extent deducted in arriving at such Consolidated Net Income;

(v)	cash payments received in respect of hedging or derivative arrangements during such period to the extent not included in arriving at such Consolidated Net Income;

(vi)	increases in current and non-current deferred revenue to the extent deducted or not included in arriving at such Consolidated Net Income; and

(vii)	extraordinary gains; and

(b)	equals: the sum, without duplication, of:

(i)	an amount equal to the amount of all:

(A)	non-cash credits included in arriving at such Consolidated Net Income;

(B)	cash charges to the extent excluded in arriving at such Consolidated Net Income;

(C)

fees, expenses or charges related to the Transaction and discharging Existing Target Debt (including any fees, costs or expenses in connection with related due diligence activities) to the extent not deducted in arriving at such Consolidated Net Income and paid in cash during such period;

(D)	cash receipts to the extent applied (and which have been paid during such Financial Year) for any purpose permitted under this Agreement; and

(E)	an amount equal to all Acquisition Costs and Restructuring Costs;

(ii)

without duplication of amounts deducted pursuant to paragraph (xii) below in prior Financial Years, the amount of capital expenditures or acquisitions made in cash or accrued during such period, to the extent that such capital expenditures or acquisitions were not financed with any of the proceeds received from:

(A)	the incurrence of long-term Indebtedness (unless such Indebtedness has been repaid other than with the proceeds of long-term Indebtedness); or

(B)	an Equity Contribution;

(iii)

the aggregate amount of all principal payments of Indebtedness of the Group and any calls on letters of credit or bank guarantees issued in respect of the Group, and in respect of Consolidated Financial Interest Expenses including:

(A)	the principal component of payments in respect of Capitalised Lease Obligations;

(B)	the amount of any scheduled repayment of Facility B Loans and any other Term Loans; and

(C)

the amount of any mandatory prepayment, mandatory redemption, repurchase, defeasance or prepayment of any Permitted Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each case from the proceeds of any disposal that resulted in an increase to Consolidated Net Income (and has not otherwise been excluded under the definition thereof) and not in excess of the amount of such increase, but (x) excluding all prepayments of revolving loans made during such period if such Loans are available for immediate re-drawing and where such re-drawing would not result in the Test Condition being satisfied (other than in respect of any revolving facility to the extent there is an equivalent permanent reduction in commitments thereunder) and (y) prepayments of principal to the extent funded from the proceeds of long-term Indebtedness or an Equity Contribution;

(iv)

an amount equal to the aggregate net non-cash gain on disposals by the Group during such period (other than disposals in the ordinary course of trading) to the extent included in arriving at such Consolidated Net Income;

(v)

increases in Working Capital for such period (except as a result of (A) the reclassification of items from short-term to long-term or vice versa or (B) any such decreases arising from acquisitions or disposals completed during such period or the application of purchase accounting);

(vi)

cash payments by the Group during such period in respect of deferred purchase price and/or earn out obligations and long-term liabilities of the Group other than Indebtedness (including such Indebtedness specified in paragraph (iii) above);

(vii)

without duplication of amounts deducted pursuant to paragraph (xii) below in prior Financial Years, the amount of Investments made with cash or Cash Equivalent Investments and acquisitions made during such period to the extent that such Investments and acquisitions were not financed with any of the proceeds received from:

(A)	the incurrence of long-term Indebtedness; or

(B)	an Equity Contribution;

(viii)	the amount of Permitted Payments paid or declared during such period;

(ix)

an amount equal to the proceeds of any disposal received during such period and permitted to be reinvested, retained or required to be applied in prepayment in accordance with the provisions of this Agreement;

(x)

the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Group during such period that are required to be made in connection with any prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness;

(xi)	the aggregate amount of expenditures actually made by the Group in cash during such period (including expenditures for the payment of financing fees);

(xii)	without duplication of amounts deducted from Excess Cash Flow in other periods:

(A)

the aggregate consideration required to be paid in cash by any member of the Group pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”) entered into prior to or during such period; and

(B)	any planned cash expenditures by any member of the Group (the “Planned Expenditures”),

in the case of each of paragraphs (A) and (B) above, relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), capital expenditures, disposals or acquisitions to be consummated or made, or restructuring costs anticipated to be paid, during the period of four (4) consecutive Financial Quarters of the Group following the end of such period, provided that to the extent that the aggregate amount of cash actually utilised to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), capital expenditures, disposals, or acquisitions to be consummated or made or restructuring costs during such following period of four (4) consecutive Financial Quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four (4) consecutive Financial Quarters;

(xiii)	the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period or falling due;

(xiv)	cash expenditures made in respect of hedging or derivative arrangements during such period to the extent not deducted in arriving at such Consolidated Net Income;

(xv)	decreases in current and non-current deferred revenue to the extent included or not deducted in arriving at such Consolidated Net Income;

(xvi)	extraordinary one-off or one-time, non-recurring, exceptional or unusual losses;

(xvii)

any amount received by way of an Equity Contribution or (without double counting) the cash proceeds of any subscription (to the extent paid in cash) for common and/or preference shares of the Group from a person that is not a member of the Group by way of any capital contribution to the Group or any raising of funds by way of private placement of ordinary or preference share capital in each case to the extent otherwise included or not deducted in arriving at such Consolidated Net Income;

(xviii)	amounts claimed under loss of profit, business interruption or equivalent insurance in respect of such period not received in cash during such period;

(xix)

the amount of any loss of any member of the Group which is attributable to any third party (not being a member of the Group) which is a shareholder (or holder of a similar interest) in such member of the Group;

(xx)	the amount of expenses relating to pensions including service costs and pension interest costs but after deducting Pension Items;

(xxi)	an amount equal to any Trapped Cash;

(xxii)

the amount of any addbacks for adjustments (including anticipated synergies) or costs or expenses reflected in the Base Case Model and/or the quality of earnings report provided to the Mandated Lead Arrangers prior to 25 October 2018 (as amended, varied, supplemented and/or updated on or prior to the Closing Date, to the extent such amendment, variation, supplement and/or update is not materially prejudicial to the Lenders) and/or any adjustments made in determining Opening Consolidated EBITDA; and

(xxiii)

any payment or amount described in the preceding paragraphs made after the end of the applicable Financial Year for which such Excess Cash Flow calculation applies to and before the date on which a prepayment is required to be made in accordance with the Excess Cash Flow provisions of this Agreement which the Company elects to deduct in such Excess Cash Flow calculation, provided that any such amount deducted under this paragraph (xxiii) may not be deducted in any subsequent calculation of Excess Cash Flow.

“Financial Quarter” means the period commencing on the day immediately following a Quarter Date and ending on the next occurring Quarter Date.

“Financial Year” means each annual account period of the Company ending on the Accounting Reference Date in each year.

“First Test Date” means the first Quarter Date to occur after four (4) complete Financial Quarters have elapsed after the Closing Date.

“Group Initiative” means any action or step (including any restructuring, reorganisation, new or revised contract or other similar initiative) taken or committed to be taken by the Group.

“Indebtedness” has the meaning given to that term in Schedule 17 (Certain New York Law Defined Terms).

“Opening Consolidated EBITDA” means the earnings before interest, tax, depreciation and amortisation of the Group, as determined by Austrian Bidco (acting reasonably) on the basis of the most recent financial statements of the Target Group available prior to the Closing Date, including those adjustments set out in the Base Case Model, the Reports or any quality of earnings report provided to the Mandated Lead Arrangers prior to 25 October 2018 (as amended, varied, supplemented and/or updated on or prior to the Closing Date, to the extent such amendment, variation, supplement and/or update is not materially prejudicial to the Lenders) and any other adjustments permitted in accordance with this Agreement.

“Pension Items” means any contributions and the current cash service costs attributable to any income or charge attributable to a post-employment benefit scheme.

“Pro Forma Acquisition Adjustments” has the meaning given to such term in Clause 28.3 (Calculations) below.

“Pro Forma Adjustments” means Pro Forma Acquisition Adjustments, Pro Forma Group Initiative Adjustments or Pro Forma Disposal Adjustments.

“Pro Forma Disposal Adjustments” has the meaning given to such term in Clause 28.3 (Calculations) below.

“Pro Forma Group Initiative Adjustments” has the meaning given to such term in Clause 28.3 (Calculations) below.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates within the Financial Year.

“Relevant Period” means (a) (if ending on a Quarter Date) each period of four (4) consecutive Financial Quarters ending on a Quarter Date or, (b) (if ending on the day of a month not being a Quarter Date) the period of 12 consecutive months ending on the last day of a calendar month (which for the avoidance of doubt may include periods prior to the Closing Date in accordance with Clause 28.3 (Calculations)).

“Restructuring Costs” means costs or expenses relating to employee relocation, retraining, severance and termination, business interruption, reorganisation and other restructuring or cost cutting measures, the rationalisation, re branding, start up, reduction or elimination of product lines, assets or businesses, the consolidation, relocation or closure of retail, administrative or production locations and other similar items (for the avoidance of doubt, excluding any related capital expenditure).

“Retained Cash” means, at any time and from time to time to the extent allocated as such at the option of the Company and to the extent not previously applied or allocated for a particular purpose:

(a)	Retained Excess Cash;

(b)	Closing Overfunding;

(c)	Net Cash Proceeds;

(d)	any prepayment waived (and not taken up by another Lender) or deemed waived by a Lender;

(e)

any amounts received or receivable from any person which is not a member of the Group for the purpose of, or with the intention that such amounts are available to be used for, the relevant expenditure (including under the Acquisition Documents or agreements governing any Permitted Acquisition (by way of indemnity, compensation or otherwise));

(f)	the net cash proceeds of a disposition which are not required to be applied in prepayment of the Facilities;

(g)	prepayments under any relevant contractual arrangements;

(h)	investment grants; and

(i)	capital contributions received from landlords in relation to real property.

“Retained Cash Flow” means (a) Excess Cash Flow, if positive, not required to be applied in prepayment of any Senior Secured Indebtedness, (including for the avoidance of doubt all Excess Cash Flow generated in the Financial Year ended 31 December 2018) and (b) (without double counting), the Excess Cash Flow De Minimis to the extent deducted in determining the amount of Excess Cash Flow required to be prepaid.

“Retained Excess Cash” means accumulated unspent Retained Cash Flow from previous years identified in the Compliance Certificates delivered with the Annual Financial Statements of the Group to the extent not utilised or applied in accordance with the terms of the Finance Documents and shall for the avoidance of doubt include all Excess Cash Flow generated in any Financial Year which ends after the Closing Date but which is not required to be prepaid.

“Senior Secured Net Leverage Ratio” means the ratio of Consolidated Senior Secured Net Debt as at the last day of the Relevant Period ending on such Quarter Date or on the last day of the Month (as applicable) to Consolidated Pro Forma EBITDA in respect of that Relevant Period.

“Sold Entity or Business” means any person, property, business or material fixed asset or any group of assets constituting an operating unit of a business sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Group.

“Test Condition” means at 5.00 p.m. on any Test Date the aggregate outstanding principal Base Currency amount of all Loans under a Revolving Facility (excluding any Utilisations of a Revolving Facility by way of Letters of Credit (or bank guarantees) or Ancillary Facilities or any amounts utilised to fund any Facility B OID Fees (as defined in the Arrangement Fee Letter) paid following the Closing Date, any Additional OID Fees (as defined in the Syndication Strategy Letter) and any other flex-related payments, fees and expenses) and net of cash and Cash Equivalent Investments of the Group, exceeds 40% of the Total Revolving Facility Commitments as at such date (or, if higher, the Total Original Revolving Facility Commitments as at the date of this Agreement).

“Test Date” means the First Test Date and each subsequent Quarter Date, or if any such date is not a Business Day, the Company may elect that such date shall be the next Business Day or the immediately preceding Business Day.

“Trapped Cash” means any cash, cash equivalents or other amounts that would, if it constituted an applicable mandatory prepayment proceed, be exempt from being required to be applied in a mandatory prepayment of the Facilities pursuant to paragraph (e) of Clause 14.3 (Application of prepayments), for reasons of unlawfulness, inability to upstream to applicable Borrowers and otherwise.

“Working Capital” means, as at any date of determination, the excess of:

(a)

the sum of all amounts (other than cash and Cash Equivalent Investments) that would, in conformity with the Accounting Principles, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Group at such date (excluding the current portion of current and deferred income taxes), over

(b)

the sum of all amounts that would, in conformity with the Accounting Principles, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Group on such date, but excluding (for the purposes of both paragraphs (a) and (b) above), without duplication:

(i)	the current portion of any funded Indebtedness;

(ii)	all Indebtedness consisting of:

(A)	Utilisations; or

(B)	all Indebtedness consisting of utilisations under the Second Lien Facility, any Ancillary Facility, any Fronted Ancillary Facility or any other revolving credit or similar facility,

to the extent otherwise included therein;

(iii)	the current portion of interest expense;

(iv)	the current portion of current and deferred Taxes based on income, profit or capital;

(v)	the current portion of any Capitalised Lease Obligations;

(vi)	deferred revenue reflected within current liabilities;

(vii)	liabilities in respect of unpaid earn-outs or deferred acquisition costs;

(viii)	current accrued costs associated with any restructuring or business (including accrued severance and accrued facility closure costs) optimisation;

(ix)	any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalent Investments during the next succeeding 12 month period after such date;

(x)	the effects from applying purchase accounting;

(xi)	any accrued professional liability risks; and

(xii)	restricted marketable securities,

provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (1) arising from acquisitions or disposals by the Group shall be measured from the date on which such acquisition or disposal occurred until the first anniversary of such acquisition or disposal with respect to the person subject to such acquisition or disposal and (2) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under any hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with the Accounting Principles of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

28.2	Financial Condition

(a)

The undertaking in this Clause 28.2 shall, unless otherwise indicated in this Agreement, remain in full force from the date of this Agreement for so long as either (i) any amount is outstanding under a Revolving Facility referred to in paragraph (b) below or any such Revolving Facility Commitment is in force, or (ii) any amount is outstanding under a Guarantee Facility referred to in paragraph (b) below or any such Guarantee Facility Commitment is in force.

(b)

For the benefit (i) of the Lenders under the Original Revolving Facility (and in respect of an Additional Revolving Facility, only to the extent such Additional Revolving Facility is specified to benefit from this Clause 28.2 pursuant to the relevant Additional Facility Notice), and (ii) of the Lenders under the Original Guarantee Facility (and in respect of an Additional Guarantee Facility, only to the extent such Additional Guarantee Facility is specified to benefit from this Clause 28.2 pursuant to the relevant Additional Facility Notice) only (and in such capacities only) (each such facility set out in sub-paragraphs (i) and (ii) immediately above being a “Financial Covenant Facility”), the Company shall ensure that the Senior Secured Net Leverage Ratio on the last day of each Relevant Period ending on a Test Date on or after the First Test Date (in respect of that Relevant Period) will not exceed 9.00:1, provided that, notwithstanding anything to the contrary in the Finance Documents:

(i)	none of the requirements of this Clause 28.2 shall be required to be satisfied for any purpose unless the Test Condition is met at 5.00 p.m. (in London) on any applicable Test Date; and

(ii)

in relation to Facility B and any other Additional Facility (other than an Additional Revolving Facility and/or Additional Guarantee Facility which is a Financial Covenant Facility), failure by the Company to comply with any of its obligations under this Clause 28.2 shall not (or be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default, until the Agent (with the consent or at the direction of the Majority Guarantee and Revolving Facility Lenders) has, in relation to the each Financial Covenant Facility, taken any of the steps contemplated by paragraphs (b)(i) or (b)(ii) of Clause 30.5 (Acceleration) and such steps have not been rescinded.

28.3	Calculations

(a)	The first Test Date for determining whether the Test Condition is met for the purposes of testing the financial covenant in Clause 28.2 (Financial Condition) will be the First Test Date.

(b)	Without prejudice to the proviso to Clause 28.2 (Financial Condition), the financial covenant contained in Clause 28.2 (Financial Condition) will be tested:

(i)	on a rolling basis for the Relevant Periods ending on each of the relevant dates specified in Clause 28.2 (Financial Condition); and

(ii)

on the date of delivery of, and by reference to, the Quarterly Financial Statements or, as the case may be, the Annual Financial Statements for the applicable Relevant Period solely if the Test Condition is met on the last day of such Relevant Period.

(c)	For the purposes of calculating any Applicable Metric, such calculations will be calculated in accordance with the Finance Documents.

(d)

If an amendment to or payment under this Agreement or under or in accordance with the Syndication Strategy Letter reduces the headroom in the financial covenant set out above compared with the headroom that existed on 25 October 2018 against the Base Case Model or if Facility B or the Original Revolving Facility is utilised for the purposes of funding any original issue discount (“OID”) pursuant to the Syndication Strategy Letter, the Agent (acting on the instructions of the Mandated Lead Arrangers and the Company) shall amend the financial covenant level as set out in Clause 28.2 (Financial Condition) to the extent required to restore such headroom or make such amendments to the Margin ratchet by an amount equal to the principal amount of Facility B or the Original Revolving Facility applied towards funding OID pursuant to the Syndication Strategy Letter, and no further consents shall be required from any Finance Party in order to implement such changes.

(e)

For the purposes of this Clause 28 in respect of any Relevant Period and to the extent the Senior Secured Net Leverage Ratio or any financial definition contained in this Clause 28 or otherwise in this Agreement is used as the basis (in whole or in part) for testing the financial covenant set out in Clause 28.2 (Financial Condition), permitting any transaction or making any determination under this Agreement (including on a pro forma basis and including for the purposes of determining any interest rate), the exchange rates (including for the purposes of determining any interest rate) used in the calculation of Consolidated EBITDA, Consolidated Pro Forma EBITDA and Consolidated Financial Interest Expenses and any Indebtedness or any other financial definition shall be, at the election and determination of the Company at any time and from time to time:

(i)	the weighted average exchange rates for the Relevant Period;

(ii)	otherwise consistent with the exchange rate methodology applied in the financial statements delivered pursuant to Clause 27 (Information Undertakings);

(iii)	such rate taking into account any cross currency derivatives entered into by the Group; or

(iv)	the spot rate of exchange on the relevant date (elected and determined by the Company acting reasonably).

(f)

For the purpose of calculating any Applicable Metric (including the financial definitions or components thereof but excluding for the avoidance of doubt Excess Cash Flow) or related usage, ratchet or permission:

(i)

when determining (or, as applicable, forecasting) Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to any relevant Purchase (as defined below)), the Company may:

(A)

if during such period any member of the Group (by merger or otherwise) has made or committed to make an Investment in any person that thereby becomes (or will become) a Restricted Subsidiary or otherwise has acquired or committed to acquire any entity, business, property or material fixed asset (including the acquisition, opening and/or development of any new site or operation) (any such Investment, acquisition or commitment therefor, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made under this Agreement or the other Finance Documents, calculate Consolidated EBITDA for such period on the basis that the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) attributable to the assets which are the subject of such Purchase during such Relevant Period shall be included as if the Purchase occurred on the first day of such Relevant Period; and/or

(B)

include an adjustment in respect of any Purchase and/or any steps committed to be taken in respect of such Purchase up to the amount of the pro forma increase in Consolidated EBITDA projected by the Company (in good faith) after taking into account (from the date of such Purchase to the date falling 24 months following the date of completion of such Purchase or, if later, the date on which such action or step has been taken or committed to be taken by a member of the Group) the full run rate effect of all synergies, cost savings, operating expense reductions, operating improvements, revenue enhancements or other similar initiatives which the Company (in good faith) believes can be achieved directly or indirectly as a result of the Purchase or the related steps, provided that so long as such synergies, cost savings, operating expense reductions, operating improvements, revenue enhancements or other similar initiatives will be realisable at any time during such period, it may be assumed they will be realisable during the entire such period without prejudice to the synergies, cost savings, operating expense reductions, operating improvements, revenue enhancements or other similar initiatives actually realised during the Relevant Period and already included in Consolidated EBITDA (the “Pro Forma Acquisition Adjustments”); and/or

(C)	exclude any non-recurring fees, costs and expenses directly or indirectly related to the Purchase; and/or

(ii)	when determining (or, as applicable, forecasting) Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to any relevant Sale (as defined below)), the Company may:

(A)

if during such period any member of the Group has disposed or committed to make a disposal of any Sold Entity or Business (any such sale, transfer, disposition or commitment therefor, a “Sale”) or if the transaction giving rise to the need to calculate Consolidated EBITDA relates to such a Sale, calculate Consolidated EBITDA for such period on the basis that Consolidated EBITDA will be reduced by an amount equal to the earnings before interest, tax, depreciation, amortisation and impairment (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the earnings before interest, tax, depreciation, amortisation and impairment (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) (if negative) attributable thereto for such period as if the Sale occurred on the first day of such Relevant Period, provided that if the Company elects to make such an adjustment and the relevant sale constitutes “discontinued operations” in accordance with the Accounting Principles, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period; and/or

(B)

include an adjustment in respect of any Sale and/or any steps committed to be taken in respect of such Sale up to the amount of the pro forma increase in Consolidated EBITDA projected by the Company (in good faith) after taking into account (from the date of such Sale to the date falling 24 months following the date of completion of such Sale or, if later, the date on which such action or step has been taken or committed to be taken by a member of the Group) the full run rate effect of all synergies, cost savings, operating expense reductions, operating improvements or other similar initiatives which the Company (in good faith) believes can be achieved directly or indirectly following the end of such period as a consequence of the Sale or the related steps, provided that so long as such synergies, cost savings, operating expense reductions, operating improvements or other similar initiatives will be realisable at any time during such period, it may be assumed they will be realisable during the entire such period without prejudice to the synergies, cost savings, operating expense reductions, operating improvements or other similar initiatives actually realised during the Relevant Period and already included in Consolidated EBITDA (the “Pro Forma Disposal Adjustments”); and/or

(C)	exclude any non-recurring fees, costs and expenses directly or indirectly related to the Sale; and/or

(iii)

when determining (or, as applicable, forecasting) Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to implementing or committing to implement such Group Initiative), the Company may:

(A)

include an adjustment in respect of each Group Initiative and/or any steps committed to be taken in respect of any Group Initiative up to the amount of the pro forma increase in Consolidated EBITDA projected by the Company (in good faith) after taking into account (from the date of the applicable Group Initiative to the date falling 24 months following the date of implementation of such Group Initiative or, if later, the date on which such action or step has been taken or committed to be taken by a member of the Group) the full run rate effect of all synergies, cost savings, revenues, operating expense reductions, operating improvements or other adjustments or similar initiatives which the Company (in good faith) believes can be achieved directly or indirectly as a result of implementing or committing to implement such Group Initiative, provided that so long as such synergies, cost savings, revenues, operating expense reductions, operating improvements or other similar initiatives will be realisable at any time during such period, it may be assumed they will be realisable during the entire period without prejudice to the synergies, cost savings, revenues, operating expense reductions, operating improvements, destocking or other similar initiatives actually realised during the Relevant Period and already included in Consolidated EBITDA (the “Pro Forma Group Initiative Adjustments”); and/or

(B)	exclude any non-recurring fees, costs and expenses directly or indirectly related to the implementation of, or commitment to, implement such Group Initiative.

(g)	In relation to the definitions set out in Clause 28.1 (Financial definitions) and all other related provisions of the Finance Documents (including this Clause 28):

(i)

all calculations will be as determined in good faith by the CEO or CFO (or other authorised signatory) or the Board of Directors of the Company (including in respect of synergies, cost savings, revenues, operating expense reductions, operating improvements or other similar initiatives); and

(ii)

all calculations in respect of synergies, cost savings, revenues, operating expense reductions, operating improvements or other similar initiatives (in each case actual or anticipated) may be made as though the full run-rate effect of such synergies, cost savings, revenues, operating expense reductions, operating improvements or other similar initiatives were realised on the first day of the Relevant Period, provided that where Pro Forma Adjustments are included in any calculation in respect of any Purchase, Sale or Group Initiative, the amount of projected (but not realised) Pro Forma Adjustments that may be included in any Relevant Period may not exceed thirty (30) per cent. of Consolidated Pro Forma EBITDA for such period (calculated after fully taking into account any adjustments to be made by the Company pursuant to paragraph (f) above).

(h)

In the event that Consolidated EBITDA or Consolidated Net Income is to be calculated prior to the end of the fourth complete Financial Quarter after the Closing Date, Consolidated EBITDA or Consolidated Net Income for any part of the applicable Relevant Period falling prior to the date on which the Target Group became part of the Group shall be calculated on an actual basis over the Relevant Period (whereby for any part of the applicable Relevant Period falling prior to the date on which the Target Group became part of the Group, such amount shall be calculated based on actual historic data for the corresponding period available and by reference to the Target Group) as adjusted in accordance with the provision of this Clause and the other provisions of this Agreement.

(i)

In the event that Consolidated Financial Interest Expense is to be calculated prior to the end of the fourth complete Financial Quarter after the Closing Date, Consolidated Financial Interest Expense in respect of the period falling after the Closing Date shall be calculated as follows:

A/B x 12

where:

A	=	the aggregate Consolidated Financial Interest Expense for each complete month commencing after the Closing Date to the end of the relevant testing period; and

B	=	the number of complete months commencing after the Closing Date to the end of the relevant testing period.

(j)	In the event that:

(i)

any Accounting Reference Date or other Quarter Date is adjusted by the Company to avoid an Accounting Reference Date falling on a day which is not a Business Day and/or to ensure that an Accounting Reference Date or other Quarter Date falls on a particular day of the week; or

(ii)	there is any adjustment to a scheduled payment date to avoid payments becoming due on a day which is not a Business Day,

if that adjustment results in any amount being paid in a Relevant Period in which it would otherwise not have been paid, for the purpose of calculating any Applicable Metric under the Finance Documents the Company may treat such amount as if it was paid in the Relevant Period in which it would have been paid save for any such adjustment.

(k)

Unless a contrary indication appears, a reference in the Finance Documents to Consolidated EBITDA or Consolidated Net Income is to be construed as a reference to the Consolidated EBITDA or Consolidated Net Income of the Group on a consolidated basis.

(l)

Notwithstanding anything to the contrary (including anything in the financial definitions set out in this Agreement), when calculating any Applicable Metric under the Finance Documents (including, in each case, the financial definitions or component thereof but excluding for the avoidance of doubt, Excess Cash Flow) or related usage, ratchet or permission, the Company shall be permitted to:

(i)	exclude all or any part of any expenditure or other negative item (and/or the impact thereof) directly or indirectly relating to or resulting from:

(A)	the Transaction;

(B)	any other acquisition, Investment or other joint venture not prohibited by the terms of this Agreement or the impact from purchase price accounting;

(C)	start-up costs for new businesses and branding or re-branding of existing businesses;

(D)	Restructuring Costs; and/or

(E)	the implementation of IFRS 15 (Revenue from Contracts with Customers) and/or IFRS 16 (Leases) and any successor standard thereto (or any equivalent measure under the Accounting Principles); and/or

(ii)

include any addbacks (without further verification or diligence) for adjustments (including anticipated synergies) or costs or expenses (i) reflected in the Base Case Model and/or any quality of earnings report provided to the Mandated Lead Arrangers prior to 25 October 2018 (as amended, varied, supplemented and/or updated on or prior to the Closing Date, to the extent such amendment, variation, supplement and/or update is not materially prejudicial to the Lenders) and/or (ii) taken into account in determining Opening Consolidated EBITDA.

(m)

For the purpose of this Clause 28 and to the extent the Senior Secured Net Leverage Ratio or any financial definition contained in this Clause 28 or Schedule 17 (Certain New York Law Defined Terms) is used as the basis (in whole or in part) for permitting any transaction or making any determination under this Agreement (including on a pro forma basis) no item shall be included or excluded more than once where to do so would result in double counting.

(n)

If an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is committed, Incurred or issued, any Lien is committed or Incurred or any other transaction is undertaken or any Applicable Metric is tested in reliance on a ratio-based basket based on the Fixed Charge Coverage Ratio, the Senior Secured Net Leverage Ratio, the Total Secured Net Leverage Ratio or the Total Net Leverage Ratio or any other ratio based Applicable Metric (excluding, for the purposes of testing, the financial covenant set out in Clause 28.2 (Financial Covenant)) such ratio(s) shall be calculated without regard to the Incurrence or drawing of any Indebtedness outstanding on the Applicable Test Date (or any other date of calculation) under any Revolving Facility (provided such utilisation is for working capital purposes only), other revolving facility, working capital facility, letter of credit facility or bank guarantee facility and/or other debt that is for working capital purposes and, which, in each case, is available to be re-drawn (including under any Revolving Facility or any Ancillary Facility) (and any Rollover Loans in respect thereof), provided that, for the avoidance of doubt, subject to paragraph (c)(ix) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings), any undrawn commitments for Indebtedness (including under a Revolving Facility) shall be disregarded for the purposes of testing the Applicable Metric.

29	GENERAL UNDERTAKINGS

The undertakings in this Clause 29 shall, unless otherwise indicated in this Agreement, remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

29.1	General Undertakings

Each Obligor shall comply with the covenants set out in Schedule 15 (General Undertakings).

29.2	Authorisations and Consents

Subject to the Legal Reservations and Perfection Requirements, each Obligor will obtain and promptly renew from time to time and maintain in full force and effect all material Authorisations to the extent required under any applicable law or regulation of a Relevant Jurisdiction to enable it to enter into, and perform its material obligations under the Finance Documents to which it is party.

29.3	Compliance with Laws

Each Obligor will, and will ensure that each of its Restricted Subsidiaries will comply with all laws and regulations binding upon it save where non-compliance would not have a Material Adverse Effect.

29.4	Pari passu Ranking

Each Obligor will ensure that (except pursuant to a Notifiable Debt Purchase Transaction) at all times any unsecured and unsubordinated claims of a Finance Party against it under each of the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated creditors except creditors whose claims are mandatorily preferred by laws of general application to companies.

29.5	Insurances

(a)

The Company will procure that the Group will effect and thereafter maintain (whether under any Group policy or otherwise) such insurances in respect of its material assets and business of an insurable nature which:

(i)

provide cover against risks which are normally insured against by other companies of comparable size, in the relevant jurisdiction owning, possessing or leasing similar assets and carrying on similar businesses; and

(ii)	are at levels usual for a business of its size and nature as may be reasonably available in the insurance market,

where failure to do so would have a Material Adverse Effect.

(b)

No member of the Group shall be required to maintain any key man life insurance or to ensure that any insurance arrangements include any loss payee endorsements or arrangements in favour of the Finance Parties.

29.6	Taxes

Each Obligor will, and will ensure that each of its Restricted Subsidiaries will pay and discharge all Taxes imposed by any agency of any state upon it or any of them or any of its or their assets, income or profits, within the time period allowed without imposing material penalties, unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	such payment can lawfully be reduced or withheld;

(c)	adequate reserves are being maintained for those Taxes and the costs required to contest them; or

(d)	failure to pay those Taxes does not have, or is not reasonably likely to have, a Material Adverse Effect.

29.7	Pension Schemes

The Company will procure that all pension schemes for the time being operated by members of the Group are fully funded to the extent required by law, where (taking into account any insurance arrangements) failure to do so would have a Material Adverse Effect.

29.8	Environmental Undertakings

Each Obligor will, and will ensure that each of its Restricted Subsidiaries will obtain, monitor and comply with the terms and conditions of all Environmental Permits and all Environmental Laws applicable to it where failure to do so would have a Material Adverse Effect.

29.9	Acquisition Agreement

Except with the prior consent of the Majority Lenders (acting reasonably), the Company shall not waive, amend or vary the terms of the Acquisition Agreement in a way which would materially adversely affect the Finance Parties (taken as a whole) under the Finance Documents.

29.10	Centre of Main Interests

Each Obligor incorporated in the European Union shall not take any positive action to deliberately change the location of its Centre of Main Interest, for the purposes of the Regulation where that change would be materially adverse to the interests of the Finance Parties.

29.11	Guarantees and Security

(a)	The Company shall ensure that, subject to the other provisions of this Clause 29.11 and the Agreed Security Principles, the Guarantor Coverage Test is satisfied:

(i)

on the date which is 150 days after (and excluding) the Closing Date (or such later date as the Agent may agree), by reference to the Original Financial Statements (or, at the option of the Company, such other financial statements for the most recently completed Relevant Period prior to such test date for which the Company has sufficient available information to be able to determine the Guarantor Coverage Test); and

(ii)

thereafter, on the date on which the Annual Financial Statements are required to be delivered to the Agent in respect of each Financial Year ending after the date on which the Guarantor Coverage Test is required to be satisfied in accordance with paragraph (i) above, by reference to such Annual Financial Statements.

(b)	If, in accordance with the provisions of paragraph (a) above, the Guarantor Coverage Test is not satisfied on any test date:

(i)

the Company shall ensure that within 120 days of such test date (or such later date as the Agent may agree), such other members of the Group (as the Company may elect in its sole discretion) shall, subject to and on terms consistent with the Agreed Security Principles, accede as Additional Guarantors to ensure that the Guarantor Coverage Test is satisfied (calculated as if such Additional Guarantors had been Guarantors at such test date); and

(ii)

if the Company has satisfied its obligations under paragraph (i) above within such 120 days of such test date (or such later date as the Agent may agree), no Default, Event of Default or other breach of this Agreement or the other Finance Documents shall arise in respect thereof.

(c)	The Company shall ensure that, subject to and on terms consistent with the Agreed Security Principles:

(i)

each member of the Target Group which is a Material Subsidiary at the Closing Date and which has not ceased to be a Material Subsidiary at the relevant date of determination, tested by reference to the Original Financial Statements (or, at the option of the Company, such other financial statements for the most recently completed Relevant Period prior to such test date for which the Company has sufficient available information to be able to determine the Guarantor Coverage Test) shall have acceded as an Additional Guarantor within the time period described for satisfaction of the Guarantor Coverage Test in paragraph (a)(i) above; and

(ii)

each member of the Group which becomes a Material Subsidiary after the Closing Date (by reference to the most recent Annual Financial Statements delivered to the Agent in accordance with this Agreement, commencing with the first Annual Financial Statements required to be delivered pursuant to Clause 27.1 (Financial statements) will accede as an Additional Guarantor within 120 days of the date on which such Annual Financial Statements are required to be delivered to the Agent in accordance with this Agreement.

29.12	Further Assurance

(a)

Subject to the Agreed Security Principles and the terms of the Transaction Security Documents, each Obligor shall (and the Company shall ensure that each applicable member of the Group will) promptly do all such acts or execute all such documents as the Security Agent may reasonably specify:

(i)

to complete the Perfection Requirements in relation to the Security created under or evidenced by the Transaction Security Documents or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and

(ii)	if a Declared Default is continuing, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)

Subject to the Agreed Security Principles and the terms of the Transaction Security Documents, at the reasonable request of the Security Agent, each Obligor shall (and the Company shall ensure that each applicable member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)

In relation to any provision of this Agreement which requires the Obligors or any member of the Group to deliver any document for the purposes of granting any guarantee or Security for the benefit of all or any of the Finance Parties, the Security Agent agrees to execute as soon as reasonably practicable any such agreed form document which is presented to it for execution.

29.13	Intercreditor Agreement

The Company shall, subject to and on terms consistent with the Agreed Security Principles, ensure that each member of the Group which is not an Obligor and which is or becomes a creditor in respect of any Indebtedness of an Obligor (excluding any Indebtedness which is outstanding for a period of less than 120 days and any members of the Group incorporated in an Excluded Jurisdiction) in an aggregate principal amount exceeding €90,000,000 or, if higher, an amount equal to 20% of LTM EBITDA enters into or accedes to the Intercreditor Agreement as an “Intra-Group Lender” or “Debtor” (each as defined in the Intercreditor Agreement), in accordance with the Intercreditor Agreement.

29.14	Anti-corruption law and Sanctions

(a)	Each Obligor shall conduct its businesses in compliance with applicable Anti-Corruption Laws and applicable Sanctions.

(b)

Each Obligor will procure that, so far as it is able, any director, officer, agent, employee or person acting on behalf of the foregoing, is not a Sanctioned Person and does not act on behalf of a Sanctioned Person, provided that, for the purpose of this sub-paragraph (b), a person shall not be deemed to be a Sanctioned Person if transactions or dealings with such person are (i) not prohibited under applicable Sanctions or (ii) permitted under a licence, licence exemption or other authorisation of a Sanctions Authority.

(c)	Each Obligor shall:

(i)

not knowingly (acting with due care and enquiry) use any revenue or benefit derived from any activity or dealing with a Sanctioned Person or in a Sanctioned Country in discharging any obligation due or owing to the Lenders, to the extent that such activity or dealing is not permitted pursuant to a general or specific license from OFAC, any license or authorisation from HM Treasury, the European Union, or any European Union Member State, or any other registration, authorisation, permit, license exemption, or license from any other applicable governmental authority; and

(ii)

to the extent permitted by law as soon as reasonably practicable after becoming aware of them supply to the Agent reasonable details of any claim, action, suit or proceedings that is formally commenced against it with respect to applicable Sanctions by any Sanctions Authority.

(d)

Each Obligor shall not use or permit or authorise any other person to, directly or, to that Obligor’s best knowledge, indirectly, use or make payments from all or any part of the proceeds of the Facilities for the purpose of funding any trade, business or other activities:

(i)	involving or for the benefit of any Sanctioned Person or in any Sanctioned Country if such use or payment would breach any Sanctions; or

(ii)	in any other manner that would breach any Sanctions; or

(iii)	to any person in violation of any applicable Anti-Corruption Laws.

(e)

This Clause 29.14 shall not be interpreted or applied in relation to it, any Holding Company, any Obligor, any member of the Group or any Finance Party to the extent that the obligations under this Clause 29.14 would (i) violate or expose such person or any of its directors, officers, agents or employees to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) (including §7 of the German Außenwirtschaftsverordnung (in connection with section 4 paragraph 1 no. 3 of the German Außenwirtschaftsgesetz)) or the United Kingdom that are applicable to such entity (including EU Regulation (EC) 2271/96), or (ii) prevent a member of the Group from engaging in business, transaction, activities or other conduct pursuant to a general or specific licence from OFAC, any licence or authorisation from HM Treasury, the European Union or any EU member state or any other registration, authorisation, permit, licence or exemption from any other applicable governmental authority.

(f)

In connection with any amendment, waiver, determination or direction relating to any part of this Clause 29.14 in relation to which a Finance Party is a Restricted Finance Party accordance with paragraph (e) above:

(i)	the Commitments of such Lender that is a Restricted Finance Party; and

(ii)	the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement:

shall be excluded for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve such amendment, waiver, determination or direction request for the relevant part of this Clause 29.14 in relation to which the relevant Finance Party is a Restricted Finance Party and its status as a Finance Party shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Finance Parties has been obtained to approve such amendment, waiver, determination or direction.

29.15	Qualifying Listing / Ratings Trigger

(a)	Notwithstanding anything to the contrary in this Agreement or any other Finance Document, during the period (if any) that a Release Condition (as defined in paragraph (d) below) is satisfied:

(i)	the following obligations and restrictions shall be suspended and not apply:

(A)	the requirement to make mandatory prepayments under Clause 14.2 (Excess Cash Flow);

(B)	the obligations under Clause 29.11 (Guarantees and Security) and any other obligation to grant or perfect Transaction Security under any Finance Document;

(C)	the restrictions under Clause 29.5 (Insurances);

(D)	the restrictions under Clause 29.7 (Pension Schemes);

(E)	the restrictions under Section 1 (Limitation on Indebtedness) of Schedule15 (General Undertakings);

(F)	the restrictions under Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings);

(G)	the restrictions under Section 4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries) of Schedule 15 (General Undertakings);

(H)	the restrictions under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 15 (General Undertakings);

(I)	the restrictions under Section 6 (Limitation on Affiliate Transactions) of Schedule 15 (General Undertakings);

(J)	the provisions of paragraphs (b), (c) and (d) of Section 8 (Merger and Consolidation - Company) of Schedule 15 (General Undertakings); and

(K)	the restrictions under Section 9 (Merger and Consolidation – Guarantors) of Schedule 15 (General Undertakings).

(ii)

the leverage financial covenant in Clause 28.2 (Financial Condition) shall only be tested semi-annually (for the Relevant Periods ending on the second and fourth Quarter Dates in each Financial Year) if the Test Condition is met on such second and fourth Quarter Dates in each Financial Year and the Test Condition will only apply to such second and fourth Quarter Dates;

(iii)

the relevant Margin payable (at each multiple of the Senior Secured Net Leverage Ratio set out in the definition of Margin in Clause 1.1 (Definitions)) on any Facility B Loan, Original Revolving Facility Loan, (to the extent specified in the relevant Additional Facility Notice for that Additional Facility) an Additional Facility Loan, or Unpaid Sum (as applicable) will be reduced by 0.50% per annum;

(iv)

the amount of each basket set by reference to a monetary amount for which a specific amount is set out in this Agreement and any definitions used therein (including all “annual”, “life of Facilities”, “fiscal year”, “calendar year” and “at any time” and “aggregate” baskets) shall be increased by 50%;

(v)

upon the request of the Company, the Security Agent shall release (or shall procure the release of) all guarantees and Transaction Security without the consent of any of the Lenders provided that (i) when the Release Condition is no longer satisfied, any released guarantee and/or Transaction Security is, subject to the Agreed Security Principles, promptly re-granted and (ii) the Security Agent shall enter into such documentation as requested by the Company to procure that the guarantees and/or Transaction Security are released in a manner and timing that allows for the implementation of a Qualifying Listing;

(vi)	paragraph (ii) of the definition of “Change of Control” in Clause 14.1 (Exit and Listing) shall not apply; and

(vii)

any other obligation, undertaking or restriction under the Finance Documents which the Company considers in good faith would not comply with (or may adversely affect the ability of any IPO Entity or its Subsidiaries or any of their Holding Companies to comply with) applicable law, regulation or securities exchange requirements following a Listing where the Release Condition has been satisfied.

(b)

If at any time after a Release Condition has been satisfied and a Release Condition subsequently ceases to be satisfied, any breach of this Agreement or any other Finance Documents that arises as a result of any of the obligations, restrictions or other terms referred to in paragraph (a) above ceasing to be suspended or amended shall not (provided that it did not constitute an Event of Default at the time the relevant event or occurrence took place) constitute (or result in) a breach of any term of this Agreement or any other Finance Documents, a Default or an Event of Default.

(c)

In respect of any amount which has not been applied in mandatory prepayment of the Facilities in accordance with Clause 14 (Mandatory Prepayment) as a result of the Release Condition being satisfied (the “Released Amounts”), if the Release Condition subsequently ceases to be satisfied after the date the prepayment would have been required had the Release Condition not been satisfied, the failure to apply the Released Amounts in prepayment shall not result in a breach of any term of this Agreement or any other Finance Document.

(d)	For the purposes of this Clause 29.15, the “Release Condition” means satisfaction of the following conditions:

(i)

a Listing (a “Qualifying Listing”) has occurred and the Senior Secured Net Leverage Ratio as at the Applicable Test Date prior to the occurrence of such Listing (adjusted as if the proceeds of that Listing that have been or will be applied in prepayment of the Facilities had been applied in prepayment of the Facilities on the last day of that Relevant Period) is equal to or less than 3.95:1 (the “Leverage Condition”), provided that a Qualifying Listing shall be deemed to be in effect (and the Release Conditon remain satisfied) notwithstanding any subsequent change in the Senior Secured Net Leverage Ratio as long as the Leverage Condition has been complied with or satisfied as at the Applicable Test Date;

(ii)	the long-term corporate credit rating of the Company or any Holding Company of the Company is equal to or better than Baa3 according to Moody’s or BBB-according to S&P; or

(iii)	Facility B has achieved and maintained Investment Grade Status (as defined in Schedule 17 (Certain New York Law Defined Terms)).

29.16	Ratings

The Company shall use commercially reasonable endeavours to obtain a corporate family rating and/or a rating for the Facilities and/or the Company from Fitch, S&P or Moody’s, and it will use commercially reasonable endeavours to maintain any such rating, it being understood that such ratings shall be for information purposes only and there shall be no requirement to obtain or maintain a specific rating level (and no Default or Event of Default shall result from any failure to do so) and such “commercially reasonable endeavours” shall be considered discharged with the payment by the Company of customary rating agency fees and cooperation with any reasonable information requests from Fitch, S&P and/or Moody’s (as applicable) in connection with their ratings process.

29.17	Preservation of Assets

Each Obligor will, and will ensure that each of the Restricted Subsidiaries will, maintain in good working order and condition (ordinary wear and tear excepted) all of its material assets necessary in the conduct of its business save where failure to do so would have a Material Adverse Effect.

30	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 30 (save for Clause 30.5 (Acceleration), Clause 30.6 (Clean-up Period) and Clause 30.7 (Excluded Matters) and in Section 1 of Schedule 16 (Events of Default) shall constitute an Event of Default.

30.1	Financial Covenant

(a)

In relation to each Financial Covenant Facility, the Company fails to comply with its obligations under Clause 28.2 (Financial Condition) (subject to the terms of that Clause ) and the non-compliance (if capable of being cured) is not cured pursuant to the provisions of paragraph (b) below or deemed cured pursuant to the provisions of paragraph (c) below.

(b)

A breach of the financial covenant set out in paragraph (a) above may be prevented (a “Prevention”) or cured (a “Cure”), and no Event of Default shall occur under such paragraph, if, by no later than the date falling 20 Business Days after the date on which the Compliance Certificate for the Relevant Period in which such failure to comply was first evidenced (the “Applicable Period”) is required to be delivered, the Group has:

(i)

received the proceeds of Equity Contributions and the full amount or any part of (at the election of the Company) any Equity Contributions so provided in accordance with this Clause 30.1 (the “Cure Amount”):

(A)

shall be included for the Relevant Period (in the case of a Prevention) or, if provided following end of the Relevant Period, shall be included as if provided immediately prior to the last date of such Relevant Period (in the case of a Cure), in each case, by increasing the amount of Consolidated Pro Forma EBITDA (an “EBITDA Cure”) (in an amount at least sufficient to ensure that the financial covenant in Clause 28.2 (Financial Condition) would be complied with if tested again as at the last day of the same Relevant Period); or

(B)

shall be included for the Relevant Period as if provided immediately prior to the last date of such Relevant Period by decreasing Consolidated Senior Secured Net Debt (a “Net Debt Cure”) (in an amount at least sufficient to ensure that the financial covenant in Clause 28.2 (Financial Condition) would be complied with if tested again as at the last day of the same Relevant Period); or

(ii)

applied in prepayment of Loans under the Original Revolving Facility (a “Prepayment Cure”) and if following such prepayment the Test Condition is no longer met, the relevant failure to comply with the financial covenant set out in Clause 28.2 (Financial Condition) shall be treated as having been cured, provided that, in relation to any such Equity Contributions so provided in accordance with this Clause 30.1:

(A)	the Company shall not be entitled to exercise EBITDA Cures:

(1)	on more than five (5) occasions from the Closing Date in aggregate; or

(2)	more than twice in any Financial Year;

(B)	there shall be no restriction on the amount of any Equity Contributions so provided exceeding the Cure Amount;

(C)	any Equity Contributions so provided and any adjustments made to Consolidated Pro Forma EBITDA under this Clause 30.1 shall not apply when calculating the applicable Margin for the Applicable Period;

(D)

any Equity Contributions so provided and any adjustments to Consolidated Pro Forma EBITDA pursuant to this paragraph (b) will be taken into account for the Applicable Period and each of the next three (3) successive Relevant Periods;

(E)	(other than in respect of a Prepayment Cure) there shall be no requirement to apply any Cure Amount in prepayment of the Facilities;

(F)

in relation to any Equity Contribution allocated or applied as an EBITDA Cure, the amount of cash and Cash Equivalent Investments taken into account for the purposes of calculating Consolidated Senior Secured Net Debt shall be reduced by an amount equal to any such Equity Contributions so provided (but not to less than zero (0)) on the last Quarter Date of each of the next three (3) successive Relevant Periods;

(G)

(other than for the purpose of adjusting the calculation of the financial covenant in Clause 28.2 (Financial Condition) in accordance with the provisions of this Clause 30.1), any EBITDA Cure shall not count towards any other permission or usage under or in respect of the Finance Documents;

(H)	a Prevention may occur prior to the Applicable Period;

(I)	in relation to any Equity Contributions so provided prior to the date of delivery of the relevant Compliance Certificate for the Relevant Period:

(1)

the Compliance Certificate for that Relevant Period shall set out the revised financial covenant for the Relevant Period by giving effect to the adjustments to Consolidated Pro Forma EBITDA or Consolidated Senior Secured Net Debt (as applicable) under this paragraph (b), or in the case of a Prepayment Cure shall confirm that the Test Condition is not met and confirming that such Equity Contributions have been provided; and

(2)

if such Equity Contributions are provided on or prior to the last date of that Relevant Period, the unspent amount of such Equity Contributions will not be double counted with the amount of such Equity Contributions deemed provided in accordance with paragraph (1) above; and

(J)

in relation to any such Equity Contributions so provided following the date of delivery of the relevant Compliance Certificate for the Relevant Period, promptly following the proceeds of those Equity Contributions being provided to it, the Obligors’ Agent provides a revised Compliance Certificate to the Agent (signed by the CEO or CFO or other authorised signatory) setting out the revised financial covenant for the Relevant Period by giving effect to the adjustments to Consolidated Pro Forma EBITDA or Consolidated Senior Secured Net Debt under this paragraph (b), or in the case of a Prepayment Cure shall confirm that the Test Condition is not met.

(c)	If the financial covenant in Clause 28.2 (Financial Condition) has been breached, but:

(i)	is complied with when tested on the next Test Date (the “Second Test Date”); or

(ii)	the Test Condition is not satisfied on the Second Test Date,

then, the prior breach of such financial covenant or any Event of Default arising therefrom shall not (and shall not be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default, unless a Declared Default has arisen and is continuing under paragraph (b)(ii) of Clause 30.5 (Acceleration) before delivery of the Compliance Certificate in respect of the Second Period.

30.2	Misrepresentation

(a)

Any representation, warranty or written statement made or deemed to be made by Topco or any Obligor in any of the Finance Documents or any other document delivered by or on behalf of any Obligor under or pursuant to any of the Finance Documents is or proves to be incorrect or misleading in any material respect (or, where such representation is already qualified by materiality, in any respect) when made or deemed to be made (or when repeated or deemed to be repeated) by reference to the facts and circumstances then existing.

(b)

No Event of Default will occur under paragraph (a) above if the circumstances giving rise to that misrepresentation are, if capable of remedy, remedied within 20 Business Days of the giving of notice by the Agent in respect of such misrepresentation.

30.3	Invalidity and Unlawfulness

(a)

Any provision of any Finance Document is or becomes invalid or (subject to the Legal Reservations and Perfection Requirements) unenforceable for any reason or shall be repudiated or the validity or enforceability of any material provision of any Finance Document shall at any time be contested by any Obligor and this, individually or cumulatively, could reasonably be expected to materially adversely affect the interests of the Finance Parties (taken as a whole) under the Finance Documents and, if capable of remedy, is not remedied within 20 Business Days of the giving of notice by the Agent in respect of such failure.

(b)

At any time it is or becomes unlawful for Topco or any Obligor or any other member of the Group to perform any of its material obligations under any of the Finance Documents and this individually or cumulatively could reasonably be expected to materially adversely affect the interests of the Finance Parties under the Finance Documents and, if capable of remedy, is not remedied within 20 Business Days of the giving of notice by the Agent in respect of such failure.

30.4	Intercreditor Agreement

(a)

Topco, any member of the Group or any “Subordinated Creditor” (as defined in the Intercreditor Agreement) fails to comply in any material respect with the provisions of, or does not perform its obligations under, the Intercreditor Agreement.

(b)

No Event of Default will occur under paragraph (a) above if such failure is capable of remedy, and is remedied within 20 Business Days from the giving of notice by the Agent in respect of such failure.

30.5	Acceleration

(a)

Subject to Clause 4.5 (Utilisations during the Certain Funds Period), Clause 4.6 (Utilisations during an Agreed Certain Funds Period) and Clause 30.6 (Clean-up Period), at any time after the occurrence of an Event of Default which is continuing (other than an Event of Default which is continuing under Clause 30.1 (Financial Covenant), save where in respect of such Event of Default the Agent (with the consent or at the direction of the Majority Guarantee and Revolving Facility Lenders) has, in relation to the Revolving Facility and the Guarantee Facility taken any of the steps contemplated by paragraphs (b)(i) or (b)(ii) of this Clause 30.5 (Acceleration) and such steps have not been rescinded), the Agent may, but only if so directed by the Majority Lenders, by written notice to the Obligors’ Agent:

(i)

terminate all or part of the availability of the Facilities whereupon the relevant part of the Facilities shall cease to be available for utilisation, the relevant part of the undrawn portion of the Commitments of each of the Lenders shall be cancelled and no Lender shall be under any further obligation to make Utilisations under this Agreement (and no further Letters of Credit may be requested under this Agreement) in respect of the part of the Commitments so cancelled;

(ii)

declare all or part of the Utilisations, together with accrued interest thereon and any other sum then payable under any of the Finance Documents to be immediately due and payable whereupon such amounts shall become so due and payable;

(iii)	declare all or part of the Utilisations to be payable on demand whereupon the same shall become payable on demand; and/or

(iv)

require the provision of cash cover whereupon each Borrower shall immediately provide cash cover in an amount equal to the total contingent liability of the Lenders under all Bank Guarantees and Letters of Credit issued under this Agreement for its account.

(b)

Subject to Clause 4.5 (Utilisations during the Certain Funds Period), Clause 4.6 (Utilisations during an Agreed Certain Funds Period) and Clause 30.6 (Clean-up Period), at any time after the occurrence of an Event of Default which is continuing under Clause 30.1 (Financial Covenant), the Agent may, but only if so directed by the Majority Guarantee and Revolving Facility Lenders, by written notice to the Obligors’ Agent:

(i)

terminate all or part of the availability of the Revolving Facility and the Guarantee Facility whereupon the relevant part of the Revolving Facility and the Guarantee Facility shall cease to be available for utilisation, the relevant part of the undrawn portion of the Revolving Facility Commitments and Guarantee Facility Commitments of each of the Lenders shall be cancelled and no Lender shall be under any further obligation to make Revolving Facility Utilisations or Guarantee Facility Utilisations under this Agreement (and no further Letters of Credit or Bank Guarantees may be requested under this Agreement) in respect of the part of the Commitments so cancelled;

(ii)

declare all or part of the Revolving Facility Utilisations and Guarantee Facility Utilisations, together with accrued interest thereon and any other sum then payable under any of the Finance Documents in respect of the Revolving Facility and the Guarantee Facility to be immediately due and payable whereupon such amounts shall become so due and payable;

(iii)	declare all or part of the Revolving Facility Utilisations and Guarantee Facility Utilisations to be payable on demand whereupon the same shall become payable on demand; and/or

(iv)

require the provision of cash cover whereupon each Borrower shall immediately provide cash cover in an amount equal to the total contingent liability of the Lenders under all Letters of Credit and Bank Guarantees (as applicable) issued under this Agreement for its account.

(c)

Notwithstanding paragraphs (a) and (b) above, but subject to Clause 4.5 (Utilisations during the Certain Funds Period), the availability of an Additional Facility and/or the Commitments in respect of an Additional Facility, may be terminated or cancelled pursuant to paragraph (a)(i) or (b)(i) above (as appropriate) only by Additional Facility Lenders whose Additional Facility Commitments in that Additional Facility aggregate more than 50% of the Additional Facility Commitments in that Additional Facility.

(d)

Subject to Clause 4.5 (Utilisations during the Certain Funds Period), Clause 4.6 (Utilisations during an Agreed Certain Funds Period) and Clause 30.6 (Clean-up Period), at any time after the occurrence of an Event of Default which is continuing, an Ancillary Lender or a Fronting Ancillary Lender may, but prior to the occurrence of a Declared Default in relation to the applicable Revolving Facility, only if so directed by the Agent (acting on the instructions of the Majority Lenders), by written notice to the Obligors’ Agent:

(i)

terminate all or part of the availability of the Ancillary Facilities or the Fronted Ancillary Facilities provided by it whereupon such Ancillary Facilities or Fronted Ancillary Facilities shall cease to be available and the relevant Ancillary Lender or, as the case may be, Fronting Ancillary Lender shall no longer be under any obligation to provide any credit provided for thereunder;

(ii)

declare all or part of the Ancillary Outstandings in relation to the Ancillary Facilities and/or the Fronted Ancillary Facilities provided by it, together with accrued interest thereon and any other sum then payable under the relevant Ancillary Documents to be immediately due and payable whereupon such amounts shall become due and payable; and/or

(iii)

require the provision of cash cover whereupon each Borrower shall immediately provide cash cover in an amount equal to the contingent liability of the relevant Ancillary Lender or, as the case may be, Fronting Ancillary Lender under all instruments issued on its behalf which (under the terms thereof) give rise to a contingent liability on the part of the Ancillary Lender or, as the case may be, Fronting Ancillary Lender.

30.6	Clean-up Period

(a)

Notwithstanding any other term of the Finance Documents, for the period from 25 October 2018 until the date which falls 180 days after the Closing Date (the “Clean-up Period”), any breach of a representation or warranty, breach of an undertaking, Default or Event of Default, will be deemed not to be a breach of representation or warranty, a breach of undertaking, a Default or an Event of Default (as the case may be) if it would have been (if it were not for this provision) a breach of representation or warranty, a breach of undertaking, a Default and/or an Event of Default by reason of any matter or circumstance relating to the Target Group or any member of the Target Group, if and for so long as the circumstances giving rise to the relevant breach of representation or warranty or breach of undertakings, Default or Event of Default:

(i)	are capable of being remedied and, if the Obligors’ Agent is aware of the relevant circumstances at the time, reasonable efforts are being used to remedy such breach, Default or Event of Default;

(ii)	would not have a Material Adverse Effect; and

(iii)

was not procured or approved by the Board of Directors (or equivalent body) of the Company (provided that it had actual knowledge thereof and that knowledge of the relevant breach does not equate to procurement or approval), provided that if the relevant circumstances are continuing at the end of the Clean-Up Period there shall be a breach of representation, breach of undertaking, Default and/or Event of Default, as the case may be.

(b)

Notwithstanding any other term of the Finance Documents, for the period from the date of an acquisition permitted under this Agreement (the “Approved Acquisition”) until the date which falls 120 days after the date of such Approved Acquisition (the “Acquisition Clean-Up Period”), any breach of a representation or warranty, breach of an undertaking, Default or Event of Default, will be deemed not to be a breach of representation or warranty, a breach of undertaking, a Default or an Event of Default (as the case may be) if it would have been (if it were not for this provision) a breach of representation or warranty, a breach of undertaking, a Default and/or an Event of Default by reason of any matter or circumstance relating to the entity or business subject of the Approved Acquisition if and for so long as the circumstances giving rise to the relevant breach of representation or warranty or breach of undertaking, Default or Event of Default:

(i)

are capable of being remedied and, if any member of the Group effecting the relevant Approved Acquisition is aware of the relevant circumstances at the time, reasonable efforts are being used to remedy such breach, Default or Event of Default;

(ii)	would not have a Material Adverse Effect; and

(iii)

was not procured or approved by the Board of Directors (or equivalent body) of any member of the Group effecting the relevant Approved Acquisition (provided that it had actual knowledge thereof and that knowledge of the relevant breach does not equate to procurement or approval), provided that if the relevant circumstances are continuing at the end of the Acquisition Clean-Up Period there shall be a breach of representation, breach of undertaking, Default and/or Event of Default, as the case may be.

30.7	Excluded Matters

Notwithstanding any other term of the Finance Documents:

(a)	no Permitted Transaction;

(b)

other than in the case of a payment default under an Ancillary Document constituting an Event of Default under paragraphs (a) or (b) of Section 1 of Schedule 16 (Events of Default) no breach of any representation, warranty, undertaking or other term of (or default or event of default under) a Hedging Agreement or an Ancillary Document;

(c)

no breach of any representation, warranty, undertaking or other term of (or default or event of default under) any Existing Target Debt Document or any document relating to existing financing arrangements of any member of the Group arising as a direct or indirect result of any member of the Group entering into and/or performing its obligations under any Finance Document and Second Lien Finance Documents, or otherwise, (or carrying out the Transaction or any other transactions contemplated by the Transaction Documents); and

(d)

no breach of, or non-compliance with, any representation, warranty, undertaking or other term of any Finance Documents and/or no action or omission or failure to take any action by any member of the Group, in each case, in connection with or arising as a direct or indirect result of any Lender becoming and/or being a Sanctioned Lender (including, without limitation, the failure to make any payment to a Sanctioned Lender or to the Agent on behalf of the Sanctioned Lender), shall (or shall be deemed to) constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default and shall be expressly permitted under the terms of the Finance Documents.

31	CHANGES TO THE LENDERS

31.1	Successors

The Finance Documents shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, transferees, assigns and any New Lender and each such successor, transferee, assignee and any New Lender undertakes to carry out any actions required including the actions contemplated in this Clause 31 or the other provisions of this Agreement.

31.2	Assignments and Transfers by Lenders

Subject to this Clause 31 and to Clause 32 (Debt Purchase Transactions), any Lender (an “Existing Lender”) may:

(a)	assign any of its rights;

(b)	transfer (including by way of novation) any of its rights and obligations; or

(c)	sub-participate any of its rights or obligations,

under any Finance Document to:

(i)

another bank or financial institution or to a trust, fund or other entity, in each case, which is regularly engaged in or established for the purpose of making, purchasing or investing in or securitising loans, securities or other financial assets; or

(ii)

any other person approved in writing by the Obligors’ Agent, (each a “New Lender”), provided that (A) until the interpretation of the term “public” (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU 575/2013)) has been published by the competent authority, the value of the rights assigned or transferred is at least €100,000 (or its equivalent in another currency) or (ii) as soon as the interpretation of the term public has been published by the competent authority, the assignee or transferee is not considered to be part of the “public” on the basis of such interpretation.

31.3	Conditions of assignment or transfer

(a)

On or prior to the last day of the Certain Funds Period in respect only of Commitments that are undrawn, the prior written consent of the Obligors’ Agent (in its sole discretion) is required for any assignment or transfer in respect of any of the Facilities.

(b)	After the last day of the Certain Funds Period (or, in respect only of Commitments that have already been funded, on or prior to the last day of the Certain Funds Period):

(i)

the prior written consent of the Obligors’ Agent (not to be unreasonably withheld or delayed but never deemed given except with respect to an assignment or transfer of Facility B (USD) where consent will be deemed given after 15 Business Days of receipt of a duly completed transfer consent request provided that the request was communicated to (i) the Company (Peter Weikert (Peter.Weikert@innio.com) or such other person as notified by the Company to the Agent) (ii) Giles Reaney (greaney@adventinternational.co.uk) and (iii) Rishabh Jain (RJain@adventinternational.co.uk) is required for any assignment or transfer of Facility B, unless such assignment or transfer is:

(A)	to its Affiliate or Related Fund or to another Lender or an Affiliate or Related Fund of another Lender;

(B)	(other than with respect to Facility B (USD) or any Additional Facility if so specified in the applicable Additional Facility Notice) to an entity included on the Approved List; or

(C)	made at a time when an Event of Default under paragraphs (a), (b) or (e) of Section 1 of Schedule 16 (Events of Default) is continuing;

(ii)

the prior written consent of the Obligors’ Agent (not to be unreasonably withheld or delayed) is required for any assignment or transfer of the Original Revolving Facility or the Original Guarantee Facility unless such assignment or transfer is:

(A)	to its Affiliate or to another Lender or an Affiliate of a Lender;

(B)	to an entity included on the Approved List; or

(C)	made at a time when an Event of Default under paragraphs (a), (b) or (e) of Section 1 of Schedule 16 (Events of Default) is continuing;

provided that:

(1)

in the case of an assignment or transfer to an assignee or transferee under paragraphs (b)(i)(A), (b)(i)(B), (b)(ii)(A) and (b)(ii)(B) above, the Existing Lender informs the Obligors’ Agent in writing at least five (5) Business Days prior to the date of the relevant assignment or transfer;

(2)

in the case of an assignment or transfer to an assignee or transferee under paragraphs (b)(ii)(A) and (b)(ii)(B) above, the assignee or transferee is a deposit taking financial institution authorised by a financial services regulator or similar regulatory body which has a long term credit rating equal to or better than Baa3 or BBB- (as applicable) according to at least two (2) of Moody’s, S&P or Fitch unless the prior written consent of the Obligors’ Agent (in its sole discretion) is obtained;

(3)

in all cases (including under paragraphs (b)(i) and (b)(ii) above and regardless of whether an Event of Default has occurred and is continuing) no assignment or transfer shall be made to any of the following persons unless the prior written consent of the Obligors’ Agent (in its sole discretion) is obtained:

(a)	an Industry Competitor or private equity sponsor (but excluding any independent debt fund whose principal business is investing in debt and which is an affiliate of a private equity sponsor);

(b)	with respect to Facility B (USD), a person (or an Affiliate or Related Fund or a person) who is listed on the DQ List;

(c)	any person that is (or would, upon becoming a Lender, be) a Defaulting Lender;

(d)	any person that is (or would, upon becoming a Lender, be) a Sanctioned Lender; or

(e)	a Net Short Lender;

(4)

in all cases (other than under paragraphs (b)(i)(C) or (b)(ii)(C) above) no assignment or transfer shall be made to a Loan to Own/Distressed Investor unless the prior written consent of the Obligors’ Agent (in its sole discretion) is obtained;

(5)

if the assignment or transfer is in respect of an Additional Facility, the restrictions (if any) specified in the relevant Additional Facility Notice establishing such Additional Facility Commitments are complied with; and

(6)

in the case of an assignment or transfer in respect of the Original Revolving Facility or the Original Guarantee Facility (other than any transfer or assignment for which the consent of the Company is required pursuant to sub-paragraphs (2), (3), (4) and/or (5) above), if following the Closing Date, the Company fails to respond to a written request for consent to transfer or assign within 5 Business Days of receipt of such written request, such consent shall be deemed granted, provided that the request was communicated to (i) the Company (Peter Weikert (Peter.Weikert@innio.com) or such other person as notified by the Company to the Agent) (ii) Giles Reaney (greaney@adventinternational.co.uk) and (iii) Rishabh Jain (RJain@adventinternational.co.uk).

(c)

The Obligors’ Agent and the Agent may, each acting reasonably, by agreement amend or revise the Approved List or the DQ List from time to time. In addition to the foregoing, the Obligors’ Agent may unilaterally (i) remove up to five (5) names from the Approved List in each Financial Year and (ii) add up to three (3) names to the DQ List, in each case, by notice to the Agent with immediate effect, but there shall be no ability to (x) remove Existing Lenders or their Affiliates or Related Funds from the Approved List or (y) add the names of Existing Lenders of Facility B (USD) or their Affiliates or Related Funds (other than any Hedge Fund) to the DQ List. Lenders shall be entitled to propose replacement names (through the Agent) which the Obligors’ Agent agrees to consider in good faith. Any Sanctioned Lender and any Lender in a Sanctioned Country shall be deemed to be automatically removed from the Approved List and added to the DQ List.

(d)

If the consent of the Company is required for any assignment or transfer, for all purposes under this Agreement and the other Finance Documents that assignment or transfer shall only become effective if the prior written consent of the Company has been granted or (if applicable) such consent is deemed to be given in accordance with the provisions of this Clause.

(e)

Any assignment or transfer referred to in paragraphs (a) and (b) above or any sub-participation or sub-contract referred to in Clause 31.9 (Sub-participations and sub-contracts), and the identity of the proposed New Lender, sub-participant or sub-contractor, shall be notified separately to the Obligors’ Agent by the Agent promptly upon completion.

(f)	An assignment or transfer of part of a Lender’s Commitments shall, unless such assignment or transfer is of all of that Lender’s remaining Commitments in that Facility, be a minimum amount:

(i)	in the case of Facility B (EUR) and, unless set out to the contrary in the relevant Additional Facility Notice, any Additional Term Facility denominated in euro:

(A)	of €1,000,000 (and integral multiples of €250,000); and

(B)

such that the Lender’s remaining Commitments under the applicable Facility (when aggregated with its Affiliates’ and Related Funds’ Commitments under that Facility) is in a minimum amount of €1,000,000;

(ii)	in the case of Facility B (USD) and, unless set out to the contrary in the relevant Additional Facility Notice, any Additional Term Facility denominated in US Dollars:

(A)	of $1,000,000 (and integral multiples of $250,000); and

(B)

such that the Lender’s remaining Commitments under the applicable Facility (when aggregated with its Affiliates’ and Related Funds’ Commitments under that Facility) is in a minimum amount of $1,000,000;

(iii)	in the case of the Original Guarantee Facility, and unless set out to the contrary in the relevant Additional Facility Notice, any Additional Guarantee Facility denominated in euro:

(A)	of €1,000,000 (and integral multiples of €250,000); and

(B)

such that the Lender’s remaining Commitments under the applicable Facility (when aggregated with its Affiliates’ and Related Funds’ Commitments under that Facility) is in a minimum amount of €1,000,000;

(iv)	in the case of the Original Revolving Facility, and unless set out to the contrary in the relevant Additional Facility Notice, any Additional Revolving Facility denominated in US Dollars:

(A)	of $1,000,000 (and integral multiples of $250,000); and

(B)

such that the Lender’s remaining Commitments under the applicable Revolving Facility (when aggregated with its Affiliates’ and Related Funds’ Commitments under that Revolving Facility) is in a minimum amount of $1,000,000; and

(v)	in the case of any Additional Facility:

(A)	such minimum amount (and integral multiple) set out in the relevant Additional Facility Notice; and

(B)

such that the Base Currency Amount of that Lender’s remaining Additional Facility Commitments (when aggregated with its Affiliates and Related Funds, Additional Facility Commitments) is in any minimum amount set out in the relevant Additional Facility Notice, provided further that, for the purposes of this paragraph (f) only:

(1)

if an Existing Lender is a fund, it may transfer its Commitments and/or assign its rights to (and its corresponding obligations may be released and equivalent obligations acceded to by) another fund that is either an Existing Lender or a Related Fund of a fund that is an Existing Lender in any amount and in whole or in part; and

(2)

in the case of concurrent assignments, releases and accessions by an Existing Lender to two or more Related Funds, the Commitments of these Related Funds shall, at the option of the relevant Lender(s), be aggregated.

(g)	An assignment or transfer under this Clause 31 will only be effective upon:

(i)

receipt by the Agent (in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that it will assume the same obligations to each of the other Finance Parties and the other Secured Parties as it would have been under had it been an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)

performance by the Agent of all “know your customer” or other similar checks under all applicable laws and regulations relating to any person that the Agent is required to carry out in relation to such assignment or transfer to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(h)

A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement if the procedure set out in Clause 31.7 (Procedure for transfers) is complied with.

(i)	Any assignment or transfer under a Revolving Facility must result in an assignment or transfer of a rateable amount of a Lender’s participation in Utilisations and Available Commitments thereunder.

(j)

The consent of the Issuing Bank is required for an assignment or transfer of any Lender’s rights or obligations under the Revolving Facility in respect of which it is the Issuing Bank, unless the potential New Lender:

(i)	is an Existing Lender or an Affiliate of an Existing Lender;

(ii)	is on the Approved List; or

(iii)	has a long term credit rating equal to or better than BBB- or Baa3 (as applicable) according to at least two (2) of Moody’s, S&P or Fitch.

(k)

The consent of the Guarantee Facility Issuing Bank is required for an assignment or transfer of any Lender’s rights or obligations under a Guarantee Facility in respect of which it is the Guarantee Facility Issuing Bank, unless the potential New Lender:

(i)	is an Existing Lender or an Affiliate of an Existing Lender;

(ii)	is on the Approved List; or

(iii)	has a long term credit rating equal to or better than BBB- or Baa3 (as applicable) according to at least two (2) of Moody’s, S&P or Fitch.

(l)

Without prejudice to this Clause 31.3, the Obligors’ Agent and each other Obligor hereby expressly consent to each assignment, transfer and/or novation of rights or obligations pursuant to this Clause 31. The Obligors’ Agent and each other Obligor also accepts and confirms that all guarantees, indemnities and Security granted by it under any Finance Document will, notwithstanding any such assignment, transfer or novation, continue and be preserved for the benefit of the New Lender and each of the other Finance Parties in accordance with the terms of the Finance Documents.

(m)	If:

(i)

a Lender assigns, transfers, novates, sub-participates, sub-contracts, creates a trust over or otherwise disposes of any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, sub-participation, transfer, novation, trust or other change occurs, an Obligor would be obliged to make a payment to the New Lender or the Lender (x) sub-participating, sub-contracting or otherwise disposing of any of its rights or obligations under the Finance Documents, or (y) acting through its new Facility Office under Clause 20 (Taxes) or Clause 21 (Increased Costs), then the New Lender, sub-participant, sub-contractor, beneficiary and/or the Lender (x) sub-participating, sub-contracting or otherwise disposing of any of its rights or obligations under the Finance Documents, or (y) acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer, novation, sub-participation, sub-contract, trust or other change had not occurred, provided that no Lender may assign, transfer, novate, sub-participate, sub-contract, create a trust over or otherwise dispose of its rights or obligations under the Finance Documents or change its Facility Office if the assignment, transfer, novation, sub-participation, sub-contract, trust or other change would give rise to a requirement to prepay on illegality under Clause 13.1 (Illegality) in relation to the New Lender or the Existing Lender acting through its new Facility Office.

(n)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(o)

If any assignment, transfer or sub-participation occurs in breach of the provisions of this Clause 31, that assignment, transfer or sub-participation (as applicable) shall not be effective and any Lender purporting to assign, transfer or sub-participate in breach of this Clause 31 shall be automatically excluded from participating in any vote and such Lender’s participation, Commitments and vote (as the case may be) shall not be included (or as applicable, required) in calculations of the Total Commitments or otherwise when ascertaining whether the approval of the Majority Lenders, Super Majority Lenders, all Lenders or any other class of Lenders (as applicable) has been obtained with respect to a request for a consent or agreement.

(p)

Notwithstanding the terms of this Agreement, if an Original Lender (or a New Lender to whom an Original Lender has transferred a Commitment or any subsequent transferee) transfers any or all of its Commitments to a New Lender (including an Affiliate or Related Fund) on or prior to the last day of the Certain Funds Period (the “Pre-Closing Transferred Commitments”), provided that the Lenders are obliged to comply with Clause 5.4 (Lenders’ participation) pursuant to Clause 4.5 (Utilisations during the Certain Funds Period) in relation to a Utilisation requested by a Borrower (or the Obligors’ Agent on its behalf) in a Utilisation Request, that Original Lender (i) shall remain obligated to fund and, subject to Clause 4.5 (Utilisations during the Certain Funds Period), will fund the Pre-Closing Transferred Commitments in respect of that Loan and (ii) shall retain exclusive control over all rights and obligations in relation to such Pre-Closing Transferred Commitments, including all rights in relation to waivers, consents, modifications and amendments and confirmations notwithstanding any transfer of such Pre-Closing Transferred Commitments, in the case of (i) above, if that New Lender (or any subsequent transferee) has failed to so fund (or has confirmed that it will not be able to fund) during the Certain Funds Period in respect of the relevant Facility or Facilities in circumstances where such New Lender (or any subsequent transferee) is contractually obliged to do so under this Agreement.

31.4	Assignments by Lenders

Upon an assignment becoming effective, the Existing Lender will be released from its obligations under the Finance Documents to the extent they are assumed by the New Lender.

31.5	Assignment or transfer fee

Unless the Agent agrees otherwise and excluding an assignment or transfer (i) to an Affiliate or Related Fund of the relevant transferring Existing Lender or (ii) made in connection with primary syndication of the Facilities, the New Lender shall, on or before the date upon which an assignment or transfer to it takes effect pursuant to this Clause 31, pay to the Agent (for its own account) a fee of €3,000 (plus VAT if applicable), provided that no fee shall be payable for transfers or assignments of Facilities denominated in USD.

31.6	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any member of the Group;

(iii)	the performance and observance by any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements or information (whether written or oral) made or supplied in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties and the Secured Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities and all other risks arising in connection with its participation in the Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of the each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Each New Lender confirms to the Company that it has all Authorisations required for lending to the Borrowers under the Facility in which it is a Lender

(d)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred by such Existing Lender under this Clause 31; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

31.7	Procedure for transfers

(a)

Subject to the conditions set out in Clause 31.3 (Conditions of assignment or transfer) and Clause 43.5 (Replacement of Lender), a transfer by novation is effected in accordance with paragraph (f) below when the Agent executes an otherwise duly completed Transfer Certificate executed and delivered to it by the Existing Lender and the New Lender.

(b)

Other than in respect of a transfer of Facility B (USD) Commitments, at the same time as delivery of the duly completed Transfer Certificate, each New Lender shall also deliver to the Agent the trade confirmation in relation to such transfer (or otherwise confirm to the Agent the price of such transfer (a “price confirmation”)) and each New Lender and each Existing Lender hereby consents to the disclosure of such trade confirmation (or price confirmation) to the Obligors’ Agent, provided that, for the avoidance of doubt, the delivery of such trade confirmation (or price confirmation) shall not be a condition to the effectiveness of the relevant transfer and failure to deliver such trade confirmation (or price confirmation) shall not be deemed to be a breach of the provisions of this Clause 31 for the purposes of paragraph (o) of Clause 31.3 (Conditions of assignment or transfer).

(c)

The Agent shall, subject to paragraph (d) below, as soon as reasonably practicable after receipt of a duly completed Transfer Certificate which appears on its face to comply with the terms of this Agreement and appears to be delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and record the transfer in the Register.

(d)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it in accordance with the provisions of this Clause 31.7 once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(e)	Each party to this Agreement (other than the Existing Lender and the New Lender) irrevocably authorises the Agent to execute any duly completed Transfer Certificate on its behalf.

(f)	On the Transfer Date:

(i)

to the extent that in such Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Obligors and such Existing Lender shall be released from further obligations towards one another (and the Existing Lender and any Issuing Bank and/or Guarantee Facility Issuing Bank (as applicable) shall be released from any further obligations toward each other) under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (such rights and obligations being referred to in this Clause 31.7 as discharged rights and obligations);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as that Obligor and that New Lender have assumed and/or acquired the same in place of that Obligor and such Existing Lender;

(iii)

the Agent, the Mandated Lead Arrangers, the New Lender and the other Finance Parties shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such New Lender been an original party hereto as a Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Agent, the Mandated Lead Arrangers and the relevant Existing Lender and the other Finance Parties (other than the New Lender) shall each be released from further obligations to each other under the Finance Documents; and

(iv)	such New Lender shall become a party hereto as a Lender.

31.8	Procedure for assignment

(a)

Subject to the conditions set out in Clause 31.3 (Conditions of assignment or transfer) and Clause 43.5 (Replacement of Lender), an assignment may be effected in accordance with paragraph (d) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

Other than in respect of an assignment of Facility B (USD) Commitments, at the same time as delivery of the duly completed Assignment Agreement, each New Lender shall also deliver to the Agent the trade confirmation in relation to such assignment (or otherwise confirm to the Agent the price of such assignment (a “price confirmation”)) and each New Lender and each Existing Lender hereby consents to the disclosure of such trade confirmation (or price confirmation) to the Obligors’ Agent, provided that, for the avoidance of doubt, the delivery of such trade confirmation (or price confirmation) shall not be a condition to the effectiveness of the relevant assignment and failure to deliver such trade confirmation (or price confirmation) shall not be deemed to be a breach of the provisions of this Clause 31 for the purposes of paragraph (o) of Clause 31.3 (Conditions of assignment or transfer).

(c)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it in accordance with the provisions of this Clause 31.8 once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(d)	On the Transfer Date:

(i)

the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

31.9	Sub-participations and sub-contracts

(a)

On or prior to the last day of the Certain Funds Period in respect only of Commitments that are undrawn, the prior written consent of the Obligors’ Agent (in its sole discretion) is required for any sub-participation or sub-contract in respect of any of the Facilities.

(b)

After the last day of the Certain Funds Period (or, in respect only of Commitments that have already been funded, on or prior to the last day of the Certain Funds Period), the prior written consent of the Obligors’ Agent (not to be unreasonably withheld or delayed) is required for any sub-participation or sub-contract by a Lender of any of its rights, obligations or Commitments or any participation in any outstanding Utilisation unless:

(i)

the proposed sub-participant is a person to whom the relevant rights and obligations could have been assigned or transferred in accordance with the terms of this Clause 31 and any consultation or notice requirements to permit such assignment or transfer are satisfied in respect of such sub-participation or sub-contract;

(ii)

such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under this Agreement and the other Finance Documents in relation to those obligations;

(iii)

the Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting and similar rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations);

(iv)

prior to entering into the relevant agreement or arrangement, the relevant Lender provides the Obligors’ Agent with full details of that proposed sub-participation agreement including all rights to be granted to the sub-participant;

(v)	the relationship between the Lender and the proposed sub-participant is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor); and

(vi)

the applicable sub-participation or sub-contract agreement states that the conditions above are applicable to further sub-participations or sub-contracts (and such provision must be capable of being relied upon and directly enforceable by the Obligors’ Agent against the relevant sub-participant or sub-contractor); and

(vii)

if the sub-participation or sub-contract is in respect of an Additional Facility, the restrictions (if any) specified in the relevant Additional Facility Notice establishing such Additional Facility Commitments are complied with, and any sub-participation or sub-contract which occurs in breach of these provisions shall not be effective.

(c)	Each Lender which has made a sub-participation of any or all of its obligations hereunder shall:

(i)

acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each sub-participant and the principal amounts (and related interest amounts) of each sub participant’s interest in the Loans or other obligations hereunder (the “Participant Register”); and

(ii)

provide, upon reasonable request by the Obligors’ Agent at any time, the identity of the sub-participant and any information in reasonable detail relating to such sub-participant or such sub-participation agreement or arrangement, provided that a Lender shall not be required to disclose all or any portion of the Participant Register or the identity of a sub-participant if the Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting and similar rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations), in each case except to the extent that such disclosure is necessary to establish that any Loan, Commitment, or other obligation is maintained in registered form under Section 5f.l03-l(c) of the US Treasury Regulations or for any other purpose in connection with the Finance Documents.

(d)

If, as a result of laws or regulations in force or known to be coming into force at the time of any sub-participation or sub-contract, an Obligor would be obliged to make payment to the Lender of any amount required to be paid by an Obligor under Clause 20 (Taxes) or Clause 21 (Increased Costs), that Lender shall not be entitled to receive or claim any amount under those Clauses in excess of the amount that it would have been entitled to receive or claim if that sub-participation or sub-contract had not occurred.

(e)

Unless the Obligors’ Agent has provided its prior written consent in accordance with this Clause 31.9, no sub-participation or sub-contract of Commitments made pursuant to this Clause 31.9 shall confer voting or similar rights on any sub-participant or sub-contractor and any term purporting to grant such rights shall be void and unenforceable.

31.10	The Register

(a)	The Agent, acting for this purpose as the agent of the Obligors, shall maintain at its address referred to in Clause 39.2 (Addresses):

(i)

each Transfer Certificate referred to in Clause 31.7 (Procedure for transfers) and each Assignment Agreement referred to in Clause 31.8 (Procedure for assignment) each Increase Confirmation and each Additional Facility Notice delivered to and accepted by it; and

(ii)

with respect to each Facility, a register for the recording of the names and addresses of the Lenders (including, in respect of any Lender that is a fund, the name of the relevant manager) and the Commitment of, and principal amount owing to, each Lender from time to time (the “Register”) under such Facility, which may be kept in electronic form.

(b)

The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Agent shall provide the Obligors’ Agent and any Borrower with a copy of the Register within one (1) Business Day of request.

(c)

Each Party to this Agreement irrevocably authorises and instructs the Agent to make the relevant entry in the Register (and which the Agent shall do promptly) on its behalf for the purposes of this Clause 31.10 without any further consent of, or consultation with, such Party.

(d)

The Agent shall, upon request by an Existing Lender (as defined in Clause 31.2 (Assignments and Transfers by Lenders)) or a New Lender, confirm to that Existing Lender or New Lender whether a transfer or assignment from that Existing Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Existing Lender or New Lender in each Facility).

(e)

The Register is intended to cause the extensions of credit to the Obligors under this Agreement to be at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code.

31.11	Copies of documentation

(a)

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice or an Increase Confirmation, send to the Obligors’ Agent, a copy of that Transfer Certificate (including the trade confirmation or price confirmation, if applicable), Assignment Agreement (including the trade confirmation or price confirmation, if applicable), Additional Facility Notice, Additional Facility Lender Accession Notice or Increase Confirmation.

(b)

The Agent shall provide, upon the request of the Obligors’ Agent, in relation to any specified Transfer Certificate, Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice or Increase Confirmation, a copy of such document to the Obligors’ Agent and confirm such other details (to the extent known by the Agent) in connection with the transfer or assignment as the Obligors’ Agent may reasonably request, in each case, within five (5) Business Days of receipt of such request. The Lenders hereby consent to the disclosure of such information by the Agent to the Obligors’ Agent.

31.12	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 31, each Lender may without consulting with or obtaining consent from the Obligors’ Agent or any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by any Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

31.13	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 31.7 (Procedure for transfers) or any assignment pursuant to Clause 31.8 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period);

(a)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) Months, on the next of the dates which falls at six (6) monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 31.13, have been payable to it on that date, but after deduction of the Accrued Amounts.

31.14	Accession of Additional Facility Lender

Any person which provides Additional Facility Commitments or an Additional Facility Loan shall become a party to the Intercreditor Agreement as a Lender and shall, at the same time, become a Party to this Agreement as a Lender by executing an Additional Facility Lender Accession Notice.

31.15	Preservation of security

In the event that a transfer by any of the Finance Parties of its rights and/or obligations under any relevant Finance Documents occurred or was deemed to occur by way of novation, each Obligor explicitly agrees that all security interests and guarantees created under any Finance Documents shall be preserved for the benefit of the New Lender and the other Finance Parties.

31.16	Withholding

To the extent required by any applicable law, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Agent without the applicable withholding Tax being withheld from such payment and the Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other to tax authority, or the Internal Revenue Service or any other tax authority asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the relevant tax authority of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Finance Document against any amount due to the Agent under this Section 31.16. The agreements in this Section 31.16 shall survive the resignation and/or replacement of the Agent, any assignment of rights by or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

32	DEBT PURCHASE TRANSACTIONS

(a)	No member of the Group nor any Unrestricted Subsidiary shall:

(i)	enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 32; or

(ii)

be, or beneficially own all or any part of the share capital of an entity that is, a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

(b)

A member of the Group or an Unrestricted Subsidiary (each a “Purchaser”) may purchase by way of assignment, pursuant to Clause 31 (Changes to the Lenders), a participation in any Term Loan and any related Commitment where:

(i)	such purchase is made for a consideration of less than par;

(ii)	such purchase is made using one of the processes set out at paragraphs (c) and (d) below; and

(iii)	such purchase is made at a time when no Event of Default is continuing;

(iv)	the consideration for such purchase is funded from Acceptable Funding Sources; and

(v)

in the case of the purchase of any Term Loan which constitutes Subordinated Indebtedness only, to the extent that such Indebtedness is permitted to be repaid pursuant to Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings).

(c)

Any Debt Purchase Transaction entered into by an Unrestricted Subsidiary or a member of the Group shall be entered into initially pursuant to a solicitation process (a “Solicitation Process”) which is carried out as follows:

(i)

prior to 11.00 a.m. on a given Business Day (the “Solicitation day”), the relevant Purchaser or a financial institution acting on its behalf (the “Purchase Agent”) will approach at the same time each Lender which participates in the relevant Term Facilities to invite them to offer to sell to the relevant Purchaser, an amount of their participation in one or more Term Facilities:

(ii)

any Lender wishing to make such an offer shall, by 11.00 a.m. on the second Business Day following such Solicitation day, communicate to the Purchase Agent details of the amount of its participations, and in which Term Facilities, it is offering to sell and the price at which it is offering to sell such participations;

(iii)

any such offer by a Lender shall be irrevocable until 11.00 a.m. on the third Business Day following such Solicitation day and shall be capable of acceptance by the relevant Purchaser on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders;

(iv)	the Purchase Agent (if someone other than the Purchaser) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation day.;

(v)

in any event by 11.00 a.m. on the fourth Business Day following such Solicitation day, the Purchaser shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process and the identity of the Term Facilities to which they relate and the Agent shall disclose such information to any Lender that requests such disclosure;

(vi)

if it chooses to accept any offers made pursuant to a Solicitation Process, the Purchaser shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Facility it receives two (2) or more offers at the same price it shall only accept such offers on a pro rata basis;

(vii)	any purchase of participations in the Term Facilities pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation day; and

(viii)	in accepting any offers made pursuant to a Solicitation Process, the Obligors’ Agent shall be free to select which offers and in which amounts it accepts.

(d)

Following the completion of a Solicitation Process, a Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to a bilateral process (a “Bilateral Process”) which is carried out as follows:

(i)

a Purchaser may by itself or through the same or another Purchase Agent, at any time during the period commencing on the expiry of the relevant Solicitation Process and ending 30 days thereafter, purchase participations from Lenders pursuant to secondary market purchases and/or pursuant to such bilateral arrangements with any Lenders as the Purchaser shall see fit, provided that the purchase rate on such market purchases and bilateral arrangements during that 30 day period may not exceed the lowest purchase rate tendered by the Lenders during the Solicitation Process which was not accepted by that Purchaser;

(ii)

any purchase of participations in the Term Facilities pursuant to a Bilateral Process shall be completed and settled by the relevant Purchaser on or before the second Business Day after the expiry of the Bilateral Process period referred to in paragraph (i) above; and

(iii)

a Purchaser shall promptly notify the Agent of the amounts of each participation purchased through such Bilateral Process and the identity of the Term Facilities to which they relate and the Agent shall disclose such information to any Lender that requests the same.

(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or Bilateral Process may be implemented.

(f)

In relation to any Debt Purchase Transaction entered into pursuant to this Clause 32, notwithstanding any other term of this Agreement or the other Finance Documents (in the case of a Lender which is a member of the Group, for so long as it remains a member of the Group):

(i)

on completion of the relevant assignment pursuant to Clause 31 (Changes to the Lenders), the portions of the Term Loans to which it relates shall, unless there would be a material adverse tax impact on the Group as a result of such cancellation, be extinguished if the purchaser is the relevant Borrower;

(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facilities;

(iii)	for the purpose of testing compliance with the financial covenant in Clause 28.2 (Financial Condition), any impact of any Debt Purchase Transaction on Consolidated EBITDA shall be ignored;

(iv)

the Obligors’ Agent, the Obligor or Purchaser which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 31.2 (Assignments and Transfers by Lenders) to be a New Lender (as defined in such Clause );

(v)

no member of the Group shall be deemed to be in breach of any provision of Section 1 (Limitation on Indebtedness) or Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings) solely by reason of such Debt Purchase Transaction;

(vi)	Clause 36 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction;

(vii)

for the avoidance of doubt, any extinguishment of any part of the Term Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement;

(viii)

unless all amounts owing to the other Lenders under this Agreement will be paid in full at the same time as such prepayment, neither the Obligors’ Agent or an Obligor or Purchaser will be entitled to receive any prepayment pursuant to this Agreement and the amount of any such prepayment which would have been so received by it shall be applied pro rata to prepay all other Lenders in the relevant Facility;

(ix)

any enforcement proceeds or other amount received by an Unrestricted Subsidiary or a member of the Group as a result of a Debt Purchase Transaction (in the case of such other amount, in circumstances where the Obligors have failed to pay to the Lenders all amounts otherwise due and payable (the amount not so paid being a “shortfall”)) shall be held on trust for distribution to the other Finance Parties and such Purchaser shall promptly (and in any event within 10 Business Days) pay an amount equal to such enforcement proceeds or such shortfall, as the case may be, to the Security Agent for application in accordance with clause 16 (Application of proceeds) of the Intercreditor Agreement;

(x)

any amount that is due to an Obligor or Purchaser that enters into a Debt Purchase Transaction and which is received by the Agent pursuant to Clause 37.6 (Partial payments) shall be applied as if such payment were due under paragraph (a)(iv) of Clause 37.6 (Partial payments);

(xi)

neither an Unrestricted Subsidiary nor a member of the Group which completes a Debt Purchase Transaction shall be permitted at any time to sell or transfer the subject matter of such Debt Purchase Transaction; and

(xii)

neither an Unrestricted Subsidiary nor a member of the Group which completes a Debt Purchase Transaction or Purchaser shall be entitled to exercise any rights or be entitled to any payment pursuant to Clause 20 (Taxes) and Clause 21 (Increased Costs).

(g)

Each Obligor or other Purchaser that becomes a Lender pursuant to this Clause 32 and each Purchaser or Sponsor Affiliate that provides a Facility or has a Commitment transferred to it or a Commitment is assumed by it in accordance with this Agreement (including any Additional Facility) irrevocably acknowledges and agrees that (in the case of a Sponsor Affiliate, for so long as it remains a Sponsor Affiliate or a member of the Group):

(i)

in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, unless the Agent otherwise agrees, it shall not attend or participate in the same or be entitled to receive the agenda or any minutes of the same;

(ii)

in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders;

(iii)

in ascertaining the Majority Lenders, the Majority Guarantee and Revolving Facility Lenders or Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to give an instruction or approve any request for a consent, waiver, amendment, or other vote under the Finance Documents such Commitment owned by such Purchaser shall be deemed to be zero (0); and

(iv)	subject to paragraph (iii) above, for the purposes of Clause 43.2 (All Lender Matters), such Purchaser shall be deemed not to be a Lender,

provided that, in each case, such consent, waiver, amendment or other vote:

(A)

does not result or is not intended to result in any Commitment of that Obligor, Purchaser or Sponsor Affiliate under a particular Facility being treated in any manner which is inconsistent with the treatment proposed to be applied to any other Commitment under such Facility; or

(B)

is not materially detrimental (in comparison to the other Finance Parties) to the rights and/or interests of that Obligor, Purchaser or Sponsor Affiliate solely in its capacity as a Finance Party (and, for the avoidance of doubt, excluding its interests as a holder of equity in the Company (whether directly or indirectly)), and each Obligor, Purchaser or Sponsor Affiliate (as applicable) upon becoming a Party expressly agrees and acknowledges that the operation of this paragraph (g) shall not of itself be so detrimental to it in comparison to the other Finance Parties or otherwise.

(h)

Each Lender shall, unless the Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a member of the Group, Unrestricted Subsidiary or a Sponsor Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part I (Form of Notice on Entering into Notifiable Debt Purchase Transaction) of Schedule13 (Forms of Notifiable Debt Purchase Transaction Notice).

(i)

A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party is terminated or ceases to be with a member of the Group, Unrestricted Subsidiary or a Sponsor Affiliate, such notification to be substantially in the form set out in Part II (Form of Notice on Termination of Notifiable Debt Purchase Transaction) of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

(j)

Notwithstanding anything to the contrary in this Clause 32 or any other provision of a Finance Document, a member of the Group or an Unrestricted Subsidiary may (1) enter into any Debt Purchase Transaction or (2) be, or beneficially own all or any part of the share capital of an entity that is, a Lender or a party to a Debt Purchase Transaction, in each case in respect of any Commitments acquired from:

(i)	any Mandated Lead Arranger, any Original Lender or any of their Affiliates within 30 Business Days of the later of (x) the Closing Date and (y) the Syndication Date; or

(ii)

any mandated lead arranger, underwriter, manager, bookrunner or original Lender in respect of any Additional Facility within 30 Business Days of the later of (x) the applicable Additional Facility Commencement Date, (y) the date of first Utilisation of such Additional Facility or (y) the last date of any syndication period in respect of such Additional Facility, in each case without being required to comply with the requirements for a Solicitation Process or Bilateral Process (or any related conditions or other requirements) and provided that no restriction on the assignment, transfer or sub-participation (including pursuant to Clause 31 (Changes to the Lenders) or this Clause 32) shall apply to any such Commitment for so long as it is held by or sub-participated to a member of the Group or an Unrestricted Subsidiary.

33	CHANGES TO THE OBLIGORS

33.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents other than pursuant to a Permitted Transaction (with the exception of the Company), pursuant to Clause 33.7 (Debt Transfer) or pursuant to Section 8 (Merger and Consolidation - Company) and/or Section 9 (Merger and Consolidation - Guarantors) of Schedule 15 (General Undertakings), provided that, in the case of any such assignment or transfer of any rights or obligations by a Borrower, the applicable provisions of Clause 33.2 (Additional Borrowers) shall apply in respect of any such transferee that is to become a Borrower in accordance with the terms of this Agreement.

33.2	Additional Borrowers

(a)

Subject to compliance with Clause 27.6 (“Know your customer” checks), the Obligors’ Agent may request that any member of the Group becomes an Additional Borrower under a Facility. That member of the Group shall become a Borrower under a Facility (as the case may be) if:

(i)	it is:

(A)	incorporated in the same jurisdiction as an existing Borrower;

(B)

in the case of Facility B only, it is incorporated in any state, district, territory or commonwealth of Austria, Luxembourg, the United States of America, the Netherlands or any other state, district, territory or commonwealth set out in the Tax Structure Memorandum;

(C)

in the case of the Original Revolving Facility only, it is incorporated in any state, district, territory or commonwealth of Austria, Luxembourg, the United States of America, the Netherlands or any other state, district, territory or commonwealth set out in the Tax Structure Memorandum;

(D)

in the case of the Original Guarantee Facility only, it is incorporated in any state, district, territory or commonwealth of Austria, Luxembourg, the United States of America, the Netherlands or any other state, district, territory or commonwealth set out in the Tax Structure Memorandum;

(E)	in the case of a member of the Group which will borrow under an Ancillary Facility only, approved by the relevant Ancillary Lender (acting reasonably);

(F)

in the case of a member of the Group which will borrow under an Additional Facility only, approved by the relevant Additional Facility Lenders (acting reasonably) participating in the applicable Additional Facility; or

(G)

otherwise approved by all of the Lenders (other than any Defaulting Lender or any Sanctioned Lender) (each acting reasonably) with a Commitment under the applicable Facility in respect of which it will become a Borrower;

(ii)	the Obligors’ Agent or the relevant member of the Group deliver to the Agent a duly completed and executed Accession Deed;

(iii)	the member of the Group is (or becomes), subject to the Agreed Security Principles, a Guarantor prior to or contemporaneously with becoming a Borrower; and

(iv)

the Agent has received all of the documents and other evidence set out in Part II (Conditions Precedent to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably) or receipt of such documents and evidence has been waived by the Agent (acting on the instructions of the Majority Lenders acting reasonably).

(b)

The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied, in respect of each document or other piece of evidence set out in Part II (Conditions Precedent to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) in relation to that Subsidiary, that:

(i)

such document or other evidence been received by the Agent in form and substance satisfactory to it (acting reasonably), unless such document or other evidence is not required to be in form and substance satisfactory to the Agent in accordance with Part II (Conditions Precedent to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent); or

(ii)	the requirement to receive such document or other evidence has been waived by the Majority Lenders,

and each Lender authorises, instructs and directs the Agent to give such notification, unless the Majority Lenders have notified the Agent in writing to the contrary prior to the date on which the Agent gives such notification.

(c)

Upon the Agent’s notification to the Obligors’ Agent pursuant to paragraph (a) above, the applicable member of the Group, the Obligors and the Finance Parties shall each assume such obligations towards one another and/or acquire such rights against each other party as they would have assumed or acquired had such member of the Group been an original Party to this Agreement as a Borrower and a Guarantor and the Intercreditor Agreement as a Debtor (as defined in the Intercreditor Agreement) and such Additional Borrower shall become a Party to this Agreement as a Borrower and as a Guarantor and to the Intercreditor Agreement as a Debtor.

33.3	Additional Guarantors

(a)	Subject to compliance with Clause 27.6 (“Know your customer” checks), the Obligors’ Agent may request that any member of the Group becomes a Guarantor. That Subsidiary shall become a Guarantor if:

(i)	the Obligors’ Agent and the relevant member of the Group deliver to the Agent a duly completed and executed Accession Deed; and

(ii)

the Agent has received all of the documents and other evidence set out in Part II (Conditions Precedent to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably) or receipt of such documents and evidence has been waived by the Agent (acting on the instructions of the Majority Lenders acting reasonably), and, for the avoidance of doubt, any accessions contemplated by the Tax Structure Memorandum shall be permitted.

(b)

The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied, in respect of each document or other piece of evidence set out in Part II (Conditions Precedent to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) in relation to that Subsidiary, that:

(i)

such document or other evidence been received by the Agent in form and substance satisfactory to it (acting reasonably), unless such document or other evidence is not required to be in form and substance satisfactory to the Agent in accordance with Part II (Conditions Precedent to be Delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent)); or

(ii)	the requirement to receive such document or other evidence has been waived by the Majority Lenders,

and each Lender authorises, instructs and directs the Agent to give such notification, unless the Majority Lenders have notified the Agent in writing to the contrary prior to the date on which the Agent gives such notification.

(c)

Upon the Agent’s notification to the Obligors’ Agent pursuant to paragraph (a) above, the applicable member of the Group, the Obligors and the Finance Parties shall each assume such obligations towards one another and/or acquire such rights against each other party as they would have assumed or acquired had such member of the Group been an original Party to this Agreement as a Guarantor and the Intercreditor Agreement as a Debtor and such member of the Group shall become a Party to this Agreement as a Guarantor and to the Intercreditor Agreement as a Debtor.

33.4	Resignation of an Obligor

(a)

In this Clause 33.4, “Third Party Disposal” means the direct or indirect disposal of an Obligor to a person which is not a member of the Group and which is not prohibited by the terms of this Agreement or is made with the approval of the Majority Lenders.

(b)	The Obligors’ Agent may request that an Obligor (other than the Company) ceases to be a Borrower and/or a Guarantor by delivering a Resignation Letter to the Agent if:

(i)

that Obligor directly or indirectly is the subject of a Third Party Disposal, or that Obligor is only a Borrower (and not a Guarantor), or that Obligor or any member of the Group which is its Holding Company is the subject of a transaction not prohibited by this Agreement (a “Permitted Activity”) pursuant to which that Obligor or its Holding Company will cease to be a member of the Group; or that Obligor is the subject of a Permitted Activity pursuant to which it is being liquidated, wound up, or dissolved (or pursuant to which it will otherwise cease to exist) or the resignation is required to give effect to any step, reorganisation or action described in or pursuant to the provisions of Clause 30.7 (Excluded Matters); or

(ii)

the Obligors’ Agent confirms to the Agent that the Guarantor Coverage Test based on the most recent Annual Financial Statements (or, at the option of the Obligors’ Agent, such other financial statements for the most recently completed Relevant Period prior to such date for which the Obligors’ Agent has sufficient available information to be able to determine the Guarantor Coverage Test, provided that such information is provided to the Agent) calculated on a pro forma basis taking into account such resignations and any members of the Group which have or will become Additional Guarantors on or prior to the date on which the resignation will become effective, and any resignation or accession of any Obligor which has or will become effective on or prior to the date on which such resignation will become effective will continue to be satisfied; provided, however, that, notwithstanding the foregoing, any Guarantor that becomes a non-wholly owned Subsidiary will not be released from its Guarantee solely by virtue of it ceasing to be a wholly owned Subsidiary if the transaction that resulted in it becoming non-wholly owned was done with an Affiliate or a Sponsor Affiliate and where the transaction was for the primary purpose of releasing its Guarantee and not for any other bona fide commercial transaction approved by the relevant board of directors as being in the corporate interests of the relevant entity; or

(iii)	the Super Majority Lenders have consented to the resignation of that Obligor; or

(iv)	the resignation of that Obligor is contemplated by the Tax Structure Memorandum or the Intercreditor Agreement.

(c)	The Agent shall accept a Resignation Letter and notify the Obligors’ Agent and the Lenders of its acceptance if:

(i)	the Obligors’ Agent has confirmed that no Event of Default is continuing on (as applicable) either:

(A)

the date of any member of the Group’s entry into a definitive agreement in respect of any Third Party Disposal, Permitted Activity or other relevant transaction (or would result from the acceptance of the Resignation Letter); or

(B)	(otherwise) the date of the Resignation Letter (or would result from the acceptance of the Resignation Letter);

(ii)

in the case of a Borrower, no amounts utilised by it as a Borrower remain outstanding under this Agreement (or will be outstanding at the time of resignation) and it is under no actual or contingent obligation as a Borrower under any Finance Document and in the case of a Guarantor no payment is due and payable from that Guarantor under Clause 25 (Guarantees and Indemnity); and

(iii)

in the case of a Borrower which is also a Guarantor (unless it is simultaneously resigning as a Guarantor in accordance with this Clause 33.4), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations and Perfection Requirements) or such release is contemplated under the Intercreditor Agreement whether or not requiring a consent thereunder.

(d)

Upon notification by the Agent to the Obligors’ Agent of its acceptance of the resignation of a Borrower or a Guarantor, that entity shall cease to be a Borrower or a Guarantor (as applicable) and shall have no further rights or obligations under the Finance Documents as a Borrower or a Guarantor (as applicable). For the avoidance of doubt, if an Obligor ceases to be a member of the Group pursuant to a transaction not prohibited by this Agreement, that Obligor shall automatically cease to be an Obligor for all purposes and shall have no further rights or obligations under the Finance Documents as an Obligor, except that, where the Borrower or Guarantor is the subject of a Third Party Disposal, the resignation shall not take effect (and the Borrower and Guarantor will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal or other Permitted Activity takes effect.

(e)

Without prejudice to the above, and at the request and cost of the Company, the Finance Parties shall execute as many documents as are necessary to document the resignation of the relevant Obligor pursuant to this Clause.

33.5	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in all material respects in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

33.6	Designation of Subsidiaries

The Obligors’ Agent may designate any Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary for the purposes of the Finance Documents in accordance with Section 7 (Designation of Restricted and Unrestricted Subsidiaries) of Schedule15 (General Undertakings) and/or the definition of “Unrestricted Subsidiary” in Schedule 17 (Certain New York Law Defined Terms).

33.7	Debt Transfer

(a)

Notwithstanding anything to the contrary in any Finance Document, the Obligors’ Agent may at any time require that all of the rights and obligations of any Borrower in respect of all or part of any Term Loan made to it shall be novated or otherwise transferred by that Borrower (a “Debt Transfer”), provided that:

(i)	either:

(A)	such Debt Transfer is by an Original Borrower to another member of the Group;

(B)

such Debt Transfer is by a Borrower where (i) that Borrower or any Holding Company of that Borrower is being disposed of in accordance with the Finance Documents and (ii) the proceeds of such disposal are not otherwise required to be applied in prepayment of the applicable Term Facility; or

(C)	such Debt Transfer is undertaken in connection a Listing; and

(ii)	the transferee in respect of such Debt Transfer is an Original Borrower or has become an Additional Borrower in respect of the applicable Term Facility; and

(iii)

the Obligors’ Agent has delivered a notice to the Agent in the form set out at PartV (Form of Debt Transfer Notice) of Schedule 3 (Requests and Notices), or such other form as may be agreed between the Obligors’ Agent and the Agent (each acting reasonably) (a “Debt Transfer Notice”).

(b)	The Agent and the Security Agent are hereby irrevocably and unconditionally authorised and instructed by and on behalf of the Finance Parties to:

(i)	execute any Debt Transfer Notice; and

(ii)

execute any other document (including any amendments or variations to the Finance Documents) and take any further action as may reasonably be requested by the Obligors’ Agent to give effect to any Debt Transfer.

(c)

Any Debt Transfer may (and shall upon the request of the Obligors’ Agent) be effected on a cashless basis, by way of book entries by the Agent and not as physical cash movement to repay and reborrow any applicable Term Loan.

33.8	IPO Pushdown

(a)

Notwithstanding anything to the contrary in any Finance Documents, the Obligors’ Agent may at any time require that all of the rights and obligations of a Borrower in respect of all or part of any Loan are novated or otherwise transferred or pushed down to a member of the Group (including by way of one or more members of the Group which, in each case, is not an Original Obligor (each a “New Obligor”) being extended by the relevant Lenders in respect of a Facility which has already been borrowed and/or is available for Utilisation by an Original Obligor which is then followed by the cancellation and/or refinancing (on a cash or non-cash basis) of the Facility borrowed and/or available for Utilisation by such Original Obligor so that that Facility is thereafter borrowed and/or available for Utilisation by such New Obligor(s)), in each case, for the avoidance of doubt, whether or not the Availability Period for the relevant Facility has ended and whether or not Available Commitments exist under such Facility (a “Debt Pushdown”), provided that:

(i)

such Debt Pushdown would not cause or be implemented in a way which would cause it to be unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement, provided that each Lender shall take all reasonable steps (including being party to any appropriate applicable fronting structures) to mitigate any circumstances which may result in such unlawfulness;

(ii)	such member of the Group has become an Additional Borrower in respect of the relevant Facility in accordance with Clause 33 (Changes to the Obligors); and

(iii)

the Company has delivered a notice to the Agent substantially in the form set out at Part VI (Form of Debt Pushdown Notice) of Schedule 3 (Request and Notices), or such other form as may be agreed between the Agent (acting reasonably) and the Obligors’ Agent (a “Debt Pushdown Notice”).

(b)	The Agent and the Security Agent are hereby irrevocably and unconditionally authorised and instructed by and on behalf of the Finance Parties to:

(i)	execute any Debt Pushdown Notice; and

(ii)

execute any other document (including any amendments or variations to the Finance Documents and any increase in Commitments (with a corresponding decrease)) to give effect to any Debt Pushdown and take any further action as may reasonably be requested by the Obligors’ Agent and/or set out in the Tax Structure Memorandum to give effect to any Debt Pushdown.

(c)

Any Debt Pushdown may (and shall upon the request of the Obligors’ Agent) be effected on a cashless basis, by way of book entries by the Agent and without any cash movement to repay and reborrow any applicable Term Loan.

34	ROLE OF THE AGENT, THE MANDATED LEAD ARRANGERS, THE ISSUING BANK AND OTHERS

34.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)

Each other Finance Party acknowledges and agrees that the Agent may enter in its name and on its behalf (and expressly authorises the Agent to enter) into contractual arrangements pursuant to or in connection with the Finance Documents to which the Agent is also a party (in its capacity as Agent or otherwise).

34.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)

Without prejudice to Clause 31.10 (The Register) and paragraph (e) of Clause 7.4 (Cash collateral by Non Acceptable L/C Lender), paragraph (a) above shall not apply to any Transfer Certificate, Assignment Agreement or Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Mandated Lead Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)

The Agent shall provide to the Obligors’ Agent, within one (1) Business Day of a request by the Obligors’ Agent (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and electronic mail address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g)

The Agent shall provide to the Obligors’ Agent, within one (1) Business Day of a request by the Obligors’ Agent, details of any responses received from Lenders to any amendment or other consent request made by the Obligors’ Agent and each Lender hereby consents to the disclosure of such information by the Agent to the Obligors’ Agent.

(h)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(i)	Upon the Agent becoming an Impaired Agent, the Obligors’ Agent shall provide a copy of the list of all the Lenders to each Finance Party.

(j)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party and no others shall be implied.

34.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

34.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, any Mandated Lead Arranger, any Guarantee Facility Issuing Bank and/or any Issuing Bank as a trustee or fiduciary of any other person.

(b)

None of the Agent, the Security Agent, the Mandated Lead Arrangers, the Guarantee Facility Issuing Bank, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

34.5	Business with the Group

The Agent, the Security Agent, the Mandated Lead Arrangers, the Guarantee Facility Issuing Bank, the Issuing Bank and each Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group and its Holding Companies.

34.6	Rights and discretions

(a)	The Agent, the Security Agent, the Guarantee Facility Issuing Bank and the Issuing Bank may:

(i)

rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised and, other than in the case of manifest error, shall have no duty or obligation to verify or confirm that the person who, as applicable, gave such representation or sent such communication, notice or document is in fact authorised to do so;

(ii)

rely on any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(iii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)

unless it has received notice of revocation, that those instructions have not been revoked, and no revocation of any such instructions shall affect any actions taken by the Agent or the Security Agent in reliance on such instructions prior to actual receipt of a written notice of revocation; and

(iv)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default) arising under paragraph (a) of Section 1 of Schedule 16 (Events of Default);

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders (or any relevant group of Lenders) has not been exercised;

(iii)	any notice or request made by the Company or the Obligors’ Agent is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be,

with a Sponsor Affiliate or a member of the Group.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)

Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender and/or a Sanctioned Lender to the other Finance Parties and the Obligors’ Agent and shall disclose the same upon the written request of the Obligors’ Agent or the Majority Lenders.

(g)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Mandated Lead Arrangers, the Guarantee Facility Issuing Bank or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)

The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 18.2 (Market disruption).

(i)

Without prejudice to the generality of paragraph (c) above or paragraph (j) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems there to be a conflict of interest between its interests in its capacity as Agent and the interests of the Lenders.

(j)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(k)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(l)	The Agent may act in relation to the Finance Documents through its personnel and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by its gross negligence or wilful misconduct.

34.7	Majority Lenders’ instructions

(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders or those Lenders indicated by any such contrary indication.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)

The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

34.8	Responsibility for documentation

None of the Agent, the Security Agent, the Mandated Lead Arrangers, Guarantee Facility Issuing Bank, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender is responsible or liable for:

(a)

the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, Guarantee Facility Issuing Bank, the Issuing Bank, an Ancillary Lender, a Fronted Ancillary Lender, a Fronting Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

34.9	No duty to monitor

(a)	The Agent shall not be bound to enquire:

(i)	whether or not any Default has occurred;

(ii)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(iii)	whether any other event specified in any Finance Document has occurred.

(b)

The Agent shall not be responsible or have any liability, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions of this Agreement relating to a Net Short Lender. Without limiting the generality of the foregoing, the Agent shall not: (i) be obligated to ascertain, monitor or enquire as to whether any Lender or prospective Lender or sub-participant is a Net Short Lender; or (ii) have any liability with respect to or arising out of any assignment or participation of Loans or disclosure of Confidential Information to any Net Short Lender.

34.10	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 37.11 (Disruption to Payment Systems etc.) and any other provision of any Finance Document excluding or limiting the liability of the Agent, the Issuing Bank, the Guarantee Facility Issuing Bank, any Ancillary Lender, any Fronted Ancillary Lender or Fronting Ancillary Lender), none of the Agent, the Issuing Bank, Guarantee Facility Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraph (i) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case, without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent, the Issuing Bank, the Guarantee Facility Issuing Bank or an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Issuing Bank, the Guarantee Facility Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender, in respect of any claim it might have against the Agent, the Issuing Bank, the Guarantee Facility Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, the Issuing Bank, the Guarantee Facility Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender may rely on this Clause 34.10 subject to Clause 1.6 (Third Party Rights) and the provisions of the Third Parties Act.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out:

(i)	any know your customer or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

34.11	Lenders’ indemnity to the Agent

(a)

Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitments, Available Ancillary Commitment and participations in the Utilisations and utilisations of the Ancillary Facilities and Fronted Ancillary Facilities then outstanding to the Available Facilities and all the Utilisations and utilisations of the Ancillary Facilities and Fronted Ancillary Facilities then outstanding) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Finance Document).

(b)

If the Available Facilities are then zero (0), each Lender’s indemnity under paragraph (a) above shall be in proportion to its Available Commitments to the Available Facilities immediately prior to their reduction to zero (0), unless there are then any Utilisations and utilisations of the Ancillary Facilities or Fronted Ancillary Facilities outstanding, in which case it shall be in proportion to its participations in the Utilisations and utilisations of the Ancillary Facilities and Fronted Ancillary Facilities then outstanding to all the Utilisations and utilisations of the Ancillary Facilities and Fronted Ancillary Facilities then outstanding.

34.12	Resignation of the Agent

(a)

The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or any other jurisdiction agreed by the Obligors’ Agent as successor by giving notice to the Lenders and the Obligors’ Agent.

(b)

Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Obligors’ Agent, in which case the Majority Lenders (after consultation with the Obligors’ Agent) may appoint a successor Agent (acting through an office in the United Kingdom or any other jurisdiction agreed by the Obligors’ Agent).

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Obligors’ Agent) may appoint a successor Agent (acting through an office in the United Kingdom or any other jurisdiction agreed by the Obligors’ Agent).

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (b) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 34 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 22.3 (Indemnity to the Agent) in respect of the period in which it was appointed Agent and this Clause 34 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

(h)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (b) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 20.9 (FATCA Information) and the Obligors’ Agent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(ii)

the information supplied by the Agent pursuant to Clause 20.9 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or the Agent notifies the Obligors’ Agent and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Obligors’ Agent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Obligors’ Agent or that Lender, by notice to the Agent, requires it to resign.

34.13	Replacement of the Agent

(a)

After consultation with the Obligors’ Agent, the Majority Lenders may by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom or any other jurisdiction agreed by the Obligors’ Agent).

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders (or as applicable the Obligors’ Agent) to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of (solely in respect of the period in which it was Agent) Clause 22.3 (Indemnity to the Agent) and this Clause 34 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

34.14	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arrangers is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

34.15	Relationship with the Lenders

(a)

Subject to Clause 31.13 (Pro-rata interest settlement) the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(c)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 39.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer by that Lender for the purposes of Clause 39.2 (Addresses) and paragraph (a) of Clause 39.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

34.16	Credit appraisal by the Lenders, Issuing Bank, Guarantee Facility Issuing Bank and Ancillary Lenders

Without affecting the responsibility of the Obligors’ Agent or any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank, Guarantee Facility Issuing Bank and Ancillary Lender, Fronted Ancillary Lender and Fronting Ancillary Lender confirms to the Agent, the Mandated Lead Arrangers, the Issuing Bank, the Guarantee Facility Issuing Bank and each Ancillary Lender, Fronted Ancillary Lender and Fronting Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group and its Holding Companies;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)

whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)

the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

34.17	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Obligors’ Agent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

34.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

34.19	Reliance and engagement letters

Each Finance Party and Secured Party:

(a)

confirms that each of the Mandated Lead Arrangers and/or the Agent has authority to accept on its behalf the terms of, and any qualifications in, any reliance letter or engagement letters relating to any Report or any report, certificate or letter provided by any accountant, auditor or other person in connection with the Finance Documents or the transactions contemplated in the Finance Documents (each an “Applicable Letter”);

(b)	ratifies the acceptance on its behalf of any Applicable Letter accepted by the Mandated Lead Arrangers and/or the Agent prior to the date of this Agreement; and

(c)	authorises, instructs and directs each applicable Mandated Lead Arranger and/or the Agent to execute on its behalf, and bind it in respect of, any Applicable Letter.

34.20	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)

No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any quotation supplied to the Agent by a Reference Bank, unless directly caused by its gross negligence or wilful misconduct.

(c)

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any quotation supplied to the Agent by a Reference Bank and any officer, employee or agent of each Reference Bank may rely on this Clause 34.20 subject to Clause 1.6 (Third Party Rights) and the provisions of the Third Parties Act.

34.21	Role of the Security Agent

(a)	The Security Agent shall, at all times, act in accordance with the terms set forth in the Intercreditor Agreement.

(b)

The declaration of trust pursuant to which the Security Agent declares itself trustee of the Transaction Security (to the extent permitted by the applicable law), for which it will hold on trust for the Secured Parties, is contained in the Intercreditor Agreement.

(c)

In acting or otherwise exercising its rights or performing its duties under any of the Finance Documents, the Security Agent shall act in accordance with the provisions of this Agreement and the Intercreditor Agreement and shall seek any necessary instruction or direction from the Agent. In so acting, the Security Agent shall have the rights, benefits, protections, indemnities and immunities set out in this Agreement and the Intercreditor Agreement.

(d)

In the event there is an inconsistency or conflict between the rights, duties, benefits, obligations, protections, immunities or indemnities of the Security Agent (the “Security Agent Provisions”) as contained in this Agreement and/or the Intercreditor Agreement, on the one hand, and in any of the other Finance Documents, on the other hand, the Security Agent Provisions contained in this Agreement and/or the Intercreditor Agreement shall prevail and apply.

(e)

The Security Agent is hereby authorised by the Secured Parties to sign or countersign any Assignment Agreement, Transfer Certificate, Additional Facility Notice, Additional Facility Lender Accession Notice, Increase Confirmation or Issuing Bank Accession Agreement or similar document in connection therewith without investigation or inquiry, if, on its face, it appears to conform to the form contemplated in this Agreement or, if applicable, the same is signed by the Security Agent.

34.22	Appointment of the Original Guarantee Facility Issuing Bank

(a)	Each Original Guarantee Facility Lender appoints the Original Guarantee Facility Issuing Bank to act as issuing bank under and in connection with the Original Guarantee Facility.

(b)

Each Original Guarantee Facility Lender authorises the Original Guarantee Facility Issuing Bank to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Original Guarantee Facility Issuing Bank under or in connection with the Original Guarantee Facility pursuant to the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)

Each Original Guarantee Facility Lender acknowledges and agrees that the Original Guarantee Facility Issuing Bank may enter in its name and on its behalf (and expressly authorises the Original Guarantee Facility Issuing Bank to enter) into contractual arrangements pursuant to or in connection with the Original Guarantee Facility to which the Original Guarantee Facility Lender is also a party (in its capacity as Original Guarantee Facility Issuing Bank or otherwise).

(d)	The Original Guarantee Facility Issuing Bank agrees to act as Guarantee Facility Issuing Bank under the Original Guarantee Facility in accordance with the terms of the Finance Documents.

(e)	Except as specifically provided for in the Finance Documents, the Guarantee Facility Issuing Bank has no obligations of any kind to any Finance Party under or in connection with any Finance Document.

34.23	Sanctioned Lender Notification

Each Lender shall notify the Agent and the Company promptly upon becoming aware that it is a Sanctioned Lender and, following receipt of such notification, the Agent shall promptly notify (a) each other Lender upon receiving such notification and (b) the Company of the Commitments of the Sanctioned Lender.

35	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)

except as contemplated by Clause 20.8 (FATCA Deduction) or Clause 20.9 (FATCA Information), oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

36	SHARING AMONG THE FINANCE PARTIES

36.1	Payments to Finance Parties

(a)

Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 37 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(ii)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 37 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 37.6 (Partial payments).

(b)

Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank, Guarantee Facility Issuing Bank or an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank, Guarantee Facility Issuing Bank or that Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender.

36.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 37.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

36.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 36.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor unless and to the extent such treatment would otherwise be prohibited by any Guarantee Limitations.

36.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)

as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor unless and to the extent such treatment would otherwise be prohibited by any Guarantee Limitations.

36.5	Exceptions

(a)

This Clause 36 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 36, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)

the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

36.6	Ancillary Lenders

(a)

This Clause 36 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender at any time prior to service of notice under Clause 30.5 (Acceleration).

(b)

Following service of notice under Clause 30.5 (Acceleration), this Clause 36 shall apply to all receipts or recoveries by Ancillary Lenders, Fronted Ancillary Lenders or Fronting Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Gross Outstandings for an Ancillary Facility or Fronted Ancillary Facility that is provided by way of a multi-account overdraft to or towards an amount equal to its Net Outstandings.

37	PAYMENT MECHANICS

37.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London), as specified by the Agent.

37.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 37.3 (Distributions to an Obligor) and Clause 37.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

37.3	Distributions to an Obligor

The Agent may (with the consent of the applicable Obligor or in accordance with Clause 38 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

37.4	Clawback

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent, together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

37.5	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent, as the case may be, in accordance with Clause 37.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this Clause 37.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with Clause 34.13 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 37.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 37.2 (Distributions by the Agent).

37.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)

firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Issuing Bank (other than any amount under Clause 7.2 (Claims under a Letter of Credit), or, to the extent relating to the reimbursement of a claim (as defined in paragraph (a) of Clause 7.2 (Claims under a Letter of Credit)), Clause 7.3 (Indemnities)), the Guarantee Facility Issuing Bank (other than any amount under Clause 9.2 (Claims under a Bank Guarantee), or, to the extent relating to the reimbursement of a claim (as defined in paragraph (a) of 9.2 (Claims under a Bank Guarantee)), Clause 9.3 (Indemnities)) and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)

thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit), Clause 7.3 (Indemnities), Clause 9.2 (Claims under a Bank Guarantee) and Clause 9.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

37.7	Set-off by Obligors

(a)

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made, save to the extent contemplated in Clause 12.3 (Repayment of Revolving Facility Loans) and Clause 20.4 (Tax Credits), without (and free and clear of any deduction for) set-off or counterclaim (provided that nothing in the Finance Documents shall be construed so as to prevent, any member of the Group (a) setting-off any amount or payment due from a Defaulting Lender or a Sanctioned Lender against any amount or payment owed by a member of the Group and provided further that in the event of any such set-off by a member of the Group, for the purposes of the Finance Documents, the Agent or, as the case may be, the Security Agent shall treat such set-off as reducing only payments due to the relevant Defaulting Lender or Sanctioned Lender (as applicable) and/or (b) exercising any right of counterclaim against a Defaulting Lender or Sanctioned Lender (as applicable) or any amount or payment due from a Defaulting Lender or Sanctioned Lender (as applicable)).

(b)

The Agent shall not be liable in any way for any action taken by it pursuant to paragraph (a) above and, for the avoidance of doubt, the provisions of Clause 34.10 (Exclusion of liability) shall apply in relation thereto.

37.8	Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

37.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)

Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred (unless otherwise agreed with the Party to which such payment is to be made).

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

37.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Obligors’ Agent); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Obligors’ Agent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

37.11	Disruption to Payment Systems etc.

If the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Obligors’ Agent that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Obligors’ Agent, consult with the Obligors’ Agent with a view to agreeing with the Obligors’ Agent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Obligors’ Agent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Obligors’ Agent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 43 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 37.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

37.12	Payments to Sanctioned Lenders

Notwithstanding anything to the contrary under the Finance Documents:

(a)

no payment of any principal, interest, fees or other amounts shall be due to or be required to be paid by any member of the Group to a Sanctioned Lender (or the Agent on behalf of such Sanctioned Lender) at any time whilst it is a Sanctioned Lender, unless the Company determines that such payment is permitted in accordance with all applicable Sanctions, in which case such payment shall remain due and payable notwithstanding such Lender being a Sanctioned Lender but without prejudice to the rights and obligations of any member of the Group to make payments of principal, interest, fees or other amounts to any non-Sanctioned Lender;

(b)

no breach of any representation, warranty, undertaking or other term in the Finance Documents or Default, payment default or Event of Default shall arise from the failure of any member of the Group to make any payment to a Sanctioned Lender (or to the Agent on behalf of such Sanctioned Lender) but without prejudice to the rights and obligations of any member of the Group to any non-Sanctioned Lender; and

(c)

if the Company elects to make any payment to a Sanctioned Lender in accordance with this Agreement and all applicable Sanctions, such payment shall be deemed to be made and completed by the Company (or, if paid by another member of the Group, that member of the Group) under the Finance Documents and all obligations and liabilities of any member of the Group under the Finance Documents in respect of that payment shall cease to exist, once the Agent has received such payment (and, for the avoidance of doubt, in circumstances where a payment cannot be made to a Sanctioned Lender, the Company may still make that payment to the Agent and the Agent shall keep any such payment in a suspense account designated by the Agent where the Agent is not permitted under any relevant Sanctions to pass on such amounts to the relevant Sanctioned Lender and such payment shall be deemed to be made and completed by the Company (or, if paid by another member of the Group, that member of the Group) under the Finance Documents and all obligations and liabilities of any member of the Group under the Finance Documents in respect of that payment shall cease to exist, once the Agent has received such payment).

38	SET-OFF

(a)

Subject to Clause 4.5 (Utilisations during the Certain Funds Period) and Clause 4.6 (Utilisations during an Agreed Certain Funds Period), a Finance Party may, at any time while a Declared Default is continuing, set-off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)

Any credit balances taken into account by an Ancillary Lender or Fronting Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility or Fronted Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility or Fronted Ancillary Facility in accordance with its terms.

39	NOTICES

39.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.

39.2	Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party or other person for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each original Obligor, that identified in its signature page to this Agreement;

(b)

in the case of each lender, the Issuing Bank, the Guarantee Facility Issuing Bank, each Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender or any Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified in its signature page to this Agreement,

or any substitute address, electronic mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

39.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of electronic mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 39.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to the Obligors’ Agent or an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Obligors’ Agent in accordance with this Clause 39.3 will be deemed to have been made or delivered to each of the Obligors.

(e)

Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available or has its address for the purpose of this Agreement, shall be deemed only to become effective on the following day unless otherwise agreed or responded to by the receiving Party.

39.4	Notification of postal address and electronic mail address

Promptly upon receipt of notification of an address or electronic mail address or change of address or electronic mail address pursuant to Clause 39.2 (Addresses) or changing its own address or electronic mail address, the Agent shall notify the other Parties.

39.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

39.6	Electronic communication

(a)

Any communication to be made under or in connection with the Finance Documents may be made by electronic mail (including unencrypted electronic mail) or other electronic means (including by way of posting to a secured website) if the Parties:

(i)

agree that, unless and until notified to the contrary, this is to be an accepted form of communication (with such agreement to be deemed to be given by each person which is a Party unless otherwise notified to the contrary by the Agent or the Security Agent and the Obligors’ Agent);

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

(b)

Any electronic communication made between Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)

Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available or has its address for the purpose of this Agreement, shall be deemed only to become effective on the following day unless otherwise agreed or responded to by the receiving Party.

(d)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 39.6.

39.7	Use of websites

(a)

The Company and/or the Obligors’ Agent may satisfy their obligations under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Obligors’ Agent and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Obligors’ Agent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Obligors’ Agent and the Agent.

(b)

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Obligors’ Agent accordingly and the Company or the Obligors’ Agent shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company or the Obligors’ Agent shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(c)

The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors’ Agent and the Agent.

(d)	The Obligors’ Agent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Obligors’ Agent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(e)

If the Obligors’ Agent notifies the Agent under paragraph (d)(i) or paragraph (d)(v) above, all information to be provided by the Obligors’ Agent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(f)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.

The Company or the Obligors’ Agent shall at its own cost comply with any such request within 10 Business Days of receiving written details from the Agent.

39.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents (other than the constitutional documents of any Obligor) provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

39.9	Communications outside of Austria

Any communication under or in connection with any Stamp Duty Sensitive Document which is made in writing to addresses, fax numbers, and departments (if any) shall be made only provided that such address, fax number, and department (if any) is outside of Austria. Each Party agrees to comply with this Clause at all times.

40	CALCULATIONS AND CERTIFICATES

40.1	Accounts

(a)

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

(b)

Where any person gives a certificate on behalf of any parties to the Finance Documents pursuant to any provision thereof and such certificate proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate being incorrect save where such individual acted fraudulently in giving such certificate (in which case any liability of such individual shall be determined in accordance with applicable laws).

40.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

40.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

41	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

42	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

43	AMENDMENTS AND WAIVERS

43.1	Required consents

(a)	This Clause 43 is subject to the terms of the Intercreditor Agreement.

(b)

Subject to the other provisions of this Clause 43, any term of the Finance Documents may (other than the Fee Letters which may be amended or waived in accordance with their terms) be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

(c)

The Agent (or, if applicable, the Security Agent) may effect, on behalf of any Finance Party, any amendment, waiver, consent or release permitted by this Clause 43 and any amendment, waiver, consent or release made or effected in accordance with the provisions of this Clause 43, or in accordance with any other term of this Agreement or any other Finance Documents shall, in each case, be binding on all Parties. In the event that any of the Finance Parties is not entitled to grant to the Agent (or, if applicable, the Security Agent) the authority referred to in this Agreement it shall be obliged to appear with and execute at the same time as, the Agent (or, if applicable, the Security Agent), upon the request of the Agent (or, if applicable, the Security Agent), to formalise any actions or measures that are required. By virtue of this Agreement, each of the Finance Parties shall be obliged to cooperate with the Agent (or, if applicable, the Security Agent), including to participate in the negotiation and execution of the documents, either in public or private, that may be required for the execution and effectiveness of the provisions contained in this Agreement or any other Finance Document.

(d)

Each Finance Party irrevocably and unconditionally authorises and instructs the Agent to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is received in accordance with this Clause 43 (or on such later date as may be agreed by the Agent (or, if applicable, the Security Agent) and Company), provided that if the requisite Lender consent has not been received but, following any action which a member of the Group is entitled to take or require any Finance Party to take under Clauses 13.7 (Right of cancellation and repayment in relation to a single Lender, Issuing Bank or Guarantee Facility Issuing Bank), 13.8 (Right of cancellation in relation to a Defaulting, Non Consenting Lender, Non-Acceptable L/C Lender or Non-Acceptable Guarantee Lender), 13.9 (Right of prepayment in relation to a Defaulting, Non Consenting Lender, Non-Acceptable L/C Lender or Non-Acceptable Guarantee Lender) and/or 43.5 (Replacement of Lender), the requisite Lender consent would have been received, each Finance Party irrevocably and unconditionally authorises and instructs the Agent to execute any documentation relating to a proposed amendment or waiver, so long as such amendment or waiver is conditional upon such action being taken by a member of the Group.

(e)

The Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of Lenders determined in accordance with this Clause 43 (or on such later date as may be agreed by the Agent and Company).

(f)

Each Obligor agrees to any such amendment or waiver permitted by this Clause 43 which is agreed to by the Obligors’ Agent. This includes any amendment or waiver which would, but for this paragraph (f), require the consent of all or any of the Obligors.

43.2	All Lender Matters

(a)

Subject to Clause 43.4 (Other exceptions) and Clause 43.7 (Implementation of Additional Facilities and Permitted Structural Adjustment), and other than as expressly permitted by the provisions of this Agreement (including this Clause 43) or any other Finance Document, an amendment, waiver or (in the case of a Transaction Security Document) a consent in respect of any term of any Finance Document that has the effect of changing:

(i)	the definitions of “Majority Lenders”, “Super Majority Lenders” and “Structural Adjustment” in Clause 1.1 (Definitions);

(ii)	any provision which expressly requires the consent of all the Lenders;

(iii)

the specified waterfall order of priority ranking set out in the Intercreditor Agreement to the extent such amendment or waiver (or any consent or release be agreed thereunder or in relation thereto) would adversely affect the interests of the Lenders under this Agreement (in their capacity as such) (provided that any Permitted Structural Adjustment or the introduction of an Additional Facility or any other Permitted Indebtedness shall not be deemed to adversely affect the interests of the Lenders);

(iv)	Clause 2.4 (Finance Parties’ rights and obligations);

(v)	Clause 31 (Changes to the Lenders) to the extent further restricting the rights of the Lenders to assign, transfer or sub-participate their rights or obligations under the Finance Documents;

(vi)	Clause 36 (Sharing among the Finance Parties);

(vii)	this Clause 43;

(viii)	a change to the Borrowers or Guarantors other than in accordance with the terms of the Finance Documents;

(ix)	the introduction of an additional loan, commitment, tranche or facility into the Finance Documents ranking senior to the Facilities,

shall not be made without the prior consent of all the Lenders, provided that:

(A)	any amendment to Clause 31 (Changes to the Lenders) in accordance with paragraph (v) above shall only require the consent of each Lender who will be subject to any such additional restrictions; and

(B)	a change to a Borrower under any Facility within the scope of paragraph (viii) above shall only require the consent of the Lenders under that Facility,

unless, in each case, any amendment, waiver, consent or release is required to implement or reflect any Permitted Structural Adjustment, an Additional Facility or any Permitted Indebtedness.

43.3	Super Majority Lender Matters

Subject to Clause 43.4 (Other exceptions) and Clause 43.7 (Implementation of Additional Facilities and Permitted Structural Adjustment), and other than as expressly permitted by the provisions of this Agreement (including this Clause 43) or any other Finance Document, an amendment, waiver or (in the case of a Transaction Security Documents) a consent in respect of any term of any Finance Document that has the effect of changing:

(a)	the definitions of “Change of Control” and “Permitted Holders”;

(b)	the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 25 (Guarantees and Indemnity);

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed, or

(c)	the release of all or substantially all of:

(i)	any guarantee and indemnity granted under Clause 25 (Guarantees and Indemnity); or

(ii)	any Transaction Security,

shall not be made without the prior consent of the Super Majority Lenders unless:

(A)	that release is conditional upon or to become effective on or following repayment and cancellation in full of all amounts due and owing under the Facilities;

(B)

the Obligors’ Agent certifies that such release is required to effect or, implement a disposal, the incurrence of any indebtedness and grant of any Security in connection therewith (including any Additional Facility), a Permitted Transaction or any other action, in each case, permitted under and in accordance with the terms of the Finance Documents (including, in the case of such a disposal of shares in an Obligor, the release of not only any Transaction Security over those shares but also any guarantee or such Transaction Security granted by that Obligor or any of its Subsidiaries), provided that if that disposal, financing, Permitted Transaction or such other action is not immediately consummated, a new guarantee and (if applicable) new Transaction Security in respect of the obligations of a member of the Group under any of the Finance Documents on the same terms as those released is immediately granted over the assets which were released from such Transaction Security;

(C)	such release is pursuant to a resignation of an Obligor which resigns as a Guarantor in accordance with the provisions of Clause 33.4 (Resignation of an Obligor);

(D)

that release is required to effect or implement an Additional Facility, a New Debt Financing or a Permitted Structural Adjustment (or otherwise expressly permitted by or not prohibited (or otherwise approved) by this Agreement); or

(E)

such action is otherwise not prohibited by or contemplated (or is otherwise approved) under the provisions of clause 2.7 (Additional and/or Refinancing Debt), clause 15.1 (Non-Distressed Disposals) or clause 18 (New Debt Financings) of the Intercreditor Agreement,

and, in each case, the Obligors’ Agent confirms that such release (x) is not prohibited under this Agreement and (y) has been or will be simultaneously given and as a result no consent, sanction, authority or further confirmation from any Secured Party for that release shall be required and the Security Agent is irrevocably authorised and instructed to take such action provided for in this Clause 43.3 and pursuant to and in accordance with the other provisions of this Agreement, the Intercreditor Agreement and the other Finance Documents.

43.4	Other exceptions

(a)

A Structural Adjustment shall only require the prior consent of the Obligors’ Agent and each Lender that is participating in that Structural Adjustment and shall not require the consent of any other Lender unless such Structural Adjustment is to increase the Commitments or (subject to paragraph (b)(2) of Clause 2.2 (Additional Facilities)) reduce the tenor of any of the Facilities, in which case, such Structural Adjustment shall also require the consent of the Majority Lenders (including those Lenders participating in the Structural Adjustment).

(b)

Notwithstanding any other provision of this Clause 43, an amendment or waiver of Clause 28.2 (Financial Condition) or any definition referred to therein solely for the purposes of such Clause may be and shall only be made with the consent of the Majority Guarantee and Revolving Facility Lenders.

(c)

No consent from any Finance Party shall be required in connection with the implementation of (and any related amendment or waiver as part of the implementation of) an Additional Facility pursuant to Clause 2.2 (Additional Facilities) or any Permitted Indebtedness and or Additional Facility Notice (other than the consent of the relevant Additional Facility Lender(s) or person(s) providing the Additional Facility or Permitted Indebtedness).

(d)

Any amendment or waiver which relates adversely to the specific rights or obligations of the Agent, any Mandated Lead Arranger, any Issuing Bank, any Guarantee Facility Issuing Bank, any Ancillary Lender, a Fronted Ancillary Lender or Fronting Ancillary Lender, a Reference Bank or the Security Agent (in each case in such capacity) respectively may not be effected without the consent of the Agent, the relevant Mandated Lead Arranger, the relevant Issuing Bank, the relevant Guarantee Facility Issuing Bank, the relevant Ancillary Lender, the relevant Fronted Ancillary Lender or Fronting Ancillary Lender, Reference Bank or the Security Agent (as the case may be). For the avoidance of doubt, this paragraph (d) shall not entitle any Party to refuse its consent to any release of a guarantee or Transaction Security which would otherwise be permitted under another provision of the Finance Documents.

(e)

Any amendment or waiver which relates to the rights or obligations applicable to a particular Utilisation, Facility or class of Lenders and which does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations, Facilities or another class of Lender shall only require the consent of the Majority Lenders, Super Majority Lenders or all Lenders (as applicable) as if references in this paragraph (e) to “Majority Lenders”, “Super Majority Lenders” or “Lenders” were only to Lenders participating in that Utilisation, Facility or forming part of that affected class. For the avoidance of doubt, this paragraph (e) is without prejudice to the ability to effect, make or grant any amendment, waiver, consent or release pursuant to or in accordance with paragraph (d) above.

(f)

Each individual Lender may waive its right to a prepayment (including by way of amendment or waiver to any of the provisions) under Clause 14 (Mandatory Prepayment) or any other amounts which have become due and payable to it under this Agreement or any other Finance Documents.

(g)	Any amendment to paragraph (b) of Clause 14.1 (Exit and Listing) or Clause 14.2 (Excess Cash Flow) may be approved with the consent of the Majority Lenders.

(h)

Any amendment or waiver which relates only to the provisions governing transfers, assignments or sub-participations by Lenders and which makes such provisions more restrictive for any of the Lenders shall only require the consent of each Lender who will be subject to the resulting additional restrictions.

(i)

Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the Obligors’ Agent.

(j)

Subject to compliance with Clause 11.3 (Terms of Ancillary Facilities and Fronted Ancillary Facilities) and the provisions of the Intercreditor Agreement, no amendment or waiver of a term of any Ancillary Document shall require the consent of any Finance Party other than the relevant Ancillary Lender or Fronting Ancillary Lender unless such amendment or waiver would require an amendment or waiver of this Agreement (including, for the avoidance of doubt Clause 11 (Ancillary Facilities)), in such case the other provisions of this Clause 43 shall apply.

(k)

If the Obligors’ Agent or the Agent (at the request of the Obligors’ Agent) has requested the Finance Parties (or any of them) to give a consent in relation to, or to agree a release, waiver or amendment of, any provision of the Finance Documents or other vote of Lenders under the terms of this Agreement, then in the case of:

(i)	any Finance Party who has delivered a consent or agreement to such request, on and from the date of notification thereof to the Agent;

(ii)	any Replaced Lender, on and from the date of the replacement of such Replaced Lender;

(iii)	any Defaulting Lender, on and from the date on which it became a Defaulting Lender; and

(iv)	any Sanctioned Lender, on and from the date on which it became a Sanctioned Lender,

a consent or agreement to such request shall be treated and deemed as having been made by such Finance Party, Replaced Lender, Defaulting Lender or Sanctioned Lender (as applicable) and received by the Agent, and (unless otherwise agreed by the Obligors’ Agent or stipulated by the relevant Lender), subject to paragraph (l) below, such consent or agreement shall from such time be irrevocable and binding on such Finance Party, Replaced Lender, Defaulting Lender or Sanctioned Lender (as applicable) and any permitted assignee, transferee or counterparty to a sub-participation.

(l)

Any Finance Party or its permitted assignee or transferee that has expressly not consented or not agreed to a request for an amendment, waiver, consent or release shall always have the right to change or revoke their decision and subsequently deliver to the Agent a consent or agreement to such request at any time during the period for which the vote and request process is open for consents and acceptances as notified by the Agent to such Lender (and subject to any extension of such period as agreed between the Obligors’ Agent and the Agent).

(m)

No amendment or waiver of a term of a Syndication Strategy Letter or any Fee Letter or other side letter shall require the consent of any Finance Party other than any such person which is party to such letter.

(n)

Notwithstanding anything to the contrary, any amendment, waiver, consent or release of a Finance Document made in accordance with Clause 2.2 (Additional Facilities), Clause 2.3 (Increase), Clause 43.5 (Replacement of Lender), Clause 43.7 (Implementation of Additional Facilities and Permitted Structural Adjustment) or the Intercreditor Agreement shall be binding on all Parties without further consent of any Party.

(o)

Any term of the Finance Documents (other than any Ancillary Document) may be amended or waived by the Obligors’ Agent and the Agent (or, if applicable, the Security Agent) without the consent of any other Party if that amendment or waiver is to cure defects or omissions; resolve ambiguities or inconsistencies; reflect changes of a minor, technical or administrative nature or manifest error; is otherwise only for the benefit of all or any of the Lenders; or (provided that such waiver or amendment does not adversely affect the interests of the other Lenders whose consent is not required for the applicable amendment) is consequential on, incidental to, or required to implement an approved amendment, waiver, consent or release.

(p)

Any amendment, waiver, consent or release made or effected in accordance with any of paragraphs of this Clause 43.4, or in accordance with any other term of any of the Finance Documents, shall be binding on all Parties. Each Secured Party irrevocably and unconditionally authorises and instructs the Agent (for the benefit of the Agent and the Obligors’ Agent) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is received (or on such later date as may be agreed by the Agent and the Obligors’ Agent). Without prejudice to the foregoing, the Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of Lenders determined in accordance with this Clause 43.

(q)

Subject to paragraph (r) below, any Default, Event of Default, Declared Default or any notice, demand, declaration and/or other step or action taken under or pursuant to Clause 30.5 (Acceleration) may be revoked or, as the case may be, waived with the consent of the Majority Lenders.

(r)

Any Default, Event of Default or Declared Default arising under Clause 30.1 (Financial Covenant) and/or any notice, demand, declaration or other step or action taken under or pursuant to Clause 30.5 (Acceleration) in connection with any Default, Event of Default or Declared Default arising under Clause 30.1 (Financial Covenant), may be revoked or, as the case may be, waived with the consent of the Majority Guarantee and Revolving Facility Lenders.

(s)

Notwithstanding anything to the contrary in the Finance Documents, any re-designation or transfer of all or any part of a Commitment and/or a participation in any Utilisation to a new tranche or facility established as an Additional Facility or pursuant to a Structural Adjustment or any other term of any of the Finance Documents (or any other similar or equivalent transaction) may be approved with the consent of the Lender holding that Commitment and/or, as the case may be, participation (or part thereof) and the Obligors’ Agent (without any requirement for any consent or approval from any other person).

(t)

To the extent disenfranchised in accordance with paragraph (g) of Clause 32 (Debt Purchase Transactions) the Commitment and/or participation of any member of the Group, any Unrestricted Subsidiary or any Sponsor Affiliate shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility or Facilities when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity, Majority Lenders and Super Majority Lenders) of Total Commitments and/or participations has been obtained to approve that request.

(u)	Each Finance Party authorises and instructs the Agent to enter into any amendment or waiver of any term of any Finance Document requested by the Obligors’ Agent for the purpose of granting additional rights and benefits to the Lenders, any group of Lenders, the Guarantee Facility Issuing Bank and/or any Issuing Bank and which does not impose material additional liabilities or obligations on such Lenders, group of Lenders, the Guarantee Facility Issuing Bank and/or Issuing Bank (as applicable), in each case without the requirement for any consent of any other Finance Party.

(v)

As at each date that the Agent or Security Agent determines whether the consent of the requisite Finance Parties to any proposed amendment, waiver, consent or release has been obtained or whether instructions have been received from the requisite Finance Parties to take any action under Clause 30.5 (Acceleration), each Lender shall be deemed to represent to the Company that it is not a Net Short Lender, other than:

(i)	any Lender that has notified the Company and the Agent in writing that it is a Net Short Lender;

(ii)	any Mandated Lead Arranger, A&E Coordinator, Revolving Facility Lender or Guarantee Facility Lender (and in each case its Affiliates), in each case other than any Hedge Fund; and

(iii)

any Lender which is a deposit-taking financial institution authorised by a financial services regulator to carry out the business of banking or any Lender incorporated or established in the UK that would have been a regulated deposit taking institution but for the application of the “ring-fencing” rules under the Financial Services (Banking Reform) Act 2013 in respect of such Lender.

(w)

Unless the Company agrees otherwise (in respect of any individual Net Short Lender) the participations and Commitments of any Net Short Lender shall be deemed to be zero for the purposes of both the numerator and the denominator of the relevant percentage of the Commitments or otherwise when ascertaining whether the approval of or any instructions of the Majority Lenders, the Majority Revolving Facility Lenders, the Super Majority Lenders, the Super Majority Revolving Facility Lenders, all Lenders, or any other class of Lenders (as applicable) have been obtained for all purposes under the Finance Documents, including with respect to any request for a consent or agreement or requirement for instructions to be given to the Agent or Security Agent.

43.5	Replacement of Lender

(a)	If at any time:

(i)	any Finance Party becomes or is a Non Consenting Lender, a Non-Acceptable L/C Lender, a Non-Acceptable Guarantee Lender, a Defaulting Lender, a Sanctioned Lender or a Net Short Lender;

(ii)

an Obligor becomes obliged to repay any amount in accordance with Clause 13.1 (Illegality) or to pay additional amounts pursuant to Clause 20.2 (Tax Gross Up), Clause 20.3 (Tax Indemnity) or Clause 21.1 (Increased costs) to any Finance Party; or

(iii)	any Finance Party invokes the benefit of Clause 18.2 (Market disruption),

then the Obligors’ Agent may, on no less than five (5) Business Days’ prior written notice (a “Replacement Notice”) to the Agent and such Finance Party (a “Replaced Lender”):

(A)

replace a participation of such Replaced Lender by requiring such Replaced Lender to (and such Replaced Lender shall) transfer pursuant to Clause 31 (Changes to the Lenders) on such dates as specified in the Replacement Notice all or part of its rights and obligations under this

Agreement to a Lender constituting a New Lender under Clause 31.2 (Assignments and Transfers by Lenders) (a “Replacement Lender”) selected by the Obligors’ Agent which confirms its (or their) willingness to assume and does assume all or part of the obligations of the Replaced Lender (including the assumption of the Replaced Lender’s participations or unfunded or undrawn participations (as the case may be) on the same basis as the Replaced Lender) for a purchase price in cash payable at the time of transfer in an amount equal to the applicable outstanding principal amount of such Replaced Lender’s participation in the outstanding Utilisations or Ancillary Outstandings and all related accrued interest, Bank Guarantee Fees and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents in respect of such transferred participation; and/or

(B)

prepay (or procure that another member of the Group prepays) on such dates as specified in the Replacement Notice, provided that, where a prepayment is made to a Non Consenting Lender, such prepayment is funded directly or indirectly from any Acceptable Funding Sources (or such other source as approved by the Majority Lenders), all or any part of such Lender’s participation in the outstanding Utilisations or Ancillary Outstandings and all related accrued interest, Bank Guarantee Fees and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents in respect of such participation; and/or

(C)

cancel all or part of the undrawn Commitments or Ancillary Commitments, Fronted Ancillary Commitments and Fronting Ancillary Commitments of that Replaced Lender on such dates as specified in the Replacement Notice.

(b)

Any notice delivered under paragraph (a) above (or any subsequent notice for this purpose, as applicable) may be accompanied by a Transfer Certificate complying with Clause 31.7 (Procedure for transfers), and/or an Assignment Agreement complying with Clause 31.8 (Procedure for assignment) and any other related documentation to effect the transfer or assignment, which Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment (if attached) shall be promptly (and by no later than three (3) Business Days from receiving such Transfer Certificate, Assignment Agreement and any other related documentation) executed by the relevant Replaced Lender and returned to the Obligors’ Agent. Notwithstanding the requirements of Clause 31 (Changes to the Lenders) or any other provisions of the Finance Documents, if a Replaced Lender does not execute and/or return a Transfer Certificate, an Assignment Agreement and any other related documentation to effect the transfer or assignment as required by this paragraph (b) within three (3) Business Days of delivery by the Obligors’ Agent, the relevant transfer or transfers or assignment and assignments shall automatically and immediately be effected for all purposes under the Finance Documents on payment of the replacement amount to the Agent (for the account of the relevant Replaced Lender) (notwithstanding failure to execute such documentation by the relevant Replaced Lender), and the Agent may (and is authorised and required by each Finance Party to) execute, without requiring any further consent or action from any other party, a Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment on behalf of the relevant Replaced Lender which is required to transfer its rights and obligations or assign its rights under this Agreement pursuant to paragraph (a) above which shall be effective for the purposes of Clause 31.7 (Procedure for transfers) and Clause 31.8 (Procedure for assignment). The Agent shall not be liable in any way for any action taken by it pursuant to this paragraph (b) and, for the avoidance of doubt, the provisions of Clause 34.10 (Exclusion of liability) shall apply in relation thereto.

(c)

Unless otherwise agreed by the Majority Lenders or provided pursuant to another provision of this Agreement, the replacement of a Lender pursuant to this Clause 43.5 shall be subject to the following conditions:

(i)

the Obligors’ Agent must ensure that all (and not part only) of a Lender’s rights and obligations under this Agreement are replaced, prepaid or cancelled in full in accordance with the provisions of paragraphs (a)(A) to (a)(C) above notwithstanding that the Obligors’ Agent may exercise any of its rights under such provisions in whole or in part;

(ii)	the Obligors’ Agent shall have no right to replace the Agent or Security Agent in its capacity as such;

(iii)

the Obligors’ Agent may only deliver a Replacement Notice (pursuant to paragraph (a)(i) above in respect of any Non Consenting Lender), at any time prior to the date falling 90 days after the Non Consenting Lender notifies the Obligors’ Agent and the Agent of its refusal to give a consent to any requested release, waiver or amendment; or (in the case of paragraphs (a)(ii) or (a)(iii) above) within 90 days of becoming entitled to do so; or (in the case of paragraph (a)(iii) above) within 90 days of the delivery of the Replacement Notice;

(iv)	neither the Agent nor the Lender shall have any obligation to the Obligors’ Agent to find a Replacement Lender; and

(v)	in no event shall the Lender replaced under this Clause 43.5 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

43.6	Disenfranchisement of Non Responding Lenders

(a)

In ascertaining the Majority Lenders, the Super Majority Lenders, all Lenders or any other class of Lenders (as applicable) or whether any given percentage (including, for the avoidance of doubt, unanimity) of any of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, at the election of the Obligors’ Agent (in its sole discretion), a Non Responding Lender’s Commitments and participations will be deemed to be zero (0) for the purposes of the denominator of the relevant percentage.

(b)	For the purposes of this Clause 43.6:

“Non Responding Lender” means any Lender, where:

(i)

the Obligors’ Agent or the Agent (at the request of the Obligors’ Agent) has requested the Lenders (or any group of Lenders) to give a consent in relation to, or to agree to a release, waiver or amendment of, any provisions of the Finance Documents or other vote of the Lenders (or any group of Lenders) under the terms of this Agreement (the “Relevant Consent”); and

(ii)	such Lender has not consented to and has not rejected the Applicable Consent by 5.00p.m. on:

(A)	the date falling 10 Business Days after the date of such request (or if such Lender is a Defaulting Lender or Sanctioned Lender, 5 Business Days); or

(B)	any other period of time specified by the Obligors’ Agent (but if shorter than 10 Business Days, agreed by the Agent) of the date of such request.

43.7	Implementation of Additional Facilities and Permitted Structural Adjustment

(a)

The Agent and/or the Security Agent, as the case may be, shall, on behalf of the Secured Parties (unless a Secured Party is required under applicable law to do so in its own name, in which case the relevant Secured Party shall) and is hereby authorised to enter into such agreement or agreements with the Obligors and/or the holders of the Liabilities pursuant to any Additional Facility, other New Debt Financing or Permitted Structural Adjustment and/or their agents and trustees to enter into any confirmation, amendment, replacement of or supplement to the Finance Documents (including any amendment, waiver or release in respect of any Transaction Security Document or any grant of Transaction Security pursuant to a new Transaction Security Document, provided that any such release is coupled with a substantially simultaneous re-granting on substantially the same terms or as otherwise contemplated or permitted by this Clause 43.7 or Clause 43.3 (Super Majority Lender Matters) or clause 20.2 (Transaction Security: New Debt Financings) of the Intercreditor Agreement) and/or take any other action (subject to the Agreed Security Principles) as is necessary or appropriate in order to:

(i)	give effect to the terms of any Additional Facility or other New Debt Financing or Permitted Structural Adjustment; or

(ii)	facilitate the establishment of any Additional Facility or other New Debt Financing or Permitted Structural Adjustment entered into in compliance with this Agreement,

in each case subject to the provisions of this Clause 43 and provided that such New Debt Financing or Permitted Structural Adjustment or confirmation, amendment, replacement of or supplement to the Finance Documents (including any amendment, waiver or release in respect of any Transaction Security Document or any grant of Transaction Security pursuant to a new Transaction Security Document) is permitted by and entered into in compliance with this Agreement and the Intercreditor Agreement (and the Obligors’ Agent confirms that is the case).

(b)

The Agent and the Security Agent are irrevocably authorised and instructed by each other Secured Party (without the requirement for any further authorisation or consent from any other Secured Party) to enter into such documentation and take any such action contemplated or permitted by this Clause 43.7 and provided that it is permitted by Clause 43.3 (Super Majority Lender Matters) above and shall do so promptly on request and at the expense of the Company. Except where otherwise required by applicable law, any such amendment shall not require the consent of any Secured Party and shall be effective and binding on all Parties upon the execution thereof by the Obligors, each of the Agent and the Security Agent.

(c)	Each Obligor confirms:

(i)	the authority of the Obligors’ Agent to:

(A)	give effect to the terms of any Additional Facility or any New Debt Financing or Permitted Structural Adjustment; and

(B)	agree, implement and establish any Additional Facility or any New Debt Financing or Permitted Structural Adjustment in accordance with this Agreement; and

(ii)

that its guarantee and indemnity set out in this Agreement (or any applicable Accession Deed or other Finance Document), and all Security granted by it will (to the extent provided pursuant to the terms of the relevant Additional Facility or any New Debt Financing or Permitted Structural Adjustment) entitle the Lenders under any Additional Facility and the persons providing the New Debt Financing or Permitted Structural Adjustment to benefit from such guarantee and indemnity and such Security (subject only to any applicable limitations on such guarantee and indemnity set out in Clause 25 (Guarantees and Indemnity) or any Accession Deed or other document pursuant to which it became an Obligor) and extend to include all obligations arising under or in respect of any Additional Facility, any New Debt Financing or Permitted Structural Adjustment as applicable.

(d)

Notwithstanding the foregoing, nothing in this Clause 43.7 shall oblige the Security Agent, the Agent or any other Secured Party to execute any document if it would impose personal liabilities or obligations on, or adversely affect the rights, duties or immunities of the Security Agent, the Agent or such Secured Party (provided that the incurrence of such Additional Facility, New Debt Financing or Permitted Structural Adjustment shall not be deemed to adversely affect the rights of any Secured Party) and nothing in this Clause 43.7 shall be construed as a commitment to advance or arrange any such Additional Facility, New Debt Financing or Permitted Structural Adjustment. The Agent and the Security Agent are authorised and instructed by the Secured Parties to execute any document or take any other action set out in this Clause 43 on behalf of the Secured Parties.

(e)

Any Permitted Structural Adjustment may be effected pursuant to an amendment to this Agreement (a “Structural Adjustment Amendment Agreement”) executed and delivered by the Obligors’ Agent and each consenting Lender in respect of the Permitted Structural Adjustment (the “Consenting Lenders”). The Obligors’ Agent shall promptly notify the Agent and the Agent shall promptly notify each Lender as to the effectiveness of any Structural Adjustment Amendment Agreement. Each Structural Adjustment Amendment Agreement may, without the consent of any Lender other than the applicable Consenting Lenders, effect such amendments to this Agreement and the other Finance Documents as may be necessary or appropriate, in the opinion of the Consenting Lenders and the Company, to give effect to the provisions of this paragraph (e) including any amendments necessary to treat the applicable Loans and/or Commitments of the Consenting Lenders as a new “class” of loans and/or commitments hereunder.

44	CONFIDENTIALITY

44.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 44.2 (Disclosure of Confidential Information) and Clause 44.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

44.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers provided that if the intended recipient is a person to whom the Finance Party would be required to obtain the consent of the Company in order to assign or transfer or sub-participate a Commitment to such person, that the Finance Party must obtain the prior written consent of the Company prior to the making of such disclosure;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Obligors’ Agent or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers provided that if the intended recipient is a person to whom the Finance Party would be required to obtain the consent of the Company in order to transfer, assign or sub-participate a Commitment to such person, that Finance Party must obtain the prior written consent of the Company prior to the making of such disclosure;

(iii)

appointed by any Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including any person appointed under paragraph (c) of Clause 34.15 (Relationship with the Lenders));

(iv)

who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b)(i) or (b)(ii) above provided that if the intended recipient is a person to whom the Finance Party would be required to obtain the consent of the Company in order to transfer, assign or sub-participate a Commitment to such person, that Finance Party must obtain the prior written consent of the Company prior to the making of such disclosure;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 31.12 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Obligors’ Agent,

in each case, such Confidential Information as that Finance Party shall (acting reasonably and in good faith) consider appropriate provided that if:

(A)

in relation to paragraphs (b)(i) or (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price sensitive information; or

(C)

in relation to paragraphs (b)(v),(b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party (acting reasonably and in good faith), it is not practicable so to do in the circumstances, and a copy of any such confidentiality undertaking and any amendment thereto shall be provided to the Obligors’ Agent within 10 Business Days of request by the Obligors’ Agent;

(c)

to any person appointed by that Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Obligors’ Agent and the relevant Finance Party, and a copy of any such confidentiality undertaking and any amendment thereto shall be provided to the Obligors’ Agent within 10 Business Days of request by the Obligors’ Agent (provided that if (and only for so long as) the disclosure of such confidentiality undertaking or amendment thereto is prohibited by the bone fide internal policies of the relevant Finance Party, such disclosure to the Company shall not be required to be made by the Relevant Finance Party);

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors’ Agent or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price sensitive information; and

(e)	the Obligors’ Agent will consent to any reasonable request by Mandated Lead Arrangers to publicise the Facilities after the Closing Date.

44.3	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities, the Company and/or one or more Obligors the following information:

(i)	names of the Company and Obligors;

(ii)	country of domicile of the Company and Obligors;

(iii)	place of incorporation of the Company and Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Mandated Lead Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to

(xi)	above; and

(xiii)	such other information agreed between such Finance Party and the Obligors’ Agent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities, the Company and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraph (a) above is, nor will at any time be, unpublished price sensitive information.

(d)	The Agent shall notify the Obligors’ Agent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities, the Company and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities, the Company and/or one or more Obligors by such numbering service provider.

44.4	Entire agreement

This Clause 44 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

44.5	Inside information

Each of the Finance Parties:

(a)

acknowledges that some or all of the Confidential Information is or may be price sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse;

(b)	undertakes not to use any Confidential Information for any unlawful purpose; and

(c)

agrees with that, without prejudice to the obligations of any member of the Group to deliver or provide information to the Finance Parties as required by any Finance Document, there shall be no requirement, pursuant to this Agreement or otherwise, for any other member of the Group, any Investor of any of their Affiliates to publish or otherwise make public any unpublished price-sensitive or inside information or any other information which if known to the public would be likely to have an effect on the price of any securities issued by any member of the Group, in each case unless otherwise agreed by the Obligors’ Agent.

44.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Obligors’ Agent:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 44.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 44.

44.7	Continuing obligations

The obligations in this Clause 44 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 Months from the earlier of:

(a)

the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

For the avoidance of doubt, each Obligor incorporated in or established under the laws of the Republic of Austria herewith explicitly consents pursuant to § 38 para 2 no 5 of the Austrian Banking Act (Bankwesengesetz—BWG) to a disclosure of information pursuant to, and in accordance with the limitations of, this Clause 44 (Confidentiality) and explicitly waives any banking secrecy obligations any Finance Party may have under § 38 of the Austrian Banking Act in this respect.

45	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document. Delivery of a counterpart of a Finance Document by email attachment or telecopy shall be an effective mode of delivery.

46	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law, provided that Schedule 15 (General Undertakings), Schedule 16 (Events of Default) and Schedule 17 (Certain New York Law Defined Terms) of this Agreement and any non-contractual obligations arising out of or in connection with those Schedules shall be interpreted in accordance with the laws of the State of New York (without prejudice to the fact that this Agreement is governed by English law).

47	POWER OF ATTORNEY

(a)	A Dutch Obligor may appoint an attorney to represent it for purposes of signing this Agreement or any agreement or document it enters into in connection with this Agreement.

(b)

If the power of attorney is expressed to be governed by Dutch law, each other Party accepts that choice of law, in accordance with Article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978.

48	ENFORCEMENT

48.1	Jurisdiction of English courts

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”) including in relation to Schedule 15 (General Undertakings), Schedule 16 (Events of Default) and Schedule 17 (Certain New York Law Defined Terms) of this Agreement and any non-contractual obligations arising out of or in connection with those Schedules.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

48.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)

irrevocably appoints Weil Secretaries Limited of 110 Fetter Lane, London, EC4A 1AY, United Kingdom (Attention: Tom Richards / Patrick Brendon) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the Obligors’ Agent or relevant Obligor of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Obligors’ Agent (on behalf all the Obligors) must promptly (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Agent (acting reasonably and in good faith). Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

The Original Obligors

The Original Borrowers

Name	Jurisdiction of incorporation	Registered number or equivalent
INNIO Group Holding GmbH (previously AI Alpine AT BidCo GmbH)	Austria	FN489858f

INNIO Holding Inc. (previously INNIO North America Holding Inc.)	Delaware	6921086

INNIO International Holding B.V. (previously AI Alpine NL BidCo B.V.)	The Netherlands	71852336

The Original Guarantors

Name	Jurisdiction of incorporation	Registered number or equivalent
INNIO Group Holding GmbH (previously AI Alpine AT BidCo GmbH)	Austria	FN489858f

INNIO Holding Inc. (previously INNIO North America Holding Inc.)	Delaware	6921086

INNIO International Holding B.V. (previously AI Alpine NL BidCo B.V.)	The Netherlands	71852336

PART II

The Original Lenders

[RESTATED IN RESPECT OF THE ORIGINAL GUARANTEE FACILITY AND THE

ORIGINAL REVOLVING FACILITY AND NOT OTHERWISE UPDATED]

Name of Original Lender	Facility B (EUR) Commitment (€)	Facility B (USD) Commitme nt ($)	Original Guarantee Facility Commitme nt (€)	Original Revolving Facility Commitm ent ($)	Status (Non- Acceptable L/C Lender: Yes / No)	Status (Non- Acceptable Guarantee Lender: Yes / No)	Jurisdiction of Tax Residence
Bank of America Merrill Lynch International Limited					n/a	n/a	United Kingdom
Bank of America, N.A.					n/a	n/a	United Kingdom
Bank of America Europe DAC				$15,000,000	n/a	n/a	Ireland
BNP Paribas Fortis S.A./N.V.				$22,000,000	n/a	n/a	Belgium
Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer Französischen Société Anonyme			€34,000,000	$10,000,000	n/a	No	France
Citibank Europe Plc				$22,000,000	n/a	n/a	Ireland
Deutsche Bank AG, London Branch					n/a	n/a	Germany
Deutsche Bank Aktiengesellsc haft				$22,000,000	n/a	n/a	Germany
Erste Group Bank AG			€66,000,000	$45,000,000	n/a	No	Austria

Landesbank Hessen-Thüringen Girozentrale			€20,000,000	$45,000,000	n/a	No	Germany
Jefferies Finance Europe, SCSP					n/a	n/a	Luxembourg
Morgan Stanley Bank AG				$22,000,000	n/a	n/a	Germany
UniCredit Bank Austria AG			€100,000,000	$22,000,000	n/a	No	Austria
Banco Santander, S.A.			€30,000,000		As confirmed to the Agent	As confirmed to the Agent	As confirmed to the Agent

TOTAL	€1,100,000,000	$595,500,000	€250,000,000	$225,000,000	—	—	—

SCHEDULE 2

CONDITIONS PRECEDENT

[SATISFIED PRIOR TO CLOSING DATE RESTATED FOR REFERENCE ONLY]

PART I

Conditions Precedent to the Closing Date

1	Obligors

(a)	Constitutional documents: a copy of the constitutional documents of each Original Obligor and Topco.

(b)

Board approvals: with respect to each Original Obligor and Topco, to the extent legally required, a copy of a resolution of the board of directors, the management board of directors, any supervisory board of directors (or, in each case, any committee thereof) and/or equivalent body of each Original Obligor and Topco, as applicable, approving the transactions and the Finance Documents to which it is a party, including in the case of an Original Obligor incorporated in Austria, a managing board resolution (Geschäftsführerbeschluss) and a shareholders’ resolution (Gesellschafterbeschluss).

(c)	Specimen signatures: specimen signatures for the person(s) authorised in the resolutions referred to above (to the extent such person will execute a Finance Document).

(d)	Director’s or officer’s certificates: A certificate from each Original Obligor and Topco (signed by an authorised signatory):

(i)

certifying that each copy document relating to it specified in paragraphs (a) to (c) above is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the date of this Agreement;

(ii)

confirming that, subject to the Guarantee Limitations, borrowing or guaranteeing or securing (as appropriate) the Total Commitments would not cause any borrowing, guarantee, security or other similar limit binding on it to be exceeded;

(iii)

in respect of Topco only, confirming that Topco is not subject to nor, as applicable, does it meet or threaten to meet the criteria of bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée), reprieve from payment (sursis de paiement), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally and no application has been made or is to be made by its managers or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings;

(iv)

in respect of Topco only, confirming that Topco has (i) its registered office at 2-4 rue Beck, L-1222 Luxembourg and (ii) it has its domicile in Luxembourg in the premises of a company belonging to the same group, having its registered office at 2-4 rue Beck, L-1222 Luxembourg, and therefore falls under the exception of article 1 paragraph 4 of the Luxembourg law dated 31 May 1999 concerning the domiciliation of companies, as amended;

(v)	in respect of Topco only, containing an excerpt of the Luxembourg Trade and Companies Register dated as at a date no earlier than the date of the Certificate; and

(vi)

in respect of Topco only, containing a certificat de non-inscription de décision judiciaire issued by the Luxembourg Trade and Companies Register dated as at a date no earlier than the date of the Certificate.

2	Finance Documents

A copy of the counterparts of each of the following documents duly executed by each Original Obligor and Topco (to the extent party to such document):

(a)	this Agreement;

(b)	the Intercreditor Agreement;

(c)	the Fee Letters;

(d)	the Transaction Security Documents listed in the table below:

Name of Grantor	Security Document	Governing law of Security Document
Topco	Share pledge over the shares in Austrian Bidco	Austria

Topco	Pledge over Structural Intercompany Receivables	Austria

Austrian Bidco	Bank account pledge (over material bank accounts with no control over use)	Austria

Austrian Bidco	Pledge over intra-group receivables in respect of intra-group loans pursuant to which certain proceeds of the Facilities and the Second Lien Facility are on-lent on or around the Closing Date	Austria

Austrian Bidco	Share pledge over the shares in the US Bidco	New York

Austrian Bidco	Share pledge over the shares in the Dutch Bidco	The Netherlands

US Bidco	US Security Agreement	New York

3	Acquisition Documents

(a)

Acquisition Agreement: A copy of the executed Acquisition Agreement, provided that this condition precedent will be satisfactory to the Agent if the Acquisition Agreement is provided in the form received by the Mandated Lead Arrangers prior to the date of this Agreement, save for any amendments or waivers which are not materially adverse to the interests of the Original Lenders (taken as a whole) under the Finance Documents or any other changes or additions approved by the Mandated Lead Arrangers (each acting reasonably).

(b)	Closing Certificate: a certificate from Austrian Bidco (signed by an authorised signatory) confirming that:

(i)

each of the conditions to the Acquisition Agreement have been satisfied or waived other than: (A) payment of the purchase price under the Acquisition Agreement, (B) any other condition or matter which cannot be satisfied until the Closing Date, (C) as not prohibited by this Agreement and/or (D) any other waivers, amendments, changes or additions approved by the Agent (acting on the instructions of the Majority Lenders (each acting reasonably));

(ii)	that on or prior to the Closing Date the Sponsor Equity Investment will not be less than 30% of the Funded Capital Structure; and

(iii)

the conditions precedent to initial utilisation of the Second Lien Facility (other than any condition as to the disbursement and/or application of the proceeds of the Second Lien Facility) have been or will be satisfied or waived prior to or substantially concurrently with the initial utilization of the Facilities.

4	Legal Opinions

(a)	A legal opinion from Latham & Watkins LLP as English law counsel to the Arrangers and the Original Lenders in respect of this Agreement.

(b)	A legal opinion (as to capacity) from Bonn Steichen & Partners as Luxembourg law counsel to Topco.

(c)

A legal opinion (as to enforceability) from Binder Grosswang Rechtsanwälte GmbH as Austrian law counsel to the Arrangers and the Original Lenders in respect of the Austrian law governed Security Documents.

(d)	A legal opinion (as to capacity) from Schonherr Rechtsanwälte GmbH as Austrian law counsel to Austrian Bidco.

(e)	A legal opinion from Weil, Gotshal & Manges LLP as New York law counsel to US Bidco.

(f)	A legal opinion from Loyens & Loeff N.V. as Dutch law counsel in the Netherlands to the Arrangers and the Original Lenders.

5	Reports

The following reports (the “Reports”):

(a)	the commercial due diligence report prepared by Bain & Company, Inc. United Kingdom;

(b)	the financial due diligence report entitled “Project Diamond - Vol I: Financial Due Diligence” prepared by PricewaterhouseCoopers GmbH;

(c)	the legal due diligence report prepared by Milbank, Tweed, Hadley & McCloy LLP;

(d)	the environmental report prepared by Ramboll UK Limited;

(e)	the insurance report prepared by Marsh Ltd;

(f)	the carve out report entitled “Project Diamond - Vol II: Phase II Carve-out Complexity Report” prepared by PricewaterhouseCoopers GmbH;

(g)	The tax due diligence report entitled “Project Diamond - Vol III: Phase II Tax Due Diligence” prepared by PricewaterhouseCoopers GmbH;

(h)	the Tax Structure Memorandum,

provided	that:

(i)	no reliance will be given on any of the Reports;

(ii)

the Reports specified in paragraphs (a) to (g) above were delivered prior to the date of this Agreement in form and substance satisfactory to the Agent and nothing further is required to be delivered pursuant to those paragraphs; and

(iii)

the form and substance of the Tax Structure Memorandum will be satisfactory to the Agent if the final Tax Structure Memorandum is, in form and substance, substantially the same as the final versions or drafts (as applicable) received by the Mandated Lead Arrangers prior to the date of this Agreement, save for any changes which are not materially adverse to the interests of the Original Lenders (taken as a whole) under the Finance Documents or any other changes approved by the Mandated Lead Arrangers (acting reasonably).

6	Financial Information

(a)	Original Financial Statements: the Original Financial Statements, provided that such Original Financial Statements shall not be required to be in a form and substance satisfactory to the Agent.

(b)	Base Case Model: the agreed base case model received by the Mandated Lead Arrangers prior to the date of this Agreement.

7	Other

(a)	Approved List: a copy of the Approved List.

(b)

Funds Flow Statement: (only if a statement of sources and uses is not included in the Tax Structure Memorandum) a funds flow statement setting out the sources and uses for the Acquisition to be made on or prior to the Closing Date, provided that such funds flow statement shall not be required to be in a form and substance satisfactory to the Agent.

(c)

Fees: reasonable evidence that all fees then due and payable to the Finance Parties for their own account under the Fee Letter on or before the Closing Date in connection with the Facilities and the Finance Documents have been or will be paid on or prior to the Closing Date or as otherwise agreed between the Company and the Agent, provided that a reference to payment of such fees in a Utilisation Request, the Funds Flow Statement or the Tax Structure Memorandum shall be deemed to be reasonable evidence such that this condition precedent is satisfactory to the Agent.

(d)	Process Agent: evidence that the process agent appointed in respect of a Finance Document for each Obligor and Topco has accepted its appointment as agent for service of process.

(e)

Second Lien Facility Agreement: a copy of the duly executed Second Lien Facility Agreement, provided that this condition precedent will be satisfactory to the Agent if the Second Lien Facility Agreement is provided in a form which is substantially consistent with the marketing term sheet for the Second Lien Facility approved by the Mandated Lead

Arrangers prior to the date of this Agreement and distributed to potential investors in the Second Lien Facility, save for any amendments or waivers which are not materially adverse to the interests of the Original Lenders (taken as a whole) under the Finance Documents or any other changes or additions approved by the Mandated Lead Arrangers (each acting reasonably).

(f)

Group Structure Chart: (only if such group structure is not included in the Tax Structure Memorandum) a group structure chart (on the basis that the Acquisition Closing Date has occurred), provided that such structure chart shall not be required to be in a form and substance satisfactory to the Agent.

(g)

KYC: completion of the Mandated Lead Arrangers’ reasonable “know your customer” checks on the Initial Investors specified in paragraph (a) of that definition, Austrian Bidco, Dutch Bidco and US Bidco which are required and which (in each case) have been notified to Austrian Bidco not later than five (5) Business Days prior to the date of the Commitment Letter or if later, the date falling five (5) Business Days after the Mandated Lead Arrangers receive notification of incorporation of each such company.

PART II

Conditions Precedent to be Delivered by an Additional Obligor

1	Obligors

A copy of each of the documents listed in paragraph 1 (Obligors) of Part I (Conditions Precedent to the Closing Date) of this Schedule 2, as though references therein to the Original Obligors or Topco were references to such Additional Obligor and, in relation to an Additional Obligor that is domiciled in the Netherlands, if applicable, an unconditional positive, written advice from any works council in relation to the transactions contemplated by the Agreement and any other document required for compliance with the Dutch Act on works councils.

2	Finance Documents

A copy of the counterparts of each of the following documents duly executed by such Additional Obligor:

(a)	an Accession Deed; and

(b)

each Transaction Security Document required to create any Transaction Security required to be granted by or over the shares in the capital of such Additional Obligor in accordance with the Agreed Security Principles.

3	Legal Opinions

The following legal opinions from counsel to such Additional Obligor (or, if elected by the Company and customary in such Additional Obligor’s jurisdiction of incorporation, counsel to the Mandated Lead Arrangers and/or the Agent) addressed to the Original Lenders, the Agent (on its own behalf) and the Security Agent (on its own behalf):

(a)

a legal opinion in respect of the capacity of such Additional Obligor to enter into, and due execution by such Additional Obligor of, each Accession Deed and each Transaction Security Document to which it is a party; and

(b)	a legal opinion in respect of the enforceability of each Accession Deed and each Transaction Security Document to which it is party,

provided that in respect of an Additional Obligor incorporated in the same jurisdiction as an Original Obligor or any previous Additional Obligor, any such opinion shall be deemed to be in form and substance satisfactory to the Agent if delivered in substantially the same form as any equivalent opinion delivered under paragraph 4 (Legal Opinions) of Part I (Conditions Precedent to the Closing Date) of this Schedule 2 or any equivalent opinion previously delivered under this paragraph 3.

4	Other

“Know your customer” and any other anti-money laundering documentation required, to the extent notified to the Agent by a Finance Party and notified by the Agent to the Company in each case at least five (5) Business Days prior to the date the Accession Deed is signed or, if later, within 10 Business Days of the proposed accession of that Additional Obligor being notified to the Lenders.

SCHEDULE 3

REQUESTS AND NOTICES

PART I

Form of Utilisation Request – Loans

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

From:	[Borrower] [Obligors’ Agent]

To:	[•] as Agent

Dated:	[•]

Dear Sirs

Project Diamond - Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1

We refer to the Facilities Agreement. This is an Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

Borrower:	[•]

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility B (EUR)][Facility B (USD)] [Original Revolving Facility] [Additional Facility][1]

Currency of Loan:	[•]

Amount:	[•] or, if less, the Available Facility

Interest Period:	[•][2]

[1]	Select the Facility to be utilised and delete references to the other Facilities.
[2]

If the Interest Period selected is shorter than 1, 2, 3 or 6 Months, confirm whether the request for a shorter period is in accordance with, and for the purpose set out in paragraph (i), (ii) or (iii) of paragraph ((h) of Clause 17.1 (Selection of Interest Periods and Terms)

3

We confirm that each condition specified in Clause 4.2 (Further conditions precedent) [and Clause 4.5 (Utilisations during the Certain Funds Period) / Clause 4.6 (Utilisations during an Agreed Certain Funds Period)] [and Clause 2.2 (Additional Facilities)][3] is or will be satisfied on the Utilisation Date.

4	[The proceeds of this Loan should be credited to [account]].

5	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[insert name of Obligors’ Agent or relevant Borrower]4

[3]	Include only if the Utilisation Request is in respect of a Loan under an Additional Facility.
[4]	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Obligors’ Agent on behalf of the Borrower.

PART II

Form of Utilisation Request – Letters of Credit

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

From:	[Borrower] [Obligors’ Agent]

To:	[•] as Agent

Dated:	[•]

Dear Sirs

Project Diamond - Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1

We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to arrange for a Letter of Credit to be issued under a Revolving Facility by the Issuing Bank specified below (which has agreed to do so) on the following terms:

Borrower:	[•]

Issuing Bank:	[•]

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Currency of Letter of Credit:	[•]

Amount:	[•] or, if less, the Available Facility in relation to the Revolving Facility

Term:	[•]

Facility	[Original Revolving Facility] / [Additional Revolving Facility]

3	We confirm that each condition specified in paragraph (b) of Clause 6.5 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

4	We attach a copy of the proposed Letter of Credit.

5	The Letter of Credit should be delivered to [insert details/delivery method].

6	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[insert name of Obligors’ Agent or relevant Borrower]5

[5]	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Obligors’ Agent on behalf of the Borrower.

PART III

Form of Utilisation Request – Bank Guarantees

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

From:	[Borrower] [Obligors’ Agent]

To:	[•] as Agent

[•] as Guarantee Facility Issuing Bank

Dated:	[•]

Dear Sirs

Project Diamond - Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1

We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to arrange for a Bank Guarantee to be issued by the Guarantee Facility Lender specified below (which has agreed to do so) on the following terms:

Borrower:	[•]

Guarantee Facility Issuing Bank:	[•]

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Currency of Bank Guarantee:	[•]

Amount:	[•] or, if less, the Available Facility

Term:	[•]

Facility	Original Guarantee Facility

3	We confirm that each condition specified in paragraph [(c)]/[(d)] of Clause 8.5 (Issue of Bank Guarantees) is satisfied on the date of this Utilisation Request.

4	We attach a copy of the proposed Bank Guarantee.

5	The Bank Guarantee should be delivered to [insert details/delivery method].

6	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[insert name of Obligors’ Agent or relevant Borrower]6

[6]	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Obligors’ Agent on behalf of the Borrower.

PART IV

Form of Selection Notice

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

APPLICABLE TO A TERM LOAN

From:	[Borrower] [Obligors’ Agent]

To:	[•] as Agent

Dated:	[•]

Dear Sirs

Project Diamond - Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1

We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We refer to the following [Facility B (EUR)] [Facility B (USD)] [Additional Facility] Loan[s] with an Interest Period ending on [•][7] .

3

[We request that the above [Facility B (EUR)] [Facility B (USD)] [Additional Facility] Loan[s] be divided into [•] [Facility B (EUR)] [Facility B (USD)] [Additional Facility] Loan[s] with the following Base Currency Amounts and Interest Periods:][8]

or

[We request that the next Interest Period for the above [Facility B (EUR)] [Facility B (USD)] [Additional Facility] Loan[s] is [•]]9 .

4	This Selection Notice is irrevocable.

Yours faithfully

[7]	Insert details of all Term Loans for the relevant Facility which have an Interest Period ending on the same date.
[8]	Use this option if division of Term Loans is requested.
[9]	Use this option if sub-division is not required.

authorised signatory for

[insert name of Obligors’ Agent or relevant Borrower]10

[10]	Amend as appropriate. The Selection Notice can be given by the Borrower or by the Obligors’ Agent on behalf of the Borrower.

PART V

Form of Debt Transfer Notice

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

From:	[Obligors’ Agent]

To:	[•] as Agent

Dated:	[•]

Dear Sirs

Project Diamond - Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1

We refer to the Facilities Agreement. This is a Debt Transfer Notice. Terms defined in the Facilities Agreement have the same meaning in this Debt Transfer Notice unless given a different meaning in this Debt Transfer Notice.

2	We give this Debt Transfer Notice in respect of the following Term Loan:

Current Borrower:	[•]

Facility:	[•]

Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[•]

Amount:	[•]

Debt Transfer Amount:	[•]

3

[Pursuant to Clause 33.7 (Debt Transfer), we hereby notify you that with effect from the date of this Debt Transfer Notice, all of the Current Borrower’s rights and obligations as Borrower in respect of the Facility B Loan described above will be transferred and novated to [•] (the “New Borrower”) and the Current Borrower will be released from all further liabilities and obligations as Borrower in respect of such Facility B Loan.][11]

[11]	Include where Facility B Loan is transferred in full.

4	[Pursuant to Clause 33.7 (Debt Transfer), we hereby notify you that with effect from the date of this Debt Transfer Notice:

(a)	the Facility B Loan described above will be divided into two (2) Facility B Loans in accordance with paragraph (c) of Clause 17.3 (Consolidation and division of Term Loans);

(b)

all of the Current Borrower’s rights and obligations as Borrower in respect of the Transfer Loan created pursuant to paragraph (c)(i) of Clause 17.3 (Consolidation and division of Term Loans) will be transferred and novated to the New Borrower and the Current Borrower will be released from all further liabilities and obligations as Borrower in respect of such Transfer Loan; and

(c)	the Current Borrower shall continue as Borrower in respect of the Continuing Loan created pursuant to paragraph (c)(ii) of Clause 17.3 (Consolidation and division of Term Loans).][12]

Yours faithfully

authorised signatory for

[Obligors’ Agent]

This notice is accepted as a Debt Transfer Notice for the purposes of the Facilities Agreement by the Agent and the Security Agent.

[Agent]

By:

[Security Agent]

By:

WARNING: ANY DEBT TRANSFER MAY BE SUBJECT TO AUSTRIAN STAMP DUTY. IN SUCH EVENT, APPROPRIATE AUSTRIAN LEGAL ADVICE SHOULD BE SOUGHT BEFORE EXECUTING ANY DOCUMENT WITH RESPECT TO SUCH TRANSFER.

[12]	Include where Facility B Loan is not transferred in full.

PART VI

Form of Debt Pushdown Notice

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

From:	[Company]

To:	[•] as Agent

Dated:	[•]

To whom it may concern

Project Diamond - Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Debt Pushdown Notice. Terms defined in the Facilities Agreement have the same meaning in this Debt Pushdown Notice unless given a different meaning in this Debt Pushdown Notice.

2.	We give this Debt Pushdown Notice in respect of the following Term Loan:

Current Borrower:	[•]

Facility:	[•]

Utilisation Date:	[•] (or, if that is not a Business Day, the next

Business Day)

Currency of Loan:	[•]

Amount:	[•]

Debt Pushdown Amount:	[•]

3.

[Pursuant to Clause 33.8 (IPO Pushdown), we hereby notify you that with effect from the date of this Debt Pushdown Notice, all of [•]’s (the “Current Borrower”) rights and obligations as Borrower in respect of the Term Loan described above will be transferred and novated to [•] (the “New Borrower”) and the Current Borrower will be released from all further liabilities and obligations as Borrower in respect of such Term Loan.]

4.	[Pursuant to Clause 33.8 (IPO Pushdown), we hereby notify you that with effect from the date of this Debt Pushdown Notice:

(a)	the Term Loan described above will be divided into two Term Loans in accordance with paragraph (c) of Clause 17.3 (Consolidation and division of Term Loans);

(b)

all of the Current Borrower’s rights and obligations as Borrower in respect of the Pushdown Loan created pursuant to paragraph (c) of Clause 17.3 (Consolidation and division of Term Loans) will be transferred and novated to the New Borrower and the Current Borrower will be released from all further liabilities and obligations as Borrower in respect of such Pushdown Loan; and

(c)	the Current Borrower shall continue as Borrower in respect of the Continuing Loan created pursuant to paragraph (c) of Clause 17.3 (Consolidation and division of Term Loans).][13]

Yours faithfully

authorised signatory for

[Company]

This notice is accepted as a Debt Pushdown Notice for the purposes of the Facilities Agreement by the Agent and the Security Agent.

[Agent]

By:

[Security Agent]

By:

[13]	Include where the Term Loan is not transferred in full.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”) [and [Affiliate or Branch] (the “Designated Affiliate”)]

To:	[•] as Agent and [•] as Security Agent

Dated:	[•]

Dear Sirs

Project Diamond - Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1

We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to Clause 31.7 (Procedure for transfers) of the Facilities Agreement:

(a)

the Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 31.7 (Procedure for transfers);

(b)	the proposed Transfer Date is [•]; and

(c)

the Facility Office and address, electronic mail address and attention details for notices of the New Lender [and the Designated Affiliate] for the purposes of Clause 39.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 31.6 (Limitation of responsibility of Existing Lenders).

4	[The New Lender confirms:

(a)	that it [is]/[is not] a member of the Group / Sponsor Affiliate; and

(b)	that it [is]/[is not] an Industry Competitor.]

5	The New Lender confirms (without prejudice to the validity of this Transfer Certificate) that it is14:

(a)	in respect of an Austrian Borrower:

(i)	not an Austrian Qualifying Lender;

(ii)	an Austrian Qualifying Lender (other than an Austrian Treaty Lender); or

(iii)	an Austrian Treaty Lender; and

(b)	in respect of a US Borrower:

(i)	not a US Qualifying Lender;

(ii)	a US Qualifying Lender (other than a US Treaty Lender); or

(iii)	a US Treaty Lender.

(c)	in respect of a Dutch Borrower:

(i)	not a Dutch Qualifying Lender;

(ii)	a Dutch Qualifying Lender (other than a Dutch Treaty Lender); or

(iii)	a Dutch Treaty Lender.

(d)	in respect of a German Borrower:

(i)	not a German Qualifying Lender;

(ii)	a German Qualifying Lender (other than a German Treaty Lender); or

(iii)	a German Treaty Lender (on the assumption that all procedural formalities have been completed);

(e)	in respect of an Other State Borrower:

(i)	not an Other Qualifying Lender;

(ii)	an Other Qualifying Lender (other than an Other Treaty Lender); or

(iii)	an Other Treaty Lender.

6	[The New Lender confirms that it [is]/[is not][15] a [Non-Acceptable L/C Lender].][16]

[14]	Delete as applicable. Each New Lender is required to confirm which of these categories it falls within.
[15]	Delete as applicable.
[16]	Include only if the transfer includes the transfer of a Revolving Facility Commitment/a participation in the Revolving Facility.

7	[The New Lender confirms that it [is]/[is not][17] a [Non-Acceptable Guarantee Lender].][18]

8	[We refer to clause [23.2] (Change of Secured Creditors) of the Intercreditor Agreement:

(a)

in consideration of [each of the Designated Affiliate and] the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), [each of the Designated Affiliate and] the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement]; and

(b)

it is expressly agreed that the security created or evidenced by the Transaction Security Documents will be preserved for the benefit of the New Lender [, the Designated Affiliate] and each other Lender.]

9

[Pursuant to and subject to Clause 2.5 (Lender Affiliates) of the Facilities Agreement, the New Lender nominates the Designated Affiliate to discharge its obligations and participate in the following Revolving Facility Loans [•].]

10	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

WARNING: ANY TRANSFER BY AN EXISTING LENDER TO A NEW LENDER MAY BE SUBJECT TO AUSTRIAN STAMP DUTY IF EITHER THE EXISTING LENDER OR THE NEW LENDER IS NOT A CREDIT INSTITUTION HOLDING A BANKING LICENSE (BANKKONZESSION) AND IF THERE IS A NEXUS TO AUSTRIA. IN SUCH EVENT, OR IF ANY DOUBT EXISTS AS TO WHETHER SUCH EXISTING LENDER OR SUCH NEW LENDER QUALIFIES AS A CREDIT INSTITUTION, APPROPRIATE AUSTRIAN LEGAL ADVICE SHOULD BE SOUGHT BEFORE EXECUTING ANY DOCUMENT WITH RESPECT TO SUCH TRANSFER.

[17]	Delete as applicable.
[18]	Include only if the transfer includes the transfer of a Guarantee Facility Commitment/a participation in the Guarantee Facility.

THE SCHEDULE TO THE TRANSFER CERTIFICATE

COMMITMENT / RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, electronic mail address and attention details for notices and account details for payments]19

[Existing Lender]	[New Lender]

By:	By:

[Designated Affiliate]

By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [•].

[Agent]

By:

[Security Agent]

By:

[19]	Account for payment not to be located in the Republic of Austria.

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”) [and [Affiliate or Branch] (the “Designated Affiliate”)]

To:	[•] as Agent and [•] as Security Agent

Dated:	[•]

Dear Sirs

Project Diamond - Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1

We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to Clause 31.8 (Procedure for assignment) of the Facilities Agreement:

(a)

the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule;

(b)

the Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule; and

(c)	the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3	The proposed Transfer Date is [•]

4	On the Transfer Date [each of the Designated Affiliate and] the New Lender becomes:

(a)	Party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	Party to the Intercreditor Agreement as a Senior Lender.

5

The Facility Office and address, electronic mail address and attention details for notices of the New Lender [and the Designated Affiliate] for the purposes of Clause 39.2 (Addresses) are set out in the Schedule.

6	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 31.6 (Limitation of responsibility of Existing Lenders).

7	[The New Lender confirms:

(a)	that it [is]/[is not] a member of the Group / Sponsor Affiliate; and

(b)	that it [is]/[is not] an Industry Competitor.]

8	The New Lender confirms for the benefit of the Agent that it is (without prejudice to the validity of this Assignment Agreement):

(a)	in respect of an Austrian Borrower:

(i)	not an Austrian Qualifying Lender;

(ii)	an Austrian Qualifying Lender (other than an Austrian Treaty Lender); or

(iii)	an Austrian Treaty Lender; and

(b)	in respect of a US Borrower:

(i)	not a US Qualifying Lender;

(ii)	a US Qualifying Lender (other than a US Treaty Lender); or

(iii)	a US Treaty Lender.

(c)	in respect of a Dutch Borrower:

(i)	not a Dutch Qualifying Lender;

(ii)	a Dutch Qualifying Lender (other than a Dutch Treaty Lender); or

(iii)	a Dutch Treaty Lender.

(d)	in respect of a German Borrower:

(i)	not a German Qualifying Lender;

(ii)	a German Qualifying Lender (other than a German Treaty Lender); or

(iii)	a German Treaty Lender (on the assumption that all procedural formalities have been completed);

(e)	in respect of an Other State Borrower:

(i)	not an Other Qualifying Lender;

(ii)	an Other Qualifying Lender (other than an Other Treaty Lender); or

(iii)	an Other Treaty Lender.

9	[The New Lender confirms that it [is]/[is not][20] a Non-Acceptable L/C Lender.][21]

10	[We refer to clause [23.2] (Change of Secured Creditors) of the Intercreditor Agreement:

(a)

in consideration of [each of the Designated Affiliate and] the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), [each of the Designated Affiliate and] the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement; and

(b)

it is expressly agreed that the security created or evidenced by the Transaction Security Documents will be preserved for the benefit of the New Lender[, the Designated Affiliate] and each other Lender.]

11

[Pursuant to and subject to Clause 2.5 (Lender Affiliates) of the Facilities Agreement, the New Lender nominates the Designated Affiliate to discharge its obligations and participate in the following Revolving Facility Loans [•].]

12	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and to the Obligors’ Agent (on behalf of each Obligor) of the assignment referred to in this Agreement.

13	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

14	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

WARNING: ANY ASSIGNMENT BY AN EXISTING LENDER TO A NEW LENDER MAY BE SUBJECT TO AUSTRIAN STAMP DUTY IF EITHER THE EXISTING LENDER OR THE NEW LENDER IS NOT A CREDIT INSTITUTION HOLDING A BANKING LICENSE (BANKKONZESSION) AND IF THERE IS A NEXUS TO AUSTRIA. IN SUCH EVENT, OR IF ANY DOUBT EXISTS AS TO WHETHER SUCH EXISTING LENDER OR SUCH NEW LENDER QUALIFIES AS A CREDIT INSTITUTION, APPROPRIATE AUSTRIAN LEGAL ADVICE SHOULD BE SOUGHT BEFORE EXECUTING ANY DOCUMENT WITH RESPECT TO SUCH ASSIGNMENT.

[20]	Delete as applicable.
[21]	Include only if the assignment includes the assignment of a Revolving Facility Commitment / a participation in the Revolving Facility.

THE SCHEDULE TO THE ASSIGNMENT AGREEMENT

COMMITMENT / RIGHTS AND OBLIGATIONS TO BE TRANSFERRED BY ASSIGNMENT, RELEASE AND ACCESSION

[insert relevant details]

[Facility Office address, electronic mail address and attention details for notices and account details for payments]22

[Existing Lender]	[New Lender]

By:	By:

[Designated Affiliate]

By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [•].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

[22]	Account for payment not to be located in the Republic of Austria.

SCHEDULE 6

FORM OF ACCESSION DEED

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

To:	[•] as Agent and [•] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From:	[Subsidiary] and [Obligors’ Agent]

Dated:	[•]

Dear Sirs

Project Diamond - Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1

We refer to the Facilities Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facilities Agreement and as a Debtor Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2

[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Borrower]/[Guarantor] pursuant to [Clause 33.2 (Additional Borrowers)]/[Clause 33.3 (Additional Guarantors)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and registered number [•].

3	[Subsidiary’s] administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:	[•]

Electronic mail address:	[•]

Attention:	[•]

4

[Subsidiary] (for the purposes of this paragraph 4, the “Additional Obligor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the Relevant Documents.

5	The Subsidiary makes the Repeating Representations to the Finance Parties on the date of this Accession Deed.

6	[IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in paragraph 6.

(b)	In circumstances where the Security Agent is acting as agent for the Secured Parties, the Additional Obligor and the Security Agent agree that the Security Agent will:

(i)	execute, enforce, exercise any right under any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	collect all proceeds of that Security; and

(iii)

hold all obligations expressed to be undertaken by the Additional Obligor to pay amounts in respect of the Liabilities to the Security Agent as agent for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Additional Obligor (in the Relevant Documents or otherwise) in favour of the Security Agent as agent for the Secured Parties, for and on behalf of the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	In circumstances where the Security Agent is acting as trustee for the Secured Parties (as the case may be), the Additional Obligor and the Security Agent agree that the Security Agent shall hold:

(i)	[any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	all proceeds of that Security; and][23]

(iii)

all obligations expressed to be undertaken by the Additional Obligor to pay amounts in respect of the Liabilities to the Security Agent as trustee (or agent) for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Additional Obligor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee (or agent) for the Secured Parties, on trust or, in any jurisdiction where the trust would not be recognised, as agent (or as otherwise provided for in the Intercreditor Agreement) for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(d)

The Additional Obligor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

[23]	Include to the extent that the Security created in the Relevant Documents is expressed to be granted to the Security Agent as trustee for the Secured Parties.

(e)

[In consideration of the Additional Obligor being accepted as an Intra Group Lender for the purposes of the Intercreditor Agreement, the Additional Obligor also confirms that it intends to be party to the Intercreditor Agreement as an Intra Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement][24].]

7	[Subsidiary] confirms it is a company incorporated in [•] and requests that each Lender considers its Qualifying Lender status in respect of [Subsidiary].

8	[Add applicable guarantee limitation language to the extent such guarantee limitation language in Clause 25 (Guarantees and Indemnity) is insufficient for the relevant Additional Obligor].

9	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph 6 above only), signed on behalf of the Obligors’ Agent and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

[EXECUTED as a DEED by

[Subsidiary] acting by:

Director

in the presence of:

Witness:

Name:

Address:

Occupation:	][25]

[[EXECUTED as a DEED by

[Subsidiary] acting by its authorised signatory under

the authority of the company, in accordance with the

[24]	Include this paragraph in this Accession Deed if the Subsidiary is also to accede as an Intra Group Lender to the Intercreditor Agreement.
[25]	Use for English Subsidiaries.

laws of its jurisdiction of incorporation:

Name:

Title:            ]26

[26]	Use for non-English Subsidiaries.

The Obligors’ Agent

For and on behalf of

[Obligors’ Agent]

The Agent

By: [•]

The Security Agent

By: [•]

SCHEDULE 7

FORM OF RESIGNATION LETTER

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

To:	[•] as Agent and [•] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From:	[Subsidiary] and [Obligors’ Agent]

Dated:	[•]

Dear Sirs

Project Diamond - Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1

We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2

Pursuant to Clause 33.4 (Resignation of an Obligor), we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents (other than the Intercreditor Agreement).

3	We confirm that:

(a)	no Event of Default is continuing or would result from the acceptance of this request; [and

(b)	this request is given in relation to a Third Party Disposal of [resigning Obligor]][27]; [and]

(c)	[[•]28].

4	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[27]	Insert where resignation only permitted in case of a Third Party Disposal.
[28]	Insert any other conditions required by the Facilities Agreement.

The Obligors’ Agent

For and on behalf of

[Obligors’ Agent]

The Agent

By: [•]

The Security Agent

By: [•]

SCHEDULE 8

FORMS OF COMPLIANCE CERTIFICATE

PART I

Form of Quarterly Compliance Certificate

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

To:	[•] as Agent

From:	[Obligors’ Agent]

Dated:	[•]

Dear Sirs

Project Diamond - Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1

We refer to the Facilities Agreement. This is a Quarterly Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2

[We confirm that in respect of the Relevant Period ended on [•] (the “Test Date”) Consolidated Senior Secured Net Debt on the Test Date was [•] and Consolidated Pro Forma EBITDA for such Relevant Period was [•]. Therefore Consolidated Senior Secured Net Debt at such time was [•] times Consolidated Pro Forma EBITDA for the Test Date and the covenant contained in Clause 28.2 (Financial Condition) of the Facilities Agreement [has/has not] been complied with.][29]

3	We confirm that Consolidated Senior Secured Net Debt was [•] times Consolidated Pro Forma EBITDA for the Test Date, therefore:

(a)	the Facility B (EUR) Margin should be [•]% per annum;

(b)	the Facility B (USD) Margin should be [•]% per annum;

(c)	the Original Revolving Facility Margin should be [•]% per annum; and

(d)	the Bank Guarantee Fee should be [•]% per annum.

[29]	Only required to be included if the financial covenant is tested on the Test Date.

4	[Other information required (if any) as per the Facilities Agreement.]

For and on behalf of

[Obligors’ Agent]

PART II

Form of Annual Compliance Certificate

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

To:	[•] as Agent

From:	[Obligors’ Agent]

Dated:	[•]

Dear Sirs

Project Diamond - Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1

We refer to the Facilities Agreement. This is an Annual Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2

[We confirm that in respect of the Relevant Period ended on [•] (the “Test Date”) Consolidated Senior Secured Net Debt on the Test Date was [•] and Consolidated Pro Forma EBITDA for such Relevant Period was [•]. Therefore Consolidated Senior Secured Net Debt at such time was [•] times Consolidated Pro Forma EBITDA for the Test Date and the covenant contained in Clause 28.2 (Financial Condition) of the Facilities Agreement [has/has not] been complied with.][30]

3	We confirm that Consolidated Senior Secured Net Debt was [•] times Consolidated Pro Forma EBITDA for the Test Date, therefore:

(a)	the Facility B (EUR) Margin should be [•]% per annum;

(b)	the Facility B (USD) Margin should be [•]% per annum;

(c)	the Original Revolving Facility Margin should be [•]% per annum; and

(d)	the Bank Guarantee Fee should be [•]% per annum.

4	[We confirm that the amount of Closing Overfunding used was [•], for the purpose of [•] and the amount of the remaining Closing Overfunding is [•].]

5

[Excess Cash Flow for the Financial Year ending [•] was [•]. As the Senior Secured Net Leverage Ratio is [•], the Excess Cash Flow to be applied in prepayment pursuant to Clause 14.2 (Excess Cash Flow) of the Facilities Agreement will be [•]. Retained Excess Cash for the Financial Year ending [•] was [•].][31]

[30]	Only required to be included if the financial covenant is tested on the Test Date.

6	We confirm that the Material Subsidiaries [have not changed since the [Closing Date] [date of the previous Annual Compliance Certificate]] [are:

(a)	[•]; and

(b)	[•].]

7

We confirm that as at the Relevant Period ended on [•], the EBITDA of the Guarantors was equal to [•]% of Consolidated EBITDA and therefore the Guarantor Coverage Test set out in paragraph (a) of Clause 29.11 (Guarantees and Security) [has/has not] been meet.

8	[We confirm that no Event of Default is continuing.][32]

9	[Other information required (if any) as per the Facilities Agreement.]

For and on behalf of

[Obligors’ Agent]

[31]	Only required to be included if the Senior Secured Net Leverage Ratio exceeds 3.50:1.
[32]	If this statement cannot be made, the certificate should identify any Event of Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9

TIMETABLES

PART I

Loans

	Loans in EUR	Loans in USD	Loans in GBP	Loans in other currencies
Agent notifies the Obligors’ Agent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies):	N/A	N/A	N/A	U-4 (or U-2 for any Utilisation on the Closing Date) 4.30 p.m. (London time)

Delivery of a duly completed Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request) or a duly completed Selection Notice in accordance with Clause 17.1 (Selection of Interest Periods and Terms):

	U-3 (or U-1 for any Utilisation on the Closing Date) 11.30 a.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 11.30 a.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 11.30 a.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 11.30 a.m. (London time)

Agent determines (in relation to Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation):	U-3 (or U-1 for any Utilisation on the Closing Date) 2.30 p.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 2.30 p.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 2.30 p.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 2.30 p.m. (London time)

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation):	U-3 (or U-1 for any Utilisation on the Closing Date) 4.30 p.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 4.30 p.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 4.30 p.m. (London time)	U-3 (or U-1 for any Utilisation on the Closing Date) 4.30 p.m. (London time)

	Loans in EUR	Loans in USD	Loans in GBP	Loans in other currencies
Agent receives a notification from a Lender under Clause 10.2(Unavailability of a currency):	Quotation Day 9.00 a.m. (London time)	Quotation Day 9.00 a.m. (London time)	U-1 12.30 p.m. (London time)	Quotation Day 9.00 a.m. (London time)

Agent gives notice in accordance with Clause 10.2 (Unavailability of a currency):	Quotation Day 4.30 p.m. (London time)	Quotation Day 4.30 p.m. (London time)	U-1 4.30 p.m. (London time)	Quotation Day 4.30 p.m. (London time)

Agent determines amount of the Loan in Optional Currency in accordance with Clause 37.10 (Change of currency):	—	U 11.00 a.m. (London time)	U 11.00 a.m. (London time)	U 11.00 a.m. (London time)

EURIBOR / Term SOFR is fixed:	EURIBOR: Quotation Day as of 11:00 a.m. (London time)	Term SOFR Quotation Day as of 11.00 a.m. (London time):	N/A: Quotation Day as of 11.00 a.m. (London time)	N/A: Quotation Day as of 11.00 a.m. (London time)

“U” = the Utilisation Date

“U-X” = X Business Days prior to the Utilisation Date

PART II

Letters of Credit

Letters of Credit
Delivery of a duly completed Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request)	U-3 (or U-1 for any Utilisation on the Closing Date) 11.30 a.m. (London time)

Agent determines the Base Currency Amount of the Letter of Credit if required under paragraph (g) of Clause 6.5 (Issue of Letters of Credit) and notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (g) of Clause 6.5 (Issue of Letters of Credit)

U-3 (or U-1 for any Utilisation on the Closing Date) 2.30 p.m. (London time)

Delivery of duly completed Renewal Request in accordance with Clause 6.6 (Renewal of a Letter of Credit)	U-3 (or U-1 for any Utilisation on the Closing Date) 11.30 a.m. (London time)

“U” = the Utilisation Date, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit

“U-X” = Business Days prior to the Utilisation Date

PART III

Bank Guarantees

Bank Guarantees
Delivery of a duly completed Utilisation Request (Clause 8.2 (Delivery of a Utilisation Request for Bank Guarantees))	U-3 (or U-1 for any Utilisations on the Closing Date) 11.00 a.m. (London time)

Agent determines the Base Currency Amount of the Bank Guarantee if required under paragraph (g) of Clause 8.5 (Issue of Bank Guarantees) and notifies the Guarantee Facility Issuing Bank and Lenders of the Bank Guarantee in accordance with paragraph

(g) of Clause 8.5 (Issue of Bank Guarantees)

U-3 (or U-1 for any Utilisation on the Closing Date) 2.30 p.m. (London time)

Delivery of duly completed Renewal Request (Clause 8.6 (Renewal of a Bank Guarantee))	U-1 11.00 a.m. (London time)

“U” = date of utilisation, or, if applicable, in the case of a Bank Guarantee to be renewed in accordance with Clause 8.6 (Renewal of a Bank Guarantee), the first day of the proposed term of the renewed Bank Guarantee

“U-X” = Business Days prior to date of Utilisation

SCHEDULE 10

FORM OF LETTER OF CREDIT

To: [Beneficiary] (the “Beneficiary”)

Date [•]

Irrevocable Standby Letter of Credit no. [•]

At the request of [Borrower], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1	Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London]33.

“Demand” means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

“Expiry Date” means [•].

“Total L/C Amount” means [•].

2	Issuing Bank’s agreement

(a)

The Beneficiary may request a utilisation or utilisations under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [•] p.m. ([London] time) on the Expiry Date.

(b)

Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [•] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)

The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3	Expiry

(a)

The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)

Unless previously released under paragraph (a) above, on [•] p.m. ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

[33]	This may need to be amended depending on the currency of payment under the Letter of Credit.

4	Payments

All payments under this Letter of Credit shall be made in [•] and for value on the due date to the account of the Beneficiary specified in the Demand.

5	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[•]

6	Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7	ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8	Governing Law

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.

9	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).

Yours faithfully

[Issuing Bank]

By:

SCHEDULE TO THE LETTER OF

CREDIT FORM OF DEMAND

To: [Issuing Bank]

Date: [•]

Dears Sirs

Standby Letter of Credit no. [•] issued in favour of [Beneficiary] (the “Letter of Credit”)

1	We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

2	We certify that the sum of [•] is due [and has remained unpaid for at least [•] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [•].

3	Payment should be made to the following account:

Name:	[•]
Account Number:	[•]
Bank:	[•]

4	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)

(Authorised Signatory) For [Beneficiary]

SCHEDULE 11

AGREED SECURITY PRINCIPLES

1	Agreed Security Principles

(a)

The guarantees and security to be provided under the Finance Documents will be given in accordance with the security principles set out in this Schedule 11 (Agreed Security Principles). This Schedule 11 identifies the Agreed Security Principles and determines the extent and terms of the guarantees and security proposed to be provided in relation to the Facilities and certain of the other Secured Obligations.

(b)	Capitalised terms used in this Schedule 11 but not otherwise defined in this Agreement shall have the meanings given in the Intercreditor Agreement.

2	Guarantees

Subject to the guarantee limitations set out in the Secured Debt Documents, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities of the Debtors under the Secured Debt Documents in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction (references to “security” to be read for this purpose as including guarantees).

3	Secured Liabilities

Security documents will secure:

(a)	in the case of an Obligor, the borrowing and guarantee obligations of that Obligor under the Secured Debt Documents; or

(b)	in the case of a Third Party Security Provider or Topco Independent Obligor, all liabilities of the Debtors under the Secured Debt Documents (on a limited recourse basis),

in each case in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

4	Overriding Principle

(a)	The parties agree that the overriding intention is for security only to be granted by:

(i)	Topco over Structural Intercompany Receivables;

(ii)	Topco over shares owned by it in the capital of the Company;

(iii)	the Company over its material bank accounts (without control over use);

(iv)

the Company over any receivables in respect of any intercompany loan (“Proceeds Loan”) entered into between the Company (as lender) and any Bidco (as borrower) pursuant to which a portion of the proceeds of the Facilities and/or the Second Lien Facility are on-lent on or around the Closing Date; and

(v)

Restricted Subsidiaries, which are not incorporated in an Excluded Jurisdiction, over shares owned by them in a Borrower, Material Subsidiaries and each of the Targets which in each case are not incorporated in an Excluded Jurisdiction,

(the “Overriding Principle”) and that no other security shall be required to be given by any other person or in relation to any other asset provided that a Material Subsidiary incorporated in the United States of America (including the District of Columbia) will also grant customary all asset security (subject to customary exclusions and the terms of these Agreed Security Principles) where to do so would not have a material adverse effect on its ability to conduct its operations and business (as determined by such Material Subsidiary in its sole discretion).

(b)	Without prejudice to paragraph (a) above:

(i)

no guarantees shall be required to be granted by and no security shall be required to be granted by (or over shares, ownership interests or investments in) any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly owned by another member of the Group; and

(ii)	in no event will any Obligor be required to cause any of the following Subsidiaries to become a Guarantor:

(A)	any not-for-profit Subsidiary;

(B)	any captive insurance Subsidiary;

(C)	any special purpose entity used for any permitted securitisation or receivables facility or financing; and/or

(D)	any other Subsidiary of the Company that is not otherwise required to provide a guarantee or Security as a result of the application of the Agreed Security Principles.

5	Governing Law and Jurisdiction of Security

(a)	All security (other than share security) will be governed by the law of, and secure only assets located in, the jurisdiction of incorporation of the applicable grantor of the security.

(b)	Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary.

(c)

No action in relation to security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions where the grantor of the security is not incorporated.

6	Excluded Jurisdictions

(a)

The guarantees and security to be provided in respect of the Facilities in accordance with the Agreed Security Principles are to be given by Restricted Subsidiaries which are not incorporated in the Excluded Jurisdictions.

(b)

No guarantees shall be required to be given by and no security shall be required to be given by (or over shares, ownership interests or investments in) any person incorporated in an Excluded Jurisdiction.

(c)

For the purposes of the Finance Documents, “Excluded Jurisdictions” shall mean any jurisdiction, state or territory other than Canada, Germany, Luxembourg, the United States of America (or any state thereof or the District of Columbia), United Kingdom, Austria, the Netherlands and Ireland (only to the extent the step described in “Alternative 2: Step 3” of the INNIO Group Reorganisation Structure Memorandum is implemented).

7	Terms of security documents

The following principles will be reflected in the terms of any security taken in connection with the Facilities:

(a)

security will not be enforceable or crystallise until the occurrence of an Acceleration Event (excluding a Topco Acceleration Event unless such security constitutes Topco Shared Security or Topco Independent Transaction Security) (an “Applicable Acceleration Event”) which is continuing;

(b)	the beneficiaries of the security or any Agent will only be able to exercise a power of attorney following the occurrence of an Applicable Acceleration Event which is continuing;

(c)	the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in other Secured Debt Documents; accordingly:

(i)

they should not contain additional representations, undertakings or indemnities (including in respect of insurance, information, maintenance or protection of assets or the payment of fees, costs and expenses) unless these are the same as or consistent with those contained in this Agreement and are required for the creation or perfection of security; and

(ii)

notwithstanding anything to the contrary in any security document, the terms of a security document shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or a grantor of security taking or entering into the same) or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the security agreement if not prohibited by the Secured Debt Documents (as defined in the Intercreditor Agreement) or where Required Creditor Consent (as defined in the Intercreditor Agreement) has been obtained and the Security Agent shall promptly enter into such documentation and/or take such other action as is required by a Chargor (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, provided that any costs and expenses incurred by the Security Agent entering into such documentation and/or taking such other action at the request of such Chargor pursuant to this paragraph shall be for the account of such Chargor, in accordance with the costs and expenses provisions set out in the Intercreditor Agreement and such provision shall be included in each security document;

(d)

in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts) (unless the Secured Debt Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use));

(e)

security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges or notices will be provided only upon request of the Security Agent and at intervals no more frequent than annually (unless required more frequently under local law);

(f)

each security document must contain a clause which records that if there is a conflict between the security document and this Agreement or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of this Agreement or (as applicable) the Intercreditor Agreement will take priority over the provisions of the security document; and

(g)	in no event will the Charged Property of a US Obligor include any of the following assets:

(i)

the Capital Stock of any (i) captive insurance Subsidiary, (ii) Unrestricted Subsidiary, (iii) not-for-profit Subsidiary and/or (iv) special purpose entity used for any permitted securitisation facility;

(ii)	any Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System of the US as from time to time in effect);

(iii)	any commercial tort claim (as defined in the UCC); and

(iv)	any asset otherwise excluded by application of the Agreed Security Principles.

8	Structural Intercompany Receivables and Proceeds Loan Receivables

(a)	Until an Applicable Acceleration Event has occurred and is continuing:

(i)	Topco will be free to deal with, amend, waive, repay or terminate its Structural Intercompany Receivables;

(ii)	the Company will be free to deal with, amend, waive, repay or terminate any receivables in respect of a Proceeds Loan (“Proceeds Loan Receivables”); and

(iii)	no lists of or other information in respect of Structural Intercompany Receivables or Proceeds Loan Receivables will be required to be provided.

(b)

If required under local law, security over Structural Intercompany Receivables or Proceeds Loan Receivables will be registered subject to the general principles set out in these Agreed Security Principles.

9	Shares

(a)

Until an Applicable Acceleration Event has occurred and is continuing, the legal title of the shares subject to any security will remain with the relevant grantor of the security (unless transfer of title on granting such security is customary in the applicable jurisdiction).

(b)

Until an Applicable Acceleration Event has occurred and is continuing, any grantor of share security will be permitted to retain and to exercise all voting rights and powers in relation to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition. With respect to any company incorporated in Germany, the voting rights and powers in relation to the shares in such company will remain with the grantor of the security at all times

(c)

Where customary and applicable as a matter of law and following a request by the Security Agent, as soon as reasonably practicable (taking into account any stamping or other transfer requirements) following the granting of any share security over certificated shares, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Security Agent.

(d)	No security shall be required to be granted over any shares or ownership interests in any person which are not directly owned by its immediate Holding Company.

(e)	If required under local law, security over shares will be registered subject to the general principles set out in these Agreed Security Principles.

10	Bank accounts

(a)

Until an Applicable Acceleration Event has occurred and is continuing, unless the Secured Debt Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use, any person will be free to deal, operate and transact business in relation to any bank accounts over which it grants security (including opening and closing accounts) until the occurrence of an Applicable Acceleration Event which is continuing.

(b)

Until an Applicable Acceleration Event has occurred and is continuing, unless the Secured Debt Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use, there will be no “fixed” security over bank accounts, cash or receivables or any obligation to hold, pay or sweep cash or receivables into a particular account.

(c)

Where “fixed” security is required, if required by local law to perfect the security and if possible without disrupting operation of the account, notice of the security will be served on the account bank in relation to applicable accounts within 10 Business Days of the creation of the security over such account and the applicable grantor of the security will use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. If the grantor of the security has used its reasonable endeavours but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement will cease on the expiry of that 20 Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent any member of the Group from using a bank account in the course of its business no notice of security will be served until the occurrence of an Applicable Acceleration Event which is continuing.

(d)

Any security over bank accounts will be subject to any security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank, whether created or arising before or after the security in favour of the Secured Parties has been given. No grantor of security will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

(e)	No security will be required to be granted over any account:

(i)	in which securities or other non-cash assets are or become held or are to be held;

(ii)	which is or becomes subject to any cash pooling or similar arrangement;

(iii)	which is designated at any time or to be designated as a collections or similar account in respect of any factoring or receivables financing arrangement;

(iv)	which is designated at any time as a cash collateral or similar account in respect of any indebtedness;

(v)	that is an escrow, fiduciary or trust account; or

(vi)	over which a Permitted Lien is or becomes granted or is to be granted, in connection with any indebtedness (other than Permitted Indebtedness under the Secured Debt Documents),

and if such security has been granted, such security will be released if such account later becomes subject to any of paragraphs (i) - (vi) directly above.

(f)

Unless the Secured Debt Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use, no control agreements (or perfection by control or similar arrangements) shall be required with respect to any account.

(g)

If any bank account is required to be opened as a matter of local law in order to perfect any share security required to be granted in accordance with these Agreed Security Principles (i) such bank account shall not be required to be opened prior to the date falling 180 days after such share security is granted and (ii) the Secured Parties authorise, instruct and direct the Security Agent to, and the Security Agent shall, promptly enter into any documentation requested by the applicable account bank in connection with such security.

(h)	If required under applicable local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.
(i)

If the consent of an account bank is required to grant security over a bank account, the Obligor shall use its reasonable endeavours for a period of no more than 20 Business Days to obtain the consent of the relevant account bank. If the account bank is not willing to give such consent, the Obligor shall not be required to change its banking arrangements or to replace its account bank.

11	Real estate

(a)

Subject to the Overriding Principle, no fixed security shall be granted over real property provided that this shall not restrict any real property being secured under a floating charge (or other similar security) under a security document which charges all of the assets of an Obligor but excluding (i) any unregistered real property which, if subject to any such security would be required to be registered under the relevant land registry laws (provided that such real property shall only be excluded for so long as it remains unregistered), and (ii) any leasehold real property that has 25 years or less to run on the lease or has a rack rent payable.

(b)	There will be no obligation to investigate title, provide surveys or carry out any other insurance or environmental due diligence.

12	Controlled Foreign Corporations

Notwithstanding any term of any Secured Debt Document, no loan or other obligation of any member of the Group that is a US Person (as defined in Clause 20.1 (Tax Definitions)) under any Secured Debt Document may be, directly or indirectly:

(a)

guaranteed by a “controlled foreign corporation” (as defined in Section 957(a) of the Internal Revenue Code) that is owned (within the meaning of Section 958(a) of the Internal Revenue Code) directly or indirectly by a member of the Group that is a “United States shareholder” (as defined in Section 951(b) of the Internal Revenue Code) (a “CFC”) or by an entity substantially all the assets of which consist of equity interests (or equity interests and indebtedness) of one or more CFCs (a “FSHCO”), or guaranteed by a subsidiary of a CFC or FSHCO;

(b)	secured or otherwise supported by any assets of a CFC, FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO);

(c)	secured by a pledge or other security interest in excess of 65% of the voting equity interests (and 100% of the non-voting equity interests) of a CFC or FSHCO; or

(d)

guaranteed by any subsidiary or secured by a pledge of or security interest in any subsidiary or other asset, if it would result in material adverse US tax consequences to a member of the Group as reasonably determined by the Borrowers and the Obligors’ Agent in consultation with the Agent.

13	Additional Principles

The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant members of the Group in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(a)

general legal and statutory limitations, regulatory restrictions, financial assistance, anti-trust and other competition authority restrictions, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” “fiscal unity requirements” and other tax restrictions, “exchange control restrictions”, “capital maintenance” rules and “liquidity impairment” rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly, provided that, to the extent requested by the Security Agent before signing any applicable security or accession document, the relevant member of the Group shall use reasonable endeavours (for a period of not more than 20 Business Days but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(b)

a key factor in determining whether or not a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration taxes, notarial costs guarantee fees payable to any person that is not a member of the Group and all applicable legal fees) which will not be disproportionate to the benefit accruing to the Secured Parties of obtaining such guarantee or security;

(c)

members of the Group will not be required to give guarantees or enter into security documents if they are not wholly owned by another member of the Group or if it is not within the legal capacity of the relevant members of the Group or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any director or officer of or for any member of the Group, provided that, to the extent requested by the Security Agent before signing any applicable security document or accession document, the relevant member of the Group shall, in relation to a contractual prohibition or restriction only, use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(d)

guarantees and security will be limited so that the aggregate of notarial costs and all registration and like taxes and duties relating to the provision of security will not exceed an amount to be agreed between the Obligors’ Agent and the Security Agent;

(e)

where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(f)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

(g)

any asset subject to a legal requirement, contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangement, which may prevent or condition the asset from being charged, secured or being subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) and any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Group in respect of the asset or require the relevant chargor to take any action materially adverse to the interests of the Group or any member thereof, in each case will be excluded from a guarantee or security document, provided that reasonable endeavours (for a period of not more than 20 Business Days but without incurring material cost) to obtain consent to charging any asset (where otherwise prohibited) shall be used by the Group if the Security Agent specifies prior to the date of the security or accession document that the asset is material and the Obligors’ Agent is satisfied that such endeavours will not involve placing relationships with third parties in jeopardy;

(h)

the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Secured Debt Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to an Applicable Acceleration Event which is continuing), and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (h);

(i)	any security document will only be required to be notarised if required by law in order for the relevant security to become effective or admissible in evidence;

(j)

no guarantee or security will be required to be given by or over any Acquired Person or Asset (and no consent shall be required to be sought with respect thereto) which are required to support acquired indebtedness to the extent such acquired indebtedness is permitted by this Agreement to remain outstanding after an acquisition. No member of a target group or other entity acquired pursuant to an acquisition not prohibited by this Agreement shall be required to become a Guarantor or grant security with respect to any Secured Debt Document if prevented by the terms of the documentation governing that acquired indebtedness (including Acquired Indebtedness or any Refinancing Indebtedness in respect of such Acquired Indebtedness) or if becoming a Guarantor or the granting of any security would give rise to an obligation (including any payment obligation) under or in relation thereto; no security will be granted over any asset secured for the benefit of any Permitted Indebtedness and/or to the extent constituting a Permitted Lien unless specifically required by a Secured Debt Document to the contrary;

(k)	no title investigations or other diligence on assets will be required and no title insurance will be required;

(l)

security will not be required over any assets subject to security in favour of a third party (other than in relation to security under general business conditions of account banks which do not prohibit or prevent the creation of Transaction Security over such accounts) or any cash constituting regulatory capital or customer cash (and such assets or cash shall be excluded from any relevant security document);

(m)

to the extent legally effective, all security will be given in favour of the Security Agent and not the secured creditors individually (with the Security Agent to hold one set of security documents for all the Finance Parties); “parallel debt” provisions will be used where necessary (and included in the Intercreditor Agreement and not the individual security documents);

(n)

no member of the Group will be required to take any action in relation to any guarantees or security as a result of any assignment or transfer by a Lender (and, unless explicitly agreed to the contrary in this Agreement, no member of the Group shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer by a Finance Party);

(o)

each security document shall be deemed not to restrict or condition any transaction not prohibited under this Agreement or the Intercreditor Agreement and the security granted under each security document entered into after the Closing Date shall be deemed to be subject to these Agreed Security Principles, before and after the execution of the relevant security document and creation of the relevant security;

(p)	no security may be provided on terms which are inconsistent with the turnover or sharing provisions in the Intercreditor Agreement;

(q)

the Finance Parties (or any agent or similar representative appointed by them at the relevant time) will not be able to exercise any power of attorney or set off granted to them under the terms of the Secured Debt Documents prior to the occurrence of an Applicable Acceleration Event which is continuing.

(r)

no guarantee or security shall guarantee or secure any “Excluded Swap Obligations” defined in accordance with the LSTA Market Advisory Update dated February 15, 2013 entitled “Swap Regulations’ Implications for Loan Documentation”, and any update thereto by the LSTA;

(s)

for the avoidance of doubt, no security will be required to be granted over real estate, intellectual property, letter of credit rights, tort claims (or the equivalent in any jurisdictions), insurance policies, aircraft, ships and vessels, motor vehicles, governmental contracts or governmental or regulatory licenses;

(t)	other than a general security agreement and related filing, no perfection, filing or other action will be required with respect to assets of a type not owned by members of the Group; and

(u)

no translation of any document relating to any security or any asset subject to any security will be required to be prepared or provided to the Secured Parties, unless required for such documents to become effective or admissible in evidence and an Applicable Acceleration Event is continuing.

14	Voluntary Credit Support

(a)

If, in accordance with this Schedule 11, a person is not required to grant any guarantee or to grant security over an asset, the Obligors’ Agent may, in its sole discretion, elect to (or to procure that such person will) grant such guarantee or security (Voluntary Credit Support).

(b)

Each Secured Party shall be required to accept such Voluntary Credit Support and shall enter into any document requested by Obligors’ Agent to create, perfect, register or notify third parties of such Voluntary Credit Support on such terms as the Obligors’ Agent shall, in its sole discretion, elect.

15	Amendment

In the event of any conflict or inconsistency between any term of these Agreed Security Principles and any term of a Transaction Security Document, the Secured Parties authorise, instruct and direct the Security Agent to, and the Security Agent shall promptly (at the option and upon request of the Obligors’ Agent) (i) enter into such amendments to such Transaction Security Document or (ii) release and terminate such Transaction Security Document and enter into a replacement Transaction Security Document on such amended terms, in each case as shall be necessary or desirable to cure such conflict or inconsistency.

SCHEDULE 12

FORM OF INCREASE CONFIRMATION

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

To:	[•] as Agent, [•] as Security Agent, [[•] as Issuing Bank][34], [[•] as Guarantee Facility Issuing Bank][35] and [•] as the Obligors’ Agent, for and on behalf of each Obligor

From: [Increase Lender] (the “Increase Lender”)

Dated: [•]

Dear Sirs

Project Diamond – Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1

We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to clause 2.3 (Increase) of the Facilities Agreement.

3

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [•].

5	On the Increase Date, the Increase Lender becomes party to:

(a)	the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	the Intercreditor Agreement as a Senior Lender.

[34]	Only if the Increase Confirmation is given in respect of Revolving Facility Commitments.
[35]	Only if the Increase Confirmation is given in respect of Guarantee Facility Commitments.

6	The Facility Office and address, electronic mail address and attention details for notices to the Increase Lender for the purposes of Clause 39.2 (Addresses) are set out in the Schedule.

7	The Increase Lender confirms that is36:

(a)	in respect of an Austrian Borrower:

(i)	not an Austrian Qualifying Lender;

(ii)	an Austrian Qualifying Lender (other than an Austrian Treaty Lender); or

(iii)	an Austrian Treaty Lender; and

(b)	in respect of a US Borrower:

(i)	not a US Qualifying Lender;

(ii)	a US Qualifying Lender (other than a US Treaty Lender); or

(iii)	a US Treaty Lender; and

(c)	in respect of a Dutch Borrower:

(i)	not a Dutch Qualifying Lender;

(ii)	a Dutch Qualifying Lender (other than a Dutch Treaty Lender); or

(iii)	a Dutch Treaty Lender;

(d)	in respect of a German Borrower:

(i)	not a German Qualifying Lender;

(ii)	a German Qualifying Lender (other than a German Treaty Lender); or

(iii)	a German Treaty Lender (on the assumption that all procedural formalities have been completed); and

(e)	in respect of an Other State Borrower:

(i)	not an Other Qualifying Lender;

(ii)	an Other Qualifying Lender (other than an Other Treaty Lender); or

(iii)	an Other Treaty Lender.

8	[The Increase Lender confirms that it [is]/ [is not][37] a Non-Acceptable L/C Lender.][38]

9	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.3 (Increase).

10	The Increase Lender confirms that it is not a member of the Group / Sponsor Affiliate.

[36]	Delete as applicable. Each Increase Lender is required to confirm which of these categories it falls within.
[37]	Delete as applicable.
[38]	Only if the Increase Confirmation involves the assumption of Revolving Facility Commitments.

11

We refer to clause [21.2] (Change of Secured Creditors) of the Intercreditor Agreement. In consideration of the Increase Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

12	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

13	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

14	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

SCHEDULE TO THE INCREASE CONFIRMATION

RELEVANT COMMITMENT/RIGHTS AND OBLIGATIONS

TO BE ASSUMED BY THE INCREASE LENDER

[insert relevant details]

[Facility office address, electronic mail address and attention details for notices and account details for payments]39

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent [and the Issuing Bank]40, [and the Guarantee Facility Issuing Bank]41, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [•].

[Agent]

By:

[Security Agent]

By:

[[Issuing Bank]

By	][42]

[[Guarantee Facility Issuing Bank]

By	][43]

[39]	Account for payment not to be located in the Republic of Austria.
[40]	Only if the Increase Confirmation is given in respect of Revolving Facility Commitments.
[41]	Only if the Increase Confirmation is given in respect of Guarantee Facility Commitments.
[42]	Only if the Increase Confirmation is given in respect of Revolving Facility Commitments.
[43]	Only if the Increase Confirmation is given in respect of Guarantee Facility Commitments.

SCHEDULE 13

FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

PART I

Form of Notice on Entering into Notifiable Debt Purchase Transaction

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

To:	[•] as Agent

From:	[The Lender]

Dated:	[•]

Dear Sirs

Project Diamond – Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1

We refer to paragraph (h) of Clause 32 (Debt Purchase Transactions) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2	We have entered into a Notifiable Debt Purchase Transaction.

3	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below:

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
[Facility B (EUR) Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Facility B (USD) Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Guarantee Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Revolving Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Additional Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

WARNING: ANY DEBT PURCHASE MAY BE SUBJECT TO AUSTRIAN STAMP DUTY. IN SUCH EVENT, APPROPRIATE AUSTRIAN LEGAL ADVICE SHOULD BE SOUGHT BEFORE EXECUTING ANY DOCUMENT WITH RESPECT TO SUCH PURCHASE.

PART II

Form of Notice on Termination of Notifiable Debt Purchase Transaction

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

To:	[•] as Agent

From:	[The Lender]

Dated:	[•]

Dear Sirs

Project Diamond – Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1

We refer to paragraph (i) of Clause 32 (Debt Purchase Transactions) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [•] has [terminated]/ [ceased to be with a member of the Group / Sponsor Affiliate].

3	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below:

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
[Facility B (EUR) Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Facility B (USD) Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Guarantee Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Revolving Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Additional Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

The Obligors’ Agent

authorised signatory for

[Obligors’ Agent]

WARNING: ANY DEBT PURCHASE MAY BE SUBJECT TO AUSTRIAN STAMP DUTY. IN SUCH EVENT, APPROPRIATE AUSTRIAN LEGAL ADVICE SHOULD BE SOUGHT BEFORE EXECUTING ANY DOCUMENT WITH RESPECT TO SUCH PURCHASE.

SCHEDULE 14

FORMS OF ADDITIONAL FACILITY NOTIFICATIONS

PART I

Form of Additional Facility Lender Accession Notice

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

To:	[•] as Agent and [•] as Security Agent

From:	[New Additional Facility Lender]

Dated:	[•]

Dear Sirs

Project Diamond – Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1

We refer to the Facilities Agreement. This is an Additional Facility Lender Accession Notice for the purpose of the Facilities Agreement and a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Lender Accession Notice unless given a different meaning in this Additional Facility Lender Accession Notice.

2

[Name of Additional Facility Lender] (the “New Additional Facility Lender”) of [address/registered office] agrees to become an Additional Facility Lender and to be bound by the terms of the Facilities Agreement as a Lender under [insert details of relevant Additional Facility].

3

On the date the Additional Facility referred to above becomes effective in accordance with clause 2.2 (Additional Facilities) of the Facilities Agreement (the “Effective Date”), the New Additional Facility Lender shall become:

(a)	party to the Facilities Agreement as a Lender; and

(b)	party to the Intercreditor Agreement as a Senior Lender (as defined therein).

4

In consideration of the New Additional Facility Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Additional Facility Lender confirms that, as from the Effective Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

5

The New Additional Facility Lender assumes all the rights and obligations of a Lender in relation to the Commitments under the Facilities Agreement specified in the schedule to this Additional Facility Lender Accession Notice (the “Schedule”) in accordance with the terms of the Facilities Agreement.

6	The administrative details of the New Additional Facility Lender for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address: [•]

Electronic mail address: [•]

Attention: [•]

[insert any other relevant details (if any)]

7	The New Additional Facility Lender confirms that it is:

(a)	in respect of an Austrian Borrower:

(i)	not an Austrian Qualifying Lender;

(ii)	an Austrian Qualifying Lender (other than an Austrian Treaty Lender); or

(iii)	an Austrian Treaty Lender; and

(b)	in respect of a US Borrower:

(i)	not a US Qualifying Lender;

(ii)	a US Qualifying Lender (other than a US Treaty Lender); or

(iii)	a US Treaty Lender; and

(c)	in respect of a Dutch Borrower:

(i)	not a Dutch Qualifying Lender;

(ii)	a Dutch Qualifying Lender (other than a Dutch Treaty Lender); or

(iii)	a Dutch Treaty Lender; and

(d)	in respect of an Other State Borrower:

(i)	not an Other Qualifying Lender;

(ii)	an Other Qualifying Lender (other than an Other Treaty Lender); or

(iii)	an Other Treaty Lender.

8	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

9

This Additional Facility Lender Accession Notice has been executed and delivered as a deed on the date stated at the beginning of this Additional Facility Lender Accession Notice and is governed by English law.

THE SCHEDULE TO THE ADDITIONAL FACILITY LENDER ACCESSION NOTICE

COMMITMENT TO BE ASSUMED

[insert relevant details]

[Facility office address, electronic mail address and attention details for notices and account details for payments]44

[New Additional Facility Lender]

By:

This Additional Facility Lender Accession Notice is accepted by the Agent and the Security Agent and the accession Effective Date is confirmed by the Agent as [•].

[Agent]

By:

[Security Agent]

By:

[44]	Account for payment not to be located in the Republic of Austria.

PART II

Form of Additional Facility Notice

WARNING: THE TAKING OF THIS DOCUMENT, ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF A TRANSACTION AGREED, ENVISAGED OR OTHERWISE MENTIONED IN THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO THE REPUBLIC OF AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, THE REPUBLIC OF AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM THE REPUBLIC OF AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY TRIGGER AUSTRIAN STAMP DUTY. IN ORDER TO AVOID TRIGGERING AUSTRIAN STAMP DUTY, DO NOT TAKE OR SEND TO OR SET UP IN THE REPUBLIC OF AUSTRIA THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR WRITTEN AND SIGNED REFERENCES THERETO OR ANY STAMP DUTY SENSITIVE DOCUMENTS (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED.

To:	[•] as Agent

From:	[The Obligors’ Agent], [Borrower] and [Additional Facility Lenders]

Dated:	[•]

Dear Sirs

Project Diamond – Senior Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1

We refer to the Facilities Agreement. This is an Additional Facility Notice in respect of an Additional Facility. Terms defined in the Facilities Agreement have the same meaning in this Additional Facility Notice unless given a different meaning in this Additional Facility Notice.

2	We wish to establish an Additional Facility on the following terms:

Borrower(s):	[•]

Guarantor(s):	[•]

Additional Facility Lenders (and allocated commitments):	[•]

Aggregate amount of the commitments of the Additional Facility / Additional Facility Commitment:	[•]

Base Currency:	[•]

]Other available/Optional Currencies (if any, as applicable):	[•]

Interest rate and basis (if applicable) including Margin or margin ratchet:	[•]

Purpose:	[•]

Additional conditions to drawdown (including any Agreed Certain Funds Period and related conditions, if any)	[•]

Additional Facility Commencement Date:	[•]

Availability Period:	[•]

Termination Date:	[•]

Amortisation schedule (if any):	[•]

Mandatory prepayment provisions (if any):	[•]

Summary of security:	[•]

[Other:	[•]][45]

Yours faithfully

For and on behalf of [•]
as the Obligors’ Agent

For and on behalf of [•] as Borrower

For and on behalf of [•] as Additional Facility Lender

[45]	Include any other applicable information requests or directions applicable to the Additional Facility or required by Clause 2.2 (Additional Facilities).

SCHEDULE 15

GENERAL UNDERTAKINGS

The capitalised words and expressions in this Schedule 15 shall have the meaning ascribed to them in Schedule 17 (Certain New York Law Defined Terms) save that if a capitalised word or expression is not given a meaning in Schedule 17 (Certain New York Law Defined Terms), it shall be given the meaning ascribed to it in Clause 1.1 (Definitions) or otherwise pursuant to the recitals to this Agreement. The undertakings contained in this Schedule 15 shall be varied in accordance with the other provisions of this Agreement.

1	Limitation on Indebtedness

(a)

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness) and the Company will not issue Disqualified Stock and will not permit any of the Restricted Subsidiaries to issue Preferred Stock, provided that the Company and any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) and the Company may issue Disqualified Stock and any of the Restricted Subsidiaries may issue Preferred Stock, if on the Applicable Test Date and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is at least 2.00:1.

(b)	Paragraph (a) above will not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Debt”):

(i)

the Incurrence by the Company or any of the Restricted Subsidiaries of Indebtedness under any Credit Facility (and the issuance and creation of letters of credit, guarantees and bankers’ acceptances thereunder) in an aggregate principal amount at any time outstanding not to exceed the sum of:

(A)	the aggregate of:

(1)	€1,100,000,000; plus

(2)	$600,000,000; plus

(3)	$225,000,000; plus

(4)	$120,000,000; plus

(B)	an amount equal to the greater of (x) €430,000,000 and (y) an amount equal to 100% of LTM EBITDA; plus

(C)

the maximum amount of Senior Secured Indebtedness such that, on the Applicable Test Date after giving pro forma effect to such Incurrence, the Consolidated Senior Secured Net Leverage Ratio of the Company and the Restricted Subsidiaries does not exceed 4.00:1,

(with any Indebtedness under paragraph (B) above, any other fixed amount basket under this Section 1 or any Revolving Facility Utilisation concurrently Incurred or committed on the Applicable Test Date of the Consolidated Senior Secured Net Leverage Ratio not being included in the calculation of Consolidated Senior Secured Net Leverage Ratio under this paragraph (C) on such Applicable Test Date but not, for the avoidance of doubt, excluded from any such calculation made on any such subsequent date); plus

(D)

the maximum amount of Indebtedness that is secured on the Transaction Security under the Intercreditor Agreement but is not Senior Secured Indebtedness such that, after giving pro forma effect to such Incurrence, the Consolidated Total Net Leverage Ratio of the Company and the Restricted Subsidiaries does not exceed 5.00:1,

(with any Indebtedness under paragraph (B) above, any other fixed amount basket under this Section 1 or any Revolving Facility Utilisation concurrently Incurred or committed on the Applicable Test Date of the Consolidated Total Net Leverage Ratio not being included in the calculation of Consolidated Total Net Leverage Ratio under this paragraph (D) on such Applicable Test Date but not, for the avoidance of doubt, excluded from any such calculation made on any such subsequent date), provided that any Indebtedness Incurred pursuant to this paragraph (i) may be refinanced at any time if such refinancing does not exceed the greater of (1) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to this paragraph (i) on the Applicable Test Date for such refinancing and (2) the aggregate principal amount of the Indebtedness being refinanced at such time (together with an amount necessary to pay accrued and unpaid interest and any fees and expenses, including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred in connection with such refinancing);

(ii)

Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Agreement;

(iii)	Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary;

(iv)	Indebtedness represented by:

(A)

Indebtedness of each Target and their Subsidiaries outstanding as of the Closing Date or Incurred under a facility committed and in effect as of the Closing Date, including, for the avoidance of doubt, in respect of any factoring financings, securitisations, receivables financings or similar arrangements (including Indebtedness, commitments or an amount equal to the amount available for borrowing in respect of such instruments) Incurred under a facility committed and in effect as of the Closing Date; and

(B)	Refinancing Indebtedness Incurred in respect of any Indebtedness described in:

(1)	this paragraph (iv);

(2)	paragraph (v) below; or

(3)	paragraph (a) above;

(C)	other Indebtedness Incurred to finance Management Advances;

(v)

Indebtedness (x) of the Company or any Restricted Subsidiary Incurred or issued to finance an acquisition (including an acquisition of any assets) (“Acquisition Debt”), capital expenditure or Investment or (y) of persons that are, or secured by any assets that are, acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Agreement, in an unlimited amount provided that after giving effect to such acquisition, capital expenditure, merger, amalgamation, consolidation or Investment and without giving effect to any Indebtedness Incurred, committed or issued pursuant to any fixed amount basket under this Section 1 or any Revolving Facility Utilisation, on the Applicable Test Date, either:

(1)

the Company would be permitted to Incur at least €1.00 of additional Indebtedness pursuant to paragraph (a) above or, if such Indebtedness is Senior Secured Indebtedness, the Company would be permitted to Incur at least €1.00 of additional Senior Secured Indebtedness pursuant to paragraph (b)(i)(C) above, or, if such Indebtedness is secured on the Transaction Security under the Intercreditor Agreement but is not Senior Secured Indebtedness, the Company would be permitted to Incur at least €1.00 of additional Indebtedness pursuant to paragraph (b)(i)(D); or

(2)

either the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries would not be lower or, if such Indebtedness is Senior Secured Indebtedness, the Consolidated Senior Secured Net Leverage Ratio of the Company and the Restricted Subsidiaries would not be higher, or, if such Indebtedness is secured on the Transaction Security under the Intercreditor Agreement but is not Senior Secured Indebtedness, the Consolidated Total Net Leverage Ratio of the Company and the Restricted Subsidiaries would not be higher in each case, than it was immediately prior to such acquisition, merger, amalgamation, consolidation, capital expenditure or Investment;

(vi)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes as determined in good faith by the Company);

(vii)	Indebtedness:

(A)

represented by Capitalised Lease Obligations, mortgage financings, Purchase Money Obligations or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Similar Business or Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any person owning such assets, any Indebtedness which refinances, replaces or refunds such Indebtedness and any Refinancing Indebtedness in respect thereof either:

(1)	Incurred in the ordinary course of business or consistent with past practice; or otherwise

(2)

in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this paragraph (vii)(A)(2) and then outstanding, does not exceed the greater of (x) €150,000,000 and (y) an amount equal to 35% of LTM EBITDA at the time of Incurrence,

(provided that, in each case, the Indebtedness exists on the date of such purchase, lease, rental, construction, design, installation or improvement or is created within 270 days thereafter);

(B)	arising out of Sale and Leaseback Transactions; or

(C)

represented by lease obligations which would not constitute Capitalised Lease Obligations but for the implementation of IFRS 16 (Leases) or any successor standard thereto (or any equivalent measure under the Accounting Principles);

(viii)	Indebtedness in respect of:

(A)

workers’ compensation claims, old-age-part-time arrangements, self-insurance obligations, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits, customer guarantees performance, indemnity, surety, judgment, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice;

(B)

the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided that such Indebtedness is extinguished within five (5) Business Days of Incurrence;

(C)

customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(D)

letters of credit, bankers’ acceptances, warehouse receipts, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice;

(E)

the financing of insurance premiums, take-or-pay obligations contained in supply arrangements, any customary treasury, depositary, cash management, automatic clearinghouse arrangements, overdraft protections, credit or debit card, purchase card, electronic funds transfer, cash pooling or netting or setting off arrangements or similar arrangements in the ordinary course of business or consistent with past practice;

(F)	Indebtedness representing:

(1)

deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Entity, the Company or any of its Subsidiaries in the ordinary course of business or consistent with past practice; or

(2)	deferred compensation or other similar arrangements in connection with any Investment or acquisition permitted hereby; and

(G)	Settlement Indebtedness;

(ix)

Indebtedness arising from agreements providing for Guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Company and the Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(x)

Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (x) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Subordinated Shareholder Funding or Capital Stock or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Closing Date, and any Refinancing Indebtedness in respect thereof, provided that:

(A)

any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and the Restricted Subsidiaries Incur Indebtedness in reliance thereon;

(B)

any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this paragraph to the extent such Net Cash Proceeds or cash have been applied to make Restricted Payments; and

(C)	[reserved];

(xi)	[reserved];

(xii)

Indebtedness consisting of promissory notes issued by (or other Indebtedness of) the Company or any of the Restricted Subsidiaries owing to any future, present or former employee, director, contractor or consultant of the Company, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, or heirs of such employee, director, contractor or consultant), to finance the purchase or redemption of Capital Stock of the Company or any Parent Entity that is permitted by the covenant described in Section 2 (Limitation on Restricted Payments) below;

(xiii)

Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (xiii) and then outstanding, will not exceed the greater of (x) €150,000,000 and (y) an amount equal to 35% of LTM EBITDA;

(xiv)	Indebtedness Incurred pursuant to factoring financings, securitisations, receivables financings or similar arrangements, in each case, that are either:

(A)

not recourse to the Company and the Restricted Subsidiaries other than a Securitisation Subsidiary (except to the extent customary in the good faith determination of the Company for such type of arrangement and except for Standard Securitisation Undertakings);

(B)	Incurred in the ordinary course of business or consistent with past practice;

(C)	outstanding or available for Incurrence as at the Closing Date; or

(D)

in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (xiv)(D) and then outstanding, does not exceed the greater of (x) €150,000,000 and (y) an amount equal to 35% of LTM EBITDA;

(xv)

any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a person extending credit to customers of the Company or a Restricted Subsidiary Incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the person extending such credit;

(xvi)

Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that (A) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (B) such Indebtedness does not bear interest or provide for scheduled amortisation or maturity;

(xvii)

Obligations in respect of Disqualified Stock of the Company in an amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (xvii) and then outstanding, does not exceed the greater of (x) €50,000,000 and (y) an amount equal to 10% of LTM EBITDA at the time of Incurrence;

(xviii)	Indebtedness of the Company or any of the Restricted Subsidiaries arising pursuant to any Permitted Tax Restructuring; and

(xix)

Indebtedness consisting of local lines of credit, overdraft facilities or local working capital facilities in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this paragraph (xix) and then outstanding, does not exceed the greater of (x) €130,000,000 and (y) an amount equal to 30% of LTM EBITDA.

(c)	For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with, this Section 1:

(i)

subject to paragraph (iii) below, in the event that all or any portion of any item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be

Incurred pursuant to paragraph (a) above, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include, in any manner that complies with this Section 1, the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in paragraph (a) above or one of the sub-paragraphs of paragraph (b) above, and Indebtedness permitted by this Section 1 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 1 permitting such Indebtedness;

(ii)

with respect to paragraphs (b)(vii)(A)(2), (b)(xiii),(b)(xiv)(D), (b)(xvii), or (b)(xix) above, if at any time that the Company would be entitled to have Incurred any then outstanding item of Indebtedness pursuant to paragraphs (a) or (b)(i)(C) or (b)(i)(D) above, such item of Indebtedness shall (unless otherwise elected by the Company) be automatically reclassified into an item of Indebtedness Incurred pursuant to paragraphs (a),(b)(i)(C) or (b)(i)(D) above, as applicable;

(iii)

all Indebtedness under Facility B Commitments Incurred as of the Extension Effective Date (and any Refinancing Indebtedness in respect thereof) shall be deemed to have been Incurred pursuant to paragraph (b)(i)(A)(1) and (b)(i)(A)(2) above and the Company shall not be permitted to reclassify all or a portion of such Indebtedness;

(iv)

for purposes of determining compliance with this Section 1, with respect to Indebtedness Incurred under a Credit Facility, re-borrowings of amounts previously repaid pursuant to a “cash sweep” or “clean down” provisions or any similar provisions under a Credit Facility that provide that Indebtedness is deemed to have been repaid periodically shall only be deemed for the purposes of this Section 1 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent re-borrowing thereof;

(v)

in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include any amounts necessary to pay accrued and unpaid interest and any fees and expenses, including any premium and defeasance costs, indemnity fees, discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(vi)

Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(vii)

if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to paragraphs (a) or (b) above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(viii)

the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(ix)

in the event that the Company or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, enters into any commitment to Incur or issue Indebtedness or commits to Incur any Lien pursuant to paragraph (cc) of the definition of “Permitted Liens,” the Incurrence or issuance thereof for all purposes under this Agreement, including for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, or the Consolidated Total Net Leverage Ratio, as applicable, or usage of any sub-paragraph of paragraph (b) above (if any) for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at the Company’s option, either:

(A)

be determined (i) on the date of such revolving credit facility or such entry into or increase in commitments (assuming that the full amount thereof (or, at the option of the Company, a portion thereof) has been borrowed as of such date) or other Indebtedness, Disqualified Stock or Preferred Stock (in each case, pursuant to any letter, agreement or instrument, which may be conditional, including as to documentation) and/or (ii) on the date on which such facility or commitments become available, and, if such Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, test or other provision of this Agreement is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this Section 1 irrespective of the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, or other provision of this Agreement at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this paragraph (A) shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, and, to the extent of any sub-paragraph of paragraph (b) above (if any), shall be deemed to be Incurred and outstanding under such sub-paragraphs), provided that any such Reserved Indebtedness Amount that is comprised of revolving credit facility Indebtedness shall only be included in the calculation of any Applicable Metric if the relevant Reserved Indebtedness Amount is intended to be Incurred on the same date as, and applied towards the same purpose as, the Indebtedness in respect of which the Applicable Metric is being determined; or

(B)	be determined on the date such amount is Incurred pursuant to any such facility or increased commitment,

and in each case, the Company may revoke such determination at any time and from time to time and/or use such other method of determination as it may select in accordance with this Agreement;

(x)

in the event that the Company or a Restricted Subsidiary (x) Incurs Indebtedness to finance an acquisition (including an acquisition of assets) or other transaction or (y) assumes Indebtedness of persons that are, or secured by assets that are, acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with, the Company or a Restricted Subsidiary in accordance with the terms of this Agreement or (z) commits to an acquisition or transaction pursuant to which it may Incur Acquired Indebtedness, the date of determination of LTM EBITDA, the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, shall, at the option of the Company, be:

(A)

the date that a definitive agreement, put option or similar arrangement for such acquisition, transaction, merger, amalgamation or consolidation is entered into and the LTM EBITDA, Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) consistent with the definition of the LTM EBITDA, Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, and, for the avoidance of doubt:

(1)

if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in the Consolidated EBITDA of the Company or the target company) at or prior to the consummation of the relevant acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such acquisition and any related transactions are permitted hereunder; and

(2)	such ratios shall not be tested at the time of consummation of such acquisition, transaction, merger, amalgamation or consolidation;

provided that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, put option or similar arrangement, (I) any such transaction shall be deemed to have occurred on the date the definitive agreement, put option or similar arrangement is entered into and to be outstanding thereafter for purposes of calculating any ratios under this Agreement after the date of such agreement and before the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition and (II) to the extent any covenant baskets were utilised in satisfying any covenants, such baskets shall be deemed utilised until the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition and any calculation of LTM EBITDA or Consolidated EBITDA for purposes of other Incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such acquisition) shall give pro forma effect to such acquisition unless and until the applicable acquisition agreement is terminated or expires without consummation of such acquisition; or

(B)	the date such Indebtedness is Incurred or assumed,

and in each case, the Company may revoke such determination at any time and from time to time and use such other method of determination as it may select in accordance with this paragraph (x);

(xi)

notwithstanding anything in this Section 1 to the contrary, in the case of any Indebtedness Incurred to refinance Indebtedness initially Incurred in reliance on any sub-paragraph of paragraph (b) above measured by reference to a percentage of LTM EBITDA at the time of Incurrence, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus premiums (including tender premiums), defeasance, costs and fees in connection with such refinancing; and

(xii)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of IFRS.

(d)

Accrual and/or capitalisation of interest, accrual of dividends, the accretion of accreted value, the accretion or amortisation of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares or Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in IFRS, will not be deemed to be an Incurrence of Indebtedness for purposes of the covenant described under this Section 1 and provided that the amount of any Refinancing Indebtedness in respect of any outstanding Indebtedness may (in the Company’s sole discretion) be increased by the amount of all such accrued and/or capitalised interest, accreted value, original issue discount and/or additional Indebtedness in respect of such Indebtedness and such increased amount will not be deemed to be Indebtedness for the purpose of calculating any basket, permission or threshold under which such Refinancing Indebtedness is permitted to be Incurred.

(e)

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 1 the Company shall be in default of this Section 1).

(f)

For purposes of determining compliance with any Euro-denominated restriction on the Incurrence of Indebtedness, the Euro equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Euro equivalent), in the case of revolving credit debt, provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (x) the principal amount of such Indebtedness being refinanced plus (y) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing.

(g)

Notwithstanding any other provision of this Section 1, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 1 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(h)

Indebtedness incurred pursuant to this Section 1 (or pursuant to any other permission to incur Indebtedness under this Agreement), may be incurred by way of any Additional Facility which satisfies the applicable conditions set out in Clause 2.2 (Additional Facilities) of this Agreement.

2	Limitation on Restricted Payments

(a)	The Company will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly, to:

(i)

declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any such payment in connection with any merger or consolidation involving the Company or any of the Restricted Subsidiaries) except:

(A)

dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company or in Subordinated Shareholder Funding;

(B)

dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of the Company or any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis); and

(C)

dividends or distributions payable to any Parent Entity to fund interest payments in respect of Indebtedness of such Parent Entity which is Guaranteed by the Company or any Restricted Subsidiary or is otherwise considered Indebtedness of the Company or any Restricted Subsidiary, provided that:

(1)	any net proceeds from such Indebtedness are contributed to the equity of the Company or any Restricted Subsidiary in any form or otherwise received by the Company or any Restricted Subsidiary; and

(2)

any net proceeds described in paragraph (1) above shall be excluded for purposes of increasing the amount available for distribution pursuant to paragraph (a)(C) below and shall not be Excluded Contributions); and

(3)

in the case that any net proceeds described in paragraph (1) above are contributed to or received by the Company or the Restricted Subsidiaries in the form of Indebtedness, there shall be no double-counting of interest paid on such Indebtedness and any dividends or distributions payable to the relevant Parent Entity to fund interest payments in respect of Indebtedness of such Parent Entity;

(ii)	purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Parent Entity held by persons other than the Company or a Restricted Subsidiary;

(iii)

purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (I) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case, due within one (1) year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (II) any Indebtedness Incurred pursuant to paragraph (b)(iii) of Section 1 (Limitation on Indebtedness)); or

(iv)

make any payment (whether of principal, interest or other amounts) on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding (other than any payment of interest thereon in the form of additional Subordinated Shareholder Funding); or

(v)	make any Restricted Investment,

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in paragraphs (i) through (v) above are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A)	an Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom);

(B)

the Company is not able to Incur an additional €1.00 of Indebtedness pursuant to paragraph (b)(i)(D) of Section 1 (Limitation on Indebtedness) above immediately after giving effect, on a pro forma basis, to such Restricted Payment; or

(C)

the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Closing Date (and not returned or rescinded) (including Permitted Payments made pursuant to paragraphs (b)(i) and (b)(x), but excluding all other Restricted Payments permitted by paragraph (b) below) would exceed the sum of (without duplication):

(1)

50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the fiscal quarter in which the Closing Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit, provided that the amount taken into account pursuant to this paragraph (1) shall not be less than zero (0)); plus

(2)

100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Subordinated Shareholder Funding or Capital Stock or as the result of a merger or consolidation with another person or otherwise contributed to the equity subsequent to the Closing Date (in each case other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company subsequent to the Closing Date (other than (I) Subordinated Shareholder Funding or Capital Stock sold to a Subsidiary of the Company, (II) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary, (III) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on (b)(vi) below, and (IV) Excluded Contributions); plus

(3)

100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received subsequent to the Closing Date by the Company or any Restricted Subsidiary from the issuance or sale (other than (I) Subordinated Shareholder Funding or (II) Capital Stock sold to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Closing Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange; plus

(4)

100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received subsequent to the Closing Date by the Company or any Restricted Subsidiary by means of: (I) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or the Restricted Subsidiaries, in each case, subsequent to the Closing Date; or (II) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from a person that is not a Restricted Subsidiary after the Closing Date (in each case, other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under paragraph (b)(xvii) below and will increase the amount available under the applicable paragraph of the definition of “Permitted Investment” or paragraph (b)(xvii) below, as the case may be); plus

(5)

in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary subsequent to the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under paragraph (b)(xvii) below and will increase the amount available under the applicable paragraph of the definition of “Permitted Investment” or paragraph (b)(xvii) below, as the case may be; plus

(6)	the greater of (x) €110,000,000 and (y) an amount equal to 25% of LTM EBITDA,

provided that any portion of any Cure Amount required to cure any breach of the financial covenant contained in Clause 28.2 (Financial Condition) (as contemplated by paragraph (b) of Clause 30.1 (Financial Covenant)) shall not be taken into account in determining the amount available to make Restricted Payments under this paragraph (a), sub-paragraphs (1) to (6) being in aggregate, the “CNI Growth Amount”).

(b)	The foregoing provisions will not prohibit any of the following (each a “Permitted Payment”):

(i)

the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Agreement as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(ii)	any:

(A)

purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock of the Company or any Parent Entity (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Subordinated Shareholder Funding or Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Company, provided that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Subordinated Shareholder Funding or Capital Stock or such contribution will be excluded from paragraph (a)(C) above; and

(B)

if immediately prior to the retirement of Treasury Capital Stock the declaration and payment of dividends thereon was permitted under paragraph (xiii) below, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 1 (Limitation on Indebtedness);

(iv)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 1 (Limitation on Indebtedness);

(v)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness (other than Subordinated Shareholder Funding) or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(A)

from Net Available Cash to the extent permitted under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) below, but only if (and to the extent required) the Company shall have first complied with the terms described under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) below; or

(B)	to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of:

(1)	a Change of Control (or other similar event described therein as a “change of control”); or

(2)	an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”),

but only if (and to the extent required) the Company shall have first complied with the provisions of this Agreement governing mandatory prepayment on a Change of Control or Section 5 (Limitation on Sales of Assets and Subsidiary Stock) below; or

(C)	consisting of Acquired Indebtedness (other than Indebtedness Incurred:

(1)

to provide all or any portion of the funds utilised to consummate the transaction or series of related transactions pursuant to which such person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary; or

(2)	otherwise in connection with or contemplation of such acquisition);

(vi)

a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (including any options, warrants or other rights in respect thereof) (other than Disqualified Stock) of the Company or any Parent Entity held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, trusts or heirs of such employee, director, contractor or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director, contractor or consultant’s employment or directorship, in each case, that is:

(A)	made in the ordinary course of business; or

(B)

in an aggregate amount which, when aggregated with all other Restricted Payments made under this paragraph (vi)(B), does not exceed the greater of (x) €40,000,000 and (y) an amount equal to 7.5% of LTM EBITDA, provided further that such amount may be increased by an amount not to exceed:

(1)

the cash proceeds from the issuance or sale of Subordinated Shareholder Funding or Capital Stock (other than Disqualified Stock or Designated Preferred Stock or Excluded Contributions) of the Company and, to the extent contributed to the capital of the Company (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Subordinated Shareholder Funding or Capital Stock of any Parent Entity, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any Parent Entity that occurred after the Closing Date, to the extent the cash proceeds from the sale of such Capital Stock or Subordinated Shareholder Funding have not otherwise been applied to the payment of Restricted Payments by virtue of the CNI Growth Amount; plus

(2)	the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Closing Date,

provided yet further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former members of management, directors, employees, contractors or consultants of the Company or Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Capital Stock of the Company or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 2 or any other provision of this Agreement;

(vii)	the declaration and payment of dividends on Disqualified Stock or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 1 (Limitation on Indebtedness);

(viii)

purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or withholding or similar taxes in respect thereof and payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;

(ix)	dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(A)	the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes;

(B)

amounts constituting or to be used for purposes of making payments to the extent specified in paragraphs (b)(ii), (b)(iii), (b)(v), (b)(xi), (b)(xii), (b)(xvii)(A) (but only in respect of the parenthetical thereto), (b)(xvii) and (b)(xviii) of Section 6 (Limitation on Affiliate Transactions) below, provided that any such dividends, loans, advances or distributions to make payments in respect of advisory, annual management, consulting or monitoring fees specified in paragraph (b)(xi)(A) of Section 6 (Limitation on Affiliate Transactions) below and made pursuant to this paragraph (B) (in aggregate with any amounts paid pursuant to paragraph (b)(xi)(A) of Section 6 (Limitation on Affiliate Transactions) in respect of advisory, annual management, consulting or monitoring fees) shall not exceed an aggregate amount equal to the greater of (x) €20,000,000 and (y) an amount equal to 3% of LTM EBITDA per fiscal year; and

(C)	up to the greater of (x) €30,000,000 and (y) 5% of LTM EBITDA per fiscal year;

(x)

the declaration or payment of dividends or distributions, or the making of any cash payments, advances, loans or expense reimbursements on the Capital Stock, common stock or common equity interests of the Company, any Parent Entity or any IPO Entity following a Public Offering of such Capital Stock, common stock or common equity interests; provided that the aggregate amount of all such dividends or distributions shall not exceed in any fiscal year the greater of:

(A)

6.0% of the Net Cash Proceeds received from such Public Offering or subsequent Equity Offering by the Company or contributed to the capital of the Company by any Parent Entity in any form other than Indebtedness or Excluded Contributions; and

(B)	following an Initial Public Offering, an amount equal to:

(1)

where, after giving pro forma effect to such dividends, distributions, cash payments, loans or expense reimbursements, the Consolidated Total Net Leverage Ratio shall be equal to or less than 3.50:1, the greater of 7% of the Market Capitalisation and 7% of the IPO Market Capitalisation; or

(2)

where, after giving pro forma effect to such dividends, distributions, cash payments, loans or expense reimbursements, the Consolidated Total Net Leverage Ratio shall be greater than 3.50:1 but equal to or less than 4.00:1, the greater of 5% of the Market Capitalisation and 5% of the IPO Market Capitalisation;

(xi)

payments by the Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Company);

(xii)	Restricted Payments that are made with Excluded Contributions;

(xiii)	the declaration and payment of dividends:

(A)	on Designated Preferred Stock of the Company issued after the Closing Date;

(B)	to a Parent Entity in an amount sufficient to allow the Parent Entity to pay dividends to holders of its Designated Preferred Stock issued after the Closing Date; and

(C)	on Refunding Capital Stock that is Preferred Stock;

provided	that:

(1)

in the case of paragraphs (A) and (B) above, the amount of all dividends declared or paid to a person pursuant to such paragraphs shall not exceed the cash proceeds received by the Company or the aggregate amount contributed as Subordinated Shareholder Funding or in cash to the equity of the Company (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Company), from the issuance or sale of such Designated Preferred Stock; and

(2)

in the case of paragraphs (A), (B) and (C) above, for the most recently ended four (4) fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Company would be permitted to Incur at least €1.00 of additional Indebtedness pursuant to the test set forth in paragraph (a) of Section 1 (Limitation on Indebtedness) above;

(xiv)

distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock, of equity interests in, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents) or proceeds thereof;

(xv)

distributions or payments of Securitisation Fees, sales contributions and other transfers of Securitisation Assets or Receivables Assets and purchases of Securitisation Assets or Receivables Assets pursuant to a Securitisation Repurchase Obligation, in each case in connection with a Qualified Securitisation Financing or Receivables Facility;

(xvi)

any Restricted Payment made in connection with the Transactions and any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto or used to fund amounts owed to Affiliates in connection with the Transactions (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts);

(xvii)	so long as no Event of Default has occurred and is continuing:

(A)

any Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of (i) €150,000,000 and (y) an amount equal to 35% of LTM EBITDA; and

(B)

any Restricted Payments, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the Incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, either:

(1)	the Consolidated Total Net Leverage Ratio shall be no greater than 3.50:1; or

(2)

the Consolidated Total Net Leverage Ratio shall be no greater than 4.00:1 and such Restricted Payment shall be funded from the Available Amount (without double counting) at the time of such Restricted Payment;

(xviii)	mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(xix)	the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor:

(A)	in an aggregate amount outstanding at the time made not to exceed the greater of (x) €150,000,000 and (y) an amount equal to 35% of LTM EBITDA at such time; and/or

(B)

such that immediately after giving pro forma effect to the payment of any such Restricted Payment and the redemption, defeasance, repurchase, exchange or other acquisition or retirement of any such Subordinated Indebtedness, either:

(1)	the Consolidated Total Net Leverage Ratio shall be no greater than 3.50:1; or

(2)

the Consolidated Total Net Leverage Ratio shall be no greater than 4.00:1 and such Restricted Payment shall be funded from the Available Amount (without double counting) at the time of such Restricted Payment;

(xx)

payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with the covenants described under Section 8 (Merger and Consolidation - Company) and Section 9 (Merger and Consolidation - Guarantors) below;

(xxi)	Restricted Payments to a Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this Section 2 if made by the Company, provided that:

(A)	such Restricted Payment shall be made substantially concurrently with the closing of such Investment;

(B)	such Parent Entity shall, promptly following the closing thereof, cause:

(1)	all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of the Restricted Subsidiaries; or

(2)

the merger or amalgamation of the person formed or acquired into the Company or one of the Restricted Subsidiaries (to the extent not prohibited by Section 8 (Merger and Consolidation - Company) and Section 9 (Merger and Consolidation - Guarantors) below) to consummate such Investment;

(C)

such Parent Entity and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement;

(D)

any property received by the Company shall not increase amounts available for Restricted Payments pursuant to the CNI Growth Amount, paragraphs (b)(ii) or (b)(vi) above or be deemed to be an Excluded Contribution;

(E)

such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this covenant (other than pursuant to paragraph (xii) hereof) or pursuant to the definition of “Permitted Investments” (other than pursuant to paragraph (l) thereof);

(xxii)	any Restricted Payment made with Net Available Cash from any Asset Disposition and permitted pursuant to paragraph (a)(iii) of Section 5 (Limitation on Sales of Assets and Subsidiary Stock) below;

(xxiii)

any dividends, repayments of equity, reductions of capital or any other distribution by any Restricted Subsidiary to any other company that is a member of the same fiscal unity for corporate income tax, trade tax or value added tax or similar purposes; and

(xxiv)

a Restricted Payment of the type described in paragraphs (i), (ii) and (iv) of the definition of “Restricted Payment” in an aggregate amount not exceeding €150 million, provided that such Restricted Payment is made within six (6) Months of the 2023 Extension Effective Date.

(c)

For purposes of determining compliance with this Section 2, in the event that a Restricted Payment (or portion thereof) (i) meets the criteria of more than one of the categories of Permitted Payments described in paragraph (b) above, and/or (ii) is permitted pursuant to paragraph (a) above and/or (iii) constitutes a Permitted Investment, the Company will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section, including as a Permitted Investment.

(d)

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.

(e)

Unrestricted Subsidiaries may use value transferred from the Company and the Restricted Subsidiaries in a Permitted Investment or a Restricted Investment not Prohibited under this Section 2 to purchase or otherwise acquire Indebtedness or Capital Stock of the Company, any Parent Entity or any of the Company’s Restricted Subsidiaries, and to transfer value to the holders of the Capital Stock or any Parent Entity and to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Company or the Restricted Subsidiaries.

3	Limitation on Liens

(a)

The Company will not, and the Company will not permit any Restricted Subsidiary or Topco to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Company and, in the case of Topco, only to the extent that such property or assets constitute Charged Property), whether owned on the Closing Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), except:

(i)	in the case of any property or asset that does not constitute Charged Property:

(A)	Permitted Liens; or

(B)

Liens on property or assets that are not Permitted Liens if obligations under this Agreement are directly secured equally and ratably with, or prior to, in the case of Liens with respect to Subordinated Indebtedness, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured; and

(ii)	in the case of any property or asset that constitutes Charged Property, Permitted Collateral Liens.

(b)

Any Lien created in favour of the obligations under this Agreement pursuant to paragraph (a)(i)(B) above will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates and (ii) otherwise as set forth in this Agreement, Intercreditor Agreement and/or under the relevant Transaction Security Document.

(c)

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The Increased Amount of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortisation of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

4	Limitation on Restrictions on Distributions from Restricted Subsidiaries

(a)

The Company will not, and will not permit any Restricted Subsidiary to create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)	pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(ii)	make any loans or advances to the Company or any Restricted Subsidiary; or

(iii)	sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary,

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)	The provisions of paragraph (a) above will not prohibit:

(i)	any encumbrance or restriction pursuant to:

(A)	any Credit Facility (including the Facilities, the Second Lien Facility, the Loan Guarantees and the Second Lien Loan Guarantees);

(B)	the Intercreditor Agreement;

(C)	the Transaction Security Documents; or

(D)	any other agreement or instrument,

in each case, in effect at or entered into on the Closing Date;

(ii)	any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(iii)

any encumbrance or restriction pursuant to an agreement or instrument of a person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilised to consummate, the transaction or series of related transactions pursuant to which such person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date provided that, for the purposes of this paragraph (iii), if another person is the Successor Company, any Subsidiary thereof or agreement or instrument of such person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such person becomes the Successor Company;

(iv)	any encumbrance, restriction or condition:

(A)

that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(B)

contained in mortgages, pledges, charges or other security agreements permitted under this Agreement or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Agreement to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements;

(C)

contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or

(D)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(v)

any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalised Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired;

(vi)

any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a person of all or substantially all the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii)	customary provisions in leases, licenses, shareholder agreements, joint venture agreements and other similar agreements, organisational documents and instruments;

(viii)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, licensing requirement or order, or required by any regulatory authority;

(ix)	any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(x)	any encumbrance or restriction pursuant to Hedging Obligations;

(xi)

restrictions created in connection with any Qualified Securitisation Financing or Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Securitisation Facility or Receivables Facility;

(xii)	any encumbrance or restriction arising pursuant to an agreement or instrument:

(A)

relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to the provisions of Section 1 (Limitation on Indebtedness) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders (taken as a whole) than:

(1)

the encumbrances and restrictions contained in this Agreement, together with the Transaction Security Documents associated therewith, and the Intercreditor Agreement, in each case, as in effect on the Closing Date; or

(2)

as is customary in comparable financings (as determined in good faith by the Company) and where, in the case of this paragraph (2), either (x) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments under this Agreement or (y) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument; or

(B)	constituting an Additional Intercreditor Agreement;

(xiii)	any encumbrance or restriction existing by reason of any lien permitted under Section 3 (Limitation on Liens) above; or

(xiv)	any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness:

(A)	Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in paragraphs (i) to (xiii) above or this paragraph (xiv) (an “Initial Agreement”); or

(B)	contained in any amendment, supplement or other modification to an agreement referred to in paragraphs (i) to (xiii) above or this paragraph (xiv);

provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Lenders (taken as a whole) than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

5	Limitation on Sales of Assets and Subsidiary Stock

(a)	The Company will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Disposition unless:

(i)

the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(ii)

in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), with a purchase price in excess of the greater of (x) €90,000,000 and (y) an amount equal to 20% of LTM EBITDA, at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents, provided that this paragraph (ii) shall not apply to the first amount of consideration from such Asset Dispositions per fiscal year not to exceed the greater of (x) €90,000,000 and (y) an amount equal to 20% of LTM EBITDA; and

(iii)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied:

(A)

to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness) to prepay, repay or purchase any Indebtedness of a Restricted Subsidiary that is not a Guarantor (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary) or any Senior Secured Indebtedness within 365 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash, provided that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this paragraph (A), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased, provided further that to the extent the Company or any Restricted Subsidiary has elected to prepay, repay or purchase any amount of Senior Secured Indebtedness at a price not less than par and has extended such offer to the Facility B Lenders on at least a pro rata basis, to the extent the creditors in respect of such Senior Secured Indebtedness (including any Facility B Lenders) elect not to tender their Senior Secured Indebtedness for such prepayment, repayment or purchase, the Company will be deemed to have applied an amount of Net Available Cash equal to such amount not tendered under this paragraph (A), and such amount shall not increase the amount of Excess Proceeds; or

(B)

to the extent the Company or any Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary equal to the amount of Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash, provided that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an Acceptable Commitment); provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Proceeds, provided that:

(1)

pending the final application of the amount of any such Net Available Cash in accordance with paragraphs (A) to (B) above, the Company and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Agreement; and

(2)

notwithstanding any term of this paragraph (iii), to the extent that (I) a distribution of any or all of the Net Available Cash of any Asset Disposition by a Subsidiary to the Company or another Restricted Subsidiary (to the extent necessary to comply with this Section 5) is prohibited or delayed by applicable local law (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors) or (II) a distribution of any or all of the Net Available Cash of any Asset Disposition by a Subsidiary to the Company or another Restricted Subsidiary (to the extent necessary to comply with this covenant) could result in material adverse Tax consequences, as determined by the Company in its sole discretion, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this paragraph (iii).

(b)

The amount of any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in paragraph (a) above will be deemed to constitute “Excess Proceeds” under this Agreement, provided that if at the date of any definitive agreement, put option or similar arrangement in respect of any Asset Disposition or (at the option of the Company) the date on which Net Available Cash from an Asset Disposition is received:

(i)	(at the option of the Company in its sole discretion) either:

(A)	the Consolidated Total Net Leverage Ratio of the Company and the Restricted Subsidiaries is no greater than 3.75:1; or

(B)	the Consolidated Senior Secured Net Leverage Ratio of the Company and the Restricted Subsidiaries is no greater than 3.75:1,

50% of the Net Available Cash (the “Proceeds Step Down Amount”) from such Asset Disposition; or

(ii)	(at the option of the Company in its sole discretion) either:

(A)	the Consolidated Total Net Leverage Ratio of the Company and the Restricted Subsidiaries is no greater than 3.50:1; or

(B)	the Consolidated Senior Secured Net Leverage Ratio of the Company and the Restricted Subsidiaries is no greater than 3.50:1,

100% of the Proceeds Step Down Amount from such Asset Disposition,

in each case, shall be deemed not to constitute Excess Proceeds and may be used by the Company or any of its Restricted Subsidiaries for any purpose not prohibited by this Agreement provided that, in respect of the Proceeds Step Down Amount only, such Net Available Cash shall not constitute “Retained Cash” for the purposes of making a Restricted Payment of the type described in paragraphs (i), (ii) and (iv) of the definition of “Restricted Payment” set out in paragraph (a) of Section 2 (Limitation on Restricted Payments).

(c)

On the 366th day (or such longer period permitted by paragraph (a) above) after the later of an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under this Agreement exceeds the greater of (x) €90,000,000 and (y) an amount equal to 20% of LTM EBITDA in a single transaction, the Company will within 10 Business Days be required to make an offer (an “Asset Disposition Offer”) to each Lender under Facility B (or, at the Company’s election, specific Loans or tranches under Facility B) and, to the extent the Company elects, to all holders of other loans or tranches outstanding constituting Pari Passu Indebtedness, to, respectively:

(i)	prepay participations in such outstanding Facility B Loans as elected by the Company (and only to the extent any Facility B Loans are outstanding) held by any such Lender at par; and

(ii)

repay, prepay or purchase the maximum aggregate principal amount of such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be repaid, prepaid or purchased out of the Excess Proceeds, at an offer price of no more than 100% of the principal amount of such Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of repayment, prepayment or purchase, in accordance with the procedures set forth in the agreements governing the Pari Passu Indebtedness.

(d)

An Asset Disposition Offer, in so far as it relates to any Facility B Loans, will remain open for a period of not less than 10 Business Days following its commencement (the “Asset Disposition Offer Period”).

(e)

No later than five (5) Business Days after the termination of an Asset Disposition Offer Period, the Company will repay (or procure the repayment of) the aggregate principal amount of participations in any Facility B Loans elected to be repaid and, to the extent it elects, Pari Passu Indebtedness required to be repaid, prepaid or purchased pursuant to paragraph (c) above (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, such participations in Facility B Loans and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.

(f)	Notwithstanding paragraph (e) above, the Company shall be permitted to:

(i)

delay the repayment of any participations in any Facility B Loans until the last day of the first Interest Period for the relevant Facility B Loan to be repaid ending at least five (5) Business Days after the termination of the Asset Disposition Offer Period; and/or

(ii)	delay any repayment, prepayment or purchase of Pari Passu Indebtedness on a consistent or equivalent basis.

(g)

The Company may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to all Net Available Cash prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to any unapplied Excess Proceeds.

(h)

To the extent that the aggregate amount of Facility B Loans and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company and the Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not prohibited by this Agreement.

(i)

If the aggregate principal amount of the Facility B Loans surrendered in any Asset Disposition Offer by Lenders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Company shall allocate the Excess Proceeds among the Facility B Loans and Pari Passu Indebtedness to be repaid, prepaid or purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Facility B Loans and Pari Passu Indebtedness.

(j)	Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero (0).

(k)

To the extent that any portion of Net Available Cash payable in respect of any Facility B Loan is denominated in a currency other than the currency of the Loans elected to be prepaid, the amount thereof payable in respect of such Facility B Loans shall not exceed the net amount of funds in such applicable currency that is actually received by the Company upon converting such portion into such applicable currency. For the avoidance of doubt there shall be no requirement to offer or apply any Excess Proceeds in prepayment of the Revolving Facility.

(l)	For the purposes of paragraph (a)(ii) above, the following will be deemed to be cash:

(i)

the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise, of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(ii)

securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(iii)

Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(iv)	consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Company or any Restricted Subsidiary; and

(v)

any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant during the same fiscal year, not to exceed the greater of (x) €110,000,000 and (y) an amount equal to 25% of LTM EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

6	Limitation on Affiliate Transactions

(a)

The Company will not, and will not permit any Restricted Subsidiary to enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (any such transaction or series of related transactions being an Affiliate Transaction) involving aggregate value in excess of the greater of (x) €50,000,000 and (y) an amount equal to 10% of LTM EBITDA unless:

(i)

the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a person who is not such an Affiliate; and

(ii)

in the event such Affiliate Transaction involves an aggregate value in excess of the greater of (x) €70,000,000 and (y) an amount equal to 15% of LTM EBITDA, the terms of such Affiliate Transaction have been approved by a majority of the members of the Board of Directors of the Company, provided that any Affiliate Transaction shall also be deemed to have satisfied the requirements set forth in this paragraph (a)(ii) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Company, if any.

(b)	The provisions of paragraph (a) above will not apply to:

(i)	any Restricted Payment permitted to be made pursuant to the covenant described under Section 2 (Limitation on Restricted Payments) above or any Permitted Investment;

(ii)

any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business or consistent with past practice;

(iii)	any Management Advances and any waiver or transaction with respect thereto;

(iv)	any:

(A)

transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries; and

(B)

merger, amalgamation or consolidation with any Parent Entity, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, amalgamation or consolidation is otherwise permitted under this Agreement;

(v)

the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, contractors, consultants, distributors or employees of the Company, any Parent Entity or any Restricted Subsidiary (whether directly or indirectly and including through any Controlled Investment Affiliate of such directors, officers, contractors, consultants, distributors or employees);

(vi)

the entry into and performance of obligations of the Company or any of the Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Closing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Lenders (taken as a whole) in any material respect;

(vii)

any transaction with a Securitisation Subsidiary effected as part of a Qualified Securitisation Financing or Receivables Facility, any disposition or repurchase of Securitisation Assets, Receivables Assets or related assets in connection with any Qualified Securitisation Financing or Receivables Facility;

(viii)

transactions with customers, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of the Company or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(ix)

any transaction in the ordinary course of business between or among the Company or any Restricted Subsidiary and any Affiliate of the Company or an Associate or similar entity which would constitute an Affiliate Transaction solely:

(A)

because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in, or otherwise controls such Affiliate, Associate or similar entity; or

(B)

due to the fact that a director of such person is also a director of the Company or any direct or indirect Parent Entity of the Company (provided that such director abstains from voting as a director of the Company or such direct or indirect Parent Entity of the Company, as the case may be, on any matter involving such other Person);

(x)	any:

(A)

issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary; and

(B)

amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Agreement, the Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable, provided that such Subordinated Shareholder Funding, as amended or otherwise modified, will continue to satisfy the requirements described in the definition of Subordinated Shareholder Funding;

(xi)	any:

(A)

payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly), including to its affiliates or its designees, of annual management, consulting, monitoring, refinancing, transaction, subsequent transaction exit fees, advisory fees and related costs and reasonable expenses and indemnitees in connection therewith and any termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an Initial Public Offering), provided that any such payments in respect of advisory, annual management, consulting or monitoring fees pursuant to this sub-paragraph (A) (in aggregate with any amounts paid pursuant to paragraph (b)(xi)(B) of Section 2 (Limitation on Restricted Payments) in respect of advisory, annual management, consulting or monitoring fees) shall not exceed an aggregate amount equal to the greater of (x) €20,000,000 and (y) an amount equal to 3% of LTM EBITDA per fiscal year; and

(B)

customary payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which are in the case of each of clauses (A) and (B) approved by a majority of the Board of Directors of the Company in good faith;

(xii)	payment to any Permitted Holder of all out-of-pocket expenses incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries;

(xiii)	the Transactions and the payment of all costs and expenses (including all legal, accounting and other professional fees and expenses) related to the Transactions;

(xiv)

transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of paragraph (a)(i) above;

(xv)

the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Closing Date and any similar agreement that it may enter into thereafter; provided that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Closing Date will only be permitted under this paragraph to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders (taken as a whole) in any material respect as determined in good faith by the Company;

(xvi)

any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;

(xvii)	any:

(A)

Investments by Affiliates in securities of the Company or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses Incurred by such Affiliates in connection therewith) so long as the Investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms; and

(B)

payments to Affiliates in respect of securities of the Company or any of the Restricted Subsidiaries contemplated in paragraph (A) above or that were acquired from Persons other than the Company and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(xviii)

payments by any Parent Entity, the Company and/or the Restricted Subsidiaries pursuant to any Tax Sharing Agreements or other equity agreements in respect of Related Taxes among any such Parent Entity, the Company and/or the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries;

(xix)

payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and the Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its Parent Entities pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Company in good faith;

(xx)

employment and severance arrangements between the Company or the Restricted Subsidiaries and their respective officers, directors, contractors, consultants, distributors and employees in the ordinary course of business or entered into in connection with or as a result of the Transactions;

(xxi)

any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) above or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(xxii)

transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 7 (Designation of Restricted and Unrestricted Subsidiaries) below and pledges of Capital Stock of Unrestricted Subsidiaries;

(xxiii)

any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company that is not a Restricted Subsidiary, as lessor, which is approved by a majority of the members of the Board of Directors of the Company;

(xxiv)	intellectual property licenses in the ordinary course of business or consistent with past practice;

(xxv)	payments to or from, and transactions with, any joint venture in the ordinary course of business or consistent with past practice (including any cash management activities related thereto);

(xxvi)	the payment of costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement; and

(xxvii)	any Permitted Tax Restructuring.

7	Designation of Restricted and Unrestricted Subsidiaries

(a)	The Company may designate:

(i)	any Restricted Subsidiary to be an Unrestricted Subsidiary; and

(ii)	any Unrestricted Subsidiary to be a Restricted Subsidiary,

(b)	in each case, if that designation would not cause a Default.

(c)	If a Restricted Subsidiary is designated as an Unrestricted Subsidiary:

(i)

the aggregate fair market value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to the covenant described under Section 2 (Limitation on Restricted Payments) above or under one or more paragraphs of the definition of Permitted Investments, as determined by the Company;

(ii)	that designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary; and

(iii)

that designation must be evidenced to the Agent on the date of such designation by filing with the Agent an Officer’s Certificate certifying that such designation complies with paragraph (a) above and this paragraph (c) and was permitted by the covenant described under Section 2 (Limitation on Restricted Payments) above.

(d)

If, at any time, any Unrestricted Subsidiary would fail to meet the requirements set out in paragraph (c) above as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under Section 1 (Limitation on Indebtedness), the Company will be in default of such covenant.

(e)	If an Unrestricted Subsidiary is designated as a Restricted Subsidiary, that designation:

(i)	will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary;

(ii)	will only be permitted if:

(A)

the Indebtedness described in paragraph (i) above is permitted under the covenant described under Section 1 (Limitation on Indebtedness) above (including pursuant to paragraph (b)(v) thereof, treating such designation as an acquisition for the purpose of such paragraph), calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and

(B)	no Default or Event of Default would be in existence immediately following such designation; and

(iii)	must be evidenced to the Agent on the date of such designation, by filing with the Agent an Officer’s Certificate certifying that such designation complies with this paragraph (e).

8	Merger and Consolidation - Company

The Company will not consolidate with or merge with or into, or assign, convey, transfer, lease or otherwise dispose of all or substantially all its assets, in one transaction or a series of related transactions, to any Person, unless:

(a)

the resulting, surviving or transferee person (the “Successor Company”) will be a person organised and existing under the laws of Germany (or any other Approved Facility B Jurisdiction or as set out in the INNIO Group Reorganisation Structure Memorandum (subject, if applicable, to the proviso set out in paragraph (p) in the definition of “Permitted Transaction”) and the Successor Company (if not the Company) will expressly assume, by way of Accession Deed, executed and delivered to the Agent, all the obligations of the Company under this Agreement and all obligations of the Company under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Transaction Security Documents, as applicable;

(b)

on the Applicable Test Date after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Default has occurred and is continuing;

(c)	on the Applicable Test Date, after giving effect to such transaction, either:

(i)	the Company or the applicable Successor Company would be able to Incur at least an additional €1.00 of Indebtedness pursuant to paragraph (a) of Section 1 (Limitation on Indebtedness); or

(ii)	the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such transaction;

(d)

the Company or the Successor Company, as the case may be, shall have delivered to the Agent an Officer’s Certificate and, if requested by the Agent, acting reasonably and on the instructions of the Majority Lenders, an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such Accession Deed comply with this Agreement and, if requested by the Agent, acting reasonably and on the instructions of the Majority Lenders, an Opinion of Counsel to the effect that such Accession Deed is a legal and binding agreement enforceable against the Successor Company, provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact; and

(e)

the Finance Parties (or the Security Agent on their behalf) will continue to have the same or substantially equivalent (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods) guarantees and security over the same or substantially equivalent assets and over the shares (or other interests) in the Company or the Successor Company, save to the extent such assets or shares (or other interests) cease to exist (provided that if the shares (or other interests) in the Company cease to exist, security will be granted (subject to the Agreed Security Principles) over the shares (or other interests) in the Successor Company).

9	Merger and Consolidation - Guarantors

(a)	No Guarantor may:

(i)	consolidate with or merge with or into any Person, or

(ii)	sell, assign, convey, transfer, lease or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, or

(iii)	permit any person to merge with or into such Guarantor,

unless:

(A)	either:

(1)	the other person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction;

(2)

either (x) the Company or a Guarantor is the continuing person or (y) the resulting, surviving or transferee person expressly assumes all of the obligations of the Guarantor under this Agreement and all obligations of the Company under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Transaction Security Documents, as applicable; or

(3)	the Guarantor has ceased to be a Material Subsidiary and the Guarantor Coverage Test would be complied with immediately following such transaction; and

(B)	either:

(1)	on the Applicable Test Date, after giving effect to the transaction, no Default has occurred and is continuing; or

(2)

the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise not prohibited by this Agreement.

(b)	The provisions set forth in Section 8 (Merger and Consolidation - Company) above and this Section 9 shall not restrict (and shall not apply to):

(i)

any Restricted Subsidiary that is not the Company or a Guarantor from consolidating with, merging or liquidating into or transferring all or substantially all of its properties and assets to the Company, a Guarantor or any other Restricted Subsidiary that is not the Company or a Guarantor;

(ii)	any Guarantor from merging or liquidating into or transferring all or part of its properties and assets to the Company or another Guarantor;

(iii)	any consolidation or merger of the Company into any Guarantor, provided that, if the Company is not the surviving entity of such merger or consolidation:

(A)

the relevant Guarantor will assume the obligations of the Company under the Facilities, this Agreement, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Transaction Security Documents and paragraphs (a), (d) and (e) of Section 8 (Merger and Consolidation - Company) above shall apply to such transaction; and

(B)

to the extent that any Transaction Security previously granted over the shares in the capital of the relevant Guarantor would not, in accordance with applicable law, constitute a Lien over the shares in the capital of the surviving entity, the direct Holding Company of the surviving entity shall, subject to the Agreed Security Principles, grant Transaction Security over the shares in the capital of the surviving entity on substantially equivalent terms to any Transaction Security granted over the shares in the capital of such predecessor Guarantor immediately prior to such merger or consolidation; or

(iv)

the Company or any Guarantor consolidating into or merging or combining with an Affiliate incorporated or organised for the purpose of changing the legal domicile of such entity, reincorporating such entity in another jurisdiction, or changing the legal form of such entity, provided that, in the case of a consolidation, merger or combination of (A) the Company into or with an Affiliate that is not a Guarantor, paragraphs (a), (b), (d) and (e) of Section 8 (Merger and Consolidation - Company) above and (B) any Guarantor into or with an Affiliate, paragraph (iii) above, as the case may be, shall apply to such transaction.

(c)	Section 8 (Merger and Consolidation - Company) above and this Section 9 shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary.

(d)

Nothing in Section 8 (Merger and Consolidation - Company) above and this Section 9 shall prohibit or restrict the Transactions, which shall be expressly permitted under Section 8 (Merger and Consolidation - Company) above and this Section 9.

10	Impairment of Security Interest

(a)	Subject to paragraph (b) below, the Company shall not, and shall not permit any Restricted Subsidiary or Topco to:

(i)

take or knowingly or negligently omit to take any action that would have the result of materially impairing the Security Interest with respect to the Charged Property (it being understood, subject to the proviso below, that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the Security Interest with respect to the Charged Property) for the benefit of the Security Agent and the Secured Parties; or

(ii)

grant to any person other than the Security Agent, for the benefit of the Secured Parties and the other beneficiaries described in the Transaction Security Documents and the Intercreditor Agreement or any Additional Intercreditor Agreement, any interest whatsoever in any of the Charged Property,

(b)	Notwithstanding paragraph (a) above but subject to paragraph (c) below:

(i)

the Company, the Restricted Subsidiaries and Topco may amend, extend, renew, restate, supplement, release or otherwise modify or replace any Transaction Security Documents for the purposes of Incurring Permitted Collateral Liens;

(ii)

the Company, its Restricted Subsidiaries and Topco may amend, extend, renew, restate, supplement, release or otherwise modify or replace any Transaction Security Documents for the purposes of undertaking a Permitted Transaction;

(iii)

the Charged Property may be discharged and released in accordance with this Agreement, the applicable Transaction Security Documents or the Intercreditor Agreement or any Additional Intercreditor Agreement;

(iv)	the applicable Transaction Security Documents may be amended from time to time to cure any ambiguity, mistake, omission, defect, error or inconsistency therein; and

(v)	the Company, the Restricted Subsidiaries and Topco may amend the Security Interests in any manner that does not adversely affect the Secured Parties in any material respect.

(c)

The Transaction Security Documents may not be amended, extended, renewed, restated, supplemented, released or otherwise modified or replaced pursuant to paragraphs (b)(i), (b)(ii) or (b)(v) above, unless contemporaneously with any such action, the Company delivers to the Agent, either:

(i)

a solvency opinion, in a form reasonably satisfactory to the Agent from an Independent Financial Advisor confirming the solvency of the Company and its Subsidiaries, taken as a whole (or, in the case of any relevant action with respect to Transaction Security Documents to which Topco is party as security grantor, confirming the solvency of Topco), after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement;

(ii)

a certificate from the Board of Directors of the relevant Person, which confirms the solvency of the person granting such Security Interest, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement; or

(iii)

an Opinion of Counsel, in a form reasonably satisfactory to the Agent, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement, the Lien or Liens created under the Transaction Security Documents, so amended, extended, renewed, restated, supplemented, released, modified or replaced are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, release, modification or replacement.

(d)

In the event that the Company, any Restricted Subsidiary or Topco complies with the requirements of this Section 10, the Agent and the Security Agent shall (subject to customary protections and indemnifications) consent to any amendment, extension, renewal, restatement, supplement or other modification or replacement requested in accordance with this Section 10, without the need for instructions from any other Finance Party.

11	Additional Intercreditor Agreements

(a)	At the request of the Company in connection with the Incurrence by the Company or any of its Restricted Subsidiaries of:

(i)	any Indebtedness secured on Charged Property or as otherwise required herein; and

(ii)	any Refinancing Indebtedness in respect of Indebtedness referred to in paragraph (i) above,

the Company, the relevant Restricted Subsidiaries, the Agent and the Security Agent shall enter into with the holders of such Indebtedness (or their duly authorised representatives) an intercreditor agreement (an Additional Intercreditor Agreement) or a restatement, amendment or other modification of the existing Intercreditor Agreement on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Lenders (taken as a whole)), including substantially the same terms with respect to release of Guarantees and priority and release of the Security Interests, provided that:

(A)

such Additional Intercreditor Agreement will not impose any personal obligations on the Agent or Security Agent or, in the reasonable opinion of the Agent or Security Agent, as applicable, adversely affect the rights, duties, liabilities or immunities of the Agent or Security Agent under this Agreement, any Additional Intercreditor Agreement or the Intercreditor Agreement; and

(B)	if more than one such intercreditor agreement is outstanding at any time, the correlative terms of such intercreditor agreements must not conflict.

(b)

At the direction of the Company and without the consent of Lenders, the Agent and the Security Agent shall from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement to:

(i)	cure any ambiguity, omission, defect, manifest error or inconsistency of any such agreement;

(ii)

increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by the Company or any Restricted Subsidiary that is subject to any such agreement (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Facilities);

(iii)	add Restricted Subsidiaries to the Intercreditor Agreement or an Additional Intercreditor Agreement;

(iv)	further secure the Facilities (including Additional Facilities);

(v)	make provision for equal and ratable pledges of the Charged Property to secure Additional Facilities;

(vi)	implement any Permitted Collateral Liens;

(vii)	amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof; or

(viii)

make any other change to any such agreement that does not adversely affect the Lenders (taken as a whole) in any material respect, making all necessary provisions to ensure that the Facilities are secured by first-ranking Liens over the Charged Property.

(c)	The Company shall not otherwise direct the Agent or the Security Agent to enter into any amendment to any Intercreditor Agreement or Additional Intercreditor Agreement, other than:

(i)	in accordance with paragraph (b) above; or

(ii)	with the consent of the requisite majority of Lenders except as otherwise permitted pursuant to Clause 43 (Amendments and Waivers),

and the Company may only direct the Agent and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Agent or Security Agent or, in the reasonable opinion of the Agent or Security Agent, adversely affect their respective rights, duties, liabilities or immunities under this Agreement or the Intercreditor Agreement or any Additional Intercreditor Agreement.

(d)

In relation to any Intercreditor Agreement or Additional Intercreditor Agreement, the Agent (and Security Agent, if applicable) shall consent on behalf of the requisite majority of Lenders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Loans thereby, provided that such transaction would comply with the covenant described under Section 2 (Limitation on Restricted Payments) above.

(e)

Each Finance Party shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or any Additional Intercreditor Agreement, (whether then entered into or entered into in the future pursuant to the provisions described herein) and to have directed the Agent and the Security Agent to enter into any such Additional Intercreditor Agreement.

SCHEDULE 16

EVENTS OF DEFAULT

The capitalized words and expressions in this Schedule 16 shall have the meaning ascribed to them in Schedule 17 (Certain New York Law Defined Terms) save that if a capitalized word or expression is not given a meaning in Schedule 17 (Certain New York Law Defined Terms), it shall be given the meaning ascribed to it in Clause 1.1 (Definitions) or otherwise pursuant to the recitals in this Agreement.

1	Subject to Sections 2, 3, 4 and 5 below, each of the following is an Event of Default under this Agreement:

(a)	default in any payment of interest on any amount payable under a Finance Document when due and payable, continued for 30 days;

(b)

default in the payment of the principal amount of or premium, if any, on any amount payable under a Finance Document when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise continued for three (3) Business Days;

(c)

failure by the Company or any Guarantor to comply for 60 days after written notice by the Agent with any agreement or obligation contained in this Agreement, other than those set out in Clause 28.2 (Financial Condition) or Clause 30.1 (Financial Covenant);

(d)

the occurrence of any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed which is Incurred or Guaranteed by the Company or any Significant Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, which:

(i)	is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (a “payment default”); or

(ii)	results in the acceleration of such Indebtedness prior to its stated final maturity (an “acceleration”),

and, in each case, the aggregate principal amount of all Indebtedness subject to such payment defaults or accelerations (after giving effect to any applicable grace periods), is in excess of the greater of (x) €110,000,000 and (y) an amount equal to 25% of LTM EBITDA;

(e)	any of the following occurs:

(i)

a decree or order for relief in respect of Topco, the Company, a Borrower or a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law is sanctioned by a court of competent jurisdiction and becomes unconditional;

(ii)	a decree or order under any applicable Bankruptcy Law is sanctioned by a court of competent jurisdiction and becomes unconditional:

(A)	adjudging that the Company, a Borrower or a Significant Subsidiary is bankrupt or insolvent;

(B)	other than on a solvent basis, seeking reorganisation, arrangement, adjustment, proposal or composition of or in respect of the Company, a Borrower or that Significant Subsidiary;

(C)

other than on a solvent basis, appointing a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, assignee, trustee, sequestrator (or other similar official) thereof over part of its assets with a market value in excess of the greater of (x) €110,000,000 and (y) an amount equal to 25% of LTM EBITDA; or

(D)	other than on a solvent basis, ordering the winding up, dissolution or liquidation of their affairs,

and any such decree, order or appointment continues to be in effect and unstayed for a period of 60 consecutive days; or

(iii)	the Company, a Borrower or a Significant Subsidiary:

(A)	consents to the filing of a petition, application, answer, proposal or consent seeking reorganisation or relief under any applicable Bankruptcy Law;

(B)	consents to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable Bankruptcy Law;

(C)	consent to the commencement of any bankruptcy or insolvency in respect thereof under any applicable Bankruptcy Law;

(D)

other than on a solvent basis, consents to the appointment of, or taking possession by, a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, administrator, examiner, supervisor, assignee, trustee, sequestrator or similar official over part of its assets with a market value in excess of the greater of (x) €110,000,000 and (y) an amount equal to 25% of LTM EBITDA;

(E)	other than on a solvent basis, makes an assignment or proposal for the benefit of its creditors generally; or

(F)	admits it is insolvent or admits in writing its inability to pay its debts generally as they become due or commits an “act of bankruptcy” under any applicable Bankruptcy Law,

which, in each case, is sanctioned by a court and becomes unconditional; and

(f)

failure by the Company, a Borrower or a Significant Subsidiary to pay final judgments aggregating in excess of the greater of (x) €110,000,000 and (y) an amount equal to 25% of LTM EBITDA, other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days (after receipt of notice from the Agent) after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed.

2

However, a Default under paragraphs (d) and (f) of Section 1 above will not constitute an Event of Default unless (i) the Agent has notified the Company of the Default and (ii) the Company has not cured such Default within 60 days after receipt of such notice (or such shorter period as set out in the applicable paragraphs above).

3

In the event of a declaration of acceleration of the Loans because an Event of Default described in paragraph (d) of Section 1 above has occurred and is continuing, the declaration of acceleration of the Loans shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant paragraphs (d) of Section 1 above shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and the annulment of the acceleration of the Loans would not conflict with any judgment or decree of a court of competent jurisdiction.

4

If a Default occurs for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action.

5

Any Default or Event of Default for the failure to comply with the time periods prescribed in Clause 27 (Information Undertakings) or otherwise to deliver any notice or certificate pursuant to any other provision of this Agreement shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Agreement.

SCHEDULE 17

CERTAIN NEW YORK LAW DEFINED TERMS

1

If a capitalised word or expression is used, but not given a meaning, in this Schedule 17, it shall be given the meaning ascribed to it in Clause 1.1 (Definitions), or otherwise pursuant to the recitals in this Agreement.

“Acquired Indebtedness” means Indebtedness:

(a)	of a person or any of its Subsidiaries existing at the time such person becomes a Restricted Subsidiary;

(b)

assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such person in connection with such person becoming a Restricted Subsidiary or such acquisition; or

(c)	of a person at the time such person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary,

provided that Acquired Indebtedness shall be deemed to have been Incurred, with respect to:

(i)	paragraph (a) above, on the date such person becomes a Restricted Subsidiary;

(ii)	paragraph (b) above, on the date of consummation of such acquisition of assets; and

(iii)	paragraph (c) above, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(a)

any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(b)

the Capital Stock of a person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(c)	Capital Stock constituting a minority interest in any person that at such time is a Restricted Subsidiary.

“Affiliate” of any specified person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means:

(a)

the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company or any of the Restricted Subsidiaries (in each case other than Capital Stock of the Company) (each referred to in this definition as a “disposition”); or

(b)

the issuance, sale, transfer or other disposition of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with the covenant described under Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions, in each case, other than:

(i)	a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary;

(ii)	a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(iii)

a disposition of inventory or other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(iv)

a disposition of obsolete, worn-out, uneconomic, damaged or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and the Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and the Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Company or any Restricted Subsidiary determines in its reasonable judgment that such action or inaction is desirable);

(v)

transactions permitted under Section 8 (Merger and Consolidation - Company) or Section 9 (Merger and Consolidation - Guarantors) of Schedule 15 (General Undertakings) or a transaction that constitutes a Change of Control;

(vi)

an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Company;

(vii)

any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) in the amount not to exceed the greater of (x) €90,000,000 and (y) an amount equal to 20% of LTM EBITDA;

(viii)

any Restricted Payment that is permitted to be made, and is made, under the covenant described under Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings) and the making of any Permitted Payment or Permitted Investment or, solely for purposes of paragraph (a)(iii) of Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 15 (General Undertakings), asset sales, the proceeds of which are used within 365 days of receipt of such proceeds to make such Restricted Payments, Permitted Payments or Permitted Investments not prohibited by this Agreement;

(ix)	dispositions in connection with Permitted Liens;

(x)

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(xi)

conveyances, sales, transfers, licenses or sublicenses or other dispositions of intellectual property, software or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or where commercially desirable to do so or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;

(xii)	the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business;

(xiii)	foreclosure, condemnation, taking by eminent domain or any similar action with respect to any property or other assets;

(xiv)

the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(xv)

any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary;

(xvi)

any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(xvii)	dispositions of property to the extent:

(A)	that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased;

(B)	that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased); or

(C)

allowable under Section 1031 of the Internal Revenue Code (or any similar provision under applicable tax law) and constituting any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(xviii)

any disposition of Securitisation Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitisation Financing or Receivables Facility, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(xix)

any disposition pursuant to a financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Closing Date, including Sale and Leaseback Transactions and asset securitisations, permitted by this Agreement;

(xx)

dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(xxi)	any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind; and

(xxii)	the unwinding of any Cash Management Services or Hedging Obligations,

in each case provided that in the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings) the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings).

“Associate” means (i) any person engaged in a Similar Business of which the Company or the Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary.

“Available Amount” means at any time, an amount equal to, without duplication and to the extent such amount is Not Otherwise Applied, the sum of:

(a)	Retained Cash; plus

(b)	the amount of any Equity Contribution made after the Closing Date; plus

(c)	Closing Overfunding; plus

(d)	IPO Proceeds; plus

(e)

Permitted Indebtedness (excluding (i) any intra-Group Indebtedness and (ii) any Indebtedness of a member of the Group Incurred under Facility B outstanding or committed on the Extension Effective Date (or any guarantees thereof)); plus

(f)

cash and Cash Equivalent Investments held by members of the Group, provided that such cash and Cash Equivalent Investments would otherwise have been able to be used at that time to make a Permitted Payment (as defined in Clause 1.1 (Definitions)) (excluding the Available Amount permission); plus

(g)

the aggregate principal amount of any Indebtedness of the Company or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness issued to the Company or a Restricted Subsidiary), which has been converted into or exchanged for equity and/or shareholder loans, together with the fair market value of any Cash Equivalent Investments and the fair market value (as reasonably determined by the Company) of any property or assets received by the Company or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(h)

the aggregate amount of net cash proceeds received by the Company or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the disposal to a person (other than the Company or any Restricted Subsidiary) of any investment funded made using the Available Amount (in whole or in part); plus

(i)

to the extent not already reflected as a return of capital with respect to such investment for purposes of determining the amount of such investment, the aggregate amount of proceeds received by the Company or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, (including cash interest and/or principal repayments of loans) in each case received in respect of any investment made after the Closing Date using the Available Amount (in whole or in part) (in an amount not to exceed the original amount of such investment); plus

(j)	an amount equal to the sum of:

(i)

the amount of any investment made by the Company or any Restricted Subsidiary using the Available Amount in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such investment) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Company or any Restricted Subsidiary; and

(ii)

the fair market value (as reasonably determined by the Company) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the investment in such Unrestricted Subsidiary) to the Company or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time.

“Bankruptcy Law” means, in respect of any person, the law of any applicable jurisdiction accepting jurisdiction in respect of the bankruptcy, insolvency, receivership, winding up, liquidation or relief of debtors in respect of such person.

“Business Successor” means (i) any former Subsidiary of the Company and (ii) any person that, after the Closing Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.

“Capital Stock” of any person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalised Lease Obligations” means an obligation that is required to be classified and accounted for as a finance lease, a capital lease or an operating lease that would be required to be capitalised and reflected as a liability on a balance sheet, in each case, for financial reporting purposes on the basis of IFRS 16 (Leases). The amount of Indebtedness represented by such obligation will be the capitalised amount of such obligation at the time any determination thereof is to be made as determined on the basis of IFRS 16 (Leases), and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(a)

Euros, Canadian Dollars, Swiss Francs, United Kingdom pounds, Japanese Yen, US Dollars, Australian Dollars or any national currency of any member state of the European Union or any other foreign currency held by the Company and the Restricted Subsidiaries in the ordinary course of business;

(b)

securities or other direct obligations issued or directly and fully Guaranteed or insured by the government of Australia, Canada, Japan, Norway, Switzerland, the United Kingdom or the United States of America, the European Union or any member state of the European Union on the Closing Date or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), with maturities of 24 months or less from the date of acquisition;

(c)

certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one (1) year from the date of acquisition thereof issued by any lender or by any bank or trust company:

(i)

whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognised Statistical Rating Organisation); or

(ii)	(in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of €250 million;

(d)

repurchase obligations for underlying securities of the types described in paragraphs (b), (c) and (g) of this definition entered into with any bank meeting the qualifications specified in paragraph (c) above;

(e)	securities with maturities of one (1) year or less from the date of acquisition backed by standby letters of credit issued by any person referenced in paragraph (c) above;

(f)

commercial paper and variable or fixed rate notes issued by a bank meeting the qualifications specified in paragraph (c) above (or by the Parent Entity thereof) maturing within one (1) year after the date of creation thereof or any commercial paper and variable or fixed rate note issued by, or guaranteed by a corporation rated at least “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognised Statistical Rating Organisation selected by the Company) maturing within one (1) year after the date of creation thereof;

(g)

interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in paragraphs (a) through (f) above; and

(h)	for purposes of paragraph (ii) of the definition of “Asset Disposition”, the marketable securities portfolio owned by the Company and its Subsidiaries on the Closing Date.

“Cash Management Services” means any of the following: automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services, daylight or overnight draft facilities and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business or consistent with past practice.

“Consolidated Depreciation and Amortisation Expense” means, with respect to any person for any period, the total amount of depreciation and amortisation expense, including amortisation or write-off of:

(a)	intangibles and non-cash organisation costs;

(b)	deferred financing fees or costs; and

(c)

capitalised expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortisation of original issue discount resulting from the issuance of Indebtedness at less than par and amortisation of favorable or unfavorable lease assets or liabilities, of such person and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with IFRS and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any person for any period, the Consolidated Net Income of such person for such period:

(a)	increased (without duplication) by:

(i)

provision for taxes based on income or profits, revenue or capital, including federal, state, provincial, territorial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes of such person paid or accrued during such period, including any penalties and interest relating to any tax examinations (including any additions to such taxes, and any penalties and interest with respect thereto), deducted (and not added back) in computing Consolidated Net Income; plus

(ii)	Fixed Charges of such person for such period, including:

(A)	net losses on any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk;

(B)	bank fees; and

(C)	costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to paragraphs (a)(A) through (a)(H) thereof,

in each case to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)	Consolidated Depreciation and Amortisation Expense of such person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)	any:

(A)	Transaction Expenses; and

(B)

any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortisation Expense) related to any actual, proposed or contemplated Equity Offering (including any expense relating to enhanced accounting functions or other transactions costs associated with becoming a public company), Permitted Investment, acquisition, disposition, recapitalisation or the Incurrence of Indebtedness permitted to be Incurred by this Agreement (including a refinancing thereof) (whether or not successful), in each case including such fees, expenses or charges (including rating agency fees and related expenses) related to the Facilities, any Credit Facility, any Receivables Facility, any Securitisation Facility, any other Indebtedness permitted to be Incurred under this Agreement or any Equity Offering and any amendment, waiver or other modification of any of the foregoing, in each case, whether or not consummated, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(v)	the amount of any:

(A)

restructuring charge, accrual or reserve (and adjustments to existing reserves), integration cost or other business optimisation expense or cost (including charges directly related to the implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Closing Date, including those related to any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), systems development and establishment costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities and to exiting lines of business and consulting fees incurred with any of the foregoing; and

(B)	fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus

(vi)

any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting; provided that if any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period then the cash payment in such future period shall be subtracted from Consolidated EBITDA when paid or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(vii)

the amount of board of director fees, management, monitoring, advisory, consulting, refinancing, subsequent transaction, advisory and exit fees (including termination fees) and related indemnities and expenses paid or accrued in such period to any member of the Board of Directors of the Company, any Permitted Holder or any Affiliate of a Permitted Holder to the extent permitted under Section 6 (Limitation on Affiliate Transactions) of Schedule 15 (General Undertakings); plus

(viii)

the “run rate” cost savings, operating expense reductions, revenue adjustments, restructuring charges and expenses and synergies that are expected (in good faith) to be realised as a result of actions taken or expected to be taken after the date of any acquisition, disposition, divestiture, restructuring or the implementation of a cost savings or other similar initiative, as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions, revenue adjustments, restructuring charges and expenses and synergies had been realised from the first day of such period and during the entirety of such period), net of the amount of actual benefits realised during such period from such actions; provided that:

(A)

such actions are expected to be taken after the consummation of the acquisition, disposition, restructuring or the implementation of an initiative, as applicable, which is expected to result in cost savings, operating expense reductions, restructuring charges and expenses or synergies and that such cost savings, operating expense reductions, restructuring charges and expenses or synergies are expected to be realised within 24 months from the date of calculation; and

(B)

no cost savings, operating expense reductions, restructuring charges and expenses or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period (which adjustments, without double counting, may be incremental to pro forma adjustments made pursuant to the definition of Fixed Charge Coverage Ratio); plus

(ix)

the “run rate” expected cost savings, revenue adjustments, operating expense reductions including costs and expenses related to information and technology systems establishment, modernisation or modification, restructuring charges and expenses and synergies related to the Transactions projected by the Company in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Company), calculated on a pro forma basis as though such cost savings, operating expense reductions, revenue adjustments, restructuring charges and expenses and synergies had been realised from the first day of such period and during the entirety of such period, net of the amount of actual benefits realised during such period from such actions, and which adjustments, without double counting, may be incremental to pro forma adjustments made pursuant to the definition of Fixed Charge Coverage Ratio; plus

(x)

the amount of loss or discount on sale of Securitisation Assets, Receivables Assets and related assets to the Securitisation Subsidiary in connection with a Qualified Securitisation Financing or Receivables Facility; plus

(xi)

any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or Net Cash Proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Company solely to the extent that such Net Cash Proceeds are excluded from the calculation set forth in paragraph (a)(C) of Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings); plus

(xii)

cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xiii)	any net loss included in the Consolidated Net Income attributable to non-controlling interests; plus

(xiv)

realised foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries; plus

(xv)	net realised losses from Hedging Obligations or embedded derivatives; plus

(xvi)

the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary and any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto; plus

(xvii)

with respect to any joint venture, an amount equal to the proportion of those items described in paragraphs (i) and (iii) above relating to such joint venture corresponding to the Company’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent the same was deducted (and not added back) in calculating Consolidated Net Income; plus

(xviii)	earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; plus

(xix)

any net pension or other post-employment benefit costs representing amortisation of unrecognised prior service costs, actuarial losses, including amortisation of such amounts arising in prior periods, amortisation of the unrecognised net obligation (and loss or cost), and any other items of a similar nature; plus

(xx)

the amount of expenses relating to payments made to option holders of the Company or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such person or its Parent Entities, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement; plus

(xxi)	to the extent not already otherwise included herein, adjustments and add-backs made in calculating “pro forma Consolidated EBITDA” included in the Base Case Model; plus

(xxii)	earn out obligations Incurred in connection with any permitted acquisition or other Investment permitted under this Agreement and paid or accrued during such period; plus

(xxiii)

losses, charges and expenses related to the pre-opening and opening of new facilities, and start-up period prior to opening, that are operated, or to be operated, by the Company or any Restricted Subsidiary; and

(b)

decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period.

“Consolidated	Interest Expense” means, with respect to any person for any period, without duplication, the sum of:

(a)

consolidated interest expense of such person and its Restricted Subsidiaries for such period (in each case, determined on the basis of IFRS), to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including:

(i)	amortisation of original issue discount or premium resulting from the issuance of Indebtedness at less than par;

(ii)	all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances;

(iii)

non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to IFRS);

(iv)	the interest component of Capitalised Lease Obligations; and

(v)	net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness,

and excluding:

(A)	Securitisation Fees;

(B)	penalties and interest relating to taxes;

(C)	any additional cash interest owing pursuant to any registration rights agreement;

(D)	accretion or accrual of discounted liabilities other than Indebtedness;

(E)

any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalisation accounting or purchase accounting in connection with the Transactions or any acquisition;

(F)

amortisation or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated Hedging Obligations and other commissions, financing fees and expenses and original issue discount with respect to Indebtedness borrowed under the Facilities and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program;

(G)	any expensing of bridge, commitment and other financing fees; and

(H)	interest with respect to Indebtedness of any parent of such person appearing upon the balance sheet of such person solely by reason of push-down accounting under IFRS; plus

(b)

consolidated capitalised interest of such person and its Restricted Subsidiaries for such period, whether paid or accrued (but excluding any interest capitalised, accrued, accreted or paid in respect of Subordinated Shareholder Funding); less

(c)	interest income for such period,

provided that, for purposes of this definition, interest on a lease (including any Capitalised Lease Obligation) shall be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such lease in accordance with IFRS.

“Consolidated Net Income” means, with respect to any person for any period, the net income (loss) of such person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of IFRS after any reduction in respect of Preferred Stock dividends; provided that there will not be included in such Consolidated Net Income:

(a)

any net income (loss) of any person if such person is not a Restricted Subsidiary (including any net income (loss) from Investments recorded in such person under the equity method of accounting), except that the Company’s equity in the net income of any such person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as reasonably determined by an Officer of the Company) could have been distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in paragraph (b) below); provided that, for the purposes of paragraph (a)(C) of Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings) such dividend, other distribution or return on investment does not reduce the amount of Investments outstanding under the definition of Permitted Investments;

(b)

solely for the purpose of determining the amount available for Restricted Payments under paragraph (a)(C) of Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings) any net income (loss) of any Restricted Subsidiary (other than the Company and the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to this Agreement and (iii) restrictions specified in paragraph (b)(xii)(A) of Section 4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries) of Schedule 15 (General Undertakings)) except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this paragraph);

(c)

any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realised upon the sale or other disposition of any asset (including pursuant to any Sale and Leaseback Transaction) or disposed or discontinued operations of the Company or any Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company);

(d)

any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense, including Transaction Expenses or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense or relocation costs, one-time compensation charges, integration and facilities’ opening costs and other business optimisation expenses and operating improvements (including related to new product introductions), systems development and establishment costs, accruals or reserves (including restructuring and integration costs related to acquisitions after the Closing Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred with any of the foregoing;

(e)	the cumulative effect of a change in law, regulation or accounting principles, including any impact resulting from an election by the Company to apply GAAP at any time following the Closing Date;

(f)	any:

(i)

non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation; and

(ii)	income (loss) attributable to deferred compensation plans or trusts;

(g)

all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(h)

any unrealised gains or losses in respect of any Hedging Obligations or any ineffectiveness recognised in earnings related to qualifying hedge transactions or the fair value of changes therein recognised in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;

(i)

any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortisation thereof for such period, in connection with any acquisition, Investment, disposition of assets or securities, issuance or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful;

(j)

any unrealised foreign currency transaction gains or losses in respect of Indebtedness of any person denominated in a currency other than the functional currency of such Person, and any unrealised foreign currency transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary and any unrealised foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(k)	any unrealised or realised gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with IFRS;

(l)

any recapitalisation accounting or purchase accounting effects, including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by IFRS and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisition (including the Transaction), or the amortisation or write-off of any amounts thereof (including any write-off of in process research and development);

(m)

any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and the amortisation of intangibles arising pursuant to IFRS;

(n)	any effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any Hedging Obligations or other derivative instruments;

(o)

accruals and reserves that are established or adjusted (including any adjustment of estimated pay-outs on existing earn-outs) that are so required to be established as a result of the Transactions in accordance with IFRS, or changes as a result of adoption or modification of accounting policies;

(p)	any costs associated with the Transactions;

(q)

any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item;

(r)	any:

(i)	payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed; and

(ii)

effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates);

(s)	any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations; and

(t)	the impact of capitalised, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding,

provided that, in addition, to the extent not already included in the Consolidated Net Income of such person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include:

(A)

any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is:

(1)	not denied by the applicable payor in writing within 180 days; and

(2)	in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days); and

(B)

to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is:

(1)	not denied by the applicable carrier in writing within 180 days; and

(2)

in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of:

(a)	the sum of:

(i)	Senior Secured Indebtedness as of such date; and

(ii)	the Reserved Indebtedness Amount in respect of Indebtedness which, once Incurred, will constitute Senior Secured Indebtedness,

less the aggregate amount of cash and Cash Equivalents of the Company and the Restricted Subsidiaries on a consolidated basis; to

(b)	LTM EBITDA,

provided that for purposes of the pro forma calculation under paragraph (b)(i)(C) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) such calculation shall not give effect to:

(i)

any Indebtedness Incurred or committed on such determination date (or anticipated to be incurred concurrently with the transaction for which the ratio is being tested) pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) (other than Indebtedness Incurred pursuant to paragraphs (b)(i)(C) and (b)(v) thereof);

(ii)	any Indebtedness Incurred pursuant to paragraph (b)(iv)(A) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings); or

(iii)

the discharge on such determination date of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule15 (General Undertakings) (other than the discharge of Indebtedness Incurred pursuant to paragraphs (b)(i)(C) and (b)(v) thereof).

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness for borrowed money, but excluding any Indebtedness under or with respect to Cash Management Services, intercompany Indebtedness of the Group, Hedging Obligations, Receivables Facilities, Securitisation Facilities or, for the avoidance of doubt, any Guarantee Facility (other than in respect of any amounts which have been paid out by the Guarantee Facility Issuing Bank pursuant to Clause 9.2 (Claims under a Bank Guarantee) (and which have not been reimbursed by the Group)).

“Consolidated Total Secured Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness for borrowed money secured by a Permitted Collateral Lien, but excluding any Indebtedness under or with respect to Cash Management Services, intercompany Indebtedness of the Group, Hedging Obligations, Receivables Facilities, Securitisation Facilities or, for the avoidance of doubt, any Guarantee Facility (other than in respect of any amounts which have been paid out by the Guarantee Facility Issuing Bank pursuant to Clause 9.2 (Claims under a Bank Guarantee) (and which have not been reimbursed by the Group)).

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of:

(a)	the sum of:

(i)	Consolidated Total Secured Indebtedness as of such date; and

(ii)	the Reserved Indebtedness Amount in respect of Indebtedness which, once incurred, would be included in the calculation of Consolidated Total Secured Indebtedness,

less the aggregate amount of cash and Cash Equivalents of the Company and the Restricted Subsidiaries on a consolidated basis; to

(b)	LTM EBITDA,

provided that the pro forma calculation shall not give effect to:

(i)

any Indebtedness Incurred on such determination date pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) (other than Indebtedness Incurred pursuant to paragraphs (b)(i)(C), (b)(i)(D) and (b)(v) thereof);

(ii)	any Indebtedness Incurred pursuant to paragraph (b)(iv)(A) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings); or

(iii)

the discharge on such determination date of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule15 (General Undertakings) (other than the discharge of Indebtedness Incurred pursuant to paragraph (b)(i)(C), (b)(i)(D) and (b)(v) thereof).

“Contingent Obligations” means, with respect to any Person, any obligation of such person guaranteeing in any manner, whether directly or indirectly, any operating lease that would not be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with IFRS, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(a)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)	to advance or supply funds:

(i)	for the purchase or payment of any such primary obligation; or

(ii)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)

to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such person and is organised by such person (or any person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Facilities or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Facilities or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company or any Restricted Subsidiary) of non-cash consideration received by the Company or any of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 15 (General Undertakings).

“Designated Preferred Stock” means Preferred Stock of the Company or a Parent Entity (other than Disqualified Stock) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from paragraph (C)(3) of the CNI Growth Amount calculation set forth in paragraph (a) of Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings).

“Designation Date” has the meaning given in the Intercreditor Agreement.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(b)

is or may become (in accordance with its terms) upon the occurrence of certain events otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of:

(i)	the Stated Maturity of Facility B; or

(ii)	the date on which there are no Facilities outstanding;

provided that:

(A)

only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; and

(B)

any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant person with the covenant described under Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings),

provided further that if such Capital Stock is issued to any future, current or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates (excluding the Permitted Holders (but not excluding any future, current or former employee, director, officer, contractor or consultant) or Immediate Family Members), of the Company, any of its Subsidiaries, any Parent Entity or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members)) of the Company or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory, contractual or regulatory obligations.

“Equity Offering” means:

(a)

a sale of Capital Stock of the Company (other than Disqualified Stock and other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions); or

(b)

the sale of Capital Stock or other securities by any Person, the proceeds of which are contributed to the equity of the Company or any of the Restricted Subsidiaries by any Parent Entity in any form other than Indebtedness or Excluded Contributions.

“Escrowed Proceeds” means the proceeds from the offering or incurrence of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events, provided that the term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock or Subordinated Shareholder Funding of the Company), in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“fair market value” wherever such term is used (except as otherwise specifically provided in this Agreement), may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Company setting out such fair market value as determined by such Officer or Board of Directors in good faith.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognised Statistical Rating Organisation.

“Fixed Charge Coverage Ratio” means, with respect to any person on any determination date, the ratio of LTM EBITDA to the Fixed Charges of such person for the most recent four (4) consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available (the “reference period”). In the event that the Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires, extinguishes or otherwise discharges any Indebtedness (other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or has caused any Reserved Indebtedness Amount to be deemed to be Incurred during such period or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the reference period but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, deemed Incurrence, assumption, Guarantee, redemption, defeasance, retirement, extinguishment or other discharge of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that the pro forma calculation shall not give effect to:

(a)

any Fixed Charges attributable to Indebtedness Incurred or committed on such determination date pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) other than Indebtedness Incurred pursuant to paragraphs (b)(i)(C), (b)(i)(D) and (b)(v) thereof), any other fixed amount basket under Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) or any Revolving Facility Utilisation;

(b)	any Fixed Charges attributable to Indebtedness Incurred pursuant to paragraph (B)(iv)(A) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings); and

(c)

Fixed Charges attributable to any Indebtedness discharged on such determination date of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) (other than the discharge of Indebtedness Incurred pursuant to paragraphs (b)(i)(C), (b)(i)(D) and (b)(v) thereof.

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations that have been made or committed to be made by the Company or any of the Restricted Subsidiaries, during the reference period or subsequent to the reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in LTM EBITDA resulting therefrom) had occurred on the first day of the reference period and/or otherwise in accordance with the provisions in Clause 28.3 (Calculations). If since the beginning of such period any person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any of the Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (and may include cost savings and synergies). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a lease (including a Capitalised Lease Obligation) shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such lease in accordance with IFRS. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any person for any period, the sum of:

(a)	Consolidated Interest Expense of such person for such period;

(b)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such person during such period; and

(c)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“GAAP” means generally accepted accounting principles in the United States of America.

“Guarantee” means, any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(a)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b)

entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term “Guarantee” will not include:

(i)	endorsements for collection or deposit in the ordinary course of business or consistent with past practice; and

(ii)	standard contractual indemnities or product warranties provided in the ordinary course of business,

and provided further that the amount of any Guarantee shall be deemed to be the lower of:

(A)	an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made; and

(B)

the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the European Union or any variation thereof with which the Reporting Entity or the Restricted Subsidiaries are, or may be, required to comply, as in effect from time to time, provided that:

(a)

except as otherwise set forth in this Agreement, all ratios and calculations based on IFRS (or, as applicable, GAAP) contained in this Agreement shall be computed in accordance with IFRS as applied to the Base Case Model (including, for the avoidance of doubt the implementation of IFRS 16 (Leases)) (or, as applicable, GAAP as in effect at the date specified by the Company in its election to adopt GAAP in accordance with paragraph (c) below);

(b)	at any time after the Closing Date, the Reporting Entity may elect to implement any new measures or other changes to IFRS (or, as applicable, GAAP) in effect on or prior to the date of such election;

(c)

at any time after the Closing Date, the Reporting Entity may elect to apply GAAP accounting principles in lieu of IFRS (or vice versa) and, upon any such election, references herein to IFRS (or GAAP, as applicable) shall thereafter be construed to mean GAAP (or IFRS, as applicable) (except as otherwise provided in this Agreement), including as to the ability of the Reporting Entity to make an election pursuant to the previous sentence; provided further that:

(i)

any calculation or determination in this Agreement that require the application of IFRS for periods that include fiscal quarters ended prior to the Reporting Entity’s election to apply GAAP shall remain as previously calculated or determined in accordance with IFRS; provided that the Reporting Entity may only make such election if it also elects to report any subsequent financial reports required to be made by the Reporting Entity; and

(ii)	the Reporting Entity shall give notice of any such election made in accordance with this definition to the Agent and the Finance Parties; and

(d)

notwithstanding any of the foregoing unless otherwise elected by the Company, any adverse impact directly or indirectly relating to or resulting from the implementation of IFRS 15 (Revenue from Contracts with Customers) and any successor standard thereto (or any equivalent measure under GAAP) shall be disregarded with respect to all ratios, calculations and determinations based upon IFRS to be calculated or made, as the case may be, pursuant to this Agreement (other than, for the avoidance of doubt, the information undertakings described in Clause 27 (Information Undertakings)).

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Company that:

(a)	has not Guaranteed any other Indebtedness of the Company; and

(b)	has LTM EBITDA of less than 5% of LTM EBITDA of the Company and the Restricted Subsidiaries taken as a whole,

in each case, measured at the end of the most recent four-quarter fiscal period for which internal financial statements are available and revenues on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four-quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder, subject to the definition of Reserved Indebtedness Amount and related provisions.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)	the principal of indebtedness of such Person for borrowed money;

(b)	the principal of obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(c)

all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(d)

the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligation, including accrued expenses owed, to a trade creditor), which purchase price is due more than one (1) year after the date of placing such property in service or taking final delivery and title thereto;

(e)	Capitalised Lease Obligations of such Person;

(f)

the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g)

the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (x) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (y) the amount of such Indebtedness of such other Persons;

(h)

Guarantees by such Person of the principal component of Indebtedness of the type referred to in paragraphs (a), (b), (c), (d) and (e) above and paragraph (i) below of other Persons to the extent Guaranteed by such Person; and

(i)

to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement), with respect to paragraphs (a),(b),(d) and (e) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS.

The amount of any Indebtedness outstanding as of any date shall be (A) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (B) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

Subject to the other provisions of this Agreement, the amount of Indebtedness of any person at any time in the case of a revolving credit or similar facility (including the Original Revolving Facility) shall be the total amounts of cash funds borrowed and then outstanding. In relation to any Indebtedness in respect of bank accounts subject to netting, cash pooling, net balance, balance transfer or similar arrangements, only the net balance shall be used. The amount of Indebtedness of any person at any date shall be determined as set forth above or as otherwise provided in this Agreement, and (other than with respect to letters of credit or guarantees or Indebtedness specified in paragraph (g) or (h) above) shall equal the amount thereof that would appear on a balance sheet of such person (excluding any notes thereto) prepared on the basis of the Accounting Principles.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii)	Cash Management Services;

(iii)	any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv)

obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business or consistent with past practice;

(v)

in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi)

for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(vii)	obligations under or in respect of Qualified Securitisation Financings or Receivables Facilities;

(viii)	Indebtedness of any Parent Entity appearing on the balance sheet of the Company solely by reason of push down accounting under IFRS;

(ix)	Capital Stock (other than Disqualified Stock of the Company and Preferred Stock of a Restricted Subsidiary);

(x)

amounts owed to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with the covenants described under Section 8 (Merger and Consolidation - Company) and Section 9 (Merger and Consolidation - Guarantors) of Schedule15 (General Undertakings);

(xi)	Subordinated Shareholder Funding; or

(xii)

any joint and several liability or any netting or set-off arrangement arising in each case by operation of law as a result of the existence or establishment of a fiscal unity for corporate income tax or value added tax purposes or any analogous arrangement in any jurisdiction of which the Company or a Restricted Subsidiary is or becomes a member.

For the purpose of calculating the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and/or any other financial covenant, ratio or incurrence based permission, test or basket under the Finance Documents, where the amount of Indebtedness falls to be calculated or where the existence (or otherwise) of any Indebtedness is to be established, Indebtedness owed by one member of the Group to another member of the Group shall not be taken into account.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided that such firm or appraiser is not an Affiliate of the Company.

“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of a member of the Group, a Pushdown Entity (as defined in the Intercreditor Agreement) or any Parent Entity or any successor of such member of the Group, Pushdown Entity or any Parent Entity (the “IPO Entity”) following which there is a public market and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognised exchange or traded on an internationally recognised market.

“Investment” means, with respect to any Person, all investments by such person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of IFRS; provided that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a person that is a Restricted Subsidiary such that, after giving effect thereto, such person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 2 (Limitation on Restricted Payments) and Section 7 (Designation of Restricted and Unrestricted Subsidiaries) of Schedule 15 (General Undertakings):

(a)

“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i)	the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(ii)

the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Company) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(b)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined by the Company.

“Investment Grade Securities” means:

(a)	securities issued or directly and fully Guaranteed or insured by the United States of America or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)

securities issued or directly and fully Guaranteed or insured by the European Union or a member of the European Union, Australia, Japan, Norway, Switzerland or the United Kingdom or any agency or instrumentality thereof (other than Cash Equivalents);

(c)

debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organisation or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognised Statistical Ratings Organisation, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(d)

Investments in any fund that invests exclusively in investments of the type described in paragraphs (a), (b), and (c) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when Facility B receives two (2) of the following:

(a)	a rating of “BBB-” or higher from S&P;

(b)	a rating of “Baa3” or higher from Moody’s; or

(c)	a rating of “BBB-” or higher from Fitch,

or the equivalent of such rating by such rating organisation or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognised Statistical Ratings Organisation.

“IPO Market Capitalisation” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold in such Initial Public Offering.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease to be deemed to constitute a Lien.

“Loan Guarantee” means the Guarantee by each Guarantor pursuant to the Guarantee provisions of this Agreement.

“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters (or 12 months) ending prior to the date of such determination for which internal consolidated financial statements of the Company are available, in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition, Investment or Group Initiative, as applicable, since the start of such four quarter period (or 12 months) and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” and otherwise permitted in accordance with this Agreement.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, the Company or any Restricted Subsidiary, or to any management equity plan, stock option plan, any other management or employee benefit, bonus or incentive plan or any trust, partnership or other entity of, established for the benefit of or the beneficial owner of which (directly or indirectly) is, any of the foregoing:

(a)	in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or consistent with past practice;

(b)

for purposes of funding any such person’s purchase (or the purchase by any management equity plan) of Capital Stock or Subordinated Shareholder Funding (or similar obligations) of the Company, its Subsidiaries or any Parent Entity with the approval of the Board of Directors of the Company;

(c)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(d)	not exceeding the greater of (x) €40,000,000 and (y) an amount equal to 7.5% of LTM EBITDA in the aggregate outstanding at the time of Incurrence.

“Management Stockholders” means the members of management of the Company (or any Parent Entity) or its Subsidiaries who are holders of Capital Stock of the Company or of any Parent Entity on the Closing Date or will become holders of such Capital Stock in connection with the Transaction.

“Market Capitalisation” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognised Statistical Rating Organisation.

“Nationally Recognised Statistical Rating Organisation” means a nationally recognised statistical rating organisation within the meaning of Section 3(a)(62) under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(a)

all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under IFRS (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credits or deductions and any Tax Sharing Agreements), as a consequence of such Asset Disposition, including distributions for Related Taxes;

(b)

all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(c)

all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition;

(d)

the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(e)

any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credit or deductions and any Tax Sharing Agreements, and including distributions for Related Taxes).

“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganisation relating to the Company or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Opinion of Counsel” means a written opinion from legal counsel that is reasonably satisfactory to the Agent. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Parent Entity” means any direct or indirect parent of the Company.

“Parent Entity Expenses” means:

(a)

costs and expenses (including all legal, accounting and other professional fees and expenses) Incurred by any Parent Entity in connection with (i) reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, any agreement or instrument relating to any Indebtedness of the Company or any Restricted Subsidiary (including the Facilities), including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder and (ii) the entry into, and performance of its obligations under, the Finance Documents;

(b)

customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its articles, charter, by-laws, partnership agreement or other organisational documents or pursuant to written agreements with any such person to the extent relating to the Company and its Subsidiaries;

(c)	obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(d)

any (i) general corporate overhead expenses, including all legal, accounting and other professional fees and expenses and (ii) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Company or any of the Restricted Subsidiaries;

(e)

expenses Incurred by any Parent Entity in connection with (i) any offering, sale, conversion or exchange of Subordinated Shareholder Funding, Capital Stock or Indebtedness and (ii) any related compensation paid to officers, directors and employees of such Parent Entity; and

(f)

amounts to finance Investments that would otherwise be permitted to be made pursuant to the covenant described above under Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings) if made by the Company or a Restricted Subsidiary, provided that:

(i)	such Restricted Payment shall be made substantially concurrently with the closing of such Investment;

(ii)

such direct or indirect parent company shall, immediately following the closing thereof cause (I) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of the Restricted Subsidiaries or (II) the merger, consolidation or amalgamation of the person formed or acquired into the Company or one of the Restricted Subsidiaries in order to consummate such Investment;

(iii)

such direct or indirect parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement and such consideration or other payment is included as a Restricted Payment under this Agreement;

(iv)

any property received by the Company shall not increase amounts available for Restricted Payments pursuant to paragraph (a)(C) of Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings) or be an Excluded Contribution; and

(v)

such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to a provision of the covenant described in Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings) or pursuant to the definition of “Permitted Investments”.

“Pari Passu Indebtedness” means Indebtedness (i) of a Borrower which ranks equally in right of payment to the Facilities or (ii) of any Guarantor which ranks equally in right of payment to the Loan Guarantee of such Guarantor.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with the covenant described under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 15 (General Undertakings).

“Permitted Collateral Liens” means Liens on the Charged Property:

(a)

that are described in one or more of paragraphs (c), (d), (e), (f), (g), (h), (o), (q), (r), (x), (z) and (hh) of the definition of “Permitted Liens” and Liens arising by operation of law that would not materially interfere with the ability of the Security Agent to enforce the Security Interests in the Charged Property;

(b)	to secure all obligations (including paid-in-kind interest) in respect of:

(i)	the obligations under the Finance Documents;

(ii)	Indebtedness described under paragraphs (b)(i)(A), (b)(i)(B) and (b)(vi) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings), provided that if:

(A)	the Designation Date has occurred;

(B)

Facility B has been refinanced in full (ignoring any participation (x) of a Lender which has been rolled over into a refinancing (or otherwise) and/or (y) in respect of which a Lender has declined prepayment); and

(C)	the Revolving Facility (to the extent not fully and finally discharged) has been designated as “Super Senior Liabilities” pursuant to clause 20 (New Debt Financings) of the Intercreditor Agreement,

the following may have super senior priority status in respect of the proceeds from the enforcement of the Charged Property and certain distressed disposals of assets:

(1)

up to an amount of Indebtedness in respect of any credit facility equal to the greater of (x) €430,000,000 and (y) an amount equal to 100% of LTM EBITDA Incurred (such Indebtedness to include the Revolving Facility (to the extent not fully and finally discharged)); and

(2)

obligations under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks, in each case to the extent Incurred in compliance with the covenant described under Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings);

(iii)

Indebtedness described under paragraph (b)(ii) of Schedule 15 (General Undertakings), to the extent that such Guarantee is in respect of Indebtedness otherwise permitted to be secured by a Permitted Collateral Lien;

(iv)

Indebtedness described under paragraphs, (b)(i)(C),(b)(i)(D),(b)(iv),(b)(v),(b)(vii) (other than with respect to Capitalised Lease Obligations), (b)(x),(b)(xiii) or (b)(xix) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings); or

(v)	any Refinancing Indebtedness in respect of Indebtedness referred to in paragraphs (i) to (iv) above; or

(c)

Incurred in the ordinary course of business of the Company or any of the Restricted Subsidiaries with respect to obligations that in total do not exceed the greater of (i) €30,000,000 and (ii) an amount equal to 5% of LTM EBITDA at any time outstanding and that (x) are not Incurred in connection with the borrowing of money and (y) do not in the aggregate materially detract from the value of the property or materially impair the use thereof or the operation of the Company’s or such Restricted Subsidiary’s business, provided that, in the case of paragraphs (b) and (c) above, each of the secured parties to any such Indebtedness that exceeds an aggregate amount equal to the greater of (x) €90,000,000 and (y) an amount equal to 20% of LTM EBITDA and is outstanding for more than 120 days (acting directly or through its respective creditor representative) will have entered into the Intercreditor Agreement or an Additional Intercreditor Agreement and provided further that for purposes of determining compliance with this definition, in the event that a Permitted Collateral Lien meets the criteria of more than one of the categories of Permitted Collateral Liens described in paragraphs (a) through (c) above, the Company will be permitted to classify such Permitted Collateral Lien on the date of its incurrence and reclassify such Permitted Collateral Lien at any time and in any manner that complies with this definition and provided further that Permitted Collateral Liens may not have super senior priority status in respect of the proceeds from the enforcement of the Charged Property or a distressed disposal of assets, other than as permitted by paragraph (b)(ii) above, save that nothing in this definition shall prevent lenders under any Credit Facilities from providing for any ordering of payments under the various tranches of such Credit Facilities.

“Permitted Holders” means, collectively:

(a)	the Initial Investors;

(b)

any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control offer is made in accordance with the requirements of this Agreement;

(c)	the Management Stockholders;

(d)	any person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Company, acting in such capacity; and

(e)

any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in paragraphs (a) to (d) above collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any Parent Entity held by such group.

“Permitted Investment” means (in each case, by the Company or any of the Restricted Subsidiaries):

(a)	Investments in:

(i)	a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company; or

(ii)	a person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(b)

Investments in another person and as a result of such Investment such other person is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(c)	Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(d)	Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(e)

Investments in payroll, travel, relocation, entertainment and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(f)	Management Advances;

(g)

Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business or consistent with past practice and owing to the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganisation or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(i)

Investments existing or pursuant to agreements or arrangements in effect on the Closing Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;

(j)	Hedging Obligations, which transactions or obligations are incurred in compliance with Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings);

(k)

pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under Section 3 (Limitation on Liens) of Schedule 15 (General Undertakings);

(l)	any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), Subordinated Shareholder Funding or Capital Stock of any Parent Entity as consideration;

(m)

any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of paragraph (b) of Section 6 (Limitation on Affiliate Transactions) of Schedule 15 (General Undertakings) (except those described in sub-paragraphs (i), (iii), (vi), (vii), (viii), (ix), (xii) and (xiv) thereof);

(n)

Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business or consistent with past practices, and in accordance with this Agreement;

(o)	any:

(i)

Guarantees of Indebtedness not prohibited by the covenant described under Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business; and

(ii)	performance or similar guarantees (including in respect of advance payment guarantees) with respect to obligations that are not prohibited by this Agreement;

(p)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(q)

Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged or amalgamated into the Company or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(r)	Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(s)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(t)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this paragraph (t) that are at that time outstanding, not to exceed:

(i)

the greater of (x) €150,000,000 and (y) an amount equal to 35% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); plus

(ii)	the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments,

(without duplication for purposes of the covenant described in Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings) of any amounts applied pursuant to paragraph (a)(C) of such covenant) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided that if any Investment pursuant to this paragraph is made in any person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraphs (a) or (b) of this definition and shall cease to have been made pursuant for so long as such person continues to be the Company or a Restricted Subsidiary;

(u)

any Investment in a joint venture or Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this paragraph (u) that are at that time outstanding, not to exceed:

(i)

the greater of (x) €150,000,000 and (y) an amount equal to 35% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); plus

(ii)	the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments

(without duplication for purposes of the covenant described in Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings) of any amounts applied pursuant to paragraph (a)(C) of such covenant) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided that if any Investment pursuant to this paragraph is made in any person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraphs (a) or (b) of this definition and shall cease to have been made pursuant to this paragraph for so long as such person continues to be the Company or a Restricted Subsidiary;

(v)

Investments (i) arising in connection with a Qualified Securitisation Financing or Receivables Facility and (ii) constituting distributions or payments of Securitisation Fees and purchases of Securitisation Assets or Receivables Assets in connection with a Qualified Securitisation Financing or Receivables Facility;

(w)	Investments in connection with the Transactions or any Permitted Transaction;

(x)	Investments (including repurchases) in Indebtedness of the Company and the Restricted Subsidiaries;

(y)

Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 7 (Designation of Restricted and Unrestricted Subsidiaries) of Schedule 15 (General Undertakings);

(z)	guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business;

(aa)

Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice or made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(bb)

Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(cc)

Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(dd)	transactions entered into in order to consummate a Permitted Tax Restructuring;

(ee)

any Investment in an Unrestricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this paragraph (ee) that are at that time outstanding, not to exceed:

(i)

the greater of (x) €150,000,000 and (y) an amount equal to 35% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); plus

(ii)	the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments

(without duplication for purposes of the covenant described in Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings) of any amounts applied pursuant to paragraph (a)(C) of such covenant) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided that if any Investment pursuant to this paragraph is made in any person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraphs (a) or (b) of this definition and shall cease to have been made pursuant to this paragraph for so long as such person continues to be the Company or a Restricted Subsidiary; and

(ff)	Investments made at a time when no Event of Default is continuing provided that either:

(i)	immediately after giving pro forma effect to such Investment the Consolidated Total Net Leverage Ratio does not exceed 4.00:1; or

(ii)	such Investments are funded from the Available Amount (without double counting) at the time of such Investment,

provided, however, that no Investment consisting of the transfer of Material Intellectual Property by the Company or any of the Restricted Subsidiaries to an Unrestricted Subsidiary shall constitute a “Permitted Investment”.

“Permitted Liens” means, with respect to any Person:

(a)	Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness and other Obligations of any Restricted Subsidiary that is not a Guarantor;

(b)

pledges, deposits or Liens under workmen’s compensation laws, old-age-part-time arrangements, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements) or pension related liabilities and obligations, or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, judgment, customs, appeal or performance bonds, guarantees of government contracts, return-of-money bonds, bankers’ acceptance facilities (or other similar bonds, instruments or obligations), obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business; or consistent with past practice;

(c)

Liens with respect to outstanding motor vehicle fines and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(d)

Liens for Taxes, assessments or governmental charges which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to IFRS (or other applicable accounting principles) have been made in respect thereof;

(e)

encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and the Restricted Subsidiaries or to the ownership of their properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements, which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and the Restricted Subsidiaries;

(f)	Liens:

(i)	on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Agreement;

(ii)

that are statutory, common law or contractual rights of set-off (including, for the avoidance of doubt, Liens arising under the general terms and conditions of banks or saving banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen, or clauses 24 and 25 of the Dutch Algemene Bankvoorwaarden)) or, in the case of paragraphs (A) or (B) below, other bankers’ Liens:

(A)

relating to treasury, depository and Cash Management Services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness;

(B)	relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary of the Company; or

(C)	relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(iii)

on cash accounts securing Indebtedness and other Obligations permitted to be Incurred under paragraphs (b)(viii)(D) or (b)(viii)(E) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) with financial institutions;

(iv)

encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes;

(v)	of a collection bank arising under Section 4-210 of the UCC on items in the course of collection

(vi)

in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts; and/or

(vii)

arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(g)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(h)	Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default so long as:

(i)	any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated;

(ii)	the period within which such proceedings may be initiated has not expired; or

(iii)	no more than 60 days have passed after (A) such judgment, decree, order or award has become final or (B) such period within which such proceedings may be initiated has expired;

(i)	Liens:

(i)

on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalised Lease Obligations, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business or consistent with past practice, provided that:

(A)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement; and

(B)

any such Liens may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property; and

(ii)	any interest or title of a lessor under any Capitalised Lease Obligations or operating lease;

(j)

Liens perfected or evidenced by UCC financing statement filings, including precautionary UCC financing statements (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and the Restricted Subsidiaries in the ordinary course of business;

(k)	Liens existing on, or provided for or required to be granted under written agreements existing on, the Closing Date (other than Liens securing the Facilities);

(l)

Liens on property, other assets or shares of stock of a person at the time such person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided further that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(m)

Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other Obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(n)

Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that were previously so secured, and permitted to be secured under this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness or other Obligations being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(o)	Liens constituting:

(i)

mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto; and

(ii)	any condemnation or eminent domain proceedings affecting any real property;

(p)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(q)

Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(r)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(s)	Liens securing Indebtedness and other Obligations under paragraph (b)(xix)of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings);

(t)	Permitted Collateral Liens;

(u)	Liens:

(i)	on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary; and

(ii)

Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 7 (Designation of Restricted and Unrestricted Subsidiaries) of Schedule 15 (General Undertakings);

(v)	any security granted over the marketable securities portfolio described in paragraph (h) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(w)	Liens on:

(i)

goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any Restricted Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; and

(ii)

specific items of inventory of other goods and proceeds of any person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(x)	Liens on equipment of the Company or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(y)

Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Agreement;

(z)

Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(aa)	Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Agreement;

(bb)	Liens:

(i)	on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment; and

(ii)

consisting of an agreement to sell any property in an asset sale permitted under the covenant described under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 15 (General Undertakings) in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(cc)	Liens securing Indebtedness and other Obligations in an aggregate principal amount not to exceed the greater of (x) €110,000,000 and (y) an amount equal to 25% of LTM EBITDA at the time Incurred;

(dd)

Liens deemed to exist in connection with Investments in repurchase agreements permitted by the covenant described under Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings), provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(ee)	Liens arising in connection with a Qualified Securitisation Financing or a Receivables Facility;

(ff)	Settlement Liens;

(gg)

rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(hh)

the rights reserved to or vested in any person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(ii)	restrictive covenants affecting the use to which real property may be put;

(jj)

Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(kk)	Liens arising in connection with any Permitted Tax Restructuring;

(ll)

Liens on Escrowed Proceeds or Liens for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case, to the extent such cash or government securities are held in an escrow account or similar arrangement, including in each case any interest or premium thereon;

(mm)

Liens arising in connection with any joint and several liability and any netting or set-off arrangement arising in each case by operation of law as a result of the existence or establishment of a fiscal unity for corporate income tax or value added tax purposes or any analogous arrangement in any jurisdiction of which the Company or a Restricted Subsidiary is or becomes a member;

(nn)	any Lien pursuant to or in connection with Section 8a of the German Old-Age Part Time Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV); and

(oo)

Liens required to be granted under mandatory law in favour of creditors as a consequence of a merger or conversion permitted under this Agreement due to §§ 22, 204 German Transformation Act (Umwandlungsgesetz - UmwG)

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Agreement and such Permitted Lien shall be treated as having been made pursuant only to the paragraph or paragraphs of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Permitted Reorganisation” means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganisation, winding up or corporate reconstruction involving the Company or any of the Restricted Subsidiaries (a “Reorganisation”) that is made on a solvent basis; provided that:

(a)	any payments or assets distributed in connection with such Reorganisation remain within the Company and the Restricted Subsidiaries; and

(b)

(if any shares or other assets form part of the Charged Property, substantially equivalent Liens must be granted over such shares or assets of the recipient such that they form part of the Charged Property, and provided further that no Permitted Reorganisation may override the provisions of Section 8 (Merger and Consolidation - Company) or Section 9 (Merger and Consolidation - Guarantors) of Schedule 15 (General Undertakings).

“Permitted Tax Distribution” means:

(a)

if and for so long as the Company is a member of a fiscal unity (whether resulting from a domination and profit or loss pooling agreement or otherwise) or a group filing a consolidated or combined tax return with any Parent Entity, any dividends, intercompany loans, other intercompany balances or other distributions to fund any income Taxes for which such Parent Entity is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis calculated as if the Company and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries; and

(b)

for any taxable year (or portion thereof) ending after the Closing Date for which the Company is treated as a disregarded entity, partnership, or other flow-through entity for federal, state, provincial, territorial, and/or local income Tax purposes, the payment of dividends or other distributions to the Company’s direct owner(s) to fund the income Tax liability of such owner(s) (or, if a direct owner is a pass-through entity, of the indirect owner(s)) for such taxable year (or portion thereof) attributable to the operations and activities of the Company and its direct and indirect Subsidiaries, in an aggregate amount not the exceed the product of (x) the highest combined marginal federal and applicable state, provincial, territorial, and/or local statutory income Tax rate (after taking into account the deductibility of US state and local income Tax for US federal income Tax purposes) and (y) the taxable income of the Company for such taxable year (or portion thereof).

“Permitted Tax Restructuring” means any reorganisations and other activities related to tax planning and tax reorganisation entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring is not materially adverse to the Lenders (as determined by the Company in good faith).

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in:

(a)	a public offering registered under the Securities Act; or

(b)	a private placement to institutional and other investors,

in each case, that are not Affiliates of the Company, in accordance with Rule 144A and/or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A or Regulation S under the Securities Act to professional market investors or similar persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any person owning such property or assets, or otherwise.

“Qualified Securitisation Financing” means any Securitisation Facility that meets the following conditions:

(a)

the Board of Directors shall have determined in good faith that such Qualified Securitisation Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Restricted Subsidiaries;

(b)

all sales of Securitisation Assets and related assets by the Company or any Restricted Subsidiary to the Securitisation Subsidiary or any other person are made for fair consideration (as determined in good faith by the Company); and

(c)

the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Company) and may include Standard Securitisation Undertakings.

“Receivables Assets” means:

(a)	any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof; and

(b)

all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by the Company or such Restricted Subsidiary (as applicable) in a transaction or series of transactions in connection with a Receivables Facility.

“Receivables Facility” means an arrangement between the Company or a Restricted Subsidiary and a counterparty pursuant to which:

(a)	the Company or such Restricted Subsidiary, as applicable, sells (directly or indirectly) accounts receivable owing by customers, together with Receivables Assets related thereto;

(b)

the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitisation Repurchase Obligations) to the Company and such Restricted Subsidiary; and

(c)

the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitisation Undertakings, and shall include any guaranty in respect of such arrangements.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms refinances, refinanced and refinancing as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Closing Date or Incurred in compliance with this Agreement (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided that:

(a)	such Refinancing Indebtedness:

(i)

has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and

(ii)

to the extent refinancing Subordinated Indebtedness, Disqualified Stock or Preferred Stock, is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, respectively, and, in the case of Subordinated Indebtedness, is subordinated to the Facilities on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced;

(b)	Refinancing Indebtedness shall not include:

(i)

Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(c)

such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including premiums, accrued and unpaid interest and defeasance costs) under the Indebtedness being Refinanced; and

(d)

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Related Taxes” means any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided that such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a)

being organised or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries) or otherwise maintain its existence or good standing under applicable law;

(b)	being a holding company parent, directly or indirectly, of the Company or any Subsidiaries of the Company;

(c)	issuing or holding Subordinated Shareholder Funding,

(d)	receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any Subsidiaries of the Company, or

(e)

having made (i) any payment in respect to any of the items for which the Company is permitted to make payments to any Parent Entity pursuant to Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings) or (ii) any Permitted Tax Distribution,

provided that payments with respect to any “Related Taxes” attributable to the income of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Company for the purpose of paying such taxes.

“Reserved Indebtedness Amount” has the meaning set forth in the covenant described under Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognised Statistical Rating Organisation.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Lien Loan Guarantee” means the Guarantee by each Guarantor pursuant to the Guarantee provisions of the Second Lien Facility Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitisation Asset” means:

(a)	any accounts receivable, mortgage receivables, loan receivables, royalty, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof; and

(b)

all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitisation, factoring or receivable sale transaction.

“Securitisation Facility” means any of one or more securitisation, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitisation Assets (whether now existing or arising in the future) to a Securitisation Subsidiary or any other Person.

“Securitisation Fees” means distributions or payments made directly or by means of discounts with respect to any Securitisation Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid in connection with, any Qualified Securitisation Financing or Receivables Facility.

“Securitisation Repurchase Obligation” means any obligation of a seller of Securitisation Assets or Receivables Assets in a Qualified Securitisation Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitisation Assets or Receivables Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitisation Subsidiary” means any Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Qualified Securitisation Financings and other activities reasonably related thereto or another person formed for this purpose.

“Security Interests” means the security interests in the Charged Property that are created by the Transaction Security Documents.

“Senior Secured Indebtedness” means Indebtedness included in the definition of Consolidated Total Indebtedness that constitutes Senior Secured Liabilities (as defined in the Intercreditor Agreement).

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a person in consideration for a Settlement made or arranged, or to be made or arranged, by such person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Significant Subsidiary” means any Restricted Subsidiary or group of Restricted Subsidiaries (taken together) that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date, tested by reference to:

(a)	the most recent Annual Financial Statements delivered in accordance with Clause 27.1 (Financial statements); or

(b)

prior to the delivery of the first set of annual financial statements in accordance with Clause 27.1 (Financial statements), the Original Financial Statements (or, at the option of the Company, such other financial statements of the Group or the Target Group for the most recently completed LTM period prior to the date of determination, for which the Company has sufficient available information to be able to determine whether a Restricted Subsidiary or group of Restricted Subsidiaries shall constitute a Significant Subsidiary).

“Similar Business” means (i) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Closing Date and (ii) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Standard Securitisation Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitisation Facility or a Receivables Facility, including those relating to the servicing of the assets of a Securitisation Subsidiary, it being understood that any Securitisation Repurchase Obligation shall be deemed to be a Standard Securitisation Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the instrument governing such Indebtedness as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any Person, any Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) which ranks junior to Facility B pursuant to a written agreement and, for the avoidance of doubt, the Second Lien Liabilities shall constitute Subordinated Indebtedness.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Company by any Parent Entity, any Affiliate of any Parent Entity or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided that such Subordinated Shareholder Funding:

(a)

does not mature or require any amortisation, redemption or other repayment of principal or any sinking fund payment prior to the date that is six (6) months after the Stated Maturity of Facility B (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the requirements of this definition) or the making of any such payment prior to the date that is six (6) months after the Stated Maturity of Facility B is restricted by the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement;

(b)

does not require, prior to the date that is six (6) months after the Stated Maturity of Facility B, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the making of any such payment prior to the date that is six (6) months after the Stated Maturity of Facility B is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(c)

contains no change of control, asset sale or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the date that is six (6) months after the Stated Maturity of Facility B or the payment of any amount as a result of any such action or provision or the exercise of any rights or enforcement action, in each case, prior to the date that is six (6) months after the Stated Maturity of Facility B is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(d)	does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries;

(e)

pursuant to its terms or to the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement, is fully subordinated and junior in right of payment to the Facilities and any Guarantee pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Lenders than those contained in the Intercreditor Agreement as in effect on the Closing Date with respect to the “Subordinated Liabilities” (as defined therein);

(f)	is not Guaranteed by any Subsidiary of the Company;

(g)

contains restrictions on transfer to a person who is not a Parent Entity, any Affiliate of any Parent Entity, any holder of Capital Stock of a Parent Entity or any Affiliate of a Parent Entity or any Permitted Holder or any Affiliate thereof; provided that any transfer of Subordinated Shareholder Funding to any of the foregoing persons shall not be deemed to be materially adverse to the interests of the Lenders; and

(h)

does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Facilities or any Guarantee thereof or compliance by the Company or any Guarantor with its obligations under the Facilities, any Guarantee thereof or this Agreement.

“Temporary Cash Investments” means any of the following:

(a)	any Investment in:

(i)

direct obligations of, or obligations Guaranteed by, (A) the United States of America or Canada, (B) any European Union member state, (C) the United Kingdom, (D) Australia, Japan, Norway or Switzerland, (E) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country with such funds or (F) any agency or instrumentality of any such country or member state; or

(ii)

direct obligations of any country recognised by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognised Statistical Rating Organisation);

(b)

overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one (1) year after the date of acquisition thereof issued by:

(i)	any Lender;

(ii)	any institution authorised to operate as a bank in any of the countries or member states referred to in paragraph (a)(i) above; or

(iii)

any bank or trust company organised under the laws of any such country or member state or any political subdivision thereof, in each case, having capital and surplus aggregating in excess of €250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognised Statistical Rating Organisation) at the time such Investment is made;

(c)

repurchase obligations with a term of not more than 30 days for underlying securities of the types described in paragraphs (a) or (b) above entered into with a person meeting the qualifications described in paragraph (b) above;

(d)

Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a person (other than the Company or any of the Restricted Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognised Statistical Rating Organisation);

(e)

Investments in securities maturing not more than one (1) year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Australia, Canada, Japan, Norway, Switzerland, the United Kingdom or any European Union member state or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognised Statistical Rating Organisation);

(f)

bills of exchange issued in the United States of America, Australia, Canada, a member state of the European Union, the United Kingdom, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialised equivalent);

(g)

any money market deposit accounts issued or offered by a commercial bank organised under the laws of a country that is a member of the Organisation for Economic Co-operation and Development, in each case, having capital and surplus in excess of €250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organisation or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognised Statistical Rating Organisation) at the time such Investment is made;

(h)

Investment funds investing 90% of their assets in securities of the type described in paragraphs (a) through (g) above (which funds may also hold reasonable amounts of cash pending investment or distribution); and

(i)	investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the US Investment Company Act of 1940, as amended.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any Restricted Subsidiary in connection with the Transactions, including any fees, costs and expenses associated with settling any claims or action arising from a dissenting stockholder exercising its appraisal rights.

“Transactions” means each Acquisition, the refinancing or otherwise discharging of any Existing Target Debt, each drawing under Facility B and all other related transactions.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the Charged Property is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means:

(a)	any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Obligors’ Agent in the manner provided below); and

(b)	any Subsidiary of an Unrestricted Subsidiary,

provided that the Obligors’ Agent may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(i)

such Subsidiary or any of its Subsidiaries does not own any Capital Stock of the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(ii)	such designation and the Investment, if any, of the Company in such Subsidiary complies with Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings).

“Voting Stock” of a person means all classes of Capital Stock of such person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a)

the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b)	the sum of all such payments.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a person other than the Company or another Wholly-Owned Subsidiary) is owned by the Company or another Wholly-Owned Subsidiary.

SENIOR FACILITIES AGREEMENT EXECUTION PAGES

[Signature Pages Not Restated]

SIGNATORIES

THE COMPANY

For and on behalf of INNIO HOLDING GMBH For itself as the Company ans as Obligors’ Agent

/s/ Dr. Olaf Berlien	/s/ Dr. Dennis Schulze
Name: Dr. Olaf Berlien	Name: Dr. Dennis Schulze
Title : Managing Director	Title : Managing Director

[INNIO - Signature Page – ARA (Extension, 2026)]

THE AGENT

For and on behalf of
WILMINGTON TRUST (LONDON) LIMITED for itself and as Agent of the other Finance Parties

/s/ Lisa Marioconda
Title: Authorised Signatory

[INNIO - Signature Page – ARA (Extension, 2026)]

THE SECURITY AGENT

For and on behalf of
WILMINGTON TRUST (LONDON) LIMITED for itself and as Agent of the other Secured Parties

Title: Authorised Signatory

[INNIO - Signature Page – ARA (Extension, 2026)]